As filed with the Securities and Exchange Commission on July 11, 2008

Registration No. 333-151336

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIARC COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5812 (Primary Standard Industrial Classification Code Number)	38-0471180 (I.R.S. Employer Identification Number)

1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 514-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nils H. Okeson
Senior Vice President, General Counsel and Secretary
Triarc Companies, Inc.
1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 514-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul D. Ginsberg John C. Kennedy Jeffrey D. Marell Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Leon M. McCorkle, Jr. Executive Vice President, General Counsel and Secretary Wendy’s International, Inc. 4288 West Dublin-Granville Road Dublin, OH 43017-0256 (614) 764-3100	Rick L. Burdick J. Steven Patterson Akin Gump Strauss Hauer & Feld LLP 1333 New Hampshire Avenue, N.W. Washington, D.C. 20036-1564 (202) 887-4000

Approximate date of commencement of proposed sale to the public: At the effective time of the merger referred to herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

     Large accelerated filer  ☒ Accelerated filer  ☐ Non-accelerated filer  ☐ Smaller reporting company   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 11, 2008

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

As we previously announced, the boards of directors of Triarc Companies, Inc. and Wendy’s International, Inc. have each approved a definitive merger agreement for an all-stock transaction in which Wendy’s shareholders will receive a fixed ratio of 4.25 shares of Triarc Class A common stock for each Wendy’s common share they own. When the merger is completed, Triarc will change its name to Wendy’s/Arby’s Group, Inc., which we refer to as “Wendy’s/Arby’s.” In connection with the merger, existing shares of Triarc Class B common stock, Series 1 will be converted into shares of Wendy’s/Arby’s common stock on a one-for-one basis. Existing shares of Triarc Class A common stock will remain outstanding as shares of Wendy’s/Arby’s common stock. Wendy’s/Arby’s common stock is expected to be quoted on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “WEN.”

In the merger, approximately 377 million shares of Wendy’s/Arby’s common stock will be issued to Wendy’s shareholders. Based on the number of outstanding shares of Triarc Class A common stock and Triarc Class B common stock, and the number of outstanding Wendy’s common shares as of  , 2008, Wendy’s shareholders are expected to hold approximately 80.6%, in the aggregate, of the outstanding Wendy’s/Arby’s common stock following the completion of the merger.

On April 23, 2008, the last full trading day before the merger agreement was signed, the closing sales price of Triarc Class A common stock, which trades on the NYSE under the symbol “TRY,” was $6.30 per share, the closing sales price of Triarc Class B common stock, which trades on the NYSE under the symbol “TRY.B,” was $6.50 per share, and the closing sales price of Wendy’s common shares, which trade on the NYSE under the symbol “WEN,” was $25.32 per share.

For a discussion of the risks relating to the merger, see “Risk Factors” beginning on page 29.

An annual meeting of Triarc’s stockholders and a special meeting of Wendy’s shareholders are being held to approve the transactions and related matters contemplated by the merger agreement. Triarc’s stockholders also will elect directors and act on other matters normally considered at Triarc’s annual meeting. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. We encourage you to read this entire joint proxy statement/prospectus carefully, as well as the annexes and information incorporated by reference.

The Triarc board of directors unanimously recommends that the Triarc stockholders vote for the proposals to amend Triarc’s certificate of incorporation and to approve the issuance of Wendy’s/ Arby’s common stock, all of which are necessary to effect the merger. The Wendy’s board of directors unanimously (with four abstentions due to actual or perceived conflicts of interest) recommends that the Wendy’s shareholders vote for the proposal to adopt the merger agreement.

Roland C. Smith Chief Executive Officer Triarc Companies, Inc.	Kerrii B. Anderson Chief Executive Officer and President Wendy’s International, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated  , 2008 and, together with the accompanying proxy card and annual report for Triarc, is first being mailed to Triarc stockholders and Wendy’s shareholders on or about  , 2008.

TRIARC COMPANIES, INC.
1155 Perimeter Center West
Atlanta, Georgia 30338
www.triarc.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:
Place:
Purpose:
•

To adopt the amendment to Triarc’s certificate of incorporation to increase the number of authorized shares of Triarc Class A common stock to 1,500,000,000, in connection with the merger (shares of Triarc Class A common stock are referred to as Wendy’s/Arby’s common stock following completion of the merger);

•

To adopt the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and to provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s, in connection with the merger; and

•

To adopt certain additional amendments to Triarc’s certificate of incorporation, in connection with the merger, to: (a) change the name of Triarc to “Wendy’s/Arby’s Group, Inc.,” (b) prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the event that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors, (c) amend the definition of “Interested Stockholder”, which is used in the certificate of incorporation in connection with requiring increased stockholder approval thresholds for transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May, Triarc’s non-executive Chairman and Vice Chairman, respectively, (d) provide that Wendy’s/Arby’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten-year period following the completion of the merger, and (e) provide that the purpose of Wendy’s/Arby’s is to engage in the restaurant business and complementary, incidental or ancillary businesses.

(A copy of Triarc’s current certificate of incorporation and a copy of the form of amendment to Triarc’s certificate of incorporation described above are attached as Annexes D and E, respectively, to this joint proxy statement/prospectus. For more details about the proposed amendment, see “The Amendment to Triarc’s Certificate of Incorporation.”)

•

To approve the issuance of Wendy’s/Arby’s common stock, pursuant to the Agreement and Plan of Merger, dated as of April 23, 2008, among Triarc, Green Merger Sub, Inc., a wholly-owned subsidiary of Triarc, and Wendy’s, a copy of which is attached as Annex A to this joint proxy statement/prospectus, in connection with the merger;

•

To approve any motion to adjourn the Triarc annual meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Triarc annual meeting to approve the proposals related to the merger;

	•	To elect eleven directors to hold office as specified in the accompanying joint proxy statement/ prospectus;
•

To approve an amendment to Triarc’s Amended and Restated 2002 Equity Participation Plan to increase the number of shares reserved for issuance under the plan by an additional 7,400,000 shares of Triarc Class B common stock, prohibit the repricing of outstanding awards without prior stockholder approval and eliminate the ability of Triarc to grant reload option awards or stock options or SARs with exercise prices below fair market value on the date of grant;

	•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008; and
	•	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Each of the first four proposals listed above relating to the merger is conditioned upon approval of each of the other three and the approval of each such proposal is required for completion of the merger. None of the three proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation or the proposal to issue Wendy’s/Arby’s common stock in the merger will be implemented unless all four proposals related to the merger are approved by the Triarc stockholders and the merger is completed.

This joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the Triarc annual meeting.

Record Date:

Triarc stockholders of record at the close of business on  , 2008 may vote at the Triarc annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

By order of the board of directors,

Atlanta, Georgia , 2008	Nils H. Okeson Senior Vice President, General Counsel and Secretary Triarc Companies, Inc. 1155 Perimeter Center West Atlanta, Georgia 30338

WENDY’S INTERNATIONAL, INC.
4288 West Dublin-Granville Road
Dublin, Ohio 43017-0256
www.wendys-invest.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:

Place:

A map showing the location of the meeting is printed on Annex L to this joint proxy statement/prospectus.

Purpose:

•

To adopt the Agreement and Plan of Merger, dated as of April 23, 2008, among Triarc, Green Merger Sub, Inc., a wholly-owned subsidiary of Triarc, and Wendy’s, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

•

To approve any motion to adjourn the Wendy’s special meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Wendy’s special meeting to adopt the merger agreement.

Record Date:

Wendy’s shareholders of record at the close of business on  , 2008 may vote at the Wendy’s special meeting.

Wendy’s shareholders have the right to dissent from the merger and assert dissenters’ rights under Ohio law. In order to assert dissenters’ rights, Wendy’s shareholders must comply with the requirements of Ohio law as described under “The Merger—Dissenters’ Rights” beginning on page 80.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

By order of the board of directors,

Dublin, Ohio , 2008	Leon M. McCorkle, Jr. Executive Vice President, General Counsel and Secretary Wendy’s International, Inc. 4288 West Dublin-Granville Road Dublin, Ohio 43017-0256

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES
ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Triarc and Wendy’s from other documents filed with the Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 223.

In this joint proxy statement/prospectus, “Triarc,” “Triarc Class A common stock” and “Triarc Class B common stock” refer to Triarc Companies, Inc. and its Class A common stock and Class B common stock, Series 1, respectively, prior to the completion of the merger. Upon the consummation of the merger and thereafter, Triarc is referred to as “Wendy’s/Arby’s” and Triarc Class A common stock is referred to as “Wendy’s/Arby’s common stock.”

You may obtain documents incorporated by reference into this joint proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

TRIARC COMPANIES, INC. 1155 Perimeter Center West Atlanta, Georgia 30338 (678) 514-4100 Attention: Investor Relations	WENDY’S INTERNATIONAL, INC. 4288 West Dublin-Granville Road Dublin, Ohio 43017-0256 (614) 764-3100 Attention: Investor Relations Department

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated, Triarc’s proxy solicitor, or Georgeson Inc., Wendy’s proxy solicitor, at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833	Georgeson Inc. 199 Water Street, 26th Floor New York, NY 10038 Shareholders Call Toll-Free: (866) 346-1016 Banks and Brokers Call Collect: (212) 440-9800

To receive timely delivery of the documents before your annual or special meeting, you must request them no later than  , 2008.

i

Page
Triarc Record Date; Stock Entitled to Vote	109
Attendance at the Triarc Annual Meeting	109
Quorum	110
Votes Required	110
Voting by Triarc Directors and Executive Officers	112
Voting of Proxies; Revocability of Proxies	112
Solicitation of Proxies	113
Householding of Annual Meeting Materials	113
Security Ownership of Certain Beneficial Owners	113
PROPOSAL 1. AMENDMENT TO TRIARC’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF TRIARC CLASS A COMMON STOCK	118
PROPOSAL 2. AMENDMENT OF TRIARC’S CERTIFICATE OF INCORPORATION TO CONVERT EACH ISSUED AND OUTSTANDING SHARE OF CLASS B COMMON STOCK INTO ONE SHARE OF CLASS A COMMON STOCK AND PROVIDE THAT CLASS A COMMON STOCK SHALL BE THE SOLE CLASS OF AUTHORIZED COMMON STOCK OF TRIARC	119
PROPOSAL 3. AMENDMENT OF TRIARC’S CERTIFICATE OF INCORPORATION TO MAKE FURTHER CHANGES RELATED TO THE MERGER	120
PROPOSAL 4. ISSUANCE OF COMMON STOCK IN THE MERGER	120
PROPOSAL 5. POSSIBLE ADJOURNMENT OF THE TRIARC ANNUAL MEETING	121
PROPOSAL 6. ELECTION OF DIRECTORS	121
TRIARC EXECUTIVE OFFICERS	125
TRIARC CORPORATE GOVERNANCE	126
REPORT OF THE TRIARC COMPENSATION COMMITTEE	133
TRIARC COMPENSATION DISCUSSION & ANALYSIS	133
TRIARC SUMMARY COMPENSATION TABLE	147
TRIARC GRANTS OF PLAN-BASED AWARDS	149
OUTSTANDING TRIARC EQUITY AWARDS AT FISCAL YEAR-END	151
TRIARC OPTION EXERCISES AND STOCK VESTED	152
TRIARC NONQUALIFIED DEFERRED COMPENSATION	153
TRIARC DIRECTOR COMPENSATION	154
TRIARC AUDIT COMMITTEE REPORT	161
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF TRIARC	163
PROPOSAL 7. APPROVAL OF AN AMENDMENT TO THE TRIARC AMENDED AND RESTATED 2002 EQUITY PARTICIPATION PLAN	166
PROPOSAL 8. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	174
WENDY’S SPECIAL MEETING	177
Date, Time and Place	177
Purpose of the Wendy’s Special Meeting	177
General Information about Proxies and Voting	177
Voting Requirements	178
Voting Rights	178
Householding of Special Meeting Materials	178
Voting Power of Wendy’s Directors and Executive Officers	178
Securities Ownership	179

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MEETINGS

Q:	Why am I receiving this document?

A:

We are delivering this document to you as both a joint proxy statement of Triarc and Wendy’s and a prospectus of Triarc. It is a joint proxy statement because each of our boards of directors is soliciting proxies from its stockholders/shareholders. It is a prospectus because Triarc will issue shares of Wendy’s/Arby’s common stock in exchange for Wendy’s common shares in the merger and convert shares of its Triarc Class B common stock into shares of Wendy’s/Arby’s common stock in connection with the merger.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible to ensure that your shares will be represented at your company’s annual or special meeting, as the case may be. You may vote your shares prior to the meeting, even if you plan to attend your company’s meeting in person. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I vote?

A:	You may vote before your annual or special meeting, as the case may be, in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also vote your shares in person at your meeting.

Q:	What voting requirements must be met in order for the matters relating to the merger to be approved?

A:	For the matters to be approved by Triarc stockholders:

•

the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock (for purposes of the class vote, holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a separate class, and the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, are required to adopt the amendment to Triarc’s certificate of incorporation to increase the number of authorized shares of Triarc Class A common stock;

•

the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class B common stock (for purposes of the class vote, holders of Triarc Class B common stock have one full vote for each share of that stock), voting together as a separate class, and the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, are required to adopt the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s;

•

the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, is required to adopt the additional amendments to Triarc’s certificate of incorporation; and

•

the affirmative vote of a majority of the votes cast on the proposal by holders of shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, is required to approve the issuance of Wendy’s/Arby’s common stock in the merger to Wendy’s shareholders, provided that the total votes cast on the proposal represent over 50% of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock (for this purpose, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, entitled to vote on the proposal to approve the issuance of Wendy’s/Arby’s common stock in the merger to Wendy’s shareholders.

For the matters to be approved by Wendy’s shareholders:

•	the affirmative vote of a majority of the outstanding Wendy’s common shares entitled to vote at the Wendy’s special meeting is required to adopt the merger agreement.

For more details concerning the voting requirements, see “Triarc Annual Meeting—Voting Requirements” and “Wendy’s Special Meeting—Voting Requirements.”

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:

If you are a Wendy’s shareholder, your broker or other nominee does not have authority to vote on the merger proposal. If you are a Triarc stockholder, your broker or other nominee does not have authority to vote on the three proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation (for a summary of these proposals, see “Triarc Annual Meeting–Purpose of the Annual Meeting”) or the proposal to issue Wendy’s/Arby’s common stock in the merger. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	What if I do not vote on the matters relating to the merger?

A:

If you are a Wendy’s shareholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the merger proposal, it will have the same effect as a vote against the proposal to adopt the merger agreement. If you respond but do not indicate how you want to vote on the proposal to adopt the merger agreement, your proxy will be counted as a vote in favor of the proposal to adopt the merger agreement. If you respond and abstain from voting on the proposal to adopt the merger agreement, your proxy will have the same effect as a vote against the proposal to adopt the merger agreement.

If you are a Triarc stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the three proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation (for a summary of these proposals, see “Triarc Annual Meeting—Purpose of the Annual Meeting”) or the proposal to issue Wendy’s/Arby’s common stock in the merger, it will have the same effect as a vote against these proposals, each of which must be approved for the merger to occur. If you respond but do not indicate how you want to vote on the proposals, your proxy will be counted as a vote in favor of these proposals. If you respond and abstain from voting, your proxy will have the same effect as a vote against these proposals.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:

Yes. You may change your vote at any time before your proxy is voted at your annual or special meeting, as the case may be.

You may revoke your proxy by giving notice of revocation in writing, by accessing the internet site stated on the form of proxy, by using the toll-free telephone number stated on the form of proxy, or by attending, and voting at, the annual or special meeting.

Your attendance at the annual or special meeting alone will not revoke any proxy.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	Do I have dissenters’ rights?

A:

Wendy’s shareholders who do not vote in favor of the merger proposal and otherwise comply with the requirements and procedures of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex I to this joint proxy statement/prospectus, are entitled to exercise their dissenters’ rights, which generally entitle shareholders to receive a cash payment equal to the fair value of their Wendy’s common shares in connection with the merger. A detailed description of the dissenters’ rights and procedures available to Wendy’s shareholders is included in “The Merger—Dissenters’ Rights” beginning on page 80.

Triarc stockholders do not have appraisal or dissenters’ rights in connection with the merger or any of the proposals to be considered at the annual meeting.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send your stock certificates with your proxy card.

If you are a holder of Wendy’s common shares, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for the merger consideration.

If you are a Triarc stockholder, you will keep your existing stock certificates, which will continue to represent the number of shares of Wendy’s/Arby’s common stock equal to the number of shares of Triarc Class A common stock or Triarc Class B common stock, as the case may be, you now hold. If you wish, you may exchange your existing Triarc stock certificates for certificates with the new Wendy’s/Arby’s name.

Q:	Whom should I call with questions?

A:

Triarc’s stockholders should call Innisfree M&A Incorporated, Triarc’s proxy solicitor, at (888) 750-5834 with any questions about the merger and related transactions. Banks and brokers can call collect at (212) 750-5833.

Wendy’s shareholders should call Georgeson Inc., Wendy’s proxy solicitor, at (866) 346-1016 with any questions about the merger and related transactions. Banks and brokers can call collect at (212) 440-9800.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. Triarc and Wendy’s urge you to read carefully this joint proxy statement/prospectus in its entirety, as well as the annexes in their entirety. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 223.

The Companies

Triarc Companies, Inc.
1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 514-4100

Triarc’s corporate predecessor was incorporated in Ohio in 1929. Triarc reincorporated in Delaware in June 1994. Triarc is a holding company and, through its subsidiary Arby’s Restaurant Group, Inc., which we refer to as “Arby’s Restaurant Group” or “ARG,” is the franchisor of Arby’s® restaurants. Arby’s is the second largest quick service sandwich chain in the U.S. (according to QSR magazine) and specializes in roast beef and Market Fresh® premium sandwiches, subs, wraps and salads. As of April 27, 2008, the Arby’s restaurant system consisted of 3,700 restaurants of which 1,159 were company-owned and operated. Of the 2,541 restaurants owned by 462 franchisees, 2,419 are operated within the U.S. and 122 are operated outside of the U.S., principally in Canada.

Wendy’s International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio 43017-0256
(614) 764-3100

Wendy’s International, Inc. was incorporated in 1969 under the laws of the State of Ohio. Wendy’s® is primarily engaged in the business of operating, developing and franchising a system of distinctive quick service restaurants serving high quality food. As of March 30, 2008, there were 6,622 Wendy’s restaurants in operation in the United States and in 19 other countries and territories. Of these restaurants, 1,407 were operated by Wendy’s and 5,215 by Wendy’s franchisees.

The Merger

A copy of the Agreement and Plan of Merger, dated as of April 23, 2008, is attached as Annex A to this joint proxy statement/prospectus. References throughout this joint proxy statement/prospectus to the merger agreement refer to the Agreement and Plan of Merger. We encourage you to read the entire merger agreement carefully because it contains all of the terms and conditions governing the merger.

The merger agreement provides for, among other things, the merger of Green Merger Sub, Inc., a wholly-owned Ohio subsidiary of Triarc and referred to herein as Merger Sub, with and into Wendy’s. Following completion of the merger, Wendy’s will continue as the surviving entity and will be a wholly-owned subsidiary of Triarc. The combined company will be named “Wendy’s/Arby’s Group, Inc.” At the completion of the merger, each outstanding common share of Wendy’s, including restricted shares, will be converted into the right to receive 4.25 fully paid and non-assessable shares of Wendy’s/Arby’s common stock.

The merger agreement contains customary representations and warranties made by Triarc, Merger Sub and Wendy’s. Under the merger agreement, each of Wendy’s and Triarc has agreed to use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its business relationships. Each of Triarc and Wendy’s has also agreed to use its reasonable best efforts to obtain all approvals, consents or third party waivers necessary to consummate the merger, to contest or resist any judicial or administrative action or proceeding which challenges the merger and to cause the merger to qualify as a reorganization as described in Section 368(a) of the Internal Revenue Code.

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions at or prior to the time of the completion of the merger. Subject to certain exceptions, each of Triarc and Wendy’s has agreed that it will not directly or indirectly solicit an alternate takeover proposal. In the event that the merger agreement is terminated, under certain circumstances, Wendy’s may be required to reimburse Triarc for $10 million of its expenses incurred in connection with the merger. For a further discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 85.

Consideration to be Received in the Merger by Wendy’s Shareholders

Upon consummation of the merger, each outstanding Wendy’s common share will be converted into 4.25 shares of Wendy’s/Arby’s common stock. We refer to the number of shares of Wendy’s/Arby’s common stock to be delivered in respect of each Wendy’s common share in the merger as the exchange ratio.

Treatment of Stock Options and Other Stock-based Awards

Triarc

Triarc stock options and other equity-based awards will remain outstanding and will not be affected by the merger, except that, following the merger, the shares of Triarc Class B common stock and Triarc Class A common stock that would otherwise be issuable upon the exercise of stock options and other equity-based awards will instead all be shares of Wendy’s/Arby’s common stock.

Wendy’s

In the merger, all outstanding Wendy’s employee stock options and other stock-based awards, other than performance units, will be converted into options and stock-based awards of Wendy’s/Arby’s, and those options and awards will entitle the holder to receive Wendy’s/Arby’s common stock. The number of shares issuable under those options and awards, and the exercise prices for those options and awards, will be adjusted based on an exchange ratio of 1:4.25.

Wendy’s outstanding performance units, whether vested or unvested, will be converted into the right to receive an amount in cash in U.S. dollars equal to the fair market value per share of Wendy’s common shares at the time of the merger multiplied by the number of Wendy’s common shares that are deemed to have vested in connection with the merger.

For a more complete discussion of the treatment of Wendy’s stock options and other stock-based awards, see “The Merger Agreement—Treatment of Wendy’s Stock Options and Other Stock- based Awards” beginning on page 96.

Directors and Executive Management of Wendy’s/Arby’s Immediately Following the Merger

The board of directors of Wendy’s/Arby’s will initially be composed of 12 members, consisting of (i) ten (10) members of Triarc’s current board of directors, including Roland C. Smith, the current Chief Executive Officer of Triarc, and Nelson Peltz and Peter W. May, the current Chairman and Vice Chairman of Triarc, respectively, and (ii) two members of Wendy’s current board of directors designated by Wendy’s and reasonably acceptable to Triarc. At the Triarc annual meeting, Triarc stockholders will elect eleven directors. At the effective time of the merger, one of the Triarc directors elected at the annual meeting will resign and Wendy’s/Arby’s will take all requisite action to cause the two nominees designated by Wendy’s that are reasonably acceptable to Triarc to be appointed to the Wendy’s/Arby’s board of directors.

Wendy’s/Arby’s will have a consolidated support center based in Atlanta which will oversee all public company responsibilities of Wendy’s/Arby’s and shared service functions. The headquarters of the Wendy’s brand will remain in the greater Columbus, Ohio area following the merger. The headquarters of the Arby’s brand will remain based in Atlanta.

For a more complete discussion of the management of Wendy’s/Arby’s, including expected directors and senior management, see “The Merger—Interests of Triarc Directors and Wendy’s Directors and Executive Officers in the Merger” beginning on page 73.

Recommendations of the Boards of Directors Relating to the Merger

Triarc

The Triarc board of directors unanimously recommends that holders of Triarc Class A common stock and Triarc Class B common stock vote for the proposals:

•

to adopt the amendment to Triarc’s certificate of incorporation to increase the authorized number of shares of Triarc Class A common stock to 1,500,000,000 in connection with the merger (which shares are referred to as Wendy’s/Arby’s common stock following completion of the merger);

•

to adopt the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into a share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s, in connection with the merger;

•

to adopt certain additional amendments to Triarc’s certificate of incorporation, in connection with the merger, to: (a) change the name of Triarc to “Wendy’s/Arby’s Group, Inc.,” (b) prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the event that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors, (c) amend the definition of “Interested Stockholder”, which is used in the certificate of incorporation in connection with requiring increased stockholder approval thresholds for transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May, (d) provide that Wendy’s/Arby’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten- year period following the completion of the merger, and (e) provide that the purpose of Wendy’s/Arby’s is to engage in the restaurant business and complementary, incidental or ancillary businesses.

•	to approve the issuance of Wendy’s/Arby’s common stock in the merger.

For a more complete description of Triarc’s reasons for the merger and the recommendation of the Triarc board of directors, see “The Merger—Strategic and Financial Rationale” and “—Triarc Board of Directors’ Recommendation” beginning on pages 51 and 53, respectively. For more details about the proposed amendment, see “The Amendment to Triarc’s Certificate of Incorporation” beginning on page 103.

Wendy’s

The Wendy’s board of directors unanimously recommends (with four abstentions, due to actual or perceived conflicts of interest, from Jerry W. Levin, Peter H. Rothschild and Stuart I. Oran, because of their designation as nominees for election to the Wendy’s board of directors by Trian Partners Master Fund L.P., Trian Partners GP, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P. and Trian Fund Management, L.P., which are collectively referred to as the Trian funds, and Kerrii B. Anderson, the current Chief Executive Officer and President of Wendy’s, because of her employment as Chief Executive Officer and President of Wendy’s, resulting in interests that are different, or in addition to, the interests of Wendy’s shareholders) that Wendy’s shareholders vote for the adoption of the merger agreement.

For a more complete description of Wendy’s reasons for the merger and the recommendation of the Wendy’s board of directors, see “The Merger—Wendy’s Board of Directors’ Recommendation” beginning on page 55.

Reasons for the Merger

Triarc

In making its determination, the Triarc board of directors considered a number of strategic and financial benefits of a proposed merger. Among other factors, the Triarc board of directors focused on its belief that the merger is likely to:

•	revitalize the Wendy’s brand through the application of Arby’s quick service restaurant managerial experience to the Wendy’s business;

•	improve trading characteristics of the Wendy’s/Arby’s common stock;

•	create a combined company which could compete more effectively than Triarc on a standalone basis; and

•	create synergies from consolidation at the corporate level resulting in reduced overhead and administrative costs.

In making its determination, Triarc’s board of directors considered a number of risks of the proposed merger. Among the risks considered were:

•	the possibility that the merger may not be completed;

•	the risk that the synergies and benefits sought in the merger may not be fully achieved;

•	the interests that certain Triarc directors may have with respect to the merger in addition to their interests as stockholders of Triarc generally; and

•	the differing geographic locations of each of the Wendy’s and Arby’s headquarters.

Wendy’s

In making its determination, the Wendy’s board of directors considered a variety of factors with respect to the merger. The reasons for the Wendy’s board of directors recommending the merger included:

•	the merger consideration represented a premium over the trading price of the Wendy’s common shares;

•	Greenhill’s opinion that the merger consideration was fair from a financial point of view;

•	the risks related to a standalone plan and concerns regarding the ability of the current Wendy’s board of directors and management to achieve its financial projections; and

•	the determination of the Wendy’s special committee that the merger and the merger consideration would result in greater value to Wendy’s shareholders than other strategic alternatives.

In making its determination, the Wendy’s board of directors considered a number of risks of the proposed merger. Among the risks considered were:

•	Wendy’s common shares traded in excess of the value of the merger consideration at various times over the past several years;

•	the possibility that, under certain circumstances, Wendy’s may be required to reimburse Triarc for fees and expenses of $10 million in the event that the merger agreement is terminated;

•	that the failure to complete the merger could negatively impact Wendy’s stock price; and

•	the risk that the merger may not be completed as a result of a failure to satisfy the closing conditions.

For a discussion of the reasons why Triarc and Wendy’s agreed to enter into the merger, see “The Merger—Strategic and Financial Rationale” beginning on page 51, “—Triarc Board of

Directors Recommendation” beginning on page 53 and “—Wendy’s Board of Directors Recommendation” beginning on page 55.

Opinions of Financial Advisors

Triarc’s Financial Advisor

In connection with the merger, the Triarc board of directors received an opinion, dated April 23, 2008, from Triarc’s financial advisor, Wachovia Capital Markets, LLC, referred to in this joint proxy statement/prospectus as Wachovia Securities, as to the fairness, from a financial point of view and as of the date of such opinion, to Triarc of the exchange ratio provided for in the merger. The full text of Wachovia Securities’ written opinion, dated April 23, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of the opinion. Wachovia Securities provided its opinion for the information and assistance of the Triarc board of directors in connection with its evaluation of the exchange ratio from a financial point of view to Triarc. Wachovia Securities’ opinion does not address any other aspect of the merger, does not address the merits of the underlying decision by Triarc to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that were or might be considered by Triarc’s management or board of directors and does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other matters.

For a more complete description, see “The Merger—Opinion of Triarc’s Financial Advisor” beginning on page 57.

Wendy’s Financial Advisor

In connection with the merger, at the request of the Wendy’s special committee, on April 23, 2008, Greenhill & Co., LLC (referred to herein as Greenhill) delivered its oral opinion, subsequently confirmed in writing, to the Wendy’s board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the 4.25 shares of Triarc Class A common stock (as adjusted pursuant to the terms of the merger agreement, referred to herein as the consideration) to be received by holders of Wendy’s common shares (other than Wendy’s or any of its subsidiaries, Triarc or any of its affiliates or dissenting holders) is fair, from a financial point of view, to such shareholders (referred to herein as unaffiliated holders). The full text of Greenhill’s written opinion dated April 23, 2008, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety. Greenhill’s written opinion was addressed to the Wendy’s board of directors. It was not a recommendation to the Wendy’s board of directors as to whether it should approve the merger or the merger agreement nor is it a recommendation as to how the shareholders of Wendy’s should vote with respect to the merger or any other matter. Greenhill’s opinion did not address the underlying business decision of Wendy’s to engage in the merger or the relative merits of the merger as compared to any other alternative transaction, nor did it address the relative merits of or consideration offered in any such transaction as compared to the transactions contemplated by the merger agreement. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the consideration to the unaffiliated holders.

For a more complete description, see “The Merger—Opinion of Wendy’s Financial Advisor” beginning on page 65. See also Annex C to this joint proxy statement/prospectus.

Interests of Triarc Directors and Wendy’s Directors and Executive Officers in the Merger

Triarc

Certain of Triarc’s directors have interests in the merger that are different from, or are in addition to, the interests of Triarc’s stockholders. These interests include the fact that Nelson Peltz, Peter W. May and Edward P. Garden may be deemed to beneficially own  % of Wendy’s common shares as of the Wendy’s record date through their ownership interest in the Trian funds.

For a further discussion, see “The Merger—Interests of Triarc Directors and Wendy’s Directors and Executive Officers in the Merger” beginning on page 73.

Wendy’s

Wendy’s directors and certain executive officers have interests in the merger that are different from, or are in addition to, the interests of Wendy’s shareholders. These interests include:

•

the accelerated vesting of options as a result of a change in control for 762,412 Wendy’s common shares with a weighted average exercise price of $28.705 held by Wendy’s directors and certain executive officers with an aggregate value of $224,912, based on the closing price per Wendy’s common share of $29.00 on April 30, 2008;

•

the accelerated award and/or vesting of other equity based awards for Wendy’s board of directors and certain executive officers valued at $9,611,414, based on the closing price per Wendy’s common share of $29.00 on April 30, 2008;

•	payment of performance bonuses of up to $2,303,721 for certain executive officers; and

•	potential severance payments of up to $13,982,085 for certain executive officers.

The following table summarizes the total value of payments that may be received by Wendy’s directors and executive officers under various agreements assuming the merger is consummated and they no longer serve in such positions as a result of the merger. The total value of payments is compiled from the table on page 75 summarizing the equity awards, other than the resulting value of Wendy’s common stock and the value related to Tim Hortons restricted stock, and the tables summarizing deferred compensation and estimated benefits on pages 77 and 78, respectively, of this joint proxy statement/prospectus:

Directors (excluding Kerrii B. Anderson)	$4,555,997
Executive Officers	$26,532,074
Total	$31,088,071

The amounts described above are based on an assumed merger completion date of September 28, 2008, which is not necessarily representative of the actual effective time of the merger and do not take into account additional shares that will be acquired in connection with the dividend reinvestment provisions of existing equity awards for dividends payable after April 30, 2008. Stock options with an exercise price above $29.00 per share were excluded from these calculations.

Dissenters’ Rights

Triarc stockholders do not have appraisal or dissenters’ rights in connection with the merger or any proposals to be considered at the Triarc annual meeting.

Under Ohio law, if the merger is consummated, any Wendy’s shareholder that does not vote for the adoption of the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. To perfect dissenters’ rights, a record holder must:

•	not vote their Wendy’s common shares in favor of the proposal to approve and adopt the merger agreement at the Wendy’s special meeting;

•	deliver a written demand for payment of the fair cash value of their Wendy’s common shares on or before the tenth day following the Wendy’s special meeting; and

•	otherwise comply with the statute.

Wendy’s common shares held by any person who desires to dissent but fails to perfect or who effectively withdraws or loses the right to dissent as of the effective time of the merger under Section 1701.85 of the Ohio Revised Code will be converted into, as of the effective time, the right to receive the merger consideration, without interest. A copy of Section 1701.85 of the Ohio Revised Code is attached as Annex I to this joint proxy statement/prospectus and is incorporated herein by reference. For a discussion of dissenters’ rights, including the statutory procedure to be followed by dissenting shareholders in order to perfect such rights, see “The Merger—Dissenters’ Rights” beginning on page 80.

Material U.S. Federal Income Tax Consequences of the Conversion and the Merger

The conversion of each share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock will qualify for U.S. federal income tax purposes either as a reorganization, a tax free exchange of stock for stock of the same corporation, or both.

The merger will qualify as a reorganization for U.S. federal income tax purposes. Holders of Wendy’s common shares will not recognize income, gain or loss on the exchange of their Wendy’s common shares for Wendy’s/Arby’s common stock, but may recognize income, gain or loss from the receipt of cash in exchange for fractional shares of their Wendy’s common shares. It is a condition to each of Triarc’s and Wendy’s respective obligations to complete the merger that it receive a separate legal opinion, at the effective time of the merger, that confirms that the merger will qualify as a reorganization for U.S. federal income tax purposes.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 82.

The tax consequences of the conversion and the merger to you may depend on your own situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the conversion and the merger to you.

Regulatory Matters

The merger is also subject to the expiration or termination of the applicable waiting period under the U.S. antitrust laws. The merger agreement requires Triarc and Wendy’s to make any required filings with governmental entities and use reasonable best efforts to take any action to resolve any regulatory objection in order to enable the closing of the merger to occur as soon as reasonably possible. On May 28, 2008, the United States Federal Trade Commission granted Wendy’s and Triarc’s request for early termination of the Hart-Scott-Rodino Act waiting period.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	receipt of the required stockholder/shareholder approvals;

•

obtaining all necessary legal and regulatory approvals, consents and waivers, including the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act and a declaration of effectiveness by the SEC of the registration statement of which this joint proxy statement/prospectus forms a part;

•

no law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger shall have been adopted or entered and shall continue to be in effect;

•	approval for listing on the NYSE of Wendy’s/Arby’s common stock to be issued in the merger;

•	accuracy of the other party’s representations and warranties in the merger agreement;

•	the other party’s compliance with its obligations under the merger agreement;

•	receipt of opinions of counsel relating to the U.S. federal income tax treatment of the merger; and

•

the other party having prepared amendments to all of its domestic and international franchise agreements where required by law and filed registrations for application of each of such amended domestic and international franchise agreements.

Wendy’s obligation to effect the merger is also subject to the satisfaction or waiver of various additional conditions, including the following:

•	Triarc having deposited with the exchange agent a sufficient amount of Wendy’s/Arby’s common stock to issue the merger consideration to Wendy’s shareholders upon consummation of the merger; and

•

effectiveness of an amendment to Triarc’s bylaws providing that the Wendy’s brand shall be headquartered in the greater Columbus, Ohio area for at least ten years from the date the merger is consummated.

Triarc’s obligation to effect the merger is also subject to the satisfaction or waiver of various additional conditions, including the following:

•	the total number of Wendy’s dissenting shares not exceeding 5% of the aggregate issued and outstanding Wendy’s common shares as of the date of the merger.

The merger agreement provides that any or all of these conditions may be waived, in whole or in part, by Triarc or Wendy’s, to the extent legally allowed. Neither Triarc nor Wendy’s currently expects to waive any material condition to the completion of the merger. For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 90.

Material Events Following Completion of the Merger

Certain material events may occur as a result of the completion of the merger. These events could have a material effect on Wendy’s/Arby’s. See “Risk Factors” beginning on page 29. These events include:

•

Realization of the anticipated benefits in the merger will depend on Wendy’s/Arby’s ability to successfully integrate corporate and administrative business functions and improve and grow the restaurant operations of Wendy’s and Arby’s. The resulting company will be required to devote significant management attention and resources to integrating its business practices and support functions.

•

Triarc stockholders and Wendy’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management. Triarc stockholders and Wendy’s shareholders currently have the right to vote in the election of the board of directors of Triarc and Wendy’s, respectively, and on other matters affecting Triarc and Wendy’s, respectively. When the merger occurs, each Wendy’s shareholder that receives shares of Wendy’s/Arby’s common stock will become a stockholder of Wendy’s/Arby’s with a percentage ownership that is smaller than such shareholder’s percentage ownership of Wendy’s. Similarly, when the merger occurs, because each Wendy’s shareholder will become a stockholder of Wendy’s/Arby’s, the percentage ownership of a Triarc stockholder in Wendy’s/Arby’s will be smaller than such stockholder’s percentage ownership of Triarc.

Termination of the Merger

The merger agreement may be terminated by Triarc or Wendy’s before completion of the merger in certain circumstances, including after stockholder/shareholder approval is obtained. In addition, the merger agreement provides that Wendy’s may be required to pay the expenses of Triarc in an amount equal to $10 million in the circumstances generally described below:

•	if, prior to receiving the approval of the Wendy’s shareholders, Wendy’s terminates the merger agreement after its board of directors approves a “superior proposal” and promptly following such termination, enters into a definitive agreement in connection with such superior proposal, provided that Wendy’s shall have complied with its obligations under the non- solicitation provisions of the merger agreement; or

•

if Triarc terminates the merger agreement because Wendy’s (1) withdraws its recommendation that the shareholders of Wendy’s adopt the merger agreement, (2) fails to include its recommendation in the proxy statement, (3) recommends or approves any alternative takeover proposal of Wendy’s, (4) fails to publicly reaffirm its recommendation following the receipt of an alternative takeover proposal or (5) materially breaches its obligations under the non-solicitation provisions of the merger agreement or fails to hold the meeting of the Wendy’s shareholders or to use reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and to obtain the approval of the Wendy’s shareholders.

If the merger agreement is terminated upon the occurrence of certain events, the Trian funds will be bound for up to three years by certain provisions that, among other things, restrict their ability to directly or indirectly acquire additional securities of Wendy’s, enter or propose to enter into any business combination with Wendy’s or make, or in any way participate or engage in, any solicitation of proxies or consents to vote with respect to any voting securities of Wendy’s. See “The Voting Agreements” beginning on page 99.

See “The Merger Agreement—Termination Events; Expense Reimbursement Required” and “—Termination Events; No Expense Reimbursement” each beginning on page 95 for a discussion of the circumstances under which the parties may terminate and under which expense reimbursement will be required to be paid.

Voting Agreements

Concurrently with the execution of the merger agreement, (i) Nelson Peltz and Peter W. May entered into a voting agreement with Triarc and (ii) the Trian funds entered into a voting agreement with Wendy’s.

Mr. Peltz and Mr. May have agreed to vote all of their shares of Triarc Class A common stock and Triarc Class B common stock in favor of the proposals relating to the adoption of the amendments to Triarc’s certificate of incorporation and in favor of the issuance of the Wendy’s/Arby’s common stock to be issued in the merger. Mr. Peltz and Mr. May also agreed to certain restrictions on their ability to transfer their shares of Triarc common stock. As of the Triarc record date, Mr. Peltz and Mr. May may be deemed to beneficially own, in the aggregate, approximately  % of the outstanding shares of Triarc Class A common stock and  % of the outstanding shares of Triarc Class B common stock, representing approximately  % of the total voting power of Triarc.

The Trian funds have agreed to vote their Wendy’s shares in favor of adoption of the merger agreement. The Trian funds have also agreed to certain restrictions on their ability to transfer their Wendy’s shares. As of the Wendy’s record date, the Trian funds may be deemed to beneficially own, in the aggregate, approximately  % of the total voting power of Wendy’s.

The Trian funds have also agreed that if the merger agreement is terminated upon the occurrence of certain events, the Trian funds will be bound for up to three years by certain provisions that, among other things, restrict the Trian funds’ ability to directly or indirectly acquire additional securities of Wendy’s, enter or propose to enter into any business combination with Wendy’s or make, or in any way participate or engage in, any solicitation of proxies or consents to vote with respect to any voting securities of Wendy’s.

For a more complete description, see “The Voting Agreements” beginning on page 99.

Comparison of Rights of Stockholders/Shareholders of Triarc, Wendy’s and Wendy’s/Arby’s

Triarc is a Delaware corporation. Wendy’s is an Ohio corporation. The shares of Wendy’s/Arby’s common stock that Wendy’s shareholders will receive in the merger will be stock of a Delaware corporation. Stockholder rights under Delaware law and shareholder rights under Ohio law are different. In addition, the certificate of incorporation, as amended, and bylaws, as amended, of Wendy’s/Arby’s will contain provisions that are different from the articles or certificate of incorporation and regulations or bylaws of Wendy’s and Triarc, respectively. At the Triarc annual meeting, Triarc stockholders will be asked, among other things, to adopt several amendments to Triarc’s certificate of incorporation which, upon consummation of the merger, will be the certificate of incorporation of Wendy’s/Arby’s. The Wendy’s/Arby’s certificate of incorporation, as amended, will include material changes to Triarc’s certificate of incorporation, which are necessary to effect the merger. For a more detailed description of the terms of Wendy’s/Arby’s certificate of incorporation, as amended, see “Authorized Capital Stock of Wendy’s/Arby’s” beginning on page 200. Triarc stockholders are not being asked to vote on Wendy’s/Arby’s bylaws. Although Wendy’s shareholders will be asked to adopt the merger agreement at the Wendy’s special meeting, the approval by Wendy’s shareholders of Wendy’s/Arby’s certificate of incorporation and bylaws, by themselves, is not required.

For a summary of certain differences among the rights of holders of Triarc Class A common stock, Triarc Class B common stock, Wendy’s common shares and Wendy’s/Arby’s common stock, see “Comparison of Rights of Stockholders/Shareholders of Triarc, Wendy’s and Wendy’s/Arby’s” beginning on page 206.

Matters to be Considered at the Meetings

Triarc Annual Meeting
Triarc stockholders will be asked to vote on the following proposals:
•

to adopt the amendment to Triarc’s certificate of incorporation to increase the authorized number of shares of Triarc Class A common stock to 1,500,000,000 in connection with the merger (which shares of Triarc Class A common stock are referred to as shares of Wendy’s/Arby’s common stock following completion of the merger);

•

to adopt the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s, in connection with the merger;

•

to adopt certain additional amendments to Triarc’s certificate of incorporation, in connection with the merger, to: (a) change the name of Triarc to “Wendy’s/Arby’s Group, Inc.,” (b) prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the event that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors, (c) amend the definition of “Interested Stockholder”, which is used in the certificate of incorporation in connection with requiring increased stockholder approval thresholds for transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May, (d) provide that Wendy’s/Arby’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten-year period following the completion of the merger, and (e) provide that the purpose of Wendy’s/Arby’s is to engage in the restaurant business and complementary, incidental or ancillary businesses.

(A copy of Triarc’s current certificate of incorporation and a copy of the form of amendment to Triarc’s certificate of incorporation described above are attached as Annexes D and E, respectively, to this joint proxy statement/prospectus. For more details about the proposed amendment, see “The Amendment to Triarc’s Certificate of Incorporation.”)

	•	to approve the issuance of Wendy’s/Arby’s common stock in the merger;
•

to approve any motion to adjourn the Triarc annual meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Triarc annual meeting to approve the proposals related to the merger;

	•	to elect eleven directors to hold office as specified in this joint proxy statement/prospectus;
•

to approve an amendment to Triarc’s Amended and Restated 2002 Equity Participation Plan to increase the number of shares reserved for issuance under the plan by an additional 7,400,000 shares of Triarc Class B common stock, prohibit the repricing of outstanding awards without prior stockholder approval and eliminate the ability of Triarc to grant reload option awards or stock options or SARs with exercise prices below fair market value on the date of grant;

	•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008; and
	•	to conduct other business that properly comes before the Triarc annual meeting and any adjournment or postponement of the meeting.

Each of the first four proposals listed above relating to the merger is conditioned upon approval of each of the other three and the approval of each such proposal is required for completion of the merger. None of the three proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation or the proposal to issue Wendy’s/Arby’s common stock in the merger will be implemented unless all four proposals related to the merger are approved by the Triarc stockholders and the merger is completed.

Recommendation of Triarc’s board of directors:

The Triarc board of directors unanimously recommends that Triarc stockholders vote to approve all of the proposals set forth above, as more fully described under “Triarc Annual Meeting” beginning on page 108.

Wendy’s Special Meeting
Wendy’s shareholders will be asked to vote on the following proposals:
	•	to adopt the merger agreement; and
•

to approve any motion to adjourn the Wendy’s special meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Wendy’s special meeting to adopt the merger agreement.

Recommendation of Wendy’s board of directors:

The Wendy’s board of directors unanimously recommends (with four abstentions due to actual or perceived conflicts of interest, from Jerry W. Levin, Peter H. Rothchild and Stuart I. Oran, because of their designation to the Wendy’s board of directors by the Trian funds, and Kerrii B. Anderson, the current Chief Executive Officer and President of Wendy’s, because of her employment as Chief Executive Officer and President of Wendy’s, resulting in interests that are different, or in addition to, the interests of Wendy’s shareholders) that Wendy’s shareholders vote to approve the proposals set forth above, as more fully described under “Wendy’s Special Meeting” beginning on page 177.

Required Vote

Triarc

For the matters to be approved by Triarc stockholders:

•

the amendment to the Triarc certificate of incorporation increasing the number of authorized shares of Triarc Class A common stock requires the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock (for purposes of the class vote, holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a separate class, and the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class;

•

the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and provide that there shall be one class of authorized common stock of Wendy’s/Arby’s requires the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class B common stock (for purposes of the class vote, holders of Triarc Class B common stock have one full vote for each share of that stock), voting together as a separate class, and the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class;

•

the additional amendments to Triarc’s certificate of incorporation requires the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, and

•

the issuance of Wendy’s/Arby’s common stock in the merger to Wendy’s shareholders requires the affirmative vote of a majority of the votes cast on the proposal by holders of shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, provided that the total votes cast on the proposal represent over 50% of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock (for this purpose, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), entitled to vote on the proposal.

Wendy’s

For the matters to be approved by Wendy’s shareholders:

•	the proposal to adopt the agreement and plan of merger requires the affirmative vote of a majority of the outstanding Wendy’s common shares entitled to vote at the Wendy’s special meeting.

For more details concerning the voting requirements, see “Triarc Annual Meeting—Votes Required” beginning on page 110 and “Wendy’s Special Meeting—Voting Requirements” beginning on page 178.

Voting by Triarc and Wendy’s Directors and Executive Officers

On the Triarc record date, Messrs. Peltz and May, directors of Triarc, were entitled to vote   shares of Triarc Class A common stock, representing  % of the outstanding shares of Triarc Class A common stock and   shares of Triarc Class B common stock, representing  % of the outstanding shares of Triarc Class B common stock, and representing in the aggregate, approximately  % of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting. Pursuant to a voting agreement with respect to the merger entered into with Triarc on April 23, 2008, Messrs. Peltz and May have agreed, subject to the terms of the voting agreement, to vote their shares in favor of Proposals 1, 2, 3 and 4. For more details about the voting agreement, see “The Voting Agreements” beginning on page 99. Triarc has been informed that Messrs. Peltz and May will also vote their shares in accordance with the recommendation of the Triarc board of directors, in favor of Proposals 5, 6, 7 and 8. On the Triarc record date, directors and executive officers of Triarc and their affiliates (excluding Messrs. Peltz and May) owned and were entitled to vote   shares of Triarc Class A common stock, representing  % of the outstanding shares of Triarc Class A common stock, and   shares of Triarc Class B common stock, representing  % of the outstanding shares of Triarc Class B common stock, and representing in the aggregate approximately  % of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting. See “Triarc Annual Meeting—Voting by Triarc Directors and Executive Officers.”

On the Wendy’s record date, directors and executive officers of Wendy’s and their affiliates owned and were entitled to vote   Wendy’s common shares, representing  % of the outstanding Wendy’s common shares. See “Wendy’s Special Meeting—Voting Power of Wendy’s Directors and Executive Officers” beginning on page 178.

Comparative Per Share Information (Unaudited)

The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of Triarc and Wendy’s and the Unaudited Pro Forma Combined Condensed Financial Statements of Wendy’s/Arby’s provided in this joint proxy statement/ prospectus. The information below should be read in conjunction with the financial statements and accompanying notes of Triarc and Wendy’s, which are incorporated by reference into this joint proxy statement/prospectus. We urge you also to read “Unaudited Pro Forma Combined Condensed Financial Statements of Wendy’s/Arby’s” beginning on page 187.

	As of and for the year ended December 30, 2007	As of and for the three months ended March 30, 2008
Triarc-Historical:
Book value per share
Class A common stock	$4.85	$3.92
Class B common stock	$4.85	$3.92
Basic and diluted income (loss) per share from continuing operations:
Class A common stock	$0.15	$(0.73)
Class B common stock	$0.17	$(0.73)
Cash dividends per share
Class A common stock	$0.32	$0.08
Class B common stock	$0.36	$0.09
Wendy’s-Historical:
Book value per share	$9.20	$9.11
Earnings per share from continuing operations:
Basic	$0.97	$0.05
Diluted	$0.96	$0.05
Cash dividends per share	$0.46	$0.125
Wendy’s Equivalent(1):
Book value per share	$2.16	$2.14
Earnings per share from continuing operations
Basic	$0.23	$0.01
Diluted	$0.23	$0.01
Cash dividends per share	$0.11	$0.03
Wendy’s/Arby’s Pro Forma:
Book value per share		$6.08
Income (loss) per share from continuing operations
Basic	$0.09	$(0.15)
Diluted	$0.09	$(0.15)
Cash dividends per share(2)	$0.16	$0.04

(1)	Represents Wendy’s historical data as adjusted by the exchange ratio.

(2)	Based on historical dividends paid by Triarc and Wendy’s. See “Market Prices and Dividends and Other Distributions.”

Market Prices and Dividends and Other Distributions

Stock Prices

The table below presents the closing sales price per share of Triarc Class A common stock, which trades on the NYSE under the symbol “TRY,” the closing sales price per share of Triarc Class B common stock which trades on the NYSE under the symbol “TRY.B,” the closing sales price per Wendy’s common share, which trades on the NYSE under the symbol “WEN,” and the market value of one Wendy’s common share on an equivalent per share basis based on the exchange ratio. These prices are presented on four dates:

•	March 12, 2008, 30 trading days prior to the public announcement of the signing of the merger agreement;

•	April 17, 2008, 5 trading days prior to the public announcement of the signing of the merger agreement;

•	April 23, 2008, the last trading day before the public announcement of the signing of the merger agreement; and

•	July 10, 2008, the latest practicable date before the date of this joint proxy statement/prospectus.

	Triarc Class A common stock($)	Triarc Class B common stock($)	Wendy’s common stock($)	Wendy’s Equivalent Per Share(1)($)
March 12, 2008	7.06	7.26	23.91	30.02
April 17, 2008	6.64	6.86	25.10	28.22
April 23, 2008	6.30	6.50	25.32	26.78
July 10, 2008	5.66	5.71	24.18	24.06

(1)	The equivalent data per Wendy’s common share has been determined by multiplying the closing price on the applicable date of one share of Triarc Class A common stock by 4.25.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Triarc stockholders or Wendy’s shareholders in determining whether to approve the proposals relating to the merger. Triarc stockholders and Wendy’s shareholders are urged to obtain current market quotations for Triarc Class A common stock, Triarc Class B common stock and Wendy’s common shares and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein before voting at the annual or special meeting, as the case may be.

Dividends and Other Distributions

Triarc paid aggregate cash dividends of $0.32 per share on Triarc Class A common stock and of $0.36 per share on Triarc Class B common stock in 2007. In accordance with the certificate of designation for Triarc Class B common stock, and resolutions adopted by the board of directors on June 5, 2007, Triarc Class B common stock was entitled, through December 30, 2007, to receive regular quarterly cash dividends equal to at least 110% of any regular quarterly cash dividends paid on Triarc Class A common stock. However, the Triarc board of directors determined that for the first and second fiscal quarters of 2008 it would continue to pay regular quarterly cash dividends at that higher rate on Triarc Class B common stock when regular quarterly cash dividends are paid on Triarc Class A common stock. Thereafter, each share of Triarc Class B common stock is entitled to at least 100% of the regular quarterly cash dividend paid on each share of Triarc Class A common stock. In addition, Triarc Class B common stock has a $0.01 per share preference in the event of any liquidation, dissolution or winding up of Triarc and, after each share of Triarc Class A common stock also receives $0.01 per share in any such liquidation, dissolution or winding up, Triarc Class B common stock would thereafter participate equally on a per share basis with Triarc Class A common stock in any remaining assets of Triarc.

On March 14, 2008 and June 16, 2008, Triarc paid regular quarterly cash dividends of $0.08 and $0.09 per share on Triarc Class A common stock and Triarc Class B common stock, respectively, to holders of record on March 1, 2008 and June 2, 2008 respectively. In addition, on April 4, 2008, Triarc paid a special dividend on its Triarc Class A common stock and Triarc Class B common stock consisting of 0.106028 shares of Deerfield Capital Corp. common stock for each share of Triarc Class A common stock outstanding and each share of Triarc Class B common stock outstanding to holders of record on March 29, 2008. This dividend represented the distribution of 9,629,368 shares of Deerfield Capital Corp. common stock Triarc had received in connection with the sale of its majority interest in Deerfield & Company LLC, a Chicago-based asset management firm which we refer to as Deerfield, to Deerfield Capital Corp. and all other shares of Deerfield Capital Corp. common stock held by Triarc.

Wendy’s paid aggregate cash dividends of $0.46 per share in 2007. In February 2007, Wendy’s announced that based on its cash position and strategic direction, it intended to increase its aggregate annual common stock dividend rate by 47% to $0.50 per share from the aggregate annual rate of $0.34 per share established in the fourth quarter of 2006 following the spin-off of Tim Hortons Inc. Prior to the spin-off, the aggregate annual common stock dividend had been $0.68 per share. On May 19, 2008, Wendy’s paid a cash dividend of $0.125 per share to shareholders of record as of May 5, 2008.

There can be no assurance that any regular quarterly cash dividends will be declared or paid by Wendy’s/Arby’s or the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of Wendy’s/Arby’s board of directors and will be based on such factors as earnings, financial condition, cash requirements and other factors. See “Risk Factors—Risk Factors Relating to the Merger—There can be no assurance regarding whether or to what extent Wendy’s/Arby’s will pay dividends on its common stock in the future.”

SELECTED HISTORICAL FINANCIAL DATA OF TRIARC

The following table sets forth selected historical financial data for Triarc. The following data at and for each of the five years ended December 30, 2007 has been derived from Triarc’s audited consolidated financial statements. The following data at March 30, 2008 and for the three months ended April 1, 2007 and March 30, 2008 has been derived from Triarc’s unaudited consolidated financial statements, which in the opinion of Triarc’s management, include all adjustments considered necessary for a fair presentation. The following information should be read together with Triarc’s audited consolidated financial statements for the year ended December 30, 2007 and Triarc’s unaudited consolidated financial statements for the three months ended March 30, 2008, and the notes related to those financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of and for the three months ended			As of or for the year ended(1)
	March 30, 2008		April 1, 2007	December 30, 2007(2)(3)		December 31, 2006(2)(3)		January 1, 2006(2)(3)		January 2, 2005(2)		December 28, 2003
	(in millions except per share amounts)
Revenues	$303		$302	$1,264		$1,243		$727		$329		$294
Operating profit (loss)	8		8	20	(10)	45		(31	)(8)	3		—	(6)
Income (loss) from continuing operations	(67	)(11)	7	15	(10)	(11	)(9)	(58	)(8)	1	(7)	(12	)(6)
Income (loss) from discontinued operations	—		(0)	1		(0)		3		12		2
Net income (loss)	(67	)(11)	7	16	(10)	(11	)(9)	(55	)(8)	14	(7)	(10	)(6)
Basic and diluted income (loss) per share(4) from continuing operations:
Class A common stock	(.73)		.07	.15		(.13)		(.84)		.02		(.21)
Class B common stock	(.73)		.08	.17		(.13)		(.84)		.02		(.21)
Cash dividends per share
Class A common stock	.08		.08	.32		.77		.29		.26		.13
Class B common stock	.09		.09	.36		.81		.33		.30		.15
Working capital (deficit)	(57)		148	(37)		161		296		463		611
Total assets	1,405		1,520	1,455		1,560		2,809		1,067		1,043
Long-term debt	728		706	712		702		895		446		483
Stockholders’ equity	364		465	449		478		398		305		290
Weighted average shares outstanding (in thousands)(5):
Class A common stock	28,884		28,760	28,836		27,301		23,766		22,233		20,003
Class B common stock	63,660		63,288	63,523		59,343		46,245		40,840		40,010

(1)

Triarc Companies, Inc. and its subsidiaries report on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. Deerfield, in which Triarc held a 63.6% capital interest from July 22, 2004 through its sale on December 21, 2007, Deerfield Opportunities Fund, LLC (the “Opportunities Fund”), which commenced on October 4, 2004 and in which Triarc’s investment was effectively redeemed on September 29, 2006, and DM Fund LLC, which commenced on March 1, 2005 and in which Triarc’s investment was effectively redeemed on December 31, 2006, reported on a calendar year ending on December 31 through their respective sale or redemption dates. In accordance with this method, each of Triarc’s fiscal years presented above contained 52 weeks except for the 2004 fiscal year which contained 53 weeks. All references to years relate to fiscal years rather than calendar years.

(2)	Selected financial data reflects the changes related to the adoption of the following new accounting standards:

(a) Triarc adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. FIN 48 clarifies how uncertainties in income taxes should be reflected in financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of potential tax benefits associated with tax positions taken or expected to be taken in income tax returns. FIN 48 prescribes a two-step process of evaluating a tax position, whereby an entity first determines if it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured for purposes of financial statement recognition as the largest amount of benefit that is greater than 50 percent likely of being realized upon being effectively settled. There was no effect on the 2007 statement of operations from the adoption of FIN 48. However, there was a net reduction of $2.3 in stockholders’ equity as of January 1, 2007.

(b) In conjunction with the adoption of the provisions of Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AIR-1”), Triarc now accounts for scheduled major aircraft maintenance overhauls in accordance with the direct expensing method under which the actual cost of such overhauls is recognized as expense in the period it is incurred. Previously, Triarc accounted for scheduled major maintenance activities in accordance with the accrue-in-advance method under which the estimated cost of such overhauls was recognized as expense in periods through the scheduled date of the respective overhaul with any difference between estimated and actual cost recorded in results from operations at the time of the actual overhaul. In accordance with the retroactive application of FSP AIR-1, Triarc has credited (charged) $0.6, $0.7, ($0.2) and $1.3 to operating profit (loss) and $0.4, $0.5, ($0.1) and $0.8 to income (loss) from continuing operations and net income (loss) for 2006, 2005, 2004 and 2003, respectively.

(c) Triarc adopted SFAS No. 123 (revised 2004), “Share-Based Payment” “SFAS 123(R)”, which revised SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) effective January 2, 2006. As a result, Triarc measures the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options and restricted stock, based on the fair value of the award at the date of grant. Triarc previously used the intrinsic value method to measure employee share-based compensation. As Triarc used the modified prospective adoption method under SFAS 123(R), there was no effect from the adoption of this standard on the financial statements for all periods presented prior to the adoption date.

(3)	Selected financial data reflects the operations of RTM Restaurant Group (“RTM”) commencing with its acquisition by Triarc on July 25, 2005.

(4)

Income (loss) per share amounts reflect the effect of a stock distribution (the “Stock Distribution”) on September 4, 2003 of two shares of Triarc’s Class B common stock, for each share of Triarc’s Class A common stock issued as of August 21, 2003, as if the Stock Distribution had occurred at the beginning of the year ended December 28, 2003. For the purposes of calculating income per share, net income subsequent to the date of the Stock Distribution was allocated between the shares of Triarc Class A common stock and Triarc Class B common stock based on the actual dividend payment ratio. For the purposes of calculating loss per share, the net loss for any year was allocated equally.

(5)

The weighted average shares outstanding reflect the effect of the Stock Distribution. The number of shares used in the calculation of diluted income (loss) per share are the same as basic income (loss) per share for the years 2003, 2005 and 2006 since all potentially dilutive securities would have had an antidilutive effect based on the loss from continuing operations for each of those years. The number of shares used in the calculation of diluted income per share of Triarc Class A and Triarc Class B common stock for 2004 are 23,415 and 43,206, respectively. The numbers of shares used in the calculation of diluted income per share of Triarc Class A and Triarc Class B common stock for 2007 are 28,965 and 64,282, respectively. These shares used for the calculation of diluted income per share in 2004 and 2007 consist of the weighted average common shares outstanding for each class of common stock and potential common shares reflecting the effect of dilutive stock options and nonvested restricted shares of

1,182 for Triarc Class A common stock and 2,366 for Triarc Class B common stock in 2004 and, in 2007, 129 for Triarc Class A common stock and 759 for Triarc Class B common stock.

(6)

Reflects certain significant charges and credits recorded during 2003 as follows: $22.0 charged to operating loss representing an impairment of goodwill; $11.8 charged to loss from continuing operations representing the aforementioned $22.0 charged to operating loss partially offset by (1) a $5.8 gain on sale of unconsolidated business arising principally from the sale by Triarc of a portion of its investment in an equity method investee and a non-cash gain to Triarc from the public offering by the investee of its common stock and (2) $4.4 of income tax benefit relating to the above net charges; and $9.6 charged to net loss representing the aforementioned $11.8 charged to loss from continuing operations partially offset by a $2.2 credit to income from discontinued operations principally resulting from the release of reserves, net of income taxes, in connection with the settlement of a post-closing sales price adjustment related to the sale of Triarc’s beverage businesses.

(7)

Reflects certain significant credits recorded during 2004 as follows: $17.3 credited to income from continuing operations representing (1) $14.6 of income tax benefit due to the release of income tax reserves which were no longer required upon the finalization of the examination of Triarc’s Federal income tax returns for the years ended December 31, 2000 and December 30, 2001, the finalization of a state income tax examination and the expiration of the statute of limitations for the examination of certain of Triarc’s state income tax returns and (2) a $2.7 credit, net of a $1.6 income tax provision, representing the release of related interest accruals no longer required; and $29.8 credited to net income representing the aforementioned $17.3 credited to income from continuing operations and $12.5 of additional gain on disposal of Triarc’s beverage businesses sold in 2000 resulting from the release of income tax reserves related to discontinued operations which were no longer required upon finalization of an Internal Revenue Service examination of the Federal income tax returns for the years ended December 31, 2000 and December 30, 2001 and the expiration of the statute of limitations for examinations of certain of Triarc’s state income tax returns.

(8)

Reflects certain significant charges and credits recorded during 2005 as follows: $58.9 charged to operating loss representing (1) share-based compensation charges of $28.3 representing the intrinsic value of stock options which were exercised by the Chairman and then Chief Executive Officer and the Vice Chairman and then President and Chief Operating Officer and subsequently replaced on the date of exercise, the grant of contingently issuable performance-based restricted shares of Triarc Class A and Triarc Class B common stock and the grant of equity interests in two of Triarc’s subsidiaries, (2) a $17.2 loss on settlements of unfavorable franchise rights representing the cost of settling franchise agreements acquired as a component of the acquisition of RTM with royalty rates below the current 4% royalty rate that Triarc receives on new franchise agreements and (3) facilities relocation and corporate restructuring charges of $13.5; $67.5 charged to loss from continuing operations representing the aforementioned $58.9 charged to operating loss and a $35.8 loss on early extinguishments of debt upon a debt refinancing in connection with the acquisition of RTM, both partially offset by $27.2 of income tax benefit relating to the above charges; and $64.2 charged to net loss representing the aforementioned $67.5 charged to loss from continuing operations partially offset by income from discontinued operations of $3.3 principally resulting from the release of reserves for state income taxes no longer required.

(9)

Reflects a significant charge recorded during 2006 as follows: $9.0 charged to loss from continuing operations and net loss representing a $14.1 loss on early extinguishments of debt related to conversions or effective conversions of Triarc’s 5% convertible notes due 2023 and prepayments of term loans under Triarc’s senior secured term loan facility, partially offset by an income tax benefit of $5.1 related to the above charge.

(10)

Reflects certain significant charges and credits recorded during 2007 as follows: $45.2 charged to operating profit; consisting of facilities relocation and corporate restructuring costs of $85.4 less $40.2 from the gain on sale of Triarc’s interest in Deerfield; $16.6 charged to income from continuing operations and net income representing the aforementioned $45.2 charged to operating profit offset by $15.8 of income tax benefit related to the above charge; and a $12.8 previously unrecognized prior year contingent tax benefit related to certain severance obligations to certain of Triarc’s former executives.

(11)

Reflects a significant charge recorded in the three months ended March 30, 2008 as follows: an other than temporary loss of $68.1 which was charged to loss from continuing operations from the impairment in the carrying value of Triarc’s investment in common shares of Deerfield Capital Corp. The majority of the common shares had been received upon the March 11, 2008 conversion of the convertible preferred stock that was included in the non-cash consideration Triarc received in connection with its sale of Deerfield, Triarc’s former asset management segment, to Deerfield Capital Corp. on December 21, 2007. The balance of the common shares in the investment had been distributed to Triarc in connection with the sale of Deerfield. All such Deerfield Capital Corp. shares were subsequently distributed to Triarc stockholders of record as of March 29, 2008 as approved by Triarc’s board of directors on March 11, 2008. As a result of the dividend, the tax loss that resulted from the decline in value of Triarc’s investment is not deductible for tax purposes and no tax benefit was recorded related to this loss.

SELECTED HISTORICAL FINANCIAL DATA OF WENDY’S

The following table sets forth selected historical financial data for Wendy’s. The following data at and for each of the five years ended December 30, 2007 has been derived from Wendy’s audited consolidated financial statements. The following data at March 30, 2008 and for the three months ended April 1, 2007 and March 30, 2008 has been derived from Wendy’s unaudited consolidated financial statements, which in the opinion of Wendy’s management, include all adjustments considered necessary for a fair presentation. The following information should be read together with Wendy’s consolidated financial statements for the year ended December 30, 2007 and Wendy’s unaudited consolidated financial statements for the three months ended March 30, 2008, and the notes related to those financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of and for the three months ended		As of and for the year ended
	March 30, 2008	April 1, 2007	December 30, 2007	December 31, 2006	January 1, 2006	January 2, 2005(1)	December 28, 2003
	(in millions, except per share amounts)
Selected Financial Data:
Revenues(2)	$582	$590	$2,450	$2,439	$2,455	$2,502	$2,252
Sales(2)	513	523	2,160	2,155	2,138	2,194	1,960
Income from continuing operations before income taxes	7	22	126	42	137	176	182
Income from continuing operations	4	15	87	37	85	106	120
Income (loss) from discontinued operations(3)	—	—	1	57	139	(54)	116
Net income(3)	4	15	88	94	224	52	236
Capital expenditures	30	24	134	110	181	166	214
Diluted earnings per common share from continuing operations	.05	.15	.96	.32	.73	.92	1.04
Diluted earnings (loss) per common share from discontinued operations	—	—	.01	.50	1.19	(.47)	1.01
Total diluted earnings per common share (including discontinued operations)	.05	.15	.97	.82	1.92	.45	2.05
Dividends declared and paid per common share(4)	.125	.085	.46	.60	.58	.48	.24
Market price per share at period end(4)	22.84	31.30	26.01	33.09	55.26	39.26	39.24
Total assets (including discontinued operations)	1,762	1,799	1,789	2,060	3,440	3,198	3,133
Property and equipment, net	1,237	1,225	1,247	1,226	1,348	1,512	1,462
Long-term obligations	543	540	543	556	540	539	639
Shareholders’ equity (including discontinued operations)	797	744	804	1,012	2,059	1,716	1,759

(1)	Fiscal year includes 53 weeks.

(2)

During 2006, Wendy’s revised its presentation of the sale of kids’ meal toys to reflect the sales on a gross versus net basis under the provisions of Emerging Issues Task Force (“EITF”) 99-19. “Reporting Revenue Gross as a Principal versus Net as an Agent”. The revised presentation had no impact on operating income or net income. Amounts related to the prior years were not material, but were revised for purposes of comparability. The revisions increased sales and cost of sales by $59.4 million, $61.6 million, $69.1 million and $61.0 million for fiscal years 2006, 2005, 2004 and 2003, respectively.

(3)	Includes results of operations for Tim Hortons Inc., Baja Fresh and Cafe Express.

(4)

On September 29, 2006, Wendy’s distributed 1.3542759 shares of Tim Hortons Inc. common stock for each outstanding share of Wendy’s common stock in the form of a pro rata stock dividend. After the distribution, the market price of Wendy’s common shares reflected the value of Wendy’s excluding Tim Hortons Inc. After the spin-off of Tim Hortons Inc., Wendy’s lowered its annual dividend rate to reflect the reduced earnings of Wendy’s excluding Tim Hortons Inc.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT DATA OF WENDY’S/ARBY’S

The following table sets forth certain selected unaudited pro forma combined condensed financial statement data of Wendy’s/Arby’s after giving effect to the merger of Triarc and Wendy’s as if the merger occurred on March 30, 2008 for balance sheet data and on December 31, 2006 (the first day of Triarc’s 2007 fiscal year) for statement of operations data.

The unaudited pro forma combined condensed financial statement data in the table below should be read in conjunction with the historical financial statements and managements’ discussion and analysis of Triarc and Wendy’s, which are incorporated by reference in this joint proxy statement/prospectus, the selected historical financial data contained in this joint proxy statement/prospectus and the unaudited pro forma combined condensed balance sheet and statements of operation and accompanying notes to the unaudited pro forma combined condensed financial statements beginning on page 187. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates set forth above, nor are they indicative of the future results or financial position of the combined company.

	Year ended December 30, 2007	As of and for the three months ended March 30, 2008
	(in thousands except per share data)
Statement of Operations Data:
Sales	$3,273,461	$794,596
Franchise revenues	377,673	90,614

Total revenues	3,651,134	885,210

Cost of sales	2,572,483	645,834
Advertising	191,312	45,114
General and administrative expenses	458,536	117,751
Depreciation and amortization	236,023	62,171
Facilities relocation and corporate restructuring(1)	95,174	1,141
Wendy’s special committee costs(1)	24,670	6,657
Settlement of preexisting business relationships	263	(487)
Other income net	(9,424)	(2,164)

	3,569,037	876,017

Operating profit	82,097	9,193
Interest expense	(95,121)	(21,562)
Investment income (loss), net(1)	59,077	(65,922)
Other income (expense), net(1)	476	(4,446)

Income (loss) from continuing operations before income taxes	46,215	(82,737)
(Provision for) benefit from income taxes	(2,834)	10,881
Minority interests in income of consolidated subsidiaries	(2,152)	(14)

Income (loss) from continuing operations	$41,229	$(71,870)

Income (loss) from continuing operations per share
Basic	$0.09	$(0.15)

Diluted	$0.09	$(0.15)

Weighted average number of shares outstanding:
Basic	474,706	467,327

Diluted	478,751	467,327

Cash dividends per share(2)	$0.16	$0.04
Balance Sheet Data:
Working capital deficit		$(4,673)
Total assets(3)		5,451,522
Long-term debt, including current portion		1,255,057
Stockholders’ equity		2,844,444

(1)	Includes the following historical charges and credits in the unaudited combined condensed pro forma statement of operations data:

	Year ended December 30, 2007	Three months ended March 30, 2008
	(in thousands)
Description
Corporate restructuring costs—Triarc	$84,765	$767
Corporate restructuring costs—Wendy’s	9,757	206
Wendy’s special committee costs	24,670	6,657
Investment loss—other than temporary losses on Triarc investment in Deerfield Capital Corp.	—	68,086
Other (income) expense—Triarc deferred cost write off for financing alternative not pursued	—	5,110
Other (income) expense—Wendy’s gain from insurance recoveries	(9,018)	—

(2)	Based on historical dividends paid by Triarc and Wendy’s. See “Market Prices and Dividends and Other Distributions.”

(3)	Includes $14,457 of Triarc equity investments in Deerfield Capital Corp. which were distributed on April 4, 2008 to Triarc stockholders of record as of March 29, 2008.

WENDY’S/ARBY’S UNAUDITED PRO FORMA COMBINED ADJUSTED EBITDA AND
RECONCILIATION TO PRO FORMA NET INCOME FROM CONTINUING OPERATIONS

Triarc’s management believes that EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization (which is the same as operating profit plus depreciation and amortization), provides useful information to investors since it is used by management as a performance measure for benchmarking Triarc against its peers and competitors. Triarc’s management also utilizes EBITDA and adjusted EBITDA extensively in internal financial reporting as a basis upon which Triarc’s management measures operating performance and a variation of adjusted EBITDA as the basis for incentive compensation programs, including those applicable to its named executive officers. Adjusted EBITDA, as defined, is also used to determine compliance with certain key financial covenants in ARG’s credit agreement dated July 25, 2005.

Triarc’s management believes that pro forma combined adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the current Triarc and Wendy’s businesses combined. Pro forma combined adjusted EBITDA excludes 2007 pro forma amounts related to (1) Triarc and Wendy’s corporate restructuring charges and (2) Wendy’s special committee charges.

Pro forma combined EBITDA and pro forma combined adjusted EBITDA are not recognized terms under GAAP. Because all companies do not calculate pro forma combined EBITDA, pro forma combined adjusted EBITDA or similarly titled financial measures in the same way, those measures for other companies may not be consistent with the way management calculates them. Neither pro forma combined EBITDA nor pro forma combined adjusted EBITDA should be considered as an alternative to pro forma operating profit or net income (loss) from continuing operations.

The presentation of pro forma combined EBITDA, pro forma combined adjusted EBITDA and other non-GAAP measures is not intended to replace the presentation of pro forma financial results in accordance with GAAP. Additionally, neither pro forma combined EBITDA nor pro forma combined adjusted EBITDA is intended to be a measure of free cash flow for the combined entity’s discretionary use, as neither measure considers certain cash requirements, such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements.

Pro Forma Combined:	Year ended December 30, 2007	Three months ended March 30, 2008
	(in thousands)
Operating profit(1)	$82,097	$9,193
Plus: Depreciation and amortization	236,023	62,171

EBITDA(1)	318,120	71,364

Adjustments to EBITDA:
Corporate restructuring costs—Triarc	84,765	767
Corporate restructuring costs—Wendy’s	9,757	206
Special committee costs	24,670	6,657

Total adjustments to EBITDA	119,192	7,630

Pro forma adjusted EBITDA(1)	437,312	78,994
Less:
Adjustments to adjusted EBITDA	119,192	7,630
Depreciation and amortization	236,023	62,171

Operating profit(1)	82,097	9,193
Interest expense	(95,121)	(21,562)
Investment income (loss), net	59,077	(65,922)
Other income (expense), net	476	(4,446)

Income (loss) from continuing operations before income taxes and minority interests(1)	46,215	(82,737)
(Provision for) benefit from income taxes	(2,834)	10,881
Minority interests in income of consolidated subsidiaries	(2,152)	(14)

Income (loss) from continuing operations(1)	$41,229	$(71,870)

(1)	Pro forma combined adjusted EBITDA and the other captions referenced in the above table include certain Triarc corporate overhead costs of $43,744 in 2007, a majority of which have been designated for elimination.

RISK FACTORS

Triarc’s and Wendy’s businesses are, and Wendy’s/Arby’s business will be, subject to the risks described below relating to the merger. If any of the risks described below actually occurs, the respective businesses, financial results, financial condition or stock prices of Triarc, Wendy’s or Wendy’s/Arby’s could be materially adversely affected.

Risk Factors Related to the Merger

Because the market price of Triarc’s common stock may fluctuate, the value of the Wendy’s/ Arby’s common stock to be issued in the merger will fluctuate.

Upon completion of the merger, each Wendy’s common share will be converted into 4.25 shares of Wendy’s/Arby’s common stock. The exchange ratio will not be adjusted due to any increase or decrease in the price of Triarc or Wendy’s common shares before completion of the merger. The market price of Wendy’s/Arby’s common stock will likely be different, and may be lower, on the date Wendy’s shareholders receive shares of Wendy’s/Arby’s common stock than it was on the date the merger agreement was signed, the date of this joint proxy statement/prospectus or the date of the stockholder/shareholder meetings. Changes in the price of Wendy’s/Arby’s common stock before completion of the merger will affect the value that Wendy’s shareholders will receive in the merger. These variations in the market price of Wendy’s/Arby’s common stock may be caused by a variety of factors including changes in the business, operations and prospects of Triarc and Wendy’s, market reaction to the proposed merger, regulatory considerations, general market and economic conditions and other factors, many of which are beyond the control of Triarc and Wendy’s. Neither Triarc nor Wendy’s is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

The market price of Wendy’s/Arby’s common stock after the merger may be affected by factors different from those affecting the shares of Triarc or Wendy’s currently.

The businesses of Triarc and Wendy’s differ in important respects and, accordingly, the results of operations of the combined company and the market price of Wendy’s/Arby’s common stock may be affected by factors different from those currently affecting the independent results of operations of Triarc and Wendy’s. For a discussion of the businesses of Triarc and Wendy’s and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 223.

Triarc and Wendy’s may be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Triarc and Wendy’s and consequently on Wendy’s/Arby’s. These uncertainties may impair Triarc’s and Wendy’s ability to retain and motivate key personnel, and could cause franchisees, suppliers and other third parties that deal with Triarc and Wendy’s to defer decisions concerning Triarc or Wendy’s or seek to change existing business relationships with Triarc or Wendy’s. If key employees depart because of uncertainty about their future roles and the potential complexities of integration or third parties adversely change their existing relationship with Wendy’s or Triarc, the business of Wendy’s/Arby’s following the merger could be harmed. In addition, Triarc’s and Wendy’s franchisees may experience uncertainty about their relationship with their respective franchisors or the combined company following the merger and these uncertainties may impair Triarc’s and Wendy’s ability to retain or attract franchisees. Further, the merger agreement restricts Triarc and Wendy’s from making certain acquisitions and taking other specified actions without the consent of the other until the merger occurs. These restrictions may prevent Triarc and/or Wendy’s from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—No Solicitation” beginning on page 93.

If the merger is completed, the resulting company may not be able to successfully consolidate business operations and realize the anticipated benefits of the merger.

Realization of the anticipated benefits of the merger, including anticipated synergies and overhead savings, will depend, in large part, on Wendy’s/Arby’s’ ability to successfully eliminate redundant corporate functions and consolidate all public company and shared service responsibilities at the Wendy’s/Arby’s level. The resulting company will be required to devote significant management attention and resources to the consolidation of its business practices and support functions while maintaining the independence of the Arby’s and Wendy’s standalone brands. The challenges Wendy’s/Arby’s may encounter include the following:

•	preserving franchisee, supplier and other important relationships and resolving potential conflicts between the standalone brands that may arise as a result of the merger;

•	consolidating redundant operations, including corporate functions; and

•

addressing differences in business cultures between Arby’s and Wendy’s, preserving employee morale and retaining key employees, maintaining focus on providing consistent, high quality customer service, meeting the operational and financial goals of the resulting company and maintaining the operational goals of each of the standalone brands.

The process of consolidating Triarc’s and Wendy’s corporate level operations could cause an interruption of, or loss of momentum in, the resulting company’s business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the development of corporate synergies through top-level consolidation could have an adverse effect on the business, financial results, financial condition or stock price of the resulting company. The consolidation process may also result in additional and unforeseen expenses. There can be no assurance that the contemplated expense savings, improvements in Wendy’s store-level margins and synergies anticipated from the merger will be realized.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Triarc and Wendy’s because of, among other things, the market disruption that would occur as a result of uncertainties relating to a failure to complete the merger.

Although Triarc and Wendy’s have agreed to use their reasonable best efforts to obtain stockholder/shareholder approval of the proposals relating to the merger, there is no assurance that these proposals will be approved, and there is no assurance that Triarc and Wendy’s will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, Triarc and Wendy’s will be subject to several risks, including the following:

•

Wendy’s will be required to reimburse Triarc for certain out of pocket fees and expenses of $10 million upon termination of the merger agreement under certain circumstances relating to Wendy’s receipt and acceptance of a competing acquisition proposal for Wendy’s; see “The Merger Agreement—Termination Events; Expense Reimbursement Required” beginning on page 95; and

•

a lack of focus by the management of each company on the core business and strategic development of each respective company as a result of the increased focus by management directed toward the merger and integration planning.

In addition, each company would not realize any of the expected benefits of having completed the merger.

If the merger is not completed, the price of Triarc’s common stock and Wendy’s common shares may decline to the extent that the current market price of that stock reflects a market assumption that the merger will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in Triarc’s or Wendy’s business. In addition, Triarc’s business and Wendy’s business may be harmed, and the prices of their stock may decline as a result, to the extent that employees, franchisees, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger. For example, suppliers may delay or defer decisions, which could negatively affect the business and results of operations of Triarc and Wendy’s, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of Triarc and

Wendy’s may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities that could adversely affect Triarc or Wendy’s, as applicable, if the merger is not completed. This may adversely affect the ability of Triarc and Wendy’s to attract and retain key management, marketing and operations personnel, which could harm the companies’ businesses and results.

Triarc stockholders and Wendy’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Triarc stockholders and Wendy’s shareholders currently have the right to vote in the election of the board of directors of Triarc and Wendy’s, respectively, and on other matters affecting Triarc and Wendy’s, respectively. When the merger occurs, each Wendy’s shareholder that receives shares of Wendy’s/Arby’s common stock will become a stockholder of Wendy’s/Arby’s with a percentage ownership that is smaller than the stockholder’s percentage ownership of Wendy’s. Similarly, when the merger occurs, because each Wendy’s shareholder will become a stockholder of Wendy’s/Arby’s, the percentage ownership of a Triarc stockholder in Wendy’s/Arby’s will be smaller than the stockholder’s percentage ownership of Triarc; and following the conversion of Triarc Class B common stock to Triarc Class A common stock, shares of Triarc Class A common stock will no longer entitle holders to 10 times the voting power of the holders of Triarc Class B common stock on a per share basis. It is expected that the former shareholders of Wendy’s as a group will own approximately 80.6% of the outstanding shares of Wendy’s/Arby’s common stock immediately after the merger and the stockholders of Triarc as a group will own approximately 19.4% of the outstanding shares of Wendy’s/Arby’s common stock immediately after the merger. Because of this, Triarc’s stockholders and Wendy’s shareholders will have less influence on the management and policies of Wendy’s/Arby’s than they now have on the management and policies of Triarc and Wendy’s, respectively.

The merger agreement limits Triarc’s and Wendy’s ability to pursue an alternative acquisition proposal to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, prohibit each of Triarc and Wendy’s from soliciting, initiating or knowingly encouraging certain alternative acquisition proposals with any third party. See “The Merger Agreement—No Solicitation” beginning on page 93. The merger agreement also requires Wendy’s to reimburse Triarc for out of pocket fees and expenses of $10 million if the merger agreement is terminated under certain circumstances in connection with a competing takeover proposal for Wendy’s. See “The Merger Agreement—Termination Events; Expense Reimbursement Required” beginning on page 95. These provisions could limit each party’s ability to pursue offers from third parties that could result in greater value to their stockholders/ shareholders. Wendy’s obligation to make the expense reimbursement payment described above also may discourage a potential competing acquiror that might have an interest in pursuing an alternative takeover proposal of Wendy’s even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger agreement, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Wendy’s than it might otherwise have proposed to pay.

The merger is subject to the receipt of consent from government entities, which may impose conditions on, jeopardize or delay completion of the merger.

Completion of the merger is conditioned upon filings with and the receipt of required consents, approvals or clearances from the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice. Triarc and Wendy’s have made initial filings with the FTC and the Antitrust Division; the applicable waiting period terminated on May 28, 2008.

There is no assurance that all of these required consents, approvals and clearances will be obtained, and if they are obtained, they may not be obtained before Triarc stockholders and Wendy’s shareholders vote on the merger. Moreover, if they are obtained, they may impose conditions on, or require divestitures relating to, the divisions, operations or assets of Triarc or Wendy’s. These conditions or divestitures may jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger. The merger agreement requires that Triarc and Wendy’s use reasonable best efforts to satisfy any conditions imposed by such regulatory authorities.

Pending shareholder litigation could prevent or delay the closing of the merger or otherwise negatively impact the business and operations of Triarc and Wendy’s.

Since the announcement of the proposed merger on April 24, 2008 through the date of this joint proxy statement/prospectus, several purported class action lawsuits have been filed by shareholders of Wendy’s in Ohio and New York state courts. The plaintiffs assert claims of breach of fiduciary duty against Wendy’s and against certain of Wendy’s officers and directors in connection with the merger. Additionally, two of the complaints name Triarc as a defendant and allege that Triarc aided in the breaching of fiduciary duties to Wendy’s shareholders. The complaints seek, among other things, injunctive relief against consummation of the merger, declaratory judgments for breach of fiduciary duties, attorney’s fees and damages in an unspecified amount. The defendants believe the claims are without merit and intend to vigorously defend against them. However, one of the conditions to the closing of the merger is that no law, injunction, order or decree by any court of any competent jurisdiction which prohibits the consummation of the merger shall have been adopted or entered and shall continue to be in effect. No assurances can be given that this litigation will not result in such an injunction being issued, which could prevent or delay the closing of the merger. It is possible that additional lawsuits may be filed against Wendy’s and Triarc asserting similar or different claims. There can be no assurance that Wendy’s and Triarc will be successful in the outcome of any of these pending or future lawsuits.

Some of the directors of Triarc and directors and executive officers of Wendy’s have interests in the merger that are different from Triarc stockholders and Wendy’s shareholders.

When considering the recommendation of the Triarc board of directors to approve the proposals relating to the adoption of the amendment of Triarc’s certificate of incorporation and the issuance of Wendy’s/Arby’s common stock required to be issued in the merger, as more fully described under “Triarc Annual Meeting” beginning on page 108 and “Interests of Triarc Directors and Wendy’s Directors and Executive Officers in the Merger” beginning on page 73, stockholders of Triarc should be aware that some members of the Triarc board of directors have arrangements that provide them with interests in the merger that are in addition to the interests of Triarc stockholders. These interests include the beneficial ownership by certain of Triarc’s directors of Wendy’s common shares.

When considering the recommendation of the Wendy’s board of directors with respect to the merger proposal, Wendy’s shareholders should be aware that some directors and certain executive officers of Wendy’s have interests in the merger that are different from, or are in addition to, the interests of the shareholders of Wendy’s. These interests include the fact that the completion of the merger results in (i) the accelerated vesting of unvested equity based awards, such as options and restricted stock units for Wendy’s directors and for certain executive officers, (ii) the potential payments of severance upon termination in specified circumstances to certain executive officers, and (iii) other payments pursuant to existing plans, agreements and arrangements to which directors and certain executive officers are entitled. Also, Wendy’s directors and executive officers, in addition to other officers and employees of Wendy’s will be entitled to continuation of indemnification and insurance arrangements pursuant to the terms of the merger agreement.

Stockholders/shareholders should consider these interests in conjunction with the recommendations of the directors of Triarc and Wendy’s that their respective stockholders/ shareholders vote in favor of the adoption of the merger agreement.

The Wendy’s/Arby’s common stock to be received by Wendy’s shareholders as a result of the merger will have different rights from Wendy’s common shares.

Following completion of the merger, Wendy’s shareholders will no longer be shareholders of Wendy’s, an Ohio corporation, but will instead be stockholders of Wendy’s/Arby’s, a Delaware corporation. There will be important differences between your current rights as a Wendy’s shareholder and the rights to which you will be entitled as a stockholder of Wendy’s/Arby’s. See “Comparison of Rights of Stockholders/Shareholders of Triarc, Wendy’s and Wendy’s/Arby’s” beginning on page 206 for a discussion of the different rights associated with Wendy’s/Arby’s common stock.

There can be no assurance regarding whether or to what extent Wendy’s/Arby’s will pay dividends on its common stock in the future.

Holders of Wendy’s/Arby’s common stock will only be entitled to receive such dividends as the Wendy’s/Arby’s board of directors may declare out of funds legally available for such payments. Any dividends will be made at the discretion of the Wendy’s/Arby’s board of directors and will depend on its earnings, financial condition, cash requirements and such other factors as the Wendy’s/Arby’s board of directors may deem relevant from time to time.

Because Wendy’s/Arby’s will be a holding company, its ability to declare and pay dividends will be dependent upon cash, cash equivalents and short-term investments on hand and cash flows from its subsidiaries. The ability of any of Wendy’s/Arby’s subsidiaries to pay cash dividends and/or make loans or advances to Wendy’s/Arby’s will be dependent upon their respective abilities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. The ability of any of Wendy’s/Arby’s subsidiaries to pay cash dividends or other payments to Wendy’s/Arby’s will also be limited by restrictions in debt instruments currently existing or subsequently entered into by such subsidiaries.

Although Triarc and Wendy’s have historically declared cash dividends on their shares of common stock and common shares, respectively, Wendy’s/Arby’s will not be required to do so and may reduce dividends on its common stock from the rates historically paid by Triarc or Wendy’s, respectively, or eliminate dividends on its common stock in the future. This could adversely affect the market price of Wendy’s/Arby’s common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated by reference into this joint proxy statement/prospectus include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Triarc’s and Wendy’s expectations with respect to the future financial or business performance; strategies or expectations; synergies, efficiencies, overhead savings, costs and charges and capitalization and anticipated financial impacts of the merger transaction and related transactions; approval of the merger transaction and related transactions by shareholders; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside our control and difficult to predict. Factors that may cause such differences include, but are not limited to, the possibility that the expected synergies or operating margin improvements will not be realized, or will not be realized within the expected time period, due to, among other things: (1) increasing costs associated with food, supplies, energy, fuel, distribution and labor; (2) competition, including price competition; (3) changes in the quick service restaurant industry; (4) prevailing economic, market and business conditions affecting Triarc and Wendy’s; (5) conditions beyond Triarc’s or Wendy’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting Triarc’s and/or Wendy’s customers or food supplies or acts of war or terrorism; (6) changes in the interest rate environment; (7) changes in debt, equity and securities markets; (8) the availability of suitable locations and terms for the sites designated for development; (9) cost and availability of capital; (10) adoption of new, or changes in, accounting policies and practices; and (11) other factors discussed from time to time in Triarc’s and Wendy’s news releases, public statements and/or filings with the SEC, and those factors listed in this joint proxy statement/prospectus under “Risk Factors” beginning on page 29. Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder/shareholder or regulatory approvals, or the failure of other closing conditions. Additional factors that could cause actual results to differ materially from those expressed in forward-looking statements are discussed in reports filed with the SEC by Triarc and Wendy’s, especially the “Risk Factors” sections of Triarc’s and Wendy’s Annual and Quarterly Reports on Forms 10-K and 10-Q. See “Where You Can Find More Information” beginning on page 223 for a list of the documents incorporated by reference into this joint proxy statement/prospectus.

Triarc and Wendy’s caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning Triarc, Wendy’s, the merger, the related transactions or other matters and attributable to Triarc or Wendy’s or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Triarc and Wendy’s do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this joint proxy statement/prospectus except to the extent required by federal securities laws.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Triarc and Wendy’s. You are encouraged to read carefully in their entirety the documents which are attached as annexes to this joint proxy statement/prospectus, including the merger agreement, which are incorporated by reference herein.

Background of the Merger

Beginning in May 2005 and continuing through late 2007, Triarc’s board of directors and management reviewed Triarc’s strategic direction. Among the options considered were the separation of Triarc’s asset management business from Triarc’s restaurant business as well as expanding Triarc’s restaurant business through the acquisition of other restaurant companies. As described in this section, Nelson Peltz’s, Peter W. May’s and Edward P. Garden’s actions on behalf of Triarc were carried out in their capacity as executive officers and directors of Triarc until June 29, 2007 and thereafter were carried out in their capacity as directors of Triarc and under the terms of an agreement entered into between Triarc and Trian Fund Management, L.P. (which we refer to as Trian) in April 2007, pursuant to which Trian provides Triarc with certain professional and strategic services, including services in the areas of mergers and acquisitions/corporate development, capital markets/ finance, legal, accounting and investor relations/corporate communications. Trian provided such services to Triarc in connection with its consideration of the merger and related transactions and negotiation and execution of the merger agreement.

On December 13, 2005, Trian, Sandell Asset Management Corp. (which we refer to as Sandell) and certain related persons (which we refer to collectively as the Trian group) filed a Schedule 13D with the SEC, disclosing that on November 4, 2005, Sandell and Trian had entered into an agreement to coordinate their efforts with respect to the purchase of up to a 9.9% beneficial ownership interest in Wendy’s and the proposal to Wendy’s of certain actions and transactions. The Schedule 13D also disclosed that the members of the Trian group had acquired beneficial ownership of approximately 5.48% of Wendy’s common shares. Concurrently with the filing of the Schedule 13D, the Trian Group released “Wendy’s International, Inc.—A Recipe for Successful Value Creation,” which set forth an action plan regarding strategic initiatives to be taken by Wendy’s, including (i) effecting a tax-free spin-off of Tim Hortons, (ii) selling Wendy’s ancillary brands, including Baja Fresh, Café Express and Pasta Pomodoro, (iii) revisiting previously announced strategic initiatives, such as closing certain Wendy’s-owned restaurants and the sale of real estate and (iv) significantly reducing the costs of Wendy’s business. The Trian group noted its intention to discuss its action plan with Wendy’s and, depending upon various factors, noted that it may take certain actions with respect to its investment in Wendy’s, including conducting a proxy solicitation in connection with Wendy’s next annual meeting to solicit votes in favor of directors designated by Trian that would constitute a minority of Wendy’s board of directors.

Wendy’s then Chief Executive Officer, John T. Schuessler, and other officers of Wendy’s, met with representatives of the Trian group in February 2006. As a result of this and subsequent meetings and communications among Trian representatives and Trian’s advisors, and Wendy’s and its advisors, on March 2, 2006, Wendy’s entered into an agreement with the Trian group (which we refer to as the Standstill Agreement), under which Wendy’s agreed to, and did, increase the size of its board of directors by three members and appoint three directors designated by the Trian group (Peter H. Rothschild, Stuart I. Oran and Jerry W. Levin) to the newly-created positions. The Standstill Agreement also provided for certain limitations, to be effective until June 30, 2007, on the Trian group’s share ownership of, and ability to take actions with respect to the ownership and governance of, Wendy’s.

Beginning in late 2005, Wendy’s management implemented a number of initiatives in order to increase shareholder value. In March 2006, Wendy’s completed the initial public offering of Tim Hortons. During the one-year period beginning in August 2006, Wendy’s disposed of its ownership interests in three of its ancillary businesses in order to focus on the core Wendy’s brand. On September 29, 2006, Wendy’s distributed to its shareholders on a tax-free basis the remaining shares of Tim Hortons’ common stock owned by Wendy’s. In November 2006, Wendy’s sold Baja Fresh and in July 2007, Wendy’s sold its stake in Café Express. During 2005 and 2006, Wendy’s sold 237 company-owned restaurants and other real estate sites generating gross proceeds of approximately $211 million. Also during 2006, Wendy’s management implemented a cost-cutting program that generated $90 million of annual savings on a run rate basis in general and administrative expenses. In addition, in the fourth quarter of 2006 and the first quarter of 2007, Wendy’s repurchased approximately $1.1 billion of its own shares through a modified “Dutch Auction” tender offer and an accelerated share repurchase program.

In March 2007, a significant franchisee of Wendy’s reported to James V. Pickett, the Chairman of Wendy’s board of directors, that the franchisee and two significant Wendy’s shareholders had recently attended a meeting with officers of Triarc, including Mr. Peltz, at which among other things, the franchisee said, Mr. Peltz stated that Triarc would be considering a range of strategic alternatives for itself that could include an interest in Wendy’s following expiration of the standstill period. On April 3, 2007, at a meeting scheduled at Mr. Peltz’s request between Mr. Peltz, Mr. May and Mr. Pickett, Mr. Peltz expressed his disappointment in the performance of Wendy’s senior management in attempting to improve Wendy’s financial performance. Mr. Peltz also expressed an interest in having Triarc acquire Wendy’s promptly following the June 30, 2007 expiration of the standstill period in a negotiated transaction, which would be subject to appropriate Triarc board and stockholder approvals.

On April 12, 2007, at a meeting of Triarc’s board of directors, Mr. Peltz reported that he had spoken to Mr. Pickett about the possibility of an acquisition of Wendy’s by Triarc and that he was waiting to hear whether the Wendy’s board of directors would be interested in pursuing such a transaction. On April 20, 2007, following the completion of its strategic review, Triarc announced that it had entered into a definitive agreement for the sale of Deerfield, a Chicago-based fixed income asset manager in which Triarc owned a controlling interest. Triarc also stated that after such sale, Triarc’s sole operating business would be the Arby’s restaurant business.

Mr. Pickett discussed his April 3, 2007 conversation with Messrs. Peltz and May, and the March 2007 franchisee’s report to Mr. Pickett, with Wendy’s Chief Executive Officer and President, Kerrii B. Anderson, Wendy’s Executive Vice President General Counsel and Secretary, Leon McCorkle, Jr., and Wendy’s outside counsel, Akin Gump Strauss Hauer & Feld LLP, in advance of the Wendy’s board of directors’ regularly-scheduled April 24, 2007 meeting. Mr. Pickett reported on these matters at that meeting, and expressed the view that Mr. Peltz’s communications could adversely impact the direction of Wendy’s, and the ability of management to achieve Wendy’s strategic plan. Mr. Pickett also discussed significant changes in circumstances from the time of adoption of the strategic plan in the fall of 2006, and stated that each of these matters required careful evaluation. Mr. Pickett and Mr. McCorkle recommended formation of a special committee of the Wendy’s board of directors with authority to consider Wendy’s strategic options in advance of the expiration of the standstill period.

Following discussion of the scope of the proposed committee’s authority, the importance of its members being free from actual and perceived conflicts of interest, the compensation to be paid for committee service and other relevant matters, the Wendy’s board of directors appointed James V. Pickett (as Chairman), Thomas F. Keller, David P. Lauer, James F. Millar and John R. Thompson to a committee (which we refer to as the Special Committee, or the committee) charged with investigating strategic options available to Wendy’s, including but not limited to changes in the Wendy’s capital structure and a possible sale, merger or other business combination. The Special Committee’s authority included recommending, rejecting or seeking to modify the terms of any possible transaction and recommending to the Wendy’s board of directors what action, if any, should be taken with respect to any strategic option. The board authorized retainers of $50,000 per quarter for the Special Committee’s Chairman and $10,000 per quarter for the other committee members, and payment to each committee member of $1,250 for each telephonic or in-person meeting attended plus reimbursement of expenses incurred. Wendy’s announced publicly the formation of the Special Committee on April 25, 2007. Pursuant to the Standstill Agreement, Mr. Oran was nominated for re-election to the Wendy’s board of directors at Wendy’s annual shareholders’ meeting held on April 26, 2007, and was so elected.

On April 25, 2007, the Special Committee met with representatives of Goldman Sachs & Co., JPMorgan Securities Inc. and Baker & Hostetler LLP to review the committee’s duties generally and those entities’ independence and other qualifications for purposes of serving as advisors to the committee. On April 26, 2007, in light of Wendy’s announcement that it was exploring strategic options, Mr. Peltz wrote to Mr. Pickett and requested that Wendy’s waive any applicable standstill provisions so that Triarc might make an acquisition proposal. On April 30, 2007, Triarc stated that following its sale of Deerfield, Triarc would be a “pure-play” publicly traded restaurant company and was considering financing opportunities to further its goal of significantly increasing value through the acquisition of other restaurant companies.

Following additional review and discussions with the advisory candidates with which it had met on April 25, 2007 and with other potential advisors, including Lehman Brothers Inc., over the succeeding several days, the Special Committee met on May 14, 2007 and formally engaged JPMorgan and Lehman Brothers as its financial advisors and Baker Hostetler as its counsel. At that meeting, the Special Committee and its advisors reviewed the broad scope of the Special Committee’s authority set forth in the resolutions adopted by the Wendy’s board of directors establishing the Special Committee, including the power and authority to, among other things, review and evaluate the advisability of a sale, merger or other business combination involving Wendy’s, recommend, reject or negotiate the terms of such a transaction, determine whether such a transaction is fair and in the best interests of the shareholders of Wendy’s and, to the extent permitted by law, the other stakeholders of Wendy’s, and recommend to the Wendy’s board of directors what action should be taken in respect of any potential transaction. In addition, the Special Committee and its advisors discussed a range of strategic alternatives to be explored, including continued execution of Wendy’s strategic plan, a change in dividend payout policy, strategic acquisitions, refranchising company- owned stores, a sale and leaseback of Wendy’s-owned real estate, a leveraged recapitalization and a sale of the enterprise.

On May 10, 2007, at a meeting of Triarc’s board of directors, Mr. Peltz reported that Wendy’s had announced that it was evaluating strategic alternatives and that Mr. Pickett had told him that he would discuss the potential acquisition of Wendy’s by Triarc with the Wendy’s board of directors. Mr. Garden noted that Triarc’s management had entered into preliminary discussions with potential financial advisors regarding a potential acquisition of Wendy’s. Bear Stearns subsequently worked with Triarc as its financial advisor.

At a meeting on May 31, 2007, the Special Committee and its advisors reviewed committee members’ discussions with certain Wendy’s shareholders and franchisees, financial due diligence on Wendy’s conducted by JPMorgan and Lehman Brothers, and management’s financial forecasts, and discussed at length the strategic alternatives initially reviewed at the May 14, 2007 meeting of the Special Committee. Lehman Brothers reviewed the evolution of asset-backed securitization financing (which we refer to as ABS financing) and the prospects for generating value for Wendy’s shareholders through ABS financing if the Special Committee determined to pursue a sale or a leveraged recapitalization of Wendy’s. Baker Hostetler reviewed the Wendy’s charter requirement that, in evaluating a possible sale or similar transaction, the Wendy’s board of directors must consider, in addition to the fairness of the price and financial terms of the proposal, the effect of the transaction on Wendy’s employees, franchisees, customers and suppliers.

The Special Committee met again on June 4 and June 7, 2007, and determined to explore a possible sale of Wendy’s, as one of the strategic alternatives to consider further, and authorized Lehman Brothers and JPMorgan to investigate the viability of providing prospective bidders a “stapled” ABS financing package in light of the possibility of generating incremental value to shareholders via that form of financing. An ABS stapled financing is a financing offered by a seller to prospective buyers using an asset-backed securitization (as opposed to bank and/or high yield debt) to finance the purchase of a company. The ABS stapled financing contemplated provided that buyers would have used the proceeds of an asset-backed securitization of Wendy’s provided by Lehman Brothers and/or JPMorgan to finance the purchase of Wendy’s.

On June 17, 2007, the Special Committee updated the Wendy’s board of directors regarding its June 4 and June 7, 2007 determinations. The board discussed briefly the changing climate in the financial markets, and approved downward-revised earnings guidance in light of input from Wendy’s management regarding Wendy’s expected financial performance for the balance of 2007. Wendy’s announced the Special Committee’s decision to explore a possible sale, and the company’s revised financial guidance, on June 18, 2007. Following this announcement, the committee’s financial advisors contacted 31 potential bidders (both strategic and financial), including Triarc. Between June 18 and July 13, 2007, 15 potential bidder groups executed confidentiality agreements, each of which contained standstill provisions, and received a detailed confidential information memorandum regarding Wendy’s. On June 22, 2007, Triarc received a draft confidentiality agreement from JPMorgan. On July 5, 2007, the first of an extended sequence of discussions among the Special Committee’s advisors and Trian’s and Triarc’s legal advisors commenced regarding the committee’s proposed confidentiality agreement, including the committee’s request that Triarc and Trian agree to certain standstill provisions. Trian expressed the view, in the initial and subsequent discussions, that the standstill provisions, in the form presented, were not appropriate for an existing significant shareholder of Wendy’s.

On July 25, 2007, at the Wendy’s board of directors’ regularly-scheduled meeting, the Special Committee reported that bidders’ initial indications of interest in Wendy’s were due on July 31, 2007, management presentations and due diligence would be conducted during August and early September, information regarding the availability of stapled ABS financing was expected to be communicated to bidders in early September, and a call for bids should be expected for mid- to late September. As of July 30, 2007, the Special Committee and Triarc and Trian had not reached agreement on the terms of a confidentiality agreement, including standstill provisions and provisions relating to Triarc’s ability to pursue alternative financing sources, and Triarc and Trian had not been provided with a confidential information memorandum. On July 30, 2007, Triarc and Trian sent a letter to Mr. Pickett and filed with the SEC an amendment to its Schedule 13D, stating that Triarc “presently anticipates that it would be prepared” to offer $37 to $41 per share to Wendy’s shareholders, subject to satisfactory due diligence, negotiation of definitive documentation and other customary closing conditions. The letter did not specify any proposed form or terms of a transaction, and did not include any indication of sources of funding for a transaction. The letter stated that Triarc’s preferred form of a confidentiality agreement would be forthcoming separately and if the Special Committee would like to invite Triarc to participate in the sale process of Wendy’s, Triarc suggested that Wendy’s execute a confidentiality agreement in the form that Triarc and Trian were prepared to execute by 5:00 p.m. on August 1, 2007 and stated that if they did not receive a favorable response, Triarc and Trian would thereafter continue to review and evaluate their alternatives with respect to Wendy’s. In the view of Wendy’s advisors, the letter suggested that Triarc would exit the auction process if its deadline was not met.

The Special Committee’s financial advisors received indications of interest in an acquisition of Wendy’s from four separate bidding groups (which we refer to as Bidders A, B, C and D) on July 31, 2007. The committee and its advisors reviewed the indications of interest at a meeting of the committee held on August 2, 2007. Bidder A’s proposal indicated a value of $36 to $40 per share, Bidder B’s proposal indicated a value of $37 to $39 per share, Bidder C’s proposal indicated a value of $37 to $40 per share, and Bidder D’s proposal indicated a value of $39 to $42.50 per share. During the period August 6 through August 20, 2007: Wendy’s management made comprehensive presentations to Bidders A, B and C; a due diligence data room was opened to the bidders; and the Special Committee’s advisors, Triarc and Trian continued to negotiate the terms of a proposed confidentiality agreement, including standstill provisions and provisions relating to Triarc’s access to alternative financing sources. Also during this period, Bidder D declined to participate further because of difficulties in securing financial backing.

On August 20, 2007, the Special Committee met with its advisors to review the status of the ABS financing efforts, and to discuss the viability of a sale and leaseback of certain of Wendy’s real estate holdings as financing supplemental to the ABS financing for a possible purchase of Wendy’s. Based on that review, the committee authorized JPMorgan and Lehman Brothers to develop a sale and leaseback financing package for consideration by bidders. On August 28, 2007, Triarc and Trian executed a confidentiality agreement with Wendy’s containing standstill provisions effective until December 1, 2007, and were given the confidential information memorandum and access to the

Wendy’s due diligence data room. Triarc and its advisors, including Paul Weiss, Rifkind, Wharton & Garrison, LLP, Kaufman, Feiner, Yamin, Gildin & Robbins, LLP, Stikeman Elliott LLP, Jones Day and Bear Stearns, began the process of reviewing the due diligence materials provided in the data room.

The Special Committee met for an in-depth review of the ABS financing and an update on the Sale and Leaseback Financing efforts on August 30, 2007, including a detailed financial review and a detailed review of legal considerations presented by Winston & Strawn, which had been engaged by Wendy’s with respect to financing and transactional due diligence matters in connection with the Special Committee’s efforts. A confidential memorandum with respect to the sale and leaseback financing was distributed the day after that meeting to prospective real estate purchasers who had executed a confidentiality agreement.

During the period September 5 through September 24, 2007, Triarc requested from the Special Committee, and was granted, permission to pursue debt and equity financing from identified sources, subject to the execution by those sources of appropriate confidentiality agreements. Wendy’s management made a comprehensive presentation to Triarc and Trian personnel on September 7, 2007. The Special Committee’s advisors distributed to Bidders A, B, C and Triarc a draft merger agreement on September 14, 2007, and draft disclosure schedules thereto on September 19, 2007. Triarc and its legal advisors, including Paul Weiss, Kaufmann Feiner, Morris, Nichols, Arsht & Tunnell LLP and Jones Day, began to review potential transaction structures for a proposed transaction between Wendy’s and Triarc.

On September 10, 2007, at a meeting of Triarc’s board of directors, Mr. Garden reported that Triarc had reached an agreement with Wendy’s on the terms of a confidentiality agreement governing Triarc’s participation in Wendy’s sale process and reported that Triarc representatives had begun conducting due diligence and evaluating potential acquisition financing. Roland C. Smith, a director and Chief Executive Officer of Triarc, provided initial observations regarding the potential acquisition of Wendy’s, including some observations from the presentation made by Wendy’s management to Triarc on September 7, 2007.

The Special Committee’s financial advisors updated the committee on the sale process and on the ABS and sale and leaseback financing efforts on September 25, 2007, at which time the committee approved the engagement of bond insurers to provide credit support for the ABS financing. The Special Committee met on October 5, 2007 for an update on Wendy’s financial performance from Mrs. Anderson, and to interview three candidates for the role of independent financial advisor to the committee in light of the possibility that JPMorgan and Lehman Brothers would be providing stapled ABS financing to the acquirer if a transaction occurred. On October 7, 2007, the Special Committee updated the Wendy’s board of directors on the committee’s activities and on capital markets and other developments relevant to the sale process subsequent to July 25, 2007. During the week of October 8, 2007, the committee selected Greenhill & Co., LLC (which we refer to as Greenhill) as its independent financial advisor.

On October 16, 2007, at a meeting of Triarc’s board of directors, Mr. Smith and Stephen E. Hare, Senior Vice President and Chief Financial Officer of Triarc, provided a detailed presentation of the potential acquisition of Wendy’s. The presentation included details regarding the Wendy’s sale process, proposed financing sources, on-going due diligence, opportunities for improved operating results at Wendy’s, the integration of the Wendy’s business within Triarc’s organizational structure, potential cost savings and synergies presented by the proposed acquisition and Triarc’s pro forma capitalization following the acquisition.

On October 17, 2007, the Special Committee, JPMorgan, Lehman Brothers and Baker Hostetler met and discussed at length the current state of the credit markets, market confidence in the financial strength of bond insurers, the possible terms of the Lehman Brothers and JPMorgan ABS financing and related bridge financing commitments to be delivered to bidders, the scheduled December 1, 2007 expiration of the Triarc/Trian confidentiality agreement’s standstill obligations and the importance of maintaining a controlled competitive bidding environment for maximizing the value to Wendy’s shareholders of any acquisition proposal. Members of the Special Committee also noted their belief that the continuation of the sale process was straining management resources and undermining focus on normal business operations. The committee and its advisors discussed the relative benefits and detriments, in light of these considerations, of calling for definitive bids without substantial further delay, suspending the sale process, and terminating the sale process. The committee determined tentatively to proceed toward a prompt call for bids.

During the next several days, Mr. Pickett, on behalf of the Special Committee, approached two banks about their willingness to participate in the stapled financing commitment anticipated from Lehman Brothers and JPMorgan, or alternatively to develop its own proposal for ABS or other financing. On October 22, 2007, Triarc announced that its definitive agreement for the sale of Deerfield had been terminated by mutual agreement of the parties.

On October 24, 2007, Lehman Brothers and JPMorgan delivered their ABS financing term sheet and related bridge financing (which we refer to as the stapled financing) commitment terms for review by the Special Committee and its counsel. Numerous discussions ensued during the next several days among the committee, Baker Hostetler, Wendy’s management, Mr. McCorkle, Winston & Strawn, Akin Gump, Lehman Brothers, JPMorgan and Greenhill, regarding the proposed terms of the stapled financing. The Special Committee met on October 25, 2007 and discussed at length, separately with Lehman Brothers and JPMorgan, on one hand, and with Greenhill, on the other hand, the advantages and disadvantages, for purposes of maximizing shareholder value, of delivering the stapled financing terms to prospective bidders and calling for final bids by mid-November. Baker Hostetler, Mr. McCorkle, Winston & Strawn, Akin Gump and Greenhill negotiated with Lehman Brothers and JPMorgan regarding the stapled financing during the period October 26 through October 28, 2007, and the committee authorized delivery of the stapled financing terms to bidders on October 29, 2007, together with a communication that other potential financing sources were working to propose financing commitments as alternatives to the stapled financing and that final bids would be due on November 12, 2007.

On November 2, 2007, Mr. Pickett reported to the Special Committee that one of the banks he had approached had declined to proffer alternative financing for a possible transaction, and Messrs. Pickett and Lauer and Baker Hostetler met with representatives of the second bank to discuss its views on ABS financing availability and a timeline for its delivery of a financing commitment. The second bank expressed an interest in providing a financing commitment as an alternative to the stapled financing. On November 6, 2007, the Special Committee and its advisors updated the Wendy’s board of directors on developments in the committee’s process, including the delivery to bidders of the stapled financing terms, ongoing negotiations with respect to those terms, and the setting of a November 12, 2007 bid deadline, and reviewed generally with the Wendy’s board of directors the other strategic alternatives that the committee had identified in May 2007.

In the months leading up to the November 12, 2007 bid deadline, Triarc, working with Bear Stearns and potential lending sources, determined that due to declining credit market conditions, the transaction terms proposed in the July 30, 2007 letter from Triarc and Trian to Wendy’s had become increasingly less attractive and a transaction consisting of a mix of cash and stock consideration provided better certainty of closing. On November 12, 2007, at a meeting of Triarc’s board of directors, Mr. Peltz indicated that bids for the acquisition of Wendy’s were due by the close of business that day. Triarc’s board of directors reviewed the contents of Triarc’s proposed bid letter, including the proposed price range per share of Wendy’s common stock, the form of the proposed consideration and the conditions to which the offer would be subject. The Triarc board of directors unanimously approved the submission of a bid letter.

On November 12, 2007, JPMorgan received from Bidder A a proposal for a recapitalization valued at $29 per share, with per share consideration to Wendy’s shareholders comprising $26.50 in cash as a special dividend, and $2.50 in retained Wendy’s common shares. Bidder A proposed transaction funding in the form of $2.3 billion of debt financing and Bidder A’s investment of $524 million in exchange for Wendy’s common shares, but did not indicate the per share price at which the investment would be made. The proposal was premised on the availability of bridge financing to be provided by Wendy’s financing sources and of the sale and leaseback financing, and was conditioned on the satisfactory completion of Bidder A’s due diligence and the preparation and execution of acceptable transactional and debt financing documentation.

JPMorgan received from Triarc, on November 12, 2007, a letter proposing a merger of Wendy’s into Triarc valued at $32 to $36 per Wendy’s common share, comprising $20 to $25 per share in cash with the remaining consideration in the form of Triarc’s Class B common stock (with voting rights of 1/10 vote per share), and indicating that if Wendy’s wished for a greater percentage of the cash component of the merger consideration to be payable to its shareholders, Triarc would be prepared to work with certain large shareholders of Wendy’s to seek to have them agree to convert their shares solely into shares of Triarc Class B common stock. The November 12 letter did not indicate an exchange ratio for the stock portion of the consideration. As to the cash portion of the consideration, the letter stated that Triarc had intended to utilize the proceeds from an ABS transaction that it had finalized for Arby’s together with proceeds from the stapled financing but, because the stapled financing had not materialized beyond the term sheet stage, Triarc was working with two major financial institutions on a combined Wendy’s/Triarc ABS financing and was also pursuing bank and bond financing, and expressed Triarc’s intention to utilize the sale and leaseback financing. The letter indicated that Triarc would need stockholder approval to issue the Class B common stock and that Triarc was continuing to examine the disposition of its interest in Deerfield with a view to conducting only restaurant industry operations in Triarc, and requested that Wendy’s conduct discussions exclusively with Triarc for a 15-business day period. Bidders B and C did not submit bids on November 12, 2007, and withdrew from continuing discussions with the Special Committee and its advisors.

The Special Committee met with JPMorgan, Lehman Brothers and Baker Hostetler on November 13, 2007, to review the Bidder A and Triarc proposals. JPMorgan noted that neither bidder had submitted a mark-up of the draft merger agreement or evidenced receipt of an acceptable financing commitment, and that the proposals constituted only confirmed indications of interest, rather than the requested best and final bids. The committee determined not to grant the exclusivity requested by Triarc in light of the current state of its proposal and the value of maintaining a competitive bidding environment, and instructed JPMorgan to obtain clarification from both Bidder A and Triarc regarding details of their respective proposals.

The committee and its advisors met again on November 14, 2007. JPMorgan reported on the additional details that it had obtained regarding the proposals, that both proposals were premised on an ABS financing package that Wendy’s was to provide, and that JPMorgan had been informed that Wendy’s financing sources would need until mid-December 2007 to deliver its financing commitment. Following a review of these matters and of the considerations assessed by the committee at its October 17, 2007 meeting, the committee instructed JPMorgan to notify Bidder A and Triarc that their respective proposals were not acceptable on their current terms, and that they should complete their due diligence and financing arrangements with Wendy’s financing sources and be prepared to submit best and final bids by mid-December. The committee also directed JPMorgan to advise Triarc that the Class B common stock component of its bid was not acceptable and that it should make an all-cash bid.

The Special Committee, JPMorgan and Baker Hostetler met again on November 30 and December 6, 2007. JPMorgan reported that Triarc had repeated its request for exclusive negotiations and indicated that it was close to securing traditional bank and bond financing for its proposal. JPMorgan further reported that Bidder A had been relying on the availability of the ABS financing but that Wendy’s financing sources had recently concluded that they would be unable to deliver a financing commitment by mid-December because of credit market conditions. Following discussion of these considerations and of the committee’s view regarding the continuing strain on Wendy’s operations arising from the sale process, the committee determined to reject Triarc’s request for exclusivity and to defer receipt of final bids to the earliest practicable date on which fully-financed bids could be expected from both remaining bidders.

On December 7, 2007, Triarc requested from the Special Committee, and was granted, permission to pursue equity financing from identified Wendy’s shareholders, subject to the execution by those shareholders of appropriate confidentiality agreements. On December 18, 2007, JPMorgan, at the Special Committee’s direction, delivered to each of Bidder A and Triarc instructions to submit a best and final offer, together with a financing commitment and a mark-up of the draft merger agreement submitted to bidders in September 2007, by January 10, 2008.

On December 18, 2007 Triarc announced that it had entered into a revised definitive agreement to sell its Deerfield asset management business to Deerfield Triarc Capital Corp. (now known as Deerfield Capital Corp.), which transaction was consummated on December 21, 2007, resulting in Triarc’s sole operating business being the Arby’s restaurant business.

Between December 18, 2007 and January 10, 2008, Bidder A and certain of its potential financing sources conducted substantial due diligence on Wendy’s, Wendy’s financing sources continued to devote extensive efforts to developing an ABS financing package, and a draft purchase agreement for purposes of the sale and leaseback financing was distributed to qualified bidders. Shortly before January 10, 2008, Wendy’s financing sources informed the Special Committee that they would be unable to deliver a viable ABS financing commitment in light of prevailing conditions in the credit markets and the credit standing of certain bond insurers.

Bidder A delivered to the Special Committee, on January 10, 2008, a detailed proposal for a leveraged recapitalization of Wendy’s, the principal features of which included: an investment by Bidder A of $500 million in exchange for newly-issued convertible preferred shares (convertible into approximately 28% of Wendy’s common shares, assuming immediate conversion at a $24 per share Wendy’s common share price); Wendy’s incurring a new $700 million term loan and entering into a $100 million revolving credit facility; the appointment of the principal owner and chief executive officer of a significant Wendy’s franchisee as the new Chief Executive Officer of Wendy’s (who we refer to as the Bidder A Designee); the purchase by Wendy’s of that franchisee’s business for $165 million in cash and Wendy’s common shares (for the stated purpose of eliminating conflicting focus for the Bidder A Designee and aligning his interest with common shareholders); the payment to Wendy’s common shareholders of a special dividend of approximately $12.70 per share; and the election to a 15-member Wendy’s board of directors of the Bidder A Designee, three additional Bidder A nominees, and four persons to be nominated in 2008 by agreement between Bidder A and Wendy’s. Bidder A’s proposal included a draft financing commitment from several institutions.

Triarc delivered to the Special Committee, on January 10, 2008, a letter indicating that in light of the state of the credit markets, it was not comfortable with the credit terms available in the bank and fixed income markets. Triarc had explored various financing arrangements with approximately a dozen potential financing sources, including major financial institutions, monoline insurers active in the ABS market, hedge funds and alternative financing sources. Triarc proposed that Wendy’s effect a tender offer for up to $1 billion of its outstanding common shares at a price of $30 per share, stating that Trian had advised Triarc that Trian would “help finance” the tender offer, following which Wendy’s and Triarc would be combined, with the remaining Wendy’s shareholders either receiving cash “at a significant premium” to the current market price or owning stock in the combined entity. The letter expressed Triarc’s belief, based on preliminary conversations that it had conducted (with Wendy’s permission) with several large shareholders of Wendy’s, that those shareholders would want to convert their Wendy’s shares into shares of the combined entity. The letter did not identify the amount or any proposed terms of the tender offer financing assistance and did not indicate any proposed structure for or pricing or other terms of the proposed combination.

The Special Committee, Baker Hostetler and JPMorgan met on January 11, 2008 to review the materials received on January 10. The committee directed JPMorgan to obtain background information and further detail from both Bidder A and Triarc regarding their respective bids. The committee requested that JPMorgan also explore Bidder A’s willingness to purchase common rather than preferred shares, and the significance to Bidder A of the Bidder A Designee’s appointment as Chief Executive Officer and of the purchase of his franchise business.

The Special Committee and its advisors convened again on January 14, 2008. JPMorgan reported Bidder A’s insistence on purchasing preferred rather than common shares, and on teaming with the Bidder A Designee and effecting a purchase of his business for the stated purpose of assuring his sole focus on the Wendy’s business. JPMorgan also reported that Triarc had reiterated its desire for a merger with Wendy’s but declined to provide any particulars beyond its January 10 letter. The committee determined to meet with Bidder A to obtain a better understanding of its proposal. Following a review of the state of the financial markets and the nature and terms of the financing package included in Bidder A’s proposal, consideration of the absence of a definitive proposal for an alternative transaction from Triarc or any third party, and a discussion of the committee’s concern about potential damage to Wendy’s operations from continuation of the sale process, the committee determined that it would also be advisable to explore alternatives to a sale or recapitalization of Wendy’s that could facilitate alignment among Wendy’s shareholders, board of directors and management and permit execution of an operating plan without disruption. To that end, the committee directed JPMorgan to meet with Mr. Peltz to gauge his interest in discussing changes in Wendy’s board of directors and management if no sale of Wendy’s or similar transaction were pursued.

On January 14, 2008, Mr. Peltz expressed to JPMorgan a lack of interest in discussing Wendy’s board of directors and management changes. However, in a conversation between Mr. Pickett and Mr. Peltz on January 15, 2008, they engaged in a dialogue regarding Wendy’s board of directors and management changes, including a suggestion by Mr. Pickett that Mr. Peltz serve on Wendy’s board of directors in the absence of a transaction. In a subsequent conversation on January 16, 2008, Mr. Peltz declined the opportunity to sit on Wendy’s board and reiterated his desire to only complete a Triarc/Wendy’s merger. Based on this conversation, Mr. Pickett believed that Trian would likely conduct a proxy contest with respect to the composition of Wendy’s board of directors if a Triarc/Wendy’s transaction could not be agreed to. On January 16, 2008, the Special Committee, Baker Hostetler, JPMorgan and Greenhill met with Bidder A for a detailed review of Bidder A’s proposal. At the conclusion of this meeting, the committee instructed JPMorgan to examine further the economics of Bidder A’s proposal and to seek a more definitive transaction proposal from Triarc.

Between January 19 and January 22, 2008, Baker Hostetler, Akin Gump and JPMorgan developed a response to Bidder A’s proposal, and JPMorgan requested definitive information from Triarc regarding Triarc’s proposed combination with Wendy’s, including the value Triarc ascribed to Wendy’s, the structure of the proposed transaction, the form of consideration to be paid, the governance features of the surviving entity, the identity of post-closing management of the Arby’s and Wendy’s brands, the status and terms of any necessary financing, the transaction’s timing, conditions to consummation of the transaction, the impact of the proposed transaction on Wendy’s franchisees, and the remaining due diligence to be conducted by Triarc.

On January 23, 2008, JPMorgan, Baker Hostetler and Akin Gump met with Bidder A and its counsel to negotiate the terms of the preferred shares to be issued in Bidder A’s proposed transaction. On the same day, Wendy’s executed a confidentiality agreement with Triarc to enable Wendy’s and the Special Committee and their respective advisors to obtain nonpublic information regarding Triarc for purposes of exploring a possible transaction.

On January 24, 2008, Trian requested an extension to February 11, 2008 of the original January 27, 2008 deadline for submission of shareholder proposals for the Wendy’s 2008 annual meeting. Representatives of Trian, Triarc and Bear Stearns met with representatives of JPMorgan to discuss a proposed transaction and review the strategic rationale of a Wendy’s/Triarc (Arby’s) combination. On the Special Committee’s recommendation, premised on its desire to develop Triarc’s intentions regarding a potential transaction as promptly as possible without the distraction of other initiatives, the Wendy’s board of directors acted on January 26, 2008 to grant the requested extension, and JPMorgan requested that Triarc deliver to the Special Committee, in writing, the terms of Triarc’s proposal.

Triarc delivered to the Special Committee, on February 1, 2008, a letter proposal to merge a subsidiary of Triarc into Wendy’s, with Wendy’s surviving as a wholly-owned subsidiary of Triarc. The proposal called for aggregate consideration to Wendy’s shareholders consisting of $500 million in cash, and Triarc common stock, without differentiating between Triarc’s Class A common stock and its Class B common stock. The proposal indicated consideration of $27.00 per share to Wendy’s shareholders, comprising $6.39 in cash (if Trian, but no other Wendy’s shareholders, elected to receive Triarc common stock as consideration) up to $10.00 in cash (if other large shareholders holding approximately 40% of Wendy’s outstanding shares also elected to receive only Triarc common stock), with the remainder of the consideration consisting of Triarc common stock valued at $9.50 per share, which the letter stated was “the approximate current trading price” of Triarc common stock. (The closing price of Triarc Class B common stock was $9.30 on January 31, 2008 and $9.67 on February 1, 2008 and the closing price of Triarc Class A common stock was $9.38 on January 31, 2008 and $9.64 on February 1, 2008.)

The February 1 Triarc proposal was premised on $675 million of debt financing to be secured by Wendy’s assets, and was accompanied by draft financing commitment letters from two financing sources. Triarc’s proposal letter expressed confidence that Triarc’s management team could increase Wendy’s earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA) significantly by improving Wendy’s-owned store profit margins, controlling expenses, and rationalizing overhead costs through synergies between the Triarc and Wendy’s operations. The proposal contemplated a 15-member post-closing Triarc board of directors, three of whom would be designated by Wendy’s, and was conditioned on satisfactory completion of Triarc’s due diligence, completion and execution of definitive transactional and financing documentation, approval by Triarc’s board of directors, receipt of the proposed financing, and other customary closing conditions. The proposal letter indicated that the proposal would remain effective only until February 6, 2008, and requested that Wendy’s conduct negotiations exclusively with Triarc for a period of 15 business days.

The Special Committee, Baker Hostetler and JPMorgan met on February 2, 2008 to review the February 1, 2008 Triarc proposal in detail. In the context of this discussion, the committee noted that the proposal had not included a mark-up of the draft merger agreement and schedules previously submitted to bidders, and that an important feature of the proposal was its premise that Triarc, including Mr. Smith and other members of his management team, could effect significant improvement in Wendy’s operating results. The Special Committee requested that JPMorgan arrange promptly for in-depth interviews by the committee of Mr. Smith and other Triarc management personnel, for an assessment of their capabilities and for a presentation of Triarc’s strategic rationale for its proposal and of their views on the opportunities resulting from a combination of Wendy’s and Arby’s. The committee also requested that JPMorgan arrange for an in-depth interview of the Bidder A Designee in the context of the committee’s continuing discussions with Bidder A, and that JPMorgan notify Triarc that the committee had declined its request for exclusive negotiations.

On February 6, 2008, Trian requested an extension of the February 11, 2008 deadline for submission of shareholder proposals for the Wendy’s 2008 annual meeting. The Special Committee’s interviews with Triarc’s management personnel were conducted on February 7 and 8, 2008.

The Special Committee, Baker Hostetler and JPMorgan met again on February 9, 2008, to review the committee members’ interviews of Triarc personnel and of the Bidder A Designee. The committee’s members reported favorably on their interviews of both the Triarc personnel and the Bidder A Designee. The committee also considered Trian’s February 6, 2008 request for a further extension of the shareholder proposal deadline described above, but declined to make a recommendation to the Wendy’s board of directors in favor of the request, in light of the committee’s belief that Triarc had not yet fully responded to all due diligence requests of the committee and its advisors and a perceived lack of clarity from Triarc on the brand focus and proposed location of Triarc executives who would be charged with effecting improvements in Wendy’s performance. The Wendy’s board of directors met to discuss the requested extension but declined to grant it. On February 11, 2008, Trian submitted a proposal for action at the Wendy’s 2008 annual meeting, calling for, among other things, (a) an increase in the size of the Wendy’s board of directors to 15 members, (b) the election of six board members in 2008, five in 2009 and four in 2010, and (c) the election to the board in 2008 of six Trian nominees.

During the next several days, the Special Committee, Baker Hostetler, Winston & Strawn and Akin Gump, and consultants engaged by Wendy’s, initiated due diligence, which continued for several weeks, on the Bidder A Designee’s business to be acquired in connection with Bidder A’s proposal. They also developed and delivered to Bidder A a detailed counterproposal addressing the financial terms of Bidder A’s proposed investment and of the preferred shares to be issued, standstill considerations relating to share purchases and corporate governance initiatives, and other governance matters. On February 14 and 15, 2008, Triarc delivered to the committee’s advisors further responses to the committee’s due diligence requests and provided clarification regarding the Triarc executive team. On February 20, 2008, Bidder A responded in writing to the Special Committee’s counterproposal, and the committee’s advisors summarized for the committee the Triarc due diligence items that remained outstanding. On February 22, 2008, Bear Stearns submitted to JPMorgan responses to Wendy’s due diligence requests.

At a meeting of the Special Committee held on February 22, 2008, the committee noted its continuing concern regarding the effect of the sale process on Wendy’s operations. The committee directed its advisors to continue their due diligence with respect to Triarc and to obtain Wendy’s management’s views on the financial consequences to Wendy’s and its shareholders of accepting the Bidder A proposal in its current form. The committee and its advisors also discussed Bidder A’s outlook for Wendy’s operating and financial performance and discussed Wendy’s current strategic options, including a transaction with Bidder A, a transaction with Triarc, or continuing operations in the absence of a transaction.

The Special Committee, Baker Hostetler and JPMorgan met again on March 6, 2008. The meeting participants reviewed the information that had been developed on the experience and track record of the Triarc executive team to be responsible for Wendy’s operations, a preliminary Triarc model for Wendy’s financial performance, Triarc’s analysis of the synergies available in a Triarc/Wendy’s combination, corporate governance considerations, and the potential impact of the proposed combination on Wendy’s employees and franchisees. JPMorgan responded to questions from the committee regarding, among other things, the assumptions underlying Triarc’s financial model and the liquidity of the common stock to be issued in the proposed combination if the consideration was other than cash. After discussion of the relative merits of the Bidder A proposal and the Triarc proposal, the Special Committee instructed JPMorgan and Baker Hostetler to proceed promptly with the steps that would be necessary to bring both the Bidder A proposal and the Triarc proposal into best and final form as soon as practicable.

During the next 10 days, Bidder A and JPMorgan conducted additional due diligence on Wendy’s recent financial performance; Triarc delivered to the Special Committee’s advisors a draft merger agreement; the committee and its advisors (including JPMorgan and Greenhill in separate sessions with the committee) reviewed the relative advantages and disadvantages of proceeding with Bidder A, proceeding with Triarc, and not undertaking any transaction; negotiations continued with Bidder A on the terms of its proposal (including its proposed debt financing documentation) and with the Bidder A Designee’s counsel and executive team on the acquisition of the Bidder A Designee’s business; and the committee’s advisors delivered to Triarc a comprehensive due diligence request.

During the period March 17 through March 23, 2008, the Special Committee’s counsel and financial advisors and Wendy’s outside counsel and consultants continued their Triarc due diligence investigation, and Wendy’s management team conducted due diligence calls with Triarc regarding Triarc’s business plan and model. In addition, in light of the committee’s assessment of the current state of the Bidder A and Triarc proposals and the possibility of a proxy contest from Trian if no Triarc transaction were agreed to, Mr. Pickett undertook exploratory discussions with individuals who had been identified as possible candidates for the Wendy’s Chief Executive Officer position and Wendy’s board of directors positions, including Chairman, if the Special Committee and Wendy’s board of directors were unable ultimately to recommend any transaction for shareholder approval.

At a meeting of the Special Committee, Baker Hostetler and JPMorgan on March 24, 2008, the meeting participants reviewed the Bidder A proposal, with a focus on its financial implications for Wendy’s shareholders in light of the terms of the proposal’s preferred shares component, and discussed the proposal’s debt financing terms and financing fees and whether the proposal could be deleveraged. Mr. Pickett reported that he had met with Mr. May, who was acting on behalf of Triarc, on March 21, 2008, at Mr. May’s request, and had requested that Triarc deliver promptly to the committee’s advisors and Wendy’s management additional detail on Triarc’s projected post-transaction cost savings and on the financing of the cash component of Triarc’s proposal. Mr. Pickett also reported on his discussions with possible Chief Executive Officer and Wendy’s board of director candidates. The committee’s advisors updated the committee on their due diligence investigation of Triarc.

During the period March 25 through March 28, 2008, JPMorgan, Baker Hostetler, Akin Gump and Winston & Strawn negotiated with Bidder A and its advisors regarding the terms of the preferred shares to be issued and Bidder A’s financing commitment terms and fees, exchanged drafts of and conducted in-person negotiations with Bidder A and its advisors on the purchase agreement and related documentation for the Bidder A proposal, delivered to Triarc’s counsel a comprehensive revision of the Triarc draft merger agreement (which did not contain a counter proposal to the economic terms of Triarc’s February 1, 2008 proposal), participated in a call among Wendy’s management and Bidder A’s financing sources regarding Wendy’s current business plan, and communicated to Bidder A and Triarc the Special Committee’s intention to bring its process to completion in advance of Wendy’s regularly-scheduled board of directors meeting during the week of April 21, 2008.

On March 26, 2008, Triarc’s legal advisors and Bear Stearns submitted to Wendy’s advisors outstanding due diligence items. On March 31, 2008, members of Wendy’s management, Wendy’s consultants, representatives of JPMorgan and Baker Hostetler, Mr. McCorkle and representatives of Akin Gump attended a Triarc management presentation at Triarc’s headquarters in Atlanta regarding Triarc’s business plan and its model for improving Wendy’s operating and financial performance. Certain members of the Special Committee attended the presentation by telephone, and representatives of Greenhill received and analyzed the presentation materials independently.

During the first 10 days of April 2008, the Special Committee, its advisors and Wendy’s management continued discussions with Bidder A on Bidder A’s financial forecast for Wendy’s, and continued internal discussions on Triarc’s financial outlook; the committee, JPMorgan, Baker Hostetler, Akin Gump and Winston & Strawn continued telephonic and in-person negotiations with Bidder A and with the Bidder A Designee’s counsel and executive team regarding transaction and financing terms and documentation; and Mr. Pickett and members of Wendy’s management interviewed potential candidates to become the Chairman of the board of directors and the Chief Executive Officer of Wendy’s if no transaction was recommended by the Special Committee, and began discussions regarding potential employment arrangements with such candidates.

On April 2, 2008, at a meeting of Triarc’s board of directors, Mr. Smith provided a report with respect to the presentation made by Triarc management to Wendy’s management and advisors on March 31, 2008. On April 3, 2008, Mr. May, on behalf of Triarc, and representatives of JPMorgan met to discuss the possibility of a stock-for-stock transaction to address certain concerns raised by Wendy’s regarding Triarc’s proposed transaction, including minimizing the effects of uncertain credit markets and providing greater certainty of closing.

The Special Committee, Baker Hostetler and JPMorgan met on April 4, 2008 to review: the risks attendant to closing Bidder A’s proposed transaction; the Triarc March 31, 2008 management presentation; issues relating to the Triarc draft merger agreement; the committee’s questions regarding Triarc’s ability to manage both the Arby’s and Wendy’s brands; the amount and form of consideration for shareholders in a Triarc transaction; the post-closing liquidity of any common stock to be issued as merger consideration in a Triarc transaction; and the meeting participants’ expectations regarding the effect on shareholder value of continuing business in the absence of a transaction, with either the current management team and board configuration or with the addition or substitution of one or more of the candidates engaged in discussions with Mr. Pickett. At the conclusion of this meeting, the Special Committee directed its advisors to formulate, for the committee’s review, a counteroffer to Triarc’s February 1, 2008 proposal, and requested that they schedule a meeting for Bidder A to present to the committee its best and final proposal.

On April 9, 2008, JPMorgan, Baker Hostetler and Akin Gump met in person with representatives of Bidder A and its counsel to resolve open issues and work toward finalizing the documentation for Bidder A’s proposal. On the evening of April 9, 2008, the committee, Baker Hostetler and JPMorgan met to review the remaining open issues with respect to Bidder A’s proposal, and to review the proposed counteroffer to Triarc’s February 1, 2008 proposal.

At the committee’s direction, JPMorgan delivered to Triarc, on April 10, 2008, a term sheet proposing a Triarc/Wendy’s merger with consideration to Wendy’s shareholders of Triarc common stock valued at $31 per share (with a variable share exchange ratio to ensure a fixed value), a limited number of closing conditions, reciprocal break-up fees, and voting agreements from Trian and Messrs. Peltz and May with respect to the requisite Triarc and Wendy’s shareholder approvals of the transaction. The term sheet also called for, among other things, certain corporate governance and heritage protection measures, including a single class of common stock in the post-closing publicly-traded entity, a charter provision limiting the post-merger entity’s business to global restaurant operations, representation on that entity’s board of directors of Wendy’s designees, preservation of the Wendy’s brand headquarters in the Columbus, Ohio area for a specified period, preservation of the Wendy’s identity in the traded entity’s name, post-signing and pre-closing Triarc interaction with Wendy’s shareholders and franchisees, post-closing public disclosure levels and investor relations activities, and a three-year standstill agreement and resignation from Wendy’s board of directors of Trian’s designees if the Wendy’s shareholders failed to approve the merger. In a related telephone conversation, JPMorgan informed Triarc that the Special Committee was preparing to make a decision during the week of April 14, 2008 on its recommendation to the Wendy’s board of directors, that the committee would present its recommendation for action at the Wendy’s board of directors meeting on April 22 and 23, 2008, and that the committee believed that it had actionable alternatives to a transaction with Triarc.

On April 11, 2008, Bidder A and the Bidder A Designee met with the Special Committee, Baker Hostetler and representatives of JPMorgan and of Greenhill to review in detail the economic terms of Bidder A’s proposal, the anticipated financial returns to Bidder A and to Wendy’s common shareholders from the implementation of Bidder A’s plans for Wendy’s, Bidder A’s debt financing terms, its views on Wendy’s current operations and the changes it considered necessary, its proposed executive team and that team’s experience relative to heading the Wendy’s business, and the proposed purchase of the Bidder A Designee’s business. In the course of discussion of these matters, Bidder A confirmed its recognition that the implicit immediate premium to Wendy’s existing shareholders of its proposed investment was variable and potentially not significant, and that Bidder A would derive a return of six percent on its investment before Wendy’s common shareholders derived a return. In that context, Bidder A expressed its belief that its proposal represented a substantial benefit to Wendy’s shareholders in the form of enterprise stability, continued current returns and longer-term enterprise and share value appreciation, and stated that it was unwilling to and would be unable to offer economic terms more favorable to Wendy’s common shareholders than those reviewed at the meeting.

On April 15, 2008, Trian proposed to JPMorgan an acquisition of Wendy’s “through” Trian Acquisition I Corp., a publicly traded special purpose acquisition corporation affiliated with Trian, with consideration valued at $27 per Wendy’s common share and payable in a combination of cash held in Trian Acquisition I Corp. and Trian Acquisition I Corp. common stock. Trian believed this proposal would keep open the possibility of a transaction in which Wendy’s shareholders would be able to receive cash as part of the consideration. Following independent analyses, JPMorgan and Greenhill expressed to the Special Committee their belief that Trian Acquisition I Corp. would not be able to pay the proposed consideration to Wendy’s shareholders and retain sufficient value for that entity’s existing shareholders to obtain the requisite approval of the proposed transaction by those shareholders. Baker Hostetler expressed to the committee its belief that (i) the overlap that existed among the directors, officers and principals of Trian, Triarc and Trian Acquisition I Corp., in conjunction with Trian’s and Triarc’s longstanding interest in acquiring Wendy’s, raised certain fiduciary duty, business opportunity and contractual issues, that could delay or otherwise interfere substantially with pursuing a transaction with Trian Acquisition I Corp. and (ii) the involvement of a special purpose acquisition corporation could lead to a potentially lengthier and more involved regulatory review process. These concerns, in combination with the introduction of Trian Acquisition I Corp. to the process at this juncture, indicated to the committee’s advisors that consummating the current proposal involving Trian Acquisition I Corp. was not feasible, and that pursuing any transaction involving that entity could delay significantly the conclusion of the committee’s process, with a corresponding significant risk of diminishing shareholder value. After discussion of these concerns and risks, the Special Committee instructed JPMorgan to advise Trian and Triarc that their best opportunity to effect a transaction with Wendy’s in the time available for further action would be to focus on a transaction that did not involve Trian Acquisition I Corp.

On April 16, 2008, Triarc (through Bear Stearns) proposed a Triarc/Wendy’s merger, with consideration of 3.2 shares of Triarc common stock for each Wendy’s common share, which Triarc believed, based on the historical trading value of Triarc’s stock and an assumed range of industry multiples, represented a value for each Wendy’s common share ranging from $27.43 to $37.56. Based on the closing price of Triarc’s Class A common stock on April 15, 2008, however, the proposed exchange ratio represented a value of $20.70 for each Wendy’s common share, and reflected a 9.3% discount to the closing price of Wendy’s common shares on that date. JPMorgan informed Bear Stearns promptly that the Special Committee would be voting on its recommendation to the Wendy’s board of directors the following day, and inquired whether that Triarc proposal constituted Triarc’s best and final offer; Bear Stearns stated that it should be so considered. On the evening of April 16, 2008, the Special Committee met with a Wendy’s Chief Executive Officer candidate with whom Mr. Pickett had been conducting discussions.

The Special Committee, Baker Hostetler and representatives of JPMorgan and Greenhill met on April 17, 2008. JPMorgan reviewed in detail the latest Triarc proposal, the preceding Triarc proposal involving Trian Acquisition I Corp., unresolved Triarc corporate governance and Wendy’s heritage issues, the potential risk to execution of a Triarc transaction because of possible Wendy’s franchisee resistance, and the anticipated consequences of not accepting a Triarc proposal, including the possibility of a proxy contest or hostile acquisition attempt.

Following a discussion of these considerations, JPMorgan reviewed in detail the latest Bidder A proposal, including its economic terms and their financial implications for Wendy’s common shareholders; its debt financing terms and related fees; the plan and financial expectations for future operations articulated by Bidder A’s principals and the Bidder A Designee; the financial and other terms of the acquisition of the Bidder A Designee’s franchise business; the risks to consummating the Bidder A proposal and the amounts that would be payable by Wendy’s in connection with a failed transaction; and the issues remaining to be resolved with Bidder A before definitive documentation could be executed. The meeting participants discussed these matters, Triarc’s and Bidder A’s awareness of the Wendy’s first quarter financial results to be announced during the week of April 21, 2008, the potential effect of those results on their respective bids, and the anticipated market reaction and effect on Wendy’s shareholder value of recommending neither a Triarc nor Bidder A proposal and proceeding with changes in the composition of the executive team and the Wendy’s board of directors.

JPMorgan declined to recommend the April 16, 2008 Triarc proposal, and Greenhill expressed its concurrence with JPMorgan’s view. The Special Committee and its advisors then discussed the terms of the Bidder A proposal and the prospects for Wendy’s on a stand-alone basis. Following this discussion and based on the committee’s analysis of the financial terms of the Bidder A proposal, its belief that the Bidder A proposal would align the largest Wendy’s shareholder, Wendy’s board of directors and management, and its belief that the Bidder A proposal would generate more Wendy’s shareholder value than would a Wendy’s stand-alone plan with the executive team and Wendy’s board of directors changes that had been discussed, particularly in light of potential shareholder dissatisfaction that would accompany pursuing the latter alternative, the Special Committee determined to recommend to the Wendy’s board of directors that it approve the Bidder A proposal. This recommendation was made subject to resolution of the remaining issues and finalization of definitive documentation for execution by the time of the forthcoming April 22 and 23 Wendy’s board of directors meeting, and the committee directed its advisors to work with Bidder A and its counsel to complete those matters.

On April 18, 2008, Mr. May sent a letter to Mr. Pickett expressing concern about the current direction of Wendy’s and its sale process. On that same day, Mr. Pickett responded to Mr. May in a letter that stated that all proposals received by the Special Committee had been given fair and proper consideration.

Also on April 18, 2008, Bear Stearns ceased working as Triarc’s financial advisor to avoid any conflict resulting from the pending acquisition of Bear Stearns by JPMorgan, one of Wendy’s financial advisors. Triarc subsequently engaged Wachovia Securities as its financial advisor based on, among other things, Wachovia Securities’ familiarity with the proposed transaction as a potential financing source to Triarc for the transaction and Wachovia Securities’ investment banking experience in the restaurant industry.

On April 19, 2008, the Special Committee delivered to the Wendy’s board of directors a written recommendation in favor of the Bidder A proposal, an outline of its terms (including summaries of the material terms of the documentation therefor), a description of the steps the committee had taken in arriving at its recommendation, and the most recent drafts of the principal transaction documentation. Also on that date, Mr. Garden informed JPMorgan by telephone that Triarc was interested in making a new proposal. JPMorgan advised Mr. Garden that any further proposal, in order to be considered, must be delivered no later than Monday, April 21, 2008, in executable form, and must include all definitive documentation necessary to implement the proposal.

On April 20, 2008, Mr. Smith submitted to representatives of JPMorgan a letter proposing a merger of a Triarc subsidiary into Wendy’s, in exchange for $28.50 per Wendy’s common share in the form of 4.0 to 4.1 shares of Triarc common stock for each outstanding Wendy’s common share and stating that Triarc was prepared to meet immediately with Wendy’s and its advisors to finalize the noneconomic terms of the transaction and negotiate definitive documentation. The proposal was made subject to the execution of definitive documentation, approval by Triarc’s board of directors and stockholders, and the satisfactory completion of Triarc’s due diligence. By email communication later that day, Baker Hostetler advised Triarc that the committee would require, in order to consider the proposal, definitive transaction documentation early on April 21, 2008; that the transaction protection, corporate governance and heritage protection elements of any proposal would be an important focus for the committee; and that the committee would not accept any proposal conditioned on further due diligence.

At a Special Committee meeting convened early on April 21, 2008, the committee, Baker Hostetler and JPMorgan discussed the merits of the April 20, 2008 Triarc proposal. Because of the factors described above, the committee and its advisors did not consider the Triarc proposal to be actionable at that time. The committee determined to proceed with the scheduled April 22, 2008 presentation to the Wendy’s board of directors recommending the Bidder A proposal, with a view to requesting action on that proposal on April 23, 2008, subject to the possibility of a change in the committee’s recommendation to the Wendy’s board of directors if the Triarc proposal became actionable in that time frame. In separate conversations later that day, Greenhill expressed its support of that approach.

Later on April 21, Mr. Smith supplemented his April 20 letter to JPMorgan, indicating that (among other things) on the closing of the proposed transaction, Triarc would have a “shareholder friendly” corporate governance structure without a poison pill or classified board of directors, with a single class of common stock, a 12-member board of directors that would include two Wendy’s designees and would continue to require independent director approval of related-party transactions. The letter further indicated that the transaction would not be subject to further due diligence, that the post-merger publicly-traded entity would change its name to include “Wendy’s” as its first word, and that the Wendy’s brand would continue to be headquartered in the Columbus, Ohio area for at least three years following consummation of the merger. The letter expressed objection to the committee’s April 10, 2008 term sheet requirements that Triarc pay a break-up fee to Wendy’s, and that Trian agree to a three-year standstill and cause its Wendy’s board of directors designees to resign from the Wendy’s board of directors, if Wendy’s shareholders failed to approve the proposed merger. In response, JPMorgan reiterated the Special Committee’s immediate need for definitive documentation. Late in the afternoon of April 21, 2008, Paul Weiss, on behalf of Triarc, delivered a revised version of the Special Committee’s advisors’ latest draft merger agreement. Also on April 21, 2008, Wendy’s was advised that as an alternative to Triarc’s proposal, Trian Acquisition I Corp. was prepared to offer $30 per Wendy’s common share, payable in a combination of cash and Trian Acquisition I Corp.’s common stock. The Special Committee and its advisors, in light of their reservations about the viability of any transaction with Trian Acquisition I Corp., determined to focus only on the Triarc proposal.

On April 21 and April 22, 2008, JPMorgan, Baker Hostetler, Akin Gump and Winston & Strawn continued work with Bidder A, the Bidder A Designee’s executive team and their respective advisors on finalizing the documentation for the Bidder A proposal. Simultaneously, JPMorgan, Baker Hostetler, Akin Gump and Winston & Strawn worked with Triarc, Trian, Paul Weiss, Triarc’s legal advisor, and Cadwalader, Trian’s legal advisor, and other legal advisors toward completing documentation for the Triarc proposal.

The committee met early on the morning of April 22, 2008 for an update on the status of the Triarc proposal, and, in addition to the discussions focused on transaction documentation, the committee’s advisors continued negotiations with Triarc, Trian, Paul Weiss and Cadwalader over the course of the day regarding the merger consideration, the transaction protection, corporate governance and heritage protection issues referred to above, and matters relating to, among other things, the preservation of compensation and benefits for Wendy’s employees, and limitations on departures by Triarc or Wendy’s from the ordinary course of business and on other actions between the execution of the merger agreement and consummation of the merger. In the course of these negotiations, the committee’s advisors expressed a preference for merger consideration in the form of a fixed value for each outstanding Wendy’s common share, rather than in the form of a fixed share exchange ratio. Triarc was not willing to agree to consideration of a fixed value, and indicated on April 22, 2008 that it would instead (subject to satisfactory resolution of all other outstanding issues) increase its proposed exchange ratio to 4.2 shares of Triarc common stock for each outstanding Wendy’s common share, from the 4.0 to 4.1 range that it had last proposed.

At the Wendy’s board of directors meeting on April 22, 2008, the Special Committee and its advisors presented to the Wendy’s board of directors a description of the Bidder A proposal’s components and terms, a financial analysis of the proposal, and the committee’s rationale for recommending the proposal in lieu of the other alternatives considered by the committee. The committee and its advisors indicated that they had received a very recent Triarc proposal that had not yet become actionable, that the committee’s advisors were working with Triarc with respect to that proposal, and that the committee would advise the board of directors if the proposal became actionable before the board was asked to vote on the Bidder A proposal the next day. The Special Committee and its advisors responded to questions from the board of directors regarding the Bidder A proposal, and following a break in the meeting, principals of Bidder A and the Bidder A Designee made a presentation to, and responded to questions from, the board of directors.

The Special Committee met with its advisors early on the morning of April 23, 2008 for a further update on the Triarc discussions. Negotiations on transaction terms and definitive documentation for the Triarc proposal continued into late morning on April 23, 2008, at which time the parties agreed on a merger consideration of 4.25 shares of Triarc Class A common stock for each outstanding Wendy’s common share, and the other terms described under “The Merger Agreement” beginning on page 85 became finalized, concluding the exchanges between the parties regarding price and other terms.

The committee then met with its advisors, and, after (a) considering the views of its financial and legal advisors with respect to the merger agreement and the relative financial and nonfinancial advantages and disadvantages of the Triarc proposal, the Bidder A proposal (including confirmation that Bidder A would not improve on the proposal presented to the committee on April 11 and the Wendy’s board of directors on April 22), and the other alternatives considered by the committee, (b) determining that the Triarc proposal would create more shareholder value than the other alternatives considered by the committee and would be beneficial for Wendy’s other stakeholders, and (c) receiving an indication from Greenhill that Greenhill was prepared to render its written opinion that the consideration to be received from Triarc by holders of Wendy’s common shares (other than Wendy’s or any of its subsidiaries, Triarc or any of its affiliates or dissenting holders) is fair, from a financial point of view, to such shareholders, the committee determined unanimously to recommend that the Wendy’s board of directors approve the merger agreement negotiated with Triarc and the transactions contemplated thereby, and that the Wendy’s board of directors present the agreement to the Wendy’s shareholders and recommend that the shareholders adopt the merger agreement.

Immediately following that meeting, the Wendy’s board of directors meeting was reconvened and the Special Committee and its advisors presented to the board of directors a description of the price and other merger agreement terms that had been negotiated with Triarc; JPMorgan’s and Greenhill’s financial analyses of the proposed merger (including a description of the fairness opinion that Greenhill was prepared to deliver to the Wendy’s board of directors); a summary of the merger agreement and related documentation; the committee’s view that consummation of the proposed merger represented the best alternative available to the Wendy’s shareholders and other stakeholders and was in the best interest of shareholders; and the committee’s recommendation that the Wendy’s board of directors approve the merger agreement and the transactions contemplated thereby and present the agreement and those transactions to the Wendy’s shareholders and recommend that the shareholders adopt the merger agreement. The committee and its advisors responded to various questions from the board of directors regarding the matters presented. At the committee’s invitation, Triarc’s Chief Executive Officer, Chief Operating Officer and Senior Vice President, Operations then joined the meeting and made a presentation to, and responded to questions from, the Wendy’s board of directors regarding their expectations for the operations of the combined entity.

The Triarc executives then left the meeting, following which additional discussion ensued regarding the relative advantages and disadvantages of the Triarc proposal and the other alternatives considered by the Special Committee. At the conclusion of this discussion, the Wendy’s board of directors approved the Triarc merger agreement and the transactions contemplated thereby, and the presentation of the agreement to Wendy’s shareholders and recommendation that the shareholders adopt the merger agreement, by a vote of nine votes in favor of, and no votes against, the action, with abstentions by Mrs. Anderson and Messrs. Levin, Oran and Rothschild based on actual or perceived conflicts of interest with respect to the matter acted upon.

Also on April 23, 2008, Triarc’s board of directors convened to discuss advantages and disadvantages of the proposed transaction. At this meeting, Wachovia Securities reviewed with the Triarc board of directors its financial analysis of the exchange ratio and rendered to the Triarc board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 23, 2008, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations described in such opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Triarc. Also at the meeting, Messrs. Peltz, May and Garden reminded the Triarc board of directors that they have interests in the merger that are in addition to the interests of Triarc stockholders, including that they may be deemed to beneficially own, in the aggregate, approximately 9.8% of Wendy’s common shares as a result of their interests in Trian. At the conclusion of the meeting, Triarc’s board of directors unanimously approved the Triarc merger agreement and the transactions contemplated thereby and the presentation to Triarc’s stockholders of certain amendments to Triarc’s certificate of incorporation and the issuance of Wendy’s/Arby’s common stock in connection with the merger and the recommendation by Triarc’s board of directors that Triarc’s stockholders approve such amendment and issuance.

The merger agreement was executed on the afternoon of April 23, 2008, and the parties distributed a press release announcing the merger on the morning of April 24, 2008.

Strategic and Financial Rationale

In the course of their discussions, both Triarc and Wendy’s recognized numerous strategic and financial benefits of a proposed merger. This section summarizes the potential strategic and financial benefits that the combined company would expect to realize as a result of the merger. For a discussion of various factors that could prohibit or limit the combined company from realizing some or all of these benefits, see “Risk Factors” beginning on page 29, “—Triarc Board of Directors’ Recommendation” beginning on page 53 and “—Wendy’s Board of Directors’ Recommendation” beginning on page 55.

The boards of directors of Triarc and Wendy’s believe that the merger will provide stockholders and shareholders an opportunity to realize long-term investment returns above what either company might separately achieve. By leveraging the operating strengths of the Arby’s management team and both brands’ long traditions of high quality food and service, Wendy’s/Arby’s expects to execute a focused business plan designed to grow revenues and significantly improve profitability over the long term. In total, the combined company will have over 10,000 restaurant units in its two restaurant systems and annual combined system sales of over $12 billion, positioning it as one of the leading quick service restaurant companies in the world. Wendy’s/Arby’s expects to capitalize on the following major strategic opportunities:

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Revitalize the Wendy’s Brand. The Wendy’s brand is iconic and well-established with a strong base of loyal customers. Wendy’s premium brand positioning of fresh, never frozen, all-beef hamburgers is differentiated in the marketplace and provides a distinct competitive advantage. In recent years, Wendy’s product innovation and advertising campaigns have been less effective in attracting customers. Wendy’s/Arby’s believes that a creative advertising campaign focused on key target customer groups, supported by successful new product introduction, and a re-definition of value positioning are key elements of its plan to revitalize the brand, improve customer traffic, and increase sales.

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Improve Company-Owned Store Margins at Wendy’s. The operating margins at Wendy’s company-owned restaurants have declined significantly in recent years and are lower than comparable margins generated by many Wendy’s franchisees. Although the two companies compete in different segments of the quick service restaurant industry, the operating margins at Arby’s company- owned restaurants are higher than Wendy’s and superior to most Arby’s franchisees. Wendy’s/Arby’s believes that by applying Arby’s successful restaurant management practices, instilling its pay for performance and ownership culture, and drawing upon its track record of improving store level margins, Wendy’s/Arby’s should be able to realize over time an estimated $100 million increase in annual operating income. This increase would be driven by approximately 500 basis points of potential margin improvement at company-owned restaurants.

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Reduce Corporate Costs with a Consolidated Support Center. Wendy’s and Triarc are both publicly traded companies with separate corporate headquarters, information systems, infrastructure, programs and staffing. To drive efficiencies of scale, Wendy’s/Arby’s intends to consolidate redundant administrative functions into a single corporate support center that will manage all public company responsibilities and provide shared services. Cost savings from efficiencies, best management practices, and synergies are estimated to generate approximately $60 million of improved profitability annually by the end of the three year period following the merger.

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Leverage Established Franchisee Systems. 75% of the total combined system-wide restaurants for Wendy’s and Arby’s are owned by franchisees. This strong base of franchisee ownership and investment in the brands is a competitive strength, and represents a foundation for future growth in both the U.S. and international markets. As Wendy’s/Arby’s focuses on Wendy’s brand revitalization, strategic initiatives to improve marketing and new product development are also expected to enhance franchisee profitability and new unit economics resulting in increased system- wide new unit development.

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Maintain Independent Brands Focused on Sales Growth and Profitability. The organizational plan for Wendy’s/Arby’s consists of two independent business units that will separately promote and sustain the two brands and franchise systems. These independent business units will be responsible for brand operations, marketing, growth and profitability. The Wendy’s brand headquarters will be in the greater Columbus, Ohio area and the Arby’s brand headquarters will be in Atlanta, Georgia.

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Enhanced Financial Resources and Flexibility. The merger will result in the nation’s third largest quick service restaurant operation. When the merger is completed, the combined company will be moderately leveraged, with significant financial resources and flexibility to support long-term growth.

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Improved Operating Cost Structure. Greater economies of scale of the combined brands are expected to enable Wendy’s/Arby’s to compete more effectively in the quick service restaurant segment with an improved overall cost structure.

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Daypart Expansion. Both Wendy’s and Arby’s have begun to explore the national launch of breakfast programs at company-owned and franchisee stores. Recent market studies have demonstrated that breakfast is the fastest growing daypart for quick service restaurants in terms of sales and customer traffic. Wendy’s/Arby’s will focus on this national opportunity as a key growth initiative. Wendy’s/Arby’s believes that a strong differentiated product offering, capital investment in the restaurants, and daypart advertising are all critical to the successful expansion of breakfast programs.

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International Expansion. Less than 5% of Wendy’s system-wide restaurants are in international locations other than Canada and Arby’s currently has a minimal international market presence outside of Canada. International markets have been a substantial growth opportunity for other quick service restaurant brands and Wendy’s/Arby’s believes that there is a significant global franchise growth opportunity for both Wendy’s and Arby’s given their strong brand recognition and long history of successful operations in the U.S and Canada. Wendy’s/Arby’s also believes there may be an opportunity to develop dual-branded units in some of these international markets which may improve the return on investment for franchisees, thereby encouraging development even in higher-cost real estate markets.

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Reinvest for the Future. Both Wendy’s and Arby’s generate attractive cash flows which include the long-term stability of high-margin royalty streams from each of the franchise systems in addition to the cash flow from company-owned stores. Wendy’s/Arby’s anticipates that investment of capital in the brands in areas such as accelerated new unit development, remodeling and upgrading of company-owned stores, restaurant technology, and targeted incentive programs for franchisees, will help produce attractive long-term returns on such investment and support incremental growth of both the Wendy’s and Arby’s brands.

The foregoing estimates were developed by the senior management of Triarc during its due diligence review of Wendy’s. The expected terms for realizing potential sources of synergies and cost savings vary because of the variety of sources within each category, such that some are estimated to affect results of operations in the short-term and others over the long-term.

The actual synergistic benefits from the merger and costs of integration may vary from the foregoing estimates and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Triarc board of directors described under “—Triarc Board of Directors’ Recommendation” beginning on page 53 or the Wendy’s board of directors described under “—Wendy’s Board of Directors’ Recommendation” beginning on page 55 will be realized. See “Risk Factors—Risk Factors Relating to the Merger” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 29 and 34, respectively.

Triarc Board of Directors’ Recommendation

At a meeting on April 23, 2008, the Triarc board of directors unanimously (1) determined that the merger is consistent with and in furtherance of the long-term business strategy of Triarc, and in the best interests of Triarc and its stockholders and has approved, adopted and declared advisable, the merger agreement, the merger and the other transactions contemplated thereby, (2) recommended that the stockholders of Triarc approve and adopt the amendments to Triarc’s certificate of incorporation and declared such amendments advisable, and recommended that the stockholders of Triarc approve the issuance of the Wendy’s/Arby’s common stock in connection with the merger and (3) approved the voting agreement between Triarc and certain of its stockholders. See “The Voting Agreements—Triarc Voting Agreement” beginning on page 99.

Also at the meeting, Messrs. Peltz, May and Garden reminded the Triarc board of directors that they have interests in the merger that are in addition to the interests of Triarc stockholders, including that they may be deemed to beneficially own, in the aggregate, approximately 9.8% of Wendy’s common shares as a result of their interests in Trian.

In evaluating the merger, the Triarc board of directors consulted with Triarc’s management team, as well as Triarc’s outside legal and financial advisors, and considered the following material factors in addition to the specific reasons described above under “—Strategic and Financial Rationale” beginning on page 51:

•	current difficult industry, economic and market conditions and negative trends in the quick service restaurant industry, including escalating food costs and increased price competition;

•	the synergies expected from consolidation at the corporate level resulting in reduced overhead and administrative costs;

•	the value of Wendy’s brand and opportunities to revitalize that brand, including the application of Arby’s quick service restaurant managerial experience to the Wendy’s business;

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the ability of the combined company to compete more effectively than Triarc on a standalone basis against other major quick service restaurant companies because of relatively greater financial resources and flexibility;

•	improved trading characteristics of the Wendy’s/Arby’s common stock, such as increased public float, increased trading volumes and increased analyst coverage;

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the opportunity for a stock price trading multiple of the combined company that is higher and more consistent with other leading publicly traded quick service restaurant companies than the prevailing multiples of either Triarc or Wendy’s prior to their entry into the merger agreement;

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the judgment, advice and analysis of Triarc’s senior management, including their favorable recommendation of the merger based, in part, on their consideration of the leverageable platform for growth of both the Wendy’s and Arby’s brands and the advantages inherent in a larger, stronger company versus their evaluation of the alternative strategic options available only to Triarc;

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the oral opinion of Wachovia Securities to the Triarc board of directors, which opinion was confirmed by delivery of a written opinion, dated April 23, 2008, as to the fairness, from a financial point of view as of the date of such opinion and based on and subject to the matters set forth in such opinion, to Triarc of the exchange ratio provided for in the merger, as more fully described under the caption “Opinion of Triarc’s Financial Advisor”;

•	the strong management team of the resulting company and the cultural fit and organizational structure of both companies;

•	the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

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ten members of the current Triarc board of directors remaining as directors of Wendy’s/Arby’s, as described under “—Interests of Triarc Directors and Wendy’s Directors and Executive Officers in the Merger” beginning on page 73;

•	the headquarters of the Wendy’s brand being located in the greater Columbus, Ohio area, while the headquarters of the Arby’s brand will continue to be maintained in Atlanta, Georgia;

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the possibility that the merger may not be completed due to the risks associated with obtaining necessary regulatory approvals and the satisfaction of other conditions, even if the Triarc stockholders and Wendy’s shareholders approve the merger;

•	the risk that the synergies and benefits sought in the merger may not be fully achieved;

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the interests that directors of Triarc may have with respect to the merger in addition to their interests as stockholders of Triarc generally. See “—Interests of the Triarc Directors and Wendy’s Directors and Executive Officers in the Merger” beginning on page 73; and

•	the Triarc board of directors being able, subject to the terms and conditions of the merger agreement, to consider potentially superior third party acquisition proposals.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Triarc board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, Triarc’s board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Triarc board of directors conducted an overall assessment of the factors described above, including discussions with Triarc’s management team and outside legal and financial advisors. In considering the factors described above, individual members of the Triarc board of directors may have given different weight to different factors.

Wendy’s Board of Directors’ Recommendation

In reaching its decision to approve the merger and the terms of and transactions contemplated by the merger agreement and to recommend that the Wendy’s shareholders vote “FOR” the adoption of the merger agreement, Wendy’s board of directors and special committee consulted with management and financial and legal advisors and considered a variety of factors with respect to the merger.

The Wendy’s board of directors unanimously recommends (with four abstentions due to actual or perceived conflicts of interest) that the Wendy’s shareholders vote for the adoption of the merger agreement.

The reasons for the Wendy’s board of directors recommending the merger and the merger agreement included without limitation the following:

•	based on the respective trading prices of Wendy’s common shares and Triarc Class A common stock on April 23, 2008, the merger consideration to be received by Wendy’s shareholders represented:

•	a premium of approximately 8.1% over the closing price of Wendy’s common shares on April 23, 2008, the last trading day prior to announcement of the execution of the merger agreement;

•	a premium of approximately 13.2% over the average closing price of Wendy’s common shares over the 5 trading days prior to announcement of the execution of the merger agreement; and

•	a premium of approximately 26.7% over the average closing price of Wendy’s common shares over the 30 trading days prior to announcement of the execution of the merger agreement;

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Greenhill’s opinion that the consideration to be received by holders of Wendy’s common shares (other than Wendy’s or any of its subsidiaries, Triarc or any of its affiliates or dissenting shareholders) was fair, from a financial point of view, to such shareholders (the full text of the written opinion of Greenhill is attached as Annex C to this joint proxy statement/prospectus);

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that the special committee conducted a comprehensive publicly announced sale process and only one other definitive offer (which the Wendy’s board of directors and special committee determined was less favorable to Wendy’s shareholders) was received and no other potential purchasers had continued to express interest in an acquisition of Wendy’s;

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the risks related to a standalone plan, including deteriorating sales and customer traffic at Wendy’s stores and concerns regarding the ability of the current board and management to take the steps necessary to achieve its financial projections under existing circumstances, including possible diversion of management focus arising from shareholder and franchisee concerns relating to, among other things, their perceptions of management performance and the potential outcome of the special committee’s review of strategic alternatives;

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that the enterprise stability expected to be achieved as a result of the consummation of the merger presented an opportunity to enhance financial performance and benefit all of Wendy’s stakeholders, including shareholders, franchisees, employees, customers and suppliers;

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the Wendy’s special committee’s determination that the merger and the merger consideration would result in greater value to Wendy’s shareholders than any of the other strategic alternatives to maximize shareholder value considered by the special committee, including continued execution of Wendy’s strategic plan, a change in dividend payout policy, strategic acquisitions by Wendy’s, refranchising company-owned stores, a sale of Wendy’s-owned real estate and a leveraged recapitalization;

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that the merger agreement is subject to limited conditions and that certain shareholders of Wendy’s and certain stockholders of Triarc entered into voting agreements to vote their shares of Wendy’s and Triarc, respectively, in favor of the proposals necessary to consummate the merger, each of which provides a lower degree of execution risk if Wendy’s shareholders vote to adopt the merger agreement. For a more complete description of the voting agreements see “The Voting Agreements” beginning on page 99;

•	the strategic and financial considerations described in “Strategic and Financial Rationale” beginning on page 51;

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that, for U.S. federal income tax purposes, holders of Wendy’s common shares will not recognize income, gain or loss on the exchange of their Wendy’s common shares for Wendy’s/Arby’s common stock, except with respect to cash that is received instead of fractional shares of Wendy’s/Arby’s common stock. For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 82; and

•	the belief of the Wendy’s board of directors and special committee that the process which culminated in Wendy’s entering into the merger agreement was competitive, thorough and fair.

The Wendy’s board of directors and special committee were aware of and also considered the following adverse factors associated with the merger, among others:

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at various times over the past several years, Wendy’s common shares have traded in excess of the value of the merger consideration (although the Wendy’s board of directors and special committee believed it was unlikely that Wendy’s common shares would trade in excess of the value of the merger consideration in the near term and believed that the opportunity for preservation of future upside gains as a result of the stock-for-stock merger consideration mitigated the adverse effects of this factor);

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that if the merger is not completed under certain circumstances, Wendy’s will be required to reimburse Triarc and its contemplated financing sources for certain out of pocket fees and expenses of $10 million. For a more complete description of the circumstances under which Wendy’s would be required to pay certain expenses of Triarc, see “Termination Events; Expense Reimbursement Required” beginning on page 95;

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that failure to complete the merger could negatively impact the stock price and the future business and financial results of Wendy’s because of, among other things, the market disruption that would occur as a result of uncertainties relating to a failure to complete the merger;

•	the risk that the merger might not be completed as a result of the failure of the closing conditions to be satisfied or waived; and

•	certain other risks relating to the merger described in “Risk Factors” beginning on page 29.

The foregoing discussion and the discussion under “Background of the Merger” are not intended to be exhaustive, but rather include the material factors considered by the Wendy’s board of directors and special committee in evaluating the proposed merger. In view of the large number of factors considered by the Wendy’s board of directors and special committee in connection with the evaluation of the merger and the merger agreement and the complexity of these matters, the Wendy’s board of directors and special committee did not consider it practicable, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. Rather, the Wendy’s board of directors made its recommendation on the totality of information presented and the investigation conducted by it. In addition, individual directors may have given different weight to the various factors. For the reasons set forth above, the Wendy’s board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Triarc’s Financial Advisor

Triarc retained Wachovia Securities to act as its financial advisor in connection with the merger. In connection with this engagement, Triarc requested that Wachovia Securities evaluate the fairness, from a financial point of view, to Triarc of the exchange ratio provided for in the merger. In selecting Wachovia Securities as Triarc’s financial advisor, Triarc considered, among other things, Wachovia Securities’ reputation and experience in similar transactions and its familiarity with Triarc and Wendy’s. Wachovia Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

On April 23, 2008, at a meeting of the Triarc board of directors held to evaluate the merger, Wachovia Securities delivered to the Triarc board of directors an oral opinion, which was confirmed in writing, to the effect that, as of April 23, 2008 and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, its experience as investment bankers and other factors it deemed relevant, the exchange ratio provided for in the merger was fair, from a financial point of view, to Triarc. The full text of Wachovia Securities’ written opinion, dated April 23, 2008, to the Triarc board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. The following summary is qualified in its entirety by reference to the full text of the opinion. Wachovia Securities provided its opinion for the information and assistance of the Triarc board of directors in connection with its evaluation of the exchange ratio from a financial point of view to Triarc. Wachovia Securities’ opinion does not address any other aspect of the merger, does not address the merits of the underlying decision by Triarc to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that were or might be considered by Triarc’s management or board of directors and does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other matters.

In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed certain business, financial and other information regarding Triarc and Wendy’s that was publicly available;

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reviewed certain business, financial and other information regarding Triarc that was furnished to Wachovia Securities by Triarc’s management, including financial forecasts relating to Triarc and estimated synergies resulting from the merger prepared by Triarc’s management;

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reviewed certain business, financial and other information regarding Wendy’s that was furnished to Wachovia Securities by the managements of Triarc and Wendy’s, including (i) financial forecasts relating to Wendy’s for calendar year 2008 prepared by Wendy’s management (as adjusted by Triarc’s management) and (ii) financial forecasts relating to Wendy’s for calendar year 2009 through calendar year 2013 prepared by Triarc’s management after giving effect to potential margin enhancements and other growth opportunities anticipated by Triarc’s management;

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discussed with Triarc’s management (i) the operations and prospects of Triarc and Wendy’s, including the historical financial performance and trends in the results of operations of Triarc and Wendy’s, and (ii) the strategic rationale for the merger, including the assessments of Triarc’s management as to Triarc’s ability to integrate the businesses of Triarc and Wendy’s and to achieve potential margin enhancements and other growth opportunities for Wendy’s and estimated synergies resulting from the merger;

•	reviewed reported prices and trading activity for shares of Triarc Class A common stock and Wendy’s common shares;

•	compared certain financial data for each of Triarc and Wendy’s with similar data for certain other publicly traded companies that Wachovia Securities deemed relevant;

•	compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant;

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analyzed the estimated present value of the future cash flows of Triarc and Wendy’s based upon the financial forecasts relating to Triarc and Wendy’s referred to above and other assumptions discussed with and confirmed as reasonable by Triarc’s management;

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reviewed the potential pro forma impact of the merger on Triarc’s financial statements based upon the financial forecasts relating to Triarc and Wendy’s and estimated synergies resulting from the merger referred to above and other assumptions discussed with and confirmed as reasonable by Triarc’s management; and

•	considered other information such as financial studies, analyses, and investigations, as well as financial and economic and market criteria, that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information, and Wachovia Securities did not make, and did not assume any responsibility for, any independent verification of such information. Wachovia Securities relied upon assurances of Triarc’s management that it was not aware of any facts or circumstances that would make such information about Triarc or Wendy’s inaccurate or misleading in any material respect. In connection with the proposed merger, Wachovia Securities was provided with limited access to Wendy’s management and, accordingly, Wachovia Securities relied upon, at Triarc’s direction, the assessments of, and financial forecasts and other information provided by, Triarc’s management with respect to all matters relevant to Wachovia Securities’ analyses. With respect to the financial forecasts relating to Triarc and Wendy’s and estimated synergies resulting from the merger, Wachovia Securities was advised and, at Triarc’s direction, assumed that such forecasts and estimates were reasonably prepared and reflected the best current estimates, judgments and assumptions of Triarc’s management (and, in the case of calendar year 2008 forecasts for Wendy’s, including adjustments to such forecasts, the best current estimates, judgments and assumptions of the managements of Triarc and Wendy’s) as to the future financial performance of Triarc and Wendy’s and such synergies. Wachovia Securities further assumed, at Triarc’s direction, that such forecasts and estimates, including potential margin enhancements and other growth opportunities for Wendy’s reflected in such forecasts and estimates, would be realized in the amounts and at the times contemplated thereby. Wachovia Securities assumed no responsibility for, and expressed no view as to, such forecasts or estimates or the judgments or assumptions upon which they were based. In arriving at its opinion, Wachovia Securities did not conduct any physical inspection or assessment of the facilities or assets of Triarc or Wendy’s, and Wachovia Securities did not make and was not provided with any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Triarc or Wendy’s.

In rendering its opinion, Wachovia Securities assumed, with Triarc’s consent, that the merger would be consummated in accordance with the terms described in the merger agreement and in compliance with all applicable laws, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals, no restrictions would be imposed or action would be taken that would have an adverse effect on Triarc, Wendy’s or the merger. Wachovia Securities also assumed, with Triarc’s consent, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Wachovia Securities’ opinion was necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of its opinion. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion.

Wachovia Securities’ opinion only addressed the fairness, from a financial point of view, of the exchange ratio to the extent expressly specified in the opinion, and did not address any other terms or aspects of the merger or any related transaction. In addition, Wachovia Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. Wachovia Securities was not requested to, and it did not, participate in the negotiations of the terms of the merger. Wachovia Securities’ opinion did not address the merits of the underlying decision by Triarc to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that were or might be considered by Triarc’s management or board of directors. Wachovia Securities did not consider, and Wachovia Securities expressed no opinion with respect to, the price at which Wendy’s common shares might trade following the announcement of the merger or the prices at which shares of Triarc Class A common stock would trade at any time. Except as described above, Triarc imposed no other instructions or limitations on Wachovia Securities with respect to the investigations made or the procedures followed by it in rendering its opinion. The issuance of Wachovia Securities’ opinion was approved by an authorized committee of Wachovia Securities.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses performed by Wachovia Securities in connection with Wachovia Securities’ opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, the analyses reflected in the tables and described below must be considered as a whole, and considering any portion of the analyses, without considering all analyses, could create a misleading or incomplete view of the processes underlying Wachovia Securities’ analyses and opinion. For purposes of the financial analyses summarized below, “adjusted net income” and “adjusted EPS” of Triarc and the combined company means net income and earnings per share (referred to as EPS), respectively, excluding certain Triarc corporate general and administrative expenses, and “adjusted EBITDA” means, in the case of Wendy’s, EBITDA excluding Wendy’s non-cash compensation and non-recurring expenses and, in the case of Triarc, EBITDA excluding Triarc’s non-cash compensation and non-recurring expenses and certain Triarc corporate general and administrative expenses. For purposes of the “Wendy’s Financial Analyses” summarized below, the “implied per share merger consideration” refers to the $27.24 implied per share value of the merger consideration based on the exchange ratio provided for in the merger of 4.25x and the closing price of Triarc Class A common stock on April 22, 2008.

Wendy’s Financial Analyses

Selected Company Trading Analysis. Using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed financial and stock market information for the following nine selected publicly held companies in the quick service restaurant industry, which is the industry in which both Wendy’s and Triarc operate, five of which had enterprise values, calculated as equity market values based on closing stock prices on April 22, 2008, plus outstanding debt, less cash and cash equivalents, of more than $2.1 billion, referred to below as “Larger Quick Service Restaurant Companies,” and four of which had enterprise values of less than $2.1 billion but more than $150 million, referred to below as “Other Quick Service Restaurant Companies”:

Larger Quick Service Restaurant Companies		Other Quick Service Restaurant Companies
•	Burger King Holdings, Inc.	•	Jack in the Box Inc.
•	Domino’s Pizza, Inc.	•	AFC Enterprises, Inc.
•	McDonald’s Corporation	•	Papa John’s International, Inc.
•	Sonic Corp.	•	CKE Restaurants, Inc.
•	Yum! Brands, Inc.

Wachovia Securities reviewed, among other things, enterprise values of the selected companies as a multiple of their latest 12 months EBITDA, and calendar year 2008 projected EBITDA. Wachovia Securities also reviewed closing stock prices of the selected companies on April 22, 2008 as a multiple of calendar year 2009 projected earnings per share, referred to as EPS. Wachovia Securities then applied a range of selected multiples of latest 12 months EBITDA, calendar year 2008 projected EBITDA and calendar year 2009 projected EPS derived from the selected companies to Wendy’s last 12 months (“LTM”) (as of June 30, 2008) projected adjusted EBITDA, calendar year 2008 projected adjusted EBITDA and calendar year 2009 projected EPS, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Last 12 months (as of June 30, 2008) projected adjusted EBITDA data of Wendy’s were based on internal projections of Wendy’s management as adjusted by Triarc’s management. Other projected financial data of Wendy’s were based on internal projections of Triarc’s management and, in the case of calendar year 2009 projected EPS, reflects potential margin enhancements and other growth opportunities anticipated by Triarc’s management to be achieved in calendar year 2009. This analysis indicated the following implied per share equity reference ranges for Wendy’s, as compared to the implied per share merger consideration:

Wendy’s Financial Metric	Implied Per Share Equity Reference Ranges for Wendy’s	Implied Per Share Merger Consideration
LTM Projected Adjusted EBITDA (as of June 30, 2008)	$35.62–$39.53
2008 Projected Adjusted EBITDA	$36.31–$38.30	$27.24
2009 Projected EPS	$23.45–$26.57

Selected Transactions Analysis. Using publicly available information, including public filings and equity research, Wachovia Securities reviewed the following 20 selected transactions consummated since November 21, 2005 involving companies in the restaurant industry:

Date Closed		Acquiror		Target
•	2/20/2008	•	Ruth’s Chris Steak House, Inc.	•	Cameron Mitchell Restaurants, Inc.
•	11/29/2007	•	IHOP Corp.	•	Applebee’s International, Inc.
•	11/5/2007	•	Cherokee Advisors LLC	•	Back Yard Burgers, Inc.
•	10/22/2007	•	F&H Acquisition Corp.	•	Champps Entertainment, Inc.
•	10/1/2007	•	Darden Restaurants, Inc.	•	RARE Hospitality International, Inc.
•	8/30/2007	•	Sun Capital Partners, Inc.	•	Friendly Ice Cream Corporation
•	8/29/2007	•	Patina Group LLC	•	The Smith & Wollensky Restaurant Group, Inc.
•	6/14/2007	•	Bain Capital, LLC/Catterton Partners	•	OSI Restaurant Partners, Inc.
•	5/16/2007	•	Kinderhook Industries, LLC	•	Mastro Group, LLC
•	3/5/2007	•	Seminole Tribe of Florida, Inc.	•	Hard Rock Caf International, Inc.
•	1/31/2007	•	MidOcean Partners	•	Sbarro, Inc.
•	12/13/2006	•	Lone Star Funds	•	Lone Star Steakhouse & Saloon, Inc.
•	12/6/2006	•	Bruckmann, Rosser, Sherrill & Co., L.L.C.	•	Logan’s Roadhouse, Inc.
•	11/29/2006	•	Services Acquisition Corp. International	•	Jamba Juice Company
•	11/1/2006	•	Buffets, Inc.	•	Ryan’s Restaurant Group, Inc.
•	6/20/2006	•	Wellspring Capital Management, LLC	•	Checker’s Drive-In Restaurants, Inc.
•	3/8/2006	•	Wellspring Capital Management, LLC	•	Dave & Buster’s, Inc.
•	3/1/2006	•	Bain Capital, LLC/The Carlyle Group/ Thomas H. Lee Partners, L.P.	•	Dunkin’ Brands, Inc.
•	2/24/2006	•	Newcastle Partners, LLC/Steel Partners LLC	•	Fox & Hound Restaurant Group
•	11/21/2005	•	Trimaran Capital Partners	•	El Pollo Loco Holdings, Inc.

Wachovia Securities reviewed, among other things, transaction values, calculated as the purchase prices paid for the target company’s equity, plus outstanding debt, less cash and cash equivalents, in the selected transactions, as a multiple of the target companies’ latest 12 months EBITDA. Wachovia Securities then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to Wendy’s last 12 months (as of June 30, 2008) projected adjusted EBITDA. Financial data for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Last 12 months (as of June 30, 2008) projected adjusted EBITDA data of Wendy’s were based on internal projections of Wendy’s management as adjusted by Triarc’s management. This analysis indicated the following implied per share equity reference range for Wendy’s, as compared to the implied per share merger consideration:

Wendy’s Financial Metric	Implied Per Share Equity Reference Range for Wendy’s	Implied Per Share Merger Consideration
LTM Projected Adjusted EBITDA (as of June 30, 2008)	$31.72–$35.62	$27.24

Discounted Cash Flow Analysis. Wachovia Securities calculated the estimated present value as of June 30, 2008 of the standalone unlevered, after-tax free cash flows that Wendy’s was forecasted to generate during the second half of calendar year 2008 through the full calendar year 2013. Projected financial data of Wendy’s were based on internal projections of Wendy’s management as adjusted by Triarc’s management in the case of the second half of calendar year 2008 and on internal projections of Triarc’s management in the case of subsequent periods. For calendar years 2009 through 2013, such projections reflect potential margin enhancements and other growth opportunities anticipated by Triarc’s management to be achieved during such years. Wachovia Securities calculated a range of terminal values for Wendy’s by applying a range of terminal value multiples of 7.0x to 9.0x to Wendy’s calendar year 2013 projected adjusted EBITDA. The terminal values were then discounted to present value as of June 30, 2008 using a range of discount rates of 8.5% to 10.5%. This analysis indicated the following implied per share equity reference range for Wendy’s, as compared to the implied per share merger consideration:

Implied Per Share Equity Reference Range for Wendy’s	Implied Per Share Merger Consideration
$38.27–$52.62	$27.24

Triarc Financial Analyses

Selected Company Trading Analysis. Using publicly available information, including research analysts’ estimates and public filings, for the selected companies referred to above under “Wendy’s Financial Analyses—Selected Company Trading Analysis,” Wachovia Securities reviewed enterprise values of the selected companies as a multiple of their latest 12 months EBITDA and calendar year 2008 projected EBITDA. Wachovia Securities also reviewed closing stock prices of the selected companies on April 22, 2008 as a multiple of calendar year 2009 projected EPS. Wachovia Securities then applied a range of selected multiples of latest 12 months EBITDA, calendar year 2008 projected EBITDA and calendar year 2009 projected EPS derived from the selected companies to Triarc’s last 12 months (as of June 30, 2008) projected adjusted EBITDA, calendar year 2008 projected adjusted EBITDA and calendar year 2009 projected adjusted EPS, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Projected financial data of Triarc were based on internal projections of Triarc’s management. This analysis indicated the following implied per share equity reference ranges for Triarc, as compared to the closing price of Triarc Class A common stock on April 22, 2008:

Triarc Financial Metric	Implied Per Share Equity Reference Ranges for Triarc	Closing Price of Triarc Class A Common Stock on April 22, 2008
LTM Projected Adjusted EBITDA (as of June 30, 2008)	$4.86–$9.06	$6.41
2008 Adjusted EBITDA	$4.68–$8.81
2009 Adjusted EPS	$7.16–$7.81

Selected Transactions Analysis. Using publicly available information, including public filings and equity research, for the selected transactions referred to above under “Wendy’s Financial Analyses–Selected Transactions Analysis,” Wachovia Securities reviewed transaction values in the selected transactions as a multiple of the target companies’ latest 12 months EBITDA. Wachovia Securities then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to Triarc’s last 12 months (as of June 30, 2008) projected adjusted EBITDA. Financial data of the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Last 12 months (as of June 30, 2008) projected adjusted EBITDA data of Triarc were based on internal projections of Triarc’s management. This analysis indicated the following implied per share equity reference range for Triarc, as compared to the closing price of Triarc Class A common stock on April 22, 2008:

Triarc Financial Metric	Implied Per Share Equity Reference Range for Triarc	Closing Price of Triarc Class A Common Stock on April 22, 2008
LTM Projected Adjusted EBITDA (as of June 30, 2008)	$11.15–$13.25	$6.41

Discounted Cash Flow Analysis. Wachovia Securities calculated the estimated present value as of June 30, 2008 of the standalone unlevered, after-tax free cash flows that Triarc was forecasted to generate during the second half of calendar year 2008 through the full calendar year 2013 based on internal projections of Triarc’s management taking into account net operating losses anticipated by Triarc’s management to be utilized by Triarc in calendar years 2008 and 2009. Wachovia Securities calculated a range of terminal values for Triarc by applying a range of terminal value multiples of 7.0x to 9.0x to Triarc’s calendar year 2013 projected adjusted EBITDA. The terminal values were then discounted to present value as of June 30, 2008 using a range of discount rates of 11.0% to 13.0%. This analysis indicated the following implied per share equity reference range for Triarc, as compared to the closing price of Triarc Class A common stock on April 22, 2008:

Implied Per Share Equity Reference Range for Triarc	Closing Price of Triarc Class A Common Stock on April 22, 2008
$10.13–$15.91	$6.41

Implied Exchange Ratio Analysis

Relative Contribution Analysis. Wachovia Securities reviewed the relative contributions of Wendy’s and Triarc to the combined company’s projected adjusted EBITDA and adjusted net income before interest and taxes, referred to as adjusted EBIT, for the last 12 months (as of June 30, 2008) and for calendar years 2008, 2009 and 2010. Wachovia Securities also reviewed the relative contributions of Wendy’s and Triarc to the combined company’s projected adjusted net income for calendar years 2008, 2009 and 2010. Projected financial data of Wendy’s and Triarc were based on internal projections of Wendy’s management as adjusted by Triarc’s management in the case of Wendy’s financial data for the last 12 months (as of June 30, 2008) and on internal projections of Triarc’s management in the case of other financial data. Projected financial data of Wendy’s for calendar years 2009 and 2010 reflected potential margin enhancements and other growth opportunities anticipated by Triarc’s management to be achieved during such years. Based on the implied equity ownership percentages of Wendy’s shareholders in the combined company derived from the relative contributions of Wendy’s and Triarc for each of the periods reviewed, this analysis indicated an overall implied exchange ratio reference range of 1.45x to 2.74x, as compared to the exchange ratio provided for in the merger of 4.25x, as indicated in the following table:

Financial Metric	Implied Exchange Ratio Reference Range	Merger Exchange Ratio
Adjusted EBITDA	1.86x–2.15x
Adjusted EBIT	1.45x–2.14x	4.25x
Adjusted Net Income	1.75x–2.74x

Wachovia Securities then adjusted the implied relative adjusted EBITDA and adjusted EBIT contributions of Wendy’s and Triarc to the combined company for the periods described above to reflect the relative contributions of Wendy’s and Triarc to the combined company’s estimated net debt, calculated as outstanding debt less cash and cash equivalents. Based on the implied equity ownership percentages of Wendy’s shareholders in the combined company derived from the relative contributions of Wendy’s and Triarc for each of the periods reviewed, after taking into account relative contributions to the combined company’s estimated net debt, this analysis indicated an overall implied exchange ratio reference range of 1.87x to 3.21x, as compared to the exchange ratio provided for in the merger of 4.25x, as indicated in the following table:

Financial Metric	Implied Exchange Ratio Reference Range	Merger Exchange Ratio
Adjusted EBITDA	2.63x–3.21x	4.25x
Adjusted EBIT	1.87x–3.20x

Relative Discounted Cash Flow Analysis. Wachovia Securities reviewed the implied per share reference ranges derived for Wendy’s and Triarc from the separate discounted cash flow analyses of Wendy’s and Triarc described above. Based on such per share reference ranges, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
2.34x–2.37x	4.25x

Relative Trading Exchange Ratio. Wachovia Securities compared the closing stock prices of Triarc Class A common stock and Wendy’s common shares on April 22, 2008, which indicated an implied exchange ratio of 3.91x, as compared to the exchange ratio provided for in the merger of 4.25x.

Illustrative Future Stock Price Analysis

Wachovia Securities reviewed hypothetical future stock prices of the combined company assuming, following the consummation of the merger, that the combined company traded at a latest 12 months adjusted EBITDA multiple similar to the latest 12 months EBITDA multiples of the “Larger Quick Service Restaurant Companies” referred to above under “Wendy’s Financial Analyses–Selected Company Trading Analysis.” These hypothetical future stock prices were then compared with hypothetical future stock prices of Triarc on a standalone basis assuming Triarc were to continue to trade at its current last 12 months (as of June 30, 2008) adjusted EBITDA multiple. Hypothetical future stock prices of the combined company were calculated by applying illustrative future trading multiples of 7.0x, 8.5x and 10.5x (derived, respectively, from the last 12 months (as of June 30, 2008) adjusted EBITDA multiple of Triarc, from the last 12 months (as of June 30, 2008) adjusted EBITDA multiple of Wendy’s and from the latest 12 months EBITDA multiples of the “Larger Quick Service Restaurant Companies”), to the projected adjusted EBITDA of Triarc and Wendy’s on a combined basis for calendar years 2010 and 2013 after giving effect to potential synergies anticipated by the management of Triarc to result from the merger. Corresponding hypothetical future stock prices of Triarc on a standalone basis were calculated by applying an illustrative future trading multiple of 7.0x to the projected adjusted EBITDA of Triarc for the relevant period. Projected financial data of Triarc and Wendy’s and projected synergies were based on internal projections of Triarc’s management. Projected financial data of Wendy’s reflected potential margin enhancements and other growth opportunities anticipated by Triarc’s management to be achieved in calendar years 2010 and 2013. This analysis indicated the following hypothetical future stock prices of the combined company, as compared to hypothetical future stock prices of Triarc on a standalone basis:

Illustrative Multiple	Hypothetical Future Stock Prices of Combined Company		Hypothetical Future Stock Prices of Triarc
	2010 Adjusted EBITDA	2013 Adjusted EBITDA	2010 Adjusted EBITDA	2013 Adjusted EBITDA
7.0x	$10.55	$18.18	$11.68	$21.42
8.5x	$13.14	$21.83
10.5x	$16.60	$26.69

Miscellaneous

In performing its analyses, Wachovia Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Triarc’s and Wendy’s control. No company, transaction or business used in the analyses described above is identical to Triarc, Wendy’s or the merger. A complete analysis of the results of the foregoing cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial characteristics of the selected companies, transactions or businesses and other factors that could affect the value of the selected companies, transactions or businesses. Accordingly, such analyses did not necessarily utilize all companies, businesses or transactions that could be deemed comparable to Wendy’s, Triarc or the merger. Any projections underlying Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such projections.

The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio provided for in the merger. These analyses were conducted in connection with the delivery by Wachovia Securities of its opinion dated April 23, 2008 to the Triarc board of directors. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or the prices at which any securities have traded or may trade at any time in the future. The type and amount of consideration payable in the merger were determined through negotiations between Triarc and Wendy’s. Wachovia Securities did not recommend any specific consideration to the Triarc board of directors or that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Triarc board of directors. As described above, Wachovia Securities’ opinion and analyses were only one of many factors taken into consideration by the Triarc board of directors in evaluating the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the views of Triarc’s board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

Wachovia Securities is a trade name of Wachovia Capital Markets LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities has acted as financial advisor to Triarc in connection with the merger and for its services will receive a fee of $2.0 million which was payable upon the rendering of Wachovia Securities’ opinion and is also entitled to receive a fee upon the consummation of the merger, which fee is to be negotiated in good faith by Triarc and Wachovia Securities. In addition, Triarc has agreed to reimburse certain of Wachovia Securities’ expenses and to indemnify it against certain liabilities that may arise out of its engagement. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which Wachovia Securities and such affiliates receive customary fees. In connection with unrelated matters, Wachovia Securities or its affiliates in the past have provided and currently are providing financial services to Triarc and its subsidiary, ARG, and to Wendy’s, for which Wachovia Securities and such affiliates have received and will receive fees, including having acted and currently acting as co-documentation agent for, and as a lender under, a credit facility of ARG and as a lender under a credit facility of Wendy’s. Since July 1, 2006, Wachovia Securities and its affiliates have received aggregate fees of approximately $950,000 for certain commercial banking and other financial services provided to Triarc and ARG unrelated to the merger. In the ordinary course of business, Wachovia Securities and its affiliates may actively trade or hold the securities or financial instruments (including bank loans or other obligations) of Triarc or Wendy’s for its and such affiliates’ own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. As of the date of Wachovia Securities’ opinion, certain of Wachovia Securities’ affiliates held approximately 5.64% of the outstanding shares of Triarc Class A common stock and approximately 8.69% of the outstanding shares of Triarc Class B common stock.

Opinion of Wendy’s Financial Advisor

General

Greenhill has acted as financial advisor to the Wendy’s special committee in connection with the merger. At the request of the Wendy’s special committee, on April 23, 2008, Greenhill delivered its oral opinion, subsequently confirmed in writing, to the Wendy’s board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the consideration to be received by the unaffiliated holders is fair, from a financial point of view, to such shareholders.

The full text of Greenhill’s written opinion dated April 23, 2008, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

In arriving at its opinion, Greenhill, among other things, has:

•	reviewed the draft of the merger agreement presented to the Wendy’s board of directors at its meeting on April 23, 2008 and certain related documents;

•	reviewed certain publicly available financial statements of Wendy’s and Triarc;

•	reviewed certain other publicly available business and financial information relating to Wendy’s and Triarc that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning Wendy’s and Triarc, prepared by the management of Wendy’s and Triarc, respectively;

•	discussed the past and present operations and financial condition and the prospects of Wendy’s with senior executives of Wendy’s;

•	discussed the past and present operations and financial condition and the prospects of Triarc with senior executives of Triarc;

•

reviewed certain information regarding the amount and timing of potential cost efficiencies expected to result from the merger (referred to herein as synergies) prepared by management of Wendy’s and Triarc;

•	reviewed the historical market prices and trading activity for Wendy’s common shares and the Triarc common stock and analyzed their implied valuation multiples;

•	compared the value of the consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the consideration with the relative contribution of Wendy’s to the pro forma combined company based on a number of metrics that Greenhill deemed relevant;

•	compared the value of the consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the Wendy’s board of directors. It was not a recommendation to the Wendy’s board of directors as to whether it should approve the merger or the merger agreement nor is it a recommendation as to how the shareholders of Wendy’s should vote with respect to the merger or any other matter. Greenhill’s opinion did not address the underlying business decision of Wendy’s to engage in the merger or the relative merits of the merger as compared to any other alternative transaction, nor did it address the relative merits of or consideration offered in any such transaction as compared to the transactions contemplated by the merger agreement. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the consideration to the unaffiliated holders. Greenhill’s opinion did not address in any manner the price at which shares of Wendy’s/Arby’s common stock will trade following the consummation of the merger. Greenhill’s opinion did not address the amount or nature of any compensation to any officers, directors or employees of Wendy’s, or any class of such persons relative to the consideration to be received by the unaffiliated holders or with respect to the fairness of any such compensation.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to or discussed with it by representatives and management of Wendy’s and Triarc for the purposes of its opinion and further relied upon the assurances of representatives and management of Wendy’s and Triarc, as applicable, that they were not aware of any facts (or omissions of facts) or circumstances that would make such information inaccurate or misleading. With respect to synergies, the financial forecasts and projections and other data that have been furnished or otherwise provided to it, it assumed that such synergies, forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Wendy’s and Triarc, as applicable, as to those matters, and it relied upon such synergies, forecasts, projections and other data in arriving at its opinion. Greenhill did not express an opinion with respect to such synergies, forecasts, projections and other data or the assumptions on which they are based. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of Wendy’s or Triarc, nor was Greenhill furnished with any such appraisals. Greenhill assumed, with the Wendy’s board of director’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed will be identical in all material respects to the latest draft thereof that Greenhill reviewed, and without any waiver or amendment of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on Wendy’s, Triarc, the merger or the contemplated benefits of the merger meaningful to its analysis.

Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The following is a summary of the material financial and comparative analyses provided by Greenhill to the Wendy’s board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s analyses.

The analyses provided to the Wendy’s board of directors were based on an assumed exchange ratio of 4.20 shares of Wendy’s/Arby’s common stock for each Wendy’s common share, although Greenhill’s opinion was given based on the agreed exchange ratio of 4.25 shares of Wendy’s/Arby’s common stock for each Wendy’s common share. As described in the “Background to the Merger,” as a result of negotiations occurring prior to the Wendy’s board of directors meeting on April 23, 2008, which resulted in an increase in the exchange ratio from 4.20x to 4.25x, Greenhill did not have an opportunity prior to that meeting to update the written materials it had prepared describing its financial analyses of the proposed merger based on an assumed exchange ratio of 4.20. At that meeting, Greenhill discussed with the Wendy’s board of directors the effect of the increase in the exchange ratio on its financial analyses.

Stand-Alone Valuations of Wendy’s

Wendy’s Comparable Company Analysis. Greenhill reviewed certain financial information for Wendy’s and compared such information to corresponding financial information, ratios and public market multiples for the following publicly traded companies:

•	Burger King Holdings, Inc.

•	Chipotle Mexican Grill, Inc.

•	CKE Restaurants, Inc.

•	Domino’s Pizza, Inc.

•	Jack in the Box Inc.

•	McDonald’s Corporation

•	Red Robin Gourmet Burgers Inc.

•	Sonic Corp.

•	Triarc Companies, Inc.

•	Yum! Brands, Inc.

Although no restaurant company is directly comparable to Wendy’s, Greenhill selected the above-listed restaurant companies based on their similarities in business and operations relative to Wendy’s. Additionally, Greenhill selected each of the above-listed companies because they are each publicly-listed companies in a segment of the restaurant industry similar to that in which Wendy’s operates, and used its judgment to determine which publicly-listed companies were most relevant for purposes of this analysis. Greenhill then reviewed the operating statistics and trading histories of such companies relative to Wendy’s. Greenhill calculated and compared financial multiples and ratios for these selected companies based on publicly available data, including the Institutional Brokers’ Estimate System, public filings and other publicly available information. For purposes of this analysis, Greenhill analyzed the following statistics of each of these selected companies for comparison purposes:

•	the ratio of (1) enterprise value, defined as the sum of market capitalization and total debt less cash and cash equivalents to (2) EBITDA for fiscal year 2007 and estimated fiscal year 2008; and

•	the ratio of share price to estimated earnings for fiscal years 2008 and 2009.

Based on these analyses, Greenhill selected a range of comparable enterprise value multiples of 2007 EBITDA of 7.5x to 9.5x and 2008 EBITDA of 7.0x to 8.5x and per share equity value multiples of 2008 earnings of 16.0x to 18.0x and 2009 earnings of 14.0x to 16.0x. In selecting the range of EBITDA and earnings multiples, Greenhill took into account the operating performance of the selected companies relative to that of Wendy’s, including revenue growth and the growth and level of profit margins. When applied to Wendy’s, this methodology resulted in a range of implied value per Wendy’s common share of $21.69 to $26.20 based on Wendy’s management’s projections. Greenhill also compared this range to (i) the trading price of Wendy’s common shares as of April 22, 2008, which was $25.08, (ii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the weighted average price of Triarc Class A common stock and Triarc Class B common stock as of April 22, 2008, which was $27.47, and (iii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the 30-day average price of a weighted average of Triarc Class A common stock and Triarc Class B common stock, which was $29.85. In light of possible risks to Wendy’s management’s projections, and the weakening macroeconomic environment since the development of Wendy’s management’s projections and Wendy’s recent operating performance, Greenhill also provided an additional point of reference for the Wendy’s board to illustrate certain downside sensitivities underlying Wendy’s management projections, including changes to assumptions discussed with Wendy’s management. The changes to such assumptions included no growth in the aggregate number of U.S. company stores, 50% lower franchise store additions, a longer period of time for a rebound in transaction growth and no improvement in company restaurant operating costs or labor costs (referred to herein as the stand alone downside sensitivity point of reference). Using the stand alone downside sensitivity point of reference and the methodology described above, Greenhill applied a range of comparable enterprise value multiples of 2007 EBITDA of 7.0x to 8.0x and 2008 EBITDA of 6.0x to 7.0x and per share equity value multiples of 2008 earnings of 14.0 to 16.0x and 2009 earnings of 12.0x to 14.0x, which resulted in a range of implied value per Wendy’s common share of $15.26 to $18.06.

Wendy’s Discounted Cash Flow Analysis. Using discounted cash flow methodology, Greenhill calculated the present values of the projected unlevered future cash flows for Wendy’s to calculate a range of implied per share values. Greenhill used Wendy’s management’s projections for 2009 to 2012, which were extrapolated using Greenhill estimates for 2013 to 2017. In this analysis, Greenhill estimated a weighted average cost of capital for Wendy’s based on Greenhill’s review of, among other matters, the current weighted average cost of capital of Wendy’s, the equity betas and capital structures of businesses deemed to be similar to those of Wendy’s, the current weighted average costs of capital of those businesses and the implications for the weighted average costs of capital of various debt to market equity ratios, which Greenhill deemed appropriate. Based on these analyses, Greenhill calculated a range of discount rates for Wendy’s from 8.5% to 10.5%. For purposes of its analysis, Greenhill calculated an assumed value of the cash flows for all periods after the projected period, which is referred to as a “terminal value.” Greenhill calculated a range of terminal values for Wendy’s based on terminal multiples ranging from 6.0x to 8.0x of final projected period EBITDA, and utilizing perpetuity growth rates ranging from 1.5% to 3.5%. For any combination of discount rate and terminal value, the sum of the present value of the cash flows of Wendy’s and the present value of the terminal value results in an implied enterprise value for Wendy’s. When applied to Wendy’s, this methodology resulted in a range of equity values per Wendy’s common share of $30.15 to $39.29, based on Wendy’s management’s projections. Greenhill also compared this range to (i) the trading price of Wendy’s common shares as of April 22, 2008, which was $25.08, (ii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the weighted average price of Triarc Class A common stock and Triarc Class B common stock as of April 22, 2008, which was $27.47, and (iii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the 30-day average price of a weighted average of Triarc Class A common stock and Triarc Class B common stock, which was $29.85. Using the stand alone downside sensitivity point of reference and the methodology described above, Greenhill calculated a range of equity values per Wendy’s common share of $18.94 to $25.24.

Precedent Transactions. Greenhill performed an analysis of selected business combinations involving target companies in the restaurant industry that in Greenhill’s judgment were relevant for its analysis. Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the merger.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and a third-party transaction database, Greenhill reviewed the consideration paid in the transactions and analyzed the enterprise value implied by such consideration as a multiple of EBITDA for the 12-month period prior to the target company’s most recently completed fiscal quarter end preceding announcement of the applicable transaction.

The following table identifies the transactions reviewed by Greenhill in this analysis, including transactions in the restaurant industry announced since December 2005 with value of $100 million or greater:

Announcement Date	Target	Acquiror

7/16/07	Applebee’s International Inc.	IHOP Corp.

8/16/07	Rare Hospitality International Inc.	Darden Restaurants Inc.

6/17/07	Friendly Ice Cream Corporation	Sun Capital Partners

11/22/06	Sbarro Inc.	MidOcean Partners

11/5/06	OSI Restaurant Partners, LLC	Bain Capital, LLC / Catterton Partners

10/30/06	Logan’s Roadhouse, Inc.	Bruckmann, Rosser, Sherrill & Co./ Canyon Capital Advisors LLC

10/25/06	Quick Restaurants S.A.	CDC Capital Partners

8/18/06	Lone Star Steakhouse & Saloon Inc.	Lone Star Funds

8/17/06	Real Mex Restaurants Inc.	Sun Capital Partners

7/24/06	Ryan’s Restaurant Group Inc.	Buffets, Inc.

5/19/06	Main Street Restaurant Group Inc.	The Briad Group

2/17/06	Checker’s Drive-In Restaurants, Inc.	Wellspring Capital Management LLC

12/18/05	Dave & Buster’s, Inc.	Wellspring Capital Management LLC

12/12/05	Dunkin’ Brands, Inc.	Bain Capital, LLC / The Carlyle Group / Thomas H. Lee Partners

From this data, Greenhill derived a valuation range of 8.0x to 10.0x, which, based on Wendy’s 2007 adjusted EBITDA as provided by Wendy’s management, suggested a range of values of Wendy’s common shares of $22.94 to $29.57 per share.

Premia Analysis. Greenhill reviewed publicly available data from transactions involving U.S. listed companies since 2004 with transaction values between $1 billion and $7 billion. Specifically, Greenhill reviewed the premiums represented by the acquisition price per share compared to the closing share price of the target company one day, one week and one month prior to the announcement. Greenhill observed that for such transactions, the median premium over the closing price of the target on the day prior to announcement was on average 18.4%, the median premium over the closing share price of the target one week prior to announcement was on average 20.3% and the median premium over the closing share price of the target one month prior to announcement was on average 23.2%. Greenhill further observed that for all-stock transactions, the median premium over the closing price of the target on the day prior to announcement was 15.9%, the median premium over the closing share price of the target one week prior to announcement was 17.3% and that the median premium over the closing share price of the target one month prior to announcement was 17.8%. Based on this analysis, Greenhill applied a 10% to 20% premium to Wendy’s April 22, 2008 closing share price, and a 15% to 25% premium to Wendy’s one week and one month prior share prices to derive an implied valuation range for Wendy’s common shares of $27.11 to $29.50 per share.

Stand-Alone Valuations of Triarc

Triarc Comparable Company Analysis. Greenhill undertook a comparable company analysis of Triarc similar to that described above under “Wendy’s Comparable Company Analysis”. Greenhill reviewed implied enterprise value as a multiple of EBITDA for fiscal 2007 and 2008 and implied equity value as a multiple of estimated earnings for 2009. Based on these analyses, Greenhill selected a range of comparable enterprise value multiples of 2007 EBITDA of between 7.0x and 8.5x and 2008 EBITDA of 6.5x to 7.5x and per share equity value multiples of 2009 earnings of 13.0x to 15.0x. In selecting the range of EBITDA and earnings multiples, Greenhill took into account the operating performance of the selected companies relative to that of Triarc, including revenue growth and the growth and level of profit margins. When applied to Triarc, this methodology resulted in a range of implied equity value per share of $6.13 to $8.11, based on Triarc’s management’s projections (referred to herein as the Triarc management projections), and of $4.91 to $6.90, based on a downside sensitivity case developed by Wendy’s management which took into account the weakening macroeconomic environment and incorporated lower percentage increases in revenue and EBITDA and margin expansion (referred to herein as the Triarc downside sensitivity case) based on a range of comparable enterprise value multiples of 2007 EBITDA of 6.5x to 7.5x and 2008 EBITDA of 5.5x to 7.0x and per share equity value multiples of 2009 earnings of 12.0x to 14.0x. Greenhill also compared these ranges to the (i) weighted average share price of Triarc Class A common stock and Triarc Class B common stock as of April 22, 2008, which was $6.54 and (ii) 30-day average price of a weighted average of Triarc Class A common stock and Triarc Class B common stock, which was $7.11.

Triarc Discounted Cash Flow Analysis. Using discounted cash flow methodology, Greenhill calculated the present values of the projected unlevered future cash flows for Triarc to calculate a range of implied per share values. Greenhill used each of the Triarc management projections and the Triarc downside sensitivity case projections. The discounted cash flow analysis was based on the present value of projected unlevered free cash flows for the years 2009 through 2013. Using methodologies similar to those utilized to perform a discounted cash flow analysis of Wendy’s, Greenhill calculated values for Triarc by applying a range of discount rates for Triarc from 8.5% to 10.5% and terminal values based on terminal EBITDA multiples ranging from 5.0x to 7.0x and utilizing perpetual growth rates ranging from 1.5% to 3.5%. This methodology resulted in a range of equity values per share of $6.36 to $10.46, based on the Triarc management projections, and of $5.01 to $8.49, based on the Triarc downside sensitivity case. Greenhill also compared these ranges to the (i) weighted average share price of Triarc Class A common stock and Triarc Class B common stock as of April 22, 2008, which was $6.54 and (ii) 30-day average price of a weighted average of Triarc Class A common stock and Triarc Class B common stock, which was $7.11.

Relative Contribution of Wendy’s and Triarc

Contribution Analysis. Greenhill examined the implied contribution of each of Wendy’s and Triarc to the combined company’s market capitalization, number of company-operated stores, number of franchisee-operated stores, as well as revenues, EBITDA and net income for the years 2009 and 2010, in each case using projections prepared by management of Wendy’s and Triarc, respectively. The following table sets forth the results of this analysis:

	Wendy’s	Triarc
Market Capitalization	78.4%	21.6%
Company-Operated Stores	54.7%	45.3%
Franchisee-Operated Stores	66.7%	33.3%
Revenues
2009	65.2%	34.8%
2010	64.2%	35.8%
EBITDA
2009	63.7%	36.3%
2010	62.9%	37.1%
Net Income
2009	73.2%	26.8%
2010	69.7%	30.3%

Greenhill noted that based on an exchange ratio of 4.20 stockholders of Wendy’s would have approximately 79.8% of the economic ownership and voting rights of the combined company.

Exchange Ratio Analysis

Greenhill analyzed the historical range of exchange ratios (the price of Wendy’s common shares divided by the price of Triarc Class B common stock). Using the daily closing prices of Wendy’s common shares and Triarc Class B common stock, Greenhill calculated the historical average exchange ratio for the periods indicated in the table below. Greenhill also calculated that an exchange ratio of 4.20 represented an 11.0% premium to the historical exchange ratio high of 3.80, which was the exchange ratio as of April 22, 2008.

As of April 22, 2008	Historical Exchange Ratio(1)
Three Year	2.085x
One Year	2.757x
Six Month	3.086x
Three Month	3.020x
One Month	3.297x
One Week	3.568x
Current	3.800x
Offer	4.200x

(1)	Historical data is adjusted for dividends and stock splits.

Pro Forma Combined Company Valuation

Greenhill analyzed certain financial data on a pro forma basis for Wendy’s and Triarc as a combined company following consummation of the merger. Greenhill based its valuation on (i) projections for the combined company provided by Triarc’s management (referred to herein as the Triarc combination management case), and (ii) a Wendy’s combination management sensitivity case, which assumed lower forecasted performance from Triarc relative to the Triarc combination management case, Wendy’s results in line with Wendy’s management’s projections and achievement of 50% of the synergies projected in the Triarc combination management case (referred to herein as the Wendy’s combination management sensitivity case). Greenhill also provided an additional point of reference for the Wendy’s board that incorporated into the Wendy’s combination management sensitivity case discussed above the stand alone downside sensitivity point of reference (referred to herein as the combined company downside sensitivity point of reference).

Combined Company Comparable Company Analysis. Greenhill undertook a comparable company analysis of the combined company similar to that described above under “Wendy’s Comparable Company Analysis” and “Triarc Comparable Company Analysis”. Greenhill reviewed implied enterprise value as a multiple of estimated 2009 EBITDA and earnings. This methodology resulted in a range of pro forma implied value per Wendy’s common share based on an exchange ratio of 4.20 of (i) $28.40 to $35.58, based on the Triarc combination management case and applying a range of comparable enterprise value multiples of 2009 EBITDA of 7.0x to 8.5x and per share equity value multiples of 2009 earnings of 14.0x to 17.0x and (ii) $25.73 to $30.14, based on the Wendy’s combination management sensitivity case applying a range of comparable enterprise value multiples of 2009 EBITDA of 7.0x to 8.0x and per share equity value multiples of 2009 earnings of 14.0 to 16.0x. Greenhill also compared these ranges to (i) the trading price of Wendy’s common shares as of April 22, 2008, which was $25.08, (ii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the weighted average price of Triarc Class A common stock and Triarc Class B common stock as of April 22, 2008, which was $27.47, and (iii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the 30-day average price of a weighted average of Triarc Class A common stock and Triarc Class B common stock, which was $29.85. Using the combined company downside sensitivity point of reference and the methodology described above, Greenhill applied a range of comparable enterprise value multiples of 2009 EBITDA of 6.0x to 7.0x and per share equity value multiples of 2009 earnings of 12.0x to 14.0x, which resulted in a range of pro forma implied value per Wendy’s common share based on an exchange ratio of 4.20 of $18.24 to $22.13.

Combined Company Discounted Cash Flow Analysis. Using discounted cash flow methodology, Greenhill calculated the present values of the projected unlevered future cash flows for the combined company to calculate a range of implied per share values. Greenhill calculated values for the combined company by applying a range of discount rates for the combined company of 8.5% to 10.5% and terminal values based on terminal EBITDA multiples ranging from 6.0x to 8.0x and utilizing perpetual growth rates from 1.5% to 3.5%. This methodology resulted in a range of value of pro forma implied value per Wendy’s common share based on an exchange ratio of 4.20 of (i)

$38.86 to $53.36, based on the Triarc combination management case and (ii) $26.20 to $36.57, based on the Wendy’s combination management sensitivity case. Greenhill also compared these ranges to (i) the trading price of Wendy’s common shares as of April 22, 2008, which was $25.08, (ii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the weighted average price of Triarc Class A common stock and Triarc Class B common stock as of April 22, 2008, which was $27.47, and (iii) the implied offer value per Wendy’s common share based on an exchange ratio of 4.20 and the 30-day average price of a weighted average of Triarc Class A common stock and Triarc Class B common stock, which was $29.85. Using the combined company downside sensitivity point of reference and the methodology described above, Greenhill calculated a range of pro forma implied value per Wendy’s common share of $16.86 to $24.43.

Miscellaneous

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry- specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to Wendy’s or the contemplated transaction. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Wendy’s or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The consideration was determined through arms’ length negotiations between Wendy’s and Triarc and was recommended by Wendy’s special committee to, and approved by, the Wendy’s board of directors. Greenhill provided advice to Wendy’s during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to Wendy’s, Wendy’s special committee or Wendy’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger.

Wendy’s special committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as a nationally recognized investment banking firm. During the two years preceding the date of this opinion, Greenhill had no material relationship with Wendy’s or Triarc. Greenhill is entitled to receive a fee of $5,000,000 from Wendy’s in connection with the merger and no portion of the fee is dependent on consummation of the merger. Wendy’s has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by Wendy’s board of directors in evaluating the merger and should not be viewed as determinative of the views of Wendy’s board of directors with respect to the merger.

Interests of Triarc Directors and Wendy’s Directors and Executive Officers in the Merger

Governance Structure and Management Positions

Pursuant to the terms of the merger agreement, upon completion of the merger:

•

The board of directors of Wendy’s/Arby’s will initially be composed of 12 members, consisting of (i) ten members of Triarc’s current board of directors, including Roland C. Smith, the current Chief Executive Officer of Triarc and Nelson Peltz and Peter W. May, the current Chairman and Vice Chairman of Triarc, respectively, and (ii) two members of Wendy’s current board of directors designated by Wendy’s and reasonably acceptable to Triarc.

•	At the first meeting of Wendy’s/Arby’s board of directors following the consummation of the merger, the board of directors will elect a chairman and a vice chairman.

The persons accepted by Triarc to be designated to the Wendy’s/Arby’s board of directors by Wendy’s will be appointed as of the effective time of the merger and nominated by the Wendy’s/Arby’s board of directors at the next meeting of Wendy’s/Arby’s stockholders at which directors are elected.

It is currently expected that, subject to the completion of the merger:

•

Roland C. Smith, the current Chief Executive Officer of Triarc and Arby’s and a member of Triarc’s board of directors will be the Chief Executive Officer and a director of Wendy’s/Arby’s, resign as chief executive officer of the Arby’s brand and become the Chief Executive Officer of the Wendy’s brand.

•	Tom Garrett, the current president of Arby’s, will become the Chief Executive Officer of the Arby’s brand.

Arby’s will elect Mr. Garrett and Wendy’s will elect Mr. Smith to these executive officer positions to become effective upon completion of the merger. Determination of other members of senior management of Wendy’s/Arby’s will be made using a best in class approach. For additional information concerning these officers, see “Triarc Annual Meeting” and “Wendy’s Special Meeting” beginning on pages 108 and 177, respectively.

Interests of Triarc Directors in the Merger

In considering the recommendation of the board of directors of Triarc to approve the proposals relating to the adoption of the amendment of Triarc’s certificate of incorporation and the proposal relating to the issuance of Wendy’s/Arby’s common stock required to be issued in the merger, as more fully described under “Triarc Annual Meeting” beginning on page 108, stockholders of Triarc should be aware that members of the Triarc board of directors have arrangements that provide them with interests in the merger that are in addition to the interests of Triarc stockholders. These interests include that as of the Wendy’s record date, Messrs. Peltz, May and Garden, each of whom is a director of Triarc, may be deemed to beneficially own through their interests in the Trian Funds, in the aggregate, approximately  % of Wendy’s common shares. During their deliberations in determining to recommend to the stockholders of Triarc that they vote in favor of the matters described above, Triarc’s board of directors was aware of these interests.

Interests of Wendy’s Directors and Executive Officers in the Merger

In considering the recommendation of Wendy’s board of directors with respect to the adoption of the merger agreement, shareholders of Wendy’s should be aware that members of the Wendy’s board of directors and certain of Wendy’s executive officers have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, the interest of Wendy’s shareholders generally. These interests, to the extent material, are described below. The board of directors of Wendy’s was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Stock Options upon Consummation of the Merger

Wendy’s has previously awarded various types of equity awards to its directors and executive officers, including restricted stock, restricted stock units, performance shares, performance units and stock options. The consummation of the merger will constitute a change in control for the purposes of Wendy’s equity and other benefit plans. As a result, all outstanding, unvested equity awards will vest as of the effective time of the merger and become vested equity of Wendy’s/Arby’s (except for certain stock options awarded to employees on May 1, 2008, which will vest over three years except as described in footnote 5 to the table below). The number of shares issuable under the unvested options and the exercise price for the unvested options will be adjusted based on the exchange ratio of 1:4.25. Outstanding performance units will be settled assuming that all performance objectives had been satisfied at the highest level by Wendy’s and the executive will be paid in cash within 30 days following the effective time of the merger.

The following table sets forth the types and amounts of outstanding equity awards that are estimated to vest as a result of the merger, which solely for the purpose of this table is assumed to occur on September 28, 2008, which is the end of Wendy’s fiscal third quarter and not necessarily representative of the actual effective time of the merger, and the number of common shares beneficially owned as of March 3, 2008 (except for Mrs. Anderson, which is as of May 22, 2008), for each director and executive officer. The assumed stock prices used for this calculation were $29.00 and $34.50 for Wendy’s and Tim Hortons Inc., respectively, which may not be representative of Wendy’s share price at the time the merger is consummated.

Name	Stock Options (1)						Restricted Stock and Restricted Stock Units		Performance Units		Common Stock		THI Restricted Stock			Total Resulting Value
	Vested Stock Options	Weighted Average Exercise Price of Vested Options	Unvested Stock Options		Weighted Average Exercise Price of Unvested Options	Resulting Value	Unvested Restricted Shares or Units (2)	Resulting Value	Unvested Performance Units (based on 150% of target)	Resulting Value	Common Shares Held	Resulting Value	Unvested THI Restricted Shares (3)	Resulting Value	Estimated Cash Value in Broker Account (4)
Kerrii B. Anderson	0	N/A	377,917	(5)	$28.7050	$111,486	82,616	$2,395,864	60,144	$1,744,176	341,127	$9,892,674	32,556	$1,123,182	$29,358	$15,296,740
Joseph J. Fitzsimmons	0	N/A	102,053	(5)	$28.7050	$30,106	6,753	$195,837	13,003	$377,087	0	$0	0	$0	$0	$603,030
Brendan P. Foley, Jr.	0	N/A	18,178	(5)	$28.7050	$5,363	7,744	$224,576	2,724	$78,996	6,888	$199,752	167	$5,762	$512	$514,961
Leon M. McCorkle, Jr.	0	N/A	71,593	(5)	$28.7050	$21,120	12,300	$356,700	9,093	$263,697	17,180	$498,220	2,930	$101,085	$4,628	$1,245,450
David J. Near	0	N/A	117,743	(5)	$28.7050	$34,734	10,810	$313,490	16,900	$490,100	7,290	$211,410	0	$0	$0	$1,049,734
Ann B. Crane	0	N/A	6,244		$28.7050	$1,842	5,082	$147,378	0	0	8,045	$233,305	704	$24,288	$960	$407,773
Janet Hill	32,103	$13.4132	6,244		$28.7050	$502,225	5,082	$147,378	0	0	14,123	$409,567	704	$24,288	$961	$1,084,419
Thomas F. Keller	2,848	$13.5100	6,244		$28.7050	$45,958	5,082	$147,378	0	0	11,151	$323,379	704	$24,288	$960	$541,963
William E. Kirwan	14,517	$14.7255	6,244		$28.7050	$209,065	5,082	$147,378	0	0	7,416	$215,064	704	$24,288	$960	$596,755
David P. Lauer	26,925	$13.1292	6,244		$28.7050	$429,163	5,082	$147,378	0	0	17,050	$494,449	704	$24,288	$960	$1,096,238
Jerry W. Levin	0	N/A	6,244		$28.7050	$1,842	4,551	$131,979	0	0	2,556	$74,124	0	$0	$0	$207,945
J. Randolph Lewis	0	N/A	6,244		$28.7050	$1,842	5,082	$147,378	0	0	6,724	$194,996	703	$24,254	$707	$369,177
James F. Millar	16,569	$14.6038	6,244		$28.7050	$240,373	5,082	$147,378	0	0	6,545	$189,805	704	$24,288	$960	$602,804
Stuart I. Oran	0	N/A	6,244		$28.7050	$1,842	4,551	$131,979	0	0	2,556	$74,124	0	$0	$0	$207,945
James V. Pickett	32,103	$13.4132	6,244		$28.7050	$502,225	5,082	$147,378	0	0	95,002	$2,755,058	704	$24,288	$960	$3,429,909
Peter H. Rothschild	0	N/A	6,244		$28.7050	$1,842	4,551	$131,979	0	0	2,556	$74,124	0	$0	$0	$207,945
John R. Thompson	0	N/A	6,244		$28.7050	$1,842	5,082	$147,378	0	0	9,124	$264,596	703	$24,254	$707	$438,777

(1)

Stock options with an exercise price greater than the assumed stock price used in this table are excluded. The number of stock options excluded for each person listed in the table is as follows. The exercise price for all of these options is $37.63 per share.

Name	Vested Stock Options	Unvested Stock Options
Kerrii B. Anderson	42,569	85,138
Joseph J. Fitzsimmons	10,423	20,848
Brendan P. Foley, Jr.	2,183	4,367
Leon M. McCorkle, Jr.	7,288	14,578
David J. Near	13,547	27,094
Ann B. Crane	1,436	2,874
Janet Hill	1,436	2,874
Thomas F. Keller	1,436	2,874
William E. Kirwan	1,436	2,874
David P. Lauer	1,436	2,874
Jerry W. Levin	1,436	2,874
J. Randolph Lewis	1,436	2,874
James F. Millar	1,436	2,874
Stuart I. Oran	1,436	2,874
James V. Pickett	1,436	2,874
Peter H. Rothschild	1,436	2,874
John R. Thompson	1,436	2,874

(2)	This column also includes earned performance shares.

(3)

Estimated value as of September 28, 2008 of unvested Tim Hortons Inc. restricted shares distributed in connection with the spin-off on September 29, 2006, which remain subject to the same restrictions as the underlying Wendy’s shares.

(4)	This column includes the value of a fractional Tim Hortons share as of September 29, 2006, accrued cash dividends earned on the Tim Hortons restricted shares and interest.

(5)

Stock options awarded on May 1, 2008 will not vest solely due to the consummation of the merger. However, those options will vest for each of the executive officers listed above pursuant to the terms of the change in control agreements described below.

Treatment of Annual Incentive Plans, Supplemental Executive Retirement Plans and the Deferred Compensation Plan upon Change in Control and Termination

Under the terms of Wendy’s annual incentive plans applicable to executive officers, the minimum amount payable to each participant for the year in which a change in control occurs will be the greatest of (i) the amount paid to the participant for the prior year, (ii) the amount payable for the year in which such change of control occurs, assuming the target level of the performance objectives is achieved and (iii) the amount that would be payable for the year in which such change of control occurs, based on Wendy’s actual performance through the date of the change in control.

In addition, under the annual incentive plans, if following a change in control and prior to the payment of awards for the fiscal year in which the change in control occurs, a participant’s employment is terminated by Wendy’s without “cause” or by the participant for “good reason” (as such terms are defined in the plans), the participant will be entitled to the award otherwise payable for the fiscal year had the participant remained employed with Wendy’s through the payment date of awards for such year. Further, if a participant’s employment is terminated without cause prior to a change in control, but the participant can reasonably demonstrate that the termination arose in connection with, or in anticipation of, a change in control, the termination will be treated as if it occurred after a change in control, if a change in control actually occurs.

Under the terms of Wendy’s non-qualified supplemental executive retirement plans, prior to a change in control, Wendy’s will be obligated to fund amounts payable under those plans, approximately $8,561,000, into a rabbi trust. Benefits under Wendy’s Supplemental Executive Retirement Plan are not affected by a change in control. For benefits earned under Wendy’s other supplemental executive retirement plans, if a participant’s employment is terminated by Wendy’s without “cause” or by the participant for “good reason” (as such terms are defined in the plans) within three years following a change in control, the participant will be entitled to be paid in a single lump sum payable within 60 days of the first day of the calendar quarter following the six month anniversary of the termination. Additionally, if an unvested participant’s employment is terminated without cause prior to a change in control, but the participant reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control, provided that a change in control shall actually have occurred. The participant will become vested and be entitled to a distribution of benefits in accordance with the plan with the date of the change in control treated as the date of termination.

Under Wendy’s Deferred Compensation Plan, a participant may elect to defer all or any part of his or her base compensation and/or annual bonus until termination of employment. A participant will be credited with earnings as if invested in the deemed investments selected by the participant from a variety of investments selected by Wendy’s. The Deferred Compensation Plan generally does not permit distributions prior to a participant’s termination. However, Wendy’s expects to terminate the Deferred Compensation Plan immediately prior to the effective time of the merger and account balances will be distributed to participants as soon thereafter as is practicable.

In addition to the equity compensation described above, the following directors would be entitled to receive their benefits under the Deferred Compensation Plan calculated assuming that each director’s service as a director terminated immediately following the effective time of the merger, which solely for the purpose of this paragraph is assumed to occur on September 28, 2008, which is the end of Wendy’s fiscal third quarter and not necessarily representative of the actual effective time of the merger.

Name	Deferred Compensation Plan Benefit
Thomas F. Keller	$280,476
William E. Kirwan	$43,808
J. Randolph Lewis	$251,304
Stuart I. Oran	$23,553
John R. Thompson	$294,456

Change in Control Agreements with Executive Officers

Wendy’s previously entered into key executive agreements with Mrs. Anderson and Messrs. Fitzsimmons, Foley, McCorkle and Near that provide for benefits to the executive if terminated without “cause” (as such term is defined in the key executive agreement) after a change in control of Wendy’s, or by the executive officer “for good reason” (as such term is defined below). These agreements only result in severance benefits after a change in control if the executive is terminated within five years after such an event (or three years in the case of Mr. Fitzsimmons), for benefits other than unvested equity awards. Pursuant to the key executive agreements, unvested equity awards (stock options, restricted stock, restricted stock units, performance shares or performance units) will vest immediately upon consummation of the merger, including the options awarded to executive officers on May 1, 2008.

At the time of the merger, the executive officers will be entitled to continue to receive their annual salary, bonus and other benefits made available to them by Wendy’s immediately prior to the merger for a period of five years (three years for Mr. Fitzsimmons) (the “employment term”).

An executive officer may terminate his or her employment after a change in control during the employment term for good reason if Wendy’s (i) changes the executive officer’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the executive officer’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the executive officer to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the executive officer, (v) materially breaches the agreement, or (vi) fails to notify the executive officer within 30 days following a change of control that a successor to Wendy’s has agreed to assume and perform Wendy’s obligations under the agreement.

If an executive officer’s employment is terminated by Wendy’s without cause prior to a change in control, but the executive officer reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control, provided that a change in control shall actually have occurred.

If the employment of an executive officer is terminated by the executive for good reason or by Wendy’s other than for cause, Wendy’s will be obligated to make a lump-sum payment to the executive officer of three times the sum of the executive officer’s then-current salary plus average annual bonuses over the prior three years. If the executive officer had not previously received bonus payments for three full plan years under the annual bonus plans and was an eligible participant under such plans at the time his or her employment was terminated, he or she will be deemed to have received a bonus in prior years equal to the bonus paid to such executive officer’s predecessor in the same position. If there was not a predecessor in the same position, the executive officer will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive officer’s then-current position. The lump-sum payment will not be subject to offset.

Also, if the employment of the executive officer is terminated by the executive for good reason or by Wendy’s other than for cause, the executive officer will be entitled to (i) a pro rata portion of the bonus for the year in which termination of employment occurs, determined as if all of that year’s performance targets had been fully met at the highest level by Wendy’s and the executive officer, (ii) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of Wendy’s will become immediately vested and exercisable, and any restrictions on any stock awarded to the executive officer by Wendy’s shall lapse, as discussed above.

If any payments or other benefits payable to an executive officer (other than Mr. Fitzsimmons) under the agreements discussed above or otherwise is subject to the excise tax under Code Section 4999 or any similar tax, Wendy’s is obligated to pay to the executive officer an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

Wendy’s has established a benefits protection trust to provide for the payment of the benefits to the executive officers and to provide for the payment of reasonable legal fees or expenses incurred in good faith by the executive officers in enforcing their rights.

The following table summarizes estimated benefits (other than equity compensation described above) that would be payable to each executive officer assuming such executive officer is terminated without cause immediately following the effective time of the merger, which solely for the purpose of this table is assumed to occur on September 28, 2008, which is the end of Wendy’s fiscal third quarter and not necessarily representative of the actual effective time of the merger.

Name	Severance (1)	Incentive (2)	Retirement Benefits (3)	CIC Retirement Benefits (4)	Health and Welfare Benefits (5)	Total
Kerrii B. Anderson	$5,323,000	$1,105,875	$776,600	$368,294	$107,974	$7,681,743
Joseph J. Fitzsimmons	$3,015,284	$392,745	$154,495	$72,265	$67,960	$3,702,749
Brendan P. Foley, Jr.	$1,080,025	$108,158	$147,097	$47,908	$53,535	$1,436,723
Leon M. McCorkle, Jr.	$2,191,959	$267,047	$1,311,998	$166,060	$58,010	$3,995,074
David J. Near	$2,371,817	$429,896	$94,521	$82,447	$93,772	$3,072,453

(1)

Severance provisions as stated in the agreement (as described above) between Wendy’s and each executive officer are three times base salary and the average of each of the prior three years’ incentive payments.

(2)	Maximum incentive payable under the executive plan or the agreement (as described above) for 2008.

(3)

On termination for any reason, employees are entitled to receive their vested benefits in the two qualified retirement plans, the supplemental executive retirement plans and the Deferred Compensation Plan sponsored by Wendy’s.

(4)

Present value of benefits under the qualified retirement and supplemental executive retirement plans calculated as of October 2, 2011 over the estimated value of those benefits (as of September 28, 2008) plus accelerated vesting of unvested benefits in the supplemental executive retirement plans.

(5)	Anticipated cost of continuing for three years of life insurance, disability, medical, dental and hospitalization benefits, plus vacation benefits earned prior to September 28, 2008.

Indemnification and Insurance

The merger agreement provides that, following the completion of the merger, Wendy’s, as the surviving corporation in the merger, will indemnify the current and former directors and officers of Wendy’s and its subsidiaries, and certain of their employees who have executed individual indemnity agreements, for all claims arising prior to the completion of the merger until the expiration of the applicable statute of limitations with respect to such claims. Additionally, Wendy’s articles of incorporation and code of regulations after the merger will contain indemnification provisions no less favorable than those contained in the current Wendy’s articles of incorporation and code of regulations prior to the consummation of the merger, which will not be modified in any manner that would adversely affect the rights of the indemnified individuals for a period of six years from the effective time of the merger.

The merger agreement also provides that, following the completion of the merger, Wendy’s/Arby’s will, and will cause Wendy’s to, indemnify and hold harmless all of the Wendy’s indemnified parties described above, to the fullest extent permitted by applicable law, in connection with any claims relating to the fact that those individuals are or were directors, officers or employees of Wendy’s or any of its subsidiaries including with respect to the merger agreement or any transactions contemplated by it.

The merger agreement also provides that with Triarc’s written consent Wendy’s may obtain a prepaid directors and officers “tail” insurance policy covering the six year period after the merger for acts or omissions occurring at or prior to the merger, on terms not materially less favorable than the current insurance policies provided by Wendy’s, as long as Wendy’s, as the surviving corporation in the merger, will not be required to spend in any one year period an amount in excess of 250% of the annual premiums paid by Wendy’s between September 30, 2007 and September 30, 2008 for such insurance. If Wendy’s does not obtain this “tail” insurance, then Wendy’s, as the surviving corporation in the merger, will maintain Wendy’s current directors’ and officers’ insurance policies, or will substitute such policies with the policies of a different insurance provider (as long as such policies are on terms not materially less favorable than the policies of Wendy’s currently in effect), covering the six year period after the merger for acts or omissions occurring at or prior to the merger, as long as Wendy’s, as the surviving corporation in the merger, will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Wendy’s and/or Triarc in respect of such coverage prior to signing of the merger agreement.

Regulatory Approvals Required for the Merger

United States Antitrust Laws

Under the Hart-Scott-Rodino Act and the rules promulgated under that act by the Federal Trade Commission, the merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division and the specified waiting period has been terminated or has expired. Triarc and Wendy’s each filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on May 14, 2008 and early termination of the waiting period was granted as of May 28, 2008. At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin completion of the merger or seeking divestiture of substantial assets of Triarc and Wendy’s. The merger agreement requires Triarc and Wendy’s to use reasonable best efforts to satisfy any conditions imposed upon them by regulatory authorities. The merger also is subject to review under state antitrust laws and could be the subject of challenges by private parties under antitrust laws.

Listing of Additional Shares of Class A Common Stock to be Issued

Before the completion of the merger, Triarc has agreed to use its reasonable best efforts to cause the shares of Wendy’s/Arby’s common stock to be issued in the merger and upon conversion of the Triarc Class B common stock to be authorized for listing on the NYSE, subject to official notice of issuance Triarc will seek to have Wendy’s/Arby’s common stock trade on the NYSE under the ticker symbol “WEN.”

Dissenters’ Rights

Triarc stockholders do not have appraisal or dissenters’ rights in connection with the merger or any of the proposals to be considered at the Triarc annual meeting.

Section 1701.84 of the Ohio Revised Code, or ORC, provides that all of Wendy’s shareholders entitled to vote on the adoption of the merger agreement may exercise dissenters’ rights with respect to the merger. Each shareholder who does not vote in favor of adoption of the merger agreement and who complies with all of the requirements of Section 1701.85 of the ORC will be entitled to receive the fair cash value of his, her or its shares upon perfecting their right of appraisal.

The following is a summary of the principal steps a shareholder must take to perfect their dissenters’ rights under the ORC. This summary is qualified by reference to Section 1701.85 and other provisions of the ORC. Any shareholder contemplating exercise of their dissenters’ rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Section 1701.85 of the ORC is attached to this joint proxy statement/prospectus as Annex I and is incorporated herein by reference.

To perfect the right of appraisal, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•

Must be a shareholder of record. A dissenting shareholder must be a record holder of the Wendy’s common shares on  , 2008, the record date established for determining those Wendy’s shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the ORC.

•

Does not vote in favor of the merger agreement. A dissenting shareholder must not vote their shares in favor of the proposal to adopt the merger agreement at the Wendy’s shareholders meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Wendy’s signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke their proxy at any time before its exercise by delivering to Wendy’s prior to the special meeting a written notice of revocation addressed to Wendy’s International, Inc., 4288 West Dublin-Granville Road, Dublin, Ohio 43017- 0256, Attention: Secretary; delivering to the Secretary of Wendy’s prior to the special meeting a properly executed proxy with a later date; or attending the special meeting and giving notice of revocation in person.

•

File a written demand. Not later than ten days after the date upon which the Wendy’s shareholders vote upon the adoption of the merger agreement, any shareholder seeking to perfect the dissenting shareholder’s rights must make a written demand upon Wendy’s for the fair cash value of those Wendy’s common shares so held by them. A negative vote alone is not sufficient to perfect rights as a dissenter. Any written demand must specify the shareholder’s name and address, the number and class of shares held by them on the record date, and the amount claimed as the “fair cash value” of the shares. Wendy’s will not notify shareholders of the expiration of this ten day period. Voting against the adoption of the merger agreement is not a written demand as required by Section 1701.85 of the ORC.

•

Deliver certificates for placement of a legend. If Wendy’s so requests, a dissenting shareholder must submit their share certificates to Wendy’s within 15 days of such request for endorsement thereon by Wendy’s that a demand for appraisal has been made. Such a request is not an admission by Wendy’s that a dissenting shareholder is entitled to relief. Wendy’s will promptly return the share certificates to the dissenting shareholder. At the option of Wendy’s, a dissenting shareholder who fails to deliver their certificate upon request from Wendy’s may have their dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs.

If Wendy’s and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either Wendy’s or the dissenting shareholder may, within three months after delivery of the dissenting shareholder’s demand for fair cash value, file a petition in the Court of Common Pleas of Franklin County, Ohio, for a determination that the shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the Wendy’s common shares. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable. “Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to adopt the merger agreement. The amount of the fair cash value excludes any appreciation or depreciation in market value of the shares resulting from the merger. The fair cash value of the shares may be higher, the same as or lower than the market value of the shares on the date of the merger. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to, and do not in any way address, fair cash value under Section 1701.85 of the ORC.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to Wendy’s of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of their Wendy’s common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the ORC;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or the Wendy’s shareholders rescind their approval and adoption of the merger agreement;

•	the dissenting shareholder withdraws their demand with the consent of Wendy’s by its board of directors; or

•

the dissenting shareholder and Wendy’s board of directors have not agreed on the fair cash value per share and the dissenting shareholder has not filed a timely complaint within three months after delivering his, her or its demand for fair cash value in the Court of Common Pleas of Franklin County, Ohio.

All rights accruing from Wendy’s common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand for payment with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Wendy’s arising from such demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by Wendy’s of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Federal Income Tax Consequences

General

The following general discussion describes the material U.S. federal income tax consequences of the conversion of each outstanding share of Triarc Class B common stock into a share of Wendy’s/Arby’s common stock, which is referred to herein as the conversion, and the merger that are generally applicable to U.S. Holders (as defined below) of Triarc common stock and of Wendy’s common shares, respectively. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. Holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In addition, this discussion does not address the tax treatment of special classes of U.S. Holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding Wendy’s common shares and Triarc common stock as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, and non-U.S. Holders. This discussion may not be applicable to holders who acquired Wendy’s or Triarc common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used herein, a “U.S. Holder” means a holder of common stock or common shares who or that holds such stock or shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia), (iii) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (iv) any person that is subject to U.S. federal income tax on its worldwide income. As used herein, a “Non-U.S. Holder” means any holder of common stock who is not a “U.S. Holder.”

This discussion and the opinions set forth herein are based on the Code, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, as well as representations and covenants (including representations and covenants regarding the absence of changes in existing facts and that the conversion and the merger will be completed in accordance with this joint proxy statement/prospectus and the merger agreement) and including the representations contained in representation letters of Triarc and Wendy’s. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any such factual representation to be true, correct and complete in all material respects, or the breach of any of the covenants, may adversely affect the accuracy of the statements and conclusions described in this document. Neither Triarc nor Wendy’s is currently aware of any facts or circumstances that would cause any representations made by it to Paul, Weiss, Rifkind, Wharton & Garrison LLP or Winston & Strawn LLP to be untrue or incorrect in any material respect. However, no ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the conversion or the merger, and the opinions of counsel will not be binding on the IRS or any court.

Material Tax Consequences of the Conversion

In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, the conversion will qualify for U.S. federal income tax purposes either as a reorganization under Section 368(a) of the Code, a tax-free exchange of stock for stock of the same corporation under Section 1036 of the Code, or both. U.S. Holders who receive shares of Wendy’s/Arby’s common stock in exchange for their Triarc

Class B common stock in the conversion will not recognize gain or loss for U.S. federal income tax purposes. Each Triarc stockholder’s aggregate tax basis in the Wendy’s/Arby’s common stock received in the conversion will be the same as his or her aggregate tax basis in the Triarc Class B common stock surrendered in the transaction. The holding period of the Wendy’s/Arby’s common stock received in the conversion will include the holding period of the stockholder’s Triarc Class B common stock that such stockholder surrendered. If a Triarc stockholder has differing tax bases and/or holding periods in respect of such stockholder’s Triarc Class B common stock, such stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Wendy’s/Arby’s common stock that such stockholder receives.

Material Tax Consequences of the Merger

In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and in the opinion of Winston & Strawn LLP, the material U.S. federal income tax consequences of the merger will be as follows:

•

The merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and Wendy’s, Triarc and Green Merger Sub, Inc. will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

•

A Wendy’s shareholder will not recognize gain or loss upon such shareholder’s receipt of Wendy’s/Arby’s common stock in exchange for such shareholder’s Wendy’s common shares, except with respect to cash that is received instead of fractional shares of Wendy’s/Arby’s common stock;

•

The aggregate tax basis of the shares of Wendy’s/Arby’s common stock received in the merger, including fractional shares for which cash is ultimately received, will be the same as the aggregate tax basis of the Wendy’s common shares exchanged therefor;

•	The holding period for shares of Wendy’s/Arby’s common stock that a Wendy’s shareholder receives in the merger will include the holding period of the Wendy’s common shares exchanged therefor;

•

If a Wendy’s shareholder receives cash instead of a fractional share of Wendy’s/Arby’s common stock, such shareholder will generally recognize capital gain or loss equal to the difference, if any, between such shareholder’s tax basis in the fractional share (as described in above) and the amount of cash received unless such shareholder actually or constructively owns Triarc stock before the merger and the distribution of cash to such shareholder has the effect of the distribution of a dividend. In that case, some or all of the cash received could be taxed as dividend income.

Dissenting Shares

A Wendy’s shareholder who receives cash in respect of dissenting Wendy’s common shares will generally recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder’s basis in the dissenting shares unless such shareholder actually or constructively owns Triarc common stock before the merger and the payment to such shareholder has the effect of a distribution of a dividend. In such case, some or all of the payment could be taxed as dividend income. Wendy’s shareholders who dissent from the merger are urged to consult their own tax advisors.

Opinions Regarding Tax Treatment to be Delivered at the Time of Consummation of the Merger

The obligation of Triarc to complete the merger is conditioned upon its receipt at the time of the consummation of the merger of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The obligation of Wendy’s to complete the merger is conditioned upon its receipt at the time of the consummation of the merger of an opinion from Winston & Strawn LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions of counsel will be based in part upon representations, made as of the time of the consummation of the merger by Triarc, Green Merger Sub, Inc. and Wendy’s, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected.

Backup Withholding

Non-corporate holders of Wendy’s common shares may be subject to backup withholding on cash payments received instead of a fractional share interest in Wendy’s/Arby’s common stock. Backup withholding will not apply, however, to a shareholder who:

•

furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that such holder is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules;

•	is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact; or

•	provides a certification of foreign status on Form W-8BEN or a successor form.

A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to penalties imposed by the IRS. We will provide a Form W-9 to you after the merger. Any amount withheld under these rules will be credited against the shareholder’s U.S. federal income tax liability.

Reporting Requirements

Certain significant Wendy’s shareholders and Triarc stockholders (generally those who own at least five percent of the relevant corporation) may be required to attach a statement to their tax returns for the taxable year in which the conversion and merger are completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement attached by a Triarc stockholder would include such stockholder’s tax basis in the Triarc Class B common stock surrendered and a description of the Wendy’s/Arby’s common stock received in the conversion. The statement attached by a Wendy’s shareholder would include such shareholder’s tax basis in the Wendy’s common shares surrendered and a description of the Wendy’s/Arby’s common stock received in the merger. Wendy’s shareholders and Triarc stockholders are urged to consult their own tax advisors as to the necessity of attaching such a statement to their tax returns.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Ohio law, at the effective time of the merger, Green Merger Sub, Inc., a wholly owned Ohio subsidiary of Triarc and referred to herein as Merger Sub, will merge with and into Wendy’s. Wendy’s will survive the merger as a wholly owned subsidiary of Triarc, and Triarc will be renamed Wendy’s/Arby’s Group, Inc. upon completion of the merger.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Ohio and making all other filings or recordings required under the Ohio General Corporation Law or at such later time as may be agreed upon by Triarc and Wendy’s and as specified in the certificate of merger. The filing of the certificate of merger will occur immediately after the closing of the merger.

Consideration to be Received in the Merger

Wendy’s Common Shares

Wendy’s Common Shares. At the completion of the merger, each outstanding common share of Wendy’s, including restricted shares, will be converted into and shall represent the right to receive 4.25 fully paid and non-assessable shares of Wendy’s/Arby’s common stock.

Adjustments. If the number of shares of common stock of Triarc or Wendy’s common shares changes between the date of the merger agreement and the effective time of the merger because of a reclassification, recapitalization, share split, share dividend or other similar event, then the exchange ratio will be equitably adjusted to reflect such change.

Fractional Shares

No fractional shares of Wendy’s/Arby’s common stock will be issued in the merger. Holders of Wendy’s common shares will receive cash (without interest) for any fractional shares which they might otherwise receive in the merger in an amount determined by multiplying the fractional share interest by the closing price of Wendy’s/Arby’s common stock on the NYSE on the date the merger becomes effective.

Procedures for Exchange of Certificates

The conversion of each Wendy’s common share into 4.25 shares of Wendy’s/Arby’s common stock, as described above under “—Consideration to be Received in the Merger,” will occur automatically at the effective time of the merger. Prior to the mailing of this joint proxy statement/prospectus, Triarc will engage an exchange agent reasonably acceptable to Wendy’s to handle the exchange of Wendy’s common share certificates for Wendy’s/Arby’s common stock certificates and the payment of cash for fractional shares in the merger. As soon as reasonably practicable after the merger, the exchange agent will send a transmittal letter to each holder of Wendy’s common shares at the effective time of the merger. The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for Wendy’s common shares. Wendy’s shareholders should not send stock certificates with the enclosed proxy.

At the effective time of the merger, each certificate that previously represented Wendy’s common shares will represent only the right to receive the merger consideration described above under “—Consideration to be Received in the Merger,” including cash for any fractional shares of Wendy’s/Arby’s common stock, or the right to receive cash for the fair value of those shares for which dissenters’ rights have been perfected.

Wendy’s shareholders have the right to dissent from the merger and assert dissenters’ rights under Ohio law. In order to assert dissenters’ rights, Wendy’s shareholders must comply with the requirements of Ohio law as described under “The Merger—Dissenters’ Rights” beginning on page 80.

None of Wendy’s, Triarc, the exchange agent, or any other person will be liable to holders of Wendy’s common shares for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

After completion of the merger, Wendy’s will not register any transfers of the Wendy’s common shares. Triarc stockholders need not exchange their stock certificates; however, Triarc stockholders may exchange their Triarc stock certificates for new stock certificates reflecting the Wendy’/Arby’s Group, Inc. name after completion of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Triarc, Merger Sub and Wendy’s. The representations and warranties of Triarc, Green Merger Sub, Inc. and Wendy’s are qualified in their entirety by the information filed by Triarc or Wendy’s, as applicable, with the SEC in their respective Form 10-K Annual Reports, as amended, for the year ended December 30, 2007 and any Form 8-K filed between the date of the filing the Form 10-K Annual Report and April 16, 2008, excluding any documents incorporated by reference, any risk factor disclosure and any forward looking statement in such filings (which filings are available without charge at the SEC’s website at www.sec.gov).

The assertions embodied in the representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by Triarc and Wendy’s in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or shareholders, or may have been used for the purpose of allocating risk between Triarc and Wendy’s rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. The representations and warranties in the merger agreement do not survive the merger or the termination of the merger agreement.

These representations and warranties relate to, among other things:

•	qualification, corporate organization, subsidiaries and charter documents;

•	capitalization;

•

authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental entities relating to, the merger agreement and related matters;

•	financial statements and documents filed with the SEC and the accuracy of information contained in those documents;

•	internal controls and procedures and compliance with the Sarbanes-Oxley Act of 2002;

•	absence of undisclosed liabilities;

•	authorizations, permits and compliance with laws and government regulations;

•	compliance with environmental laws and regulations;

•	employee benefit plans;

•	absence of certain changes or events from and after December 30, 2007;

•	investigations or legal proceedings;

•	accuracy of the information in this joint proxy statement/prospectus and other information;

•	filing of tax returns, payment of taxes and other tax matters;

•	matters relating to employees, including the Worker Adjustment and Retraining Notification Act;

•	intellectual property;

•	real property ownership and leasehold interests;

•	opinion from financial advisor;

•	the vote of Wendy’s shareholders required to adopt the merger agreement;

•	the vote of Triarc stockholders required to consummate the merger;

•	satisfaction of Ohio takeover statutes’ requirements;

•

satisfaction of conditions under the Wendy’s shareholder rights plan so that the execution and delivery of the merger agreement do not cause the rights granted under the rights plan to become exercisable or give rise to any triggering event;

•	certain material contracts;

•	franchise matters;

•	joint ventures;

•	finders and brokers;

•	Triarc’s lack of ownership of Wendy’s common shares;

•	adequate insurance coverage;

•	affiliate transactions; and

•	unrestricted cash available to Wendy’s as of April 22, 2008.

Conduct of Business Pending the Merger

Under the merger agreement, each of Triarc and Wendy’s has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, the business of it and its respective subsidiaries shall be conducted in the ordinary course of business and has agreed to use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant franchisees, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

In addition, each of Triarc and Wendy’s has agreed to the following:

•

if any form of anti-takeover statute or regulation shall become applicable to the merger agreement, then Triarc and Wendy’s shall take such actions as are reasonably necessary so that the merger occurs as promptly as practicable and otherwise act to eliminate or minimize the effects of such statute or regulation;

•

Wendy’s and Triarc will consult with and provide each other the reasonable opportunity to review and comment upon any press release or public statement or comment prior to the issuance of such press release, public statement or comment relating to the merger or the merger agreement;

•

Triarc will not have the right to control Wendy’s operations prior to the effective time of the merger and Wendy’s will exercise complete control and supervision, consistent with the terms and conditions of the merger agreement, over its operations during such time period;

•	in the case of Wendy’s, take all actions necessary to render the shareholders rights plan inapplicable to the transactions contemplated by the merger agreement and deliver or cause to be delivered, such officers certificates, opinions of counsel and supplemental indentures, if any, required by the indentures governing Wendy’s 6.25% senior notes due 2011, 6.20% senior notes due 2014 and 7.00% debentures due 2025, necessary to effect the merger without any default or event of default arising as a result of the merger.

In addition, each of Triarc and Wendy’s has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, neither it nor any of its subsidiaries may, without the consent of the other party:

•

authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock, except (1) for dividends and distributions paid by Wendy’s or Triarc on a pro rata basis to shareholders or stockholders, as the case may be, by a subsidiary and (2) Triarc and Wendy’s may pay regular quarterly cash dividends, which are declared, announced or paid prior to the consummation of the merger, consistent with past practice, but not to exceed $0.125 per share per quarter with respect to Wendy’s common shares, $0.08 per share per quarter with respect to Triarc Class A common stock and $0.09 per share per quarter with respect to Triarc Class B common stock;

•	split, combine or reclassify any of its capital stock or other equity securities or issue or propose to issue any other equity securities;

•

except as required by its employee benefit plans and benefit agreements or applicable laws or, in the case of Triarc as is considered commercially reasonable in connection with the merger and the integration of the business of Wendy’s (and subject to certain other exceptions), (1) materially increase the compensation or benefits provided to current or former directors, officers or employees, other than in the ordinary course of business; (2) subject to certain exceptions enter into any employment, change of control, severance, retention, deferred compensation, indemnification or similar agreement with any director, officer or employee; or (3) establish, adopt, enter into or amend any employee benefit plan or agreements for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to Triarc or Wendy’s, as applicable;

•	materially change financial accounting policies, procedures or methods of reporting income, deductions or other material items for financial accounting purposes except as required by applicable law;

•

amend its charter documents, in the case of Triarc, its bylaws, and, in the case of Wendy’s, its code of regulations, except that Triarc may amend its certificate of incorporation and bylaws as explicitly contemplated by the merger agreement;

•

except for transactions among Triarc or Wendy’s and their respective wholly-owned subsidiaries, issue, sell, pledge, dispose of or encumber any shares of their or their respective wholly-owned subsidiaries’ capital stock or other ownership interest or any securities convertible or exchangeable for such shares or ownership interest, other than issuances of its common stock in connection with any exercise of stock options and the settlement of any share-based awards;

•	subject to certain exceptions, directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•

subject to certain exceptions, incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or materially modify the terms of, any indebtedness for borrowed money or become responsible for the indebtedness of any person, other than in the ordinary course of business consistent with past practice;

•

except for transactions among Triarc or Wendy’s and their respective wholly-owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien (other than certain permitted liens) or otherwise dispose of, any material portion of its or its subsidiaries’ properties or assets (including the capital stock of subsidiaries), except pursuant to certain existing agreements or as may be required by applicable law or a government entity in order to permit or facilitate the merger;

•	modify, amend, terminate or waive any rights under any material contract, real property lease or joint venture contract in a manner which is materially adverse to Triarc or Wendy’s, as applicable;

•	enter into a material contract, real property lease or joint venture contract other than in the ordinary course of business consistent with past practice;

•

acquire any entity or any assets having a value in excess of $10 million individually or $25 million in the aggregate, other than purchases of assets in the ordinary course of business consistent with past practice;

•

authorize or make any capital expenditures, other than in accordance with a capital expenditures plan previously provided to the other party or in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident and otherwise in an aggregate amount not to exceed $10 million;

•	open or close (or commit to open or close) any restaurant locations other than in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any person other than in the ordinary course of business consistent with past practice, loans and advances between Triarc or Wendy’s and their respective wholly-owned subsidiaries or loans, advances and capital contributions that do not exceed $5 million;

•

enter into, amend, waive or terminate (other than termination in accordance with their terms) any affiliate transaction, provided that Triarc may enter into certain affiliate transactions and amendments to certain affiliate transactions so long as such transaction or amendment does not involve an amount in excess of $500,000;

•	abandon, fail to maintain and renew, or otherwise let lapse, any material intellectual property;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Triarc or Wendy’s or any of their respective subsidiaries (other than the merger or a merger of two or more wholly-owned subsidiaries);

•

write up, write down or write off the book value of any assets that are material to Wendy’s or Triarc and their respective subsidiaries taken as a whole, as applicable, other than in the ordinary course of business or as may be required by GAAP or applicable laws;

•

waive, settle, satisfy or compromise any action or pending or threatened action arising out of or related to the merger agreement for an amount which exceeds $3 million per individual action or $15 million in the aggregate;

•	subject to certain exceptions, enter into new franchise relationships;

•

with respect to Wendy’s only, waive, modify, supplement or otherwise amend any franchisee’s obligation to develop franchised restaurants or waive, modify, supplement or otherwise amend other material terms of any franchise agreement, except in the ordinary course of business;

•

subject to applicable exemptions under United States laws, offer or sell any franchise in a United States jurisdiction unless its franchise disclosure documents have been amended to include disclosure, in a form reasonably acceptable to the other party, disclosing the merger and the merger agreement, or offer or sell any franchise in a non-United States jurisdiction except in compliance with applicable disclosure requirements; and

•	with respect to Wendy’s only, make certain payments, other than those payments permitted by the merger agreement, to financial advisors, counsel and other services professionals.

Reasonable Best Efforts; Other Agreements

Each of Triarc and Wendy’s has agreed to use its reasonable best efforts to:

•

promptly take all actions necessary, proper or advisable to consummate the merger, including obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities, obtaining all necessary consents, approvals or waivers from third parties, defending any lawsuits or other legal proceeding challenging the merger agreement and executing and delivering any additional documents to consummate the merger;

•

cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the merger agreement and timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	contest and resist any judicial or administrative action or proceeding challenging the merger; and

•	cause the merger to qualify as a reorganization as described in Section 368(a) of the Internal Revenue Code.

Triarc has agreed to use its reasonable best efforts to cause the shares of Wendy’s/Arby’s common stock to be issued in the merger and upon the conversion of the Triarc Class B common stock into Wendy’s/Arby’s common stock to be authorized for listing on the NYSE prior to the effective time of the merger. Additionally, Triarc has agreed to take all requisite action to cause the board of directors of Triarc to consist of 12 members, all of whom shall be elected annually, 10 of which shall be current directors of Triarc and two of which shall be current Wendy’s directors designated by Wendy’s and reasonably acceptable to Triarc. The two Wendy’s designees will be appointed as of the effective time of the merger and nominated for election at the next meeting of Triarc’s stockholders at which directors are to be elected. At the first meeting of the board of directors of Triarc following the finalization of the merger, the board shall elect one of its members to the position of chairman. Triarc shall seek the approval of the NYSE to change the ticker symbol for Wendy’s/Arby’s common stock listed on the NYSE to “WEN.”

Triarc has also agreed to amend Section 3 of Article 1 of its bylaws which will provide that the Wendy’s brand headquarters will be located in the greater Columbus, Ohio area for at least 10 years following the closing of the merger and agreed not to propose or recommend to its stockholders an amendment to Section 3 of Article 1 of its bylaws for a period of five years following the closing of the merger.

Subject to applicable law, between the date the merger agreement was executed and the earlier of the termination date of the merger agreement and the effective time of the merger, Triarc has also agreed to cause its key officers, including Roland C. Smith and the persons who are expected to be the chief operating officer and the chief marketing officer of Wendy’s after the merger, to make themselves available for meetings with up to 20 Wendy’s shareholders and 20 Wendy’s franchisees, as identified by Wendy’s, for the purpose of informing such shareholders and franchisees regarding the business of Triarc and its subsidiaries and the business plan and prospects for the combination of Wendy’s and Triarc.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions at or prior to the time of completion of the merger, which include the following:

•

in the case of Wendy’s, obtaining shareholder approval to adopt the merger agreement, and in the case of Triarc, obtaining stockholder approval for the proposals relating to the adoption of the amendment of Triarc’s certificate of incorporation and the proposal relating to the issuance of Wendy’s/Arby’s common stock required to be issued in the merger;

•

no law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger shall have been adopted or entered and shall continue to be in effect;

•

obtaining all necessary legal and regulatory approvals, consents and waivers, including the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act (early termination was granted as of May 28, 2008) and a declaration of effectiveness by the SEC of the registration statement of which this joint proxy statement/prospectus is a part; and

•	approval for listing on the NYSE of Wendy’s/Arby’s common stock to be issued in the merger subject to official notice of issuance.

In addition, Wendy’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Triarc regarding corporate authority, capitalization and the stockholder vote required to consummate the transactions contemplated by the merger agreement being true and correct in all respects on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if the representations and warranties expressly relate to an earlier date, then as of that earlier date (except for de minimis inaccuracies in the aggregate for the representations and warranties relating to capitalization);

•

the other representations and warranties of Triarc set forth in the merger agreement being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect”, individually or in the aggregate, does not have, and would not be reasonably expected to have, a material adverse effect on Triarc;

•	Triarc having performed in all material respects all of its obligations and complied with all of the terms of the merger agreement;

•	Triarc having delivered to Wendy’s a certification signed by a senior officer certifying that the conditions to which Triarc is subject have been satisfied;

•	Triarc having prepared amendments to all of its domestic and international franchise agreements and filed applications for registration of such amended franchise agreements where required by law;

•	Triarc having deposited with the exchange agent a sufficient amount of Wendy’s/Arby’s common stock to issue the merger consideration;

•	receipt by Wendy’s of the opinion of Winston & Strawn LLP, its legal counsel, that the merger qualifies as a reorganization as described in Section 368(a) of the Internal Revenue Code; and

•

effectiveness of an amendment to Triarc’s bylaws providing that the Wendy’s brand will be headquartered in the greater Columbus, Ohio area for at least ten years from the date the merger is consummated.

In addition, Triarc’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Wendy’s regarding corporate authority, capitalization, the shareholder vote required to consummate the transactions contemplated by the merger agreement and Ohio anti-takeover laws being true and correct in all respects on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if the representations and warranties expressly relate to an earlier date, then as of that earlier date (except for de minimis inaccuracies in the aggregate for the representations and warranties relating to capitalization);

•

the other representations and warranties of Wendy’s set forth in the merger agreement being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect”, individually or in the aggregate, does not have, and would not be reasonably expected to have, a material adverse effect on Wendy’s;

•	Wendy’s having performed in all material respects all of its obligations and complied with all of the terms of the merger agreement;

•	Wendy’s having delivered to Triarc a certification signed by a senior officer certifying that the conditions to which Wendy’s is subject have been satisfied;

•	Wendy’s having prepared amendments to all of its domestic and international franchise agreements and filed applications for registration of such amended franchise agreements where required by law;

•

Receipt by Triarc of the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, its legal counsel, that the merger qualifies as a reorganization as described in Section 368(a) of the Internal Revenue Code; and

•	the total number of Wendy’s dissenting shares not exceeding 5% of the aggregate issued and outstanding Wendy’s common shares as of the effective time of the merger.

The merger agreement provides that a “material adverse effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the assets, properties, business or financial condition or results of operations of Wendy’s or Triarc and their respective subsidiaries, taken as a whole, but will not include an effect arising from facts, circumstances, events or changes:

•

generally affecting the quick service restaurant industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates, in each case, that does not have a disproportionate effect on Wendy’s, Triarc or their respective subsidiaries;

•

to the extent resulting from (i) the announcement of, or compliance with, the merger agreement or the announcement of the transactions contemplated by the merger agreement subject to certain exceptions, (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement, (iii) changes in applicable law or accounting principles generally accepted in the United States or interpretations thereof (that do not have a materially disproportionate effect on Wendy’s, Triarc or their respective subsidiaries), (iv) changes, solely in and of themselves, in the market price or trading volume of the common stock of either company, (v) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Triarc or Wendy’s or any of their respective subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the loss by Triarc or Wendy’s or any of their respective subsidiaries of any of customers, suppliers, franchisees or employees as a result of the transactions contemplated by the merger agreement, (vii) weather (to the extent it does not have a materially disproportionate effect on Wendy’s, Triarc or their respective subsidiaries), (viii) the seasonality of the business of each company, (ix) effects of public perceptions of food safety applicable to the quick service restaurant industry generally (that do not have a materially disproportionate effect on Wendy’s, Triarc or their respective subsidiaries) or (x) the failure, in and of itself, of Triarc or Wendy’s to meet any expected or projected financial or operating performance target; however, the facts, circumstances or events underlying the change or failure in clause (iv), (v) and (x) shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a material adverse effect; or

•	to the extent resulting from Wendy’s or Triarc’s results of operations for the quarter ended March 30, 2008 and the trend reflected therein.

The merger agreement provides that any or all of the conditions described above may be waived, in whole or in part, by Triarc or Wendy’s, as applicable, to the extent legally allowed. Neither Triarc nor Wendy’s currently expects to waive any material condition to the completion of the merger. If after the receipt of stockholder or shareholder approval for the merger, applicable law or NYSE rule requires stockholder or shareholder approval of the amendment or waiver, then the amendment or waiver will not be effective until such stockholder or shareholder approval is obtained.

No Solicitation

In the merger agreement, each of Triarc and Wendy’s has agreed that it will not directly or indirectly:

•

solicit, initiate or knowingly encourage (including by furnishing non-public information), or take any other action designed to facilitate any proposal or offer that constitutes or would reasonably be expected to lead to a “takeover proposal,” as described below;

•	enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to a takeover proposal;

•	provide non-public information regarding itself or its subsidiaries to any third party in connection with a takeover proposal;

•

engage in any negotiations or discussions in connection with any takeover proposal or otherwise knowingly cooperate with, or assist or participate in, or knowingly encourage any such negotiations or discussions; or

•	approve or recommend a takeover proposal;

•	submit to the stockholders or the shareholders of the company, as applicable, for their approval or adoption of any takeover proposal; or

•	agree or publicly announce any intention to take any of the foregoing actions.

There is an exception to the foregoing limitations if, at any time before the date of the stockholder or shareholder vote, as the case may be, Triarc’s or Wendy’s board of directors determines in good faith (and after consultation with its outside counsel and outside financial advisor) that a takeover proposal that did not result from a breach of the obligations described above constitutes and is reasonably likely to lead to a “superior proposal,” as described below. Subject to providing prior or prompt notice to the other party of the receipt of a takeover proposal and of its decision to provide non-public information or engage in negotiations with respect to a takeover proposal and entering into a confidentiality agreement containing confidentiality terms substantially similar to those of the confidentiality agreement between Triarc and Wendy’s, Triarc or Wendy’s may:

•	furnish information to any person making any such takeover proposal, and their respective representatives and financing sources; and

•	engage in negotiations or discussions with any such person and their respective representatives and financing sources.

The merger agreement provides that:

•

the term “takeover proposal” means any proposal or offer from any person relating to any (1) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets of Triarc or Wendy’s, as applicable, and their respective subsidiaries on a consolidated basis, (2) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Triarc or Wendy’s, as applicable, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Triarc or Wendy’s, as applicable, or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Triarc or Wendy’s, as applicable, other than the transactions contemplated by the merger agreement; and

•

the term “superior proposal” means a bona fide written takeover proposal, which proposal was not the result of a breach of the non-solicitation provision, made by a third party that is not an affiliate of Triarc or Wendy’s, as applicable, (1) on terms that the Triarc board of directors, or in the case of Wendy’s, the special committee or the board of directors, determines in good faith, after consultation with its respective outside financial advisor and outside legal counsel, and considering all timing, financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (x) would, if consummated, be more favorable to the holders of Triarc’s common stock or Wendy’s common shares, as applicable, from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Wendy’s or Triarc, as applicable, to the terms of the merger agreement in response to a takeover proposal) and (y) is reasonably likely to be completed and (2) for which financing, to the extent required, is then committed or reasonably likely to be obtained; except that, for the purposes of this definition of “superior proposal”, the term “takeover proposal” have the meaning assigned to the term above, but the references to “20% or more” in the definition of “takeover proposal” are substituted with references to “50% or more.”

The merger agreement also provides that, except as described below, the board of directors of Wendy’s or Triarc may not:

•

withdraw, qualify or modify in a manner adverse to the other party its recommendation that, in the case of Wendy’s, the Wendy’s shareholders adopt the merger agreement or, in the case of Triarc, the Triarc stockholders approve the amended certificate of incorporation and the issuance of shares of Wendy’s/Arby’s common stock in the merger;

•	propose publicly to take any of those actions (each such action referred to herein as a “recommendation withdrawal”).

Notwithstanding the foregoing restrictions, at any time before the vote required to be obtained from its stockholders or shareholders, as the case may be, in connection with the merger has been obtained, (1) if Triarc’s or Wendy’s board of directors, in the exercise of its fiduciary duties, determines in good faith (and after consultation with its outside financial advisor and its outside counsel) that to do otherwise would be inconsistent with its fiduciary duties under applicable law, that board of directors may make a recommendation withdrawal and (2) in response to a superior proposal that did not result from a breach of the “non-solicitation” provisions described above, Triarc’s or Wendy’s board of directors may terminate the merger agreement in order to accept a superior proposal. Before making a recommendation withdrawal, Triarc or Wendy’s, as the case may be, must provide the other party with at least one business day’s notice of its intention to effect such recommendation withdrawal. Before terminating the merger agreement as a result of the receipt of a superior proposal, that party must provide written notice to the other party advising the other party that it has received a superior proposal, specifying the material terms and conditions of the superior proposal.

Notwithstanding the foregoing, Wendy’s may not terminate the merger agreement in favor of a superior proposal without providing written notice to Triarc at least three (3) business days in advance of its intention to terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal. To the extent that Triarc proposes changes to the terms of the merger agreement during the three business day period, Wendy’s and Triarc will negotiate in good faith with respect to such changes during the three business day period.

The merger agreement also provides that each party will promptly provide to the other party any non-public information provided to such persons making such takeover proposal that was not previously provided to the other party, advise the other party of the receipt of any takeover proposal or any request or inquiry that would reasonably be expected to lead to a takeover proposal from any person and provide to the other party the identity of the person making the takeover proposal or request and the material terms of any takeover proposal. Each party shall promptly inform the other after beginning to provide non-public information or to engage in negotiations concerning a takeover proposal. Each party will keep the other informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any takeover proposal or request and will provide to the other party any written takeover proposals received.

Termination Events; Expense Reimbursement Required

The merger agreement provides that if terminated by the parties in the circumstances described below, Wendy’s will be required to reimburse Triarc and its contemplated financing sources expenses in the amount of $10 million. Specifically, the merger agreement may be terminated at any time before the completion of the merger, whether before or after the stockholder or shareholder approvals, as the case may be, have been obtained:

•

by Wendy’s, if, prior to receiving the approval of the Wendy’s shareholders, Wendy’s board of directors approves a superior proposal and promptly following such termination, enters into a definitive agreement in connection with such superior proposal, provided that Wendy’s has complied with its obligations under the non-solicitation provisions of the merger agreement. Please see the section entitled “The Merger Agreement—No Solicitation” beginning on page 93; and

•

by Triarc, if Wendy’s (1) withdraws its recommendation that the shareholders of Wendy’s adopt the merger agreement, (2) fails to include its recommendation in the joint proxy statement/ prospectus, (3) recommends or approves any alternative takeover proposal of Wendy’s, (4) fails to publicly reaffirm its recommendation following the receipt of an alternative takeover proposal or (5) materially breaches its obligations under the non-solicitation provisions of the merger agreement (see the section entitled “The Merger Agreement—No Solicitation” beginning on page 93) or fails to hold the meeting of the Wendy’s shareholders or to use reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and to obtain the approval of the Wendy’s shareholders.

Termination Events; No Expense Reimbursement

In addition to the termination events described above under “—Termination Events; Expense Reimbursement Required,” above, the merger agreement may be terminated at any time before the completion of the merger, whether before or after the stockholder or shareholder approvals have been obtained:

•	by mutual written consent of Wendy’s and Triarc;

•

by either Wendy’s or Triarc if the merger has not closed on or before December 31, 2008, provided that the party seeking to terminate the merger agreement has not breached in any material respect any of its obligations under the merger agreement in any manner that caused the failure to consummate the merger on or before such date;

•

by either Wendy’s or Triarc if there exists any injunction, order, decree or ruling which would prohibit the consummation of the merger and such injunction, order, decree or ruling has become final and non-appealable, provided that the party seeking to terminate the merger agreement has used reasonable best efforts to have such injunction, order, decree or ruling lifted;

•

by either Wendy’s or Triarc if a breach by the other party has not or cannot be cured within 30 days’ notice of such breach, if such breach would result in a failure of the conditions to closing set forth in the merger agreement;

•

by either Wendy’s or Triarc if Wendy’s shareholders fail to adopt the merger agreement or Triarc’s stockholders fail to approve the proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation or the proposal relating to the issuance of the Wendy’s/Arby’s common stock required to be issued in the merger;

•

by Wendy’s if Triarc (1) withdraws its recommendations to its stockholders to approve the proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation and the proposal relating to the issuance of the Wendy’s/Arby’s common stock required to be issued in the merger, (2) fails to include its recommendation in the proxy statement, (3) recommends or approves any alternative takeover proposal of Triarc, (4) fails to publicly reaffirm the stockholder recommendation following receipt of a takeover proposal or (5) materially breaches its obligations under the non-solicitation provisions of the merger agreement (see the section entitled “The Merger Agreement—No Solicitation” beginning on page 93) or fails to hold the meeting of the Triarc stockholders or to use reasonable best efforts to solicit proxies in favor of the approval of the proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation and the proposal relating to the issuance of the Wendy’s/Arby’s common stock required to be issued in the merger; and

•

by Triarc if prior to receiving the approval of the Triarc stockholders, Triarc’s board of directors approves a superior proposal and promptly following such termination, enters into a definitive agreement in connection with such superior proposal, provided that Triarc shall have complied with its obligations under the non-solicitation provisions of the merger agreement. Please see the section entitled “The Merger Agreement—No Solicitation” beginning on page 93.

If the merger agreement is terminated by either company for any of the reasons described in this section entitled “Termination Events; No Expense Reimbursement,” neither company will be required to pay the other party’s expenses.

If the merger agreement is terminated upon the occurrence of certain events, the Trian funds will be bound for up to three years by certain provisions that, among other things, restrict their ability to directly or indirectly acquire additional securities of Wendy’s, enter or propose to enter into any business combination with Wendy’s or make, or in any way participate or engage in, any solicitation of proxies or consents to vote with respect to any voting securities of Wendy’s. See “The Voting Agreements” beginning on page 99.

Expenses

Except as described in the section entitled “Termination Events; Expense Reimbursement Required” beginning on page 95, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that expenses incurred in connection with the printing, filing and mailing of this joint proxy statement/prospectus and all filing or other fees paid to the SEC or under Hart-Scott-Rodino Act in connection with the merger shall be shared equally by Triarc and Wendy’s.

Treatment of Wendy’s Stock Options and Other Stock Based Awards

The merger agreement provides that Wendy’s will take those actions that are necessary to:

•

upon completion of the merger, convert each outstanding option to purchase Wendy’s common shares into an option to purchase the number of shares of Wendy’s/Arby’s common stock equal to the number of Wendy’s common shares for which the option was exercisable multiplied by 4.25 (generally rounded up to the nearest whole share) with the per share exercise price of the Wendy’s/Arby’s option being equal to the per share exercise price of the corresponding Wendy’s option divided by 4.25 (rounded down to the nearest cent);

•	with respect to the Wendy’s share based awards,

•

subject to certain exceptions for (i) restricted common shares, (ii) options, (iii) common shares held in the Wendy’s profit sharing and saving plan, and (iv) Wendy’s performance units, each Wendy’s share-based award (including restricted share units, performance units, deferred share units and dividends) will cease to be convertible into common shares of Wendy’s and will represent the right to receive shares of Wendy’s/Arby’s common stock equal to the total number of Wendy’s common shares for which such share-based award was exercisable multiplied by 4.25 rounded down to the nearest whole share;

•

prior to completion of the merger, each award of Wendy’s restricted common stock will be converted into the right to receive the same amounts of Wendy’s/Arby’s common stock as described above, less such amounts as are required to be withheld or deducted under the Internal Revenue Code or any provision of state, local or foreign tax law with respect to the making of such payment.

•

Wendy’s will ensure that each performance unit granted under the Wendy’s share plans, whether vested or unvested, which is outstanding immediately prior to the merger, will be converted into the right to receive within 30 days following the completion of the merger an amount in cash in U.S. dollars equal to the fair market value of the common shares (as defined in such Wendy’s share plan) multiplied by the number of Wendy’s common shares underlying such performance units that are deemed to have vested in connection with the merger, less any amounts required to be withheld or deducted under the Internal Revenue Code or any provision of state, local or foreign tax law with respect to the making of such payment.

•

Wendy’s compensation committee of the board of directors will make the necessary adjustments and amendments (with Triarc’s consent) to Wendy’s options, restricted shares, stock-based awards and Wendy’s share plans as are necessary to take actions described above and ensure that no holder of a Wendy’s option or Wendy’s share-based award has any right to receive Wendy’s common shares following the completion of the merger.

•

the consummation of the merger agreement will constitute a change in control for the purposes of Wendy’s equity and other benefit plans. As a result, substantially all of the outstanding unvested equity awards will vest as of the effective time of the merger (except for certain stock options awarded to employees on May 1, 2008, which will vest over three years except as noted above).

Employee Matters

The merger agreement provides that through December 31, 2008, subject to applicable collective bargaining agreements, Wendy’s/Arby’s will provide for those Wendy’s employees who remain employed by Wendy’s/Arby’s, base salary (or wages) and annual cash bonus opportunities (adjusted to prevent inappropriate dilution or enlargement) that are no less favorable than those for each Wendy’s employee immediately prior to the merger, and existing employee benefits (excluding (1) benefits under plans providing for the issuance of Wendy’s common shares or based on the value of Wendy’s common shares and (2) extended health care coverage other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1995, which is referred to as COBRA). From January 1, 2009 through December 31, 2009, subject to applicable collective bargaining agreements, Wendy’s/Arby’s will provide for those Wendy’s employees who remain with Wendy’s/Arby’s (1) base salary (or wages) and annual cash bonus opportunities in the aggregate that are substantially equivalent to those in effect for each Wendy’s employee immediately prior to the merger and (2) employee benefits (excluding extended health care coverage other than pursuant to COBRA) that, in the aggregate, are not less favorable than the employee benefits (excluding extended health care coverage other than pursuant to COBRA) provided to Wendy’s employees immediately prior to the merger.

For all purposes under the employee benefit plans of Wendy’s/Arby’s and its subsidiaries providing benefits to any Wendy’s employees after the merger, referred to in this section as the new plans, each Wendy’s employee will be credited with his or her years of service with Wendy’s and its subsidiaries, to the same extent as such Wendy’s employee was entitled before the merger, to credit for such service under any similar Wendy’s employee benefit plan in which such Wendy’s employee participated or was eligible to participate immediately prior to the merger (but excluding any benefit accrual under any defined benefit pension plan or to the extent that it would result in a duplication of benefits). Each Wendy’s employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is comparable to a Wendy’s benefit plan in which such Wendy’s employee participated immediately before the consummation of the merger.

The merger agreement does not require Wendy’s/Arby’s to maintain the employment of any Wendy’s employees or maintain any specific benefit plan or arrangement.

Prior to the merger, each of the Triarc board of directors and Wendy’s board of directors will adopt a resolution so that the disposition by any officer or director of Wendy’s who is considered a

“covered person” of Wendy’s for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder of common shares or options or other rights to acquire common shares will constitute an exempt transaction for purposes of Section 16.

Prior to the merger becoming final, Wendy’s will ensure that the Wendy’s defined benefit pension plans that are to be terminated are not underfunded by an amount in excess of $10 million as of the closing of the merger.

Indemnification and Insurance

The merger agreement provides that, following the completion of the merger, Wendy’s, as the surviving corporation in the merger, will indemnify the current and former directors and officers of Wendy’s and its subsidiaries, and certain of their employees who have executed individual indemnity agreements, for all claims arising prior to the completion of the merger until the expiration of the applicable statute of limitations with respect to such claims. Additionally, Wendy’s articles of incorporation and regulations after the merger will contain indemnification provisions no less favorable than those contained in the current Wendy’s articles of incorporation and regulations prior to the consummation of the merger, which will not be modified in any manner that would adversely affect the rights of the indemnified individuals for a period of six years from the effective time of the merger.

The merger agreement also provides that, following the completion of the merger, Wendy’s/Arby’s will, and will cause Wendy’s to, indemnify and hold harmless all of the Wendy’s indemnified parties described above, to the fullest extent permitted by applicable law, in connection with any claims relating to the fact that those individuals are or were directors, officers or employees of Wendy’s or any of its subsidiaries including with respect to the merger agreement or any transactions contemplated by it.

The merger agreement also provides that with Triarc’s written consent Wendy’s may obtain a prepaid directors and officers “tail” insurance policy covering the six year period after the merger for acts or omissions occurring at or prior to the merger, on terms not materially less favorable than the current insurance policies provided by Wendy’s, as long as Wendy’s, as the surviving corporation in the merger, will not be required to spend in any one year period an amount in excess of 250% of the annual premiums paid by Wendy’s between September 30, 2007 and September 30, 2008 for such insurance. If Wendy’s does not obtain this “tail” insurance, then Wendy’s, as the surviving corporation in the merger, will maintain Wendy’s current directors’ and officers’ insurance policies, or will substitute such policies with the policies of a different insurance provider (as long as such policies are on terms not materially less favorable than the policies of Wendy’s currently in effect), covering the six year period after the merger for acts or omissions occurring at or prior to the merger, as long as Wendy’s, as the surviving corporation in the merger, will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Wendy’s and/or Triarc in respect of such coverage prior to signing of the merger agreement.

Amendment; Waiver

Subject to applicable law, at any time prior to the completion of the merger, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Wendy’s, Triarc and Green Merger Sub, Inc., or in the case of a waiver, by the party against whom the waiver is to be effective. If after receipt of stockholder or shareholder approval, as the case may be, any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of Wendy’s or the stockholders of Triarc, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Wendy’s and/or the stockholders of Triarc, as applicable.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, except to the extent the provisions of the laws of the State of Ohio are mandatorily applicable with respect to the merger.

THE VOTING AGREEMENTS

The following discussion summarizes material provisions of (i) the voting agreement dated as of April 23, 2008, by and among Nelson Peltz and Peter W. May and Triarc, which we refer to as the Triarc voting agreement, and (ii) the voting agreement dated as of April 23, 2008, by and among Trian Partners Master Fund, L.P., Trian Partners GP, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P. and Trian Fund Management, L.P., which are collectively referred to as the Trian funds, and Wendy’s, which we refer to as the Wendy’s voting agreement. A copy of each of the Triarc voting agreement and the Wendy’s voting agreement are attached as Annexes J and K, respectively, to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the respective voting agreements and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read each of the voting agreements carefully and in their entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

Triarc Voting Agreement

Pursuant to the Triarc voting agreement, Mr. Peltz and Mr. May have agreed that until the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the consummation of the merger, at any meeting of the Triarc stockholders and at every adjournment or postponement thereof, Mr. Peltz and Mr. May will vote (or cause to be voted) the shares of Triarc stock they beneficially own, which as of the Triarc record date represents  % of the outstanding shares of Triarc Class A common stock and  % of the outstanding shares of Triarc Class B common stock, which as of the Triarc record date represents in the aggregate approximately  % of the total voting power of Triarc, together with any shares of Triarc stock that are issued or otherwise acquired by them prior to the termination of the Triarc voting agreement and any shares of Triarc stock for which they have the right to exercise or direct the vote:

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in favor of the proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation and in favor of the issuance of Wendy’s/Arby’s common stock required to be issued in the merger;

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against the approval of any matter or proposal submitted to the stockholders of Triarc for approval, if approval of such matter or proposal would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Triarc under the merger agreement; and

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against (a) any merger, rights offering, reorganization, recapitalization or liquidation involving Triarc or any of its subsidiaries (other than the merger contemplated by the merger agreement), (b) a sale or transfer of a material amount of assets or capital stock of Triarc or any of its subsidiaries or (c) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement.

Mr. Peltz and Mr. May have also agreed that until the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the consummation of the merger, other than as permitted or required under existing documentation in connection with the grant of a security interest in shares of Triarc stock and any refinancing thereof containing similar terms to those currently in place, Mr. Peltz and Mr. May will not, directly or indirectly:

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sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of shares that are subject to the Triarc voting agreement or any interest contained therein;

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grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to their shares that are subject to the Triarc voting agreement, other than pursuant to the Triarc voting agreement;

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enter into, or deposit their shares that are subject to the Triarc voting agreement into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such shares; or

•	commit or agree to take any of the foregoing actions.

Wendy’s Voting Agreement

The Trian funds have agreed that until the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the consummation of the merger, at any meeting of the shareholders of Wendy’s and at every adjournment or postponement thereof, the Trian funds will vote (or cause to be voted) the Wendy’s common shares beneficially owned by the Trian funds that are listed on the schedule to the Wendy’s voting agreement, which as of the Wendy’s record date represent in the aggregate approximately  % of the total voting power of Wendy’s, together with any Wendy’s common shares that are issued to or otherwise acquired by them prior to the termination of the Wendy’s voting agreement and any Wendy’s common shares for which any Trian fund has the right to exercise or direct the vote:

•	in favor of the proposal to adopt the merger agreement;

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against the approval of any matter or proposal submitted to the shareholders of Wendy’s for approval, if approval of such matter or proposal would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Wendy’s under the merger agreement; and

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against (a) any merger, rights offering, reorganization, recapitalization or liquidation involving Wendy’s or any of its subsidiaries (other than the merger), (b) a sale or transfer of a material amount of assets or capital stock of Wendy’s or any of its subsidiaries or (c) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement.

The Trian funds have also agreed that until the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the consummation of the merger, no Trian fund will directly or indirectly:

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sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of shares that are subject to the Wendy’s voting agreement (except that Sandell Asset Management Corp., a joint filer of the Schedule 13D, as amended, filed by the Trian funds, and its affiliates may sell shares) or any interest contained therein;

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grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to the shares that are subject to the Wendy’s voting agreement, other than pursuant to the Wendy’s voting agreement;

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enter into, or deposit the shares that are subject to the Wendy’s voting agreement into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of the shares that are subject to the Wendy’s voting agreement; or

•	commit or agree to take any of the foregoing actions.

Under the Wendy’s voting agreement, the Trian funds will become subject to certain standstill restrictions if the merger agreement is terminated by either party as a result of:

•	the failure to obtain Wendy’s shareholder approval to adopt the merger agreement and the merger;

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the failure to obtain Triarc stockholder approval to adopt the proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation the proposal to issue the Wendy’s/ Arby’s common stock required to be issued in the merger;

•	the total number of dissenting shares exceeding 5% of the issued and outstanding Wendy’s common shares.

Upon the occurrence of an event triggering the standstill restrictions, until the date that is the third anniversary of the date of the termination of the merger agreement, none of the Trian funds will, directly or indirectly, without the prior written consent of the Wendy’s board of directors:

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acquire, agree to acquire, propose, seek or offer to acquire any securities or assets of Wendy’s or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, other than the purchase by any Trian fund of any such securities that were owned on the date of the Wendy’s voting agreement by any other person that was a member of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act with any Trian funds with respect to Wendy’s on the date of the Wendy’s voting agreement);

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enter, agree to enter, propose, seek or offer to enter into any merger, share exchange, exchange offer, liquidation, dissolution, business combination, recapitalization, restructuring, or other extraordinary transaction involving Wendy’s or any of its subsidiaries;

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make, or in any way participate or engage in, any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Wendy’s, other than any voting rights pursuant to the agreement, dated as of November 4, 2005 by and among Sandell Asset Management Corp. and Trian Fund Management, L.P., and any amendments thereto;

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form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Wendy’s, other than any Trian fund’s participation in a group with a member that was a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act) on the date of the Wendy’s voting agreement with such Trian fund with respect to Wendy’s;

•	call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of Wendy’s;

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seek to make, or make, a shareholder proposal at any meeting of the shareholders of Wendy’s or make a request for a list of Wendy’s’ shareholders or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of Wendy’s;

•	disclose any intention, plan or arrangement prohibited by the foregoing;

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advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons, other than officers, directors, partners, members, employees, advisors (including without limitation, financial and legal advisors and accountants) and representatives with respect to the foregoing;

•	make any request directly or indirectly, to amend or waive any provision of the standstill; or

•	take any action that would require Wendy’s to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph.

The restrictions set forth above will terminate prior to the third anniversary of the event triggering the standstill restrictions upon the occurrence of any of the following events:

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the execution by Wendy’s or one of its subsidiaries of a definitive agreement with a third party and the transactions provided for in such agreement would result in any other person or group (as defined in Section 13(d)(3) of the Exchange Act) acquiring or entering into a definitive agreement (approved by the Wendy’s board of directors) to acquire beneficial ownership of more than 50% of the outstanding voting securities of Wendy’s or assets of Wendy’s or its subsidiaries representing more than 50% of the consolidated earning power of Wendy’s and its subsidiaries;

•	any other person or group (as defined in Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of more than 50% of the outstanding voting securities of Wendy’s or assets of Wendy’s or its subsidiaries representing beneficial ownership of more than 50% of the consolidated earning power of Wendy’s and its subsidiaries;

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the commencement by any other person or group (as defined in Section 13(d)(3) of the Exchange Act), other than by one or more affiliates of the Trian funds, of a bona fide tender or exchange offer to acquire beneficial ownership of more than 50% of the outstanding voting securities of Wendy’s;

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any merger, consolidation, share exchange, recapitalization or other business combination, the effect of which would result in the current shareholders of Wendy’s failing to own a majority of the outstanding shares of Wendy’s; and

•	any liquidation, dissolution or sale of all or substantially all of the assets of Wendy’s, in each case that is subject to Wendy’s shareholder approval.

THE AMENDMENT TO TRIARC’S CERTIFICATE OF INCORPORATION

The amendment to Triarc’s certificate of incorporation, if approved, will (i) increase the number of authorized shares of Triarc Class A common stock to 1,500,000,000 shares, (ii) convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and provide that there shall only be one class of common stock of Wendy’s/Arby’s, (iii) change the name of Triarc to “Wendy’s/Arby’s Group, Inc.”, (iv) prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s, unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the case that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors, (v) amend the definition of “Interested Stockholder”, which is used in Triarc’s current certificate of incorporation in connection with requiring increased stockholder approval thresholds for specified business combination transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May, (vi) provide that Triarc’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten-year period following the completion of the merger and (vii) provide that the purpose of Wendy’s/Arby’s is to engage in the restaurant business and complementary, incidental and ancillary businesses.

In the judgment of the Triarc board of directors, the amendment is desirable for the following reasons:

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The amendment, by committing Triarc to the restaurant business and complementary, incidental and ancillary businesses and creating a single class of common stock will increase investor interest in the combined company and will help Wendy’s/Arby’s develop into a pure-play best-in-class restaurant company.

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The shares of Triarc Class A common stock currently authorized is less than the total number of shares that will result after the issuance of Wendy’s/Arby’s common stock to Wendy’s shareholders in the merger and the conversion of all outstanding shares of Triarc Class B common stock into shares of Wendy’s/Arby’s common stock in connection with the merger. Accordingly, Triarc must increase the authorized Triarc Class A common stock in order to have sufficient authorized capital to meet its obligation to issue Wendy’s/Arby’s common stock to the Wendy’s shareholders following the merger. The increased share authorization will also provide greater flexibility in the capital structure of the combined company by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors.

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The change of its corporate name is desirable to reflect the merger with Wendy’s. Triarc’s board of directors believes that renaming Triarc as “Wendy’s/Arby’s Group, Inc.” will enable industry and financial market participants to more closely associate the company with its two major operating businesses. The new name will allow for further expansion of the companies’ businesses, Wendy’s and Arby’s, but will not adversely affect the products or services offered to customers in the markets presently served.

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The amendment ensures that Wendy’s brand headquarters will remain in the greater Columbus, Ohio area for at least 10 years unless an amendment to Wendy’s/Arby’s bylaws is approved by its stockholders, allowing Wendy’s and Arby’s to operate as independent business units, resulting in stability and minimal intrusion into Wendy’s current operations.

Under the merger agreement, approval of the proposals relating to the adoption of the amendments of Triarc’s certificate of incorporation is a condition to the consummation of the merger. If the proposals are not approved, the merger will not be consummated even if the merger proposal is approved by the Wendy’s shareholders.

Under the merger agreement, Triarc agreed not to pursue stockholder approval of any change to Section 3 of Article I of Wendy’s/Arby’s bylaws for the 5-year period following the consummation of the merger.

A copy of the form of amendment is attached to this joint proxy statement/prospectus as Annex E.

COMPARATIVE STOCK PRICES AND DIVIDENDS

For current stock price information, Triarc stockholders and Wendy’s shareholders are urged to consult publicly available sources. The table below presents the closing sales price per share of Triarc Class A common stock, which trades on the NYSE under the symbol “TRY,” the closing sales price per share of Triarc Class B common stock which trades on the NYSE under the symbol “TRY.B,” the closing sales price per Wendy’s common share, which trades on the NYSE, under the symbol “WEN,” and the market value of one Wendy’s common share on an equivalent per share basis based on the exchange ratio. These prices are presented on four dates:

•	March 12, 2008, 30 trading days prior to the public announcement of the signing of the merger agreement;

•	April 17, 2008, 5 trading days prior to the public announcement of the signing of the merger agreement;

•	April 23, 2008, the last trading day before the public announcement of the signing of the merger agreement; and

•	July 10, 2008, the latest practicable date before the date of this joint proxy statement/prospectus.

	Triarc Class A common stock ($)	Triarc Class B common stock ($)	Wendy’s common shares ($)	Wendy’s Equivalent Per Share (1)($)
March 12, 2008	7.06	7.26	23.91	30.01
April 17, 2008	6.64	6.86	25.10	28.22
April 23, 2008	6.30	6.50	25.32	26.78
July 10, 2008	5.66	5.71	24.18	24.06

(1)	The equivalent data per Wendy’s common share has been determined by multiplying the closing price on the applicable date of one share of Class A common stock by 4.25.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Triarc stockholders or Wendy’s shareholders in determining whether to approve the proposals relating to the merger. Triarc stockholders and Wendy’s shareholders are urged to obtain current market quotations for Triarc Class A and Class B common stock and Wendy’s common shares and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein before voting at the annual or special meeting, as the case may be.

Market Prices

The following table sets forth the range of the reported high and low per share sales prices per share of Triarc Class A common stock, Triarc Class B common stock, and Wendy’s common shares, all as traded on the NYSE, for the calendar quarters indicated.

	Triarc Class A common stock($)		Triarc Class B common stock($)		Wendy’s common shares($)(1)
	High	Low	High	Low	High	Low
Fiscal year ended December 31, 2006:
First Quarter	18.50	16.44	17.48	14.80	66.35	53.90
Second Quarter	18.70	15.60	17.84	14.55	63.65	56.25
Third Quarter	17.70	14.35	16.50	12.86	67.19	57.54
Fourth Quarter	22.42	16.28	20.56	14.50	35.95	31.75
Fiscal year ended December 30, 2007:
First Quarter	21.99	18.13	20.55	16.65	34.54	30.29
Second Quarter	19.74	15.64	18.99	15.25	42.22	30.81
Third Quarter	16.22	12.17	16.90	11.38	39.22	29.56
Fourth Quarter	14.50	7.89	15.00	7.82	35.14	25.94
Fiscal year ending December 28, 2008:
First Quarter	9.82	6.47	10.11	6.76	26.97	22.36
Second Quarter	7.35	5.88	7.91	5.90	31.25	22.18
Third Quarter (through July 10, 2008)	6.64	5.63	6.54	5.68	28.51	23.95

(1)	Reflects the spin-off of Wendy’s remaining ownership interest in Tim Hortons Inc. on September 29, 2006.

Dividends and Other Distributions

Triarc paid aggregate cash dividends of $0.32 per share on Triarc Class A common stock and $0.36 per share on Triarc Class B common stock in 2007. In accordance with the certificate of designation for Class B common stock, and resolutions adopted by the board of directors on June 5, 2007, Triarc Class B common stock was entitled, through December 30, 2007, to receive regular quarterly cash dividends equal to at least 110% of any regular quarterly cash dividends paid on Triarc Class A common stock. However, the Triarc board of directors subsequently determined that for the first and second fiscal quarters of 2008 it would continue to pay regular quarterly cash dividends at that higher rate on Triarc Class B common stock when regular quarterly cash dividends are paid on Triarc Class A common stock. Thereafter, each share of Class B common stock is entitled to at least 100% of the regular quarterly cash dividend paid on each share of Triarc Class A common stock. In addition, Triarc Class B common stock has a $0.01 per share preference in the event of any liquidation, dissolution or winding up of Triarc and, after each share of Triarc Class A common stock also receives $0.01 per share in any such liquidation, dissolution or winding up, Triarc Class B common stock would thereafter participate equally on a per share basis with Triarc Class A common stock in any remaining assets of Triarc.

On March 14, 2008, Triarc paid regular quarterly cash dividends of $0.08 and $0.09 per share on Triarc Class A common stock and Triarc Class B common stock, respectively, to holders of record on March 1, 2008. On May 8, 2008, Triarc declared quarterly cash dividends of $0.08 and $0.09 per share on Triarc Class A common stock and Triarc Class B common stock, respectively, payable on June 16, 2008 to holders of record as of June 2, 2008. In addition, on April 4, 2008, Triarc paid a special dividend on its Triarc Class A common stock and Triarc Class B common stock consisting of 0.106028 shares of Deerfield Capital Corp. common stock for each share of Triarc Class A common stock outstanding and each share of Triarc Class B common stock outstanding to holders of record on March 29, 2008. This dividend represented the distribution of 9,629,368 shares of Deerfield Capital Corp. common stock Triarc had received in connection with the sale of its majority interest in Deerfield, an asset management firm, to Deerfield Capital Corp. and all other shares of Deerfield Capital Corp. common stock held by Triarc.

Wendy’s paid aggregate cash dividends of $0.46 per share in 2007. In February 2007, Wendy’s announced that based on its cash position and strategic direction, it intended to increase its aggregate annual common stock dividend rate by 47% to $0.50 per share from the aggregate annual rate of $0.34 per share established in the fourth quarter of 2006 following the spin-off of Tim Hortons Inc. Prior to the spin-off, Wendy’s aggregate annual common stock dividend rate had been $0.68 per share. On May 19, 2008, Wendy’s paid a cash dividend of $0.125 per share to shareholders of record as of May 5, 2008.

There can be no assurance that any regular quarterly cash dividends will be declared or paid by Wendy’s/Arby’s or the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of Wendy’s/Arby’s board of directors and will be based on such factors as earnings, financial condition, cash requirements and other factors. See “Risk Factors—Risk Factors Relating to the Merger—There can be no assurance regarding whether or to what extent Wendy’s/Arby’s will pay dividends on its common stock in the future.”

INFORMATION ABOUT THE COMPANIES

Triarc Companies, Inc.
1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 514-4100

Triarc’s corporate predecessor was incorporated in Ohio in 1929. Triarc reincorporated in Delaware in June 1994. Triarc is a holding company and, through its subsidiary Arby’s Restaurant Group, Inc., is the franchisor of Arby’s® restaurants. Arby’s is the second largest quick service sandwich chain in the U.S. (according to QSR magazine) and specializes in roast beef and Market Fresh® premium sandwiches, subs, wraps and salads. As of April 27, 2008, the Arby’s restaurant system consisted of 3,700 restaurants of which 1,159 were company-owned and operated. Of the 2,541 restaurants owned by 462 franchisees, 2,419 are operated within the U.S. and 122 are operated outside of the U.S., principally in Canada.

Arby’s opened its first restaurant in Boardman, Ohio in 1964. Triarc purchased its Arby’s company-owned restaurants principally through the acquisitions of Sybra, Inc. in December 2002 and the RTM Restaurant Group in July 2005.

For more information on Triarc, see “Where You Can Find More Information” beginning on page 223.

Wendy’s International, Inc.
4288 West Dublin-Granville Road
Dublin, OH 43017-0256
(614) 764-3100

Wendy’s International, Inc. was incorporated in 1969 under the laws of the State of Ohio. Wendy’s is primarily engaged in the business of operating, developing and franchising a system of distinctive quick service restaurants serving high quality food. At March 30, 2008, there were 6,622 Wendy’s restaurants in operation in the United States and in 19 other countries and territories. Of these restaurants, 1,407 were operated by Wendy’s and 5,215 by Wendy’s franchisees.

On March 29, 2006, Wendy’s completed its initial public offering of Tim Hortons Inc. A total of 33.4 million shares of Tim Hortons were offered at an initial per share price of $23.162. The shares sold in the initial public offering represented 17.25% of total Tim Hortons shares issued and outstanding and Wendy’s retained the remaining 82.75%. On September 29, 2006, Wendy’s completed the spin-off of its remaining 82.75% ownership in Tim Hortons. On November 28, 2006 and July 29, 2007, Wendy’s completed the sales of Baja Fresh and Cafe Express, respectively.

For more information on Wendy’s, see “Where You Can Find More Information” beginning on page 223.

TRIARC ANNUAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by Triarc’s board of directors of proxies to be voted at the Triarc annual meeting, which is to be held at  in  at  . On or about  , 2008, Triarc commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Triarc Annual Meeting

At the Triarc annual meeting, Triarc stockholders will be asked:

•	to adopt the amendment to Triarc’s certificate of incorporation to increase the authorized number of shares of Triarc Class A common stock, in connection with the merger (Item 1 on the proxy card);

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to adopt the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s, in connection with the merger (Item 2 on the proxy card);

•

to adopt certain additional amendments to Triarc’s certificate of incorporation in connection with the merger, to: (a) change the name of Triarc to “Wendy’s/Arby’s Group, Inc.,” (b) prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the event that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors, (c) amend the definition of “Interested Stockholder”, which is used in the certificate of incorporation in connection with requiring increased stockholder approval thresholds for transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May, (d) provide that Wendy’s/Arby’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten-year period following the completion of the merger, and (e) provide that the purpose of Wendy’s/Arby’s is to engage in the restaurant business and complementary, incidental and ancillary businesses (Item 3 on the proxy card).

(A copy of Triarc’s current certificate of incorporation and a copy of the form of amendment to Triarc’s certificate of incorporation described above are attached as Annexes D and E, respectively, to this joint proxy statement/prospectus. For more details about the proposed amendment, see “The Amendment to Triarc’s Certificate of Incorporation.”)

•	to approve the issuance of Wendy’s/Arby’s common stock in the merger (Item 4 on the proxy card);

•

to approve any motion to adjourn the Triarc annual meeting to another time or place to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals related to the merger (Item 5 on the proxy card);

•	to elect eleven directors to hold office as specified in this joint proxy statement/prospectus (Item 6 on the proxy card);

•

to approve an amendment to Triarc’s Amended and Restated 2002 Equity Participation Plan to increase the number of shares reserved for issuance under the plan by an additional 7,400,000 shares of Triarc Class B common stock, prohibit the repricing of outstanding awards without prior stockholder approval and eliminate the ability of Triarc to grant reload option awards or stock options or SARs with exercise prices below fair market value on the date of grant (Item 7 on the proxy card);

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008 (Item 8 on the proxy card); and

•	to conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.

Each of the first four proposals listed above relating to the merger is conditioned upon approval of each of the other three and the approval of each such proposal is required for completion of the merger. None of the three proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation or the proposal to issue Wendy’s/Arby’s common stock in the merger will be implemented unless all four proposals related to the merger are approved by the Triarc stockholders and the merger is completed.

Triarc Record Date; Stock Entitled to Vote

The close of business on  , 2008, which we refer to as the Triarc record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Triarc annual meeting or any adjournments or postponements of the Triarc annual meeting.

As of the Triarc record date the following shares were outstanding and entitled to vote:

Designation	Outstanding	Class Vote per Share(1)	Votes per Share
Class A common stock		1.0000	1.0000
Class B common stock		1.0000	0.1000

(1)

Holders of Triarc Class A common stock will be entitled to a class vote on Proposal 1 (relating to the adoption of the amendment to Triarc’s certificate of incorporation to increase the number of authorized shares of Triarc Class A common stock to 1,500,000,000 in connection with the merger), and holders of Triarc Class B common stock will be entitled to a class vote on Proposal 2 (relating to the adoption of the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and to provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s).

The relative voting power of Triarc’s different classes of voting stock is set forth in Triarc’s certificate of incorporation.

A complete list of stockholders entitled to vote at the Triarc annual meeting will be available for examination by any Triarc stockholder at Triarc’s headquarters, 1155 Perimeter Center West, Atlanta, Georgia, 30338, for purposes pertaining to the Triarc annual meeting, during normal business hours for a period of ten days before the Triarc annual meeting, and at the time and place of the Triarc annual meeting.

Attendance at the Triarc Annual Meeting

Only holders of Triarc Class A common stock, and holders of Triarc Class B common stock, at the close of business on  , 2008, their authorized representatives and guests of Triarc will be able to attend the Triarc annual meeting. For your comfort and security, admission to the Triarc annual meeting will be by ticket only. If you are a registered stockholder (your shares are held in your name) and plan to attend the Triarc annual meeting, please check the appropriate box on the enclosed proxy card. Your admission ticket can be detached from the bottom portion of the proxy card. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the Triarc annual meeting, your admission ticket is the left side of your voting information form. In addition, you can obtain an admission ticket in advance by writing to Corporate Secretary, Triarc Companies, Inc., 1155 Perimeter Center West, Atlanta, Georgia 30338. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement or a letter from the bank or broker verifying such ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the registration desk on the day of the Triarc annual meeting.

Tickets may be issued to others at Triarc’s discretion.

Quorum

In order to carry on the business of the meeting, Triarc must have a quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the meeting will constitute a quorum. Broker “non-votes” and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at the meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Votes Required

Required Vote to Adopt the Amendment to Triarc’s Certificate of Incorporation to Increase the Number of Authorized Shares of Class A common stock (Proposal 1; Item 1 on the Proxy Card)

The affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock entitled to vote at the Triarc annual meeting or any adjournment or postponement thereof (for purposes of the class vote, holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a separate class, and the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting or any adjournment or postponement thereof (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, are required to adopt the amendment to Triarc’s certificate of incorporation to increase the number of authorized shares of Triarc Class A common stock.

Required Vote to Adopt the Amendment to Triarc’s Certificate of Incorporation to convert each issued and outstanding share of Triarc Class B common stock into a share of Wendy’s/Arby’s common stock and provide that Wendy’s/Arby’s common stock shall be the sole class of authorized common stock of Wendy’s/Arby’s, in connection with the merger (Proposal 2; Item 2 on the Proxy Card)

The affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class B common stock entitled to vote at the Triarc annual meeting or any adjournment or postponement thereof (for purposes of the class vote, holders of Triarc Class B common stock have one full vote for each share of that stock), voting together as a separate class, and the affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting or any adjournment or postponement thereof (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, are required to adopt the amendment to Triarc’s certificate of incorporation to convert each issued and outstanding share of Triarc Class B common stock into a share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s, in connection with the merger.

Required Vote to Adopt the Amendment to Triarc’s Certificate of Incorporation (Proposal 3; Item 3 on the Proxy Card)

The affirmative vote of a majority of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting or any adjournment or postponement thereof (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, is required to adopt certain additional amendments to Triarc’s certificate of incorporation to: (a) change the name of Triarc to “Wendy’s/Arby’s Group, Inc.,” (b) prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the event that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors, (c) amend the definition of “Interested Stockholder”, which is used in the certificate of incorporation in connection with requiring increased stockholder approval thresholds for transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May, (d) provide that Wendy’s/Arby’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten-year period following the completion of the merger, and (e) provide that the purpose of Wendy’s/Arby’s is to engage in the restaurant business and complementary, incidental or ancillary complementary businesses.

Required Vote to Approve the Issuance of Wendy’s/Arby’s Common Stock in the Merger (Proposal 4; Item 4 on the Proxy Card)

The affirmative vote of a majority of the votes cast on the proposal by holders of shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, is required to approve the issuance of Wendy’s/Arby’s common stock in the merger to Wendy’s shareholders, provided that the total votes cast on the proposal represent over 50% of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock (for these purposes, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), entitled to vote on the proposal.

Required Vote to Approve an Adjournment of the Triarc annual meeting (Proposal 5; Item 5 on the Proxy Card)

If necessary, approval of a proposal to adjourn the Triarc annual meeting for the purpose of, among other things, soliciting additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of Triarc Class A common stock and Triarc Class B common stock present in person or represented by proxy and entitled to vote at the Triarc annual meeting, (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class whether or not a quorum is represented.

Required Vote to Elect the Directors (Proposal 6; Item 6 on the Proxy Card)

The affirmative vote of a plurality of the total voting power of votes cast by holders of shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock), voting together as a single class, is required to elect the eleven nominees as directors.

Required Vote to Adopt the Amendment to the Triarc’s Amended and Restated 2002 Equity Participation Plan (Proposal 7; Item 7 on the Proxy Card)

The affirmative vote of a majority of the votes cast on the proposal by holders of shares of Triarc Class A common stock and Triarc Class B common stock (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc

Class A common stock have one full vote for each share of that stock), voting together as a single class, is required to approve the proposed amendment to the Amended and Restated 2002 Equity Participation Plan provided that the total votes cast on the proposal represent over 50% of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock (for these purposes, holders of Triarc Class B common stock are considered to have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class, entitled to vote on the proposal.

Required Vote to Ratify the Appointment of Triarc’s Independent Registered Public Accounting Firm (Proposal 8; Item 8 on the Proxy Card)

The affirmative vote of a majority of the votes cast on the proposal by holders of shares of Triarc Class A common stock and Triarc Class B common stock and entitled to vote (for purposes of this vote, holders of Triarc Class B common stock have 1/10 vote for each share of that stock and holders of Triarc Class A common stock have one full vote for each share of that stock), voting together as a single class is required to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008.

Treatment of Abstentions, Broker “Non-Votes,” Not Voting and Incomplete Proxies

If a Triarc stockholder abstains from voting on any proposal, it will have the same effect as a vote against that proposal, except for Proposals 4, 6 and 7 where it will have no effect. Broker “non-votes” will have the effect of a vote against Proposals 1, 2 and 3. Broker “non-votes” will not be included in the tabulation of the voting results on Proposal 4 and 7. If a Triarc stockholder does not vote, it will have no effect with respect to Proposals 5, 6 and 8 and will have the effect of a vote against Proposals 1, 2 and 3. If a proxy is returned to Triarc without indication as to how to vote, the Triarc stock represented by that proxy will be considered to be voted in favor of all matters for consideration at the Triarc annual meeting.

Voting by Triarc Directors and Executive Officers

On the Triarc record date, Messrs. Peltz and May, directors of Triarc, were entitled to vote   shares of Triarc Class A common stock, representing approximately  % of outstanding shares of Triarc Class A common stock and   shares of Triarc Class B common stock, representing approximately  % of outstanding shares of Class B common stock, representing, in the aggregate approximately  % of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting. Pursuant to a voting agreement with respect to the merger entered into with Triarc on April 23, 2008, Messrs. Peltz and May have agreed, subject to the terms of the voting agreement, to vote these shares in favor of Proposals 1, 2, 3 and 4. For more details about the voting agreement, see “The Voting Agreements—Triarc Voting Agreement.” Triarc has been informed that Messrs. Peltz and May will also vote these shares in accordance with the recommendation of the Triarc board of directors, in favor of Proposals 5, 6, 7 and 8.

On the Triarc record date, directors and executive officers of Triarc and their affiliates (excluding Messrs. Peltz and May) owned and were entitled to vote   shares of Triarc Class A common stock, representing approximately  % of the outstanding shares of Triarc Class A common stock, and   shares of Triarc Class B common stock, representing approximately  % of the outstanding shares of Triarc Class B common stock, and representing in the aggregate approximately  % of the total voting power of the outstanding shares of Triarc Class A common stock and Triarc Class B common stock entitled to vote at the Triarc annual meeting.

Voting of Proxies; Revocability of Proxies

When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder’s directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy. Triarc stockholders may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of proxy. Without affecting any vote previously taken, the proxy may be revoked by the stockholder by giving notice of revocation to Triarc in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of proxy, or by attending the annual meeting and revoking the earlier vote or proxy. A stockholder may also change his or her vote by executing and returning to Triarc a later-dated proxy, by a later-dated electronic proxy through the internet site, by using the toll-free telephone number stated on the form of proxy, or by voting at the annual meeting. All properly executed proxies received by the board of directors, and properly authenticated electronic proxies recorded through the internet or by telephone, will be voted as directed by the stockholder. Under Triarc’s By-Laws, business transacted at the Triarc annual meeting is confined to the purposes stated in this joint proxy statement/prospectus. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Triarc annual meeting.

Every Triarc stockholder’s vote is important. Accordingly, each Triarc stockholder should sign, date and return the enclosed proxy card promptly or otherwise submit their proxy by using the toll- free number or visiting the website listed on the proxy card if eligible to do so, whether or not planning to attend the Triarc annual meeting in person.

Solicitation of Proxies

This solicitation is made on behalf of the Triarc board of directors. Triarc and Wendy’s will generally each pay one-half of the cost and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. Triarc will pay the costs of soliciting and obtaining the proxies of Triarc stockholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Triarc’s directors, officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Triarc has engaged the firm of Innisfree M&A Incorporated to assist Triarc in the distribution and solicitation of proxies and will pay Innisfree M&A Incorporated an estimated fee of                         . Wendy’s will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Wendy’s special meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial owners of Triarc Class A common stock or Triarc Class B common stock who share the same address or household may not receive separate copies of this proxy statement and Triarc’s 2007 Annual Report. Triarc will promptly deliver an additional copy of either document to you if you write or call: Triarc Companies, Inc., 1155 Perimeter Center West, Atlanta, GA 30338, Attention: Corporate Secretary; Telephone: (678) 514-4100.

Stockholders may also call or write to Triarc at the above address or contact Triarc’s transfer agent, American Stock Transfer & Trust Company at 59 Maiden Lane, New York, NY 10038, (800) 937-5449 or (718) 921-8124 if they wish to receive a separate annual report or proxy statement either now or in the future.

If you and other stockholders of record with whom you share an address currently receive multiple copies of Triarc’s Annual Report and proxy statement, or if you hold stock in more than one account and, in either case, you wish to receive only one copy of each of these documents for your household, you may contact Triarc’s transfer agent at the above address or through its website at www.amstock.com.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership as of April 21, 2008 by each person known by Triarc to be the beneficial owner of more than 5% of the outstanding shares of Triarc Class A common stock and/or Triarc Class B common stock (constituting the only classes of voting capital stock of Triarc), each person that served as a director of Triarc as of the date of this joint proxy statement/prospectus and each nominee for director of Triarc, each of Triarc’s Named Executive Officers (as defined in the Introduction to Summary Compensation Table below) and all Triarc directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percentage of Class Beneficially Owned
								Percentage of Total Voting Power of Outstanding Class A and Class B Stock(1)
	Triarc Class A		Triarc Class B		Triarc Class A		Triarc Class B
Nelson Peltz 280 Park Avenue New York, NY 10017	10,608,515	(2)(3)(4)	13,818,049	(2)(3)(4)	36.7%		21.6%	34.0%
Peter W. May 280 Park Avenue New York, NY 10017	10,712,565	(2)(3)(4)	13,607,184	(2)(3)(4)	37.1%		21.3%	34.2%
RS Investment Management Co. LLC 388 Market Street, Suite 200 San Francisco, CA 94111	—	(5)	7,375,340	(5)	—	(5)	11.5%	2.1%
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	1,446,739	(6)	5,568,091	(6)	5.0%		8.7%	5.7%
Advisory Research, Inc. 180 North Stetson Street, Suite 5500 Chicago, IL 60601	3,865,768	(7)	5,969,137	(7)	13.4%		9.3%	12.6%
Cardinal Capital Management, LLC One Greenwich Office Park Greenwich, CAT 06831	1,562,898	(8)	—	(8)	5.4%		— (8)	4.4%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	3,140,304	(9)	—	(9)	10.9%		— (9)	8.9%
Reed Conner & Birdwell, LLC 11111 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025	—	(10)	5,321,287	(10)	—	(10)	8.3%	1.5%
Vaughan Nelson Investment Management, LP 600 Travis Street, Suite 6300 Houston, TX 77002	—	(11)	4,177,347	(11)	—	(11)	6.5%	1.2%
Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	—	(12)	3,302,451	(12)	—	(12)	5.2%	*
Hugh L. Carey	49,248		98,496			*	*	*
Clive Chajet	43,858	(13)	90,564	(13)		*	*	*
Edward P. Garden	—		194,370			*	*	*
Joseph A. Levato	50,369		73,536			*	*	*
David E. Schwab II	69,099		111,950			*	*	*
Roland C. Smith	—		290,074	(14)		*	*	*
Raymond S. Troubh	59,000		118,000			*	*	*
Russell V. Umphenour, Jr.	25,405		3,410,743			*	5.3%	1.0%
Jack G. Wasserman	31,000		58,000			*	*	*
Thomas A. Garrett	—		1,187,098	(15)		*	1.8%	*
Stephen E. Hare	—		73,667	(16)		*	*	*
Sharron L. Barton	—		234,485	(17)		*	*	*
Nils H. Okeson	—		46,667	(18)		*	*	*
Francis T. McCarron	39,135		193,364			*	*	*
Brian L. Schorr	174,588	(19)	600,747	(19)		*	*	*
Directors and Executive Officers as a group (18 persons)	11,049,294		19,645,279		38.0%		30.1%	35.8%

*	Less than 1%

(1)

Based on total votes that may be cast at the meeting. Excludes shares issuable upon the exercise of vested stock options that are included in the reported beneficial ownership numbers. (See the table on page 117 below).

(2)

Triarc is informed that: (i) Mr. Peltz has pledged 5,684,249 shares of Triarc Class A common stock and 6,234,889 shares of Triarc Class B common stock to a financial institution to secure loans made to him; and (ii) Mr. May has pledged 3,604,648 shares of Triarc Class A common stock and 4,612,945 shares of Triarc Class B common stock owned by him to a financial institution to secure loans made to him.

(3)

Includes (x) in the case of Mr. Peltz, (i) 23,550 shares of Triarc Class A common stock and 47,100 shares of Triarc Class B common stock owned by a family limited partnership of which Mr. Peltz is a general partner, (ii) 200 shares of Triarc Class A common stock and 400 shares of Triarc Class B common stock owned by two minor children of Mr. Peltz, and (iii) 238,915 shares of Triarc Class B common stock owned by the Peltz Family Foundation and (y) in the case of Mr. May, 127,800 shares of Triarc Class A common stock and 75,550 shares of Triarc Class B common stock owned by the Leni and Peter May Family Foundation. Messrs. Peltz and May disclaim beneficial ownership of these shares.

(4)

Prior to July 2004, certain shares of Triarc Class A common stock and Triarc Class B common stock were owned by DWG Acquisition Group, L.P. (“DWG Acquisition”), of which Messrs. Peltz and May were the sole partners. In July 2004, for personal estate planning purposes, DWG Acquisition was dissolved and the shares owned by DWG Acquisition were distributed to Messrs. Peltz and May. In connection with the dissolution of DWG Acquisition, Messrs. Peltz and May entered into a voting agreement, pursuant to which Messrs. Peltz and May agreed not to vote certain shares of Triarc Class A common stock or Triarc Class B Common stock held by them or their affiliates without the prior approval of both parties. Accordingly, the information set forth in the table above with respect to Messrs. Peltz and May aggregates their respective ownership interests.

(5)

The information set forth herein with respect to RS Investment Management Co. LLC (“RS Investment Management”), RS Partners Fund (“RS Partners”), The Guardian Life Insurance Company of America (“Guardian Life”) and Guardian Investor Services (“Guardian Investor,” and, together with RS Investment Management, RS Partners, and Guardian Life, “RS”) is based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008. According to the Schedule 13G/A, RS Investment Management is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Triarc Class B common stock. No individual client’s holdings other than the holdings of RS Partners, exceeds more than 5% of the outstanding Triarc Class B common stock. According to the Schedule 13G/A, Guardian Life is an insurance company and the parent company of Guardian Investor, a registered investment advisor, a registered broker-dealer and the parent of RS Investment Management. The Schedule 13G/A did not contain any information regarding beneficial ownership by RS of shares of Triarc Class A common stock.

(6)

The information set forth herein with respect to Wachovia Corporation (“Wachovia”) is based solely on information contained in a Schedule 13G and a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2008. According to the Schedule 13G and the Schedule 13G/A, Wachovia has (a) sole voting power over 1,446,739 shares of Triarc Class A common stock, sole dispositive power over 1,434,628 shares of Triarc Class A common stock, and shared dispositive power over 6,121 shares of Triarc Class A common stock, and (b) sole voting power over 5,568,091 shares of Triarc Class B common stock and sole dispositive power over 5,558,701 shares of Triarc Class B common stock. According to the Schedule 13G and the Schedule 13G/A, Wachovia made those filings on behalf of its subsidiaries, Evergreen Investment Management Company, LLC, and Wachovia Bank, N.A.

(7)

The information set forth herein with respect to Advisory Research, Inc., a registered investment advisor, is based solely on information contained in two Schedule 13Gs filed with the Securities and Exchange Commission on February 14, 2008.

(8)

The information set forth herein with respect to Cardinal Capital Management, LLC (“Cardinal Capital”) is based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G/A, Cardinal Capital, a registered investment adviser, has sole voting power over 872,900 shares of Triarc Class A common stock and sole dispositive power over 1,562,898 shares of Triarc Class A common stock. The Schedule 13G did not contain any information regarding beneficial ownership by Cardinal Capital of shares of Triarc Class B common stock.

(9)

The information set forth herein with respect to Keeley Asset Management Corp. (“Keeley Asset Management”), is based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. According to the Schedule 13G/A, Keeley Asset Management, a registered investment advisor, has the sole voting power over 2,948,749 shares of Triarc Class A common stock and the sole dispositive power over 3,140,304 shares of Triarc Class A common stock. The Schedule 13G/A did not contain any information regarding beneficial ownership by Keeley of shares of Triarc Class B common stock.

(10)

The information set forth herein with respect to Reed Conner & Birdwell, LLC (“RCB”), a registered investment advisor, is based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. The Schedule 13G/A did not contain any information regarding beneficial ownership by RCB of shares of Triarc Class A common stock.

(11)

The information set forth herein with respect to Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”), is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G, Vaughan Nelson, a registered investment advisor, and Vaughan Nelson Investment Management, Inc, its general partner, have sole voting power over 2,128,009 shares of Triarc Class B common stock, sole dispositive power over 2,579,849 shares of Triarc Class B common stock, and shared dispositive power over 1,597,498 shares of Triarc Class B common stock. The Schedule 13G did not contain any information regarding beneficial ownership by Vaughan Nelson of shares of Triarc Class A common stock.

(12)

The information set forth herein with respect to Barclays Global Investors, NA (“Barclays”), is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008. According to the Schedule 13G, Barclays has sole voting power over 1,217,027 shares of Triarc Class B common stock and sole dispositive power over 1,452,675 shares of Triarc Class B common stock; Barclays Global Fund Advisors has sole voting power over 1,258,386 shares of Triarc Class B common stock and sole dispositive power over 1,785,340 shares of Triarc Class B common stock; and Barclays Global Investors, Ltd. has sole dispositive power over 64,436 shares of Triarc Class B common stock. The Schedule 13G did not contain any information regarding beneficial ownership of shares of Triarc Class A common stock.

(13)	Includes 1,300 shares of Triarc Class A common stock and 2,600 shares of Triarc Class B common stock owned by Mr. Chajet’s wife, as to which shares Mr. Chajet disclaims beneficial ownership.

(14)	Includes 33,334 restricted shares of Triarc Class B common stock that may be voted by Mr. Smith. See the table entitled “Outstanding Equity Awards at Fiscal Year-End” below.

(15)	Includes 15,000 restricted shares of Triarc Class B common stock that may be voted by Mr. Garrett. See the table entitled “Outstanding Equity Awards at Fiscal Year-End” below.

(16)	Includes 12,000 restricted shares of Triarc Class B common stock that may be voted by Mr. Hare. See the table entitled “Outstanding Equity Awards at Fiscal Year-End” below.

(17)	Includes 5,000 restricted shares of Triarc Class B common stock that may be voted by Ms. Barton. See the table entitled “Outstanding Equity Awards at Fiscal Year-End” below.

(18)	Includes 10,000 restricted shares of Triarc Class B common stock that may be voted by Mr. Okeson. See the table entitled “Outstanding Equity Awards at Fiscal Year-End” below.

(19)	Includes 100 shares of Triarc Class A common stock and 400 shares of Triarc Class B common stock owned by minor children of Mr. Schorr, as to which shares Mr. Schorr disclaims beneficial ownership.

Except for the arrangements relating to the shares in footnote (2) to the beneficial ownership table, there are no arrangements known to Triarc the operation of which may at a subsequent date result in a change in control of Triarc.

The beneficial ownership table above includes shares issuable upon the exercise of options to purchase shares of Class A common stock and Class B common stock that have vested or will vest within 60 days of April 21, 2008 by the following persons:

Name of Beneficial Owner	Number of Class A Common Shares Represented by Options	Number of Class B Common Shares Represented by Options
Nelson Peltz	0	0
Peter W. May	0	0
Hugh L. Carey	36,000	72,000
Clive Chajet	36,000	72,000
Edward P. Garden	0	0
Joseph A. Levato.	36,000	72,000
David E. Schwab II	36,000	72,000
Roland C. Smith	0	213,333
Raymond S. Troubh	36,000	72,000
Russell V. Umphenour, Jr.	21,000	42,000
Jack G. Wasserman	29,000	58,000
Thomas A. Garrett	0	620,992
Stephen E. Hare	0	61,667
Sharron L. Barton	0	25,266
Nils H. Okeson	0	36,667
Francis T. McCarron	0	184,654
Brian L. Schorr	121,673	468,348
Directors and Executive Officers as a group (18 persons)	230,000	1,462,275

PROPOSAL 1.
AMENDMENT TO TRIARC’S CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF
TRIARC CLASS A COMMON STOCK

(Item 1 on Triarc Proxy Card)

Triarc is proposing to increase the number of authorized shares of Class A common stock from 100,000,000 shares to 1,500,000,000 shares. To effect this change, Triarc must amend its certificate of incorporation.

Triarc currently has 350,000,000 shares of Triarc capital stock authorized for issuance, consisting of 100,000,000 shares of Triarc Class A common stock, 150,000,000 shares of Triarc Class B common stock and 100,000,000 shares of Triarc preferred stock. On May 29, 2008, Triarc had outstanding approximately 28,911,358 shares of Triarc Class A common stock and approximately 410,607 shares of Triarc Class A common stock issuable based on outstanding options and stock-based awards. In addition, an aggregate of approximately 53,419 shares of Triarc Class A common stock are issuable in connection with the conversion of Triarc’s outstanding 5% convertible notes due 2023. Based on the number of Wendy’s common shares and options to acquire Wendy’s common shares outstanding as of the Triarc record date, as a result of the merger, Wendy’s/Arby’s can expect to issue up to approximately 372,846,788 additional shares of Wendy’s/Arby’s common stock to Wendy’s shareholders. Also in connection with the merger, upon the conversion of each share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock, approximately 63,895,070 additional shares of Wendy’s/Arby’s common stock will be issued, based upon the number of shares of Triarc Class B common stock outstanding as of May 29, 2008. After the merger is completed, Wendy’s/Arby’s will reserve for issuance additional shares of Wendy’s/Arby’s common stock issuable upon conversion of all currently outstanding Triarc and Wendy’s options. Triarc is proposing to increase the number of authorized shares of Wendy’s/Arby’s common stock to give it sufficient authorized shares to complete the merger. In addition, the increased share authorization will also provide greater flexibility in the capital structure of the resulting company by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors.

For a description of the terms of the Wendy’s/Arby’s common stock, please see “Authorized Capital Stock of Wendy’s/Arby’s—Description of Wendy’s/Arby’s Common Stock,” beginning on page 200.

The Wendy’s/Arby’s board of directors will determine whether, when and on what terms the issuance of shares of Wendy’s/Arby’s common stock may be warranted in connection with any future actions. No further action or authorization by Wendy’s/Arby’s stockholders will be necessary before issuance of the additional shares of Wendy’s/Arby’s common stock authorized under the Wendy’s/Arby’s certificate of incorporation, except as may be required for a particular transaction by the certificate of incorporation, by applicable law or regulatory agencies or by the rules of the NYSE or of any stock exchange on which the Wendy’s/Arby’s common stock may then be listed.

Although an increase in the authorized shares of Wendy’s/Arby’s common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in the acquisition of Wendy’s/Arby’s by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate Triarc Class A common stock or to obtain control of Triarc by any means. In addition, the proposal is not part of any plan by the Triarc board of directors to recommend or implement a series of anti-takeover measures.

The increase in the number of authorized shares of Triarc Class A common stock is necessary to effect the merger. The amendment to Triarc’s certificate of incorporation reflected in this Proposal 1 will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 1 is conditioned on the approval of Proposals 2, 3 and 4, and the approval of all four of these Proposals is required for completion of the merger.

Triarc is asking its stockholders to approve this amendment. The amendment reflecting the amendments to Triarc’s certificate of incorporation in Proposals 1, 2 and 3 is set forth in Annex E to this joint proxy statement/prospectus. For a more detailed description of the amendment, see “The Amendment to Triarc’s Certificate of Incorporation” beginning on page 103. For a more detailed description of the terms of the Wendy’s/Arby’s certificate of incorporation, see “Authorized Capital Stock of Wendy’s/Arby’s” beginning on page 200.

THE TRIARC BOARD OF DIRECTORS HAS DECLARED THIS AMENDMENT
ADVISABLE AND RECOMMENDS A VOTE FOR THIS PROPOSAL 1.

PROPOSAL 2.
AMENDMENT OF TRIARC’S CERTIFICATE OF INCORPORATION TO CONVERT EACH
ISSUED AND OUTSTANDING SHARE OF CLASS B COMMON STOCK INTO ONE SHARE
OF CLASS A COMMON STOCK AND PROVIDE THAT CLASS A COMMON STOCK
SHALL BE THE SOLE CLASS OF AUTHORIZED COMMON STOCK OF TRIARC

(Item 2 on Triarc Proxy Card)

Triarc is proposing to convert each issued and outstanding share of Triarc Class B common stock into a share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s.

As of May 29, 2008, Triarc had approximately 63,895,070 shares of Triarc Class B common stock outstanding, and approximately 4,712,988 shares of Triarc Class B common stock issuable based on option and stock-based awards and approximately 106,744 shares of Triarc Class B common stock reserved for issuance upon the conversion of Triarc’s 5% convertible notes due 2023. Holders of Triarc Class B common stock are entitled to 1/10 vote for each share held on record on all matters on which stockholders are entitled to vote, including the election of directors, and are entitled to share equally in any dividends declared payable on Triarc Class A common stock, on a per share basis, subject to certain limitations.

It is a condition to completion of the merger that Triarc convert each issued and outstanding share of Triarc Class B common stock into one share of Wendy’s/Arby’s common stock and provide that there shall only be one class of authorized common stock of Wendy’s/Arby’s. This will eliminate the existing dual-class structure, and post-merger, Wendy’s/Arby’s will have a single class of common stock, each entitled to one vote per share. As a result, Wendy’s/Arby’s will have 1,600,000,000 shares of capital stock authorized for issuance, consisting of 1,500,000,000 shares of common stock and 100,000,000 shares of preferred stock. Wendy’s/Arby’s common stock is expected to be listed and trade on the NYSE under the symbol “WEN.”

The amendment reflected in this Proposal 2 will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 2 is conditioned on the approval of Proposals 1, 3 and 4, and the approval of all four of these Proposals is required for completion of the merger.

Triarc is asking its stockholders to approve this amendment. The amendment reflecting the amendments to Triarc’s certificate of incorporation in Proposals 1, 2 and 3 is set forth in Annex E to this joint proxy statement/prospectus. For a more detailed description of the amendment, see “The Amendment to Triarc’s Certificate of Incorporation” beginning on page 103. For a more detailed description of the terms of the Wendy’s/Arby’s certificate of incorporation, see “Authorized Capital Stock of Wendy’s/Arby’s” beginning on page 200. For a comparison of the terms of Triarc Class A common stock and the terms of Triarc Class B common stock, please see “Comparison of Rights of Stockholders/Shareholders of Triarc, Wendy’s and Wendy’s/Arby’s” beginning on page 206.

THE TRIARC BOARD OF DIRECTORS HAS DECLARED THIS AMENDMENT
ADVISABLE AND RECOMMENDS A VOTE FOR THIS PROPOSAL 2.

PROPOSAL 3.
AMENDMENT OF TRIARC’S CERTIFICATE OF INCORPORATION TO MAKE FURTHER
CHANGES RELATED TO THE MERGER.

(Item 3 on Triarc Proxy Card)

Triarc stockholders are also being asked to approve certain additional amendments to Triarc’s certificate of incorporation that will:

•	change the name of Triarc to “Wendy’s/Arby’s;”

•

prohibit the issuance of preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s/Arby’s, unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the case that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors;

•

amend the definition of “Interested Stockholder”, which is used in Triarc’s certificate of incorporation in connection with requiring increased stockholder approval thresholds for transactions with affiliates, to remove the exception for DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and Peter W. May;

•

provide that Triarc’s board of directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of Wendy’s/Arby’s bylaws, which provides that the headquarters of the Wendy’s brand will be in the greater Columbus, Ohio area for a ten-year period following the completion of the merger; and

•	provide that the purpose of Triarc is to engage in the restaurant business and complementary, incidental and ancillary businesses.

Triarc is proposing to change its name in connection with the merger so that the resulting company can benefit from the brand recognition of both companies and their combined products and services. The new name will allow for further expansion of the companies’ businesses, but will not adversely affect the respective brands in the markets presently served.

The amendments to Triarc’s certificate of incorporation reflected in this Proposal 3 will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 3 is conditioned on the approval of Proposals 1, 2 and 4, and the approval of all four of these Proposals is required for completion of the merger.

Triarc is asking its stockholders to approve these amendments. The amendment reflecting the amendments to Triarc’s certificate of incorporation in Proposals 1, 2 and 3 is set forth in Annex E to this joint proxy statement/prospectus. For a more detailed description of the amendment, see “The Amendment to Triarc’s Certificate of Incorporation” beginning on page 103. For a more detailed description of the terms of the Wendy’s/Arby’s certificate of incorporation, see “Authorized Capital Stock of Wendy’s/Arby’s” beginning on page 200.

THE TRIARC BOARD OF DIRECTORS HAS DECLARED THIS AMENDMENT
ADVISABLE AND RECOMMENDS A VOTE FOR THIS PROPOSAL 3.

PROPOSAL 4.
ISSUANCE OF COMMON STOCK IN THE MERGER

(Item 4 on Triarc Proxy Card)

It is a condition to completion of the merger that shares of Wendy’s/Arby’s common stock be issued to Wendy’s shareholders in the merger. Under Rule 312.03 of the NYSE, a company listed on the NYSE is required to obtain stockholder approval before the issuance of common stock, or securities convertible into or exercisable for common stock, if the common stock issued in the merger exceeds 20% of the shares of common stock of the corporation outstanding immediately before the effectiveness of the merger. If the merger is completed, approximately 372.7 million shares of Wendy’s/Arby’s common stock will be issued to holders of Wendy’s common shares. In addition, approximately 8.8 million shares of Wendy’s/Arby’s common stock will become subject to stock options as a result of the conversion of options to acquire Wendy’s common shares then outstanding. The aggregate number of shares of common stock to be issued in the merger will exceed 20% of the shares of Triarc Class A common stock outstanding on the record date for the Triarc annual meeting, and for this reason Triarc must obtain the approval of Triarc stockholders for the issuance of these securities to Wendy’s shareholders in the merger.

Triarc is asking its stockholders to approve the issuance of Wendy’s/Arby’s common stock to Wendy’s shareholders in the merger. The issuance of these securities to Wendy’s shareholders is necessary to effect the merger. This Proposal 4 is conditioned on the approval of Proposals 1, 2 and 3, and the approval of all four of these Proposals is required for completion of the merger.

THE TRIARC BOARD OF DIRECTORS HAS DECLARED THIS PROPOSAL ADVISABLE
AND RECOMMENDS A VOTE FOR THIS PROPOSAL 4.

PROPOSAL 5.
POSSIBLE ADJOURNMENT OF THE TRIARC ANNUAL MEETING

(Item 5 on Triarc Proxy Card)

The Triarc annual meeting may be adjourned to another time or place to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals related to the merger.

THE TRIARC BOARD OF DIRECTORS HAS DECLARED THIS PROPOSAL ADVISABLE
AND RECOMMENDS A VOTE FOR THIS PROPOSAL 5.

PROPOSAL 6.
ELECTION OF DIRECTORS

(Item 6 on Triarc Proxy Card)

Except as provided below, each of the eleven nominees, if elected, will hold office until the next annual meeting of Triarc’s stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless a Triarc stockholder directs otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

There are currently eleven directors on Triarc’s Board of Directors.

It is recommended that the eleven nominees named below be elected as directors of Triarc, with each director to hold office until the next annual meeting of Triarc’s stockholders and until his successor is elected and qualified or until his prior death, resignation or removal. All of the eleven nominees are presently serving as directors of Triarc and were elected directors at Triarc’s annual meeting of stockholders held on June 5, 2007, to serve until the next annual meeting of Triarc’s stockholders and until such director’s successor is duly chosen and qualified or until his prior death, resignation or removal. Triarc is unaware of any reason why any of the nominees named herein would be unwilling or unable to serve as a director. Should, however, any nominee for director be unwilling or unable to serve at the time of the annual meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the board of directors may recommend. At the effective time of the merger, one of the Triarc directors elected at the annual meeting will resign and Wendy’s/Arby’s will take all requisite action to cause two nominees, who shall be current Wendy’s directors, to be designated by Wendy’s and reasonably acceptable to Triarc, to be appointed to the Wendy’s/Arby’s board of directors to fill the vacancies.

Certain information regarding each person nominated by the board of directors, including his principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, all nominees have had the indicated principal occupations for the past five years.

Name of Director	Business Experience During Past Five Years, Age and Other Information
Nelson Peltz

Mr. Peltz has been a director of Triarc since April 1993 and non-executive Chairman since June 2007. He also served as Chairman and Chief Executive Officer of Triarc and as a director or manager and officer of certain of Triarc’s subsidiaries from April 1993 through June 2007. Additionally, Mr. Peltz has been Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (“Trian Partners”), a management company for various investment funds and accounts, since November 2005. Mr. Peltz has also been Chairman of the Board of Trian Acquisition I Corp. since its inception in October 2007. Trian Acquisition I Corp. is a publicly traded blank check company formed to effect a business combination. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and Chief Executive Officer of Trian Group, Limited Partnership (“Trian Group”), which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December 1988, he was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc. (“Triangle”), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz has also served as a director of H.J. Heinz Company since September 2006. Mr. Peltz is the father-in-law of Edward P. Garden. Mr. Peltz is 66 years of age.

Peter W. May

Mr. May has been a director of Triarc since April 1993 and has served as non-executive Vice Chairman since June 2007. He served as the President and Chief Operating Officer of Triarc and also as a director or manager and officer of certain of Triarc’s subsidiaries from April 1993 through June 2007. Additionally, Mr. May has been President and a founding partner of Trian Partners since November 2005. Mr. May has also been Vice Chairman and a Director of Trian Acquisition I Corp. since its inception in October 2007. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian Group. He was President and Chief Operating Officer and a director of Triangle from 1983 until December 1988. Mr. May has also served as a director of Tiffany & Co. since

Name of Director	Business Experience During Past Five Years, Age and Other Information
May 2008 and of Deerfield Capital Corp. since December 2007. Mr. May is 65 years of age.
Hugh L. Carey

Mr. Carey has been a director of Triarc since June 1994. He was an Executive Vice President of W.R. Grace & Co. (“Grace”) from 1987 through December 1995. From 1993 to December 1995, he served Grace as director of its Government Relations Division, and from 1987 until 1993, he ran Grace’s office of environmental policy. Mr. Carey was the Governor of the State of New York from 1975 until 1983 and a member of Congress from 1960 until 1975. From 1991 until 1993, he was Chairman of the National Institute of Former Governors. Mr. Carey is also a director of China Trust Bank, and a partner of Harris Beach LLP, a law firm. Mr. Carey is 89 years of age.

Clive Chajet

Mr. Chajet has been a director of Triarc since June 1994. He has been Chairman of Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image management, since January 1997. Prior to that time, Mr. Chajet was Chairman of Lippincott & Margulies Inc., also a consulting firm specializing in identity and image management, from 1983 to January 1997. Mr. Chajet is 71 years of age.

Edward P. Garden

Mr. Garden has been a director of Triarc since December 2004. He served as Vice Chairman from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. Additionally, Mr. Garden has been Portfolio Manager and a founding partner of Trian Partners since November 2005. Mr. Garden has also been President, Chief Executive Officer and a Director of Trian Acquisition I Corp. since its inception in October 2007. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden has served as a director of Chemtura Corporation since January 2007. Mr. Garden is the son-in- law of Nelson Peltz. Mr. Garden is 47 years of age.

Joseph A. Levato

Mr. Levato has been a director of Triarc since June 1996. Mr. Levato served as Executive Vice President and Chief Financial Officer of Triarc and certain of its subsidiaries from April 1993 to August 1996. He was Senior Vice President and Chief Financial Officer of Trian from January 1992 to April 1993. From 1984 to December 1988, he served as Senior Vice President and Chief Financial Officer of Triangle. Mr. Levato is 67 years of age.

David E. Schwab II

Mr. Schwab has been a director of Triarc since October 1994. Mr. Schwab has been a Senior Counsel of Cowan, Liebowitz & Latman, P.C., a law firm, since January 1998. Prior to that time, he was a partner of Schwab Goldberg Price & Dannay, a law firm, for more than five years.

Name of Director	Business Experience During Past Five Years, Age and Other Information
Mr. Schwab also serves as Chair Emeritus of the Board of Trustees and Chair of the Executive Committee of Bard College. Mr. Schwab is 77 years of age.
Roland C. Smith

Mr. Smith has been a director and the Chief Executive Officer of Triarc since June 2007. Mr. Smith has also served as the Chief Executive Officer of Arby’s Restaurant Group, Inc. (“ARG”) since April 2006. Mr. Smith also served as President of ARG from April 2006 to June 2006. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties from February 2003 to November 2005. Prior thereto, Mr. Smith served as President and Chief Executive Officer of AMF Bowling Worldwide, Inc. from April 1999 to January 2003. Mr. Smith served as President and Chief Executive Officer of ARG’s predecessor, Arby’s, Inc., from February 1997 to April 1999. Mr. Smith also serves as a director of Carmike Cinemas, Inc. Mr. Smith is 53 years of age.

Raymond S. Troubh

Mr. Troubh has been a director of Triarc since June 1994. He has been a financial consultant since prior to 1989. Mr. Troubh is a director of Diamond Offshore Drilling, Inc., General American Investors Company and Gentiva Health Services, Inc. Mr. Troubh is 82 years of age.

Russell V. Umphenour, Jr.

Mr. Umphenour has been a director of Triarc since August 2005. Mr. Umphenour is a private investor. Mr. Umphenour served as Chief Executive Officer of the RTM Restaurant Group (“RTM”), which he founded in 1973, until RTM was acquired by Triarc in July 2005. Mr. Umphenour is 64 years of age.

Jack G. Wasserman

Mr. Wasserman has been a director of Triarc since March 2004. Mr. Wasserman has practiced law as a solo practitioner since September 2001. Prior to that time, he was a senior partner of Wasserman, Schneider, Babb & Reed (and its predecessors) from 1966 until September 2001. Mr. Wasserman serves as a director of Icahn Enterprises G.P., Inc. (formerly American Property Investors, Inc.), the general partner of Icahn Enterprises L.P. (formerly American Real Estate Partners, L.P.), and Cadus Inc. Mr. Wasserman is 71 years of age.

THE TRIARC BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF THE ELEVEN NOMINEES FOR DIRECTOR IN THIS PROPOSAL 6.

TRIARC EXECUTIVE OFFICERS

The following table sets forth certain information regarding the current executive officers of Triarc, all of whom are U.S. citizens.

Name	Age	Positions
Roland C. Smith	53	Director; Chief Executive Officer
Thomas A. Garrett	46	Executive Vice President and Chief Operating Officer
Stephen E. Hare	54	Senior Vice President and Chief Financial Officer
Sharron L. Barton	56	Chief Administrative Officer—Arby’s Restaurant Group, Inc.
Nils H. Okeson	42	Senior Vice President, General Counsel and Secretary
Cheryl Barre	51	Chief Marketing Officer—Arby’s Restaurant Group, Inc.
Daniel T. Collins	51	Senior Vice President—Treasurer
Steven B. Graham	54	Senior Vice President—Chief Accounting Officer

Set forth below is certain additional information concerning the persons listed above (other than Mr. Smith, for whom such information has been provided under “Nominees for Director,” above).

Thomas A. Garrett has served as Executive Vice President and Chief Operating Officer of Triarc since September 2007. Mr. Garrett also serves as President and Chief Operating Officer of ARG, a position he has held since June 2006. Mr. Garrett served as Chief Operating Officer of ARG following Triarc’s acquisition of RTM in July 2005 to June 2006. From June 2003 to July 2005, Mr. Garrett served as President of RTM, and from May 2000 to June 2003, he served as Chief Operating Officer of RTM.

Stephen E. Hare has served as Senior Vice President and Chief Financial Officer of Triarc since September 2007. Mr. Hare also serves as Chief Financial Officer of ARG, a position he has held since June 2006. Previously, he served as Executive Vice President of Cadmus Communications Corporation (“Cadmus”) and President of Publisher Services Group, a division of Cadmus, from January 2003 to June 2006. Prior thereto, Mr. Hare served as Executive Vice President, Chief Financial Officer of Cadmus from September 2001 to January 2003.

Sharron L. Barton has served as Chief Administrative Officer of ARG since July 2005. Prior thereto, she served as RTM’s Senior Vice President, General Counsel and Chief Administrative Officer from June 2001 to July 2005. Ms. Barton began her career with RTM in 1977.

Nils H. Okeson has served as Senior Vice President and Secretary of Triarc since September 2007. Mr. Okeson served as Associate General Counsel of Triarc from September 2007 through December 2007, and he has served as General Counsel since then. Mr. Okeson also serves as General Counsel of ARG, a position he has held since October 2005. Prior to joining ARG, he was a partner of Alston & Bird, LLP, a law firm he joined in 1990.

Cheryl Barre has served as Chief Marketing Officer of ARG since October 2006. Previously, she served as Senior Vice President of Marketing for Georgia-Pacific Corporation’s retail division from June 2005 to September 2006. Prior thereto, Ms. Barre served as President of the Women’s and Outdoor Division for Russell Corporation from June 2003 to June 2005.

Daniel T. Collins has served as Senior Vice President—Treasurer of Triarc since September 2007. Mr. Collins also serves as Senior Vice President—Treasurer of ARG, a position he has held since June 2006. Prior thereto, he served as Senior Vice President—M&A and Lease Management of ARG from July 2005 to June 2006. Prior to joining ARG, Mr. Collins served as Senior Vice President—Finance of RTM from December 2004 to July 2005 and as Vice President—Finance of RTM from July 1997 to November 2004.

Steven B. Graham has served as Senior Vice President—Chief Accounting Officer of Triarc since September 2007. Mr. Graham also serves as Senior Vice President, Corporate Controller of ARG, a position he has held since January 2007. From October 2006 through December 2006, he served as Vice President, Assistant Corporate Controller of ARG. Mr. Graham served as Corporate Controller at Princeton Review LLC from April 2004 to September 2006. Prior thereto, he served as Vice President—Controller of Sbarro, Inc. from January 2000 to March 2004 and as Controller of Sbarro, Inc. from April 1994 to January 2000.

The term of office of each executive officer is until the organizational meeting of the Board following the next annual meeting of Triarc’s stockholders and until his or her successor is elected and qualified or until his or her prior death, resignation or removal.

TRIARC CORPORATE GOVERNANCE

Independence of Triarc Directors

Under the New York Stock Exchange’s listing requirements, the board of directors must have a majority of directors who meet the criteria for independence required by the New York Stock Exchange. Pursuant to Triarc’s Corporate Governance Guidelines (the “Guidelines”), the Board is to determine whether each director satisfies the criteria for independence based on all of the relevant facts and circumstances. No director qualifies as independent unless the board of directors affirmatively determines that such director has no material relationship with Triarc. In accordance with the Guidelines, the board of directors has adopted categorical standards (“Independence Standards”) to assist it in determining the independence of Triarc’s directors. Pursuant to the Independence Standards, any relationship described below will be deemed to be material if:

•

the director is, or has been within the last three years, an employee of Triarc, or an immediate family member of the director is, or has been within the last three years, an executive officer of Triarc;

•

the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Triarc as an executive officer, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

•

(i) the director or an immediate family member of the director is a current partner of a firm that is Triarc’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Triarc’s audit within that time;

•

the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Triarc’s present executive officers at the same time serves or served on the compensation committee of that company’s board of directors;

•

the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Triarc for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured will be those of such other company’s last completed fiscal year. Also, the three year “look-back” period referred to above applies only to the financial relationship between Triarc and the director’s or immediate family member’s current employer (i.e., former employment of the director or immediate family member need not be considered); or

•

the director, or an immediate family member of the director, is employed as an executive officer of a non-profit organization, foundation or university to which, within the last three years, Triarc has made discretionary contributions (excluding for this purpose matching funds paid by Triarc as a result of contributions by Triarc directors and employees) that, in any fiscal year of such non-profit organization, foundation or university, exceeded the greater of $1.0 million or 2% of such entity’s consolidated gross revenues.

The foregoing clauses are to be interpreted by the board of directors taking into account any commentary or other guidance provided by the New York Stock Exchange with respect to Section 303A of the New York Stock Exchange Listed Company Manual.

The Independence Standards further provide that the relationship between Triarc and an entity for which a director serves solely as a non-management director is not material. The Independence Standards also provide that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment. In addition, any other relationship not described above will not be deemed material unless (i) the director would have thereby a “direct or indirect material interest” within the meaning of Item 404(a) of Regulation S-K and the material terms of the relationship were materially more favorable than those that would be offered at the time and in comparable circumstances to persons unaffiliated with Triarc or (ii) the board of directors, in exercising its judgment in light of all the facts and circumstances, determines that the relationship should be considered to be material and to affect the independence of the director in question. For purposes of the Independence Standards, the term “Company” includes any subsidiary in Triarc’s consolidated group.

In April 2008, the Nominating and Corporate Governance Committee and the board of directors considered and reviewed the various commercial and charitable transactions and relationships identified through directors’ responses to annual questionnaires that they are required to complete, as well as data collected by management and presented to the Nominating and Corporate Governance Committee and to the board of directors related to transactions during the last three years between Triarc and a director, immediate family member of a director or business or charitable affiliation of a director. As a result of this review, the board of directors determined that none of the identified transactions or relationships with Messrs. Carey, Chajet, Levato, Schwab, Troubh and Wasserman was material and that each of such nominees is independent of Triarc. In making its independence determinations, the Board considered the following transactions that occurred during the last three years, each of which, as noted above, was deemed not to be material: for Mr. Chajet, contributions to two charities for which he or his spouse serves as a director; for Mr. Troubh, contributions to a charity for which his spouse serves as a director; and for Mr. Wasserman, a contribution to a charity for which he serves as a director.

Triarc Board Meetings and Certain Committees of the Triarc Board

Thirteen meetings of the full board of directors were held during the fiscal year ended December 30, 2007. Each incumbent director who served on the board of directors in 2007 and is a nominee for reelection, attended at least 75% or more of the meetings of the board of directors and its committees that he was eligible to attend in 2007. While Triarc does not have a formal policy requiring them to do so, directors are expected to attend Triarc’s annual meeting of stockholders. All persons then serving as directors attended the 2007 annual meeting of stockholders.

Triarc has standing audit, nominating and corporate governance and compensation committees whose current functions and members are described below. As noted above, the board of directors has determined that each of the current members of such committees is independent as required by the New York Stock Exchange listing requirements. In addition, Triarc has a special committee and standing capital and investment and corporate social responsibility committees, the current functions and members of which are also described below. It is anticipated that at its first meeting following the Triarc annual meeting, the Board will designate the directors to serve on each of these committees until the next annual meeting of stockholders.

Audit Committee. The Audit Committee is composed of Messrs. Joseph A. Levato (Chairman), David E. Schwab II, Raymond S. Troubh and Jack G. Wasserman. The primary purpose of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibility relating to: (i) the integrity of Triarc’s financial statements and financial reporting process, Triarc’s systems of internal accounting and financial controls and other financial information provided by Triarc; (ii) the performance of the internal audit function; (iii) the annual independent audit of Triarc’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

(iv) the compliance by Triarc with legal and regulatory requirements, including Triarc’s disclosure controls and procedures; (v) the evaluation of risk assessment and risk management policies; and (vi) the fulfillment of the other responsibilities set out in its charter. The board of directors has determined that each of the committee members are “financially literate” and at least one member, Mr. Levato, qualifies as an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee met ten times during 2007. The formal report of the Audit Committee with respect to fiscal year 2007 begins on page 161.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Raymond S. Troubh (Chairman), Hugh L. Carey and David E. Schwab II. This committee is charged with the responsibility of: (i) identifying individuals qualified to become members of the board of directors, consistent with any guidelines and criteria approved by the board of directors; (ii) considering and recommending director nominees for the Board to select in connection with each annual meeting of stockholders; (iii) considering and recommending nominees for election to fill any vacancies on the board of directors and to address related matters; (iv) developing and recommending to the board of directors corporate governance principles applicable to Triarc; and (v) overseeing an annual evaluation of the board of directors’ and management’s performance.

The board of directors has adopted general criteria for nomination to the board of directors, which, as part of the Guidelines, can be found on Triarc’s website at www.triarc.com. The board of directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Board’s assessment of potential candidates includes consideration of diversity, age, educational background, other board experience and commitments, business and professional achievements, skills and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee considers suggestions from any source, including stockholders, regarding possible candidates for directors. Possible candidates who have been suggested by stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates.

The Nominating and Corporate Governance Committee has adopted the following rules with respect to considering nominations by stockholders: (i) the nominating stockholder must have owned, for at least six months prior to the date the nomination is submitted, shares of (x) Class A common stock, (y) Class B common stock or (z) other classes of common stock or preferred stock, if any, entitled to vote for directors; (ii) the nomination must be received by the Nominating and Corporate Governance Committee at least 120 days before the anniversary of the mailing date for proxy material mailed in connection with the previous year’s annual meeting; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted. The Nominating and Corporate Governance Committee met twice during 2007.

Compensation Committee and Performance Compensation Subcommittee. The Compensation Committee is composed of Messrs. David E. Schwab II (Chairman), Clive Chajet, Joseph A. Levato and Jack G. Wasserman. The Compensation Committee is charged with discharging the responsibility of the board of directors relating to compensation of Triarc’s directors and executive officers, administering the Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan (the “1997 Plan”), the Deferral Plan for Senior Executive Officers of Triarc Companies, Inc. (the “Deferral Plan”), such other salary, compensation or incentive plans as the Compensation Committee is designated to administer, and related matters. The Compensation Committee met 16 times during 2007.

The Performance Compensation Subcommittee (the “Subcommittee” or the “Performance Committee”) is composed of Messrs. David E. Schwab II (Chairman), Clive Chajet and Jack G. Wasserman. The Subcommittee was established in August 1997 to assume certain functions that were previously the responsibility of the Compensation Committee. The purpose of the Subcommittee is limited to administering Triarc’s compensation plans that are intended to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including the Amended and Restated 1998 Equity Participation Plan (the “1998 Plan”), the

Amended and Restated 2002 Equity Participation Plan, as amended (the “2002 Plan”), the 1999 Executive Bonus Plan (the “1999 Executive Bonus Plan” or the “1999 Plan”), such other salary, compensation or incentive plans as the Subcommittee is designated to administer, and related matters. The Subcommittee met nine times in 2007.

The processes and procedures that are employed in connection with the consideration and determination of the compensation of Triarc’s executives are discussed in the section below entitled, “Corporate Governance Matters Activities of the Compensation Committee.”

Charters for the Audit Committee and the Nominating and Corporate Governance Committee, the joint charter for the Compensation Committee and Performance Committee, as well as the Guidelines and Triarc’s Code of Business Conduct and Ethics (including code of ethics provisions that apply to Triarc’s principal executive, financial and accounting officers) may be found under the Investor Relations section of Triarc’s website at www.triarc.com and are also available in print, free of charge, to any stockholder who requests them.

Special Committee. In May 2005, Triarc announced that it was evaluating a potential corporate restructuring of Triarc. In June 2005, the Board formed a Special Committee to evaluate potential “related party” matters in connection with the potential corporate restructuring. The Special Committee is composed of David E. Schwab II (Chairman), Clive Chajet, Joseph A. Levato and Raymond S. Troubh. The Special Committee met ten times during 2007. See the “Compensation Discussion and Analysis” below for a description of the contractual settlements and other related agreements that were reached with Messrs. Peltz and May in connection with the corporate restructuring of Triarc.

Capital and Investment Committee. In August 2007, in connection with Triarc’s corporate restructuring, the Board formed a Capital and Investment Committee to be responsible for (i) approving the investment of excess funds (i.e., funds not currently required for operations or acquisitions) of Triarc and its direct and indirect subsidiaries and (ii) exercising approval authority for certain transactions (such as capital expenditures, acquisitions, dispositions and borrowings) within amounts specified by the Board. The Capital and Investment Committee is composed of Nelson Peltz (Chairman), Peter W. May and Roland C. Smith. The Capital and Investment Committee did not have any meetings in 2007.

Corporate Social Responsibility Committee. In January 2008, the Board formed a Corporate Social Responsibility Committee with responsibility for reviewing and approving the charitable contributions that are to be made on behalf of Triarc (subject to the review and approval by the Audit Committee of any proposed charitable contribution that would constitute a related party transaction) and recommending to the Board such changes to the maximum amount of charitable contributions that may be made by Triarc in any fiscal year as such committee may deem appropriate. The Corporate Social Responsibility Committee is composed of Nelson Peltz (Chairman), Peter W. May and Joseph A. Levato.

Executive Sessions of the Triarc Board of Directors

The Triarc board of directors holds executive sessions whereby non-management directors meet in regularly scheduled sessions. The chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee rotate presiding over these sessions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Triarc’s directors, executive officers, and persons who own more than 10% of Triarc’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish Triarc with copies of all Forms 3, 4 and 5 they file.

Based solely on Triarc’s review of the copies of such forms it has received, including amendments thereto, or written representations from certain reporting persons regarding Form 5s required for those persons, Triarc believes that all its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to 2007, with four exceptions. During 2007 it was determined that the following were inadvertently filed late: (i) a Form 4 filed on May 23, 2007, reporting the disposition of shares by Roland Smith to Triarc to settle withholding on a tax obligation on restricted shares that vested on April 17, 2007; (ii) a Form 4 filed on May 9, 2007, reporting the exercise of stock options by Mr. Carey on May 4, 2007; (iii) a Form 4 filed on September 5, 2007, reporting the acquisition by Mr. Wasserman of shares of Triarc’s common stock on August 29, 2007; and (iv) a Form 5 filed on February 15, 2008, reporting the gift of shares by Clive Chajet on April 2, 2007.

Corporate Governance Matters Activities of the Triarc Compensation Committee

Scope of Authority of the Compensation Committee

The Compensation Committee of Triarc’s board of directors (which is referred to as the “Compensation Committee”) discharges the responsibility of the board of directors on compensation matters relating to Triarc’s directors and executive officers.

The Compensation Committee has responsibility for reviewing and approving the goals and objectives for compensating Triarc’s Chief Executive Officer (Triarc’s “CEO”) and for evaluating the performance of Triarc’s CEO and determining and approving the compensation level of Triarc’s CEO based on such evaluation. The Compensation Committee reviews and approves the overall compensation policy for Triarc’s other executive officers, including the use of employment agreements, severance plans and arrangements, deferred compensation plans and other executive benefits and perquisites, incentive programs and equity based plans. The Compensation Committee also has the authority to review and approve the “Compensation Discussion and Analysis” (which is referred to as the “CD&A”) prepared by management and to determine whether to recommend to Triarc’s Board that it be included in Triarc’s annual report and proxy statement.

The Compensation Committee has a charter, a current copy of which is available to stockholders at Triarc’s website (www.triarc.com).

The Compensation Committee also reviews and makes recommendations to Triarc’s board of directors with respect to directors’ compensation and perquisites.

The Compensation Committee as a whole consists of four directors (Messrs. Schwab (Chairman), Chajet, Levato and Wasserman), all of whom the Triarc board of directors has determined are “independent” for purposes of the New York Stock Exchange rules.

The Compensation Committee has a Performance Compensation Subcommittee (which is referred to as the “Performance Committee”) that was established in August 1997 to assume certain functions that were previously the responsibility of the Compensation Committee, and whose purpose is to administer those Company compensation plans that are intended to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to as the “Code”). The members of the Performance Committee are Messrs. Schwab (Chairman), Chajet and Wasserman. Apart from matters within the responsibility of the Performance Committee, the Compensation Committee may not delegate its authority to any other persons.

The Compensation Committee and Performance Committee meet as needed. The meetings are chaired by the Chairman, and the Compensation Committee and Performance Committee, often in consultation with management, set their own meeting agendas. The Compensation Committee met 16 times in 2007 and the Performance Committee met nine times in 2007.

Each year, with respect to its administration and implementation of the 1999 Executive Bonus Plan, as discussed further in the CD&A below, the Performance Committee determines those employees that are eligible to receive awards under the plan, evaluates the achievement of the goals and objectives under such plan for the previously completed fiscal year and also establishes the financial goals and objectives for the current year. In addition, the Compensation Committee also has in the past considered recommendations from senior management as to participants for bonuses under the ARG incentive bonus plan and discretionary bonuses for certain other executives who have not been designated as eligible to receive awards under the 1999 Executive Bonus Plan or the ARG incentive bonus plan. This activity takes place in the first quarter of each year.

Throughout the year the Compensation Committee or Performance Committee (as the case may be) also takes under consideration various compensation related proposals from senior management and takes action with respect to its own initiatives and its responsibilities under various compensation and benefit plans. For example, in 2007, in connection with the restructuring of Triarc into a “pure play” restaurant company, the Compensation Committee (along with the Special Committee of the Board) reviewed the existing employment arrangements of Messrs. Peltz and May, Triarc’s former CEO and President, respectively, and the alternatives available to Triarc in light of the advantages to Triarc of consolidating its corporate and headquarters operations with its Arby’s operations in Atlanta. The Compensation Committee and Special Committee met together on several occasions regarding these matters and the Compensation Committee reviewed the payment obligations of Triarc under the then existing employment agreements with Messrs. Peltz and May and the proposed contractual settlement payments in connection with the termination by Triarc of these employment agreements and the resignation of Messrs. Peltz and May as executive officers of Triarc as of June 29, 2007. Subject to and consistent with the overall resolution of these matters by the Special Committee, the Compensation Committee recommended approval of the contractual settlements with Messrs. Peltz and May, and the Special Committee approved the settlements. In the same manner, the Compensation Committee also reviewed Triarc’s payment obligations under the other compensation arrangements with senior officers of Triarc whose employment also was terminating as a result of the restructuring, including the employment agreement with Mr. Brian Schorr, formerly the Executive Vice President and General Counsel of Triarc, and the separation agreement with Mr. Frank McCarron, formerly the Executive Vice President and Chief Financial Officer of Triarc, and approved separation arrangements with these former executives. (See the CD&A below for a description of the arrangements reached with Messrs. Peltz, May, Schorr and McCarron).

The Compensation Committee also makes recommendations to the Board with respect to director compensation, works with senior management to formulate succession plans, and annually reviews and reassesses the adequacy of its charter, proposing changes as necessary to the Board for approval.

In the course of its activities, and where appropriate for purposes under Section 162(m) of the Code, the Performance Committee may act with respect to other particular tasks relating to performance based compensation for Triarc’s executives.

Compensation Consultants and Outside Counsel

To help it fulfill its mission, the Compensation Committee periodically evaluates the competitiveness of Triarc’s executive compensation programs, using information drawn from a variety of sources, including information supplied by consultants and its own experience in recruiting and retaining executives. The Compensation Committee has the authority to retain outside advisors and consultants in connection with its activities, and has the sole authority to approve any such advisors’ and consultants’ fees. Funding for such fees is provided by Triarc at a level determined by the Compensation Committee.

In 2007 the Compensation Committee continued to use the services of independent compensation consultants retained by it (Johnson Associates, Inc.) as needed and continued to retain independent legal counsel. These outside service providers were considered to be independent by the Compensation Committee because the Compensation Committee was solely responsible for their hiring and firing and because in 2007 they performed no other work for Triarc.

In March, 2008, the Compensation Committee engaged Towers Perrin as its independent compensation consultant. Towers Perrin has over the years provided compensation advice with respect to Arby’s and is familiar with both the operations of Arby’s and compensation matters in the restaurant industry. Towers Perrin reports directly to the Compensation Committee and provides assistance to the Compensation Committee in developing Triarc’s executive compensation programs and executive pay levels and generally provides advice to the Compensation Committee on executive compensation matters. Outside of the services performed for the Compensation Committee, Towers Perrin may perform additional consulting services for Triarc, subject to prior notification to, and the approval of, the Chairman of the Compensation Committee in the case of services for senior management or services with respect to Company matters that require any material expenditures (e.g., projects exceeding $50,000).

Role of Executives in Compensation Decisions

Triarc’s executives play a variety of roles in assisting the Compensation Committee on compensation matters. At the commencement of the fiscal year, the CEO and Chief Financial Officer (Triarc’s “CFO”) provide the Performance Committee with proposed performance goals and objectives for that year with respect to the 1999 Executive Bonus Plan and proposed participants eligible to receive performance goal bonus awards under the plan for that year and, following the completion of the year, provide the Performance Committee with proposed bonuses calculated under the plan’s terms. Under the terms of the 1999 Executive Bonus Plan, the Performance Committee may exercise negative discretion and determine to reduce any such proposed bonuses, notwithstanding the fulfillment of any or all of the performance goals. Triarc’s CFO provides the Performance Committee with a certificate attesting to the satisfaction of various financial performance elements under the 1999 Executive Bonus Plan with respect to the recently completed fiscal year and the proposed compensation attributable to such performance. The CEO also recommends participants in the ARG annual incentive bonus plan and the CFO provides the Compensation Committee with data with respect to achievement levels under the ARG bonus plan. Triarc’s senior management also proposes discretionary performance bonuses for other executives who do not participate in the 1999 Executive Bonus Plan or the bonus plans maintained by ARG.

The Compensation Committee may also take under consideration proposed forms of employment, severance or other compensatory arrangements with Triarc’s executives. Upon invitation of the Compensation Committee, certain members of senior management and outside counsel to Triarc attend portions of Compensation Committee and Performance Committee meetings which are not conducted in executive session. In 2007, prior to the corporate restructuring, these members included Triarc’s former President, CFO, General Counsel, and Associate General Counsel. Following the corporate restructuring, the CEO and members of Triarc’s senior management with expertise in compensation, benefit, human resource and legal matters make recommendations to the Compensation Committee relating to compensation matters and present information regarding Triarc’s financial and operating goals and actual performance, legal developments affecting the Compensation Committee’s duties and Triarc’s compensation plans, and information and proposals regarding employee compensation and benefits.

During 2007, in connection with Triarc’s corporate restructuring, Messrs. Peltz and May, the former CEO and President of Triarc, respectively, and their outside counsel, met with the Special Committee and Compensation Committee, and their respective outside counsel, regarding various matters relating to the contractual settlements of the employment agreements with Messrs. Peltz and May.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of four non-management directors (Messrs. Schwab, Chajet, Levato and Wasserman). None of these directors has ever served as an officer or employee of Triarc, except that from 1993 to 1996 Mr. Levato served as an officer of Triarc. As indicated above under the caption “Election of Directors—Nominees For Election,” Messrs. Peltz, May and Garden are principals and founding partners of Trian Partners, and until June 29, 2007, they concurrently served as executive officers and directors of Triarc.

REPORT OF THE TRIARC COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with Triarc’s management, and has recommended to the board of directors that the Compensation Discussion and Analysis be included in Triarc’s annual report on Form 10-K and this joint proxy statement/prospectus.

The Compensation Committee

David E. Schwab II, Chairman Clive Chajet Joseph A. Levato Jack G. Wasserman

TRIARC COMPENSATION DISCUSSION & ANALYSIS

OVERVIEW

The most recently completed fiscal year, 2007, was a year of restructuring for Triarc as it completed its transition into a “pure play” restaurant company, focused on the Arby’s® restaurant system. Consistent with the implementation of this strategy, the Compensation Committee focused on two central objectives: first, administering, reviewing and developing the executive compensation arrangements for the senior executive team in Atlanta responsible for the future operations of Triarc; and second, addressing Triarc’s obligations with respect to executive compensation arrangements for senior executives who would no longer be employed by Triarc as a result of the restructuring to a “pure play” restaurant company. Consequently, this discussion and analysis will first address steps taken with respect to executive compensation matters for those executives with Triarc whose employment continues as executives of both Triarc and ARG, and then address those steps taken with respect to executives of Triarc whose employment terminated as a result of the restructuring.

Objectives of ARG’s Compensation Philosophy

Introduction

Since 2007 marked a transition year for Triarc, the compensation policies and objectives for senior executives comprising both ARG and Company management incorporate provisions from plans and policies historically maintained by Triarc, as well as elements of compensation taking into account the particular circumstances associated with the transition to a “pure play” restaurant company in 2007.

Historically, Triarc’s total compensation package for ARG executive officers has consisted of the following elements: base salary, annual cash incentives, long term equity incentives and broad based retirement and health and welfare plans. Generally, ARG senior management’s base salary compensation is targeted at the 50th percentile of peer group companies, and through the operation of an annual incentive plan, total annual cash compensation and total direct compensation targeted at the 75th percentile. With respect to annual incentive awards, senior ARG management has participated in an ARG level bonus incentive plan with a performance goal based on the achievement of “Adjusted EBITDA,” and in 2007 the CEO participated in the 1999 Executive Bonus Plan with a performance goal tied to “Modified EBITDA” under the plan. Long term equity incentive awards for 2007 and prior years have been awarded under Triarc’s equity plans and for 2007 resulted in total direct compensation at approximately the 50th percentile for the CEO, and at lower levels for the other named executive officers. Consistent with its charter, the Compensation Committee will continue to evaluate compensation levels for future years.

In determining the appropriate compensation for each executive in fiscal 2008 and in future years, including Triarc’s named executive officers, the Compensation Committee, in consultation with its new outside compensation consultant (Towers Perrin), will consider a number of factors:

competitive market practice, relative importance of role, individual performance, compensation history (including pay levels prior to the restructuring), internal pay equity and alignment with shareholders’ interests and the creation of long term shareholder value. To some extent, the Compensation Committee anticipates that fiscal 2008 will serve as a transition year, as executive compensation practices are reviewed in light of their alignment with the above objectives as well as the merger. At the same time, the Compensation Committee anticipates that compensation policies used in the past for former senior management, when Triarc historically functioned both in the manner of an acquisition vehicle/private equity firm involved in the acquisition and growth of undervalued businesses, and as a manager of companies in diverse business sectors, will be superseded in the future by policies that are consistent with Triarc operating solely in the restaurant industry.

ARG Elements of Compensation

Throughout 2007, for its ARG executives, Triarc’s overall compensation programs (which is referred to as the “Executive Compensation Program”) were designed to achieve Triarc’s business objectives, with particular emphasis on attracting and retaining top quality talent in a highly competitive market and rewarding Triarc’s senior executives for achieving operational and other performance targets. As a historical matter, Triarc provided its ARG executive officers with a total compensation package that—at expected levels of performance and consistent with an executive’s area of responsibility—was generally intended to be competitive with compensation opportunities that might otherwise be available to executives of similar experience and standing in the competitive market.

Triarc has established three primary components of executive compensation to satisfy its compensation objectives: base salary; annual performance-based bonus awards, including cash bonuses under the 1999 Executive Bonus Plan, and a separate ARG bonus plan; and long-term equity compensation under Triarc’s equity plans. ARG has historically targeted pay against the quick serve restaurant and broader chain restaurant industry using disclosed pay practices of 20 publicly-traded companies (“Proxy Peer Group”) and the Chain Restaurant Compensation Association (“CRCA”) executive compensation surveys. The CRCA survey includes pay data on 101 restaurant companies managing 185 concepts. The data from the Proxy Peer Group and the CRCA survey was supplemented by broader retail and general industry market pay data from Towers Perrin surveys where restaurant industry data were not available or were insufficient. The Proxy Peer Group is listed below. This peer group was established by Triarc pre-restructuring, and during 2008 the Compensation Committee anticipates reviewing the appropriate peer group with its compensation consultant. Triarc’s policies with respect to these components are discussed below.

Proxy Peer Group

AFC Enterprises Inc.	CKE Restaurants Inc.	PF Chang’s China Bistro Inc.
Brinker International Inc.	Darden Restaurants Inc.	Ruby Tuesday Inc.
Burger King Holdings Inc.	Denny’s Corp.	Sonic Corp.
CBRL Group Inc.	Bob Evans Farms Inc.	Starbucks Corp.
CEC Entertainment Inc.	IHOP Corp.	Wendy’s International, Inc.
The Cheesecake Factory Inc.	Jack In The Box Inc.	Yum! Brands Inc.
Chipotle Mexican Grill Inc.	McDonald’s Corp.

Base Salary

Triarc’s base salary program is intended to provide base salary levels that are not subject to performance related risk and that are competitive, in the judgment of management, to the external market for executive talent and reflect an executive’s ongoing performance. Generally, base salaries are benchmarked on average at the 50th percentile of the Proxy Peer Group. Base salaries for Triarc’s executives, including the named executive officers, for fiscal 2007 were established by Triarc prior to the restructuring and during fiscal 2008, base salaries for the senior management team generally remained constant, though in some cases certain minor upward adjustments have been made.

Annual Bonus Awards

Triarc maintains two plans for bonus awards to its senior executives. Annual incentive cash bonuses under the stockholder approved 1999 Executive Bonus Plan are designed to reward and motivate those senior executives designated by the Performance Committee to be participants over a one-year time frame based on the achievement of financial and business objectives that increase the value and prospects of Triarc. For fiscal year 2008, all of the currently-serving named executive officers participate in the 1999 Executive Bonus Plan. Alternatively, for those senior executives not participating in the 1999 Executive Bonus Plan, Triarc has historically maintained an ARG annual cash bonus plan and has benchmarked cash bonus compensation at the 75th percentile of peer companies. As indicated above, following the restructuring the Compensation Committee will continue to evaluate these past compensation levels and make any adjustments determined to be warranted under the circumstances.

1999 Executive Bonus Plan

Overview

Under one part of the 1999 Executive Bonus Plan (“Part II”), eligible executives are designated each year by the Performance Committee to receive an annual Performance Goal Bonus Award that is tied to the achievement of various “Performance Goals” (i.e., objective quantifiable measures for Triarc or its operating units). (No ARG executives were eligible for payments under another part of the 1999 Executive Bonus Plan (“Part I”) in fiscal 2007, which by its express terms only applied to two executives, the former CEO and the former President, and it is not anticipated that in future years any senior executives of Triarc will be designated as participants under Part I of the plan).

Under the terms of the 1999 Executive Bonus Plan, individual performance and individual contributions are not recognized as separate compensable elements, and participants are eligible for bonus compensation based only on Company results. Each year, the Performance Committee is responsible for establishing the Performance Goals in a timely manner and may exercise negative discretion with respect to the payment of all or a portion of any Performance Goal Bonus Award even if all Performance Goals have been achieved. No such negative discretion was exercised with respect to the bonus payable to Mr. Smith for fiscal 2007, but during the two preceding fiscal years (2006 and 2005) the Performance Committee has exercised negative discretion with respect to bonuses payable to certain named executive officers eligible for such bonuses under Part II of the plan. For fiscal 2006, the Performance Committee exercised its negative discretion to reduce aggregate bonuses for six eligible executives participating in Part II by $13,448,125; factors that played a role in the exercise of such negative discretion included amounts payable to two of the named executive officers under Part I of the plan for fiscal 2006, time spent by certain of the executives on matters relating to Trian Fund Management, L.P. and not directly involving the operations of the Company, the overall cash compensation payable to the executive officers covered by Part II for fiscal 2006. For fiscal 2005, the Performance Committee exercised it negative discretion to reduce aggregate bonuses for three eligible executives participating in Part II by $850,000; factors that played a role in the exercise of such negative discretion included amounts payable to two named executive officers under Part I of the plan for fiscal 2005 and the overall cash compensation payable to the executives covered by Part II for fiscal 2005.

Under the terms of the 1999 Executive Bonus Plan no payment under Part II of the 2002 Plan to any participant can exceed $5 million. Performance Goal Bonus Awards may result in payment if actual results satisfy or exceed designated performance “goals.” The size of the payment is expressed as a percentage of the participants’ base salary as determined by the Performance Committee, with payments keyed to various percentages of base salary, depending on the level of achievement. In cases where the Performance Committee has denominated multiple performance goals, achievement of multiple goals could result in an incentive bonus payment in excess of 100% of an executive’s base salary, subject to reduction by the Performance Committee.

At the time that the Performance Goals are established for any fiscal year the compensation that would be payable if the goals were to be achieved is intended to be “qualified performance based compensation” under Section 162(m) of the Code, in that the goals that are selected are substantially uncertain of being achieved at the time they are established and there can be no guarantee that all or any one of the performance goals will be satisfied based on actual fiscal year results.

With respect to Part II payments under the 1999 Executive Bonus Plan, Triarc has in the past met minimum or target levels for certain performance goals. Fiscal 2007 was the first year in which the plan included the “Modified EBITDA” performance goal, which was applied to ARG operating unit results, and as discussed below, based on fiscal Year 2007 results the level of achievement for the ARG operating unit exceeded the minimum threshold for performance.

In connection with the administration of the 1999 Executive Bonus Plan, Triarc’s CFO provides the Performance Committee with a certificate regarding the computation of the various components of the Part II bonus awards and Triarc’s outside accountants confirm the amount of the bonus awards to the underlying financial statement detail.

Fiscal 2007 Awards

Performance Goals for 2007 included a “Modified EBITDA” goal for the ARG operating unit. In March 2007, the Performance Committee approved an amendment to the 1999 Executive Bonus Plan (as well as Triarc’s 2002 Equity Participation Plan), which was approved by stockholders at the 2007 annual meeting, to provide for this additional performance goal based on the achievement of “Modified EBITDA” for Triarc as a whole or the operating units of Triarc. Under the amendment, “Modified EBITDA” is defined as consolidated net earnings before interest, tax, depreciation and amortization expenses, excluding interest income and other income not included in operating profit under generally accepted accounting principles, and further adjusted to exclude (i) the impact of financing costs associated with capital leases (as opposed to operating leases) entered into in connection with new stores opened under Arby’s annual operating plan, (ii) acquisitions and dispositions, (iii) all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, as determined in accordance with the 1999 Executive Bonus
Plan; and (iv) all items of expense related to equity based compensation determined in accordance with the standards established by Statement of Financial Accounting Standards No. 123 (R), and any amendment, modification or successor thereto. The selection of a modified EBITDA performance goal for Arby’s was intended to encourage senior management to focus on profitability and operational efficiencies in connection with the consolidation of Arby’s existing company owned stores with those acquired from RTM in 2005, as well as to provide added incentive to Arby’s management to manage the ongoing expansion of Arby’s stores in a profitable manner.

For fiscal 2007, Mr. Roland Smith was the only senior executive at ARG who was a participant under the 1999 Executive Bonus Plan. His performance award was conditioned on the achievement of a “Modified EBITDA” goal relating to the ARG operating unit of $192.5 million, with a minimum achievement level of 89% resulting in a payout of 25% of base salary, a target level achievement of 100% resulting in a payout of 100% of base salary and a maximum achievement level of 130% or more resulting in a maximum payout of 175% of his base salary. As provided for under the 1999 Executive Bonus Plan because actual results for the ARG operating unit fell between the minimum and target achievement levels, the relevant payout percentage was interpolated to 54% of base salary. Based on fiscal 2007 results the “Modified EBITDA” goal for the ARG operating unit was achieved at a 90.5% level of $174.2 million, resulting in a payout to Mr. Smith of 54% of his base salary ($540,000), which was approved by the Performance Committee.

Fiscal 2008 Awards

In February 2008, the Performance Committee designated six ARG executives (Messrs. Smith, Garrett, Hare and Okeson and Mesdames Barton and Barre) as participants for the 2008 plan year under the 1999 Executive Bonus Plan and, in March 2008, set the performance goal bonus targets for the 2008 plan year for each participant. In conjunction with its independent compensation consultant, and consistent with its efforts to develop performance goals under the bonus plan tailored to the business operations of ARG, the Performance Committee established three performance metrics for determining bonus payments under the 1999 Executive Bonus Plan: (i) Modified EBITDA for Triarc as a whole, which applies to the entire Company and takes into account Company wide expenses not associated with the prior year’s Modified EBITDA target for the ARG operating unit; (ii) Earnings Per Share (“EPS”); and (iii) Stock Price Appreciation on Triarc’s Class B common shares (“SPA”).

Under the terms of the 1999 Executive Bonus Plan, the Performance Committee also has the authority to adjust or modify the calculation of performance goals to take into account unusual corporate transactions or other unusual or nonrecurring events affecting Triarc. In light of the possible accounting impact in fiscal 2008 resulting from the disposition by Triarc of its interest in Deerfield and fees and expenses incurred in connection with ongoing strategic and financing matters initiated in prior years, the Performance Committee determined that the impact of such matters should be excluded from the determination of the achievement of performance goals for 2008. The intent of this adjustment is to ensure the management team’s compensation is tied to Triarc’s operations and results rather than to other events outside of their direct control.

As adopted by the Performance Committee, each executive is assigned to a category providing for a target payout as a percentage of base salary: 100% for the CEO, 90% for the COO and 75% for the other participants. Threshold, target and maximum achievement of each of the three designated performance goals is correlated with a percentage of executive’s target payout percentage. In the case of the Modified EBITDA and EPS goals, the levels of achievement include threshold at 85% of target (resulting in a 25% payout), target (resulting in a 50% payout) and maximum achievement at 130% of target (resulting in a 100% payout). In the case of SPA, threshold achievement is 10% appreciation (resulting in a 25% payout), target (resulting in a 50% payout) and maximum achievement (resulting in a 100% payout).

Based on the target payout percentages designated for the participants, assuming target performance for all three metrics, the CEO would qualify for a bonus payment of 150% of his base salary ($1.5 million), the COO would qualify for a bonus payment of 135% of his base salary ($1.013 million), and the other participants would qualify for bonus payments of 112.5% of their base salaries (ranging from $377,000 to $731,000). Assuming maximum performance for all three metrics, the CEO would qualify for a bonus payment of 300% of his base salary, the COO would qualify for a bonus payment of 270% of his base salary, and the other participants would qualify for bonus payments of 225% of their base salaries. If actual performance falls between designated achievement levels the relevant payout percentage is interpolated. While all such bonus payments could be subject to negative discretion (and reduction) by the Performance Committee, the performance goal awards for fiscal 2008 have been designed so that, assuming target level achievement for all three metrics, the participant’s total cash compensation (base salary and bonus) would be consistent with the 75th percentile of peer company practices.

The Performance Committee utilized the services of the Compensation Committee’s independent compensation consultant in establishing the three performance metrics for determining bonus payments under Part II of the Executive Bonus Plan. In particular, the independent compensation consultant provided information on the Company’s peer group regarding commonly used performance metrics for senior executive compensation, analyzed the impact of the achievement of the performance metrics at threshold, target and maximum performance on the projected total cash compensation and total direct compensation for the eligible executives, and provided the Performance Committee with materials setting forth their analysis.

ARG 2007 Bonus Incentive Plan

During fiscal 2007, certain of the named executive officers (Messrs. Hare, Garrett and Okeson, and Ms. Barton) were participants in the Arby’s Restaurant Group, Inc. 2007 Bonus Incentive Plan. Under this plan, these executives were assigned a target percentage of 75% of their annual base salary (except for Mr. Garrett, who was assigned a target percentage of 90%), and could qualify for a multiple of that amount depending on the achievement of “Adjusted EBITDA” (i.e., 25% of the target percentage at minimum performance (89% achievement), 100% of the target percentage at target performance and 175% of the target percentage at maximum performance (120% or more achievement)). “Adjusted EBITDA” is defined in the plan as earnings for the fiscal year before interest, taxes, depreciation and amortization, as adjusted to exclude the impact of (i) rent expense variances attributable to changes in financing strategy, (ii) acquisitions and dispositions, and (iii) specific non-recurring and unusual items to the extent approved by the Compensation Committee. In addition, participating employees may have their bonus adjusted up or down a maximum of 20% based on their individual performance, which in the case of senior management is based on a recommendation from the CEO and final approval by the Compensation Committee. For fiscal 2007, “Adjusted EBITDA” was set at $192.5 million.

With respect to fiscal year 2007 results, the “Adjusted EBITDA” goal was achieved at a 90.5% level resulting in a 54% payout of designated target bonuses. For Messrs. Garrett, Hare and Okeson, and Ms. Barton, their bonus payments under the ARG bonus plan were $364,500, $208,575, $187,718 and $263,250, respectively. (As discussed below, some executives also received discretionary bonuses for fiscal 2007.)

Fiscal 2007 Discretionary Bonuses

In light of the corporate restructuring that took place in fiscal 2007, and in recognition of the special demands placed on ARG senior management in connection with acquisition and financing activities, the Compensation Committee approved certain one time discretionary bonuses. In the view of the Compensation Committee the combined and incrementally significant performance demands associated with the ongoing possible acquisition of a leading restaurant chain by Triarc, the sale by Triarc of Deerfield to DFR, and the review and consideration by ARG of various financing opportunities, which were exacerbated by the significant disruptions in the financial markets in the latter part of 2007, warranted consideration of such an additional bonus. In the case of Messrs. Smith, Hare and Okeson, they received an additional $460,000, $177,675 and $159,908 respectively, which brought Mr. Smith to his 100% targeted bonus payout, and Messrs. Hare and Okeson to their 75% targeted bonus payouts. In the case of Mr. Garrett, he received an additional $141,750, which brought him to 75% of his projected 90% targeted bonus payout. The Compensation Committee views these as non-recurring bonus payments that were warranted by the overall facts and circumstances surrounding the restructuring and related events for fiscal 2007. Based on compensation data provided by the Committee’s compensation consultant, total cash compensation paid to these executives as a group for 2007, including the discretionary 2007 bonus, generally approximated the 75th percentile for peer companies.

Long-term Incentive Compensation

The Compensation Committee uses long-term incentive compensation to deliver competitive compensation, retain executive talent and encourage a focus on long term growth and stock appreciation. These compensation objectives are also impacted by the nature of the business operations conducted by Triarc and the executive pool from which it recruits, and as a result of the restructuring that occurred in fiscal 2007, the Compensation Committee, assisted by its compensation consultant, is reviewing the long term incentive component of compensation for ARG executives. As a result, historical practices with respect to option and restricted stock grants to senior management of Triarc may not be indicative of future grants to members of the ARG senior executive team. The Compensation Committee currently anticipates, to the extent it decides to provide for equity grants in 2008, that they will be made following the 2008 annual meeting.

As indicated below in connection with Proposal 7 (Approval of an Amendment to Triarc’s Amended and Restated 2002 Plan), there is a limited amount of equity currently available for issuance to senior management and other employees under the 2002 Plan. The Performance Committee supports Proposal 7 in recognition of the value of that equity awards play in attracting, retaining and motivating senior management and other employees, and aligning management with the creation of shareholder value. At the same time, even assuming that Proposal 7 is approved by Triarc’s stockholders, the Performance Committee intends to continue to monitor annual grants (and the corresponding “burn rate” associated with grants as a percentage of shares outstanding) to ensure that equity awards are not excessive.

What follows is a description of the existing equity plans and developments under those plans with respect to Triarc’s senior executive officers.

2002 Plan

Triarc provides officers and key employees of Triarc and its principal business units with equity-based incentives linked to longer-term business unit and corporate performance through the 2002 Plan, which provides for the grant of options to purchase shares of Company stock and the award of restricted stock, restricted stock units and/or stock appreciation rights of Triarc. The Compensation Committee believes equity ownership among executives aligns management’s interests with those of stockholders and provides long-term incentives for Triarc’s officers. As part of its post-restructuring review of compensation practices with Towers Perrin, the Committee will be reviewing share ownership guidelines.

As to the timing of equity grants generally, newly hired executives are granted options or equity effective as of the later of their first date of employment and the date of approval of the annual grant by the Compensation Committee. In past years, with respect to Company senior executives, when there have been annual grants, they have generally been made either near the end of the fourth quarter or during the first quarter of the fiscal year. In the case of ARG executives, in past years option grants were made in the first or second quarter, but for fiscal 2008 and subsequent years, the Compensation Committee has not yet determined when and to what extent it will provide for annual equity grants.

In fiscal 2007, the Compensation Committee (and the Performance Committee in the case of performance based awards relating to Mr. Smith) authorized the grant of options and restricted shares to Mr. Smith, pursuant to the terms of his employment agreement, and to Messrs Garrett, Hare and Okeson, and Ms. Barton (in the amounts reflected in “Grants of Plan-Based Awards” below). In the case of Mr. Smith, the value of the awards were slightly above median peer company practices. In the case of the other executives, the value of their equity awards ranged from the 4th to 42nd percentile. There has not been any determination made with respect to such grants to named executive officers in connection with 2008 performance, and the size of any future equity and/or option grants cannot now be determined.

In fiscal 2007, the Compensation Committee and the Performance Committee approved the terms of an amendment to an employment agreement with ARG’s CEO, Mr. Smith, extending the performance vesting target date of Mr. Smith’s outstanding restricted shares from January 31, 2007 to March 25, 2007. In 2006, ARG had entered into an employment agreement with Mr. Smith, in which Mr. Smith was to receive a grant of 100,000 restricted shares of Triarc Class B common stock, Series 1 (“Class B common stock”), 50% of which were to have performance vesting targets and 50% of which were to have time vesting targets. The employment agreement provides that such vesting targets were to be agreed upon by ARG’s board of directors and Mr. Smith within 90 days following execution of the employment agreement. The employment agreement further provided that if the vesting targets were not set by that date, then Mr. Smith would instead receive options to acquire shares of Class B common stock having a Black-Scholes value equal to the market price of such number of restricted shares as of the commencement date of Mr. Smith’s employment. Mr. Smith previously agreed to extend the date for setting such vesting targets first to August 31, 2006 and then to September 30, 2006, November 13, 2006 and January 31, 2007. The Compensation

Committee and the Performance Committee approved the agreement between ARG and Mr. Smith to further extend the date for setting such targets to March 25, 2007.

In March 2007, on the recommendation of the then senior management of Triarc, the Performance Committee approved the terms of an amendment to Mr. Smith’s employment agreement relating to an award of 100,000 shares of restricted stock. Under the terms of the original grant contemplated by the employment agreement, there would be a 50/50 allocation between time vesting and performance vesting shares. Given the circumstances surrounding the operations of Triarc in 2007, management recommended that the proposed award be reallocated so that 66,667 (as opposed to 50,000) restricted shares would vest over a three year period, from April 2007 to April 2009 and 33,333 restricted shares, in two tranches of 16,666 (“Performance A Shares”) and 16,667 shares (“Performance B Shares”), would vest based on the attainment of specified levels of “Modified EBITDA” (on an individual year basis, and with a cumulative catch-up feature based on the attainment of cumulative “Modified EBITDA” for the 2007 and 2008 fiscal years), which was set at $192.5 million for fiscal year 2007. In March 2008, the Performance Committee determined that based on actual fiscal 2007 EBITDA, 50% of the Performance A shares had vested. At that time the Performance Committee also revised the Modified EBITDA target with respect to vesting of the Performance B Shares and eliminated the “catch-up” vesting feature.

Severance and Change in Control Benefits

Senior members of the ARG management team have existing provisions in their respective employment agreements that provide for certain severance payments upon a termination by Triarc without cause, termination by the executive as a result of a “triggering event” and, in the case of Mr. Smith, a termination by him within a designated period following a change of control.

Under these agreements, generally upon a termination of employment for any reason, including for cause by Triarc or as a result of the executive’s death or disability, or a resignation by an officer without good reason, the officer will be entitled to receive base salary through his termination date, accrued vacation pay, any deferred compensation payable in accordance with the applicable plans, reimbursement of expenses incurred but not paid and any other benefits that the officer is eligible to receive under any of Triarc’s plans or programs (collectively, these benefits are referred to as the “accrued obligations”). In the case of a termination due to the executive’s disability, unvested stock options and restricted stock become vested based on the following formula: in the case of Mr. Smith, he is credited with service, for vesting purposes for his options, for the remainder of the initial term or two years (whichever is later) and he is automatically vested in 50% of his remaining unvested restricted shares; in the case of the other executives, they automatically vest in that number of options that would have been vested through the earlier of the third anniversary of their employment or expiration of their severance payment period.

Severance payments under these executive agreements arises if the executive is terminated by Triarc without cause or if the executive terminates employment as the result of a “triggering event.” For all named executive officers, a “triggering event” includes material reductions in responsibilities or a change in reporting lines, a reduction in base salary or target bonus opportunity, or relocation of their work situs outside of the Atlanta metropolitan area. In the case of Mr. Smith, the definition of “triggering event” includes the following additional features: non-renewal of his employment agreement after a change of control and his notice of termination during a thirty (30) day period commencing 270 days following a change of control (which termination would be effective no earlier than 90 days after such termination notice and no later than the earlier of 120 days after such termination notice or the last day of the employment term). Mr. Smith’s employment agreement also provides that upon the occurrence of a change of control, all his unvested stock options and restricted shares will vest and that he will be paid a “gross-up payment” to reimburse him (on a fully grossed-up basis) for any excise taxes he may incur as a result of any “excess parachute payments” received in connection with a change of control.

For purposes of Mr. Smith’s employment agreement, “change of control” includes the acquisition by any person of 50% or more of the combined voting power of Triarc (or its Arby’s subsidiary), a majority of the board of directors of Triarc (or its Arby’s subsidiary not being nominated by the Board of Triarc (or its Arby’s subsidiary) or a majority of the board of directors of Triarc (or its Arby’s subsidiary) not consisting of Messrs Peltz, May or individual’s nominated or recommended by them. (The definition of change of control excludes certain transactions in which Messrs. Peltz, May or their affiliates continue to control or influence the management or policies of Arby’s or any merger or sale of Triarc to entities controlled by Messrs. Peltz, May or their affiliates).

Triarc’s severance payment obligations generally include the payment of either a lump sum (in the case of Mr. Smith) or payment in monthly installments in the case of the other executives (subject to offset for outside earnings after the first year of payments) of a multiple of base salary and pro rata bonus (and in some cases a guaranteed bonus), and continued payment by Triarc of its share of health and medical insurance coverage for eighteen (18) months following the executive’s termination of employment (in the case of Mr. Smith) or, for the other executives, the greater of eighteen (18) months following the executive’s termination of employment and the period during which the executive receives severance payments (but not to exceed two years from such termination). With respect to vesting of stock options and restricted stock, Mr. Smith would qualify for additional vesting through the greater of April 2009 or two years from the date of termination; the other executives would qualify for additional vesting through the end of the severance payment period. Severance payments are conditioned on the executive’s execution and delivery of a general release in favor of Triarc.

As to the quantitative nature of these payments, assuming that the triggering event took place on the last business day of Triarc’s 2007 fiscal year (and that the price per share of Triarc’s stock was the closing price on that date), Triarc estimates (based on the additional assumptions discussed below) that Messrs. Smith, Hare, Garrett, and Okeson and Ms. Barton would be entitled to receive the following payments and benefits from Triarc:

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Smith—“Termination By Triarc Without Cause or By Executive Due to A Triggering Event Other Than a Change of Control”—(i) a lump sum payment of 1.5 times base salary, equal to $1,500,000; (ii) a pro rata target bonus for the year of termination payable at the time the bonus would otherwise be payable, of $1,000,000; (iii) continued health and welfare coverage, with Mr. Smith bearing the same percentage allocation of costs, valued at approximately $18,000; (iv) accelerated vesting of all unvested stock options (valued at zero); and (v) accelerated vesting of 50% of his unvested restricted stock, valued at approximately $303,335.

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Smith—“Triggering Event As a Change of Control”—(i) a lump sum payment of 1.5 times base salary, equal to $1,500,000; (ii) a pro rata target bonus for the year of termination payable at the time the bonus would otherwise be payable, of $1,000,000; (iii) continued health and welfare coverage, with Mr. Smith bearing the same percentage allocation of costs, valued at approximately $18,000; and (iv) accelerated vesting of all unvested stock options (valued at zero) and restricted stock, valued at approximately $606,670.

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Hare—(i) semi-monthly installment payments of annual base salary for a period of twelve (12) months equal to $515,000; (ii) semi-monthly installment payments of annual base salary for an additional period of twelve (12) months beginning on the one (1) year anniversary of the date of termination of employment, equal to $515,000 (assuming no offsetting compensation during this period); (iii) a lump sum payment of $386,250 equal to annual target incentive for 2007; (iv) continued health and welfare coverage with Mr. Hare bearing the same percentage allocation of costs, valued at approximately $18,000; (v) accelerated vesting of all unvested stock options (valued at zero); and (vi) accelerated vesting of all unvested restricted stock, valued at $109,200.

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Garrett—(i) semi-monthly installment payments of annual base salary and guaranteed bonus for a period of twelve (12) months equal to $1,000,000; (ii) semi-monthly installment payments of annual base salary and guaranteed bonus for an additional period of twelve (12) months beginning on the one (1) year anniversary of the date of termination of employment equal to $1,000,000 (assuming no offsetting compensation during this period); (iii) a lump sum payment of $250,000, equal to the guaranteed bonus; (iv) continued health and welfare coverage, with Mr. Garrett bearing the same percentage allocation of costs, valued at approximately $18,000;

(v) accelerated vesting of unvested stock options (valued at zero); and (vi) accelerated vesting of all unvested restricted stock, valued at $136,500.

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Okeson—(i) semi-monthly installment payments of annual base salary for a period of twelve (12) months equal to $463,500; (ii) semi-monthly installment payments of annual base salary for an additional period of twelve (12) months beginning on the first anniversary of the date of termination of employment equal to $463,500 (assuming no offsetting compensation during this period); (iii) a lump sum payment of $347,625 equal to the annual target incentive for 2007; (iv) continued health and welfare coverage, with Mr. Okeson bearing the same percentage allocation of costs, valued at approximately $18,000; (v) accelerated vesting of all unvested stock options (valued at zero); and (vi) accelerated vesting of all unvested restricted stock, valued at $91,000.

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Barton—(i) semi-monthly installment payments of annual base salary and guaranteed bonus for a period of twelve (12) months equal to $800,000; (ii) semi-monthly installment payments of annual base salary and guaranteed bonus for an additional period of twelve (12) months beginning on the first anniversary of the date of termination of employment equal to $800,000 (assuming no offsetting compensation during this period); (iii) a lump sum payment of $150,000, equal to the guaranteed bonus; (iv) continued health and welfare coverage, with Ms. Barton bearing the same percentage allocation of costs, valued at approximately $18,000; (v) accelerated vesting of all unvested stock options (valued at zero); and (vi) accelerated vesting of all unvested restricted stock, valued at $45,500.

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Assumptions: stock price of Triarc Class B common stock at $9.10/share as of 12/30/07; no compensation offset for executives whose second year severance payments would otherwise be subject to reduction for outside earnings; immediate exercise of all options that vest as of 12/30/07 termination date; unvested options of Messrs. Smith, Hare, Garrett and Okeson and Ms. Barton that are subject to accelerated vesting as of 12/30/2007 are valued at zero as none of the unvested options has an exercise price less than $9.10/share; health and welfare coverage continuing for eighteen (18) months; and no six month delay in payment to any “specified employee” that would otherwise be required under Code Section 409A.

Other Benefits and Perquisites

Consistent with Triarc’s Executive Compensation Program, and to enable Triarc to attract and retain superior executives for key positions, Triarc’s executives are provided with certain benefits and perquisites. For example, Triarc’s executive officers are entitled to participate in the various benefits made available to Triarc’s employees, such as Triarc’s 401(k) plan (although “highly compensated employees” (for IRS purposes) had not been eligible to participate in the 401(k) plan during 2007, effective January 1, 2008 they will be eligible to participate in a “safe harbor” plan adopted by ARG), group health plans, vacation and sick leave, life insurance and short-term and long-term disability benefits, and all of the officers are covered by directors and officers liability insurance and indemnification agreements. Senior executive officers (as well as certain employees at various levels) are also provided with cellular phones, PDAs, and laptops that are intended primarily for business use.

Other Material Considerations

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1.0 million limit on the deduction that Triarc may claim in any tax year with respect to compensation paid to each of the named executive officers. Accordingly, the Performance Committee monitors which executive officers may qualify as named executive officers in order to maximize the amount of that compensation paid to these officers that will be deductible under Section 162(m).

Certain types of performance-based compensation are exempted from the $1.0 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section

162(m) (such as the provisions of the 1999 Executive Bonus Plan). The Performance Committee seeks to structure performance-based and equity compensation for the named executive officers in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation. At the same time, there may be circumstances in which the Compensation Committee and/or Performance Committee determines, in the exercise of its independent judgment that it is in the best interests of Triarc to provide for compensation that may not be deductible.

Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to Triarc’s employees because Section 409A requires that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. Triarc has undertaken the necessary steps to ensure that its existing deferred compensation plans are operated in accordance with Section 409A.

Compensation Elements of Restructuring

Contractual Settlements with Nelson Peltz and Peter May

In April 2007, as Triarc considered restructuring alternatives related to the sale by Triarc of its interest in Deerfield, the Compensation Committee and Special Committee undertook a further review of the options available to Triarc regarding the employment arrangements with Messrs. Peltz and May and the advantages to Triarc of ultimately consolidating its corporate and headquarters operations with its Arby’s operations in Atlanta. The Compensation Committee and Special Committee met together on several occasions regarding these matters and the Compensation Committee reviewed the payment obligations of Triarc under the then existing employment agreements with Messrs. Peltz and May and the proposed contract settlement payments in connection with the termination by Triarc of these employment agreements and the resignations of Messrs. Peltz and May as executive officers of Triarc as of June 29, 2007. Their employment agreements would otherwise have expired on April 30, 2012 (had they not otherwise been extended). Triarc decided to enter into contractual settlements with Messrs. Peltz and May due to the desirability of ultimately consolidating Triarc’s corporate operations and headquarters in Atlanta with its Arby’s operations and relying upon the skills and experience of the senior executive team of Atlanta-based Arby’s. After June, 29, 2007, Messrs. Peltz and May continued as directors of Triarc, with Mr. Peltz serving as non-executive Chairman and Mr. May serving as non-executive Vice Chairman.

The steps taken by Triarc in connection with the contractual settlements with Messrs. Peltz and May included the following:

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A joint review by the Special Committee and Compensation Committee (with the assistance of the independent compensation consultant to the Compensation Committee and outside counsel to each of the Special Committee and Compensation Committee) of (i) the compensation and other expenses that would be incurred in connection with continued operations of the New York City headquarters through the end of the then current term of the Peltz and May agreements (April, 2012, assuming no further extension) and (ii) the rights and obligations of Triarc and the executives under their existing employment agreements for the remainder of the then current term. Specifically, an independent compensation consultant (Johnson Associates, Inc.) projected that the contractual settlement of the obligations of Triarc under these employment agreements, in conjunction with the consolidation of Triarc’s corporate and headquarters operations with its Arby’s operations in Atlanta, would result in significant annual corporate savings and concluded that the contractual settlement represented a reasonable alternative, based on the economics, that was fair to Triarc.

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Subject to and consistent with the overall resolution of these matters by the Special Committee, and following its review of the payment obligations of Triarc under the existing employment agreements and the proposed contract settlement payments, the Compensation Committee recommended approval of the contractual settlements with Messrs. Peltz and May, and the Special Committee approved the settlements. The contractual settlements provided for the termination of their employment agreements and their resignations as executive officers as of June 29, 2007, in return for payments of $50,213,753 and $25,106,877 to Messrs. Peltz and May, respectively, subject to applicable taxes and withholding. These payments were 25% less than the cash payments estimated to be owed to each of these executives under their employment agreements if their employment had been terminated as of June 29, 2007 by Triarc. Triarc agreed to fund these payment obligations, net of withholding taxes, in separate rabbi trusts for the benefit of Messrs. Peltz and May and the payment of amounts in the trusts (which reflected a reduction in value from the initial funding as a result of investment performance of the trust assets) was made to the executives after six months following their June 29, 2007 separation of employment from Triarc. At the time of the termination of their employment, and in connection with their contractual settlements, their outstanding unvested restricted stock in Triarc and their unvested Class B Units of Triarc Deerfield Holdings, LLC (“TDH”) and Jurl Holdings, LLC (“Jurlique”) vested in full.

In December 2007, the Special Committee approved the terms of an amendment to the separation agreements with Messrs. Peltz and May. Under the terms of the separation agreements entered into earlier that year, the full amounts that Triarc otherwise would have been required to deposit into rabbi trusts for Messrs. Peltz and May in June 2007 were reduced by amounts equal to the aggregate estimated withholding tax payments due at the time the funds were to be released to Messrs. Peltz and May in late December 2007. This accommodation provided Triarc with additional operating liquidity during the six month period between the date that Messrs. Peltz and May ceased serving as executive officers and the date that the funds were released from the rabbi trusts, but reduced the amount of funds that otherwise would have been in the rabbi trusts and invested for the benefit of Messrs. Peltz and May. The amendments provided for the payment to Messrs. Peltz and May of $1,096,752.06 and $548,376.03, respectively, which was intended to represent an interest component on the amounts that would have been included in the rabbi trusts but for the funding accommodation.

Restructuring Initiatives—Other Senior Executives

Francis T. McCarron

During 2007, and in connection with the restructuring initiatives, the Compensation Committee and Mr. McCarron addressed certain matters relating to his existing separation agreement and entered into a new consulting agreement under which Mr. McCarron continued to provide services to Triarc through March 31, 2008.

Mr. McCarron resigned as an executive of Triarc immediately prior to end of fiscal year 2007 and terminated his services with Triarc effective January 1, 2008. Under the terms of Mr. McCarron’s separation agreement dated April 28, 2006, Triarc will make severance and bonus payments to him in the aggregate amount of $7,976,000 in cash, plus interest, less applicable withholding taxes. Those payments will commence six months after the expiration of a three-month consulting agreement entered into between Mr. McCarron and Triarc, effective January 2, 2008, with such payments continuing through December 31, 2008. Consulting services provided by Mr. McCarron commencing January 1, 2008 and continuing through to March 31, 2008 included a range of financial and accounting matters with respect to which he had responsibility while CFO, with monthly consulting payments of $200,000. Under his separation agreement he is also entitled to the continuation of certain health and welfare benefits (as in effect at the time of his separation), and to related tax gross-up payments in connection with such benefits for a two year period. At the time of his termination of employment, all unvested equity awards previously granted to Mr. McCarron by Triarc and its subsidiaries vested immediately upon the termination of his employment, and all stock options or other stock-based awards previously granted to him will remain exercisable for specified periods of up to two years following the termination of his consulting agreement, in each case subject to compliance with his post-termination obligations under the severance agreement. Triarc’s payment obligations to Mr. McCarron are subject to reduction by 12.5% and 6.25% (and Mr. McCarron has a corresponding repayment obligation to the extent that amounts may have been previously paid to him) if he accepts fulltime employment in 2008 or 2009, respectively, with Trian Partners.

Brian L. Schorr

In fiscal 2007, in connection with the restructuring initiative, the Compensation Committee and Mr. Schorr addressed certain matters arising under the pre-existing employment agreement with Mr. Schorr, whose employment as Triarc’s Executive Vice President and General Counsel terminated on June 30, 2007. Under the terms of his employment agreement, Triarc paid to Mr. Schorr a lump sum payment of $5,627,414.76, with additional payments to be made between January 1, 2008 and September 30, 2008 of $853,150.07; provided, however, that if a change of control of Triarc occurs during such period, this additional payment is to be accelerated and made on the date of such change of control. As a result of an agreement between the Compensation Committee and Mr. Schorr in connection with Triarc’s corporate restructuring, the amounts payable to Mr. Schorr are approximately 12.5% less than the cash payments that would have been payable by Triarc under the pre-existing terms of Mr. Schorr’s employment agreement. In addition, each outstanding stock option previously granted to Mr. Schorr will remain exercisable until the earlier of (i) one year following the termination of his services as a consultant to Triarc, whether under the management services agreement with Trian Partners or otherwise (other than his termination for cause) or (ii) the earlier of the latest date upon which such stock option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant and (iii) immediately upon termination of Mr. Schorr’s services to Triarc as a consultant under the management services agreement or otherwise for “cause.”

Vesting of Restricted Stock/Deerfield and Jurlique Profit Sharing Interests

In connection with the restructuring initiative and the termination of employment as of June 30, 2007 of two officers of Triarc—Messrs. Garden and Schorr—and the termination of Mr. McCarron as of the fiscal year end, the Performance Committee approved the vesting on June 29, 2007 of the final one-third of the restricted stock awards made in March 2005 to them and other employees of Triarc. In the case of Messrs Schorr and McCarron they were entitled to accelerated vesting in connection with their termination of employment under their employment and/or separation agreements. Absent such acceleration, such shares may have been eligible for vesting on March 14, 2008 if certain performance targets were met or, if such performance targets were not met, on March 14, 2010 if an additional performance target was met. As a result of the foregoing, 39,762, 14,910 and 14,248 restricted shares of Class B common stock previously granted to Messrs. Edward Garden, Brian Schorr and Francis McCarron, respectively, vested on June 29, 2007.

In fiscal 2007, the Compensation Committee approved the vesting as of close of business on June 29, 2007 of the final one-third of the Class B Units of TDH and Jurlique, subsidiaries of Triarc, that were subscribed for by certain officers of Triarc in November 2005, conditioned, in each case, on the officer not having resigned or been terminated by Triarc for “cause” prior to June 29, 2007. Under the terms of applicable plan, such Class B Units would have vested upon the termination of employment of the holders or if later, the contemplated sale of Deerfield. As a result of the foregoing, Class B Units held by Messrs. Garden, Schorr and McCarron representing the following percentages of the net income and investment gain generated by TDH and Jurlique (subject to a return of Triarc’s invested capital and a preferred return) vested on June 29, 2007: (A) TDH: Garden—1.55%; Schorr—0.45%; and McCarron—0.35%; and (B) Jurlique: Garden—0.75%; Schorr—0.45%; and McCarron—0.35%.

2007 Bonus Determinations

The Compensation Committee and/or Performance Committee made certain bonus determinations with respect to certain senior executives of Triarc whose services to Triarc terminated in 2007 or 2008 in connection with the restructuring, but who had either participated in the 1999 Executive Bonus Plan or otherwise made contributions during fiscal 2007 warranting a bonus consideration.

During 2007, the Performance Committee had designated Mr. Edward Garden, formerly Vice Chairman of Triarc, as a participant in Part II of the 1999 Executive Bonus Plan. He received performance goal awards relating to ten metrics and based on varying levels of achievement for six metrics (EBITDA margins for the ARG and Deerfield businesses, return on investment, net investment income, sale of Deerfield, and net realized capital gains), he was eligible to receive a $2,659,375 bonus payment under the plan. The potential award was pro-rated to reflect Mr. Garden’s service through June 30, 2007. In addition, the Performance Committee exercised negative discretion under the 1999 Executive Bonus Plan with respect to Mr. Garden’s award, resulting in an actual payment to Mr. Garden of $1,338,000; factors that played a role in the exercise of such negative discretion included time spent by Mr. Garden in fiscal 2007 on matters relating to Trian Fund Management, L.P. and not directly involving the operations of the Company and the overall cash compensation payable to Mr. Garden for fiscal 2007. In addition, with respect to senior management of Triarc who provided services with respect to legal, tax and accounting matters through 2007 the Compensation Committee approved aggregate bonuses of $1,190,000.

Introduction to Triarc Summary Compensation Table

The Summary Compensation Table sets forth salary, cash bonus awards, deferred compensation awards as well as awards granted under the 2002 Plan and the 1999 Executive Bonus Plan with respect to the fiscal year ended December 30, 2007 to (i) the two persons serving as Triarc’s Chief Executive Officer (“CEO”) during the 2007 fiscal year: Nelson Peltz, CEO from January 2007 until June 2007, and Roland C. Smith, CEO since June 2007; (ii) the two persons serving as Triarc’s Chief Financial Officer (“CFO”) during the 2007 fiscal year: Francis T. McCarron, CFO from January 2007 until September 2007, and Stephen E. Hare, CFO since September 2007; (iii) Triarc’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the 2007 fiscal year: Thomas A. Garrett, Executive Vice President and Chief Operating Officer, Sharron L. Barton, Chief Administrative Officer of ARG, and Nils H. Okeson, Senior Vice President, General Counsel and Secretary; and (iv) two additional persons for whom disclosure would otherwise have been provided but for the fact that they were not serving as executive officers of Triarc at the end of the 2007 fiscal year: Peter W. May, President and Chief Operating Officer from January 2007 until June 2007, and Brian L. Schorr, Executive Vice President and General Counsel from January 2007 until June 2007 (collectively, the “Named Officers”). Additional information with respect to the compensation arrangements for Triarc’s executive officers is set forth below under the caption “Certain Employment Arrangements with Executive Officers.”

TRIARC SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total($)
Roland C. Smith	2007	1,000,000		1,000,000		495,219	264,489	—		36,574	(4)	2,796,282
(CEO)	2006	711,538	(5)	738,750		742,214	392,445	—		172,068	(6)	2,757,015
Nelson Peltz	2007	700,000		2,348,667		1,490,181	—	—		69,928,057	(7)	74,466,905
(former CEO)	2006	1,400,000		15,400	(8)	3,046,933	—	10,720,000	(9)	1,213,993		16,396,326
Stephen E. Hare	2007	511,250		386,250		70,653	46,286	—		20,958		1,035,396
(SVP and CFO)	*
Francis T. McCarron.	2007	575,000		2,015,750	(8)	223,011	—	—		6,264,740	(10)	9,078,500
(former EVP and CFO)	2006	543,750		15,400	(8)	458,622	1,002,774	1,800,000	(9)	51,169		3,871,715
Thomas A. Garrett	2007	787,500		506,250		88,316	66,122	—		21,862		1,470,051
(EVP and COO)	*
Sharron L. Barton	2007	659,750		263,250		29,439	19,837	—		20,531		992,806
(Chief Admin. Officer – ARG)	*
Nils H. Okeson	2007	478,500		347,625		58,877	33,061	—		20,119		938,183
(SVP, GC and Secretary)	*
Peter W. May	2007	600,000		1,149,333		668,507	—	—		34,882,438	(11)	37,300,278
(former President and COO)	2006	950,000		15,400	(8)	1,361,997	—	5,208,500	(9)	409,369		7,945,266
Brian L. Schorr	2007	287,500		257,400		260,962	—	—		6,232,727	(12)	7,038,589
(former EVP and GC)	2006	575,000		15,400	(8)	538,100	755,573	1,800,000	(9)	61,481		3,745,554

*	Messrs. Hare, Garrett and Okeson and Ms. Barton were not executive officers of Triarc in 2006, and therefore compensation information for them is provided only for the 2007 fiscal year.

(1)

Represents the expense recorded by Triarc under FAS 123(R) in the year shown with respect to the award of restricted stock of Triarc made to such Named Officer and, with respect to Messrs. Peltz, May, McCarron and Schorr, the expense recorded by Triarc with respect to the Class B Units of Triarc Deerfield Holdings LLC and Jurl Holdings LLC subscribed for by them in 2005, rather than an amount paid to or realized by the Named Officer. See Note (17) Share-Based Compensation to Triarc’s consolidated financial statements set forth in Triarc’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (the “2007 Form 10-K”) for the assumptions made in determining FAS 123(R) values.

(2)

Represents the expense recorded by Triarc in the year shown with respect to the award of stock options to the Named Officer rather than an amount paid to or realized by the Named Officer. See Note (17) Share-Based Compensation to Triarc’s consolidated financial statements set forth in the 2007 Form 10-K for the assumptions made in determining FAS 123(R) values.

(3)

Includes with respect to each Named Officer amounts for dividends (and interest thereon) with respect to the restricted stock awards referred to in note (1) above, and automobile and other transportation services and group term life insurance. Also includes with respect to Messrs. Peltz and May incremental costs to Triarc associated with unreimbursed personal use of Company aircraft, based on actual expenses invoiced to Triarc by its outside vendors and suppliers. For Company airplanes, those costs are flight specific and include aircraft fuel and oil, landing fees, ground transportation for passengers to and from airports, crew expenses during layovers (including lodging and meals), rental cars for the crew and on-board catering costs. Other costs related to Company airplanes, such as pilot and aviation employee salaries, hangar costs, depreciation, maintenance, the costs of deadhead flights (empty pick-up or return flights) and insurance on the aircraft are not included. For a helicopter in which Triarc has a fractional interest, the aggregate incremental costs are the costs of each flight as charged to Triarc by the helicopter operator.

(4)	Includes $15,378 for dividends (and interest thereon) with respect to the restricted stock award referred to in note (1) above.

(5)	Mr. Smith began his employment in April 2006 at an annual base salary of $1,000,000.

(6)	Includes (i) $156,982 for relocation expenses and (ii) automobile and other transportation services and group term life insurance.

(7)

Includes (i) $45,165,589 for amounts distributed pursuant to the contractual settlement with Mr. Peltz and $24,271,781 from prior deferred compensation arrangements (see “Compensation Discussion and Analysis—Contractual Settlements with Nelson Peltz and Peter May” above, “Certain Employment Arrangements with Executive Officers—Separation Agreements with Messrs. Peltz and May” below and “Certain Relationships and Related Transactions and Director Independence” below), (ii) $370,869 for security measures, (iii) $58,064 for unreimbursed personal use of corporate aircraft, (iv) $27,690 for dividends (and interest thereon) with respect to the restricted stock award referred to in note (1) above, and (v) $26,667 for financial advisory services.

(8)

The reported amount includes a cash payment made by Triarc to the Named Officer in lieu of contributions that would have been made by Triarc to the Named Officer’s account in Triarc’s 401(k) plan had such Named Officer been eligible to participate in such plan in the year shown.

(9)

Trian Partners paid the following Named Officers or reimbursed Triarc for the following portions of the reported non-equity incentive plan compensation: Mr. McCarron—$126,000; and Mr. Schorr—$612,000. The reported non-equity incentive plan compensation paid to the Named Officers by Triarc was paid pursuant to the 1999 Executive Bonus Plan. The Performance Committee, in exercising its negative discretion with respect to, and in determining the total amount of, the Performance Goal Bonus Awards to be paid to Messrs. Peltz, McCarron, May and Schorr, took into account, among other things, the amount of each such Named Officer’s time spent on matters relating to Trian Partners and, in the case of Messrs. McCarron and Schorr, the agreement by Trian Partners to either pay the Named Officer directly or reimburse Triarc for an allocated portion of the approved compensation awards (see “Compensation Discussion and Analysis” above and “Certain Relationships and Related Transactions and Director Independence” below).

(10)

Includes $6,252,408 for amounts paid or payable in conjunction with Mr. McCarron’s separation agreement (see “Compensation Discussion and Analysis—Restructuring Initiatives—Other Senior Executives—Francis T. McCarron” above and “Certain Employment Arrangements with Executive Officers—Separation Agreement with Francis T. McCarron” below).

(11)

Includes (i) $22,585,685 for amounts distributed pursuant to the contractual settlement with Mr. May and $12,135,304 from prior deferred compensation arrangements (see “Compensation Discussion and Analysis—Contractual Settlements with Nelson Peltz and Peter May” above, “Certain Employment Arrangements with Executive Officers—Separation Agreements with Messrs. Peltz and May” below and “Certain Relationships and Related Transactions and Director Independence” below), (ii) $12,224 for unreimbursed personal use of corporate aircraft, (iii) $76,579 for automobile and other transportation services, (iv) $27,721 for security measures, and (v) $26,667 for financial advisory services.

(12)

Includes an aggregate of $6,223,165 for amounts paid or payable in conjunction with Mr. Schorr’s separation agreement, consisting of $5,627,415 paid in December 2007 and $595,750 of an additional $853,150 payable by September 2008 (the remaining $257,400 of which has been treated as a bonus payment for 2007) (see “Compensation Discussion and Analysis—Restructuring Initiatives—Other Senior Executives—Brian L. Schorr” above and “Certain Employment Arrangements with Executive Officers—Separation Agreement with Brian L. Schorr” below).

The following table provides information concerning the annual performance bonus and long term incentive awards made to each of Triarc’s Named Officers in 2007, other than Messrs. Peltz, May, McCarron and Schorr, to whom no payments were made with respect to any awards granted in 2007 as a result of the termination of their employment and related contractual settlements. There can be no assurance that the Grant Date Fair Value of a stock option award will ever be realized.

TRIARC GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Roland C. Smith.	3/26/07	N/A		N/A		N/A		N/A	N/A	N/A	66,667		N/A		N/A		1,180,006
(CEO)											(Class B	)
	3/26/07	N/A		N/A		N/A		N/A	N/A	N/A	33,333		N/A		N/A		516,328	(2)
											(Class B	)
	5/23/07	250,000	(1)	1,000,000	(1)	1,750,000	(1)	N/A	N/A	N/A	N/A		200,000		15.84		902,000
													(Class B	)	(Class B	)
Stephen E. Hare.	5/23/07	96,563	(3)	386,250	(3)	675,938	(3)	N/A	N/A	N/A	12,000		35,000		15.84		347,930
(SVP and CFO)											(Class B	)	(Class B	)	(Class B	)
Thomas A. Garrett	5/23/07	168,750	(3)	675,000	(3)	1,181,250	(3)	N/A	N/A	N/A	15,000		50,000		15.84		463,100
(EVP and COO)											(Class B	)	(Class B	)	(Class B	)
Sharron L. Barton	5/23/07	121,875	(3)	487,500	(3)	853,125	(3)	N/A	N/A	N/A	5,000		15,000		15.84		146,850
(Chief Admin. Officer ARG)											(Class B	)	(Class B	)	(Class B	)
Nils H. Okeson	5/23/07	86,906	(3)	347,625	(3)	608,344	(3)	N/A	N/A	N/A	10,000		25,000		15.84		271,150
(SVP, GC and Secretary)											(Class B	)	(Class B	)	(Class B	)

(1)

Under the 1999 Executive Bonus Plan, Mr. Smith was eligible for a “Performance Goal Bonus Award” for fiscal 2007, which entitled him to a bonus payment conditioned on the achievement of a “Modified EBITDA” goal relating to the operations of ARG for fiscal 2007, with a minimum achievement level of 89% resulting in a payout of 25% of base salary, a target level achievement of 100% resulting in a payout of 100% of base salary and a maximum achievement level of 130% or more resulting in a maximum payout of 175% of his base salary. Under the terms of the 1999 Executive Bonus Plan, the maximum annual payment that can be made with respect to a Performance Goal Bonus Award for any plan year is $5.0 million per participant. The Performance Committee also has negative discretion to reduce any payments associated with a Performance Goal Bonus Award. Because actual results for the ARG operating unit fell between the minimum and target achievement levels in fiscal 2007, the relevant payout percentage was interpolated to 54% of base salary. Based on such results the “Modified EBITDA” goal for ARG was achieved at a 90.5% level, resulting in a payout to Mr. Smith of 54% of his base salary ($540,000). In light of Triarc’s corporate restructuring and in recognition of the special demands placed on ARG senior management in fiscal 2007, Mr. Smith also received an additional discretionary bonus of $460,000, which brought him to his 100% targeted payout. For more information regarding the 2007 performance targets and discretionary bonuses, see the “Compensation Discussion and Analysis” above.

(2)

Based on the closing price of the Class B common stock on June 5, 2007, which was the date of approval by Triarc’s stockholders of Amendment No. 2 to the 2002 Plan. The grant of these shares was conditioned upon such approval.

(3)

Under the 2007 Arby’s Restaurant Group, Inc. 2007 Bonus Incentive Plan (the “ARG 2007 Bonus Plan”), Messrs. Hare, Garrett and Okeson and Ms. Barton were eligible for an incentive bonus for fiscal 2007, which entitled them to a bonus payment conditioned on the achievement of an “Adjusted EBITDA” goal relating to the operations of ARG for fiscal 2007, with a minimum achievement level of 89% resulting in a payout of 25% of target bonus, a target level achievement of 100% resulting in a payout of 100% of target bonus and a maximum achievement level of 130% or more resulting in a maximum payout of 175% of target bonus. Under the terms of the ARG 2007 Bonus Plan, each executive’s target bonus is calculated as a percentage of base salary, with Messrs. Hare and Okeson and Ms. Barton each having a target bonus of 75% of base salary and Mr. Garrett having a target bonus of 90% of base salary. Triarc also has discretion to adjust the incentive bonus for such executives (up or down) by a maximum of 20% based on individual performance. With respect to fiscal 2007 results, the “Adjusted EBITDA” goal was achieved at a 90.5% level resulting in a 54% payout of designated target bonuses. For Messrs. Garrett, Hare and Okeson, and Ms. Barton, their bonus payments under the ARG 2007 Bonus Plan were $364,500, $208,575, $187,718 and $263,250, respectively. In light of Triarc’s corporate restructuring and in recognition of the special demands placed on ARG senior management in fiscal 2007, some of these executives also received additional discretionary bonuses for fiscal 2007. In the case of Messrs Hare and Okeson, they received an additional $177,675 and $159,908 respectively, which brought them to their 75% targeted bonus payouts. In the case of Mr. Garrett, he received an additional $141,750, which brought him to 75% of his 90% targeted bonus payout. For more information regarding the 2007 performance targets and discretionary bonuses, see the “Compensation Discussion and Analysis” above.

The following table provides information concerning the unexercised stock options and unvested restricted stock awards as of the end of fiscal 2007 for each of Triarc’s Named Officers, other than Messrs. Peltz and May for whom no such equity awards were outstanding.

OUTSTANDING TRIARC EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roland C. Smith	73,333	146,667		—	16.62	4/13/16	33,334		303,339	33,333		303,330
(CEO)	(Class B)(1)	(Class B	)				(Class B	)(3)	—	(Class B	)(3)
	—	200,000		—	15.84	5/23/17
		(Class B	)
Stephen E. Hare	25,000	50,000		—	16.01	6/07/16	12,000		109,200	—		—
(SVP and CFO)	(Class B)(1)	(Class B	)				(Class B	)(4)
	—	35,000		—	15.84	5/23/17	—		—	—		—
		(Class B	)
Francis T. McCarron	184,654	—		—	19.55	2/15/15	—		—	—		—
(former EVP and CFO)	(Class B)(1)
Thomas A. Garrett	203,328	—		—	4.0397	7/25/15	15,000		136,500	—		—
(EVP and COO)	(Class B)(1)						(Class B	)(4)
	334,331	—		—	7.1164	7/25/15	—		—	—		—
	(Class B)(1)
	33,333	66,667		—	16.22	4/28/16	—		—	—		—
	(Class B)(1)	(Class B	)
	—	50,000		—	15.84	5/23/17	—		—	—		—
		(Class B	)
Sharron L. Barton	10,133	20,267		—	16.22	4/28/16	5,000		45,500	—		—
(Chief Admin. Officer – ARG)	(Class B)(1)	(Class B	)				(Class B	)(4)
	—	15,000		—	15.84	5/23/17	—		—	—		—
		(Class B	)
Nils H. Okeson	14,167	28,333		—	16.22	4/28/16	10,000		91,000	—		—
(SVP, GC and	(Class B)(1)	(Class B	)				(Class B	)(4)
Secretary)	—	25,000		—	15.84	5/23/17	—		—	—		—
		(Class B	)
Brian L. Schorr	16,109	—		—	24.0875	12/14/10	—		—	—		—
(former EVP	(Package)(1)(2)
and GC)	25,000	—		—	23.25	12/06/11	—		—	—		—
	(Package)(1)(2)
	30,000	—		—	25.58	12/18/12	—		—	—		—
	(Package)(1)(2)
	20,646	—		—	21.45	12/22/09	—		—	—		—
	(Class A)(1)
	9,524	—		—	21.45	12/14/10	—		—	—		—
	(Class A)(1)
	20,394	—		—	21.45	3/15/09	—		—	—		—
	(Class A)(1)
	225,000	—		—	14.64	2/15/15	—		—	—		—
	(Class B)(1)
	41,292	—		—	19.55	12/22/09	—		—	—		—
	(Class B)(1)
	19,048	—		—	19.55	12/14/10	—		—	—		—
	(Class B)(1)
	40,790	—		—	19.55	3/15/09	—		—	—		—
	(Class B)(1)

(1)	All such options have vested.

(2)	Each package option entitles the holder to receive one share of Class A common stock and two shares of Class B common stock upon exercise of the option.

(3)

On March 26, 2007, Triarc granted a total of 100,000 restricted shares of Triarc Class B common stock to Mr. Smith pursuant to the terms of his employment agreement. Such restricted shares have both time vesting targets (66,667 shares) and performance vesting targets (33,333 shares). During 2007, 33,333 of the time-vesting shares vested on the first anniversary of the date of commencement of Mr. Smith’s employment. During 2008, (i) an additional 16,667 of the time-vesting shares vested on the second anniversary of the date of commencement of his employment, (ii) 8,333 of the performance-vesting shares vested upon the Performance Committee’s determination that certain performance targets had been met, and (iii) 8,333 unvested performance-vesting shares were forfeited as a result of elimination of a “catch-up” vesting feature in the 2007 grant.

(4)

On May 23, 2007, Triarc granted certain officers and key employees, other than Triarc’s current CEO, Mr. Smith, a total of 159,300 restricted shares of Class B common stock under the 2002 Plan. The 2007 Restricted Shares vest ratably over three years, subject to continued employment through each of the anniversary dates. The price of Triarc Class B common stock on the May 23, 2007 grant date was $15.84 and the resulting grant-date fair value is being recognized as compensation expense ratably over the vesting periods net of an anticipated amount of forfeitures. No 2007 Restricted Shares were forfeited or vested during 2007.

The following table provides information concerning the vesting during 2007 of restricted stock awards previously made to each of Triarc’s Named Officers. None of Triarc’s Named Officers exercised any stock options during 2007.

TRIARC OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)			Value Realized on Vesting ($)(1)
Roland C. Smith.	—	—	33,333	(Class B	)	578,661
(CEO)
Nelson Peltz.	—	—	99,437	(Class A	)	3,923,565
(former CEO)			133,333	(Class B	)
Stephen E. Hare.	—	—	—			—
(SVP and CFO)
Francis T. McCarron.	—	—	28,496	(Class B	)	470,042
(former EVP and CFO)
Thomas A. Garrett	—	—	—	—		—
(EVP and COO)
Sharron L. Barton	—	—	—	—		—
(Chief Admin. Officer – ARG)
Nils H. Okeson	—	—	—	—		—
(SVP, GC and Secretary)
Peter W. May.	—	—	119,284	(Class B	)	1,967,590
(former President and COO)
Brian L. Schorr	—	—	29,821	(Class B	)	491,898
(former EVP and GC)

(1)	Based on the closing price of the Class A common stock or the Class B common stock, as applicable, on the vesting date.

The following table provides information with respect to aggregate contributions, earnings and account balances at December 30, 2007 for Messrs. Peltz and May in rabbi trusts (i) established in 2007 in connection with the contractual settlements providing for the termination of their employment agreements and their resignations as officers of Triarc (see “Compensation Discussion and Analysis—Contractual Settlements with Nelson Peltz and Peter May” above) and (ii) previously established under the Deferral Plan for Senior Executive Officers of Triarc Companies, Inc. (the “Deferral Plan”). (None of the other Named Officers had contributions, earnings or account balances at that date under the Deferral Plan.) For more information regarding the Deferral Plan, see “Deferral Plan for Senior Executive Officers of Triarc Companies, Inc.” below.

TRIARC NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Nelson Peltz	0	47,940,286	(2,289,419	)(2)	69,437,370	0
Peter W. May	0	23,995,143	(1,166,942	)(2)	34,720,989	0

(1)	These amounts are reported as 2007 compensation in the All Other Compensation column of the Summary Compensation Table.

(2)

Represents losses on the bookkeeping accounts established for Messrs. Peltz and May pursuant to the Deferral Plan. For a description of the Deferral Plan, see “Deferral Plan for Senior Executive Officers of Triarc Companies, Inc.” below.

(3)

Consists of (i) $45,165,589 for amounts distributed from a rabbi trust established in 2007 in connection with the contractual settlement providing for the termination of his employment agreement and his resignation as an officer of Triarc, and (ii) $24,271,781 from a rabbi trust previously established under the Deferral Plan.

(4)

Consists of (i) $22,585,685 for amounts distributed from a rabbi trust established in 2007 in connection with the contractual settlement providing for the termination of his employment agreement and his resignation as an officer of Triarc, and (ii) $12,135,304 from a rabbi trust previously established under the Deferral Plan.

Compensation of Triarc Directors

Each non-management director of Triarc receives an annual retainer (payable quarterly) of $30,000 for serving on the Board. In addition, each non-management director of Triarc receives $1,500 for each meeting of the Board or of a committee (or subcommittee) of the Board that such director attends. Under the 2002 Plan, each non-management director may elect to have all or a portion of the annual retainer and these meeting attendance fees paid in shares of Class A common stock and/or Class B common stock rather than in cash.

In addition, pursuant to the 2002 Plan, each director of Triarc who is not also an employee of Triarc or any subsidiary receives options to purchase an aggregate of 15,000 shares of Class A common stock and 30,000 shares of Class B common stock on the date of such director’s initial election or appointment to the board of directors. On the date of each subsequent annual meeting of stockholders of Triarc at which a director is reelected, such director receives options to purchase 4,000 shares of Class A common stock and 8,000 shares of Class B common stock.

The chart below summarizes the compensation paid to Triarc’s non-employee directors for their services as directors during fiscal 2007. (Although the employment of Messrs. Peltz, May and Garden with Triarc ended on June 29, 2007, they were not compensated as non-employee directors in 2007.)

TRIARC DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hugh L. Carey	48,000	—		22,822(1	)(2)	—	—	—	70,822
Clive Chajet	75,000	—		22,822(1	)(2)	—	—	—	97,822
Joseph A. Levato	85,500	—		22,822(1	)(2)	—	—	—	108,322
David E. Schwab II	58,517	29,983	(3)	22,822(1	)(2)	—	—	—	111,322
Raymond S. Troubh	75,000	—		22,822(1	)(2)	—	—	—	97,822
Gerald Tsai, Jr.(4)	52,500	—		22,822(1	)(2)	—	—	—	75,322
Russell V. Umphenour, Jr.	267	48,167	(5)	22,822(1	)(2)	—	—	—	71,256
Jack G. Wasserman	81,000	—		22,822(1	)(2)	—	—	—	103,822

(1)

Represents the expense recorded by Triarc in 2007 with respect to the issuance to such director of options to acquire 4,000 shares of Class A common stock and 8,000 shares of Class B common stock upon such director’s reelection as a director at Triarc’s 2007 annual meeting of stockholders. The grant date fair value of the options issued to each of the directors in June 2007 to acquire (i) 4,000 shares of Class A common stock was $18,291 and (ii) 8,000 shares of Class B common stock, was $37,491.

(2)

At December 30, 2007, each of Messrs. Carey, Chajet, Levato, Schwab and Troubh held options to acquire a total of 38,000 shares of Class A common stock and 76,000 shares of Class B common stock Mr. Tsai held options to acquire a total of 16,000 shares of Class A common stock and 32,000 shares of Class B common stock; Mr. Umphenour held options to acquire a total of 23,000 shares of Class A common stock and 46,000 shares of Class B common stock; and Mr. Wasserman held options to acquire a total of 31,000 shares of Class A common stock and 62,000 shares of Class B common stock.

(3)

Represents the expense recorded by Triarc in 2007 with respect to 1,761 shares of Class A common stock issued, in the aggregate, to Mr. Schwab in lieu of his annual retainer, rather than an amount paid to or realized by Mr. Schwab.

(4)	Mr. Tsai served as a director during 2007 and through July 9, 2008.

(5)

Represents the expense recorded by Triarc in 2007 with respect to 1,502 shares of Class A common stock and 1,553 shares of Class B common stock issued, in the aggregate, to Mr. Umphenour in lieu of meeting attendance fees and his annual retainer, rather than an amount paid to or realized by Mr. Umphenour.

Certain Employment Arrangements with Executive Officers

Triarc has entered into employment agreements with Messrs. Smith, Hare, Garrett and Okeson, and Ms. Barton that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Compensation Discussion and Analysis—Severance and Change in Control Benefits” above.

Roland Smith. Mr. Smith, Triarc’s Chief Executive Officer, is a party to an employment agreement with Triarc entered into effective as of April 17, 2006. The agreement provides for a three year term unless otherwise terminated as provided therein. Following the initial three year term, the agreement may be extended for additional one year periods if Mr. Smith gives Triarc notice at least one year prior to expiration of the employment term of his desire to extend his employment, and Triarc returns notice of acceptance of such extension. Pursuant to the agreement, Mr. Smith’s current annual base salary is $1,000,000 per year. In addition, Mr. Smith is eligible to receive annual bonuses from time to time as appropriate, subject to achievement of certain performance objectives mutually agreed to annually by Mr. Smith and Triarc, and to participate in the 1999 Executive Bonus Plan. Mr. Smith is also entitled to participate in savings, retirement and welfare plans and programs offered by Triarc to senior executives from time to time. Mr. Smith received an initial grant of options for 220,000 shares of Triarc Class B common stock, subject to a ten year term and vesting one-third per year on the day before each of the three consecutive anniversary dates from the date of his employment. Mr. Smith also received an initial grant of 100,000 restricted shares of Triarc Class B common stock, one-third of which are subject to performance vesting targets and two-thirds of which are subject to time vesting targets.

Messrs. Hare, Garrett and Okeson and Ms. Barton. Employment agreements with Messrs. Hare, and Okeson were effective as of June 6, 2006 and October 17, 2005, respectively. Employment Agreements with Mr. Garrett and Ms. Barton were effective as of consummation of Triarc’s acquisition of RTM Restaurant Group on July 25, 2005. Each agreement provides for a three year term unless otherwise terminated as provided therein. Following the initial three year term, the agreement may be extended for additional one year periods if the party thereto gives Triarc notice at least one year prior to expiration of the employment term of his or her desire to extend his or her employment, and Triarc returns notice of acceptance of such extension. Pursuant to the agreement, Messrs. Hare, Garrett and Okeson and Ms. Barton’s current annual base salary is $515,000, $750,000, $463,500 and $650,000, respectively, per year. In addition, each executive is eligible to receive annual bonuses from time to time as appropriate, subject to achievement of certain performance objectives mutually agreed to annually by the executive and Triarc, and to participate in the 1999 Executive Bonus Plan, provided that Mr. Garrett and Ms. Barton are guaranteed a minimum annual bonus of $250,000 and $150,000, respectively. Also, pursuant to Mr. Hare’s agreement, he received an initial grant of options for 75,000 shares of Triarc Class B common stock that vest one-third per year on the day before each of the three consecutive anniversary dates from the date of his employment. Each executive is also entitled to participate in savings, retirement and welfare plans and programs offered by Triarc to senior executives from time to time.

Post-Termination Payments and Benefits

Mr. Smith’s Agreement

Termination for Cause; Termination at End of Employment Period; Termination Due to Disability. If Mr. Smith is terminated for cause (as such term is defined in the agreement), or if Mr. Smith’s employment is terminated at the end of the employment period, he will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable. In the event employment is terminated due to disability (as such term is defined in the agreement), all unvested stock options then owned by Mr. Smith or that would have vested during the period up to two years after such termination due to disability will, subject to certain limitations, vest immediately, and each vested stock option will remain exercisable until the earlier of one year following termination or the award’s stated expiration date, or be forfeited. In addition, fifty percent of Mr. Smith’s unvested shares of restricted stock will vest upon termination of his employment due to disability, and the remainder of such shares will be forfeited.

Termination without Cause; Following a Triggering Event or Change of Control. In the event his employment is terminated by Triarc without cause (as such term is defined in the agreement) or by Mr. Smith following a triggering event (as such term is defined in the agreement), the agreement provides that Mr. Smith will be entitled to receive a lump sum severance payment in an amount equal to one and a half times Mr. Smith’s then current base salary. Mr. Smith shall also be entitled to receive a pro rata bonus for the year in which the termination occurs, payable at such time as the bonus would otherwise have been payable. All unvested stock options then owned by Mr. Smith or that would have vested during the period up to two years after his termination will, subject to certain limitations, vest immediately, and all of such awards granted on or after April 17, 2006 will remain exercisable until the earlier of one year following termination or the award’s stated expiration date. Pursuant to the employment agreement, fifty percent of Mr. Smith’s unvested shares of restricted stock will vest upon termination of his employment without cause or upon a triggering event, and the remainder of such shares will be forfeited. Mr. Smith may also elect to continue coverage under all health and medical insurance policies maintained by Triarc for a period of eighteen months following his termination.

In the event of a change of control (other than the acquisition by any means by Mr. Peltz, Mr. May and/or any person affiliated with such persons), Mr. Smith may terminate his employment for any reason during the 30-day period immediately following the 270-day anniversary of the change in control and receive the severance benefits provided by the employment agreement as if he had been terminated without cause. Mr. Smith would also be entitled to such severance benefits described above upon the non-renewal of his employment at the expiration of the employment term that follows a change of control.

Under the agreement, in the event that any benefit paid to Mr. Smith becomes subject to excise tax imposed under Section 4999 of the Code, Triarc will indemnify Mr. Smith so that after payment of such excise taxes, Mr. Smith will be in the same after-tax position as if no excise tax had been imposed.

Restrictive Covenants. Mr. Smith’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with Triarc and for 24 months after his termination of employment.

Agreements with Messrs. Hare, Garrett and Okeson and Ms. Barton

Termination for Cause; Termination at End of Employment Period; Termination Due to Disability. The provisions of each of Messrs. Hare, Garrett and Okeson and Ms. Barton’s employment agreements relating to termination for cause or disability or at the end of the employment term are the same as the provisions in Mr. Smith’s employment agreement described above with the exception that, upon termination due to disability, none of Messrs. Hare, Garrett and Okeson or Ms. Barton would become vested in any unvested restricted shares. (Their separate restricted stock award agreements do, however, provide for acceleration of vesting upon termination due to permanent disability.)

Termination without Cause; Following a Triggering Event. In the event an executive’s employment is terminated by Triarc without cause (as such term is defined in the agreement) or by the executive following a triggering event (as such term is defined in the agreement), the agreement provides that the executive will be entitled to receive, commencing upon termination, continuation of his or her base salary rate for a period of two years, which, during the second year following the termination, may be reduced by an amount equal to any compensation earned by the executive through consulting or subsequent employment. In addition, the executive will be entitled to receive a pro rata bonus for the year in which the termination occurs. The agreement also provides that in the event that employment is terminated without cause by Triarc or by the executive upon a triggering event, the executive will become vested in all unvested stock options that would have vested assuming the executive remained employed with Triarc through the third anniversary of the effective date of the employment agreement, subject to certain limitations, and all of such awards granted on or after the effective date of the executive’s employment agreement will remain exercisable until the earlier of one year following termination or the award’s stated expiration date. (Their separate restricted stock award agreements govern acceleration of vesting of restricted stock in such events.) The executive may also elect to continue coverage under all health and medical insurance policies maintained by Triarc for a period ending at the earlier of the cessation of post-termination salary payments or eighteen months following his or her termination.

Restrictive Covenants. Each executive’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with Triarc and for 24 months after his termination of employment.

Separation Agreements with Messrs. Peltz and May

In connection with the corporate restructuring, on April 30, 2007, Triarc entered into separation agreements with Mr. Peltz, the former Chief Executive Officer, and Mr. May, the former President and Chief Operating Officer, evidencing the termination of their employment agreements and providing for their resignation as executive officers as of June 29, 2007. Under the terms of the separation agreements, Mr. Peltz agreed to Triarc’s payment obligation consisting of cash and investments with a fair value of $50,289,000 as of July 1, 2007 and Mr. May agreed to a payment obligation consisting of cash and investments with a fair value of $25,144,000 as of July 1, 2007, both subject to applicable withholding taxes, collectively referred to herein as the “Contractual Settlements.” The amounts payable to Messrs. Peltz and May under the separation agreements were 25% less than the cash payments that would have been payable to each of them under their respective employment agreements had their employment been terminated by Triarc. Triarc funded the payment obligations to Messrs. Peltz and May by the transfer of cash and investments to deferred compensation trusts held by Triarc. Severance payments in the amount of the fair values of the trusts at their distribution on December 30, 2007 were $47,429,000 for Mr. Peltz and $23,705,000 for Mr. May. As Triarc did not fund the applicable withholding taxes on the Contractual Settlements until December 30, 2007 in an accommodation that provided Triarc with additional operating liquidity through the end of 2007, on December 30, 2007 Messrs. Peltz and May were paid an additional $1,097,000 and $548,000 (net of applicable withholding taxes), respectively, representing an interest component on the amount that would have been included in the trusts but for the funding accommodation. In addition, upon termination of their employment, Messrs. Peltz and May were paid the amounts held in their deferred bonus accounts under the Deferral Plan.

Treatment of Restricted Shares and Stock Options. At the time of the termination of the employment of Messrs. Peltz and May, and in connection with their separation agreements, Messrs. Peltz and May’s outstanding unvested restricted shares of Class A common stock and Class B common stock of Triarc and their unvested Class B Units of TDH and Jurlique vested in full.

Restrictive Covenants. Messrs. Peltz and May are each subject to confidentiality, noncompetition and employee nonsolicitation covenants that apply through June 29, 2008.

Right of Participation. Subject to certain conditions, Messrs. Peltz and May have agreed that, before Trian Partners and its affiliates acquire more than 50% of the outstanding securities of a company in the quick service restaurant segment in which Triarc operates, Trian Partners and its affiliates will offer Triarc the opportunity to participate in such acquisition.

Separation Agreement with Brian L. Schorr

In connection with the corporate restructuring, on August 10, 2007, Triarc entered into a separation agreement with Mr. Schorr, its former Executive Vice President and General Counsel, with respect to the cessation of Mr. Schorr’s services as an officer of Triarc and the termination of his employment by Triarc. Pursuant to the agreement, in December 2007 Triarc paid Mr. Schorr a lump sum of $5,627,415 (less applicable withholding taxes). In addition, between January 1, 2008 and September 30, 2008, Triarc must pay to Mr. Schorr an additional lump sum payment of $853,150 (less applicable withholding taxes); provided, however, that if a change of control of Triarc occurs during such period, this additional payment is to be made on the date of such change of control.

Treatment of Restricted Shares and Stock Options. Each outstanding stock option previously granted to Mr. Schorr will remain exercisable until the earlier of (i) one year following the termination of his services to Triarc as a consultant (whether under the terms of the Services Agreement dated April 30, 2007, between Triarc and Trian Partners or otherwise) for reasons other than “cause”, (ii) the earlier of the latest date upon which such stock option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant and (iii) immediately upon termination of Mr. Schorr’s services to Triarc as a consultant for “cause.”

Restrictive Covenants. Certain provisions of Mr. Schorr’s former employment agreement survive the termination of such agreement, including the confidentiality restrictions, the indemnification rights of Mr. Schorr and the provisions relating to certain gross-up payments that are to be made to Mr. Schorr if any of the payments made pursuant to the agreement are subject to the excise tax imposed by Section 4999 of the Code.

Separation Agreement with Francis T. McCarron

In connection with the corporate restructuring, on December 13, 2007, Triarc entered into a separation agreement with Mr. McCarron, its former Executive Vice President and former Chief Financial Officer, with respect to the cessation of Mr. McCarron’s services as an officer of Triarc and the termination of his employment by Triarc. Triarc will make severance and bonus payments to Mr. McCarron in the aggregate amount of $7,976,000 in cash, plus interest, less applicable withholding taxes. Those payments will commence six months after the expiration of a short-term consulting agreement effective January 2, 2008 (pursuant to which Mr. McCarron provided consultation and advice in connection with the preparation of Triarc’s 2007 Annual Report on Form 10-K and the completion of the transition of Triarc’s corporate headquarters functions to Atlanta and related matters), and are to be completed by the end of calendar year 2008. Triarc’s cash payment obligations to Mr. McCarron are subject to reduction by 12.5% and 6.25%, and Mr. McCarron has a corresponding repayment obligation, in the event that he accepts fulltime employment in 2008 or 2009, respectively, with Trian Partners.

Treatment of Restricted Shares and Stock Options. All unvested equity awards previously granted to Mr. McCarron by Triarc and its subsidiaries vested upon the termination of his employment, and all stock options or other stock-based awards previously granted to him will remain exercisable until the earlier of two years following the termination of his consulting agreement, their stated expiration date, or ten years from the date of the grant, in each case subject to compliance with his post-termination obligations under the separation agreement. Mr. McCarron and his dependents will also be entitled to the continuation of certain health and welfare benefits (as in effect at the time of his separation), and to related tax gross-up payments in connection with such benefits.

Restrictive Covenants. Mr. McCarron’s separation agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply through January 1, 2009.

Triarc 1999 Executive Bonus Plan

Triarc’s 1999 Executive Bonus Plan is designed to provide incentive compensation for designated executive officers and key employees of Triarc and its subsidiaries that is directly related to the financial performance of Triarc. The plan was approved by Triarc’s stockholders on September 23, 1999, the Performance Goal Bonus Awards portion of the plan was re-approved by Triarc’s stockholders on June 9, 2004 and an amendment to the Performance Goal Bonus Awards portion of the plan was approved by Triarc’s stockholders on June 1, 2005. An additional amendment to the plan was approved by Triarc’s stockholders on June 5, 2007. The 1999 Executive Bonus Plan, which became effective as of May 3, 1999, provides for two types of bonuses to be awarded to designated participants: under Part I there are “Formula Bonus Awards” and under Part II there are “Performance Goal Bonus Awards”. Formula Bonus Awards are based solely on Triarc’s financial performance using certain predetermined earnings and capitalization related criteria outlined in the plan. Messrs. Peltz and May were, however, the only persons eligible for Formula Bonus Awards, and since they are no longer employed by Triarc no executives or other employees are currently eligible to receive Formula Bonus Awards. Performance Goal Bonus Awards are based on Triarc (or operating units of Triarc) achieving certain specific levels of performance with reference to one or more objective criteria outlined in the 1999 Executive Bonus Plan. Performance bonus award targets are established annually by the Performance Committee, based on specific categories of criteria set forth in the 1999 Executive Bonus Plan. Such criteria include the successful completion of acquisitions, dispositions, recapitalizations, financings and refinancings, return on Triarc’s investment portfolio and other market and operating performance measures, including, among other things, earnings per share, market share, margins, productivity improvement, stock price and “EBITDA”. The Performance Committee establishes the performance goals as to each participant for each plan year and, if more than one performance goal is established, the weighting of the performance goals. Each of Messrs. Smith, Garrett, Hare and Okeson and Ms. Barton, and Barre has been designated by the Performance Committee as being eligible to receive Performance Goal Bonus Awards for plan year 2008. Performance Goal Bonus Awards may not exceed $5,000,000 to any single participant for any plan year. The Performance Committee may, in its sole and absolute discretion, adjust or modify the calculation of the performance goals in certain circumstances. In addition, the 1999 Executive Bonus Plan provides that the Performance Committee may reduce or eliminate a Performance Goal Bonus Award even if certain performance goals have been achieved if the Performance Committee, in its sole discretion, determines to do so. The Performance Committee may also amend, suspend, or terminate the 1999 Executive Bonus Plan or any portion thereof at any time; provided that no such amendment or alteration shall be made that would impair the rights of any participant without the participant’s consent. Payments of awards under the 1999 Executive Bonus Plan are intended to be exempt from the tax deduction limitation of Section 162(m) of the Code, which generally limits deductions for compensation paid to senior executive officers to $1,000,000 per year.

Discretionary Bonuses

From time to time, the Compensation Committee of the Board may award discretionary or special bonuses or deferred compensation based on performance to certain executive officers. The amounts of such bonuses or deferred compensation will be based on the Compensation Committee’s evaluation of each such individual’s contribution.

Deferral Plan For Senior Executive Officers of Triarc Companies, Inc.

The Deferral Plan for Senior Executive Officers of Triarc Companies, Inc. (the “Deferral Plan”) was approved by the Compensation Committee effective December 14, 2000. Pursuant to the Deferral Plan, Triarc establishes one or more bookkeeping accounts to reflect bonuses awarded to participants the payment of which has been deferred. These accounts are adjusted from time to time for earnings and investment gains and losses. Deferred bonus accounts for each participant are deemed invested in certain approved investments selected by the participant or an investment manager chosen by Triarc and reasonably acceptable to the participant. Triarc may replicate any deferred bonus account in a trust, in which event the value of the deferred bonus account on the books of Triarc will be equal to the value of the actual approved investments related to such account in the trust. A participant may receive the value of a deferred bonus account, in cash or approved investments, or any combination thereof, from Triarc upon the earliest of: (i) the first business day in January of the fourth calendar year following the calendar year in which the related bonus was awarded to the participant; (ii) no later than five business days following the participant’s “separation from service” (as defined in the Deferral Plan); and (iii) such time as the payment would be deductible by Triarc for Federal income tax purposes without regard to the limitation of Section 162(m) of the Code. On or before the June 30 preceding the payment date specified in clause (i) above, a participant may elect to defer such date for up to three additional whole years. A participant may make such an election more than one time. Although a participant is at all times fully vested in his or her deferred bonus accounts, participants have the status of general unsecured creditors of Triarc with respect to Triarc’s obligation to make payment to them under the Deferral Plan and any assets contained in a trust formed under the Deferral Plan are subject to claims by creditors of Triarc. Messrs. Peltz and May were the only participants in the Deferral Plan during 2007, and upon termination of their employment they were paid the amounts held in their deferred bonus accounts under the plan and withdrew from the plan. As a result, there are currently no participants in the Deferral Plan.

Triarc Equity Participation Plan Information

In connection with the dividend of the Class B common stock that was declared in August 2003 (the “Stock Dividend”), each stock option outstanding under Triarc’s equity participation plans as of August 21, 2003 was adjusted so as to become exercisable for a package (the “Package Options”) consisting of one share of Class A common stock and two shares of Class B common stock. All stock options that were granted subsequent to August 21, 2003, other than options to acquire shares of Class A common stock (“Class A Options”) issued to non-employee directors as described in “Compensation of Directors” above, are exercisable each for one share of Class B common stock (the “Class B Options”).

The following table gives information about Triarc’s equity participation plans as of December 30, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Class A Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		Number of Class B Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c-1)		(c-2)
Equity compensation plans approved by security holders(1)	215,443 Package Options	(2)	$24.05	400,561	(3)	824,936	(3)
	200,564 Class A Options		$16.22	—		—
	3,552,472 Class B Options		$15.49	—		—
Equity compensation plans not approved by security holders(4)	9,600 Package Options	(2)	$23.74	—		—
	774,066 Class B Options	(5)	$8.47
Total	225,043 Package Options	(2)	$24.04	400,561	(3)	824,936	(3)
	200,564 Class A Options		$16.22	—		—
	4,326,538 Class B Options		$14.24	—		—

(1)	1998 and 2002 Equity Participation Plans.

(2)	Each Package Option is exercisable for one share of Class A common stock and two shares of Class B common stock.

(3)	Includes securities issuable to directors as fees in lieu of cash.

(4)	1997 Equity Participation Plan.

(5)

In addition to options granted pursuant to Triarc’s equity participation plans, in connection with the acquisition of RTM in July 2005 Triarc issued 774,066 options to acquire shares of Class B common stock to employees of RTM (who became employees of ARG) to replace then existing options that they held to purchase shares of RTM (the “Replacement Options”). These Replacement Options have a weighted average exercise price of $8.47.

Triarc’s Amended and Restated 1997 Equity Participation Plan

The Triarc Companies, Inc. 1997 Equity Participation Plan was approved by the Executive Committee of Triarc’s board of directors on December 11, 1997 and was amended and restated in May 2005. The 1997 Plan provided for the granting of stock options to purchase shares of Class A common stock. Participants in the 1997 Plan were limited to selected key employees and consultants of Triarc, its subsidiaries and affiliates who are important to the success and growth of Triarc, its subsidiaries and affiliates, but who were not “directors,” “executive officers” or “officers” of Triarc. A maximum of 500,000 shares of Class A common stock were authorized to be issued under the 1997 Plan. The term during which options could be granted under the 1997 Plan expired on December 11, 2002. As a result of the Stock Dividend, all outstanding options under the 1997 Plan at August 21, 2003 were adjusted so as to be exercisable for one share of Class A common stock and two shares of Class B common stock (i.e. Package Options). As of April 21, 2008, Package Options to acquire a total of 9,600 shares of Class A common stock and 19,200 shares of Class B common stock, were outstanding under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee.

Triarc’s Amended and Restated 1998 Equity Participation Plan

The Triarc Companies, Inc. 1998 Equity Participation Plan was approved by Triarc’s board of directors on March 10, 1998, was approved by Triarc’s stockholders on May 6, 1998 and was amended and restated in May 2005. The 1998 Plan replaced a 1993 Equity Participation Plan pursuant to which awards could no longer be granted after April 24, 1998. The 1998 Plan provided for the granting of stock options, stock appreciation rights (“SARs”), and restricted stock to officers and key employees of, and consultants to, Triarc and its subsidiaries and affiliates. The 1998 Plan provided for automatic awards of options to non-employee directors of Triarc and permitted non-employee directors to elect to receive shares of Class A common stock in lieu of all or a portion of the annual retainer fees and/or board of directors or committee meeting attendance fees (“Fees”) that would otherwise be payable to them in cash. A maximum of 5,000,000 aggregate shares of Class A common stock (subject to certain adjustments) were authorized to be delivered on the exercise of options or SARs or upon a director’s election to receive Fees in Triarc shares pursuant to the 1998 Plan. The term during which awards could be granted under the 1998 Plan expired on April 30, 2003. As a result of the Stock Dividend, all outstanding options under the 1998 Plan at August 21, 2003 were adjusted so as to be exercisable for one share of Class A common stock and two shares of Class B common stock (i.e., Package Options). As of April 21, 2008, Package Options to acquire a total of 195,443 shares of Class A common stock and 390,886 shares of Class B common stock were outstanding under the 1998 Plan. The 1998 Plan is administered by the Performance Committee.

Triarc’s Amended and Restated 2002 Equity Participation Plan

The Triarc Companies, Inc. 2002 Equity Participation Plan was approved by Triarc’s board of directors on April 25, 2002, was approved by Triarc’s stockholders on June 4, 2002, was amended and restated in May 2005 and an amendment was approved by Triarc’s stockholders on June 7, 2006. A second amendment was approved by Triarc’s stockholders on June 5, 2007. The 2002 Plan provides for the granting of stock options, SARs, restricted stock and restricted share units to officers, key employees of, and consultants to, Triarc and its subsidiaries and affiliates. The 2002 Plan also provides for automatic awards of options to non-employee directors of Triarc and permits non-employee directors to elect to receive all or a portion of their Fees, in shares of Class A common stock. Subject to certain anti-dilution adjustments, a maximum of 2,000,000 aggregate shares of Class A common stock and 13,000,000 aggregate shares of Class B common stock may be granted as restricted shares or restricted share units or to be delivered on the exercise of options or SARs or upon a director’s election to receive Fees in Triarc shares pursuant to the 2002 Plan. In addition, the maximum number of shares of Class A common stock and Class B common stock that may be granted as restricted shares, options or SARs to any individual in a calendar year is 1,000,000 shares and 2,000,000 shares, respectively. The 2002 Plan replaced the 1997 Equity Participation Plan, the term during which options may be granted thereunder expired on December 11, 2002, and the 1998 Equity Participation Plan, the term during which options may be granted thereunder expired on April 30, 2003. As a result of the Stock Dividend, all outstanding options under the 2002 Plan at August 21, 2003 were adjusted so as to be exercisable for one share of Class A common stock and two shares of Class B common stock (i.e., Package Options). As of April 21, 2008, (i) Package Options to acquire a total of 20,000 shares of Class A common stock and 40,000 shares of Class B common stock, (ii) options to acquire 200,564 shares of Class A common stock, (iii) options to acquire 4,295,302 shares of Class B common stock; and (iv) 205,201 restricted shares of Class B common stock were outstanding under the 2002 Plan. The 2002 Plan is administered by the Performance Committee. The term during which awards may be granted under the 2002 Plan will expire on June 4, 2012. Triarc is proposing an amendment to the 2002 Plan that would increase the number of shares reserved for issuance under the plan by an additional 7,400,000 shares of Class B common stock, prohibit the repricing of outstanding awards without prior stockholder approval and eliminate the ability of Triarc to grant reload option awards or stock options or SARs with exercise prices below fair market value.

TRIARC AUDIT COMMITTEE REPORT*

In accordance with its written charter, the Audit Committee assists Triarc’s board of directors in oversight of the accounting, auditing, and financial reporting practices of Triarc. The Audit Committee consists of four independent members (as independence is defined by the rules of the

*

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Triarc specifically incorporates this Audit Committee Report by reference into such other filing.

New York Stock Exchange). Triarc’s management is responsible for the financial reporting process and for preparing Triarc’s financial statements and Triarc’s outside auditors are responsible for performing an independent audit of such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm that the financial statements have been prepared in conformity with generally accepted accounting principles.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of Triarc as of and for the fiscal year ended December 30, 2007 with management and Deloitte & Touche LLP, Triarc’s independent registered public accounting firm. The Audit Committee also discussed with Deloitte & Touche all matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and, with and without management present, discussed and reviewed the results of Deloitte & Touche’s examination of Triarc’s financial statements.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, management is required to prepare a report as to its assessment of the effectiveness of Triarc’s internal control over financial reporting as of December 30, 2007 and Deloitte & Touche is to prepare an attestation report with respect to the effectiveness of internal control over financial reporting. During the course of fiscal 2007, management completed the documentation, testing and evaluation of Triarc’s internal control over financial reporting of Triarc and its subsidiaries. The Audit Committee reviewed and discussed with management its report regarding its assessment of the effectiveness of Triarc’s internal control over financial reporting as of December 30, 2007, and reviewed and discussed with Deloitte & Touche its report as to the effectiveness of internal control over financial reporting. Management’s report and Deloitte’s report are each included in Triarc’s Annual Report on Form 10-K for the year ended December 30, 2007.

The Audit Committee received from Deloitte & Touche a written statement regarding all relationships between Deloitte & Touche and Triarc that might bear on Deloitte & Touche’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended. The Audit Committee discussed with Deloitte & Touche any relationships that may have an impact on their objectivity and independence and satisfied itself as to Deloitte & Touche’s independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche to Triarc not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in Triarc’s Forms 10-Q is compatible with maintaining Deloitte & Touche’s independence.

Based on the above-mentioned review and discussions with management and Deloitte & Touche and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described above and in the Audit Committee’s written charter, the Audit Committee recommended to the board of directors that Triarc’s audited consolidated financial statements be included in Triarc’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

The Audit Committee:

Joseph A. Levato (Chairman)
David E. Schwab II
Raymond S. Troubh
Jack G. Wasserman

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF TRIARC

Review and Approval of Related Person Transactions

In accordance with the terms of its charter, Triarc’s Audit Committee has the responsibility for the review and approval or ratification of all related party and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of Triarc’s common stock or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if such related party or conflict of interest transaction involves more than $10,000, in each case using appropriate specialists and counsel as necessary. Triarc’s legal department is primarily responsible for obtaining information from the applicable related person with respect to a proposed related person transaction and then determining, based on the facts and circumstances, whether Triarc or a related person has a direct or indirect material interest in the transaction. To the extent required by the terms of the Audit Committee charter, the legal department then presents information relating to such transaction for the review and approval of the Audit Committee. In the course of its review and approval or ratification of a proposed related person transaction, the Audit Committee may consider: (i) the nature of the related person’s interest in the transaction; (ii) the material terms of the transaction, including, without limitation, the amount involved and type of transaction; (iii) the importance of the transaction to the related person; (iv) the importance of the transaction to Triarc; (v) whether the transaction would impair the judgment of a director, executive officer or non-executive officer, as applicable, to act in the best interests of Triarc; (vi) if applicable, whether such transaction would compromise a director’s status as an “independent director” under the Independence Guidelines or the New York Stock Exchange Listing Standards; and (vii) any other matters that the Audit Committee deems appropriate. To the extent that a proposed related person transaction involves any member of the Audit Committee (or an immediate family member), such director would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Certain Related Person Transactions

Prior to 2005, Triarc provided aggregate incentive compensation of $22,500,000 to Messrs. Peltz and May that was invested in two deferred compensation trusts (the “Deferred Compensation Trusts”) for their benefit. This obligation was settled effective July 1, 2007 as a result of their resignations as employees of Triarc. As of the settlement date, the aggregate obligation was $38,195,000, which represented the then fair value of the assets held in the Deferred Compensation Trusts. The assets in the Deferred Compensation Trusts were either distributed to them or used to satisfy withholding taxes. In addition, they paid $801,000 to Triarc during 2007, which represented the balance of withholding taxes payable on their behalf. In October 2007, a lawsuit related to an investment that had been held in the Deferred Compensation Trusts was settled. The terms of the Contractual Settlements between Triarc and Messrs. Peltz and May included provisions pursuant to which they would be responsible for any settlement amounts under this lawsuit. As a result, they were responsible for the approximate $1,500,000 settlement cost. Triarc received the reimbursements from Messrs. Peltz and May, net of the tax withheld during 2007 and an adjustment of the settlement amount, in the first quarter of 2008.

Pursuant to his employment agreement, Mr. Sachs, a former director and executive officer of Triarc, was entitled when traveling for business purposes to be reimbursed by Deerfield for up to $4,000 for each actual hour of flying time on an aircraft owned or leased by Mr. Sachs or an entity controlled by him (the “Aircraft”) or, if the Aircraft was not available, up to $4,000 for documented out-of-pocket expenses incurred by Mr. Sachs for each hour of actual flying time on a substitute aircraft, plus, in the case of either the Aircraft or a substitute aircraft, the reasonable cost of any food consumed on board and any overnight meals and lodging for aircraft crew members. In 2007, Deerfield reimbursed Mr. Sachs for $170,000 of such expenses.

Immediately prior to the sale of Deerfield to DFR (the “Deerfield Sale”), Triarc and Mr. Sachs entered into an agreement whereby Mr. Sachs agreed to resign as an officer and director of Deerfield upon the completion of the Deerfield Sale (the “Deerfield Severance Agreement”). In exchange, Triarc agreed to a severance package of approximately $2,600,000. That severance package is, however, a continuing liability of Deerfield and it will not be paid by Triarc. In addition, Mr. Sachs and his affiliates waived their right to require Triarc to purchase their capital interests in Deerfield but maintained their existing member rights, including their right to participate in the Deerfield Sale transaction.

In connection with the Deerfield Sale, Triarc sold the 63.6% capital interest in Deerfield that it owned as of December 31, 2006 to DFR. The remaining Deerfield capital interests at December 31, 2006 that were owned directly or indirectly by executives of Deerfield, including Mr. Sachs, were also sold to DFR in connection with the Deerfield Sale. All related rights that Triarc had to acquire the capital interests of Deerfield owned by two of Deerfield’s executives, including Mr. Sachs, were cancelled at that time. In addition, the rights of those two executives to require Triarc to acquire their economic interests were also cancelled in connection with the Deerfield Sale.

Triarc was being reimbursed by Messrs. Peltz and May for incremental operating expenses related to certain personal usage of corporate aircraft through the date of the Contractual Settlements. Such reimbursements in 2007 for flights taken in 2006 and 2007 through July 1, 2007 amounted to $1,179,000.

In connection with the restructuring of Triarc into a “pure play” restaurant company (the “Corporate Restructuring”), Triarc entered into a series of agreements with Messrs. Peltz and May and Trian Partners., which is a management company for various investment funds and accounts that was formed by Messrs. Peltz, May and Garden. These agreements are described in the paragraphs set forth below.

On November 1, 2005, Messrs. Peltz, May and Garden started a series of equity investment funds (the “Equity Funds”) that are separate and distinct from Triarc and that are being managed by Messrs. Peltz, May and Garden and certain other former senior executives of Triarc (the “Management Company Employees”) through Trian Partners. Until June 29, 2007, the Management Company Employees still employed by Triarc continued to receive their regular compensation from Triarc and Triarc made their services available, as well as certain support services including investment research, legal, accounting and administrative services, to Trian Partners. Through June 29, 2007 (see below) Triarc was reimbursed by Trian Partners for the allocable cost of these services, including an allocable portion of salaries, rent and various overhead costs for periods both before and after the launch of the Equity Funds. Such allocated costs for 2007 through June 29, 2007 amounted to $2,515,000. As discussed further below, effective June 29, 2007 the Management Company Employees became employees of Trian Partners and are no longer employed by Triarc. Subsequent to June 29, 2007, Triarc continued to provide, and was reimbursed for, some minimal support services to Trian Partners. In addition, in July 2007, Triarc paid $171,000 to Trian Partners representing the obligation assumed by Trian Partners for accrued vacation of the Management Company Employees still employed by Triarc as of June 29, 2007.

In connection with the Corporate Restructuring, Triarc entered into a two-year transition services agreement (the “Services Agreement”) with Trian Partners beginning June 30, 2007 pursuant to which Trian Partners provides Triarc with a range of professional and strategic services. Under the Services Agreement, Triarc is paying Trian Partners $3,000,000 per quarter for the first year of services and $1,750,000 per quarter for the second year of services. Triarc incurred $6,000,000 of such service fees for 2007. In addition, effective as of December 28, 2007, Triarc and Trian Partners entered into an amendment to the Services Agreement providing for the payment to Trian Partners of additional fees of $2,750,000, for which the services were rendered during 2007, which will be payable during 2008.

In December 2005, Triarc invested $75,000,000 in an account (the “Equities Account”) which is managed by Trian Partners and generally co-invests on a parallel basis with the Equity Funds and had a carrying value of $99,320,000 as of December 30, 2007. Through June 29, 2007, Trian Partners had agreed not to charge Triarc any management fees with respect to the Equities Account. In April 2007, in connection with the Corporate Restructuring, Triarc entered into an agreement under which Trian Partners will continue to manage the Equities Account until at least December 31, 2010, Triarc will not withdraw its investment from the Equities Account prior to December 31, 2010 and, beginning January 1, 2008, Triarc will pay management and incentive fees to Trian Partners in an amount customary for unaffiliated third party investors with similarly sized investments.

In July 2007, as part of the Corporate Restructuring, Triarc sold substantially all of the properties and other assets it owned and used at its former New York headquarters to Trian Partners for an aggregate purchase price of $1,808,000, including $140,000 of sales taxes. The assets sold included computers and other electronic equipment and furniture and furnishings. Triarc recognized a loss of $835,000, with respect to the assets sold, principally reflecting assets for which the fair value was less than book value.

In July 2007, Triarc entered into an agreement under which Trian Partners is subleasing (the “Sublease”) one of the floors of Triarc’s former New York headquarters effective July 1, 2007. Under the terms of the Sublease, Trian Partners is paying Triarc approximately $113,000 per month which includes an amount equal to the rent Triarc pays plus a fixed amount reflecting a portion of the increase in the fair market value of Triarc’s leasehold interest as well as amounts for property taxes and the other costs related to the use of the floor. Either Trian Partners or Triarc may terminate the Sublease upon sixty days notice. Triarc recognized $680,000 from Trian Partners under the Sublease for 2007.

As of June 30, 2007, Triarc assigned the lease for a corporate facility to Trian Partners such that after that date, other than with respect to Triarc’s security deposit applicable to the lease, Triarc has no further rights or obligations with respect to the lease. The security deposit of $113,000 will remain the property of Triarc and, upon the expiration of the lease on July 31, 2010, is to be returned to Triarc in full.

In August 2007, Triarc entered into time share agreements whereby Messrs. Peltz, May and Garden and Trian Partners may use Triarc’s corporate aircraft in exchange for payment of certain incremental flight and related costs of such aircraft. Such reimbursements for the period from July 2, 2007 through December 30, 2007 amounted to $1,095,000. As of December 30, 2007, Triarc was owed $408,000 and $197,000 by Messrs. Peltz, May and Garden and Trian Partners, respectively, which amounts were received in 2008. Other costs, such as pilot and aviation employee salaries, hangar costs, depreciation, maintenance, the costs of deadhead flights (empty pick-up or return flights) and insurance on the aircraft are not included in such reimbursement obligations.

Triarc has granted Trian Partners the right, at its option, to assume Triarc’s 25% fractional interest in a helicopter (the “Helicopter Interest”) on October 1, 2008. If Trian Partners assumes the Helicopter Interest, it will pay Triarc a lump sum amount equal to what Triarc would have received under the relevant agreement if Triarc exercised its right to sell its Helicopter Interest on October 1, 2008, which is equal to the then fair value, less a remarketing fee. Trian Partners has been paying the monthly management fee and all other costs related to the Helicopter Interest to the operator of the helicopter since July 1, 2007 on behalf of Triarc and will continue to pay such expenses through October 1, 2008. Should Trian Partners determine not to exercise its assumption option on October 1, 2008, Triarc will exercise the option available to it on the same date to terminate the Helicopter Interest and will receive the then fair value payment from the operator, less a remarketing fee. In either case, subsequent to October 1, 2008, Triarc will have no further rights or obligations under the agreements applicable to the Helicopter Interest. At December 30, 2007, the estimated value of the Helicopter Interest was approximately $1,800,000.

All of the foregoing agreements with Messrs. Peltz and May and Trian Partners were negotiated and approved by the Special Committee of the board of directors. The Special Committee was advised by independent outside counsel and consulted with the Compensation Committee and the Performance Committee of Triarc’s board of directors and its independent outside counsel and independent compensation consultant.

During 2007 Triarc paid the sellers of RTM $1,600,000 to settle a post-closing purchase price adjustment provided for in the agreement and plan of merger pursuant to which Triarc acquired RTM. The sellers of RTM included Mr. Garrett and Ms. Barton, current executive officers of Triarc, and Mr. Umphenour, a current director of Triarc.

In 2007 Triarc made a charitable contribution of $575,000 to The Arby’s Foundation, Inc., a not-for-profit charitable foundation in which Triarc has non-controlling representation on the board of directors.

In June 2008, Triarc entered into an agreement with the sellers of RTM to release from escrow 350,000 of the 400,000 shares of Triarc stock that remained in escrow to support possible indemnification claims in connection with RTM acquisition. The parties had disputed the validity of some open claims against the escrow shares relating principally to some state tax audits covering pre-closing periods. Triarc agreed with the RTM sellers to settle the dispute by releasing all but 50,000 of the escrow shares, with the remaining shares to be released as the audits are settled or otherwise resolved. The sellers of RTM included Mr. Garrett and Ms. Barton, current executive officers of Triarc, and Mr. Umphenour, a current director of Triarc.

As of July 1, 2008, Triarc entered into an agreement under which Trian Partners is subleasing additional office space in Triarc’s former New York headquarters. Under the terms of that agreement, Trian Partners has subleased 7,866 square feet of office space (Triarc’s remaining space on the 24th floor of that building) through the remaining approximately four-year term of the prime lease on a “pass-through” basis, i.e., all terms and conditions that Triarc is obligated for under the prime lease with respect to the premises are passed through under the sublease to Trian Partners. Either party may terminate the agreement upon sixty days notice. The rent payable by Trian Partners is approximately $25,600 per month.

PROPOSAL 7.
APPROVAL OF AN AMENDMENT TO THE TRIARC AMENDED AND
RESTATED 2002 EQUITY PARTICIPATION PLAN

(Item 7 on Triarc Proxy Card)

The Triarc Amended and Restated 2002 Equity Participation Plan (the “2002 Plan”) is designed to promote the interests of Triarc and its stockholders by providing to selected officers, directors and key employees of Triarc an opportunity to receive ownership interests in Triarc’s capital stock. The 2002 Plan allows for the use of awards in the form of stock options, restricted stock and other forms of equity to deliver competitive compensation that recognizes recipients for their contribution to Triarc’s success, serves to retain and attract key personnel and aligns executive officers with shareholders in focusing on long-term growth and stock performance.

At the time of its adoption in 2002, the 2002 Plan provided for a maximum aggregate number of shares equal to 15,000,000 (consisting of 5,000,000 shares of Triarc Class A common stock and 10,000,000 of Class B common stock). Currently, the 2002 Plan has 397,321 shares of Triarc Class A common stock remaining available for grant and 866,524 shares of Triarc Class B common stock remaining available for grant (collectively, the “Current Reserve”). As of May 29, 2008, 2008, Triarc had outstanding combined Triarc Class A and Triarc Class B common stock totaling 92,806,428 shares.

Triarc believes that the Current Reserve does not provide for adequate capacity for ongoing use of the 2002 Plan for compensation purposes for a number of reasons. The Performance Committee views long term incentive awards as a key part of Triarc’s executive compensation program, and historical equity grants to ARG executives have been made to a broad group of employees and not limited to senior executives. The Current Reserve is less than the aggregate equity grants made to ARG executives for Fiscal 2007—without the proposed increase in the shares available for grant, there would not be enough shares available to allow for equity grants equal in size to those made to ARG management in 2007. In order to provide for additional capacity, the Compensation Committee and the Performance Committee are proposing that the Current Reserve be increased by an additional 7,400,000 shares of Class B common stock. (In the event that the proposals relating to the adoption of the amendment to Triarc’s certificate of incorporation in connection with the merger are approved, such additional shares will consist of Wendy’s/Arby’s common stock and will be available for employees of both Wendy’s and ARG).

Triarc, through its Compensation Committee and its Performance Committee, has committed that the average annual burn rate for grants of options or stock awards under the 2002 Plan to employees or non-employee directors for the period covered by the 2008, 2009 and 2010 fiscal years, will not exceed the mean (average) plus one standard deviation of the industry threshold (which is 3.33% for 2008) of the number of shares of common stock that will be outstanding over such three-year period (upon consummation of the merger such outstanding shares will include the shares issued in connection with the merger as well as previously outstanding shares of Triarc common stock). The annual burn rate will be calculated by dividing (i) the number of shares granted to employees and non-employee directors in each fiscal year by the Performance Committee and reported in Triarc’s (or Wendy’s/Arby’s, as applicable) periodic reports filed with the SEC, including options, stock awards and performance share awards actually earned and delivered in shares of Triarc’s common stock or deferred, by (ii) the fiscal year-end weighted average basic shares outstanding. For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent to 2.0 option shares. The burn rate calculation may be impacted by different volatility assumptions.

The Performance Committee has also approved amendments to the 2002 Plan which prohibit the repricing of outstanding awards without prior shareholder approval and eliminate the ability of Triarc to grant reload option awards or to issue stock options or SARs with an exercise price below the stock’s fair market value.

In furtherance of these objectives, the board of directors, upon the recommendation of the Compensation Committee and the Performance Committee, has adopted the 2002 Plan Amendment to the 2002 Plan (the “2002 Plan Amendment”), subject to approval by the stockholders at the Triarc annual meeting. A copy of the 2002 Plan Amendment is attached as Annex H to this joint proxy statement/prospectus. Set forth below is a further description of the material provisions of the 2002 Plan and the 2002 Plan Amendment.

General

The 2002 Plan Amendment was approved by the board of directors on April 22, 2008 and if approved by the stockholders will become effective as of  , 2008. The 2002 Plan provides for the granting of stock options, SARs, shares of restricted stock and restricted stock units to officers, key employees of, and consultants to, Triarc and its subsidiaries and affiliates. The 2002 Plan provides for automatic awards of options to nonemployee directors of Triarc and permits non-employee directors to elect to receive all or a portion of their annual retainer fees and/or board of directors or committee meeting attendance fees, if any (“Fees”), in shares of Class A common stock and/or Class B common stock, as described below. The 2002 Plan replaced the 1997 Equity Participation Plan, the term during which options may be granted thereunder expired on December 11, 2002, and the 1998 Plan, the term during which options may be granted thereunder expired on April 30, 2003. The term during which options may be granted under the 2002 Plan expires on June 4, 2012.

Summary of the Triarc 2002 Equity Participation Plan

The following description of the 2002 Plan is merely a summary of certain provisions thereof and is qualified in its entirety by the text of the 2002 Plan, which was filed as Exhibit A to Triarc’s 2002 Proxy Statement, the text of Amendment No. 1 to the 2002 Plan, which was filed as Annex A to Triarc’s 2006 Proxy Statement and the text of Amendment No. 2 to the 2002 Plan, which was filed as Annex A to Triarc’s 2007 Proxy Statement, and should be read in conjunction with the following summary. Stockholders may request a copy of the 2002 Plan, as amended, by contacting Triarc at: Triarc Companies, Inc., 1155 Perimeter Center West, Atlanta, Georgia 30338, Attention: Corporate Secretary, (678) 514-4100.

Purpose. The purpose of the 2002 Plan is to promote the interests of Triarc and its stockholders by (i) securing for Triarc and its stockholders the benefits of the additional incentive inherent in the ownership of the capital stock of Triarc by directors and selected officers, key employees of, and consultants to, Triarc and its subsidiaries and affiliates, including the individuals named in the Summary Compensation Table, who are important to the success and growth of the business of Triarc and its subsidiaries and (ii) assisting Triarc to secure and retain the services of such persons.

The 2002 Plan provides for granting such persons (a) options for the purchase of shares of Class A common stock and/or Class B common stock, (b) tandem SARs, (c) restricted shares of Class A common stock and/or Class B common stock that are both restricted as to transferability and subject to a substantial risk of forfeiture (“Restricted Shares”) and (d) restricted stock units each of which is a hypothetical investment equivalent to one share of capital stock (“Restricted Share Units”). The 2002 Plan also provides for automatic grants of options to non-employee directors and for non-employee directors to elect to have their Fees paid in shares. All of Triarc’s employees and eight non-employee directors currently are eligible to participate under the 2002 Plan.

Administration. The 2002 Plan is administered by the Performance Compensation Subcommittee (the “Performance Committee”) consisting of two or more directors appointed from time to time by the board of directors of Triarc. It is intended that the directors appointed to serve on the Performance Committee be “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code, to the extent Rule 16b-3 and Section 162(m), respectively, are applicable to Triarc and the 2002 Plan; however, the fact that a Performance Committee member shall fail to qualify under either of the foregoing requirements will not invalidate any award which is otherwise validly made under the 2002 Plan. The current members of the Performance Committee are Messrs. Schwab (Chairman), Chajet and Wasserman. The members of the Performance Committee may be changed at any time and from time to time in the discretion of the board of directors. Subject to the limitations and conditions of the 2002 Plan, the Performance Committee has authority to determine the amounts, times, forms and terms and conditions of grants under the plan, except with respect to automatic grants to non-employee directors, as discussed below. The Performance Committee has the authority to construe and interpret the 2002 Plan and any related award agreement, and its determinations on all matters related to the 2002 Plan shall be conclusive.

Shares Subject to the 2002 Plan. Subject to certain antidilution adjustments, the maximum number of shares of Triarc Class A common stock that may be granted as Restricted Shares, in respect of which Restricted Share Units may be granted or that may be delivered on the exercise of options or SARs or upon a Director’s election to receive Fees in shares pursuant to the 2002 Plan is currently an aggregate of 2,000,000. Subject to certain antidilution adjustments, the maximum number of shares of Triarc Class B common stock that may be granted as Restricted Shares, in respect of which Restricted Share Units may be granted, or that may be delivered on the exercise of options or SARs or upon a Director’s election to receive Fees in shares pursuant to the 2002 Plan is an aggregate of 13,000,000. In addition, in no event may Restricted Shares intended to qualify as “162(m) Performance-Based Awards” (as defined below), options and/or SARs be granted under the 2002 Plan to any individual in any one calendar year in an amount exceeding an aggregate of 1,000,000 shares of Triarc Class A common stock or 2,000,000 shares of Triarc Class B common stock. The shares of Triarc Class A common stock and Triarc Class B common stock issued under the 2002 Plan may be either authorized but unissued shares or treasury shares, including such shares reacquired by Triarc. If an option expires or terminates for any reason during the term of the 2002 Plan and prior to the exercise in full of such option or the related SAR, if any, or if Restricted Shares or Restricted Share Units are forfeited as provided in the grant of such Restricted Shares or Restricted Share Units, the number of shares of Triarc Class A common stock or Triarc Class B common stock previously subject to but not delivered under such option, related SAR or grant of Restricted Shares or Restricted Share Units shall be available for awards thereafter. An option that terminates upon the exercise of a tandem SAR shall be deemed to have been exercised at the time of the exercise of such tandem SAR, and the shares of Triarc Class A common stock or Triarc Class B common stock subject thereto shall not be available for further grants under the 2002 Plan.

Certain Provisions Relating to Options and SARs Granted to Officers. For Federal income tax purposes, options granted pursuant to the 2002 Plan will be “nonqualified” options, i.e., they will not be “incentive stock options” as such term is defined in Section 422 of the Code. The price per share to be paid by the optionee on the date an option is exercised may not be less than 85% of the “fair market value” (as defined in the 2002 Plan) on the date such option is granted. The period after which options granted under the 2002 Plan may not be exercised shall be determined by the Performance Committee with respect to each option granted but may not exceed ten years from the date on which the option is granted and further provided that each option will expire upon the termination of the optionee’s employment or services if such termination constitutes or is attributable to a breach by the optionee of any employment agreement or if the optionee is discharged or terminated “for cause” (as determined by the Performance Committee or the board of directors of Triarc). The purchase price of the shares of Triarc Class A common stock and/or Triarc Class B common stock as to which an option is exercised is to be paid in cash or by check, except that the Performance Committee may in its discretion allow such payment to be made by surrender of shares of capital stock of Triarc (at their fair market value on the date of exercise) which have been held for at least six months, are not subject to a pledge or other security interest and are not Restricted Shares subject to the transferability restrictions set forth in Section 13 of the 2002 Plan (“Mature Shares”), or by a combination of cash, check and such shares of capital stock. If determined by the Performance Committee, an optionee may also elect to purchase shares of Triarc Class A common stock and/or Triarc Class B common stock on exercise of an option by assigning to Triarc a sufficient amount of the proceeds from the sale of shares upon such exercise to pay for the purchase price of all such exercised options, through a cashless exercise program (as more fully described in the 2002 Plan) or by any combination of the foregoing. In December 2006, the Performance Committee amended all agreements relating to outstanding awards of stock options issued pursuant to the 2002 Plan to provide that each such optionee would not be required to tender the purchase price of the shares being acquired under the option, but rather, upon exercise, the optionee would receive only such number of shares as is equal in value to the excess of the aggregate fair market value of the shares being purchased over the aggregate purchase price for those shares and to add a similar feature whereby an optionee could choose to have shares withheld from the shares that would otherwise be issued upon exercise of the option in order to pay minimum statutory withholding taxes. No option or SAR granted under the 2002 Plan will be assignable or otherwise transferable by the optionee, neither voluntarily or involuntarily, except by will or the laws of descent and distribution and an option or SAR shall be exercisable during the optionee’s lifetime only by the optionee; provided, however, that the Performance Committee may in the applicable option agreement or at any time thereafter in an amendment to an option agreement provide that options may be transferred with or without consideration by the optionee, subject to such rules as the Performance Committee may adopt to preserve the purpose of the 2002 Plan, (i) pursuant to a domestic relations order or (ii) to certain Permitted Transferees (as defined in the 2002 Plan), pursuant to the terms of the plan. The Performance Committee may in its discretion grant SARs in connection with any option, either at the time the option is granted or at any time thereafter while the option remains outstanding, to any person who at that time is eligible to be granted an option. The number of SARs granted to a person that will be exercisable during any given period of time shall not exceed the number of shares of Triarc Class A common stock and/or Triarc Class B common stock which he or she may purchase upon the exercise of the related option or options during such period of time. Upon the exercise of an option pursuant to the 2002 Plan the SARs relating to the shares of Triarc Class A common stock and/or Triarc Class B common stock covered by such exercise shall terminate. Upon the exercise of SARs pursuant to the 2002 Plan, the related option to the extent of an equal number of shares of Triarc Class A common stock and/or Triarc Class B common stock shall terminate. Upon an optionee’s exercise of some or all of his or her SARs, the optionee will receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised payable in cash, shares of Triarc Class A common stock and/or Triarc Class B common stock or a combination thereof, as determined in the sole discretion of the Performance Committee. The stock appreciation for an SAR will be the difference between (i) the fair market value of the underlying share of Triarc Class A common stock and/or Triarc Class B common stock on the date of the exercise of such SAR and (ii) the option price per share of Triarc Class A common stock and/or Triarc Class B common stock specified for the related option. An SAR will be exercisable only during the period determined by the Performance Committee, which must be within the period that the option to which it is related is also exercisable. The Performance Committee, at its discretion, may issue replacement or reload options to an option holder who has utilized shares of Triarc Class A common stock and/or Triarc Class B common stock to pay the exercise price of an option granted under the 2002 Plan and/or to pay any withholding taxes applicable to such exercise. If granted, a replacement or reload option will be exercisable for the same number of shares as were utilized by the exercising option holder to pay such exercise price and/or withholding taxes. Any such replacement or reload option will have an exercise price equal to the fair market value of a share of Triarc Class A common stock and/or a share of Triarc Class B common stock on the date such replacement or reload option is granted, and, unless the Performance Committee determines otherwise, all other terms and conditions of such replacement or reload option (including the date or dates on which such option shall become exercisable and the term of the option) will be identical to the terms and conditions of the exercised option with respect to which the replacement or reload option is granted. No replacement or reload option may be granted in respect of the exercise of any option granted pursuant to the 2002 Plan as an automatic grant to a non -employee director (see “Automatic Grants to Non-Employee Directors,” below). The replacement or reload option will be eliminated in its entirety pursuant to the proposed Amendment No. 3 to the Amended and Restated 2002 Equity Participation Plan attached as Annex H to this joint proxy statement/prospectus.

Automatic Grants to Non-Employee Directors. Each director of Triarc who is initially elected or appointed as a director who is not then an employee of Triarc or any subsidiary or affiliate will receive under the 2002 Plan on the date of his or her initial election or appointment to the board of directors nonqualified options to purchase 15,000 shares of Triarc Class A common stock and 30,000 shares of Triarc Class B common stock. On the date of each annual meeting of stockholders of Triarc at which a director is reelected, such director will receive options to purchase 4,000 shares of Triarc Class A common stock and 8,000 shares of Triarc Class B common stock. Each such option will have a term of ten years, subject to earlier termination upon the option holder’s termination of service to Triarc, as provided in the 2002 Plan. Each such option will become exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant, subject to continued Triarc board membership. The exercise price per share of Triarc Class A common stock and Triarc Class B common stock to be paid by the holder of such an option is equal to the fair market value (as defined in the plan) of one share of Triarc Class A common stock or Triarc Class B common stock on the date the option is granted. The purchase price of the shares of Triarc Class A common stock or Triarc Class B common stock as to which such an option is exercised may be paid in cash, and, by check, by delivery of Mature Shares, through the cashless exercise program described above under “Certain Provisions Relating to Options and SARs Granted to Officers” or by a combination of the foregoing at the director’s election.

Elective Purchase of Shares. Triarc directors may elect to receive in shares of Triarc Class A common stock and/or shares of Triarc Class B common stock all or any portion of the annual retainer fees and/or Board or Performance Committee meeting attendance fees that otherwise would be payable to him or her in cash pursuant to the procedures set forth in the 2002 Plan. Any election other than an “Initial Election” (as defined in the 2002 Plan) to receive shares of Triarc Class A common stock and/or shares of Triarc Class B common stock rather than cash must be made at least six months in advance of payment and shall continue in effect until revoked by an election made at least six months in advance. There will be no limit on the number of elections or revocations that may be made by a director, except that no such election (other than an Initial Election) or revocation may take effect until at least six months after such election or revocation shall have been delivered to the Secretary of Triarc. Any shares of Triarc Class A common stock or Triarc Class B common stock payable under such an election will be issued on the same date that the Fees would have been paid in cash. The number of shares of Triarc Class A common stock or Triarc Class B common stock to be issued on account of an election to receive shares of stock as payment of Fees will be based on the average of the closing prices of the shares of Triarc Class A common stock, or Triarc Class B common stock, as applicable, for the 20 consecutive trading days immediately preceding the date as of which the Fees are payable. Cash will be paid in lieu of issuing any fractional share of Triarc Class A common stock or Triarc Class B common stock.

Certain Provisions Applicable to Restricted Shares. The Performance Committee may grant Restricted Shares to certain eligible persons at any time. In granting Restricted Shares, the Performance Committee will determine in its sole discretion the period or periods during which the restrictions on transferability applicable to such Restricted Shares will be in force (the “Restricted Period”). During the Restricted Period applicable to each grant of Restricted Shares, such Restricted

Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a grantee’s eventual right, if any, to such Restricted Shares may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Shares, the Performance Committee will determine in its sole discretion the restrictions on vesting which will apply to the Restricted Shares for the Restricted Period. If the Performance Committee deems restrictions on vesting inappropriate for any grantee, it may approve the award and delivery to such grantee of all or any portion of the Restricted Shares free and clear of all restrictions on transferability. Triarc will not be obligated to deliver any Restricted Shares free and clear of the restrictions on transferability until Triarc has satisfied itself that such delivery complies with all applicable laws and regulations.

Certain Provisions Applicable to Restricted Share Units. The Performance Committee may grant Restricted Share Units to certain eligible persons at any time. In granting Restricted Share Units the Performance Committee will determine in its sole discretion the Restricted Period. During the Restricted Period applicable to each grant of Restricted Share Units, such Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a grantee’s eventual right, if any, to such Restricted Share Units may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Share Units the Performance Committee will determine in its sole discretion the restrictions on vesting which will apply to the Restricted Share Units for the Restricted Period. If the Performance Committee deems restrictions on vesting inappropriate for any grantee, it may approve the award and delivery to such grantee of all or any portion of the Restricted Share Units free and clear of all restrictions on transferability. Triarc will not be obligated to deliver any Restricted Share Units free and clear of the restrictions on transferability until Triarc has satisfied itself that such delivery complies with all applicable laws and regulations. Each Restricted Share Unit may, at the discretion of the Performance Committee, be credited with cash and stock dividends paid by Triarc in respect of one share of Triarc Class A common stock or Triarc Class B common stock, as applicable (“Dividend Equivalents”). Upon the expiration of the Restricted Period and the lapse of the vesting requirements, if any, with respect to any outstanding Restricted Share Units, Triarc shall deliver to the grantee, or his or her beneficiary, one share of Triarc Class A common stock or Triarc Class B common stock as applicable, for each outstanding Restricted Share Unit and cash equal to any Dividend Equivalents credited with respect to such vested Restricted Share Unit or the Performance Committee may, in its discretion, pay cash or a combination of cash and shares in lieu of delivering shares for such vested Restricted Share Units. The Performance Committee also may, in its discretion, delay delivery of the shares, cash or combination thereof in respect of such vested Restricted Share Unit beyond the expiration of the Restricted Period.

Stockholder Rights. A grantee of shares and, except for the restrictions on transferability, a grantee of Restricted Shares will have the rights of a holder of the shares of Triarc Class A common stock or Triarc Class B common stock, as applicable, including the right to receive dividends paid on such shares and the right to vote such shares at meetings of stockholders of Triarc. However, no optionee will have any of the rights of a stockholder with respect to any shares of Triarc Class A common stock or Triarc Class B common stock unless and until he or she has exercised his or her option with respect to such shares of Triarc Class A common stock or Triarc Class B common stock and has paid the full purchase price therefore.

Changes in Shares. In the event of a change in the class or series of shares which may be delivered pursuant to the 2002 Plan due to a split, reverse split, combination of shares, reclassification, recapitalization, or similar event (including, without limitation, any spin-off of a subsidiary), dividend or distribution payable in shares, extraordinary dividend payable in cash, merger, consolidation or other reorganization, the Performance Committee shall, to the extent it deems it to be consistent with such event and necessary or equitable to carry out the purposes of the 2002 Plan, appropriately adjust (a) the maximum number of shares of and the classes or series of shares which may be delivered pursuant to the 2002 Plan, (b) the number of shares and the classes or series of shares subject to outstanding options, SARs, Restricted Share Units or grants of Restricted Shares, (c) the option price per share of outstanding options, (d) any performance based vesting restrictions on any plan agreement that are based on stock price and (e) any other provisions of the 2002 Plan, provided that (i) any adjustments made in accordance with clauses (b) and (c) shall make any such outstanding option or SAR as nearly as practicable, equivalent to such option or SAR, as the case may be, immediately prior to such change and (ii) no such adjustment shall give any optionee any additional benefits under any outstanding option. Further, with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Performance Committee determines that such adjustments or substitutions may be made without causing such awards to fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

Changes in Control or Reorganizations. The 2002 Plan also provides that upon (i) the acquisition by any person of 50% or more of the combined voting power of Triarc’s outstanding securities entitled to vote generally in the election of directors, or (ii) a majority of the directors of Triarc being individuals who are not nominated by the Triarc board of directors (a “Plan Change of Control”), any outstanding options granted under the 2002 Plan shall become fully and immediately exercisable and any restrictions on vesting applicable to any Restricted Shares or Restricted Share Units will lapse and such Restricted Shares or Restricted Share Units will be delivered free and clear of all transferability restrictions. The acquisition of any portion of the combined voting power of Triarc by Nelson Peltz or Peter W. May or by any person affiliated with such persons will not constitute a Plan Change of Control. In addition, the 2002 Plan provides that in the event that Triarc is merged or consolidated with another corporation, or in the event that all or substantially all of the assets of Triarc are acquired by another corporation, or in the event of a reorganization or liquidation of Triarc (each such event being hereinafter referred to as a Reorganization Event”) or in the event that the board of directors shall propose that Triarc enter into a Reorganization Event, then the Performance Committee may in its discretion take any or all of the following actions: (i) by written notice to each optionee, provide that his or her options and/or SARs will be terminated or repurchased by Triarc unless exercised within thirty days (or such longer period as the Performance Committee shall determine in its sole discretion) after the date of such notice (without acceleration of the exercisability of such options); and (ii) advance the date or dates upon which any or all outstanding options shall be exercisable.

162(m) Performance-Based Awards. The Performance Committee may determine that an award of Options, SARs, Restricted Shares or Restricted Share Units which would not otherwise qualify as “performance-based compensation” under Section 162(m) of the Code shall be made to so qualify by the implementation of additional vesting conditions based on the attainment of performance standards in accordance with rules set forth in the 2002 Plan. No award under the 2002 Plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will vest in respect of a period in which performance fails to attain or exceed the minimum level for any of the performance standards.

Amendment and Discontinuance. The 2002 Plan provides that Triarc board of directors may amend, alter, suspend, discontinue, or terminate the 2002 Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the 2002 Plan and, provided further, that any such amendment, alteration, suspension, discontinuance or termination that would impair any rights under any award theretofore made under the 2002 Plan shall not to that extent be effective without the consent of the person to whom such award was made.

Effective Date and Duration of the 2002 Plan. The 2002 Plan was approved by the Triarc board of directors on April 25, 2002 and became effective on June 4, 2002, the date of its approval by Triarc’s stockholders. The term during which awards may be granted under the 2002 Plan will expire on June 4, 2012.

Federal Tax Consequences of Options. The following summary of the Federal income tax consequences of the grant and exercise of nonqualified options awarded under the 2002 Plan, and the disposition of shares purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. No income will be realized by an optionee upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the “Spread”) at the time of exercise. The Spread will be deductible by Triarc for federal income tax purposes subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code of compensation paid to executives designated in those sections. The optionee’s tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the nonqualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee’s holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option. Pursuant to currently applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a “Section 16 Person”) begins the six-month period of potential short-swing liability. However, the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by Triarc’s board of directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified, by Triarc’s stockholders no later than the next annual meeting of stockholders. If the grant satisfies either of the conditions described in clauses (i) or (ii) above, the taxable event will ordinarily be the date of exercise. However, if an option is exercised by a Section 16 Person within six months after the date of grant and neither of the conditions described in clauses (i) or (ii) above are satisfied, taxation will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to Section 83(b) of the Code to be taxed on the date of exercise. The payment by an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares to Triarc, and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to Triarc and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to Triarc will be taxable to the optionee. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

Benefits to Triarc Named Officers and Others

Future awards under the 2002 Plan will be made at the discretion of the Performance Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the plan in the future.

The following table sets forth the number of stock options and shares of restricted stock that were granted under the 2002 Plan during 2007 to Triarc’s Named Officers, all Triarc executive officers as a group, all of Triarc’s non-employee directors as a group, and all of Triarc’s non-executive employees, respectively:

Individual or Group	Stock Options	Weighted Ave. Price($)	Restricted Stock	Aggregate Value($)(1)
Roland C. Smith	200,000	15.84	100,000	910,000
Nelson Peltz	—	—	—	—
Stephen E. Hare	35,000	15.84	12,000	109,200
Francis T. McCarron	—	—	—	—
Thomas A. Garrett	50,000	15.84	15,000	136,500
Sharron L. Barton	15,000	15.84	5,000	45,500
Nils H. Okeson	25,000	15.84	10,000	91,000
Peter W. May	—	—	—	—
Brian L. Schorr	—	—	—	—
All Executive Officers	369,250	15.84	157,500	1,433,250
All Non-Executive Directors	96,000	15.79	—	—
Non-Executive Employees	592,950	15.84	101,800	926,380

(1)	Based on the closing price of the Triarc Class B common stock on December 30, 2007.

THE TRIARC BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 2002 EQUITY PARTICIPATION PLAN.

PROPOSAL 8.
RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

(Item 8 on Triarc Proxy Card)

Triarc’s Audit Committee has voted to appoint Deloitte & Touche LLP as the independent registered public accounting firm to examine the consolidated financial statements of Triarc and its subsidiaries for the fiscal year ending December 27, 2008. Triarc stockholders are asked to ratify that appointment at the Triarc annual meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of its incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of Deloitte & Touche LLP will be present at the Triarc annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

The following is a description of the fees billed to Triarc by Deloitte & Touche LLP during the fiscal years ended December 30, 2007 and December 31, 2006:

Audit Fees: Audit fees paid by Triarc to Deloitte & Touche LLP in connection with Deloitte & Touche LLP’s review and audit of Triarc’s annual financial statements, Deloitte & Touche LLP’s review of Triarc’s interim financial statements included in Triarc’s Quarterly Reports on Form 10-Q and for services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements totaled approximately $3,452,170 for fiscal 2007 and $4,035,900 for fiscal 2006.

Audit-Related Fees: The aggregate fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of Triarc’s financial statements and are not reported under the “Audit Fees” above were $2,877,659 for fiscal 2007 (principally for work done by Deloitte & Touche LLP in connection with the sale of Deerfield and due diligence with respect to the merger transaction with Wendy’s) and $500,717 for fiscal 2006 (principally for work done by Deloitte & Touche LLP in connection with a Current Report on Form 8-K and a registration statement on Form S-3 that were filed in connection with Triarc’s acquisition of the RTM Restaurant Group, standalone financial statements for certain subsidiaries of Triarc and audits of certain “frozen” defined benefit plans).

Tax Fees: The aggregate fees billed by Deloitte & Touche LLP for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were $374,043 for fiscal 2007 (principally for income tax services and research, advice and consultation regarding tax-related matters) and $128,935 for fiscal 2006 (principally related to tax-related research and matters related to the acquisition of the RTM Restaurant Group).

All Other Fees: Fees billed to Triarc by Deloitte & Touche LLP for all other products and services provided to Triarc and not reported under the three prior headings were $0 for both fiscal 2007 and fiscal 2006.

As noted in the Triarc Audit Committee Report (see page 161) the Audit Committee has considered whether the provision of services by Deloitte & Touche LLP that were not related to the audit of Triarc’s consolidated financial statements referred to above and to the reviews of the interim financial statements included in Triarc’s Forms 10-Q is compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a pre-approval policy that provides that Triarc’s independent registered public accounting firm may provide only those services that are pre-approved by the Audit Committee. The Audit Committee must also pre-approve any services provided to Triarc or any subsidiary by any separate firm that audits the financial statements of any subsidiary if Triarc’s independent registered public accounting firm expressly relies on the audit report of such separate firm in its own report on Triarc’s financial statements. In general, predictable and recurring covered services may be approved by the Audit Committee (and not any delegate of the committee) on an annual basis. Pre-approval in such circumstances will generally be by reference to classes of covered service, provided that the pre-approval is sufficiently detailed to identify the scope of service to be provided. The policy includes a list of covered services that may be pre-approved, by class, on annual basis. Any engagement of the independent registered public accounting firm to perform a pre-approved non-audit service is to be reported by management to the Audit Committee at its next scheduled meeting following the engagement of the independent registered public accounting firm for such service.

Services proposed to be provided by the independent registered public accounting firm that have not been pre-approved, by class, and the fees for such proposed services must be pre-approved on an individual basis by the Audit Committee or its delegate. Commencing in 2006, the total payments that may be made with respect to covered services that constitute “Tax Fees” and “All Other Fees” (as shown above) that have been pre-approved by class may not exceed $200,000 per year. Once such amount has been expended in any year, any additional services (including any additional payments for services pre-approved that constitute “Tax” and “Other” services) that constitute “Tax” or “Other” services must be pre-approved on an individual basis unless otherwise authorized by the Audit Committee (or its delegate(s)).

The Audit Committee may delegate to one or more of its members the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services (subject to the limitation on “Tax” and “Other” services noted above), provided that the aggregate estimated fees for the current and all future periods in which the service is to be rendered will not exceed $100,000 for any applicable fiscal year and that the aggregate estimated fees of all covered services approved by the delegate(s) during any fiscal year may not exceed $1,000,000 for any applicable fiscal year. Any pre-approval granted by a delegate(s) is to be reported to the full Audit Committee no later than its next scheduled meeting.

None of the non-audit services provided by Deloitte & Touche LLP in 2007 were approved under the Securities and Exchange Commission’s de minimis exception to audit committee approval.

THE TRIARC BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN THIS PROPOSAL 8.

Other Matters to Come Before the Triarc Annual Meeting

No other matters are intended to be brought before the meeting by Triarc, and Triarc does not know of any matters to be brought before the Triarc annual meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

WENDY’S SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by Wendy’s board of directors of proxies to be voted at the Wendy’s special meeting, which is to be held at  in  at  . On or about  , 2008, Wendy’s commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the meeting.

Purpose of the Wendy’s Special Meeting

At the Wendy’s special meeting, Wendy’s shareholders will be asked to:

•

adopt the Agreement and Plan of Merger, dated as of April 23, 2008, among Triarc, Green Merger Sub, Inc., a wholly-owned subsidiary of Triarc and Wendy’s, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

•

approve any motion to adjourn the Wendy’s special meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Wendy’s special meeting to adopt the merger agreement.

General Information about Proxies and Voting

The enclosed proxy, for use at the Wendy’s special meeting of shareholders to be held on  , 2008, and any adjournments thereof, is being solicited on behalf of the Wendy’s board of directors. A Wendy’s shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of proxy. Without affecting any vote previously taken, the proxy may be revoked by the shareholder by giving notice of revocation to Wendy’s in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of proxy, or by attending the special meeting and revoking the previously executed proxy. A shareholder may also change his or her vote by executing and returning to Wendy’s a later- dated proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of proxy, or by voting at the special meeting. All properly executed proxies received by the board of directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder.

All properly executed proxies received by the board of directors which do not specify how shares should be voted will be voted “FOR” the adoption of the agreement and plan of merger and “FOR” any possible adjournment of the Wendy’s special meeting.

If a Wendy’s shareholder abstains from voting on any proposal, it will have the same effect as a vote against that proposal. If a Wendy’s shareholder does not vote, it will have the effect of a vote against the merger proposal and no effect on the adjournment proposal.

Solicitation of proxies may be made by mail, electronic mail, facsimile personal interview and telephone by officers, directors and employees of Wendy’s, and by employees of Wendy’s transfer agent, American Stock Transfer and Trust Company. In addition, Wendy’s has retained, at an estimated cost of $   plus reasonable expenses, Georgeson Inc., a firm specializing in proxy solicitations. All costs related to the solicitation of proxies on behalf of the board of directors will be borne by Wendy’s, except as noted below. Wendy’s will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders who vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

Voting Requirements

Required Vote to Adopt the Agreement and Plan of Merger, Dated as of April 23, 2008, among Triarc, Green Merger Sub, Inc. and Wendy’s (Proposal 1; Item 1 on the Proxy Card)

The affirmative vote of a majority of the outstanding Wendy’s common shares entitled to vote at the Wendy’s special meeting or any adjournment or postponement thereof is required to adopt the Agreement and Plan of Merger, dated as of April 23, 2008, among Triarc, Green Merger Sub, Inc. and Wendy’s.

Required Vote to Approve an Adjournment of the Wendy’s Special Meeting (Proposal 2; Item 2 on the Proxy Card)

If necessary, the affirmative vote of a majority of the Wendy’s common shares represented at the Wendy’s special meeting, whether or not a quorum is present, is required to adjourn the Wendy’s special meeting to another time or place for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Wendy’s special meeting to adopt the merger agreement.

Voting Rights

The total number of outstanding shares entitled to vote at the Wendy’s special meeting is  , and only shareholders of record at the close of business on  , 2008, are entitled to notice of and to vote at the special meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. Wendy’s and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or from Wendy’s that they or Wendy’s will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of the joint proxy statement/prospectus and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Wendy’s if you hold registered shares. You can notify Wendy’s by sending a written request addressed to Investor Relations Department, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256, by calling Investor Relations at (614) 764-3138 or by sending an e-mail to Investor Relations at investor_relations@wendys.com. Wendy’s will deliver promptly, upon written or oral request, a separate copy of the joint proxy statement/prospectus to a registered shareholder at a shared address to which a single copy of the document was delivered.

Voting Power of Wendy’s Directors and Executive Officers

On the Wendy’s record date, directors and executive officers of Wendy’s owned and were entitled to vote   Wendy’s common shares, representing  % of the outstanding Wendy’s common shares.

Securities Ownership

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to Wendy’s who own beneficially more than 5% of the outstanding common shares of Wendy’s as of the dates set forth below.

Title of Class(1)	Name of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership(3)		Percent of Class(4)*
Common shares	Pershing Square Capital Management, L.P.(a)	13,087,000	(a)	14.9	7%
Common shares	Trian Fund Management, L.P. and other joint filers(b)	8,553,800	(b)	9.8%
Common shares	Highfields Capital Management LP and other joint filers(c)	7,363,197	(c)	8.4%
Common shares	Barclays Global Investors, NA and other joint filers(d)	6,072,231	(d)	6.9%
Common shares	3G Capital Partners Ltd. and other joint filers(e)	6,020,231	(e)	6.9%
Common shares	Southeastern Asset Management, Inc. and other joint filers(f)	5,690,372	(f)	6.5%
Common shares	Farallon Capital Partners, L.P. and other joint filers(g)	5,435,000	(g)	6.2%

*	Based on 87,414,310 common shares outstanding as of March 30, 2008.

(a)

Information based solely on a Schedule 13G jointly filed with the SEC on April 25, 2008 by Pershing Square Capital Management, L.P. (the “Investment Manager”), PS Management GP, LLC (“PS Management”), Pershing Square GP, LLC (the “General Partner”) and William A. Ackman (“Mr. Ackman”).

The Investment Manager serves as investment advisor to Pershing Square, L.P. (“Pershing Square”), Pershing Square II, L.P. (“Pershing Square II”) and Pershing Square International, Ltd. (“Pershing Square International”) with respect to the common shares directly owned by Pershing Square, Pershing Square II and Pershing Square International. PS Management serves as the general partner of the Investment Manager, with respect to the common shares directly owned by Pershing Square, Pershing Square II and Pershing Square International. General Partner serves as the general partner of each of Pershing Square and Pershing Square II. Mr. Ackman serves as the managing member of each of PS Management and General Partner.

The Investment Manager, in its capacity as the investment advisor to Pershing Square, Pershing Square II and Pershing Square International, has the power to direct the investment activities of each of Pershing Square, Pershing Square II and Pershing Square International. PS Management is the general partner of the Investment Manager. The General Partner, in its capacity as the general partner to Pershing Square and Pershing Square II, has the power to direct the investment activities of each of Pershing Square and Pershing Square II. Mr. Ackman is the managing member of each of PS Management and the General Partner.

Each of Investment Manager, PS Management and Mr. Ackman reported beneficial ownership of 13,087,000 common shares and shared voting and shared dispositive power over 13,087,000 common shares. General Partner reported beneficial ownership of 5,247,712 common shares and shared voting and shared dispositive power over 5,247,712 common shares. The address for each of Investment Manager, PS Management, General Partner and Mr. Ackman is 888 Seventh Avenue, 29th Floor, New York, New York 10019.

(b)

Information based solely on a Schedule 13D filed with the SEC on December 13, 2005, as amended by filings on Schedule 13D/A with the SEC on January 18, 2006, March 3, 2006, April 28, 2006, May 31, 2006, December 4, 2006, July 3, 2007, July 30, 2007, August 28, 2007, September 17, 2007, October 12, 2007, November 13, 2007, February 11, 2008, April 18, 2008 and April 30, 2008, by Trian Partners GP, L.P. (“Trian GP”), Trian Partners General Partner, LLC (“Trian GP LLC”), Trian Partners, L.P. (“Trian Onshore”), Trian Partners Master Fund, L.P. (“Trian Offshore”), Trian Partners Master Fund (Non-ERISA), L.P. (“Trian Offshore (Non-ERISA)”), Trian Partners Parallel Fund I, L.P. (“Parallel Fund”), Trian Partners Parallel Fund I General Partner, LLC (“Parallel Fund GP”), Trian Partners Parallel Fund II, L.P. (“Parallel Fund II”), Trian Partners Parallel Fund II GP, L.P. (“Parallel Fund II GP”), Trian Partners Parallel Fund II General Partner, LLC (“Parallel Fund II GP LLC”), Trian Fund Management,

L.P. (“Trian Management”), Trian Fund Management GP, LLC (“Trian Management GP”, and together with the foregoing, the “Trian Entities”), Triarc Companies, Inc. (“Triarc”), Nelson Peltz, Peter W. May, Edward P. Garden (the Trian Entities and Messrs. Peltz, May and Garden are hereinafter referred to collectively as the “Trian Filing Persons”), Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“CIL”), Castlerigg International Holdings Limited (“CIHL”), Thomas E. Sandell (“Sandell”, and collectively with CMI, SAMC, CIL and CIHL, the “Sandell Filing Persons” and, together with the Trian Filing Persons, the “Trian/Sandell Filing Persons”) and Jerry W. Levin (with respect to only the February 11, April 18, 2008 and April 30, 2008 filings).

On November 4, 2005, SAMC and Trian Management entered into an agreement (the “Trian/Sandell Agreement”) pursuant to which the parties agreed to coordinate their efforts with respect to (i) the purchase of up to a 9.9% beneficial ownership interest in Wendy’s and (ii) the proposal of certain actions and/or transaction to Wendy’s. As a result, the Trian/Sandell Filing Persons may be deemed to be a “group” for purposes of the Exchange Act and each Trian/Sandell Filing Person may be deemed to “beneficially own” all of the common shares of Wendy’s owned by each other Trian/Sandell Filing Person. The Trian/Sandell Agreement was to terminate at the conclusion of the 2006 annual meeting of Wendy’s shareholders (including any adjournments or postponements thereof) or earlier if Wendy’s shall have announced that it has entered into a definitive agreement whereby all of Wendy’s common shares are to be acquired by a third party.

On April 27, 2006, Trian Management and SAMC entered into an amendment to the Trian/Sandell Agreement (the “First Amendment”) pursuant to which the termination date of the Trian/ Sandell Agreement was extended until the earlier to occur of (i) December 31, 2006 and (ii) the announcement by Wendy’s that it has entered into a definitive agreement with respect to the sale of all of its common shares to a third party.

On December 1, 2006, Trian Management and SAMC entered into a second amendment to the Trian/Sandell Agreement (the “Second Amendment”) pursuant to which (a) on or after January 1, 2007, Section 1 of the Trian/Sandell Agreement, which provides in part that Trian Management has final approval with respect to the timing, amounts and prices of purchases and sales of common shares of Wendy’s and that all common shares acquired and sold in accordance with the Trian/Sandell Agreement will be allocated on a pro rata basis to the Sandell Filing Persons and the Trian Filings Persons, will no longer be effective, and (b) subject to the procedures and limitations set forth in the Second Amendment, (i) SAMC granted to Trian Management certain rights of first refusal and rights of first offer in the event that on or after January 1, 2007 SAMC elects to transfer any of the common shares of Wendy’s that any Sandell Filing Person beneficially owns and (ii) each of Trian Management and SAMC granted to one another certain tag-a-long rights in the event that a Trian Filing Person or a Sandell Filing Person elects to transfer at least 155,000 common shares of Wendy’s in one or more related private sale transactions with an unaffiliated third party. The Second Amendment further provides that the Trian/Sandell Agreement will terminate at the time that either the Trian Filing Persons or the Sandell Filing Persons no longer beneficially own any common shares of Wendy’s.

On August 27, 2007, Triarc and Trian entered into a Confidentiality Agreement (the “Confidentiality Agreement”), pursuant to which, Wendy’s agreed to provide to Triarc and Trian certain confidential and proprietary information concerning the business and properties of the Issuer (the “Evaluation Material”). Triarc and Trian intended to review the Evaluation Material in order to evaluate their interest with respect to one or more possible transactions with Wendy’s, including, the possible purchase of all or a portion of the stock, assets or business of the Issuer, or any related transactions.

On September 14, 2007, SAMC and Wendy’s entered into a Confidentiality Agreement (the “SAMC Agreement”), pursuant to which, Wendy’s agreed to provide to SAMC certain confidential and proprietary information concerning the business and properties of the Issuer (the “SAMC Evaluation Material”). SAMC intended to review the SAMC Evaluation Material in order to evaluate its interest with respect to the provision of financing to Triarc in connection with a possible purchase by Triarc of all or a portion of the stock, assets or business of Wendy’s, or any related transactions.

The principal business address and the address of the principal office of each of the Trian Filing Persons is: 280 Park Avenue, 41st Floor, New York, New York 10017, except that the principal business address of Trian Offshore and Trian Offshore (Non-ERISA) is: c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI. The principal business address and the address of the principal office of the SAMC and Sandell is: 40 West 57th Street, New York, New York 10019. The principal business address and the address of the principal office for each of CMI, CIL and CIHL is: c/o Citco Fund Services (Curacao) N.V., Kaya Flamboyan 9, P.O. Box 812, Curacao, Netherlands Antilles. The principal business address of Jerry W. Levin is: c/o JW Levin Partners LLC, 9 West 57th Street, NY, NY 10019.

Trian GP LLC is the general partner of Trian GP, which is the general partner of Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA). Parallel Fund GP is the general partner of Parallel Fund. Parallel Fund II GP LLC is the general partner of Parallel Fund II GP, which is the general partner of Parallel Fund II. Trian Management GP is the general partner of Trian Management, which serves as (i) the management company for Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Parallel Fund and (ii) the investment manager for a separate account owned by TCMG-MA, LLC (the “Separate Account”), an indirect subsidiary of Triarc. Trian Management has full discretion and authority to make all investment and voting decisions in respect of the Separate Account. Each of Trian GP LLC, Parallel Fund GP, Parallel Fund II GP LLC and Trian Management GP are owned and controlled by Nelson Peltz, Peter W. May and Edward P. Garden, who therefore are in a position to determine the investment and voting decisions made by the Trian Entities.

Each of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund and Parallel Fund II is primarily engaged in the business of investing in securities. Trian GP is primarily engaged in the business of serving as the general partner of Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA). Trian GP LLC is primarily engaged in the business of serving as the general partner of Trian GP. Parallel Fund GP is primarily engaged in the business of serving as the general partner of Parallel Fund. Parallel Fund II GP is primarily engaged in the business of serving as the general partner of Parallel Fund II. Parallel Fund II GP LLC is primarily engaged in the business of serving as the general partner of Parallel Fund II GP. Trian Management is primarily engaged in the business of serving as a management company for certain of the Trian Entities and as investment manager for the Separate Account. Trian Management GP is primarily engaged in the business of serving as the general partner of Trian Management. Triarc is primarily engaged in the restaurant and asset management business. Nelson Peltz’s present principal occupation or employment is (i) serving as Chief Executive Officer and Chief Investment Officer of Trian Management and, as such, managing the investments of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund, Parallel Fund II and the Separate Account and (ii) serving as Chairman and Chief Executive Officer and a director of Triarc. Peter May’s present principal occupation or employment is (i) serving as President and Portfolio Manager of Trian Management and, as such, managing the investments of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund, Parallel Fund II and the Separate Account and (ii) serving as President and Chief Operating Officer and a director of Triarc. Edward Garden’s present principal occupation or employment is (i) serving as Portfolio Manager of Trian Management and, as such, managing the investments of Trian Onshore, Trian Offshore, Trian Offshore (Non- ERISA), Parallel Fund, Parallel Fund II and the Separate Account and (ii) serving as Vice Chairman and a director of Triarc.

CIL is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CIL invests substantially all of its assets indirectly in CMI, a master trading vehicle. CIHL is the controlling shareholder of CMI and CIL is the controlling shareholder of CIHL. SAMC is the discretionary investment manager of CIL and CMI. Sandell is the controlling shareholder of SAMC and therefore may be deemed to share in the voting and dispositive power with SAMC over the securities beneficially owned by CMI or CIL.

According to the Schedule 13D/A filed with the SEC on December 4, 2006, Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA) beneficially and directly owns and has sole voting power and sole dispositive power with regard to 727,033, 2,777,305 and 162,506 common shares, respectively, except to the extent that other Trian/Sandell Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such common shares. Parallel Fund and Parallel Fund II beneficially and directly owns and has sole voting power and sole dispositive power with regard to 135,712 and 30,751 common shares, respectively, except to the extent that other Trian/Sandell Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such common shares. Triarc does not have sole voting power and/or sole dispositive power with regard to any common shares.

According to the Schedule 13D/A filed with the SEC on December 4, 2006, certain of the Trian/Sandell Filing Persons beneficially own 249,824 common shares that are directly owned by the Separate Account.

Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA) directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes. Each of Parallel Fund GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that Parallel Fund directly and beneficially owns.

Each of Parallel Fund GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund II, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to the Separate Account discussed above, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that the Separate Account directly owns. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes.

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 3,916,013 common shares, except to the extent that other Trian/Sandell Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such common shares.

Each of CIL, CIHL, SAMC and Sandell, by virtue of their relationships to CMI and each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of the Trian/Sandell Agreement, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that CMI directly and beneficially owns. Each of SAMC, Sandell, Trian

Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes.

Wendy’s entered into an Agreement with the Trian/Sandell Filing Persons on March 2, 2006 relating to the appointment of Messrs. Levin, Oran and Rothschild as Directors of Wendy’s and setting forth certain agreements between the parties relating to the Trian/Sandell Filing Persons’ investment in Wendy’s. The full text of the agreement is attached as Exhibit 10(v) to Wendy’s Form 10K filed with the SEC on March 6, 2006.

(c)

Information based solely on a Schedule 13G/A jointly filed with the SEC on February 14, 2008 by Highfields Capital Management LP (“Highfields Capital Management”), Highfields GP LLC (“Highfields GP”), Highfields Associates LLC (“Highfields Associates”), Jonathon S. Jacobson, Richard L. Grubman and Highfields Capital III L.P. (“Highfields III”) with respect to the common shares directly held by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields III (collectively with Highfields I and Highfields II, the “Funds”).

Highfields Capital Management is the investment manager to each of the Funds. Highfields GP is the general partner of Highfields Capital Management. Highfields Associates is the general partner of the Funds. Messrs. Jacobson and Grubman are managing members of Highfields GP and senior managing members of Highfields Associates.

Each of Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman reported beneficial ownership of 7,363,197 common shares and the sole voting power and sole dispositive power over 7,363,197 common shares. The address for each of Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman is: c/o Highfields Capital Management, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, MA 02116. Highfields III reported beneficial ownership of 4,960,667 common shares and the sole voting and sole dispositive power over 4,960,667 common shares. The address for Highfields III is: c/o Goldman Sachs (Cayman) Trust Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.

(d)

Information based solely on a Schedule 13G jointly filed with the SEC on February 5, 2008 by Barclays Global Investors, NA (“Barclays Global NA”), Barclays Global Fund Advisors (“Barclays Global Fund”), Barclays Global Investors, Ltd (“Barclays Global Ltd”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Global Investors Japan Trust”), Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited (“Barclays Global Canada”), Barclays Global Investors Australia Limited (“Barclays Global Australia”) and Barclays Global Investors (Deutschland) AG (“Barclays Global AG”).

The address for each of Barclays Global NA and Barclays Global Fund is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for each of Barclays Global Investors Japan Trust and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan. The address for Barclays Global Canada is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Global Australia is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW1220. The address for Barclays Global AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

Each of Barclays Global NA, Barclays Global Ltd and Barclays Global Investors Japan Trust is a bank as defined in Section 3(a)(6) of the Exchange Act and each of Barclays Global Fund, Barclays Global Investors Japan Limited, Barclays Global Canada, Barclays Global Australia and Barclays Global AG is a Investment Adviser in accordance with Section 13d-1(b)(ii)(E) of the Exchange Act.

(e)

Information based solely on a Schedule 13G jointly filed with the SEC on May 29, 2008 by 3G Capital Partners Ltd. (“3G Capital Ltd.”), 3G Capital Partners, L.P. (“3G Capital L.P.”), 3G Fund L.P. (the “3G Fund”) and Alexandre Behring.

3G Capital L.P., the general partner of 3G Fund L.P., has the power to direct the affairs of 3G Fund L.P., including decisions respecting the disposition of the proceeds from the sale of Common Stock. Mr. Behring is managing director of 3G Capital Ltd., the managing partner of 3G Capital L.P., and in that capacity directs 3G Capital L.P.’s operations.

The address for each of 3G Capital Ltd., 3G Capital L.P. and 3G Fund is 36A Dr Roy’s Drive, P.O. Box 2510 George Town, Grand Cayman, Cayman Islands, British West Indies. The address of Mr. Behring is 800 Third Avenue, 31st Floor, New York, New York 10022.

(f)

Information based solely on a Schedule 13G jointly filed with the SEC on February 13, 2008 by Southeastern Asset Management, Inc. (“Southeastern”), Longleaf Partners Small-Cap Fund (“Longleaf”) and O. Mason Hawkins (“Hawkins”).

Southeastern is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Hawkins is the Chairman of the Board and C.E.O. of Southeastern. Longleaf is an investment company registered pursuant to Section 8 of the Investment Company Act of 1940.

Each of Southeastern and Longleaf reported beneficial ownership of 5,690,372 common shares and the shared voting power and shared dispositive power over 5,690,372 common shares. According to the Schedule 13G, Hawkins does not beneficially own any shares of common stock nor does he have sole voting and/or dispositive power over any shares of common stock. The address for each of Southeastern, Longleaf and Hawkins is: c/o Southeastern Asset Management, Inc., 6410 Poplar Avenue, Suite 900, Memphis, TN 38119.

(g)

Information based solely on a Schedule 13D filed with the SEC on February 27, 2008 by Farallon Capital Partners, L.P. (“FCP”), Farallon Capital Institutional Partners, L.P. (“FCIP”), Farallon Capital Institutional Partners II, L.P. (“FCIP II”), Farallon Capital Institutional Partners III, L.P. (“FCIP III”), Tinicum Partners, L.P. (“Tinicum”), Farallon Capital Offshore Investors II, L.P. (“FCOI II” and collectively the “Farallon Funds”), Farallon Capital Management, L.L.C. (the “Management Company”), Farallon Partners, L.L.C. (the “Farallon General Partner”), William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”) Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Andrew J.M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”). Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Spokes, Steyer and Wehrly are together referred to as the “Farallon Individual Reporting Persons.”

According to the Schedule 13D filed on February 28, 2008, the Shares reported for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the shares held by a certain account managed by the Management Company (the “Managed Account”) are owned directly by the Managed Account.

The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company, with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons disclaims any beneficial ownership of any such Shares.

The address of the principal business office of each of the reporting persons on the Schedule 13D is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Security Ownership of Wendy’s Management

The following table sets forth, as of March 3, 2008, information with respect to the Wendy’s common shares owned beneficially by each director and executive officer of Wendy’s.

Name of beneficial owner or group	Common shares and restricted shares currently held(a)		Common shares that can be acquired within 60 days(b)	Total beneficial ownership	Percent of Class
Kerrii B. Anderson	110,151		392,750	502,901	*
Ann B. Crane	7,080		2,917	9,997	*
Janet Hill	7,980		40,198	48,178	*
Thomas F. Keller	10,186		5,765	15,951	*
William E. Kirwan	6,451		17,434	23,885	*
David P. Lauer	145,016	(c)	29,842	174,858	*
Jerry W. Levin	1,067		2,917	3,984	*
J. Randolph Lewis	5,761		2,917	8,678	*
James F. Millar	5,580		19,486	25,066	*
Stuart I. Oran	1,067		2,917	3,984	*
James V. Pickett	85,403		43,636	129,039	*
Peter H. Rothschild	1,067		2,917	3,984	*
John R. Thompson	8,161		2,917	11,078	*
Brendan P. Foley, Jr.	5,321		4,887	10,208	*
Leon M. McCorkle, Jr.	19,638		9,017	28,655	*
Joseph J. Fitzsimmons	0		10,423	10,423	*
David J. Near	3,613		18,924	22,537	*
All Directors and Executive Officers as a group (17 persons)	471,263		626,070	1,097,333	1.2%

*	Represents beneficial ownership of less than 1% of the outstanding common shares of Wendy’s.

(a)

The amounts reflected in this column include common shares owned directly or indirectly in which there is voting and/or investment power, in addition to restricted shares, which have voting rights. As of March 3, 2008, to Wendy’s knowledge, none of these shares had been pledged.

(b)

In accordance with SEC rules, the amounts reflected in this column include options and restricted stock units with the right to acquire the underlying common shares within 60 days following March 3, 2008, in addition to options and restricted stock units vesting within 60 days following March 3, 2008.

(c)	Includes 128,827 common shares held in a trust for which Mr. Lauer, in his capacity as one of the trustees, has shared voting and investment power.

In addition to the amounts shown above, as of March 3, 2008, Dr. Kirwan held 5,862 phantom shares under Wendy’s Deferred Compensation Plan. Under that plan, phantom shares are payable in common shares of Wendy’s not earlier than six months after termination as a Director with Wendy’s. Phantom shares do not have voting rights.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the SEC.

Subsequent to March 3, 2008, Mrs. Anderson exercised stock options previously awarded to her and pledged 255,022 Wendy’s common shares to a third party lender. The lender has agreed that it cannot sell or otherwise dispose of the Wendy’s common shares, or the Wendy’s/Arby’s common stock that will be issued in conversion of Wendy’s shares upon consummation of the merger, until the date on which Mrs. Anderson is no longer an employee of Wendy’s.

PROPOSAL 1.
ADOPTION OF THE MERGER AGREEMENT

(Item 1 on Wendy’s Proxy Card)

Holders of Wendy’s common shares are being asked to adopt the agreement and plan of merger among Triarc, Green Merger Sub, Inc. and Wendy’s. Holders of Wendy’s common shares should read carefully this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of Wendy’s common shares are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

THE WENDY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER IN THIS PROPOSAL 1.

PROPOSAL 2.
POSSIBLE ADJOURNMENT OF THE WENDY’S SPECIAL MEETING

(Item 2 on Wendy’s Proxy Card)

The Wendy’s special meeting may be adjourned to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement discussed in Proposal 1 above.

THE WENDY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2.

Important

To assure the representation of Wendy’s shareholders and a quorum for the transaction of business at the Wendy’s special meeting, each Wendy’s shareholder is urged to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if eligible to do so.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
OF WENDY’S/ARBY’S

The following unaudited pro forma combined condensed financial statements are based upon the historical consolidated financial statements and management’s discussion and analysis thereto of Triarc and Wendy’s and have been prepared to illustrate the effect of the merger in which Wendy’s will become a wholly-owned subsidiary of Triarc, and Triarc will be renamed Wendy’s/Arby’s Group, Inc.

The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheets of Triarc and Wendy’s as of March 30, 2008 as if the merger had been consummated on that date. The unaudited pro forma combined condensed statements of operations for the three months ended March 30, 2008 and for the year ended December 30, 2007 combine the historical statements of operations of Triarc and Wendy’s and assume the merger had been consummated on December 31, 2006. The historical statements referred to above for each company were included in their respective Quarterly Reports on Form 10-Q for the quarter ended March 30, 2008 and Annual Reports on Form 10-K for the year ended December 30, 2007. The unaudited pro forma combined condensed financial statements give effect to transactions and events that are (a) directly attributable to the merger, (b) factually supportable and (c) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

In addition, the adjusted Triarc historical information for the year ended December 30, 2007 reflects the December 21, 2007 sale of Deerfield as if it had occurred on December 31, 2006. As a result, the adjusted Wendy’s/Arby’s unaudited pro forma combined condensed statements of operations do not include any effect of Deerfield’s operations or of its sale.

The merger will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. In accordance with this standard, Triarc has concluded that Wendy’s/Arby’s will be the acquirer for financial accounting purposes. While Wendy’s shareholders will own approximately 80% of the outstanding common stock of Wendy’s/Arby’s upon consummation of the merger, Triarc has considered the following factors which support this conclusion:

(1)	Triarc, which will be renamed Wendy’s/Arby’s, is the entity that is issuing the equity interests, its Class A common stock, to effect the merger;

(2)	Wendy’s board of directors determined in early 2007 to evaluate strategic alternatives including a possible sale of Wendy’s;

(3)

Messrs Peltz and May, Triarc’s Chairman and Vice-Chairman, respectively, along with their affiliates, are expected to represent the largest minority voting interest group in the combined company as of the date of the merger. After the completion of the merger, Messrs. Peltz, May and their affiliates will hold approximately 13.1% of the voting power of the combined entity;

(4)

Triarc’s current board of directors will maintain 10 of 12 positions on the post-merger board. As a result of the merger, Wendy’s/Arby’s board of directors will include two new members, designated by Wendy’s and reasonably acceptable to Triarc;

(5)

Triarc’s chief executive officer and chief financial officer will continue in similar leadership roles of the post-merger company. Roland C. Smith, Triarc’s Chief Executive Officer, will continue as chief executive officer of the combined entity and will also become chief executive officer of the Wendy’s brand. While the Wendy’s brand headquarters will continue to be located in the Columbus, Ohio area post-merger, Wendy’s/Arby’s corporate functions will be consolidated at Triarc’s current corporate office location in Atlanta, Georgia.

(6)

Triarc will pay an acquisition premium for Wendy’s common shares. Wendy’s and Triarc’s closing per share prices were $25.32 and $6.30 (Triarc Class A common stock), respectively, on the day preceding the merger announcement. Wendy’s shareholders will receive 4.25 shares of Wendy’s/Arby’s common stock for each common share of Wendy’s upon consummation of the merger. This fixed merger consideration represents:

a.	a premium of approximately 8.1% over the closing price per share of Wendy’s common shares on April 23, 2008, the last trading day prior to announcement of the execution of the merger agreement;

b.	a premium of approximately 13.2% over the average closing price per share of Wendy’s common shares over the five trading days prior to announcement of the execution of the merger agreement; and

c.	a premium of approximately 26.7% over the average closing price per share of Wendy’s common shares over the 30 trading days prior to announcement of the execution of the merger agreement.

As a result, under the purchase method of accounting, the total estimated merger consideration, calculated as described in Note 2 to these unaudited pro forma combined condensed financial statements, has been preliminarily allocated to Wendy’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess recognized to goodwill. Triarc’s management has made a preliminary allocation of the estimated merger consideration to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Wendy’s that will exist on the date of completion of the merger.

The unaudited pro forma combined condensed financial statements do not reflect future events that may occur after the merger, including the potential realization of operating cost savings, margin improvements, general and administrative synergies or restructuring or other costs relating to the integration of the two companies nor do they include any other non-recurring costs related to the merger. The unaudited combined condensed pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission.

The unaudited pro forma information reflected in the unaudited pro forma combined condensed financial statements is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the merger had been completed on March 30, 2008 and December 31, 2006, respectively, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma financial information does not purport to indicate the financial position or results of operations as of any future date or any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that Triarc believes are reasonable on the date of this joint proxy statement/prospectus.

The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the managements’ discussion and analysis of Triarc and Wendy’s, which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 223.

WENDY’S/ARBY’S
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
March 30, 2008

	Triarc	Wendy’s	Pro Forma Adjustments		Pro Forma Before Recapitalization	Recapitalization		Pro Forma
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$59,026	$210,207	$(14,990)	2	$194,555			$194,555
			(41,010)	3A
			(10,000)	3B
			(8,678)	3C
Restricted cash			41,010	3A	41,010			41,010
Short-term investments	16,537	—			16,537			16,537
Accounts and notes receivable	28,197	62,525	1,559	3E	92,281			92,281
Inventories	10,517	27,123	(14,413)	3E	23,227			23,227
Deferred income tax benefit	20,514	6,701	2,448	3C	29,663			29,663
Advertising fund restricted assets	—	41,251	(41,251)	3E	—			—
Assets held for disposition	—	4,031	(4,031)	3E	—			—
Prepaid expenses and other current assets	21,147	—	58,136	3E	89,283			89,283
			10,000	3B

Total current assets	155,938	351,838	(21,220)		486,556	—		486,556
Restricted cash equivalents	18,077	—	5,740	3D	23,817			23,817
Notes receivable from related party	46,308	—			46,308			46,308
Investments	97,453	—	(5,740)	3D	148,915			148,915
			57,202	3E
Properties	519,526	1,236,756	285,687	2	2,019,456			2,019,456
			(22,513)	3E
Goodwill	478,580	84,479	689,037	2	1,252,096			1,252,096
Other intangible assets	50,575	2,616	991,000	2	1,421,510			1,421,510
			223,000	2
			(12,925)	2
			147,347	2
			(2,616)	2
			22,513	3E
Deferred income tax benefit	14,677	4,788			19,465			19,465
Deferred costs and other assets	24,278	81,116	(6,183)	2	33,399			33,399
			(8,610)	2
			(57,202)	3E

	$1,405,412	$1,761,593	$2,284,517		$5,451,522	$—		$5,451,522

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,322	$1,687	$(127)	2	$27,882			$27,882
Accounts payable	53,585	78,052			131,637			131,637
Accrued expenses and other current liabilities	125,908	182,799	(3,600)	2	283,876			283,876
			(21,231)	3E
Advertising fund restricted liabilities	—	40,559			40,559			40,559
Current liabilities relating to discontinued operations	7,275	—			7,275			7,275

Total current liabilities	213,090	303,097	(24,958)		491,229	—		491,229
Long-term debt	728,235	543,215	(44,275)	2	1,227,175			1,227,175
Deferred income	21,459	—	6,495	3E	49,185			49,185
			21,231	3E
Deferred income taxes	—	43,047	626,093	2	669,140			669,140
Minority interests in consolidated subsidiaries	972	—			972			972
Other liabilities	78,070	75,702	(45,187)	2	169,377			169,377
			67,287	2
			(6,495)	3E
Stockholders’ equity:
Class A common stock	2,955	—	37,482	2	40,437	$6,404	4	46,841
Class B common stock	6,404	—			6,404	(6,404	) 4	—
Common stock	—	13,026	(13,026)	2	—			—
Additional paid-in capital	292,742	1,114,095	2,443,376	2	2,736,118			2,736,118
			(1,111,858)	2
			(2,237)	3C
Retained earnings	77,269	1,281,081	(1,277,088)	2	77,245			77,245
			(3,993)	3C
			(24)	3D
Common stock held in treasury	(16,817)	(1,617,178)	1,617,178	2	(16,817)			(16,817)
Accumulated other comprehensive income (loss)	1,033	5,508	(5,508)	2	1,057			1,057
			24	3D

Total stockholders’ equity	363,586	796,532	1,684,326		2,844,444	—		2,844,444

	$1,405,412	$1,761,593	$2,284,517		$5,451,522	$—		$5,451,522

WENDY’S/ARBY’S
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
QUARTER ENDED MARCH 30, 2008

	Triarc	Wendy’s	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share data)
Revenues:
Sales	$281,579	$513,017	$—		$794,596
Franchise revenues	21,275	69,174	165	3F	90,614

	302,854	582,191	165		885,210

Costs and expenses:
Cost of sales	212,910	319,830	113,988	3F	645,834
			(894)	3G
Wendy’s restaurant operating costs	—	151,244	(151,244)	3F	—
Other operating costs	—	6,844	(6,844)	3F	—
Advertising	20,535	—	24,579	3F	45,114
General and administrative	44,911	53,236	19,604	3F	117,751
Depreciation and amortization	15,993	28,806	3,819	3F	62,171
			13,553	3G
Facilities relocation and corporate restructuring	935	6,863	(6,657)	3F	1,141
Wendy’s special committee costs	—	—	6,657	3F	6,657
Settlement of preexisting business relationships	(487)	—	—		(487)
Other (income) expense, net	—	1,454	(3,618)	3F	(2,164)

	294,797	568,277	12,943		876,017

Operating profit	8,057	13,914	(12,778)		9,193
Interest expense	(13,491)	(6,953)	(1,118)	3G	(21,562)
Investment loss, net	(65,922)	—			(65,922)
Other expense, net	(4,565)	—	119	3F	(4,446)

Income (loss) before income taxes and minority interests	(75,921)	6,961	(13,777)		(82,737)
(Provision for) benefit from income taxes	8,464	(2,818)	5,235	3H	10,881
Minority interests in income of consolidated subsidiary	(14)	—	—		(14)

Net income (loss)	$(67,471)	$4,143	$(8,542)		$(71,870)

Basic and diluted loss per share per share of Class A common stock and Class B common stock:	$(0.73)				$(0.15)
Basic and diluted weighted average shares (a):
Class A common stock	28,884				467,327
Class B common stock	63,660				—

(a)

The pro forma weighted average shares assumes that the current outstanding shares of Triarc Class B common stock will be converted into and be included in the total outstanding shares of Class A common stock outstanding as of the beginning of the three months ended March 30, 2008.

WENDY’S/ARBY’S
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 30, 2007

	Triarc	Eliminate Effect of Deerfield	Adjusted Triarc	Wendy’s	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share data)
Revenues:
Sales	$1,113,436	$—	$1,113,436	$2,160,025	$—		$3,273,461
Franchise revenues	86,981	—	86,981	290,219	473	3F	377,673
Asset management and related fees	63,300	(63,300)	—	—	—		—

	1,263,717	(63,300)	1,200,417	2,450,244	473		3,651,134

Costs and expenses:
Cost of sales	815,180	—	815,180	1,322,264	442,091	3F	2,572,483
					(7,052)	3G
Wendy’s restaurant operating costs	—	—	—	597,285	(597,285)	3F	—
Cost of services	25,183	(25,183)	—	—	—		—
Other operating costs	—	—	—	22,725	(22,725)	3F	—
Advertising	79,270	—	79,270	—	112,042	3F	191,312
General and administrative	205,375	(24,783)	180,592	212,425	65,519	3F	458,536
Depreciation and amortization	73,322	(9,373)	63,949	113,127	3,141	3F	236,023
					55,806	3G
Facilities relocation and corporate restructuring	85,417	—	85,417	34,427	(24,670)	3F	95,174
Wendy’s special committee costs	—	—	—	—	24,670	3F	24,670
Settlement of preexisting business relationship	263	—	263	—	—		263
Gain on sale of consolidated business	(40,193)	40,193	—	—	—		—
Other income net	—	—	—	(9,006)	(418)	3F	(9,424)

	1,243,817	(19,146)	1,224,671	2,293,247	51,119		3,569,037

Operating profit (loss)	19,900	(44,154)	(24,254)	156,997	(50,646)		82,097
Interest expense	(61,331)	366	(60,965)	(31,241)	1,569	3F	(95,121)
					(4,484)	3G
Investment income, net	52,201	6,876	59,077	—			59,077
Loss on sale of unconsolidated business	(314)	—	(314)	—	—		(314)
Other income (expense), net	(1,042)	(374)	(1,416)	—	1,892	3F	476

Income (loss) from continuing operations before income taxes and minority interests	9,414	(37,286)	(27,872)	125,756	(51,669)		46,215
(Provision for) benefit from income taxes	8,354	13,582	21,936	(39,131)	(1,569)	3F	(2,834)
					20,230	3H
					(4,300)	3I
Minority interests in income of consolidated subsidiaries	(2,682)	530	(2,152)	—	—		(2,152)

Income (loss) from continuing operations	$15,086	$(23,174)	$(8,088)	$86,625	$(37,308)		$41,229

Income (loss) from continuing operations per share:
Basic:
Class A common stock	$0.15		$(0.09)				$0.09
Class B common stock	$0.17		$(0.09)				NA
Diluted:
Class A common stock	$0.15		$(0.09)				$0.09
Class B common stock	$0.17		$(0.09)				NA
Weighted average shares (a):
Basic shares:
Class A common stock	28,836		28,836				474,706
Class B common stock	63,523		63,523				—
Effect of dilutive options:
Class A common stock	129		—				4,045
Class B common stock	759		—				—
Diluted shares:
Class A common stock	28,965		28,836				478,751
Class B common stock	64,282		63,523				—

(a)

The pro forma weighted average shares assumes that the current outstanding shares of Triarc Class B common stock will be converted into and be included in the total outstanding shares of Class A common stock outstanding as of the beginning of the year ended December 30, 2007.

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(Amounts in thousands except per share data)

SALE OF DEERFIELD & COMPANY LLC

1. Elimination of effect of Deerfield & Company LLC

Triarc sold its majority interest in Deerfield, its former asset management business, to Deerfield Capital Corp. on December 21, 2007 (the “Deerfield Sale”), as further described in Note 3 to Triarc’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 30, 2007, as amended, which is incorporated by reference into this joint proxy statement/prospectus. The Deerfield Sale resulted in a pretax gain of approximately $40,193 which was included in “Gain on sale of consolidated business” in Triarc’s 2007 historical consolidated statement of operations. The Triarc 2007 adjusted historical consolidated statement of operations reflects the Deerfield Sale as if it had occurred at December 31, 2006 as derived from Triarc’s financial records. As a result, the unaudited pro forma combined condensed 2007 results of operations presented above eliminates any effect of Deerfield’s operations or of its sale.

PRO FORMA ADJUSTMENTS

1. Description of transaction and basis of presentation

The unaudited pro forma combined condensed financial statements are based upon the historical consolidated financial statements, as adjusted for the elimination of the effect of Deerfield described above, of Triarc and Wendy’s and have been prepared to illustrate the effect of the proposed merger.

On April 23, 2008, Triarc and Wendy’s entered into a definitive merger agreement in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States with Triarc deemed to be the acquirer for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Wendy’s will be recorded as of the merger date, at their fair values. Under the terms of the merger agreement, each Wendy’s common share outstanding at the closing of the merger, including currently outstanding restricted common shares and the shares granted under Wendy’s share plans or Wendy’s benefit plans as described elsewhere in this joint proxy statement/prospectus, except for long-term performance units issued under Wendy’s 2007 Stock Incentive Plan which will be settled in cash as of the merger closing date, will be exchanged for a fixed ratio of 4.25 shares of Wendy’s/Arby’s common stock. In addition, all options to purchase Wendy’s common shares outstanding on the closing date will become fully vested as of the date of the merger, and will be converted into options to purchase Wendy’s/Arby’s common stock based on the 4.25:1 exchange ratio. The merger is subject to customary closing conditions, including regulatory approvals, as well as approval by Triarc’s stockholders and Wendy’s shareholders. In addition, Triarc’s stockholders will be asked to approve a charter amendment pursuant to which each share of Triarc Class B common stock will be converted into one share of Wendy’s/Arby’s common stock.

2. Merger consideration

The computation of the total preliminary merger consideration, the excess of the merger consideration over the book values of the assets acquired and liabilities assumed, and the resulting adjustment to goodwill are as follows:

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

Value of shares of Wendy’s/Arby’s common stock issued in exchange for Wendy’s common shares—see Adjustments To Stockholders’ Equity below	$2,463,335
Value of Wendy’s/Arby’s stock options issued in exchange for Wendy’s stock options—see Value of Wendy’s Stock Options below	17,523
Triarc-related merger transaction costs	20,000

Total preliminary merger consideration	2,500,858

Net book value of Wendy’s assets and liabilities acquired—see Adjustments to Stockholders’ Equity below	790,302
Less: Wendy’s historical goodwill acquired	(84,479)

Net tangible book value of Wendy’s assets and liabilities acquired	705,823

Excess of merger consideration over tangible book value of Wendy’s assets and liabilities acquired	1,795,035

Allocations to:
Properties	(285,687)
Trade names	(991,000)
Franchise agreements	(223,000)
Reversal of existing intangible assets	2,616
Computer software/hardware	12,925
Favorable leases	(147,347)
Other assets	6,183
Long-term debt, including current portion of $127	(44,402)
Unfavorable leases liabilities	67,287
Reversal of straight-line rent and landlord inducement liabilities	(45,187)
Deferred income tax liability effect of above allocations	626,093

Total adjustments	(1,021,519)

Total goodwill	773,516
Less: Wendy’s historical goodwill	(84,479)

Net additions to goodwill	$689,037

Value of Wendy’s stock options

In accordance with SFAS No. 123 (revised 2004), “Share-Based Payment,” the fair value of the Wendy’s stock options that will be converted into Wendy’s/Arby’s options in the merger (“the converted options”) will be recognized as a component of the purchase price, based on the fair value of the options as of April 23, 2008.

The unaudited pro forma combined condensed financial statements assume that all of the 2,076 Wendy’s stock options outstanding as of March 30, 2008, will become fully vested at the merger date and will be converted into options to acquire 8,821 shares of Wendy’s/Arby’s common stock based on the 4.25:1 exchange ratio.

The additional merger consideration of $17,523 was calculated using the Black-Scholes option pricing model as of April 24, 2008. The Black-Scholes model has limitations on its effectiveness including that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. The model requires the use of highly subjective assumptions including expected stock price volatility. Wendy’s stock option awards to employees have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimates of the as if converted Wendy’s options.

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

Purchase price allocation details

For the purpose of preparing the unaudited pro forma combined condensed financial statements, the total estimated merger consideration is allocated to Wendy’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of March 30, 2008. Final allocation of the merger consideration will be based on the actual fair values of assets acquired and liabilities assumed as of the completion date of the merger. Accordingly, the fair value of these assets and liabilities included in the table above is preliminary, and is subject to change. An increased allocation of the merger consideration to depreciable or amortizable assets may result in increased depreciation and/or amortization expense.

The premium in the merger consideration reflects the creation of what is anticipated to be the third largest quick service restaurant operation in the United States with total system-wide sales of more than $12.0 billion. Wendy’s/Arby’s anticipates realizing, over time, significant operational improvements and general and administrative cost efficiencies and synergies. Anticipated improvements, which include increased margins for Wendy’s company-owned restaurants, and the elimination of duplicate corporate functions through the establishment of a shared support center, are not reflected in the unaudited pro forma combined condensed statements of operations.

In addition, United States and international expansion is planned for the Wendy’s and Arby’s brands. Also, both companies are currently exploring day part expansion focused primarily on breakfast. The concept of dual-brand unit development may be explored in high-cost real estate and certain international markets. These combined factors primarily contributed to a merger consideration in excess of the fair value of the net tangible assets acquired.

Triarc has allocated approximately $991,000 to trade names, primarily related to the Wendy’s name. Triarc’s management took many factors into consideration including the current market position of the brand as well as its consumer and industry recognition worldwide in coming to the determination that it will account for the asset as an indefinite lived intangible asset. Therefore, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, trade names will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators occur).

Triarc has allocated approximately $223,000 to franchise agreements, primarily related to the current estimated fair value of existing franchise agreements based on many factors, including estimates and assumptions of future operating performance and historical experience. Amortization of $10,372 and $2,593 for the year ended December 30, 2007 and the quarter ended March 30, 2008, respectively, related to the fair value of the franchise agreements, accounted for on the straight-line method over an average life of 21.5 years are reflected as pro forma adjustments to the unaudited pro forma combined condensed statements of operations. The average life is based on the weighted average remaining term of existing Wendy’s franchise agreements and the one ten-year historically supported renewal of the term included in the agreements.

Triarc-related merger transaction costs have been accounted for as follows:

Included in Triarc’s historical balance sheet as deferred costs and other assets	$8,610
Included in Triarc’s historical balance sheet as accrued expenses and other current liabilities	(3,600)

Merger costs paid	5,010
Additional anticipated merger transaction payments	14,990

Total pro forma merger transaction costs	$20,000

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

Deferred taxes related to the purchase price are being recorded, with the exception of the adjustment related to goodwill, at an assumed 38% statutory income tax rate.

Adjustments to Stockholders’ Equity

The adjustments to stockholders’ equity reflect the estimated stock consideration of $2,463,335 from the exchange of 88,194 Wendy’s common shares for 374,823 Wendy’s/Arby’s shares, the estimated fair value of 2,076 Wendy’s stock options converted to Wendy’s/Arby’s stock options of $17,523 and the elimination of Wendy’s shareholders’ equity of $790,302 For purposes of valuing the stock consideration, shares of Wendy’s/Arby’s common stock are valued at $6.57 per share, which is the average of the closing trading prices on the April 24, 2008 announcement date and for the two days immediately prior to and immediately subsequent thereto. The unaudited pro forma combined condensed balance sheet as of March 30, 2008 assumes that no Wendy’s shareholders will exercise dissenters rights and request a cash payment equal to the fair value of their Wendy’s common shares.

Value of Wendy’s/Arby’s common stock issued in exchange for Wendy’s common shares	$2,463,335
Value of Wendy’s/Arby’s stock options issued in exchange for Wendy’s stock options	17,523

Total consideration (excluding transaction costs)	$2,480,858

Total consideration (excluding transaction costs) credited to:

Wendy’s/Arby’s common stock at a par value of $0.10 per share	$37,482
Additional paid-in capital	2,443,376

Total consideration (excluding transaction costs)	$2,480,858

Elimination of Wendy’s shareholders’ equity, after the effect of other pro forma adjustments described in Note 3 below:

Common stock	$13,026
Additional paid-in capital	1,111,858
Retained earnings	1,277,088
Treasury stock	(1,617,178)
Accumulated other comprehensive income	5,508

Total Wendy’s shareholders’ equity eliminated	$790,302

3. Additional pro forma adjustments

The following additional pro forma adjustments are included in the unaudited pro forma combined condensed balance sheet:

A

Represents the escrow of $41,010 into a rabbi trust in connection with certain Wendy’s employees’ change in control provisions in their employment agreements. Triarc cannot currently determine which employees’, if any, change in control employment agreement provisions will become effective prior to the closing of the merger. Should any such payments be made from the rabbi trust they will either become a liability in purchase accounting or an expense of the merged company, as appropriate;

B	Represents the estimated required funding under the merger agreement for the currently planned termination of two domestic defined benefit plans prior to closing of the merger;

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

C

Represents payments of approximately $8,678 in connection with the conversion, as of the merger closing date, of performance units granted to certain Wendy’s employees to the right to receive an equivalent amount in cash. Of the total to be paid, approximately $2,237 had been previously recorded as a compensation charge and a credit to additional paid in capital as it was anticipated that shares would be issued when the performance targets were met. As the right to receive stock for the performance units becomes a right to a cash payment as if the targets have been met at the highest level following a change in control of Wendy’s, the difference between the estimated cash payment and the expense previously recorded has been recorded as a charge to retained earnings of $3,993, which is net of an estimated current deferred income tax benefit of $2,448, as if such amount had been included in the statement of operations prior to the assumed merger date of December 31, 2006. In addition, the amount previously credited to additional paid in capital has been reflected in accrued expenses as the performance units are expected to be paid in cash;

D

Represents proceeds from the assumed sale of Wendy’s common shares currently owned by a subsidiary of Triarc as part of its investment in an account managed by Trian Fund Management, L.P., which was formed by Nelson Peltz and Peter W. May, Triarc’s Chairman and Vice Chairman, respectively and another member of Triarc’s board of directors, an entity which is a party to the Wendy’s Voting Agreement. See “The Voting Agreements—Wendy’s Voting Agreement” beginning on page 100. The sale has been valued at the average price per share of Wendy’s common shares on March 28, 2008, the last market trading day included in the quarter ended March 30, 2008, and anticipates that the proceeds will be retained in that account as restricted cash. The Wendy’s common shares that are held in an account managed by Trian Fund Management, L.P. are subject to the Wendy’s Voting Agreement and are only permitted to be sold for fair market value provided that (i) any sale to a fund or account managed by Trian Fund Management, L.P. shall be subject to the prior approval of the audit committee of the Triarc Board of Directors and (ii) if any such sale occurs prior to the Wendy’s special meeting, the sale must be conditioned on Triarc causing the purchaser to enter into a voting agreement on the same terms as the Wendy’s voting agreement. As a result, this pro forma adjustment assumes the sale will be made in accordance with such restrictions. This also includes the recognition of $24 of unrealized holding losses included in accumulated other comprehensive income for the Wendy’s shares at March 30, 2008; and

E	Represents the reclassification of amounts in the Wendy’s historical condensed balance sheet to conform to the Triarc presentation.

The following additional pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations:

F	Represents reclassification of amounts in the Wendy’s historical statements of operations to conform to the Triarc presentation;

G	Represents adjustments for the difference between the fair values adjusted as part of the purchase price allocation as described above, and historical values as follows:

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

Increase (decrease) in expense:	Year ended December 30, 2007	Three months ended March 30, 2008
Cost of sales:
Reversal of historical straight line rent and landlord inducement	$(4,098)	$(155)
Unfavorable lease amortization from purchase price allocation	(2,954)	(739)

Total	$(7,052)	$(894)

Depreciation and amortization:
Reversal of historical amounts for properties	$(113,958)	$(28,888)
Depreciation and amortization of properties from purchase price allocation(1)	148,584	37,146
Amortization of computer software and hardware from purchase price allocation	3,196	799
Favorable lease amortization from purchase price allocation	7,612	1,903
Franchisee agreement amortization from purchase price allocation	10,372	2,593

Total	$55,806	$13,553

Interest:
Interest expense related to the decrease in the fair value of debt from purchase price allocation	$4,484	$1,118

(1)

Depreciation of buildings is on a straight-line basis for up to 40 years as described in the Wendy’s historical financial statements. Triarc’s accounting policy is to depreciate buildings on a straight-line basis for up to 30 years. Revisions to the remaining estimated useful lives of properties constitute a change in accounting estimate to Triarc’s accounting policy and will be accounted for prospectively in the post-merger consolidated financial statements. The change of the estimated remaining useful lives of buildings in these pro forma statements of operations increases the depreciation expense by approximately $8,000 and $2,000 for the year ended December 30, 2007 and three months ended March 30, 2008, respectively.

H

Represents the tax effect of the pro forma adjustments described above at an assumed 38% statutory income tax rate. This rate is an estimate and does not take into account future tax strategies that may be applied to the consolidated entity. The pro forma tax rate for the year ended December 30, 2007 includes a Triarc previously unrecognized tax benefit of approximately $12,488 as offset by the increase in the Wendy’s tax expense described below. The pro forma tax rate for the three months ended March 30, 2008 includes the effect of the decline in value of Triarc’s investment in Deerfield Capital Corp., and related declared dividend, on Triarc’s tax rate. The distribution of Triarc’s investment in Deerfield Capital Corp. as a dividend to its stockholders resulted in the decline in value not being deductible; and

I

Represents an increase in tax expense as a result of the non–deductibility of a portion of the Wendy’s special committee costs. Wendy’s had originally determined at the time of the 2007 tax accrual that, based on the then current status of any business combination in which it may have been involved, the full amount of the costs were deductible. The merger changed the deductibility of a portion of those costs.

4. Recapitalization of Triarc

The Triarc stockholders are being asked to approve a charter amendment pursuant to which each share of Triarc Class B common stock will be converted into one share of Wendy’s/Arby’s

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

common stock. This represents the assumed conversion of the Class B common stock in connection with the merger.

5. Earnings per share

The preliminary adjustments to historical weighted average basic and diluted shares for the pro forma periods presented are as follows:

	Year ended December 30, 2007	Three months ended March 30, 2008
Basic shares
Historical weighted average Triarc shares(a):
Class A common stock	28,836	28,884
Class B common stock	63,523	63,660
Issuance of Wendy’s/Arby’s common stock to Wendy’s shareholders	382,347	374,783

	474,706	467,327

Diluted shares
Historical weighted average Triarc shares(a):
Class A common stock	28,965	28,884
Class B common stock	64,282	63,660
Issuance of Wendy’s/Arby’s common stock to Wendy’s shareholders	382,347	374,783
Effect of dilutive Wendy’s/Arby’s stock options assumed to be issued to Wendy’s option holders	3,157	—

	478,751	467,327

(a)

The pro forma capitalization assumes that the current outstanding shares of Triarc Class B common stock will be converted into and be included in the total outstanding shares of Wendy’s/Arby’s common stock outstanding as of the beginning of each period presented.

6. Other information

The unaudited pro forma combined condensed statements of operations do not reflect future events that may occur after the potential merger, including the potential realization of operating margin improvements, general and administrative cost savings and synergies and restructuring or other costs relating to the integration of the two companies nor do they include any other non- recurring costs related to the merger. In addition, they do not reflect Triarc’s plans to further reduce its pre-merger corporate general and administrative costs upon the expiration of the services agreement with Trian in June 2009, as described in Note 28 to the Notes to Triarc’s Consolidated Financial Statements for the year ended December 30, 2007 which are incorporated herein by reference, and by other cost savings initiatives.

The following additional material items related to Wendy’s are not reflected in the unaudited pro forma combined condensed statements of operations:

A	Charges of up to approximately $41,010 in connection with certain employees’ change in control provisions in their employment agreements;

B	Charges of up to approximately $40,000 for the termination of two domestic defined benefit plans (see 3B above);

WENDY’S/ARBY’S
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS   (Continued)
(Amounts in thousands except per share data)

C

Charges of approximately $6,441 for the fair market value, of the right to receive cash for all outstanding Wendy’s performance units less amounts previously recorded in the historical statements of operations (see 3C above);

D

Charges for stay bonuses of approximately $6,700 in order to provide for an orderly transition of Wendy’s operational and administrative functions as part of the merger integration process. Triarc is currently unable to determine the estimated charges to be incurred related to the combination of the administrative functions following the merger to the Triarc corporate headquarters;

E	Charges of approximately $19,000 related to the accelerated vesting of employee stock options, except for certain options issued in 2008, outstanding as of the merger date;

F	Gain of approximately $600 on the assumed sale of the Wendy’s stock owned by Triarc (see Note 3D above for full description), and

G

A tax benefit of approximately $42,800 related to all the material items described above not included in the pro forma condensed combined statement of operations at an assumed 38% income statutory income tax rate.

AUTHORIZED CAPITAL STOCK OF WENDY’S/ARBY’S

The Wendy’s/Arby’s certificate of incorporation, which will be in effect if the merger is completed, provides that the total number of shares of capital stock which may be issued by Wendy’s/Arby’s is 1,600,000,000, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Class	No. of Shares	Par Value
Wendy’s/Arby’s common stock	1,500,000,000	$0.10 per share
Wendy’s/Arby’s preferred stock	100,000,000	$0.10 per share

Description of Wendy’s/Arby’s Common Stock

We have summarized below the material terms of Wendy’s/Arby’s common stock that will be in effect if the merger is completed. You are encouraged to read the certificate of incorporation and bylaws, which are attached as Annexes D and F, respectively, to this joint proxy statement/prospectus and the proposed amendments thereto, which are attached as Annexes E and G, respectively, to this joint proxy statement/prospectus, for greater detail on the provisions that may be important to you.

General

The authorized capital stock of Wendy’s/Arby’s, will, after the merger, consist of 1,600,000,000 shares, of which 1,500,000,000 will be shares of Wendy’s/Arby’s common stock, par value $0.10 per share, and 100,000,000 will be shares of preferred stock. Holders of Wendy’s/Arby’s common stock are, and will continue to be, entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote, including the election of directors. The outstanding shares of Wendy’s/Arby’s common stock are fully paid and nonassessable. Additional authorized but unissued Wendy’s/Arby’s common stock may be issued by Wendy’s/Arby’s board of directors without the approval of Wendy’s/Arby’s stockholders.

Pre-emptive Rights

Under Delaware law, a stockholder is not entitled to pre-emptive rights to subscribe for additional issuances of Wendy’s/Arby’s common stock or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. The Wendy’s/Arby’s certificate of incorporation does not provide that the stockholders are entitled to pre-emptive rights. Wendy’s/Arby’s is prohibited from issuing preferred stock of Wendy’s/Arby’s to affiliates of Wendy’s Arby’s, unless offered ratably to the holders of Wendy’s/Arby’s common stock, subject to an exception in the case that Wendy’s/Arby’s is in financial distress and the issuance is approved by the audit committee of Wendy’s/Arby’s board of directors.

Certain Anti-takeover Provisions

Certain provisions in Wendy’s/Arby’s certificate of incorporation are intended to discourage or delay a hostile takeover of control of Wendy’s/Arby’s. These provisions, in general terms, (i) provide that the number of directors shall not be less than seven nor more than 15, with the exact number to be determined from time to time by a majority of the board of directors then in office; (ii) provide that vacancies on the board of directors resulting from an increase in size, removal of directors or otherwise may be filled only by a majority of the remaining directors then in office; and (iii) require the affirmative vote of the holders of shares representing at least 75% of the voting power of the “voting shares” in order to enter into certain “business combinations”, unless (A) such business combinations are approved by at least a majority of the board of directors, but only if a majority of the directors acting favorably on the matter are “continuing directors”, or (B) certain minimum price, form of consideration and procedural requirements are met. The term “voting shares” is defined as any issued and outstanding shares of Wendy’s/Arby’s capital stock entitled to vote generally in the election of directors. Each of the provisions has particular anti-takeover effects associated with it, and these effects together with a more detailed description of each provision are set forth below. In addition, the anti-takeover provisions are interrelated and have cumulative anti-takeover effects.

The principal purpose of these provisions is to provide a measure of assurance that a stockholder or group of stockholders owning a controlling interest in Wendy’s/Arby’s stock do not exercise their voting power in a manner which Wendy’s/Arby’s board of directors believes would be to the detriment of the remaining stockholders. The provisions are further intended to make it more difficult for a hostile or unfriendly party to obtain control over Triarc by replacing the board of directors.

Size of the Board of Directors and Filling Vacancies on the Board of Directors

Wendy’s/Arby’s certificate of incorporation states that the board of directors must consist of not less than seven nor more than 15 members; provided, however, that the maximum number may be increased to reflect the right of holders of preferred stock to elect directors in certain circumstances. The exact number of directors is to be fixed by a majority vote of the directors then in office and such authority of Wendy’s/Arby’s board of directors is exclusive. Under the certificate of incorporation, vacancies that may occur between annual meetings, including vacancies caused by an increase in the number of directors, may be filled only by a majority of the remaining directors then in office, even if less than a quorum, subject to the rights of holders of any class or series of preferred stock to elect directors. In addition, Wendy’s/Arby’s certificate of incorporation provides that any new director elected to fill a vacancy on Wendy’s/Arby’s board of directors will serve for the remainder of the full term of the director for which the vacancy occurred and no decrease in the number of directors shall shorten the term of any incumbent. The purpose of including these provisions with respect to the size of the board of directors and the filling of vacancies in the certificate of incorporation is to prevent the elimination of such provisions through an amendment of Wendy’s/Arby’s by-laws by a stockholder or group owning or controlling a substantial voting block that would permit stockholders directly to increase the size of Wendy’s/Arby’s board of directors and to fill vacancies resulting therefrom or otherwise, and thereby enable such stockholder or group of stockholders to elect its own nominees to the vacancies. Such an amendment to the by-laws would be possible because, under Delaware law, stockholders may amend the by-laws without prior approval of the board of directors, whereas the certificate of incorporation of Wendy’s/Arby’s may be amended only if the board of directors first approves and recommends such action to stockholders.

Business Combination Provision

Wendy’s/Arby’s certificate of incorporation further provides that the approval of the holders of shares representing at least 75% of the voting power of the voting shares is required in order to approve certain business combinations if an “interested stockholder” or its affiliates or associates is a party to the transaction or its percentage equity interest in Wendy’s/Arby’s or any of its subsidiaries would be increased by the transaction. The required 75% approval of any business combination must include the affirmative vote of the holders of shares representing at least a majority of the voting power of all of the then outstanding voting shares exclusive of those shares beneficially owned by any interested stockholder.

The voting requirements outlined above will not apply, however, if:

(i) immediately prior to the time the business combination is consummated, Wendy’s/Arby’s is the “beneficial owner” (defined below) of a majority of each class of the outstanding equity securities of the interested stockholder;

(ii) the business combination was approved by at least a majority of Wendy’s/Arby’s board of directors (even though not the entire board of directors), but only if a majority of the directors acting favorably upon such matter are continuing directors; or

(iii) the consideration to be received by the holders of each class of Wendy’s/Arby’s outstanding voting shares acquired by the interested stockholder is at least equal to the greater of the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and with appropriate adjustments for recapitalizations, stock splits, reverse stock splits and stock dividends) paid by the interested stockholder for any shares of such class

(1) within the two-year period immediately prior to the first public announcement of the proposal of the business combination or

(2) in the transaction in which it became an interested stockholder, and is in cash or in the same form of consideration as the interested stockholder paid to acquire the largest number of voting shares previously acquired by it.

The pricing provision does not guarantee that a stockholder will receive the highest market price paid for such shares, rather it ensures that a stockholder will receive the highest price paid for such shares by an interested stockholder during the prior two years. If either the ownership or form of consideration requirements set forth in clauses (i) and (iii) above are satisfied, the business combination will require the approval of the holders of at least two-thirds of the votes entitled to be cast by the holders of all the then outstanding voting shares, which Wendy’s/Arby’s refers to as the ratification percentage (and the additional majority vote described in the previous paragraph).

If Wendy’s/Arby’s board of directors approves a business combination in accordance with the requirements set forth in clause (ii) above, the board of directors may, again in accordance with the voting provisions of such clause (ii), determine to require a vote of stockholders. If a stockholder vote is required for such business combination under applicable law (such as, for example, in the case of certain mergers or a liquidation), Wendy’s/Arby’s board of directors will require the affirmative vote of the then outstanding voting shares equal to the higher of:

(i) the ratification percentage (such affirmative vote shall not require the additional majority vote), and

(ii) such other percentage as is required by law.

If a stockholder vote is not required for such business combination under law, the Wendy’s/Arby’s board of directors may, in its discretion, either decide not to require a stockholder vote to approve the business combination or require the affirmative vote of the outstanding voting shares equal to (A) the ratification percentage (such affirmative vote shall not require the additional majority vote) or (B) such other percentage as it so determines.

An “interested stockholder” generally is defined under Wendy’s/Arby’s certificate of incorporation as the beneficial owner of 10% or more of the voting power of the outstanding voting shares (other than Wendy’s/Arby’s, its employee benefit plans, or its subsidiaries of which it owns a majority of each class or series of equity securities) excluding, however, any “affiliate” or “associate” (as each term is defined in Wendy’s/Arby’s certificate of incorporation). The Wendy’s/Arby’s board of directors considers that a 10% holding, which causes a person to be classified as an “insider” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is double the percentage ownership required to trigger reporting obligations under Section 13(d) of the Exchange Act, for stockholders of public companies, is appropriate to define an interested stockholder.

A “business combination” includes:

(i) a merger or consolidation involving Wendy’s/Arby’s or any of Wendy’s/Arby’s subsidiaries and an interested stockholder or an affiliate or associate of an interested stockholder, or an affiliate thereof,

(ii) a sale, lease or other disposition (in one or a series of transactions) of a “substantial part” (as defined in Wendy’s/Arby’s certificate of incorporation) of Wendy’s/Arby’s assets or the assets of any of its subsidiaries to an interested stockholder or an affiliate or associate of any interested stockholder, or an affiliate thereof;

(iii) any sale, lease or other disposition (in one or a series of transactions) to Wendy’s/Arby’s or any of its subsidiaries of any assets (excluding any voting shares, but including without limitation any securities whether outstanding, authorized but unissued or in treasury, issued by an interested stockholder, or by an affiliate or associate of an interested stockholder or by an affiliate thereof) of (a) any interested stockholder or (b) an affiliate or associate of an interested stockholder, or an affiliate thereof, if the amount paid therefor constitutes a substantial part of the assets of Wendy’s/Arby’s or any subsidiary; or

(iv) an issuance or transfer (or a related series of issuances or transfers) of Wendy’s/Arby’s securities or the securities of any of its subsidiaries (except upon conversion of convertible securities as a result of a pro rata stock dividend or stock split) to an interested stockholder or an affiliate or associate of an interested stockholder or an affiliate thereof, for consideration having an aggregate value of $5,000,000 or more;

(v) a liquidation, dissolution, spin-off, split up or split off of Wendy’s/Arby’s (if as of the record date for the determination of stockholders entitled to vote with respect thereto or, if no vote would otherwise be required, the date the transaction is planned to be consummated, any person is an interested stockholder);

(vi) a reclassification of securities (including, without limitation, any combination of shares or reverse stock split) or recapitalization of Wendy’s/Arby’s or a reorganization, merger or consolidation of Wendy’s/Arby’s with any of its subsidiaries, or any similar transaction, in any case having the effect, directly or indirectly, of increasing the percentage interest of an interested stockholder in any class of equity securities of Wendy’s/Arby’s or such subsidiary; and

(vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

A “continuing director” is defined as one serving as a director whose election or appointment or recommendation by Wendy’s/Arby’s board of directors for election by its stockholders was approved by at least a majority of the continuing directors then on its board of directors.

The business combination provision described above is intended to provide safeguards to Wendy’s/Arby’s stockholders by requiring a higher stockholder vote than required under Delaware law in the event another person first obtains a substantial interest in Wendy’s/Arby’s and then wishes to accomplish a combination of such person’s business with Wendy’s/Arby’s, or otherwise eliminate the share holdings of the other stockholders. The federal securities law and applicable regulations govern the disclosure required to be made to minority stockholders in such transactions but do not assure to stockholders the fairness of the terms of the business combination. Moreover, the statutory right of the remaining stockholders to dissent in connection with certain business combinations and receive the “fair value” of their shares in cash may involve significant expense, delay and uncertainty to dissenting stockholders. Further, the “fair value” of a stockholder’s shares, as determined under this standard, may not be equivalent to the minimum price as determined pursuant to the provisions.

The business combination provision is intended to narrow such gaps in the federal and state laws and to minimize certain of the potential inequities of those business combinations that involve two or more steps by requiring that in order to complete a business combination that is not approved by the continuing directors, such interested stockholder must obtain the affirmative votes of at least 75% of the voting power of the outstanding voting shares prior to proposing the business combination (including the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding voting shares exclusive of those shares beneficially owned by the interested stockholder), or meet the minimum price and procedural requirements of the provision and obtain the approval of at least two-thirds of the voting power of the outstanding voting shares (and the additional majority vote). The provision also is designed to protect those stockholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration are paid to such stockholders in a business combination as were paid to stockholders in the initial step of the acquisition. In the absence of the provision, an interested stockholder who acquired control of Wendy’s/Arby’s could subsequently, by virtue of such control, force minority stockholders to sell or exchange their shares at a price that would not reflect any premium such purchaser may have paid in order to acquire its controlling interest, but rather at a price set by such interested stockholder. Such a price might not only be lower than the price paid by such purchaser in acquiring control, but also could be in a less desirable form of consideration (e.g., equity or debt securities of the purchaser).

In many situations, the minimum price, form of consideration and procedural requirements of the provision would require that a purchaser pay stockholders a higher price for their shares and/or structure the transaction differently from what would be the case without the provision. Accordingly, to the extent a business combination were involved as part of a plan to acquire control of Wendy’s/Arby’s, this provision would increase the likelihood that a purchaser would negotiate directly with Wendy’s/Arby’s board of directors.

Although not all acquisitions of Wendy’s/Arby’s capital stock are made with the objective of acquiring control of Wendy’s/Arby’s through a subsequent business combination, a purchaser in many cases desires to have the option to consummate such a business combination. Assuming that to be the case, the provision tends to discourage purchasers whose objective is to seek control of Wendy’s/Arby’s at a relatively low price, since acquiring the remaining equity interest may be difficult unless the minimum price, form of consideration and procedural requirements were satisfied or a majority of the continuing directors were to approve the transaction. The provision also should discourage the accumulation of large blocks of Wendy’s/Arby’s capital stock, which may be disruptive to Wendy’s/Arby’s stability, and which could precipitate a change of control of Wendy’s/Arby’s on terms unfavorable to the other stockholders.

Amendment of Certificate of Incorporation

Wendy’s/Arby’s certificate of incorporation may be amended in accordance with Delaware law, except that it provides that the business combination provision described above and any other charter provision (if the amendment is made when Wendy’s/Arby’s has an interested stockholder) may not be repealed, altered, changed or amended in any respect unless such action is approved by the affirmative vote of at least 75% of the votes entitled to be cast (which 75% must include the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast exclusive of those of which any interested stockholder is entitled to cast), unless approved by a vote of a majority of Wendy’s/Arby’s entire board of directors (but only if a majority of the directors acting favorably on the matter are continuing directors), in which case the business combination provision may be amended by the affirmative vote of at least a majority of the votes entitled to be cast (such affirmative vote does not require the additional majority vote); and provided, further, that the ratification percentage may be amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the voting shares (such affirmative vote does not require the additional majority vote). Wendy’s/Arby’s by-laws may be altered, amended or repealed, or new by-laws adopted, by (i) the affirmative vote of stockholders holding not less than a majority of the shares entitled to vote on the election of directors, or (ii) the affirmative vote of not less than two-thirds of the entire board of directors that would then be in office if no vacancies existed, except that the provision in the bylaws requiring the headquarters of the Wendy’s brand to be stationed in the greater Columbus, Ohio area for the next ten years cannot be altered, amended or repealed by the board of directors.

Indemnification of Directors and Officers

Wendy’s/Arby’s may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, if the officer or director acted in good faith and in a manner he/she reasonably believed to be in or not opposed to Wendy’s/Arby’s best interests. In a criminal proceeding, the standard is that the director or officer had no reasonable cause to believe his/her conduct was unlawful.

Wendy’s/Arby’s certificate of incorporation and by-laws provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of ours against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law, and any other applicable law, as from time to time in effect. This right of indemnification is not exclusive of any other rights to which a director or officer may be entitled. Any repeal or modification of the applicable provisions of Delaware law will not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part on any such state of facts.

Wendy’s/Arby’s certificate of incorporation provides that each person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of Wendy’s/Arby’s or is or was serving at Wendy’s/Arby’s request in any capacity for another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Wendy’s/Arby’s against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the fullest extent and in the manner set forth in and permitted by Delaware law, and any other applicable law, as from time to time in effect. Wendy’s/Arby’s has the power to purchase and maintain insurance in respect of its indemnification obligations.

A member of Wendy’s/Arby’s board of directors, or a member of any committee designated by the board of directors, will, in the performance of his or her duties, be fully protected in relying in good faith upon Wendy’s/Arby’s records and upon such information, opinions, reports or statements presented to it by any of Wendy’s/Arby’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by Wendy’s/Arby’s or on its behalf. In discharging their duties, directors and officers, when acting in good faith, may rely upon Wendy’s/Arby’s financial statements represented to them to be correct by the chief financial officer or the controller or other of Wendy’s/Arby’s officers having charge of Wendy’s/Arby’s books or accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect Wendy’s/Arby’s financial condition.

Transfer Agent and Registrar

The transfer agent and registrar for Wendy’s/Arby’s common stock will be the American Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF STOCKHOLDERS/SHAREHOLDERS
OF TRIARC, WENDY’S AND WENDY’S/ARBY’S

Triarc is a Delaware corporation and is governed by the DGCL. Wendy’s is an Ohio corporation and is governed by the OGCL. Wendy’s/Arby’s will continue to be a Delaware corporation following the merger and will be governed by the DGCL.

Upon completion of the merger, Wendy’s shareholders will receive Wendy’s/Arby’s common stock and become Wendy’s/Arby’s stockholders. As a condition to the merger, Triarc’s current certificate of incorporation will be amended immediately before the completion of the merger pursuant to the form of amendment attached as Annex E to this joint proxy statement/prospectus. Additionally, Triarc’s bylaws will be amended pursuant to the form of amendment attached as Annex G to this joint proxy statement/prospectus. The rights of the former Wendy’s shareholders and the Triarc stockholders will therefore be governed by the DGCL, the amended certificate of incorporation of Wendy’s/Arby’s and the amended bylaws of Wendy’s/Arby’s.

The following description summarizes the material differences that may affect the rights of the holders of Triarc Class A common stock, Triarc Class B common stock, Wendy’s common shares, and Wendy’s/Arby’s common stock but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Triarc stockholders and Wendy’s shareholders should read carefully the relevant provisions of the DGCL, the OGCL, the respective certificates of incorporation and bylaws of Triarc, and the articles of incorporation and regulations of Wendy’s. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 223.

Capitalization

Triarc

The total number of shares of Triarc capital stock authorized under Triarc’s certificate of incorporation is 350,000,000, which is divided into the following classes:

•	100,000,000 shares of Triarc Class A common stock, par value $0.10 per share;

•	150,000,000 shares of Triarc Class B common stock, par value $0.10 per share; and

•	100,000,000 shares of Triarc preferred stock.

Wendy’s

The total number of shares of all classes of capital stock authorized under Wendy’s articles of incorporation is 200,250,000, which is divided into:

•	200,000,000 shares of Wendy’s common shares, without par value; and

•	150,000 shares of Series A Preferred Shares, par value $1.00 per share.

An additional 100,000 preferred shares, $1.00 par value per share, are available for future issuance in one or more series to be designated by the Wendy’s board of directors.

The Series A preferred shares are only issuable in connection with certain triggering events as defined in Wendy’s rights agreement described below.

Wendy’s/Arby’s

The total number of shares of all classes of capital stock authorized under Wendy’s/Arby’s certificate of incorporation will be 1,600,000,000, consisting of 1,500,000,000 shares of Wendy’s/Arby’s common stock, par value $0.10 per share and 100,000,000 shares of preferred stock.

Voting Rights

Triarc

Class A common stock

The holders of the Triarc Class A common stock possess voting powers for the election of directors and for all other corporate purposes properly brought before the stockholders for their vote. The holders of the Triarc Class A common stock vote together with the holders of the Triarc Class B common stock as a single class on most matters. When all classes are voting as a single class, the holders of the Triarc Class A common stock have one vote per share.

Class B common stock

The holders of the Triarc Class B common stock possess voting powers for the election of directors and for all other corporate purposes properly brought before the stockholders for their vote. The holders of the Triarc Class B common stock vote together with the holders of the Triarc Class A common stock as a single class on most matters. When all classes are voting as a single class, the holders of the Triarc Class B common stock have 1/10 of one vote per share.

Wendy’s

The holders of Wendy’s common shares are entitled to one vote per share on all matters to be voted on by the shareholders.

Wendy’s/Arby’s

The voting rights of the holders of the Wendy’s/Arby’s common stock following the completion of the merger will be identical to the voting rights of the Triarc Class A common stock of Triarc described above. The Triarc Class B common stock will cease to exist following the merger.

Stockholder Action By Written Consent

Delaware and Ohio Corporation Law

The DGCL allows stockholder action to be taken by written consent without an annual or special meeting. Stockholder action by written consent in lieu of a meeting is given legal effect so long as written consent is made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders. Corporations may expressly prohibit stockholder actions by written consent in their certificates of incorporation.

The OGCL only allows action to be taken by shareholders by written consent without an annual or special meeting of shareholders if that consent is signed by all of the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose.

Triarc

Class A common stock

Triarc’s bylaws state that any action required or permitted to be taken by the holders of the issued and outstanding stock of Triarc may be effected by the consent, if done in writing, of such stockholders. Telegram, cablegram or other electronic transmission consenting to an action is deemed to be “in writing” for purposes of this section.

Class B common stock

Holders of the Triarc Class B common stock are subject to identical rules relating to stockholder action by written consent as the holders of the Triarc Class A common stock.

Wendy’s

Wendy’s regulations provide that the regulations may be amended, or new regulations may be adopted, without a meeting by written consent of the holders of shares entitling them to exercise not less than two-thirds of the voting power of Wendy’s.

Wendy’s/Arby’s

The amended bylaws of Wendy’s/Arby’s will contain the same provisions for stockholder actions by written consent for the common stock as those set forth in Triarc’s bylaws described above.

Dividends

Triarc

Class A common stock

Triarc’s bylaws provide that the Triarc board of directors, from time to time, may determine whether any, and, if any, what part of the net profits of the corporation or net assets of the corporation shall be declared as dividends.

Class B common stock

Holders of Triarc Class B common stock are entitled to share equally with the holders of Triarc Class A common stock in any dividends. If a dividend is paid at any time on the Triarc Class A common stock in shares of Triarc Class A common stock, a dividend must be paid at the same rate on the Triarc Class B common stock in shares of Triarc Class B common stock.

In accordance with the certificate of designation for the Triarc Class B common stock, and resolutions adopted by Triarc’s board of directors on June 5, 2007, the Triarc Class B common stock was entitled, through December 30, 2007, to receive regular quarterly cash dividends equal to at least 110% of any regular quarterly cash dividends paid on the Triarc Class A common stock. However, the Triarc board of directors has determined that for the first and second fiscal quarter of 2008 it will continue to pay regular quarterly cash dividends at that higher rate on the Triarc Class B common stock when regular quarterly cash dividends are paid on the Triarc Class A common stock. Thereafter, each share of the Triarc Class B common stock is entitled to at least 100% of the regular quarterly cash dividend paid on each share of the Triarc Class A common stock.

The Triarc board of directors has not yet made any determination of the relative amounts of any regular quarterly cash dividends that will be paid on the Triarc Class A common stock and the Triarc Class B common stock after the second fiscal quarter of 2008.

Wendy’s

The holders of Wendy’s common shares receive dividends when and if declared by the directors from funds that are legally available for the payment of dividends.

Wendy’s/Arby’s

The amended bylaws of Wendy’s/Arby’s will contain the same provisions for stockholder dividends for the Triarc Class A common stock as discussed above.

Liquidation, Dissolution and Winding-Up

Triarc

Class A common stock

Triarc’s certificate of designations setting forth the rights of the outstanding Triarc Class B common stock provides that in the event of the liquidation, dissolution or winding-up, whether voluntarily or involuntarily, after payment of the company’s debts and other liabilities and the payment of preferential amounts to holders of the preferred stock, if any, and after the payment of $0.01 per share first to the holders of the Triarc Class B common stock and then the payment of $0.01 per share to holders of the Triarc Class A common stock, the holders of the Triarc Class A common stock and the Triarc Class B common stock are entitled to a distribution of the remaining assets on a pro rata basis in accordance with such holders respective interests in the corporation.

Class B common stock

Triarc’s certificate of designations setting forth the rights of the outstanding Triarc Class B common stock provides that in the event of the liquidation, dissolution or winding-up, whether voluntarily or involuntarily, after payment of the company’s debts and other liabilities and the payment of preferential amounts to holders of the preferred stock, if any, and the payment of $0.01 per share to the holders of the Triarc Class B common stock and then the payment of $0.01 per share to holders of the Triarc Class A common stock, the holders of the Triarc Class B common stock and the Triarc Class A common stock are entitled to a distribution of the remaining assets on a pro rata basis in accordance with such holders respective interests in the corporation.

Wendy’s

In the event of the liquidation, dissolution or winding up of Wendy’s, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. Following such payments, the holders of common shares will be entitled to receive their ratable and proportionate share of the remaining assets.

Wendy’s/Arby’s

In the event of the liquidation, dissolution or winding up of Triarc, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. Following such payments, the holders of Wendy’s/Arby’s common stock will be entitled to receive their ratable and proportionate share of the remaining assets.

Special Redemption Provisions

Triarc

Class A common stock

Triarc’s certificate of incorporation and bylaws do not contain redemption provisions for the Triarc Class A common stock.

Class B common stock

Triarc’s certificate of incorporation and bylaws do not contain redemption provisions for the Triarc Class B common stock.

Wendy’s

Wendy’s articles of incorporation and regulations do not contain any redemption provisions.

Wendy’s/Arby’s

The amended certificate of incorporation and bylaws of Wendy’s/Arby’s will not contain redemption provisions for the Wendy’s/Arby’s common stock.

Number, Election, Vacancy and Removal of Directors

Delaware and Ohio Corporation Law

The DGCL provides that a director or directors may be removed from office, with or without cause, by the holders of a majority of the voting power of a corporation, except that (i) in the case of a corporation that has a classified board, directors may be removed from office only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

The OGCL provides that a director may be removed from office by the board of directors if (i) such director has been found to be of unsound mind by an order of court, (ii) such director is adjudicated bankrupt, or (iii) such director fails to meet any qualifications for office. The OGCL further provides that a director may be removed from office, with or without cause, by the holders of a majority of the voting power of a corporation, except that, in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part, unless the articles of incorporation provide otherwise. The OGCL further provides that if the board of directors is classified, shareholders may only remove directors for cause.

Triarc

The number of directors on the Triarc board of directors may not be less than seven or more than 15 persons. The exact number of directors may be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of directors then in office. The members of the board of directors are elected by the Triarc stockholders at the annual stockholders meeting and hold office until the earlier of the next annual meeting or such director’s death, resignation, retirement, disqualification or removal. The affirmative vote of a plurality in voting power of stockholders present (in person or by proxy) and entitled to vote is required to elect directors to the board of directors. A vacancy in the board of directors may be filled only by a resolution of a majority of the directors then in office, whether or not such majority constitutes less than a quorum, or by a sole remaining director. Any new director elected to fill a vacancy on the board of directors will serve for the remainder of the full term of that director for which the vacancy occurred. The bylaws provide that a director may be removed from such position, with or without cause, only by the affirmative vote of the holders of two-thirds (2/3) of the voting power of the outstanding capital stock of the corporation entitled to vote in the election of directors, voting as a single class.

Wendy’s

Wendy’s regulations provide that, until changed in accordance with law, the authorized number of directors of Wendy’s is 15, divided into three classes consisting of five directors each. The directors may change the authorized number of directors to be added or subtracted as the case may be, but may not increase the number of directors to more than 15, reduce the number of directors to fewer than 11 or reduce the number of directors of any class to fewer than three. The number of authorized directors, and the number of authorized directors in each class may be fixed or changed at a meeting of shareholders called for the purpose of electing directors at which a quorum is present by the affirmative vote of a majority of the shares which are represented at the meeting. At each annual meeting, directors are elected to succeed the directors of the class whose term expired in that year and each director elected holds office for a term of three years and until his successor is elected, or until his earlier death, resignation or removal. Any vacancy on the board of directors may be filled by the affirmative vote of the remaining directors.

Wendy’s/Arby’s

The provisions concerning the board of directors in Wendy’s/Arby’s amended certificate of incorporation will be identical to the provisions set forth in Triarc’s certificate of incorporation and bylaws described above. However, as described in the “Merger Agreement” beginning on page 85, Wendy’s/Arby’s will take all requisite action to cause the Wendy’s/Arby’s board of directors to consist of twelve members, ten of whom will be current Triarc directors and two of whom will be (i) current Wendy’s directors designated by Wendy’s and reasonably acceptable to Triarc and

(ii) renominated by Wendy’s/Arby’s at the next meeting of the stockholders of Wendy’s/Arby’s in which directors are elected.

Amendments to the Certificate of Incorporation

Delaware and Ohio Corporation Law

Under the DGCL, an amendment to the certificate of incorporation requires approval by both the board of directors and a majority of the voting power of the outstanding shares entitled to vote. Any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock so as to affect them adversely requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the voting power of the outstanding shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

Under the OGCL, the directors can adopt an amendment to the articles of incorporation in certain circumstances, such as:

•	setting the express terms of any class of shares before the issuance of any shares of that class;

•	authorizing shares when the corporation has issued shares or obligations convertible into shares and the conversion has been approved by the shareholders as set forth in the OGCL;

•	reducing the authorized number of shares of a class or eliminating a class of shares when the shares have been redeemed by the corporation;

•	eliminating any references in the articles to a merger or consolidation after such merger or consolidation takes place;

•	changing the name of the corporation, unless the articles of incorporation otherwise provide;

•	changing the principal office of the corporation;

•

increasing the authorized number of shares of a class where the directors have declared a dividend or distribution to be paid in such shares, provided that the directors otherwise comply with the OGCL;

•

changing each authorized share of an outstanding class into a greater number of shares of that class and proportionately increasing the authorized number of shares of that class, provided that the directors otherwise comply with the OGCL; and

•

decreasing the par value of shares of a particular class to the extent necessary to prevent an increase in the aggregate par value of the outstanding shares of a class as a result of a dividend or distribution or a change in authorized shares as described above.

The shareholders may adopt an amendment to the articles under the OGCL, including any amendment that can be adopted by the directors, by an affirmative vote of the holders of two-thirds of the voting power of the corporation on the proposal or, if the articles provide, a greater or lesser proportion, but not less than a majority of the voting power, and by the affirmative vote of the holders of shares of any particular class that is required by the articles. Whenever the holders of any class are entitled to vote as a class on the adoption of an amendment, the amendment must receive the affirmative vote of at least two-thirds of the shares of that class or, it the articles provide, a greater or lesser proportion, but not less than a majority of the shares of that class. The holders of shares of a particular class are entitled to vote as a class on the adoption of an amendment that increases or decreases the par value of the issued shares of that particular class, changes issued shares of that particular class into shares of the same or a different class, changes the express terms of the class or authorizes shares of another class that are convertible into shares of that particular class, in addition to the approval of the two-thirds of the voting power of the corporation, as provided above. The holders of shares of every class are entitled to vote as a class on an amendment that reduces or eliminates stated capital of the corporation, changes substantially the purpose of the corporation or changes the corporation into a nonprofit corporation, in addition to the approval of the two-thirds of the voting power of the corporation, as provided above. An amendment that would change or eliminate the classification of directors must be adopted at a meeting of shareholders specifically held for that purpose by an affirmative vote of two-thirds of the voting power of the corporation, or as provided by the articles, but not less than a majority of the voting power, and by the affirmative vote of the holders of at least the majority of the disinterested shares voted on the proposal.

Triarc

Except in the event that one person or company beneficially owns more than 10% of the voting power of the outstanding Triarc shares, in which case any amendment to the certificate of incorporation requires the affirmative vote of 75% of the holders of shares entitled to vote (unless the board of directors declares such amendment advisable), Triarc’s certificate of incorporation does not contain a provision regarding approval of amendments to the certificate of incorporation.

Wendy’s

Wendy’s articles of incorporation provide that unless at least two-thirds of the Wendy’s directors recommend the approval of an amendment to Wendy’s articles of incorporation, the affirmative vote of at least 75 percent of the voting power of Wendy’s is required to amend the articles of incorporation. If at least two-thirds of the Wendy’s directors recommend the approval of an amendment to Wendy’s articles of incorporation, the affirmative vote of a majority of the voting power of Wendy’s is required to amend the articles of incorporation.

Wendy’s/Arby’s

The amendment provisions in Wendy’s/Arby’s amended certificate of incorporation will be identical to the amendment provisions set forth in Triarc’s certificate of incorporation described above.

Amendments to Bylaws

Delaware and Ohio Corporation Law

Under the DGCL, the stockholders have the power to adopt, amend or repeal bylaws, provided that the corporation may in its certificate of incorporation confer that authority on the board of directors as well. Under the DGCL, the fact that such power has been conferred on the board of directors does not limit the power of the stockholders to adopt, amend or repeal bylaws.

Unless otherwise permitted in the corporation’s articles or regulations, the OGCL provides that only shareholders of an Ohio corporation have the power to amend and repeal the corporation’s regulations. The OGCL also provides that any amendment to the regulations or the articles of incorporation of a corporation whose directors are classified that would change or eliminate the classification of directors may be adopted by the shareholders only at a meeting expressly held for that purpose by the vote described above and by the affirmative vote of at least a majority of disinterested shares voted on the proposal.

Triarc

Triarc’s bylaws may be amended, altered or repealed, in whole or in part by a vote of two-thirds of the entire board of directors that would be in office if no vacancy existed. The bylaws may also be amended or repealed by the stockholders of the corporation by a majority vote of those stockholders entitled to vote in the election of directors.

Wendy’s

Wendy’s articles of incorporation provide that unless at least two-thirds of the Wendy’s directors recommend the approval of an amendment to Wendy’s regulations, the affirmative vote of at least 75 percent of the voting power of Wendy’s is required to amend the regulations. If at least two-thirds of the Wendy’s directors recommend the approval of an amendment to Wendy’s regulations, the affirmative vote of a majority of the voting power of Wendy’s is required to amend the regulations. Wendy’s regulations may also be amended by written consent of at least two-thirds of the voting power of Wendy’s shareholders.

Wendy’s/Arby’s

The bylaw requirements of Wendy’s/Arby’s will be substantially identical to the amendment requirements set forth in Triarc’s bylaws described above. However, Wendy’s/Arby’s bylaws will also contain a provision requiring the Wendy’s brand to be headquartered in the greater Columbus, Ohio area for at least ten years following the completion of the merger. After the effectiveness of the amendment to the certificate of incorporation, Wendy’s/Arby’s board of directors will be prohibited from amending this provision of Wendy’s/Arby’s bylaws. Pursuant to the merger agreement, Wendy’s/Arby’s board of directors is also prohibited by recommending an amendment to this bylaw to the stockholders of Wendy’s/Arby’s for a period of five years following the completion of the merger.

Notice of Certain Stockholder Actions

Triarc

Class A common stock

Triarc’s certificate of incorporation provides that a stockholder may bring any proper business before the board of directors (including the nomination of directors), at any annual or special meeting of stockholders provided that such stockholder delivers the requisite notice to, or mails such notice to Triarc’s principal executive office. Notice must be received not less than 45 days, nor more than 60 days prior to the stockholders meeting. In the event that less than 55 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice of stockholder action must be received by the close of business on the tenth day following the day on which notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever occurs first.

Class B common stock

Holders of the Triarc Class B common stock are subject to the same notice requirements as the holders of the Triarc Class A common stock.

Wendy’s

Neither Wendy’s articles of incorporation, nor its regulations, contain any provisions regarding notice of certain shareholder actions.

Wendy’s/Arby’s

The notice of certain stockholder action requirements in Wendy’s/Arby’s amended certificate of incorporation will be identical to Triarc’s notice of certain stockholder action requirements discussed above.

Annual Meetings

Triarc

Triarc’s bylaws provide that the annual meeting of Triarc stockholders for the election of directors and the transaction of such other business as may be brought before the meeting in accordance with Triarc’s certificate of incorporation and bylaws shall be held on the date and at the time fixed from time to time within 13 months after the date of the preceding annual meeting by the board of directors. Written notice stating the time, place and purpose of the meeting shall be given by personal delivery, mail or other means of written communication, not less than ten nor more than 60 days before the meeting date to each stockholder of record.

Wendy’s

Wendy’s regulations provide that the annual meeting of shareholders shall be held on the first Monday of April in each year or such other date that may be fixed by the directors from time to time. Written notice stating the time, place and purpose of the meeting shall be given by personal delivery or mail not less than seven nor more than 60 days before the meeting date to each shareholder of record.

Wendy’s/Arby’s

The bylaws of Wendy’s/Arby’s will contain the same annual meeting requirements as set forth in Triarc’s bylaws as described above.

Special Stockholder Meetings

Delaware and Ohio Corporation Law

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s articles or certificate of incorporation or bylaws. Generally, stockholders of record entitled to vote must receive notice of all stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

Under the OGCL, meetings of shareholders may be called by any of the following:

•	the chairperson of the board, the president, or, in case of the president’s absence, death, or disability, the vice-president authorized to exercise the authority of the president;

•	the directors by action at a meeting, or a majority of the directors acting without a meeting;

•

persons who hold 25 percent of all shares outstanding and entitled to vote at the meeting, unless the articles or the regulations provide for a smaller or larger proportion but not in excess of 50 percent; and

•	such other officers or persons as the articles or the regulations authorize to call the meetings.

Under the OGCL, all shareholders of record entitled to vote must receive notice of all shareholder meetings not less than seven nor more than 60 days before the date of the meeting unless the articles or the regulations specify a longer period.

Triarc

Class A common stock

A special meeting of the stockholders may be called only at the direction of the Chairman of the board of directors, the Vice Chairman of the board of directors, the Chief Executive Officer, or by resolution adopted by a majority of the Triarc board of directors. Written notice stating the time, place and purpose of the meeting shall be given by personal delivery, mail or other means of written communication, not less than ten nor more than 60 days before the meeting date to each stockholder of record.

Class B common stock

Holders of the Triarc Class B common stock are subject to the same special stockholder meeting requirements as the holders of the Triarc Class A common stock.

Wendy’s

Wendy’s regulations provide that meetings of shareholders may be called by the chairman of the board of directors, the president, all of the directors acting without a meeting, a majority of the directors acting at a meeting, or the holders of at least 25 percent of all shares outstanding and entitled to vote at such meeting. Notice of the meeting shall be given not less than seven nor more than 60 days after receipt of a request for a meeting. If notice is not given within 30 days then the persons calling the meeting may fix the time of the meeting and give notice in accordance with Wendy’s regulations.

Wendy’s/Arby’s

The amended bylaws of Wendy’s/Arby’s will contain the same special stockholder meeting requirements as set forth in Triarc’s bylaws described above.

Quorum of Stockholders/Shareholders

Triarc

Triarc’s certificate of incorporation provides that the presence, in person or by proxy, of a majority of the voting power of the outstanding stock of Triarc entitled to vote constitutes a quorum for such meeting.

Wendy’s

Wendy’s regulations provide that the presence, in person or by proxy, of the holders of a majority of the voting shares of Wendy’s constitutes a quorum for such meeting.

Wendy’s/Arby’s

The certificate of incorporation of Wendy’s/Arby’s will contain the same quorum requirements as set forth in Triarc’s certificate of incorporation described above.

Limitation of Personal Liability of Directors and Indemnification

Triarc

Class A common stock

Triarc’s certificate of incorporation provides that no Triarc director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this limitation does not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the duty of loyalty to Triarc or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (3) acts from which the director derived any improper personal benefit or (4) acts under Section 174 of the DGCL, including unlawful payment of dividends and unlawful stock purchases.

Triarc’s certificate of incorporation provides for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Triarc, or is or was serving at the request of Triarc in any capacity for another corporation, partnership, joint venture, trust or other enterprise. Triarc will indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding, to the full extent that it has the power to do so under Delaware law.

Class B common stock

Holders of the Triarc Class B common stock are subject to the same limitation on liability and indemnification provisions as the holders of the Class A common stock.

Wendy’s

Wendy’s regulations provide for indemnification of each current and former director and officer, each person who served at the request of Wendy’s as an officer, and each person who served at the request of Wendy’s as a director, trustee or officer of any other corporation or other enterprise, to the greatest extent permitted by Ohio law, against any threatened, pending or completed action in which such person was a party by reason of the fact that he or she was a director or officer of Wendy’s or served at its request as described above. In addition, Wendy’s may indemnify any current or former employee or agent of Wendy’s, or any person who served as an employee or agent of another enterprise at the request of Wendy’s, subject to the limitations of Ohio law.

Wendy’s/Arby’s

The amended certificate of incorporation of Wendy’s/Arby’s will contain identical limitations on director liability as set forth in Triarc’s certificate of incorporation, described above.

Mergers, Consolidations and Other Transactions

Delaware and Ohio Corporation Law

As a general matter, under the DGCL, the board of directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate or articles of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock or securities convertible into common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock or such other securities will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

Under the OGCL, the board of directors of each corporation and the shareholders of the non-surviving corporation in a merger must approve a merger or consolidation by the affirmative vote of the holders of shares of at least two-thirds of the voting power of the corporation on such proposal or such different proportion as the corporation’s articles may provide, but not less than a majority. In addition, the shareholders of the surviving corporation in a merger must adopt the merger if:

•	the articles of the surviving corporation require that the merger agreement be adopted by the shareholders or by the holders of a particular class of shares;

•

the merger agreement conflicts with the articles or regulations of the surviving corporation or otherwise changes the articles or regulations in a way that would have to be approved by shareholders if it were authorized separate from the merger;

•

the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation of such number of shares of the surviving corporation as will entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors; or

•

the agreement of merger makes such change in the directors of the surviving corporation as would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

Triarc

Class A common stock

Triarc’s certificate of incorporation is silent as to the voting requirements for approvals of mergers and consolidations with regard to the holders of the Triarc Class A common stock. Therefore, Delaware law governs the rights of the holders of the Triarc Class A common stock.

If the merger or consolidation involves an interested stockholder (defined as any person or company with beneficial ownership of more than 10% of the Triarc voting power), then the proposed merger or consolidation is treated as a business combination. In the event of a business combination, the holders of at least 75% of the votes entitled to be cast at a meeting of the stockholders (which must include the affirmative vote of at least a majority of the votes entitled to be cast excluding those that the interested stockholder is entitled to cast) must approve the business combination. The 75% vote requirement is inapplicable if the business combination is approved by a majority of the continuing directors and a stockholder vote is not required under Delaware law.

Class B common stock

The certificate of incorporation provides that a merger or consolidation requires the approval of the holders of a majority of the outstanding shares of the Triarc Class B common stock, Series 1 voting separately as a class, unless the holders of the Triarc Class B common stock, Series 1 are entitled to receive the same consideration as the holders of the shares of the Triarc Class A common stock receive in the merger or consolidation.

If the merger or consolidation involves an interested stockholder (defined as any person or company with beneficial ownership of more than 10% of the Triarc voting power), then the proposed merger or consolidation is treated as a business combination. In the event of a business combination, the holders of at least 75% of the votes entitled to be cast at a meeting of the stockholders (which must include the affirmative vote of at least a majority of the votes entitled to be cast exclusive of those that the interested stockholder is entitled to cast) must approve the business combination. The 75% vote requirement is inapplicable if the business combination is approved by a majority of the continuing directors and a stockholder vote is not required under Delaware law.

Wendy’s

Wendy’s articles of incorporation require that certain matters, under certain circumstances, must be approved by a vote greater than a majority of the voting power of Wendy’s. Unless at least two-thirds of Wendy’s board of directors recommends the approval of any of the following matters, the affirmative vote of at least 75 percent of the voting power of Wendy’s is required in order to:

•	amend Wendy’s articles of incorporation or regulations;

•	approve an agreement of merger or consolidation;

•	approve a combination or majority share acquisition involving the issuance of Wendy’s shares;

•	sell, exchange, transfer or otherwise dispose of all, or substantially all, Wendy’s assets; or

•	conduct a dissolution of Wendy’s.

Wendy’s/Arby’s

The amended certificate of incorporation of Wendy’s/Arby’s will contain identical merger and consolidation provisions, as found in Triarc’s certificate of incorporation described above except that (i) DWG Acquisition Group L.P., a dissolved partnership formerly controlled by Nelson Peltz and

Peter May, will no longer be carved-out of the definition of “interested stockholder,” and (ii) since there will only be one class of common stock there will no longer be any separate class vote of the Class B common stock required for the approval of a merger or consolidation.

State Anti-takeover Statutes

Triarc

Triarc is currently subject to the restrictions on business combinations contained in Section 203 of the DGCL.

Wendy’s

If a person becomes the beneficial owner of 10% or more of an issuer’s shares without the prior approval of its board of directors, Chapter 1704 of the ORC prohibits the following transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

•	the disposition or acquisition of any interest in assets;

•	mergers, consolidations, combinations and majority share acquisitions;

•	voluntary dissolutions; and

•	the issuance or transfer of shares or any rights to acquire shares in excess of five percent of the outstanding shares.

The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders. Chapter 1704 of the ORC does not apply to a corporation if its articles of incorporation or regulations so provide. Wendy’s has not opted out of the application of Chapter 1704 of the ORC.

ORC Section 1701.831 provides that any control share acquisition of an issuing public corporation may be made only with the prior authorization of the shareholders of such corporation in accordance with Section 1701.831. Any person who proposes to make a control share acquisition must comply with certain notice requirements and the issuing public corporation must call a special meeting of shareholders for the purpose of voting on the proposed control share acquisition. A control share acquisition means, subject to certain exceptions, the acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within the ranges of (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, or (iii) a majority or more of such voting power. Section 1701.831 does not apply to a corporation if its articles of incorporation or regulations so provide. Wendy’s has not opted out of the application of Section 1701.831.

Wendy’s/Arby’s

Wendy’s/Arby’s will be subject to the restrictions on business combinations contained in Section 203 of the DGCL.

Appraisal and Dissenters Rights

Triarc

Section 262 of the DGCL provides rights to seek appraisal of the fair value of shares in certain circumstances. Triarc stockholders will not have any appraisal rights in connection with the merger described in this joint proxy statement/prospectus or any of the other proposals to be considered at the Triarc annual meeting.

Wendy’s

Section 1701.84 of the ORC provides that shareholders entitled to vote on the adoption of the merger agreement may exercise dissenters’ rights with respect to the merger. Section 1701.85 of the ORC, which is attached as Annex I to this joint proxy statement/prospectus, sets out the steps a shareholder must take to perfects his, her or its rights under the ORC. The dissenters’ rights are described under “The Merger—Dissenters’ Rights” beginning on page 80.

Wendy’s/Arby’s

The appraisal rights of Wendy’s/Arby’s stockholders will be governed by the Delaware law on appraisal rights currently applicable to Triarc as described above.

Rights Plan

Triarc

Class A common stock

Triarc does not have a rights plan applicable to the Triarc Class A common stock.

Class B common stock

Triarc does not have a rights plan applicable to the Triarc Class B common stock.

Wendy’s

Wendy’s has a shareholder rights plan under which one Series A preferred share purchase right was distributed as a dividend for each outstanding common share. Until the rights become exercisable, or until the earlier redemption or exchange of the rights, Wendy’s will issue one right with each newly issued common share so that all common shares will have rights attached.

Each right will entitle the holder to buy one ten-thousandth of one of Wendy’s Series A preferred shares, at a price of $100.00 per one ten-thousandth of a share, subject to adjustment. The rights will not be exercisable until the earlier to occur of:

•

a public announcement that, without the prior consent of the board of directors, a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of Wendy’s outstanding common shares; or

•

the tenth business day (or a later date set by the board of directors) after a tender offer for Wendy’s common shares is first commenced or announced if it would result in the beneficial ownership by a person or group of 15 percent or more of Wendy’s outstanding common shares.

Until the rights become exercisable, they will be transferred with and only with the common shares. Separate certificates for the rights will be issued as soon as practicable after the rights become exercisable. Only then will the rights begin trading separately from the common shares.

In the event Wendy’s is acquired in a merger or other business combination transaction or 50 percent or more of Wendy’s assets or earning power is sold, each holder of a right will have the right to receive, upon the exercise of the right at the then current exercise price, the number of common shares of the acquiring company which, at the time of the transaction, have a market value of two times the exercise price of the right. However, no rights will vest under the Wendy’s shareholder rights plan as a result of the merger because the merger and related transactions constitute exempt events under the rights plan.

In the event that any person or group acquires, or obtains the right to acquire, beneficial ownership of 15 percent or more of Wendy’s outstanding common shares without the prior approval of the board of directors, then:

•	the rights beneficially owned by the acquiring person or group will be void, and

•	each other holder of a right will have the right to receive, upon exercise, a number of Wendy’s common shares having a market price of two times the exercise price of the right.

Generally, Wendy’s can redeem each right for $0.01 at any time before a person or group acquires, or obtains the right to acquire, beneficial ownership of 15 percent or more of Wendy’s outstanding common shares without the prior approval of the board of directors. If not redeemed, the rights will expire on the earlier of August 10, 2008 or immediately prior to the consummation of the merger. The Wendy’s board of directors may extend the expiration date of the rights by amending the shareholder rights plan without obtaining shareholder approval.

Wendy’s/Arby’s

Wendy’s/Arby’s will not have a stockholder rights plan upon consummation of the merger.

Duties of Directors

Delaware and Ohio Corporation Law

The DGCL does not include a statutory provision setting forth the standards of conduct governing directors in carrying out their duties. Opinions of the Delaware courts, however, have established that directors of Delaware corporations owe a fiduciary duty to the corporations on whose board they serve and the stockholders of those corporations. Under Delaware law, the fiduciary responsibilities of directors have been said to include a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. The Delaware Supreme Court has stated that the duty of care requires “directors . . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances.” Later decisions of the Delaware courts have established that directors’ liability for a breach of the duty of care is “predicated on concepts of gross negligence.”

A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called “business judgment rule.” As stated by the Delaware Supreme Court, the business judgment rule is “a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the company.” The party challenging the decision may overcome the presumption by demonstrating that the directors did not act in good faith or otherwise breached their fiduciary duties in reaching their decision. Where the presumption is not overcome, it has been said that the courts will not generally disturb the business judgment exercised by directors in making their decisions. If the presumption is rebutted, and in some other circumstances, the directors bear the burden of demonstrating the entire fairness of the challenged transaction. Notwithstanding the business judgment rule, Delaware courts may subject directors’ conduct to enhanced scrutiny in taking defensive actions in response to a threat to corporate control or approving a transaction resulting in a sale of control.

The OGCL requires a director of an Ohio corporation to perform his or her duties as a director:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation.

In determining what a director reasonably believes to be in the best interests of the corporation, the director must consider the interests of the corporation’s shareholders and may consider, in his or her discretion, any of the following:

•	the interests of the corporation’s employees, suppliers, creditors and customers;

•	the economy of the state and the nation;

•	community and societal considerations; and

•	the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The OGCL provides that a director will not be found to have violated his or her duties as a director, unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. This standard applies in any action brought against any director, including actions involving or affecting a change or potential change in control, a termination or potential termination of the director’s service as a director or the director’s service in any other position or relationship with the corporation.

Additionally, the Wendy’s articles of incorporation provide that in the event any person proposes an exchange or tender offer for Wendy’s shares, a merger or consolidation or a purchase of Wendy’s or an acquisition of all or substantially all of the assets of Wendy’s, the directors, in evaluating what is in the best interest of Wendy’s, must consider the following:

•	the fairness of the price or financial terms of the proposal;

•	the effect upon employees, franchisees, customers and suppliers;

•	the relationship of the proposal to the value of the corporation in a transaction of a similar type resulting from free negotiations; and

•	such other factors, whether legal, economic, or social, as the directors determine to be relevant.

LEGAL MATTERS

The validity of the Wendy’s/Arby’s common stock will be passed upon for Triarc by its counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Triarc by its tax counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, and for Wendy’s by its tax counsel, Winston & Strawn LLP.

EXPERTS

The consolidated financial statements of Triarc as of December 30, 2007 and December 31, 2006 and for each of the three years in the period ended December 30, 2007 and of Deerfield Capital Corp. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, the related financial statement schedule of Triarc, incorporated in this joint proxy statement/prospectus by reference from Triarc’s Annual Report on Form 10-K, as amended, for the year ended December 30, 2007 and the effectiveness of Triarc’s and Deerfield Capital Corp.’s internal control over financial reporting as of December 30, 2007 and December 31, 2007, respectively, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on Triarc’s consolidated financial statements and the related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to Triarc’s adoption of new accounting principles). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting of Wendy’s) incorporated into this joint proxy statement/prospectus by reference to the Wendy’s Annual Report on Form 10-K for the year ended December 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS FOR THE 2009 WENDY’S/ARBY’S ANNUAL MEETING

From time to time, stockholders present proposals which may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. It is currently expected that the next Annual Meeting will be held during the early part of June 2009, with the related proxy statement being first mailed to stockholders on or about April 25, 2009. To be considered for the 2009 Annual Meeting of Stockholders of Wendy’s/Arby’s, proposals must be received by Wendy’s/Arby’s no later than December 26, 2008, and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholders who do not wish to follow Rule 14a-8 under the Exchange Act in proposing a matter for action at the next annual meeting may also submit a proposal pursuant to the procedural requirements set forth in Wendy’s/Arby’s certificate of incorporation, as amended. Any such proposals must be specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. Such notice must be delivered personally to, or mailed to and received at, the principal executive office of Wendy’s/Arby’s addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice must set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. Wendy’s/Arby’s may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of Wendy’s/Arby’s. At the request of the board of directors, any individual nominated by the board of directors for election as a director shall furnish to the Secretary of Wendy’s/Arby’s that information required to be set forth in a stockholder’s notice of nomination which pertains to a nominee. The Nominating and Corporate Governance Committee has adopted certain rules with respect to nominations for Board membership. See “Proposal 6. Election of Directors—Board Meetings and Certain Committees of the Board—Nominating and Corporate Governance Committee” above. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of Wendy’s/Arby’s, at 1155 Perimeter Center West, Atlanta, Georgia 30338.

SHAREHOLDER PROPOSALS FOR THE 2008 WENDY’S ANNUAL MEETING

Wendy’s held its 2007 annual meeting of shareholders on April 26, 2007. In light of the expected timing of the merger, Wendy’s does not currently expect to hold an annual meeting of its shareholders in 2008.

However, if Wendy’s holds an annual meeting of shareholders in 2008, any shareholder who wishes to propose a matter for consideration at such annual meeting must submit the proposal in writing to Wendy’s International, Inc., Corporate Secretary, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256. To be eligible under Rule 14a-8 of the Exchange Act for inclusion in the annual meeting proxy statement, a proposal must be received no later than a reasonable time before Wendy’s begins to print and mail its proxy statement.

With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8, if Wendy’s holds an annual meeting of shareholders in 2008, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) Wendy’s is notified of such proposal a reasonable time before it sends its proxy materials, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

WHERE YOU CAN FIND MORE INFORMATION

Triarc and Wendy’s file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Triarc and Wendy’s, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus except as set forth below.

Triarc’s and Wendy’s SEC filings are also available at the office of the NYSE. For further information on obtaining copies of Triarc’s and Wendy’s public filings at the NYSE, you should call (212) 656-5060.

Triarc has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Class A common stock to be issued to Wendy’s shareholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the Class A common stock. The rules and regulations of the SEC allow Triarc and Wendy’s to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Triarc and Wendy’s to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Triarc and Wendy’s have previously filed with the SEC. They contain important information about the companies and their financial condition.

Triarc SEC Filings

•

Annual report on Form 10-K for the fiscal year ended December 30, 2007, filed on February 29, 2008, as amended by Amendment No. 1 thereto, filed on Form 10-K/A on March 13, 2008, as amended by Amendment No. 2 thereto, filed on Form 10-K/A on April 25, 2008;

•	Quarterly report on Form 10-Q for the three months ended March 30, 2008, filed on May 9, 2008;

•	Current reports on Form 8-K filed on January 4, 2008, March 12, 2008, March 19, 2008, April 24, 2008, April 29, 2008 and May 9, 2008.

Wendy’s SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 30, 2007, filed on February 27, 2008, as amended by Amendment No. 1 thereto, filed on Form 10-K/A on April 28, 2008;

•	Quarterly report on Form 10-Q for the three months ended March 30, 2008, filed on May 8, 2008;

•

Current reports on Form 8-K filed on January 28, 2008, February 6, 2008, March 14, 2008, March 24, 2008, April 1, 2008, April 18, 2008, April 24, 2008 (of the two current reports on Form 8-K filed on April 24, 2008, only the filing made under Item 8.01 is incorporated herein by reference), April 29, 2008 and July 10, 2008.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

TRIARC COMPANIES, INC.,

GREEN MERGER SUB, INC.

and

WENDY’S INTERNATIONAL, INC.

Dated as of April 23, 2008

i

ii

Page

SECTION 8.2	Expenses	A-65
SECTION 8.3	Counterparts; Effectiveness	A-65
SECTION 8.4	Governing Law	A-65
SECTION 8.5	Jurisdiction; Enforcement	A-65
SECTION 8.6	WAIVER OF JURY TRIAL	A-66
SECTION 8.7	Notices	A-66
SECTION 8.8	Assignment; Binding Effect	A-67
SECTION 8.9	Severability	A-67
SECTION 8.10	Entire Agreement; No Third-Party Beneficiaries	A-67
SECTION 8.11	Amendments; Waivers	A-67
SECTION 8.12	Headings	A-68
SECTION 8.13	Interpretation	A-68
SECTION 8.14	Definitions	A-69
EXHIBITS
Exhibit A—Form of Triarc Voting Agreement
Exhibit B—Form of Wendy’s Voting Agreement
Exhibit C—Articles of Incorporation of Merger Sub
Exhibit D—Code of Regulations of Merger Sub
Exhibit E—Triarc Charter Amendment
Exhibit F—Triarc Bylaw Amendment

iii

AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2008 (this “Agreement”), among Triarc Companies, Inc., a Delaware corporation (“Triarc”), Green Merger Sub, Inc. an Ohio corporation and a direct wholly-owned subsidiary of Triarc (“Merger Sub”), and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”).

WHEREAS, pursuant to this Agreement, in accordance with the applicable provisions of the Ohio General Corporation Law (the ‘‘OGCL”), Merger Sub will be merged with and into Wendy’s, with Wendy’s as the surviving corporation (the “Merger,” and as a result of the Merger, Wendy’s will become a direct wholly-owned subsidiary of Triarc;

WHEREAS, it is intended for federal income tax purposes that the Merger shall qualify as a reorganization described in Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Wendy’s willingness to enter into this Agreement, (i) Nelson Peltz and Peter May, certain stockholders of Triarc, have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached as Exhibit A hereto (the “Triarc Voting Agreement”) pursuant to which such stockholders have, among other things, agreed to vote all of the shares of Class A Common Stock and Triarc Class B Common Stock owned by such stockholders at such time in favor of the Triarc Stockholder Approval Matters, and (ii) certain shareholders of Wendy’s have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached as Exhibit B hereto (the “Wendy’s Voting Agreement”) pursuant to which such shareholders have, among other things, agreed to vote all of the Common Shares owned by such shareholders in favor of the adoption of this Agreement and the Merger;

WHEREAS, the board of directors of Wendy’s (the “Board of Directors”), based on the unanimous recommendation of a special committee of disinterested directors of Wendy’s (the “Special Committee”), has unanimously (excluding abstensions) (i) determined that it is in the best interests of Wendy’s and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend its adoption by the shareholders of Wendy’s;

WHEREAS, the board of directors of Triarc (the “Triarc Board of Directors”) has unanimously (i) determined that it is in the best interests of Triarc and its stockholders, and declared it advisable, to enter into this Agreement, (ii) declared the Triarc Charter Amendment advisable, (iii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iv) resolved to recommend that the stockholders of Triarc approve the Triarc Stockholder Approval Matters;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the sole shareholder of Merger Sub approve the Merger; and

WHEREAS, Triarc, Merger Sub and Wendy’s desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Triarc, Merger Sub and Wendy’s agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1. The Merger. At the Effective Time (as defined below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the OGCL, Merger Sub will be merged with and into Wendy’s, whereupon the separate corporate existence of Merger Sub will cease, and Wendy’s will continue as the surviving corporation of the Merger and as a direct wholly-owned subsidiary of Triarc. Wendy’s in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation”.

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be the later of (x) the second Business Day after the Dissenters Determination Date and (y) the second Business Day after the satisfaction or waiver (to the extent waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if legally permissible) of those conditions) or at such other place, date and time as Wendy’s and Triarc may agree in writing.

SECTION 1.3. Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio and making all other filings or recordings required under the OGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date as the parties shall agree and as shall be set forth in the Certificate of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).

SECTION 1.4. Effects of the Merger. The effects of the Merger will be as provided in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all the assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Wendy’s and Merger Sub shall vest in the Surviving Corporation, and all obligations of Wendy’s and Merger Sub shall become the obligations of the Surviving Corporation, all as provided in the OGCL and the other applicable Laws of the State of Ohio. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Wendy’s and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Wendy’s and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of Wendy’s and Merger Sub.

SECTION 1.5. Articles of Incorporation and Code of Regulations of the Surviving Corporation.

(a) The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit C, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

(b) The code of regulations of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit D, shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

SECTION 1.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

SECTION 1.7. Officers. The officers of Wendy’s immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 2.1. Effect of Merger on Capital Stock of Wendy’s and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Wendy’s, Merger Sub or the holders of any securities of Wendy’s or Merger Sub:

(a) Conversion of Common Shares. Subject to Sections 2.1(b), 2.1(d), 2.1(e), 2.1(f) and 2.2, each common share, without par value, of Wendy’s issued and outstanding immediately prior to the Effective Time (collectively, the “Common Shares”, and each, a “Common Share”), including Restricted Shares, shall at the Effective Time, be converted into and shall thereafter represent the right to receive 4.25 (the “Exchange Ratio”) fully paid and non-assessable shares of Class A Common Stock (the “Merger Consideration”), upon surrender of the certificate(s) representing such Common Shares as provided in this Article II, and all Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist.

(b) Cancellation of Treasury Stock and Triarc and Merger Sub-Owned Shares. Each Common Share that is held by Triarc or any Subsidiary of Triarc immediately prior to the Effective Time or held by Wendy’s or any Subsidiary of Wendy’s (as treasury stock or otherwise) immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.

(c) Conversion of Merger Sub Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and those shares of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing common shares of Merger Sub will for all purposes represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Wendy’s or Triarc shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but not as a result of the settlement of any Wendy’s Share-Based Award or the exercise of any outstanding Wendy’s Stock Option or Triarc capital stock-based award or Triarc capital stock options), the Exchange Ratio will be equitably adjusted to reflect such change.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who was a record holder of the Common Shares as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Wendy’s Meeting and who shall not have voted in favor of adoption of this Agreement at the Wendy’s Meeting and who files with Wendy’s within 10 days after such vote at the Wendy’s Meeting (the “Dissenters Determination Date”), a written demand to be paid the fair cash value for such Common Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or loses any such rights as a dissenting shareholder, that shareholder’s Common Shares shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, each shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those sections of the OGCL. Wendy’s shall promptly notify Triarc of each shareholder who asserts rights as a dissenting shareholder within three Business Days thereof. Prior to the Effective Time Wendy’s shall not, except with the prior written consent of Triarc, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any rights of a dissenting shareholder asserted under Section 1701.85 of the OGCL.

(f) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Class A Common Stock shall be issued in the Merger. Each holder of Common Shares who otherwise would have been entitled to a fraction of a share of Class A Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)) by the closing price of a share of Class A Common Stock on the NYSE on the date the Merger becomes effective. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Class A Common Stock.

SECTION 2.2. Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the mailing of the Proxy Statement (as defined herein), Triarc shall appoint a bank or trust company reasonably acceptable to Wendy’s to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effectuated, and risk of loss and title to the certificates for the Common Shares (the “Certificates”) shall pass only upon proper delivery of the Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing that number of whole shares of Class A Common Stock which such holder has the right to receive with respect to the Common Shares formerly represented by such Certificate after taking into account all Common Shares then held by such holder, and (B) cash in lieu of any fractional shares of Class A Common Stock to which such holder is entitled pursuant to Section 2.1(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d) and the Certificate so surrendered shall forthwith be cancelled.

(c) Exchange Fund. At or prior to the Effective Time, Triarc shall deposit, or shall cause to be deposited, with the Exchange Agent (pursuant to an agreement in form and substance reasonably acceptable to Triarc and Wendy’s (the “Exchange Agent Agreement”)), in trust for the benefit of holders of the Common Shares, (i) cash in U.S. dollars sufficient to make payments in lieu of any fractional shares pursuant to Section 2.1(f), (ii) certificates representing shares of Class A Common Stock sufficient to issue the Merger Consideration in exchange for all of the Common Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”) pursuant to this Article II (such cash and certificates representing shares of Class A Common Stock, together with any dividends or distributions with respect thereto, referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”) and (iii) any dividends or distributions to which holders of Certificates may be entitled pursuant to Section 2.2(d); provided that once the Dissenting Shares Amount is determined, such amount will be returned in cash to the Surviving Corporation by the Exchange Agent as soon as reasonably practicable following the Dissenters Determination Date.

(d) Distributions with respect to Unsurrendered Certificates. Whenever a dividend or other distribution is declared or made after the date hereof with respect to the Class A Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Class A Common Stock issuable pursuant to this Agreement. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Class A Common Stock shall be paid to the holder of any unsurrendered Common Share which is being converted into the Merger Consideration pursuant to Section 2.1(a) until such holder shall surrender such Common Share in accordance with this Section 2.2. After the surrender of a Common Share in accordance with this Section 2.2, such holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to whole shares of Class A Common Stock represented by such Common Share.

(e) Withholding Rights. Each of Triarc, Wendy’s and the Exchange Agent is entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares, such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or foreign Tax Law with respect to the making of such payment. Amounts so withheld or deducted and paid over to the applicable Governmental Entity will be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding were made.

(f) Closing of Transfer Books. At the Effective Time, the share transfer books of Wendy’s will be closed, and there will be no further registration of transfers on the share transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Shares on the first anniversary of the Effective Time will be delivered to the Surviving Corporation, and any former holder of Common Shares who has not surrendered its Certificates in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of any claim for the Merger Consideration, without any interest thereon, upon due surrender of such Certificates. If outstanding Certificates are not surrendered prior to the sixth anniversary of the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding anything herein to the contrary, none of Wendy’s, Triarc, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Triarc; but any investment of such cash must be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to the Exchange Agent Agreement.

(j) Lost Certificates. Upon the making of an affidavit that any Certificate has been lost, stolen or destroyed by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate Consideration in the amount required by this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WENDY’S

Except as disclosed in the Filed Wendy’s SEC Documents or in the Wendy’s Disclosure Schedule, in each case, subject to Section 8.13(b), Wendy’s represents and warrants to Triarc and Merger Sub as follows:

SECTION 3.1. Qualification, Organization, Subsidiaries, etc.

(a) Each of Wendy’s and its Subsidiaries is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Wendy’s and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. As used in this Agreement, “Wendy’s Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the assets, properties, business or financial condition or results of operations of Wendy’s and its Subsidiaries, taken as a whole, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the quick service restaurant industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement, other than for purposes of Sections 3.2(e), 3.3 and 3.9(g) (and the condition contained in Section 6.3(a) with respect thereto), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in applicable Law or accounting principles generally accepted in the United States (“GAAP”) or interpretation thereof, (iv) changes, solely in and of themselves, in the market price or trading volume of the Common Shares, (v) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Wendy’s or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the loss by Wendy’s or any of its Subsidiaries of any of its customers, suppliers, franchisees or employees as a result of the transactions contemplated by this Agreement, (vii) weather, (viii) the seasonality of the business of Wendy’s and its Subsidiaries, (ix) effects of public perceptions of food safety applicable to the quick service restaurant industry generally or (x) the failure, in and of itself, of Wendy’s to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by Wendy’s in any expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; provided, however, that any change, effect, development, event or occurrence described in each of clauses (a), (b)(iii), (b)(vii) and b(ix) above shall not constitute or give rise to a Wendy’s Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on Wendy’s and its Subsidiaries as compared to other persons in the quick service restaurant industry and provided further that the facts, circumstances or events underlying the change or failure in clauses (b)(iv), (b)(v), and (b)(x) above shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Wendy’s Material Adverse Effect. For the avoidance of doubt, (a) Wendy’s results of operations for the quarter ended March 30, 2008 and (b) the trend reflected therein shall not constitute a Wendy’s Material Adverse Effect.

(c) Wendy’s has made available to Triarc prior to the date of this Agreement a true and complete copy of Wendy’s Articles of Incorporation and New Regulations, each as amended through the date of this Agreement (such articles of incorporation, the “Wendy’s Articles” and such code of regulations, the “Wendy’s Regulations”), and the articles of incorporation and code of regulations or similar organizational documents of each Material Subsidiary, each as amended through the date of this Agreement. The Wendy’s Articles and Wendy’s Regulations are in full force and effect. The articles of incorporation and code of regulations or similar organizational documents of each Material Subsidiary of Wendy’s are in full force and effect. Neither Wendy’s nor any of its Material Subsidiaries is in violation of any provisions of its articles of incorporation or regulations or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Section 3.1(c) of the Wendy’s Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of Wendy’s Subsidiaries which are “significant subsidiaries” under Regulation S-X of the Exchange Act (the “Material Subsidiaries”).

SECTION 3.2. Capital Stock.

(a) The authorized capital stock of Wendy’s consists of 200,000,000 Common Shares, and 250,000 preferred shares, with $1.00 par value, of which 150,000 shares have been designated as “Series A Preferred Shares” (the “Wendy’s Preferred Shares”). As of March 30, 2008, (i) 130,258,588 Common Shares were issued, which number includes (a) 87,414,310 Common Shares issued and outstanding (including 104,394 Restricted Shares) and (b) 42,844,278 Common Shares held in treasury, (ii) 2,075,635 Common Shares were reserved for issuance upon the exercise of outstanding options under the WeShare Stock Option Plan, 1990 Stock Option Plan, 2003 Stock Incentive Plan and 2007 Stock Incentive Plan (collectively, the “Wendy’s Share Plans”), (iii) 998,985 Common Shares were reserved for issuance upon the settlement of outstanding restricted stock units and other Wendy’s Share-Based Awards under the Wendy’s Share Plans and (iv) no Wendy’s Preferred Shares were issued or outstanding. All outstanding Common Shares, and all Common Shares reserved for issuance as noted in the immediately preceding clauses (ii) and (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) Wendy’s does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after March 30, 2008, and were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Wendy’s or any of its Subsidiaries is a party obligating Wendy’s or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Wendy’s or any Subsidiary of Wendy’s or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Wendy’s.

(c) Except as set forth in subsection (a) above, neither Wendy’s nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Wendy’s on any matter.

(d) There are no voting trusts or other agreements or understandings to which Wendy’s or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Wendy’s or any of its Subsidiaries.

(e) No consent or approval is required from the holder of any Wendy’s Stock Option, Restricted Share (other than in respect of the right of such shares to vote generally with the Common Shares) or Wendy’s Share-Based Award to effectuate the terms of this Agreement.

(f) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Wendy’s are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Wendy’s that are owned by Wendy’s or a Subsidiary of Wendy’s are free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than Permitted Liens. As used in this Agreement “Permitted Liens” means, as to any person, any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business, (C) that is disclosed on the most recent consolidated balance sheet of Wendy’s or notes thereto or securing liabilities reflected on such balance sheet, (D) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such person, (E) with respect to Owned Real Property and Leased Real Property, related to the rights of tenants and subtenants under Real Property Leases and Real Property Subleases, including, without limitation, any right of first offer, right of first refusal or options to purchase, (F) with respect to Owned Real Property and Leased Real Property, that is disclosed by any title commitment, any title policy, survey or other document made available to either Triarc or Wendy’s, as applicable, (G) that is a title exception, defect, encumbrance or other matter, whether or not of record, which does not materially affect the continued use of the property for the purposes for which the property is currently being used by such person or a Subsidiary of such person as of the date of this Agreement or (H) with respect to any Real Property Lease that affects the interest of the landlord thereunder, which does not materially impair the value or use of such Real Property Lease.

SECTION 3.3. Corporate Authority; No Violation.

(a) Wendy’s has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Wendy’s Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for (i) the Wendy’s Shareholder Approval, (ii) the Opt-Out Approval and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of Wendy’s are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved this Agreement, the Merger and the other transactions contemplated by this Agreement to which Wendy’s is a party. The Board of Directors, at a meeting duly called and held, has by unanimous vote of all its members, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement to which Wendy’s is a party, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of Wendy’s and (iii) recommending that the shareholders of Wendy’s adopt this Agreement (the item set forth in clause (iii) of this sentence, the “Recommendation”). This Agreement has been duly and validly executed and delivered by Wendy’s and, assuming this Agreement constitutes the valid and binding agreement of Triarc and Merger Sub, constitutes the valid and binding agreement of Wendy’s, enforceable against Wendy’s in accordance with its terms.

(b) Subject to the accuracy of the representations and warranties of Triarc and Merger Sub in Section 4.2(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local, provincial or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by Wendy’s and its Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the OGCL, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (v) the Competition Act (Canada) R.S.C. 1985, c. C-34, as amended (the “Competition Act”) and

(vi) the items set forth on Section 3.3(b) of the Wendy’s Disclosure Schedule (collectively, the “Wendy’s Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(c) The execution and delivery by Wendy’s of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Wendy’s Material Contract, (ii) conflict with or result in any violation of any provision of the Wendy’s Articles or the Wendy’s Regulations or any of the Wendy’s Subsidiary Organizational Documents or (iii) assuming the Wendy’s Approvals are obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

SECTION 3.4. Reports and Financial Statements.

(a) Wendy’s has filed or furnished all forms, documents and reports required to be filed or furnished since January 2, 2006 by it with the Securities and Exchange Commission (the “SEC”) (the “Wendy’s SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the Wendy’s SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Wendy’s SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Wendy’s, Wendy’s represents only that such information was prepared in good faith by management of Wendy’s on the basis of assumptions believed by such management to be reasonable as of the time made. To the knowledge of Wendy’s, none of the Wendy’s SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation. No Subsidiary of Wendy’s is required to file any form or report with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Wendy’s included in the Wendy’s SEC Documents fairly present in all material respects the consolidated financial position of Wendy’s and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

SECTION 3.5. Internal Controls and Procedures. Wendy’s has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Wendy’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by Wendy’s in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Wendy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Wendy’s management has completed assessment of the effectiveness of Wendy’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 30, 2007, and such assessment concluded that such controls were effective. Wendy’s has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Wendy’s auditors and the audit committee of the Board of Directors and to Triarc (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Wendy’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in Wendy’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of Wendy’s, Wendy’s has not identified any significant deficiencies or any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by Wendy’s or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Wendy’s.

SECTION 3.6. No Undisclosed Liabilities. Except (a) as reflected or reserved against in Wendy’s consolidated balance sheets (or the notes thereto) included in the Filed Wendy’s SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 30, 2007 that would not reasonably be expected, individually or in the aggregate, to have a Wendy’s Material Adverse Effect and (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Wendy’s nor any Subsidiary of Wendy’s has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of Wendy’s and its Subsidiaries (or in the notes thereto), other than those that have not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

SECTION 3.7. Compliance with Law; Permits.

(a) Wendy’s and each of its Subsidiaries are, and at all times since January 2, 2006 have been, in compliance with and not in default under or in violation of any applicable federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except for any such non-compliance, default or violation that would not, individually or in the aggregate, be material to Wendy’s and its Subsidiaries, taken as a whole. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty is made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

(b) Wendy’s and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Wendy’s and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Wendy’s Permits”), except for any failure to have any of the Wendy’s Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. All Wendy’s Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

SECTION 3.8. Environmental Laws and Regulations.

(a) Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, (i) Wendy’s and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of Wendy’s, none of the properties owned, leased or operated by Wendy’s or any of its Subsidiaries contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 2, 2006, neither Wendy’s nor any of its Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that Wendy’s or any of its Subsidiaries or any person whose liability Wendy’s or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any

Environmental Law, (iv) to the knowledge of Wendy’s, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Wendy’s or any of its Subsidiaries or any other property and (v) neither Wendy’s, its Subsidiaries nor any of their respective properties or any person whose liability Wendy’s or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of Wendy’s, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. No representation or warranty is made by Wendy’s in respect of environmental matters in any Section of this Agreement other than in this Section 3.8. Wendy’s has made available to Triarc true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Triarc and in Wendy’s possession, and in each case as amended and in effect.

(b) As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used in this Agreement, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

SECTION 3.9. Employee Benefit Plans.

(a) Section 3.9(a)(i) of the Wendy’s Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, including any material employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any material bonus, incentive, deferred compensation, vacation, share purchase, stock option, equity or equity-based severance, employment, change of control or fringe benefit plan, program agreement or policy (the “Wendy’s Benefit Plans”) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by Wendy’s, or any of its Subsidiaries, to which Wendy’s or any Commonly Controlled Entity has any liability, contingent or otherwise, for the benefit of any current or former director, officer, employee or independent contractor of Wendy’s or any of its Subsidiaries (other than any Wendy’s Benefit Agreement or Wendy’s Foreign Plan). Section 3.9(a)(i) of the Wendy’s Disclosure Schedule also sets forth the “Title IV Plans” (as defined in Section 3.9(d)) or “MultiEmployer Plans” (as defined in Section 3.9(e)) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any other person or entity that, together with Wendy’s, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) and such plans shall also be referred to herein as Wendy’s Benefit Plans. Section 3.9(a)(ii) of the Wendy’s Disclosure Schedule sets forth a complete and accurate list of each currently effective employment, deferred compensation, severance, change in control, retention, indemnification or other similar material contract between Wendy’s or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of Wendy’s or any of its Subsidiaries, on the other hand, other than any contract mandated by applicable Law (each, a “Wendy’s Benefit Agreement”) (other than any Wendy’s Benefit Plan or Wendy’s Foreign Plan). Schedule 3.9(a)(iii) of the Wendy’s Disclosure Schedule sets forth each Wendy’s Benefit Plan or Wendy’s Benefit Agreement that is maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (each, a “Wendy’s Foreign Plan”).

(b) With respect to each Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, Wendy’s has made available to Triarc complete and accurate copies of each of the following documents, as applicable: (i) such written Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan (including all amendments thereto) or a written description of any such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, (iv) a copy of the most recent summary plan description (“SPD”), together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, and all other material employee communications relating to each Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, (v) if such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan with respect to which Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the Internal Revenue Service (“IRS”) or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by Wendy’s or any Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any Wendy’s Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation or any successor thereto (“PBGC”) with respect to any such Wendy’s Benefit Plan.

(c) Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect: (i) each of the Wendy’s Benefit Plans, Wendy’s Benefit Agreements and Wendy’s Foreign Plans (and any related trust or other funding vehicle) has been operated and administered in compliance with its terms (except where permitted under applicable Laws) and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) each of the Wendy’s Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Wendy’s there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d) None of Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under any Wendy’s Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code other than a MultiEmployer Plan as defined in Section 3.9(e) (a “Title IV Plan”).

(e) No Wendy’s Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (a “MultiEmployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and none of Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity has, at any time, incurred liability as a result of a withdrawal from a MultiEmployer Plan in a “complete withdrawal” or “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, that has not been satisfied in full. All contributions required to be made by Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity to each MultiEmployer Plan on behalf of one or more current or former employees have been made when due in all material respects. Wendy’s has not received written notice that (i) a MultiEmployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of Wendy’s or any Commonly Controlled Entity under Title IV of ERISA or (ii) any proceeding has been initiated by any person (including the PBGC) to terminate any MultiEmployer Plan.

(f) All contributions or other amounts payable by Wendy’s or its Subsidiaries as of the date of this Agreement with respect to each Wendy’s Benefit Plan in respect of the current or six prior plan years have been paid or, if not yet due have been properly accrued in accordance with GAAP in all material respects. Neither Wendy’s nor any of its Subsidiaries has engaged in a transaction in connection with which Wendy’s or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of Wendy’s, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Wendy’s Benefit Plans or any trusts related thereto that could reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including termination of employment at or following the Effective Time) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, change in control, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, officer, employee or independent contractor of Wendy’s or any of its Subsidiaries from Wendy’s or any Commonly Controlled Entity under any Wendy’s Benefit Plan, Wendy’s Benefit Agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Wendy’s Benefit Plan or Wendy’s Benefit Agreement, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Wendy’s right to amend, modify or terminate, any collective bargaining agreement, Wendy’s Benefit Plan or Wendy’s Benefit Agreement.

(h) No amounts payable under any of the Wendy’s Benefit Plans, Wendy’s Benefit Agreements, or any other contract, agreement or arrangement with respect to which Wendy’s or any Commonly Controlled Entity may have liability fails to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(i) All Wendy’s Stock Options have an exercise price per share that was not less than the “fair market value” of a Common Share on the date of grant, as determined in accordance with the terms of the applicable Wendy’s Share Plans. All Wendy’s Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by Wendy’s (directly or indirectly) with respect to Wendy’s stock option granting practices or other equity compensation practices. The grant date of each Wendy’s Stock Option is on or after the date on which such grant was authorized by Wendy’s board of directors or the compensation committee thereof.

(j) Each Wendy’s Benefit Plan and Wendy’s Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) subject to Code Section 409A has been operated since January 1, 2005 in good faith compliance with Code Section 409A, the regulations and guidance promulgated thereunder.

(k) No Wendy’s Benefit Plan or Wendy’s Benefit Agreement provides benefits, including death or medical, health or other welfare benefits (whether or not insured), with respect to current or former employees of Wendy’s, its Subsidiaries or any Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under Section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Wendy’s, any of its Subsidiaries or a Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof), and no circumstances exist that would reasonably be expected to result in Wendy’s, any of its Subsidiaries or a Commonly Controlled Entity becoming obligated to provide any such benefits.

(l) Without limiting the generality of the other representations in this Section 3.9, with respect to each Wendy’s Foreign Plan: (i) all employer and employee contributions to each Wendy’s Foreign Plan required by Law or by the terms of such Wendy’s Foreign Plan have been made when due, or, if applicable, properly accrued in accordance with normal accounting practices in all material respects; (ii) the fair market value of the assets of each funded Wendy’s Foreign Plan, the liability of each insurer for any Wendy’s Foreign Plan funded through insurance or the book reserve established for any Wendy’s Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Wendy’s Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Wendy’s Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iv) no Wendy’s Foreign Plan that is subject to the Laws of Canada is a defined benefit pension plan; (v) no insurance policy or any other agreement affecting any Wendy’s Foreign Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder; (vi) subject to the requirements of applicable Laws, no provision of any Wendy’s Foreign Plan or of any agreement, and no act or omission of Wendy’s in any way limits, impairs, modifies or otherwise affects the right of Wendy’s or any of its Subsidiaries to unilaterally amend or terminate any Wendy’s Foreign Plan, and no commitments to improve or otherwise amend any Wendy’s Foreign Plan have been made; (vii) none of the Wendy’s Foreign Plans enjoys any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Wendy’s Foreign Plan; and (viii) all employee data necessary to administer each Wendy’s Foreign Plan in accordance with its terms and conditions and all Laws is in possession of Wendy’s and such data is complete, correct in all material respects, and in a form which is sufficient in all material respects for the proper administration of each Wendy’s Foreign Plan.

(m) No representation or warranty is made by Wendy’s in respect of employee benefits matters in any Section of this Agreement other than in this Section 3.9.

SECTION 3.10. Absence of Certain Changes or Events. From and after December 30, 2007, (i) the businesses of Wendy’s and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect and (iii) neither Wendy’s nor any of its Subsidiaries has taken any action or omitted to take any action that if taken or omitted to be taken after the date of this Agreement, would be prohibited by Section 5.1(b).

SECTION 3.11. Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Wendy’s, threatened) by any Governmental Entity with respect to Wendy’s or any of its Subsidiaries and (b) there are no actions, suits, arbitrations, mediations or proceedings pending (or, to the knowledge of Wendy’s, threatened) against Wendy’s or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

SECTION 3.12. Proxy Statement; Other Information. None of the information provided by Wendy’s to be included in (i) the registration statement on Form S-4 to be filed with the SEC by Triarc in connection with the issuance of Class A Common Stock pursuant to the Merger (such registration statement on Form S-4, as amended or supplemented, the “Form S-4”) or the other Transaction SEC Filings will, at the time the Form S-4 or other Transaction SEC Filing is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Wendy’s, Wendy’s represents only that such information was prepared in good faith by management of Wendy’s on the basis of assumptions believed by such management to be reasonable as of the time made or (ii) the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto or at the time of the Wendy’s Meeting or the Triarc Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Wendy’s, Wendy’s represents only that such information was prepared in good faith by management of Wendy’s on the basis of assumptions believed by such management to be reasonable as of the time made. The Proxy Statement, as to information supplied by Wendy’s, will comply as to form in all material respects with the Securities Act and the Exchange Act, as the case may be. The joint letter to shareholders of Wendy’s and stockholders of Triarc, notice of meeting with respect to the Wendy’s Meeting and Triarc Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to shareholders of Wendy’s and stockholders of Triarc in connection with the Merger are collectively referred to herein as the “Proxy Statement”. The Form S-4 and the Proxy Statement, together with any other filings required to be made under the Securities Act or the Exchange Act in connection with the transactions contemplated by this Agreement, are collectively referred to herein as the “Transaction SEC Filings”. Notwithstanding the foregoing, Wendy’s makes no representation or warranty with respect to the information supplied by Triarc or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Transaction SEC Filings.

SECTION 3.13. Tax Matters.

(a) (i) Wendy’s and each of its Subsidiaries have prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with all relevant Governmental Entities for all taxation or fiscal periods ending prior to the date hereof, and all such filed Tax Returns are consistent in all material respects with any applicable closing agreements or issue resolution agreements or any other agreements or confirmations executed or entered into or received by Wendy’s or any of its Subsidiaries with or from the IRS in connection with the Compliance Assurance Process (as described in IRS Announcement 2005-87) (the “CAP”), (ii) Wendy’s and each of its Subsidiaries have paid all material Taxes shown thereon as owing and all material Taxes otherwise owed by or with respect to Wendy’s or any of its Subsidiaries within the time required by applicable Law and have paid all material assessments and material reassessments they have received in respect of Taxes, (iii) Wendy’s financial statements reflect full and adequate reserves for all material unpaid Taxes payable by Wendy’s and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither Wendy’s nor any of its Subsidiaries has incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business, and (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Wendy’s, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of Taxes (except, in the case of clause (i), (ii) or (iv) above, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(b) There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the collection, assessment, reassessment or determination of a material amount of Taxes or the filing of any Tax Return by, or any payment of a material amount of Taxes.

(c) None of Wendy’s or any of its Subsidiaries is a party to any agreement the primary purpose of which is Tax allocation, Tax indemnification or Tax sharing (other than any such agreements solely among Wendy’s and any of its Subsidiaries).

(d) No claim in writing has been made against Wendy’s or any of its Subsidiaries by any Governmental Entity in a jurisdiction where Wendy’s and its Subsidiaries do not file Tax Returns that Wendy’s or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Wendy’s or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Wendy’s SEC Documents.

(e) Wendy’s and its Subsidiaries have made available to Triarc correct and complete copies of all material U.S. federal income Tax Returns, state income Tax apportionment data, examination reports and statements of deficiencies, and all such other Tax information available on the Intralinks data site is correct and complete for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not yet expired.

(f) There are no material Liens for Taxes upon any of the assets of Wendy’s or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Wendy’s and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, shareholders and third parties, and timely paid or remitted to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law. Wendy’s and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable Law.

(h) Neither Wendy’s nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Each of the closing agreements under Section 7121 of the Code or any similar provision of state, local or foreign Laws and full acceptance letters (in each case if any) which Wendy’s or any of its Subsidiaries has executed, entered into or received is valid and enforceable in accordance with its terms. Neither Wendy’s nor any of its Subsidiaries has committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from (in each case if any ), any Governmental Entity.

(j) Neither Wendy’s nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (other than as properly reflected in Wendy’s financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a gain recognition agreement (within the meaning of Treasury Regulations Section 1.367(a)-8), any dual consolidated loss (within the meaning of Code Section 1503(d)).

(k) Neither Wendy’s nor any of its Subsidiaries has ever participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under Code Section 6662 which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l) Neither Wendy’s nor any of its Subsidiaries has (A) been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, at any time during the past five years or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code or (B) been a passive foreign investment company within the meaning of Section 1297 of the Code.

(m) As used in this Agreement, (i) “Taxes” means (x) any and all domestic or foreign, federal, state, provincial, municipal, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, whether disputed or not, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (y) all liability for the payment of any amounts of the type described in clause (x) as a result of successor liability or as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (z) all liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) and (ii) “Tax Return” means any return, report, claim for refund, or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, statement, or declaration of estimated Taxes, and including any amendment thereof.

(n) No representation or warranty is made by Wendy’s in respect of tax matters in any Section of this Agreement other than in this Section 3.13.

SECTION 3.14. Employee Relations Matters.

(a) Neither Wendy’s nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. Neither Wendy’s nor any of its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of Wendy’s or any of its Subsidiaries.

(b) There are no pending or, to the knowledge of Wendy’s, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Wendy’s or any of its Subsidiaries, nor has there been any of the foregoing since December 30, 2007 that has had, or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(c) Wendy’s and each of its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Wendy’s and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither Wendy’s nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d) Neither Wendy’s nor any of its Subsidiaries has received notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of Wendy’s, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in the case of each of clauses (i) through (v), which has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(e) Neither Wendy’s nor any of its Subsidiaries is engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar state, local or foreign Law. During the ninety (90) day period prior to the date of this Agreement, not more than thirty (30) employees of Wendy’s or its Subsidiaries were terminated from any single site of employment.

(f) As of the date of this Agreement, no Key Employee of Wendy’s or any of its Subsidiaries has given notice terminating employment with Wendy’s or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement. For the purposes hereof (“Key Employee”) means the Persons set forth in Section 8.14(a) of the Wendy’s Disclosure Schedule.

(g) To the knowledge of Wendy’s, as of the date of this Agreement, Wendy’s and its Subsidiaries are not bound by any contracts or agreements with, nor owe any obligations, contingent or otherwise to, any individuals employed by a Franchisee.

(h) There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation except for any of the foregoing that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, and neither Wendy’s nor any of its Subsidiaries have been reassessed in any material respect under such legislation since January 1, 2006. To the knowledge of Wendy’s, as of the date of this Agreement, no audits of Wendy’s or its Subsidiaries are currently being performed pursuant to any applicable workplace safety and insurance legislation.

(i) No representation or warranty is made by Wendy’s in respect of employee relations matters in any Section of this Agreement other than in this Section 3.14.

SECTION 3.15. Intellectual Property.

(a) Section 3.15 of the Wendy’s Disclosure Schedule sets forth, as of the date of the Agreement, a complete and accurate list of all material registered trademarks, service marks, domain names, Internet addresses and other computer identifiers (collectively, “Trademarks”); material registered copyrights (“Copyrights”); and all patents, patent applications, inventions, industrial designs, industrial design applications and registrations and improvements (collectively, “Patents”) in each case owned by Wendy’s or a Subsidiary of Wendy’s (together, the “Owned Intellectual Property”). Wendy’s or a Subsidiary of Wendy’s is the sole beneficial and record owner of the Owned Intellectual Property. All of the Owned Intellectual Property is valid and enforceable and all registrations, issuances, filings and applications therefor are valid, subsisting, in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made. Either Wendy’s or a Subsidiary of Wendy’s owns, or is licensed or otherwise possesses the right to use free and clear of all Liens (other than Permitted Liens) all Trademarks, Copyrights and Patents (collectively, “Intellectual Property”) used in and material to their respective businesses as currently conducted. Except for any licenses of Owned Intellectual Property included in the Franchise Agreements or as set forth on Section 3.15 of the Wendy’s Disclosure Schedule, neither Wendy’s nor any Subsidiary thereof has licensed or sublicensed to any person any material Intellectual Property.

(b) Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect or as set forth on Section 3.15 of the Wendy’s Disclosure Schedule, (a) as of the date of this Agreement, there are no pending or, to the knowledge of Wendy’s, threatened claims by any person alleging infringement or other violation by Wendy’s or any of its Subsidiaries of such person’s Intellectual Property, or seeking to limit, cancel or question the validity of any Owned Intellectual Property, (b) to the knowledge of Wendy’s, the conduct of the business of Wendy’s and its Subsidiaries (including the use of Intellectual Property by Wendy’s, its Subsidiaries, and their respective licensees in the manner authorized under their respective license agreements with Wendy’s and its Subsidiaries) does not infringe or otherwise violate any Intellectual Property rights of any person, and (c) to the knowledge of Wendy’s, no person is infringing or otherwise violating any Intellectual Property of Wendy’s or any of its Subsidiaries and no such claims have been asserted or threatened by Wendy’s or any of its Subsidiaries against any person within the last three years which remain unresolved. Section 3.15 of the Wendy’s Disclosure Schedule sets forth those jurisdictions where, to the knowledge of Wendy’s, the WENDY’S, WENDY’S OLD FASHIONED HAMBURGERS and QUALITY IS OUR RECIPE marks are not available for use and registration by Wendy’s and its Subsidiaries in connection with the operation of restaurants. To the knowledge of Wendy’s, Wendy’s and each of its Subsidiaries has complied with all applicable Laws and Wendy’s own rules, policies and procedures relating to the collection, use, maintenance and processing of personal information, including financial information, collected, used, maintained or processed by Wendy’s or its Subsidiaries, except for any such non-compliance, default or violation that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. No claim is pending or, to the knowledge of Wendy’s, threatened, with respect to the collection, use, maintenance or processing of personal information, including financial information, by Wendy’s or any of its Subsidiaries that has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

SECTION 3.16. Real Property.

(a) Wendy’s or a Subsidiary of Wendy’s has fee simple title to each real property owned by Wendy’s or a Subsidiary of Wendy’s (each, an “Owned Real Property”), free and clear of all Liens and defects in title, other than Permitted Liens. Except as may be granted in any Real Property Leases or Real Property Subleases or disclosed by any title commitment, title policy, survey or other document made available to Triarc, each Owned Real Property is not subject to any rights of purchase, offer or first refusal that are not recorded in the appropriate office of the county in which the property is located.

(b) Wendy’s or a Subsidiary of Wendy’s has a good leasehold estate in each lease of real property (“Real Property Leases”), under which Wendy’s or a Subsidiary of Wendy’s is a tenant or a subtenant (“Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither Wendy’s nor any Subsidiary of Wendy’s is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Each Real Property Lease is a valid and binding obligation of Wendy’s or the Subsidiary of Wendy’s which is party thereto and, to the knowledge of Wendy’s, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Section 3.16(c) of the Wendy’s Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which Wendy’s or a Subsidiary of Wendy’s is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). Neither Wendy’s nor any Subsidiary of Wendy’s is in breach of or default under the terms of any Real Property Sublease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, no other party to any Real Property Sublease is in breach of or default under the terms of any Real Property Sublease except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Each Real Property Sublease is a valid and binding obligation of Wendy’s or the Subsidiary of Wendy’s which is party thereto and, to the knowledge of Wendy’s, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.17. Opinion of Financial Advisor. The Special Committee and the Board of Directors have each received the opinion of Greenhill & Co (the “Advisor”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Shares is fair to such holders from a financial point of view. An executed copy of each such opinion has been made available to Triarc. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

SECTION 3.18. Required Vote of Wendy’s Shareholders. Subject to the accuracy of the representations and warranties of Triarc and Merger Sub in Section 4.24, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date of the Wendy’s Meeting is the only vote of holders of securities of Wendy’s which is required to adopt this Agreement and the Merger (the “Wendy’s Shareholder Approval”); provided, however, that if a Recommendation Withdrawal occurs, the affirmative vote of greater than 75% of the outstanding Common Shares on the record date of the Wendy’s Meeting shall be required to adopt this Agreement and the Merger.

SECTION 3.19. Takeover Statutes; Shareholder Rights Plan. The Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code and for purposes of the Amended and Restated Rights Agreement between Wendy’s and American Stock Transfer and Trust Company, dated December 8, 1997, as amended from time to time (the “Rights Plan”), the Merger and the acquisition by Triarc of the common shares of the Surviving Corporation pursuant to the Merger. Without limiting the generality of the foregoing, Wendy’s has taken all necessary action so that (x) neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (i) cause the rights granted under the Rights Plan to become exercisable, (ii) cause Triarc or Merger Sub, or any affiliate of Triarc or Merger Sub to become an “Acquiring Person” (as defined in the Rights Plan) or (iii) give rise to a “Distribution Date” (as defined in the Rights Plan) or other triggering event under the Rights Plan and (y) the rights granted under the Rights Plan shall terminate not later than immediately prior to the Effective Time. Assuming the accuracy of the representations and warranties contained in Section 4.24, as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 3.20. Material Contracts.

(a) Except as listed as an exhibit on any Filed Wendy’s SEC Document, as of the date of this Agreement, neither Wendy’s nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Wendy’s and its Subsidiaries, taken as a whole (all contracts of the type described in this Section 3.20(a) being referred to herein as “Wendy’s Material Contracts”).

(b) Neither Wendy’s nor any Subsidiary of Wendy’s is in breach of or default under the terms of any Wendy’s Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, no other party to any Wendy’s Material Contract is in breach of or default under the terms of any Wendy’s Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Each Wendy’s Material Contract is a valid and binding obligation of Wendy’s or the Subsidiary of Wendy’s which is party thereto and, to the knowledge of Wendy’s, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.21. Franchise Matters.

(a) Section 3.21(a) of the Wendy’s Disclosure Schedule sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements and reserved area agreements (each a “Franchise Agreement” and, collectively, the “Franchise Agreements”) that are effective as of the date of this Agreement to which Wendy’s or any of its Subsidiaries is a party or by which Wendy’s or any of its Subsidiaries or its or their properties is bound (other than any such agreements only between Wendy’s and its Subsidiaries or among its Subsidiaries) and which grant or purport to grant to a Franchisee the right to operate or license others to operate or to develop within a specific geographic area or at a specific location any of the following (each a “Franchise”): “Wendy’s” restaurants and “Pasta Pomodoro” restaurants (each a “Franchised Restaurant”). True, correct and complete copies of all forms of Franchise Agreements used by Wendy’s or any of its Subsidiaries have been made available to Triarc.

(b) All Franchise Agreements comply with all applicable Laws, except for any non-compliance that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(c) Since January 2, 2007, (i) Wendy’s and its Subsidiaries have prepared and maintained each UFOC in compliance in all material respects with: (A) the UFOC Guidelines; (B) the FTC Rule and (C) applicable Registration Laws; and (ii) Wendy’s and its Subsidiaries have offered and sold each franchise for a Franchised Restaurant to be located in any non-United States Jurisdiction (the “Foreign Franchises”), and have prepared and maintained each IFOC, in compliance with applicable Laws, including pre-sale registration and disclosure Laws, in all cases except for any non- compliance that has not had since December 30, 2007, and would not reasonably be expected to have, a Wendy’s Material Adverse Effect.

(d) Since January 2, 2007, Wendy’s and its Subsidiaries have not, in any UFOC, IFOC, other franchise disclosure document, in applications and/or filings with states under the Registration Laws, or in any applications or filings with any non-United States Jurisdictions, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, not misleading, except to the extent any such matter would not, individually or in the aggregate, have a Wendy’s Material Adverse Effect.

(e) Wendy’s and its Subsidiaries have not furnished, and have not authorized any Person to furnish: (i) to prospective franchisees in any United States Jurisdiction any materials or information that could be construed as “earnings claim” information in violation of the requirements specified in Item 19 of the UFOC Guidelines or a “financial performance representation” in violation of 436.1(e) of the FTC Rule (together, “Earnings Claim(s)”), and unless otherwise permitted by applicable Law (including pre-sale registration and disclosure Laws) no Earnings Claim has been made since January 2, 2007 to any prospective Franchisee in any United States Jurisdiction; or (ii) to prospective franchisees in any non-United States Jurisdiction any materials or information from which a specific level or range of actual or potential sales, costs, income or profit from franchised or non-franchised units may be easily ascertained in violation of applicable IFOC requirements or otherwise in violation of applicable Law.

(f) Section 3.21(f) of the Wendy’s Disclosure Schedule sets forth all Contracts pursuant to which Wendy’s and/or any of its Subsidiaries or affiliates receives Rebates as a result of transactions between the Franchisees and suppliers selling products or services to the Franchisees. When Wendy’s or any of its Subsidiaries or affiliates buys products, goods and services from a supplier, such supplier charges Wendy’s or its Subsidiaries or affiliates for these items on the same basis as the supplier charges a Franchisee operating a Franchised Restaurant for similar products, goods and services purchased for use in connection with such Franchised Restaurant. No Contract pursuant to which Wendy’s or its Subsidiaries or affiliates receives a Rebate is (i) prohibited by any Franchise Agreement, (ii) not disclosed in accordance with the UFOC Guidelines and/or the FTC Rule in the relevant UFOC, if applicable or (iii) not disclosed in accordance with applicable Law with respect to Foreign Franchises.

(g) Section 3.21(g) of the Wendy’s Disclosure Schedule sets forth a true and complete list of the Contracts other than the Franchise Agreements that are in effect as of the date hereof with any formal franchisee association or group of Franchisees regarding any Franchise Agreement or franchise operational matter.

(h) Section 3.21(h) of the Wendy’s Disclosure Schedule sets forth a true and complete list of the Franchisees, if any, that to the knowledge of Wendy’s are currently the subject of a bankruptcy or similar proceeding.

(i) Wendy’s has made available to Triarc a true and complete copy of each Current UFOC and Current IFOC.

(j) For purposes of this Agreement:

“Current IFOC” means the Franchise Offering Circulars in use in connection with the offer or sale of franchises in non-United States Jurisdictions as of the date of this Agreement.

“Current UFOC” means the Uniform Franchise Offering Circular or Franchise Disclosure Document in use in connection with the offer or sale of franchises in a United States Jurisdiction (or to a person domiciled in a United States Jurisdiction) as of the date of this Agreement.

“Franchisee” means a person other than Wendy’s or any of its Subsidiaries that is granted a right (whether directly by Wendy’s or any of its Subsidiaries or by another Franchisee) to develop or operate, and/or is granted a right to license others to develop or operate a Franchised Restaurant within a specific geographic area or at a specific location.

“FTC Rule” means the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the Federal Trade Commission, 16 CFR Part 436.

“IFOC” means a Franchise Offering Circular for use in connection with the offer or sale of franchises in non-United States Jurisdictions.

“Rebates” means “rebates” as defined for purposes of the UFOC and applicable United States Jurisdiction Law with respect to Franchises in United States Jurisdictions and rebates and similar payments regulated or required to be disclosed under applicable non-United States Jurisdiction Law with respect to non-United States Jurisdictions, as applicable.

“Registration Laws” means any and all Laws of the various states of the United States that require disclosure and/or registration before a company may offer and/or sell franchises or business opportunities.

“Relationship Laws” means any and all Laws of general applicability to the franchise relationship, whether under the Laws of the various states of the United States or outside the United States that, among other things, govern the terms or conditions upon which a franchise may be terminated, assigned, renewed, or that in other respects govern the franchisor-franchisee relationship.

“UFOC” means a Franchise Offering Circular or Franchise Disclosure Document for use in connection with the offer or sale of a franchise in a United States Jurisdiction (or to a person domiciled in a United States Jurisdiction).

“UFOC Guidelines” means the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 or, to the extent permitted under applicable Law, the Interim Guidelines for Filing a Uniform Franchise Registration Application Using the New FTC Franchise Rule After July 1, 2007 adopted by the North American Securities Administrators Association on June 22, 2007.

“United States Jurisdictions” means the United States of America, its territories and possessions.

SECTION 3.22. Wendy’s Joint Ventures. Section 3.22 of the Wendy’s Disclosure Schedule sets forth a complete and accurate list of joint ventures in which Wendy’s or any of its Subsidiaries has an equity interest which individually have assets valued at $10 million or more (the “Wendy’s Joint Ventures”). The governing instruments of the Wendy’s Joint Ventures are set forth on Section 3.22 of the Wendy’s Disclosure Schedule (such Contracts, the “Wendy’s JV Contracts”). Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, (i) each Wendy’s JV Contract is a valid and binding obligation of Wendy’s or a Subsidiary of Wendy’s (and, to the knowledge of Wendy’s, of the counterparty thereto) and is in full force and effect and enforceable against Wendy’s or any of its Subsidiaries (and, to the knowledge of Wendy’s, against the counterparty thereto) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at law), (ii) neither Wendy’s nor any of its Subsidiaries is in breach of, or default under, any such Wendy’s JV Contract, (iii) to the knowledge of Wendy’s, there are no outstanding and uncured notices of default issued by Wendy’s or any of its Subsidiaries to any counterparty alleging breach of, or default under, any such Wendy’s JV Contract and (iv) to the knowledge of Wendy’s, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any Wendy’s JV Contract. Wendy’s has made available to Triarc copies or summaries of all material Wendy’s JV Contracts.

SECTION 3.23. Finders or Brokers. Except for J.P. Morgan Securities Inc., Lehman Brothers Holdings Inc., and Greenhill & Co., neither Wendy’s nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 3.24. Insurance. Wendy’s and its Subsidiaries own or hold policies of insurance in amounts that Wendy’s has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all Wendy’s Material Contracts to which Wendy’s or any of its Subsidiaries are parties or are otherwise bound.

SECTION 3.25. Affiliate Transactions. There are no transactions, agreements or arrangements between (i) Wendy’s or any of its Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of Wendy’s (other than any of its Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

SECTION 3.26. Unrestricted Cash. As of April 22, 2008, Wendy’s had at least $165 million of unrestricted cash and cash equivalents in bank accounts maintained in the United States.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF TRIARC AND MERGER S UB

Except as disclosed in the Filed Triarc SEC Documents or in the Triarc Disclosure Schedules, in each case, subject to Section 8.13(b), Triarc and Merger Sub represent and warrant to Wendy’s as follows:

SECTION 4.1. Qualification; Organization, Subsidiaries, etc.

(a) Each of Triarc and Merger Sub and their respective Subsidiaries is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(b) As used in this Agreement, “Triarc Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the assets, properties, business or financial condition or results of operations of Triarc and its Subsidiaries, taken as a whole, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the quick service restaurant industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement other than for purposes of Section 4.2 and 4.9(g) (and the condition contained in Section 6.2(a) with respect thereto), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in applicable Law or GAAP or interpretation thereof, (iv) changes, solely in and of themselves, in the market price or trading volume of the Class A Common Stock or the Triarc Class B Common Stock, (v) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Triarc or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the loss by Triarc or any of its Subsidiaries of any of its customers, suppliers, franchisees or employees as a result of the transactions contemplated by this Agreement, (vii) weather, (viii) the seasonality of the business of Triarc and its Subsidiaries, (ix) effects of public perceptions of food safety applicable to the quick service restaurant industry generally or (x) the failure, in and of itself, of Triarc to meet any expected or projected financial or operating performance target, but not any underlying cause of such failures, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by Triarc in any expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; provided, however, that any change, effect, development, event or occurrence described in each of clauses (a), (b)(iii), (b)(vii) and (b)(ix) above shall not constitute or give rise to a Triarc Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on Triarc and its Subsidiaries as compared to other persons in the quick service restaurant industry and provided further that the facts, circumstances or events underlying the change or failure in clauses (b)(iv), (b)(v) and (b)(x) above shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Triarc Material Adverse Effect. For the avoidance of doubt, (a) Triarc’s results of operations for the quarter ended March 30, 2008 and (b) the trend reflected therein shall not constitute a Triarc Material Adverse Effect.

(c) Triarc has made available to Wendy’s prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Triarc and Merger Sub and each of their respective Triarc Material Subsidiaries, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Triarc and Merger Sub and each of their respective Triarc Material Subsidiaries are in full force and effect. None of Triarc, Merger Sub or any of their respective Triarc Material Subsidiaries is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

SECTION 4.2. Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Triarc and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to the Triarc Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by (a) the boards of directors of Triarc and Merger Sub, and except for (i) the Triarc Stockholder Approval, and the adoption (which Triarc shall cause to occur immediately following the execution and delivery of this Agreement) of this Agreement by Triarc, in its capacity as the sole stockholder of Merger Sub, (ii) the filing of the Triarc Charter Amendment with the Secretary of State of the State of Delaware, (iii) the designation of the Newly Authorized Stock as Class A Common Stock by Triarc’s board of directors, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio in respect of the Merger and (v) any consents, authorizations, approvals, filings or exceptions in connections with compliance with the rules of the New York Stock Exchange with respect to the Class A Common Stock to be issued in the Merger, no other corporate proceedings on the part of Triarc and Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. The Triarc Board of Directors, at a meeting duly called and held, has duly adopted resolutions (1) approving this Agreement and the other transactions contemplated by this Agreement, (2) declaring that (x) it is in the best interests of the stockholders of Triarc and advisable that Triarc enter into this Agreement and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and (y) the Triarc Charter Amendment is advisable, (3) directing that the Triarc Stockholder Approval Matters be submitted to a vote at a meeting of the stockholders of Triarc and (4) recommending that the stockholders of Triarc approve the Triarc Stockholder Approval Matters (the item set forth in clause (4) of this sentence, the “Triarc Recommendation”). This Agreement has been duly and validly executed and delivered by Triarc and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Wendy’s, this Agreement constitutes the valid and binding agreement of Triarc and Merger Sub, enforceable against each of Triarc and Merger Sub in accordance with its terms.

(b) Subject to the accuracy of the representations and warranties of Wendy’s in Section 3.3(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by Triarc or Merger Sub or any of their respective Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications and filings required under (i) the OGCL and the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Competition Act and (vi) the items set forth on Section 4.2(b) of the Triarc Disclosure Schedule (collectively, the “Triarc Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(c) The execution and delivery by Triarc and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Triarc Material Contract, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Triarc or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

SECTION 4.3 Capital Stock.

(a) As of the date hereof, the authorized capital stock of Triarc consists of (i) 100,000,000 shares of Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), (ii) 150,000,000 shares of Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), of which 100,000,000 shares have been designated as Triarc Class B Common Stock, Series 1 (the “Triarc Class B Common Stock”) and (iii) 100,000,000 shares of Preferred Stock, par value $0.10 per share (“Triarc Preferred Stock”). As of the Effective Time, and following the effectiveness of the Triarc Charter Amendment, the authorized capital stock of Triarc will consist of (i) 1,500,000,000 shares of Class A Common Stock, and (ii) 100,000,000 shares of Preferred Stock, par value $0.10 per share ( the “Preferred Stock”). The shares of Class A Common Stock to be issued in the Merger will be duly authorized by all necessary corporate action on the part of Triarc and when issued in accordance with the terms hereof will be validly issued, fully paid, non-assessable and free of preemptive rights. As of the close of business on April 15, 2008, (i) 29,550,924 shares of Class A Common Stock and 64,106,190 shares of Triarc Class B Common Stock were issued and outstanding, (ii) 639,899 shares of Class A Common Stock and 187,692 shares of Triarc Class B Common Stock were held in treasury by Triarc, (iii) 450,086 shares of Class A Common Stock and 4,745,388 shares of Triarc Class B Common Stock were reserved for issuance upon the exercise of outstanding options under Triarc’s stock plans set forth in Section 4.3(a) of the Triarc Disclosure Schedule (the “Triarc Option Plans”), (iv) 52,419 shares of Class A Common Stock and 106,774 shares of Triarc Class B Common Stock were reserved for issuance upon conversion of outstanding 5% Convertible Notes due 2023 of Triarc (the “Triarc Convertible Notes”) and (v) no shares of Triarc Preferred Stock were issued or outstanding. All outstanding shares of Class A Common Stock and Triarc Class B Common Stock, and all shares reserved for issuance as noted in the immediately preceding clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, of which 100 are validly issued and outstanding and all of the issued and outstanding capital stock of Merger Sub is, and until the Effective Time will be owned by Triarc. Merger Sub will not have outstanding any option, warrant, right, or any other agreement pursuant to which any person may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and prior to the Effective Time, will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) Triarc does not have any shares of its capital stock issued or outstanding other than shares of Class A Common Stock and Triarc Class B Common Stock that have become outstanding after April 15, 2008, and were reserved for issuance as set forth in subsection (a) above and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Triarc or any of its Subsidiaries is a party obligating Triarc or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Triarc or any Subsidiary of Triarc or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Triarc.

(d) Except as set forth in subsection (a) above, neither Triarc nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with stockholders of Triarc on any matter.

(e) There are no voting trusts, proxies or other agreements or understandings to which Triarc or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Triarc or any of its Subsidiaries.

(f) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Triarc are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Triarc that are owned by Triarc or a Subsidiary of Triarc are free and clear of all Liens other than Permitted Liens.

SECTION 4.4. Reports and Financial Statements.

(a) Triarc has filed or furnished all forms, documents and reports required to be filed or furnished since January 2, 2006 by it with the SEC (the “Triarc SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the Triarc SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Triarc SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Triarc, none of the Triarc SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation. No Subsidiary of Triarc is required to file any form or report with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Triarc included in Triarc SEC Documents fairly present in all material respects the consolidated financial position of Triarc and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

SECTION 4.5. Internal Controls and Procedures. Triarc has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Triarc’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by Triarc in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Triarc’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Triarc’s management has completed assessment of the effectiveness of Triarc’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 30, 2007, and such assessment concluded that such controls were effective. Triarc has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Triarc’s auditors and the audit committee of the Board of Directors and to Wendy’s (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Triarc’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in Triarc’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of Triarc, Triarc has not identified any significant deficiencies or any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by Triarc or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Triarc.

SECTION 4.6. No Undisclosed Liabilities. Except (a) as reflected or reserved against in Triarc’s consolidated balance sheets (or the notes thereto) included in the Filed Triarc SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 30, 2007, that would not reasonably be expected, individually or in the aggregate, to have a Triarc Material Adverse Effect and (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Triarc nor any Subsidiary of Triarc has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of Triarc and its Subsidiaries (or in the notes thereto), other than those that have not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

SECTION 4.7. Compliance with Law; Permits.

(a) Triarc and each of its Subsidiaries are, and at all times since January 2, 2006 have been, in compliance with and not in default under or in violation of any applicable Laws, except for any such non-compliance, default or violation that would not individually or in the aggregate, be material to Triarc and its Subsidiaries, taken as a whole. Notwithstanding anything contained in this Section 4.7(a), no representation or warranty is made in this Section 4.7(a) in respect of the matters referenced in Section 4.4 or 4.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

(b) Triarc and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Triarc and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Triarc Permits”), except for any failure to have any of the Triarc Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. All Triarc Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

SECTION 4.8. Environmental Laws and Regulations. Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, (i) Triarc and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of Triarc, none of the properties owned, leased or operated by Triarc or any of its Subsidiaries contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 2, 2006, neither Triarc nor any of its Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that Triarc or any of its Subsidiaries or any person whose liability Triarc or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of Triarc, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Triarc or any of its Subsidiaries, or any other property and (v) neither Triarc, its Subsidiaries nor any of their respective properties or any person whose liability Triarc or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of Triarc, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted (or arising) under any Environmental Law. No representation or warranty is made by Triarc or Merger Sub in respect of environmental matters in any Section of this Agreement other than in this Section 4.8. Triarc has made available to Wendy’s true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Wendy’s and in Triarc’s possession, and in each case as amended and in effect.

SECTION 4.9. Employee Benefit Plans.

(a) Section 4.9(a)(i) of the Triarc Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, including any material employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any material bonus, incentive, deferred compensation, vacation, share purchase, stock option, equity or equity-based severance, employment, change of control or fringe benefit plan, program agreement or policy (the “Triarc Benefit Plans”) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by Triarc or any of its Subsidiaries, to which Triarc or any Commonly Controlled Entity has any liability, contingent or otherwise, for the benefit of any current or former director, officer, employee or independent contractor of Triarc or any of its Subsidiaries (other than any Triarc Benefit Agreement or Triarc Foreign Plan). Section 4.9(a)(i) of the Triarc Disclosure Schedule also sets forth the “Title IV Plans” (as defined in Section 4.9(d)) or “MultiEmployer Plans” (as defined in Section 4.9(e)) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any person or entity that, together with Triarc, is treated as a Commonly Controlled Entity and such plans shall also be referred to herein as Triarc Benefit Plans. Section 4.9(a)(ii) of Triarc Disclosure Schedule sets forth a complete and accurate list of each currently effective employment, deferred compensation, severance, change in control, retention, indemnification or other similar material contract between Triarc or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of Triarc or any of its Subsidiaries, on the other hand, other than any contract mandated by applicable Law (each, a “Triarc Benefit Agreement”) (other than any Triarc Benefit Plan or Triarc Foreign Plan). Schedule 3.9(a)(iii) of the Triarc Disclosure Schedule sets forth each Triarc Benefit Plan or Triarc Benefit Agreement that is maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (each, a “Triarc Foreign Plan”).

(b) With respect to each Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, Triarc has made available to Wendy’s complete and accurate copies of each of the following documents, as applicable: (i) such written Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan (including all amendments thereto) or a written description of any such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, (iv) a copy of the most recent SPD, together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, and all other material employee communications relating to each Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, (v) if such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan with respect to which Triarc, any of its Subsidiaries or any Commonly Controlled Entity may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the IRS or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by Triarc or any Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any Triarc Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the DOL or the PBGC with respect to any such Triarc Benefit Plan.

(c) Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect: (i) each of the Triarc Benefit Plans, Triarc Benefit Agreements and Triarc Foreign Plans (and any related trust or other funding vehicle) has been operated and administered in compliance with its terms (except where permitted under applicable Laws) and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) each of the Triarc Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Triarc, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d) None of Triarc, any of its Subsidiaries or any Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under any Triarc Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code other than a MultiEmployer Plan as defined in Section 3.9(e).

(e) No Triarc Benefit Plan is a MultiEmployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and none of Triarc, any of its Subsidiaries or any Commonly Controlled Entity has, at any time, incurred liability as a result of a withdrawal from a MultiEmployer Plan in a “complete withdrawal” or “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, that has not been satisfied in full. All contributions required to be made by Triarc, any of its Subsidiaries or any Commonly Controlled Entity to each MultiEmployer Plan on behalf of one or more current or former employees have been made when due in all material respects. Triarc has not received written notice that (i) a MultiEmployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of Triarc or any Commonly Controlled Entity under Title IV of ERISA or (ii) any proceeding has been initiated by any person (including the PBGC) to terminate any MultiEmployer Plan.

(f) All contributions or other amounts payable by Triarc or its Subsidiaries as of the date of this Agreement with respect to each Triarc Benefit Plan in respect of the current or six prior plan years have been paid or, if not yet due, properly accrued in accordance with GAAP in all material respects. Neither Triarc nor any of its Subsidiaries has engaged in a transaction in connection with which Triarc or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of Triarc, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Triarc Benefit Plans or any trusts related thereto that could reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including termination of employment at or following the Effective Time) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, change in control, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, officer, employee or independent contractor of Triarc or any of its Subsidiaries from Triarc or any Commonly Controlled Entity under any Triarc Benefit Plan, Triarc Benefit Agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Triarc Benefit Plan or Triarc Benefit Agreement, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Triarc’s right to amend, modify or terminate, any collective bargaining agreement, Triarc Benefit Plan or Triarc Benefit Agreement.

(h) No amounts payable under any of the Triarc Benefit Plans, Triarc Benefit Agreements, or any other contract, agreement or arrangement with respect to which Triarc or any Commonly Controlled Entity may have liability fails to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(i) All Triarc Stock Options have an exercise price per share that was not less than the “fair market value” of a Common Share on the date of grant, as determined in accordance with the terms of the applicable Triarc Share Plans. All Triarc Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by Triarc (directly or indirectly) with respect to Triarc’s stock option granting practices or other equity compensation practices. The grant date of each Triarc Stock Option is on or after the date on which such grant was authorized by Triarc’s board of directors or the compensation committee thereof.

(j) Each Triarc Benefit Plan and Triarc Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) subject to Code Section 409A has been operated since January 1, 2005 in good faith compliance with Code Section 409A, the regulations and guidance promulgated thereunder.

(k) No Triarc Benefit Plan or Triarc Benefit Agreement provides benefits, including death or medical, health or other welfare benefits (whether or not insured), with respect to current or former employees of Triarc, its Subsidiaries or any Commonly Controlled Entity after retirement or other termination of service (other than (i) coverage mandated by applicable Laws (including continuation coverage under Section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Triarc, any of its Subsidiaries or a Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof)), and no circumstances exist that would reasonably be expected to result in Triarc, any of its Subsidiaries or a Commonly Controlled Entity becoming obligated to provide any such benefits.

(l) Without limiting the generality of the other representations in this Section 4.9, with respect to each Triarc Foreign Plan: (i) all employer and employee contributions to each Triarc Foreign Plan required by Law or by the terms of such Triarc Foreign Plan have been made when due, or, if applicable, properly accrued in accordance with normal accounting practices in all material respects; (ii) the fair market value of the assets of each funded Triarc Foreign Plan, the liability of each insurer for any Triarc Foreign Plan funded through insurance or the book reserve established for any Triarc Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Triarc Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Triarc Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iv) no Triarc Foreign Plan that is subject to the Laws of Canada is a defined benefit pension plan; (v) no insurance policy or any other agreement affecting any Triarc Foreign Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder; (vi) subject to the requirements of applicable Laws, no provision of any Triarc Foreign Plan or of any agreement, and no act or omission of the Triarc in any way limits, impairs, modifies or otherwise affects the right of Triarc or any of its Subsidiaries to unilaterally amend or terminate any Triarc Foreign Plan, and no commitments to improve or otherwise amend any Triarc Foreign Plan have been made; (vii) none of the Triarc Foreign Plans enjoys any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Triarc Foreign Plan; and (viii) all employee data necessary to administer each Triarc Foreign Plan in accordance with its terms and conditions and all Laws is in possession of Triarc and such data is complete, correct in all material respects, and in a form which is sufficient in all material respects for the proper administration of each Triarc Foreign Plan.

(m) No representation or warranty is made by Triarc, or Merger Sub in respect of employee benefits matters in any Section of this Agreement other than in this Section 4.9.

SECTION 4.10. Absence of Certain Changes or Events. From and after December 30, 2007, (i) the businesses of Triarc and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect and (iii) neither Triarc nor Merger Sub has taken any action or omitted to take any action that if taken or omitted to be taken after the date of this Agreement would be prohibited by Section 5.1(c).

SECTION 4.11. Investigations; Litigation (a) There is no investigation or review pending (or, to the knowledge of Triarc, threatened) by any Governmental Entity with respect to Triarc or any of its Subsidiaries and (b) there are no actions, suits, arbitrations, mediations, or proceedings pending (or, to Triarc’s knowledge, threatened) against Triarc or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which have had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

SECTION 4.12. Proxy Statement; Other Information. None of the information provided by Triarc or its Subsidiaries to be included in (i) the Form S-4 or the other Transaction SEC Filings will, at the time the Form S-4 or other Transaction SEC Filings is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto or at the time of the Wendy’s Meeting or the Triarc Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Transaction SEC Filings, as to information supplied by Triarc, will comply as to form in all material respects with the Securities Act and the Exchange Act, as the case may be. Notwithstanding the foregoing, neither Triarc, nor Merger Sub makes any representation or warranty with respect to any information supplied by Wendy’s or any of its Representatives that is contained or incorporated by reference in the Transaction SEC Filings.

SECTION 4.13. Tax Matters.

(a) (i) Triarc and each of its Subsidiaries have prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with all relevant Governmental Entities for all taxation or fiscal periods ending prior to the date hereof, and neither Triarc nor any of its Subsidiaries participate in the CAP, (ii) Triarc and each of its Subsidiaries have paid all material Taxes shown thereon as owing and all material Taxes otherwise owed by or with respect to Triarc or any of its Subsidiaries within the time required by applicable Law and have paid all material assessments and material reassessments they have received in respect of Taxes, (iii) Triarc’s financial statements reflect full and adequate reserves for all material unpaid Taxes payable by Triarc and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither Triarc nor any of its Subsidiaries has incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business and (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Triarc, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of Taxes (except, in the case of clause (i), (ii) or (iv) above, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(b) There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the collection, assessment, reassessment or determination of a material amount of Taxes or the filing of any Tax Return by, or any payment of a material amount of Taxes.

(c) None of Triarc or any of its Subsidiaries is a party to any agreement the primary purpose of which is Tax allocation, Tax indemnification or Tax sharing (other than any such agreements solely among Triarc and any of its Subsidiaries).

(d) No claim in writing has been made against Triarc or any of its Subsidiaries by any Governmental Entity in a jurisdiction where Triarc and its Subsidiaries do not file Tax Returns that Triarc or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Triarc or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in Triarc SEC Documents.

(e) Triarc and its Subsidiaries have made available to Wendy’s correct and complete copies of all material U.S. federal income Tax Returns, state income tax apportionment data, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not yet expired.

(f) There are no material Liens for Taxes upon any of the assets of Triarc or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Triarc and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, shareholders and third parties, and timely paid or remitted to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law. Triarc and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable Law.

(h) Neither Triarc nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Each of the closing agreements under Section 7121 of the Code or any similar provision of state, local or foreign Laws and full acceptance letters (in each case if any) which Triarc or any of its Subsidiaries has executed, entered into or received is valid and enforceable in accordance with its terms. Neither Triarc nor any of its Subsidiaries has committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from, (in each case if any) any Governmental Entity.

(j) Neither Triarc nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (other than as properly reflected in Triarc’s financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a gain recognition agreement (within the meaning of Treasury Regulations Section 1.367(a)-8), any dual consolidated loss (within the meaning of Code Section 1503(d)).

(k) Neither Triarc nor any of its Subsidiaries has ever participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under Code Section 6662 which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l) Neither Triarc nor any of its Subsidiaries has (A) been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, at any time during the past five years or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code or (B) been a passive foreign investment company within the meaning of Section 1297 of the Code.

(m) No representation or warranty is made by Triarc in respect of tax matters in any Section of this Agreement other than in this Section 4.13.

SECTION 4.14. Employee Relations Matters.

(a) Neither Triarc nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. Neither Triarc nor any of its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of Triarc or any of its Subsidiaries.

(b) There are no pending or, to the knowledge of Triarc, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Triarc or any of its Subsidiaries nor has there been any of the foregoing since December 30, 2007 that has had, or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(c) Triarc and each of its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Triarc and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither Triarc nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d) Neither Triarc nor any of its Subsidiaries has received notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of Triarc, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in the case of each of the clauses (i) through (v), which has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(e) Neither Triarc nor any of its Subsidiaries is engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. During the ninety (90) day period prior to the date of this Agreement, not more than thirty (30) employees of Triarc or its Subsidiaries were terminated from any single site of employment.

(f) As of the date of this Agreement, no Key Employee of Triarc or any of its Subsidiaries has given notice terminating employment with Triarc or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement. For the purposes hereof “Triarc Key Employee” means the Persons set forth in Section 8.14(a) of the Triarc Disclosure Schedule.

(g) To the knowledge of Triarc, as of the date of this Agreement, Triarc and its Subsidiaries are not bound by any contracts or agreements with, nor owe any obligations, contingent or otherwise to, any individuals employed by a Franchisee.

(h) There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and except for any of the foregoing that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, and neither Triarc nor any of its Subsidiaries have been reassessed in any material respect under such legislation since January 1, 2006. To the knowledge of Triarc, as of the date of this Agreement, no audits of Triarc or its

Subsidiaries are currently being performed pursuant to any applicable workplace safety and insurance legislation.

(i) No representation or warranty is made by Triarc in respect of employee relations matters in any Section of this Agreement other than in this Section 4.14.

SECTION 4.15. Intellectual Property.

(a) Section 4.15(a) of the Triarc Disclosure Schedule sets forth, as of the date of the Agreement, a complete and accurate list of all Trademarks and Copyrights, and all Patents, in each case owned by Triarc or a Subsidiary of Triarc (together, the “Triarc Owned Intellectual Property”). Triarc or a Subsidiary of Triarc is the sole beneficial and record owner of the Triarc Owned Intellectual Property. All of the Triarc Owned Intellectual Property is valid and enforceable and all registrations, issuances, filings and applications therefor are valid, subsisting, in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made. Either Triarc or a Subsidiary of Triarc owns, or is licensed or otherwise possesses the right to use free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in and material to their respective businesses as currently conducted. Except for any licenses of Triarc Owned Intellectual Property included in the Triarc Franchise Agreements or as set forth on Section 4.15 of the Triarc Disclosure Schedule, neither Triarc nor any Subsidiary thereof has licensed or sublicensed to any person any material Intellectual Property.

(b) Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect or as set forth on Section 4.15(b) of the Triarc Disclosure Schedule, (a) as of the date of this Agreement, there are no pending or, to the knowledge of Triarc, threatened claims by any person alleging infringement or other violation by Triarc or any of its Subsidiaries of such person’s Intellectual Property, or seeking to limit, cancel or question the validity of any Triarc Owned Intellectual Property, (b) to the knowledge of Triarc, the conduct of the business of Triarc and its Subsidiaries (including the use of Intellectual Property by Triarc, its Subsidiaries, and their respective licensees in the manner authorized under their respective license agreements with Triarc and its Subsidiaries) does not infringe or otherwise violate any Intellectual Property rights of any person and (c) to the knowledge of Triarc, no person is infringing or otherwise violating any Intellectual Property of Triarc or any of its Subsidiaries and no such claims have been asserted or threatened by Triarc or any of its Subsidiaries against any person within the last three years which remain unresolved. Section 4.15 of the Triarc Disclosure Schedule sets forth those jurisdictions where, to the knowledge of Triarc, the ARBY’S mark is not available for use and registration by Triarc and its Subsidiaries in connection with the operation of restaurants. To the knowledge of Triarc, Triarc and each of its Subsidiaries has complied with all applicable Laws, and Triarc’s own rules, policies and procedures relating to the collection, use, maintenance and processing of personal information, including financial information, collected, used, maintained or processed by Triarc or its Subsidiaries, except for any such non-compliance, default or violation that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. No claim is pending or, to the knowledge of Triarc, threatened, with respect to the collection, use, maintenance or processing of personal information, including financial information, by Triarc or any of its Subsidiaries that has had since December 30, 2007 or would reasonably be expected to have a Triarc Material Adverse Effect.

SECTION 4.16. Real Property.

(a) Triarc or a Subsidiary of Triarc has fee simple title to each real property owned by Triarc or a Subsidiary of Triarc (each, a “Triarc Owned Real Property”), free and clear of all Liens and defects in title, other than Triarc Permitted Liens. Except as may be granted in any Triarc Real Property Leases or Triarc Real Property Subleases or disclosed by any title commitment, title policy, survey or other document made available to Wendy’s, each Triarc Owned Real Property is not subject to any rights of purchase, offer or first refusal that are not recorded in the appropriate office of the county in which the property is located.

(b) Triarc or a Subsidiary of Triarc has a good leasehold estate in each lease of real property (“Triarc Real Property Leases”), under which Triarc or a Subsidiary of Triarc is a tenant or a subtenant (“Triarc Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither Triarc nor any Subsidiary of Triarc is in breach of or default under the terms of any Triarc Real Property Lease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, no other party to any Triarc Real Property Lease is in breach of or default under the terms of any Triarc Real Property Lease, or default which breach or default has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Each Triarc Real Property Lease is a valid and binding obligation of Triarc or the Subsidiary of Triarc which is party thereto and, to the knowledge of Triarc, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Section 4.16(c) of the Triarc Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which Triarc or a Subsidiary of Triarc is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Triarc Real Property Subleases”). Neither Triarc nor any Subsidiary of Triarc is in breach of or default under the terms of any Triarc Real Property Sublease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, no other party to any Triarc Real Property Sublease is in breach of or default under the terms of any Triarc Real Property Sublease except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Each Triarc Real Property Sublease is a valid and binding obligation of Triarc or the Subsidiary of Triarc which is party thereto and, to the knowledge of Triarc, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.17. Opinion of Financial Advisor. The Triarc Board of Directors has received the opinion of Wachovia Capital Markets, LLC (the “Triarc Advisor”) to the effect that, as of the date of such opinion specified therein, the Exchange Ratio is fair from a financial point of view to Triarc. An executed copy of such opinion will be made available to Wendy’s solely for informational purposes after receipt thereof by Triarc.

SECTION 4.18. Intentionally omitted.

SECTION 4.19. Vote of Triarc Stockholders. Except for the approval (“Triarc Stockholder Approval”) (i) of an amendment of Triarc’s certificate of incorporation in the form attached hereto as Exhibit E (the “Triarc Charter Amendment”) (1) by (x) the affirmative vote of holders of a majority of the voting power of the Class A Common Stock voting separately as a class and (y) the affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting to increase the number of authorized shares of Class A Common Stock to 1,500,000,000 shares (such additional shares, the “Newly Authorized Stock”), (2) by (x) the affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting and (y) the affirmative vote of holders of a majority of the voting power of the Triarc Class B Common Stock voting separately as a class to convert each issued and outstanding share of Triarc Class B Common Stock into a share of Class A Common Stock and provide that Class A Common Stock shall be the sole class of authorized common stock of Triarc and (3) by the affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting to (v) subject to certain exceptions, restrict the issuance of Triarc Preferred Stock to Affiliates of Triarc, (w) change the name of Triarc such that the first word of such name is “Wendy’s,” (x) amend the definition of Interested Stockholder (as defined in the Triarc Charter Amendment), (y) provide that the Triarc Board of Directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of Triarc’s bylaws and (z) provide that the purpose of Triarc is to engage in the Restaurant Business (as defined in the Triarc Charter Amendment) and (ii) by the vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting in favor of the issuance of the aggregate Merger Consideration (the matters to be approved under clauses (i) and (ii), together, the “Triarc Stockholder Approval Matters”), no vote of the stockholders of Triarc or the holders of any other securities of Triarc (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Triarc to consummate the transactions contemplated hereby.

SECTION 4.20. Material Contracts.

(a) Except as listed as an exhibit on any Filed Triarc SEC Document, as of the date of this Agreement, neither Triarc nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Triarc and its Subsidiaries, taken as a whole (all contracts of the type described in this Section 4.20(a) being referred to herein as “Triarc Material Contracts”).

(b) Neither Triarc nor any Subsidiary of Triarc is in breach of or default under the terms of any Triarc Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, no other party to any Triarc Material Contract is in breach of or default under the terms of any Triarc Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Each Triarc Material Contract is a valid and binding obligation of Triarc or the Subsidiary of Triarc which is party thereto and, to the knowledge of Triarc, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.21. Franchise Matters.

(a) Section 4.21(a) of the Triarc Disclosure Schedule sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements, and reserved area agreements (each a “Triarc Franchise Agreement” and, collectively, the “Triarc Franchise Agreements”) that are effective as of the date of this Agreement to which Triarc or any of its Subsidiaries is a party or by which Triarc or any of its Subsidiaries or its or their properties is bound (other than any such agreements only between Triarc and its Subsidiaries or among its Subsidiaries) and which grant or purport to grant to a Triarc Franchisee the right to operate or license others to operate or to develop within a specific geographic area or at a specific location (each a “Triarc Franchise”): Triarc’s restaurants (each a “Triarc Franchised Restaurant”). True, correct and complete copies of all forms of Triarc Franchise Agreements used by Triarc or any of its Subsidiaries have been made available to Wendy’s.

(b) All Triarc Franchise Agreements comply with all applicable Laws, except for any non-compliance that has not had since December 30, 2007 and would not reasonably be expected to have a Triarc Material Adverse Effect.

(c) Since January 2, 2007, (i) Triarc and its Subsidiaries have prepared and maintained each UFOC in compliance with: (A) the UFOC Guidelines; (B) the FTC Rule; and (C) applicable Registration Laws; and (ii) Triarc and its Subsidiaries have offered and sold each Triarc franchise for a Triarc Franchised Restaurant to be located in any non-United States Jurisdiction (the “Triarc

Foreign Franchises”), and have prepared and maintained each IFOC, in compliance, in all material respects, with applicable Laws, including pre-sale registration and disclosure Laws, in all cases except for any non-compliance that has not had since December 30, 2007, and would not reasonably be expected to have, a Triarc Material Adverse Effect.

(d) Since January 2, 2007, Triarc and its Subsidiaries have not, in any UFOC, IFOC, other franchise disclosure document, in applications and/or filings with states under the Registration Laws, or in any applications or filings with any non-United States Jurisdictions, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, not misleading, except to the extent any such matter would not, individually or in the aggregate, have a Triarc Material Adverse Effect.

(e) Triarc and its Subsidiaries have not furnished, and have not authorized any Person to furnish: (i) to prospective franchisees in any United States Jurisdiction any Earnings Claims and no Earnings Claim, and unless otherwise permitted by applicable Law (including pre-sale registration and disclosure Law), has been made since January 2, 2007 to any prospective Triarc Franchisee in any United States Jurisdiction; or (ii) to prospective franchisees in any non-United States Jurisdiction any materials or information from which a specific level or range of actual or potential sales, costs, income or profit from franchised or non-franchised units may be easily ascertained in violation of applicable IFOC requirements or otherwise in violation of applicable Law.

(f) Section 4.21(f) of the Triarc Disclosure Schedules sets forth all Contracts pursuant to which Triarc and/or any of its Subsidiaries or affiliates receives Rebates as a result of transactions between the Triarc Franchisees and suppliers selling products or services to the Triarc Franchisees. When Triarc or any of its Subsidiaries or affiliates buys products, goods and services from a supplier, such supplier charges Triarc or its Subsidiaries or affiliates for these items on substantially the same basis as the supplier charges a Triarc Franchisee operating a Triarc Franchised Restaurant for similar products, goods and services purchased for use in connection with such Triarc Franchised Restaurant. No contract pursuant to which Triarc or its Subsidiaries or affiliates receives a Rebate is (i) prohibited by any Triarc Franchise Agreement, (ii) not disclosed in accordance with the UFOC Guidelines and/or the FTC Rule in the relevant UFOC, if applicable or (iii) not disclosed in accordance with applicable Law with respect to Triarc Foreign Franchises.

(g) Section 4.21(g) of the Triarc Disclosure Schedule sets forth a true and complete list of the Contracts other than the Triarc Franchise Agreements that are in effect as of the date hereof with any formal franchisee association or group of Triarc Franchisees regarding any Triarc Franchise Agreement or franchise operational matter.

(h) Section 4.21(h) of the Triarc Disclosure Schedule sets forth a true and complete list of the Triarc Franchisees, if any, that to the knowledge of Triarc are currently the subject of a bankruptcy or similar proceeding.

(i) Triarc has made available to Wendy’s a true and complete copy of each Current UFOC and Current IFOC.

(j) For purposes of this Agreement:

“Triarc Franchisee” means a person other than Triarc or any of its Subsidiaries that is granted a right (whether directly by Triarc or any of its Subsidiaries or by another Triarc Franchise) to develop or operate, and/or is granted a right to license others to develop or operate a Triarc Franchised Restaurant within a specific geographic area or at a specific location.

SECTION 4.22. Triarc Joint Ventures. Section 4.22 of the Triarc Disclosure Schedule sets forth a complete and accurate list of joint ventures in which Triarc or any of its Subsidiaries has an equity interest which individually have assets valued at $10 million or more (the “Triarc Joint Ventures”). The governing instruments of the Triarc Joint Ventures are set forth on Section 4.22 of the Triarc Disclosure Schedule (such Contracts, the “Triarc JV Contracts”). Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, (i) each Triarc JV Contract is a valid and binding obligation of Triarc or a Subsidiary of Triarc (and, to the knowledge of Triarc, of the counterparty thereto) and is in full force and effect and enforceable against Triarc or any of its Subsidiaries (and, to the knowledge of Triarc, against the counterparty thereto) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at law), (ii) neither Triarc nor any of its Subsidiaries is in breach of, or default under, any such Triarc JV Contract, (iii) to the knowledge of Triarc, there are no outstanding and uncured notices of default issued by Triarc or any of its Subsidiaries to any counterparty alleging breach of, or default under, any such Triarc JV Contract and (iv) to the knowledge of Triarc, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any Triarc JV Contract. Triarc has made available to Triarc copies or summaries of all material Triarc JV Contracts.

SECTION 4.23. Finders or Brokers. Except for the Triarc Advisor, neither Triarc nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 4.24. Lack of Ownership of Common Shares. Neither Triarc nor any of its Subsidiaries beneficially owns, directly or indirectly, any Common Shares or other securities convertible into, exchangeable into or exercisable for Common Shares; (b) there are no voting trusts or other agreements, arrangements or understandings to which Triarc or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Wendy’s or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Triarc or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of Wendy’s or any of its Subsidiaries; and (c) neither Triarc nor Merger Sub has beneficially owned during the immediately preceding three years a sufficient number of Common Shares that would make it an “interested shareholder” (as such term is defined Section 1704.01(c)(8) of the Ohio Revised Code) of Wendy’s.

SECTION 4.25. Insurance. Triarc and its Subsidiaries own or hold policies of insurance in amounts that Triarc has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all Triarc Material Contracts to which Triarc or any of its Subsidiaries are parties or are otherwise bound.

SECTION 4.26. Affiliate Transactions. There are no transactions, agreements or arrangements between (i) Triarc or any of its Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of Triarc (other than any of its Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K, under the Securities Act which have not been so disclosed as of the date hereof (such transactions referred herein as “Triarc Affiliate Transactions”).

ARTICLE V
CERTAIN AGREEMENTS

SECTION 5.1. Conduct of Business by Wendy’s and by Triarc.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Triarc or Wendy’s, as applicable, (iii) as may be required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1 of the Wendy’s Disclosure Schedule or Section 5.1 of the Triarc Disclosure Schedule, as applicable, each of Triarc and Wendy’s agrees that (A) the business of it and its respective Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant franchisees, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that no action or inaction by Triarc or Wendy’s or their respective Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) or Section 5.1(c), as applicable, shall be deemed a breach of this requirement unless such action or inaction would constitute a breach of such other provision; and (B) each of Triarc and Wendy’s shall prepare amendments to each of their Current UFOC and Current IFOC in compliance, in all material respects, with applicable Laws, including pre-sale registration and disclosure Laws, and shall, as required by applicable Laws, use or cause its Subsidiaries to use each such amended Current UFOC and Current IFOC in connection with the offer or sale of franchises in the applicable United States Jurisdictions and non-United Sates Jurisdictions.

(b) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Triarc (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 5.1 of the Wendy’s Disclosure Schedule, Wendy’s shall not, and shall not permit any of its Subsidiaries to:

(i) authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Wendy’s or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis to shareholders by one or more Subsidiaries of Wendy’s and (B) that Wendy’s may continue to pay regular quarterly cash dividends, which are declared, announced or paid prior to the Closing Date, on Wendy’s Common Stock consistent with past practice (not to exceed $0.125 per share per quarter, as equitably adjusted to reflect any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of such shares);

(ii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly-owned direct or indirect Subsidiary of Wendy’s which remains a wholly-owned direct or indirect Subsidiary after consummation of such transaction;

(iii) except as required by Wendy’s Benefit Plans or Wendy’s Benefit Agreements in effect as of the date of this Agreement, or as otherwise required by applicable Law (including Section 409A of the Code and regulations issued thereunder) or deemed advisable by the Wendy’s Board of Directors or a committee thereof to effect or secure compliance with applicable Law (including Section 409A of the Code and regulations issued thereunder) (A) materially increase the compensation or other benefits payable or provided to Wendy’s current or former directors, officers or employees, other than, in the case of employees that are not Key Employees, in the ordinary course of business consistent with past practice, (B) enter into any employment, change of control, severance, retention, deferred compensation, indemnification or similar agreement with any director, officer or employee of Wendy’s (except (1) to the extent necessary with respect to a new employee replacing a departing employee, provided that the aggregate annual cost does not exceed $250,000 individually or $1,000,000 for all such agreements, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance, or (3) for severance agreements entered into with employees (that are not Key Employees) in the ordinary course of business in connection with terminations of employment) or (C) except as permitted pursuant to clauses (A) or (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement, Wendy’s Benefit Plan or Wendy’s Benefit Agreement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to Wendy’s;

(iv) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) adopt any amendments to the Wendy’s Articles or the Wendy’s Regulations or similar applicable charter documents;

(vi) except for transactions among Wendy’s and its wholly-owned direct or indirect Subsidiaries or among Wendy’s wholly-owned direct or indirect Subsidiaries, issue, sell, pledge,

dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Wendy’s or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option, or cause to be vested any unvested Wendy’s Share-Based Award, under any Wendy’s Share Plans (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable Wendy’s Stock Options or unvested Wendy’s Share-Based Awards outstanding on the date of this Agreement), other than (A) issuances of Common Shares in respect of any exercise of Wendy’s Stock Options and settlement of any Wendy’s Share-Based Awards outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 5.1(b), and (B) the sale of Common Shares pursuant to the exercise of options to purchase Common Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) except for transactions among Wendy’s and its wholly-owned Subsidiaries or among Wendy’s wholly-owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany Indebtedness for borrowed money among Wendy’s and its wholly-owned Subsidiaries or among Wendy’s wholly-owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger, (C) guarantees by Wendy’s or one of its Subsidiaries of Indebtedness for borrowed money of Wendy’s or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(b), (D) Indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) Indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Wendy’s or any of its Subsidiaries other than in accordance with clauses (A)-(D). As used in this Agreement, “Indebtedness” means (1) all indebtedness for borrowed money, (2) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (3) all obligations under capital leases, (4) all obligations in respect of outstanding letters of credit and (5) all guarantee obligations;

(ix) except for transactions among Wendy’s and its wholly-owned Subsidiaries or among Wendy’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement and listed in Section 3.20 of the Wendy’s Disclosure Schedule, or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x) modify, amend, terminate or waive any rights under any Wendy’s Material Contract, Real Property Lease or Wendy’s JV Contract (other than terminations in accordance with their terms) that would be a Wendy’s Material Contract, Real Property Lease or Wendy’s JV Contract if in effect on the date of this Agreement, in any manner the effect of which is, individually or in the aggregate, materially adverse to Wendy’s and its Subsidiaries taken as a whole;

(xi) enter into any Contract that would be a Wendy’s Material Contract, Real Property Lease or Wendy’s JV Contract if in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(xii) acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or division thereof or any assets, having a value in excess of $10 million individually or $25 million in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii) authorize or make any capital expenditures, other than (A) in accordance with Wendy’s capital expenditures plan previously provided to Triarc in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $10 million;

(xiv) open or close, or commit to open or close, any restaurant locations, in each case other than in the ordinary course of business consistent with past practice;

(xv) make any loans, advances or capital contributions to, or investments in, any Person, in each case other than (A) in the ordinary course of business consistent with past practice, (B) loans and advances to Wendy’s or a wholly-owned Subsidiary of Wendy’s by a wholly-owned Subsidiary of Wendy’s; or loans, advances, capital contributions to, or investments in, a wholly-owned Subsidiary of Wendy’s or (C) loans, advances and capital contributions which do not exceed $5 million in the aggregate;

(xvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(xvii) abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Wendy’s, or any of its Subsidiaries (other than the Merger or a merger of two or more wholly-owned Subsidiaries of Wendy’s);

(xix) write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to Wendy’s and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as may be required by GAAP or applicable Law;

(xx) waive, settle, satisfy or compromise any Action, other than any Action not in excess of $3 million individually or $15 million in the aggregate, or waive, settle, satisfy or compromise any pending or threatened Action arising out of or related to this Agreement or the transactions contemplated hereby;

(xxi) enter into any Franchise Agreement for an individual Franchised Restaurant, except (A) pursuant to, and on the same material terms as, the form Franchise Agreement attached to Wendy’s then-current UFOC or IFOC, (B) substantially in the form of a Franchise Agreement previously signed by such Franchisee or (C) in connection with the transfer of such Franchised Restaurant from one Franchisee to another Franchisee; enter into any Franchise Agreement which is an area development agreement other than in the ordinary course of business consistent with past practice; amend its current UFOC or any IFOC, except in compliance with applicable Law or as expressly contemplated herein; enter into any Contract with a franchise broker in any United States Jurisdiction; or except to the extent any such termination is consistent with past practice and would not have a Wendy’s Material Adverse Effect, terminate a Franchisee;

(xxii) (A) waive, modify, supplement, or otherwise amend any Franchisee’s obligation to develop Franchised Restaurants or (B) waive, modify, supplement or otherwise amend any other material term of any Franchise Agreement except, in the case of either clause (A) or (B), in the ordinary course of business consistent with past practice;

(xxiii) subject to any applicable exemptions in any United States Jurisdiction Law, (i) offer or sell any Franchise in a United States Jurisdiction unless and until its franchise registrations, current UFOC and other franchise disclosure documents have been amended to include a disclosure, in form reasonably acceptable to Triarc, disclosing, among other things, this Agreement, the Merger and the other transactions contemplated by this Agreement or (ii) offer or sell any Franchise in a non-United States Jurisdiction except in compliance with applicable disclosure requirements under non-United States Jurisdiction Laws;

(xxiv) make any payments to financial advisors other than payments pursuant to, and in accordance with the terms of, written agreements in effect as of the date hereof (which amounts in the aggregate shall not exceed the amounts set forth in Section 5.1(b)(xxiv) of the Wendy’s Disclosure Schedule), pay any fees or reimburse any expenses of any counsel (other than for hourly time charges or for any actual or threatened litigation or other matters in the ordinary course of business) or pay any fees or reimburse any expenses to accountants, consultants or other service professionals in connection with this Agreement or the transactions contemplated hereby, including the Merger, except for the payment of fees and the reimbursement of expenses in amounts that are customarily paid to such service professionals on an arm’s length basis; or

(xxv) agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Wendy’s (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 5.1 of the Triarc Disclosure Schedule, Triarc shall not, and shall not permit any of its Subsidiaries to:

(i) authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Triarc or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis to shareholders by one or more Subsidiaries of Triarc and (B) that Triarc may continue to pay regular quarterly cash dividends, which are declared, announced and paid prior to the Closing Date, on the Class A Common Stock and Triarc Class B Common Stock consistent with past practice (not to exceed $0.08 per share per quarter with respect to Class A Common Stock and $0.09 per share per quarter with respect to Triarc Class B Common Stock, in each case as equitably adjusted to reflect any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of such shares);

(ii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly-owned direct or indirect Subsidiary of Triarc which remains a wholly-owned direct or indirect Subsidiary after consummation of such transaction;

(iii) except as required by Triarc Benefit Plans or Triarc Benefit Agreements in effect as of the date of this Agreement or ordinary course annual equity grants thereunder, or as otherwise required by applicable Law (including Section 409A of the Code and regulations issued thereunder) or deemed advisable by the Triarc Board of Directors or a committee thereof to effect or secure compliance with applicable Law (including Section 409A of the Code and regulations issued thereunder) and except for commercially reasonable compensation, benefits or other incentives payable or employment agreements to be executed in connection with the Merger and the integration of the businesses of Triarc and Wendy’s, (A) materially increase the compensation or other benefits payable or provided to Wendy’s current or former directors, officers or employees, other than, in the case of employees that are not Triarc Key Employees in the ordinary course of business consistent with past practice, (B) enter into any employment, change of control, severance, retention, deferred compensation, indemnification or similar agreement with any director, officer or employee of Triarc (except (1) to the extent necessary with respect to a new employee replacing a departing employee, provided that the aggregate annual cost does not exceed $125,000 individually or $500,000 for all such agreements, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance or (3) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment) or (C) except as permitted pursuant to clauses (A) or (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement, Triarc Benefit Plan or Triarc Benefit Agreement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to Triarc;

(iv) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) except for the Triarc Charter Amendment and the amendment of Triarc’s bylaws pursuant to an amendment in the form attached hereto as Exhibit F, adopt any amendments to Triarc’s Certificate of Incorporation or Triarc’s Bylaws or similar applicable charter documents;

(vi) except for transactions among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned direct or indirect Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Triarc or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option, or cause to be vested any unvested Triarc Share-Based Award, under any Triarc Share Plans (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable Triarc stock options or unvested Triarc Share-Based Awards outstanding on the date of this Agreement), other than (A) issuances of Common Shares in respect of any exercise of Triarc stock options and settlement of any Triarc Share-Based Awards outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 5.1(c) and (B) the sale of Common Shares pursuant to the exercise of options to purchase Common Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) except for (x) transactions among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned Subsidiaries or for (y) the forfeiture and satisfaction of Triarc stock-based awards, the acceptance of shares of Triarc capital stock as payment for the exercise price of Triarc stock options or for withholding taxes incurred in connection with the exercise of Triarc stock options or the vesting or satisfaction of Triarc stock-based awards, in each case in accordance with past practice, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any Indebtedness for borrowed money among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than, such existing Indebtedness and (z) does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger, (C) guarantees by Triarc or one of its Subsidiaries of Indebtedness for borrowed money of Triarc or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(c), (D) Indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) Indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Triarc or any of its Subsidiaries other than in accordance with clauses (A)-(D);

(ix) except for transactions among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and except (A) pursuant to existing agreements or other arrangements in effect prior to the execution of this Agreement and, in each case, listed in Section 4.20 of the Triarc Disclosure Schedule or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x) modify, amend, terminate or waive any rights under any Triarc Material Contract, Triarc Real Property Lease or Triarc JV Contract that would be a Triarc Material Contract, Triarc Real Property Lease or Triarc JV Contract if in effect on the date of this Agreement, in any manner the effect of which is, individually or in the aggregate, materially adverse to Triarc and its Subsidiaries taken as a whole;

(xi) enter into any Contract that would be a Triarc Material Contract or Triarc Real Property Lease or Triarc JV Contract if in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(xii) acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership, joint venture or other business organization or division thereof or any assets, having a value in excess of $10 million individually or $25 million in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii) authorize or make any capital expenditures, other than (A) in accordance with Triarc’s capital expenditures plan previously provided to Wendy’s in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $10 million;

(xiv) open or close, or commit to open or close, any restaurant location, in each case other than in the ordinary course of business consistent with past practice;

(xv) make any loans, advances or capital contributions to, or investments in, any Person, in each case other than (A) in connection with the Financing or in the ordinary course of business consistent with past practice or (B) loans and advances to Triarc or a wholly-owned Subsidiary of Triarc by a wholly-owned Subsidiary of Triarc, or loans, advances, capital contributions to, or investments in, a wholly-owned Subsidiary of Triarc or loans, advances and capital contributions which do not exceed $5 million in the aggregate;

(xvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Triarc Affiliate Transaction other than amendments of any Affiliate Transaction in existence on the date of this Agreement that is listed in Section 4.26 of the Triarc Disclosure Schedule or disclosed in the Filed Triarc SEC Documents, which amendment involves an amount not in excess of $500,000;

(xvii) abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Triarc, or any of its Subsidiaries (other than the Merger or a merger of two or more wholly-owned Subsidiaries of Triarc);

(xix) write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to Triarc and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as may be required by GAAP or applicable Law;

(xx) waive, settle, satisfy or compromise any Action, other than any Action not in excess of $3 million individually or $15 million in the aggregate, or waive, settle, satisfy or compromise any pending or threatened Action arising out of or related to this Agreement or the transactions contemplated hereby;

(xxi) enter into any Triarc Franchise Agreement for an individual Triarc Franchised Restaurant, except (A) pursuant to, and on the same material terms as, the form Triarc Franchise Agreement attached to Triarc’s then-current UFOC or IFOC, (B) substantially in the form of a Triarc Franchise Agreement previously signed by such Triarc Franchisee or (C) in connection with the transfer of such Triarc Franchised Restaurant from one Triarc Franchisee to another Triarc Franchisee; enter into any Triarc Franchise Agreement which is an area development agreement other than in the ordinary course of business consistent with past practice; amend its current UFOC or any IFOC, except in compliance with applicable Law or as expressly contemplated herein; enter into any Contract with a franchise broker in any United States Jurisdiction; or, except to the extent any such termination is consistent with past practice and would not have a Triarc Material Adverse Effect, terminate a Triarc Franchisee;

(xxii) subject to any applicable exemptions in any United States Jurisdiction Law, (i) offer or sell any Triarc Franchise in a United States Jurisdiction unless and until its franchise registrations, current UFOC and other franchise disclosure documents have been amended to include a disclosure, in form reasonably acceptable to Triarc, disclosing, among other things, this Agreement, the Merger and the other transactions contemplated by this Agreement or (ii) offer or sell any Triarc Franchise in a non-United States Jurisdiction except in compliance with applicable disclosure requirements under non-United States Jurisdiction Laws; or

(xxiii) agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(d) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Triarc and its Subsidiaries shall:

(i) prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Triarc Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii) fully and timely pay all material Taxes due and payable in respect of such Triarc Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of Triarc;

(iii) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Triarc Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(iv) promptly notify Wendy’s of any material Action or audit pending or threatened against Triarc or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(v) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of Wendy’s;

(vi) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of Wendy’s; and

(vii) terminate all Tax allocation, indemnification or sharing agreements to which Triarc or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among Triarc and any of its Subsidiaries).

(e) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Wendy’s and its Subsidiaries shall:

(i) prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Wendy’s Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii) consult with Triarc with respect to all material closing agreements, issue resolution agreements and other agreements or confirmations to be executed or entered into or received by Wendy’s or any of its Subsidiaries with or from the IRS in connection with the CAP;

(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of Wendy’s;

(iv) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Wendy’s Post-Signing Returns is due prior to the Closing Date in a manner consistent with past practice;

(v) promptly notify Triarc of any material Action or audit pending or threatened against Wendy’s or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(vi) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of Triarc;

(vii) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of Triarc; and

(viii) terminate all Tax allocation, indemnification or sharing agreements to which Wendy’s or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among Wendy’s and any of its Subsidiaries and the Tax Sharing Agreement by and between Wendy’s and Tim Hortons Inc., dated March 29, 2006).

(f) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Merger Sub shall not, without the prior written consent of Wendy’s: (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities of Merger Sub, (ii) incur any obligations or liabilities or enter into any Contract other than in furtherance of the transactions contemplated hereby or (iii) authorize any of, or commit or agree to take, any of the foregoing actions.

SECTION 5.2. Investigation.

(a) Prior to the earlier of the Effective Time and the Termination Date, each of Triarc and Wendy’s shall afford to the other party and to each of the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources (and their advisors) and agents and other representatives (collectively, “Representatives”) reasonable access upon at least one Business Day’s prior notice during normal business hours to its and its Subsidiaries’ officers, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the other party and their respective Representatives with financial, operating and other data and information as the other party may from time to time reasonably request. Notwithstanding the foregoing, neither party shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of such party’s Subsidiaries, would cause a violation of any agreement to which such party or any of such party’s Subsidiaries is a party (although each party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause a reasonable risk of a loss of a privilege to such party’s or any of such party’s Subsidiaries or would constitute a violation of any applicable Law, nor shall such party or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the other party or any of its Subsidiaries. The parties agree that no information discovered by any party or its Representatives in the course of any investigation pursuant to this Section 5.2(a) shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party contained in this Agreement.

(b) Triarc hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be subject to the terms of, the Confidentiality Agreement, dated August 27, 2007, between Wendy’s, Triarc and Trian Fund Management, L.P. (the “Triarc Confidentiality Agreement”).

(c) Wendy’s hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material as such term is used in, and shall be subject to the terms of the Confidentiality Agreement, dated January 23, 2008, between Wendy’s and Triarc (the “Wendy’s Confidentiality Agreement”).

SECTION 5.3. No Solicitation.

A. No Triarc Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time and the Termination Date, Triarc shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any other Representative of, Triarc or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any inquiries concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Triarc Takeover Proposal, (ii) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Triarc Takeover Proposal, (iii) provide any non-public information regarding Triarc and its Subsidiaries to any third party or engage in any negotiations or discussions in connection with any Triarc Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (iv) approve or recommend a Triarc Takeover Proposal, (v) submit to the stockholders of Triarc for their approval or adoption any Triarc Takeover Proposal or (vi) agree or publicly announce any intention to take any of the foregoing actions.

(b) From the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Triarc Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Wendy’s, the Triarc Recommendation or the approval by the Triarc Board of Directors or such committee of this Agreement or the Merger (a “Triarc Recommendation Withdrawal”); provided, that at any time prior to obtaining the Triarc Stockholder Approval, the Triarc Board of Directors or such committee may effect a Triarc Recommendation Withdrawal if, and only if, (x) the Triarc Board of Directors or such committee determines in good faith, after consultation with its outside counsel and its outside financial advisor, that failing to take any such action would be inconsistent with its fiduciary duties under applicable Law and (y) in the case of any Triarc Recommendation Withdrawal (other than a Triarc Recommendation Withdrawal in connection with Triarc’s entering into a definitive agreement for, or approving or recommending a Triarc Superior Proposal, which shall be governed by Section 5.3(A)(d)), Triarc provides to Wendy’s at least one (1) Business Day’s prior written notice of its intention to effect a Triarc Recommendation Withdrawal.

(c) Notwithstanding anything to the contrary contained in Section 5.3(A)(a), if at any time prior to obtaining the Triarc Stockholder Approval, (i) Triarc has received a bona fide written Triarc Takeover Proposal from a third party that did not result from a breach of Sections 5.3(A)(a) or 5.3(A)(b) and (ii) the Triarc Board of Directors determines in good faith, after consultation with its outside financial advisor and its outside counsel, that the Triarc Takeover Proposal constitutes or would reasonably be expected to result in a Triarc Superior Proposal, then Triarc may (A) provide information regarding Triarc and its Subsidiaries to the person or persons making such Triarc Takeover Proposal and their respective Representatives and financing sources and (B) engage in negotiations or discussions with the person or persons making such Triarc Takeover Proposal and their respective Representatives and financing sources; provided that (x) Triarc will not, and will not allow its Representatives to, disclose any non-public information to any person or persons making such Triarc Takeover Proposal or their respective Representatives or financing sources unless the person or persons making the Triarc Takeover Proposal enter into an Acceptable Triarc Confidentiality Agreement and (y) Triarc will promptly (and in any event within one (1) Business Day) provide to Wendy’s any non-public information provided to such person or persons making such Triarc Takeover Proposal or their respective Representatives or financing sources that was not previously provided to Wendy’s. Triarc shall promptly (and in any event within one (1) Business Day) notify Wendy’s in the event it receives a Triarc Takeover Proposal or any request or inquiry that would reasonably be expected to lead to a Triarc Takeover Proposal from any person or group of related persons, including by notifying Wendy’s of the identity of the person or persons making such Triarc Takeover Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Triarc shall promptly (and in any event within one (1) Business Day) notify Wendy’s after beginning to provide non-public information or to engage in negotiations concerning a Triarc Takeover Proposal. Triarc shall inform Wendy’s on a prompt and current basis of any material change in the material terms or conditions of a Triarc Takeover Proposal (it being understood that any change in price shall be deemed to be a material change in a material term) and promptly provide Wendy’s with copies of any written Triarc Takeover Proposals received by Triarc. Promptly upon determination by the Triarc Board of Directors that a Triarc Takeover Proposal constitutes a Triarc Superior Proposal in accordance with Section 5.3(A)(d), Triarc shall deliver to Wendy’s a written notice advising Wendy’s that the Triarc Board of Directors has so determined, specifying the material terms and conditions of such Triarc Superior Proposal (including the terms of the consideration that the holders of Triarc Common Shares will receive per share of Triarc Common Share and including any written agreement providing for a Triarc Superior Proposal and the identity of the person or persons making such Triarc Superior Proposal).

(d) Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Triarc Board of Directors under Section 5.3(A)(b), if, at any time prior to obtaining the Triarc Stockholder Approval, Triarc receives a Triarc Takeover Proposal which the Triarc Board of Directors concludes in good faith, after consultation with its outside financial advisor and its outside counsel, constitutes a Triarc Superior Proposal, Triarc may terminate this Agreement to enter into a definitive agreement with respect to the Triarc Superior Proposal. Triarc may not terminate this Agreement pursuant to the foregoing sentence, and any purported termination pursuant to the foregoing sentence shall be void and of no force or effect, unless Triarc is in compliance in all material respects with this Section 5.3A.

(e) Nothing contained in this Agreement shall prohibit Triarc or the Triarc Board of Directors or any committee thereof from taking and disclosing to the stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Triarc or the Triarc Board of Directors or any committee thereof take, or agree or resolve to take, any action that would constitute a Triarc Recommendation Withdrawal other than in compliance with this Section 5.3(A).

(f) As used in this Agreement, the following terms shall have the following meanings:

(i) “Triarc Takeover Proposal” means any proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets of Triarc and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Triarc, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Triarc or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Triarc, other than the transactions contemplated by this Agreement.

(ii) “Triarc Superior Proposal” means a bona fide written Triarc Takeover Proposal, which proposal was not the result of a breach of this Section 5.3(A), made by a third party that is not an Affiliate of Triarc (A) on terms that the Triarc Board of Directors determines in good faith, after consultation with Triarc’s outside financial advisor and its outside legal counsel, and considering all timing, financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (x) would, if consummated, be more favorable to the holders of Triarc Common Shares from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Wendy’s to the terms of this Agreement in response to a Triarc Takeover Proposal) and (y) is reasonably likely to be completed and (B) for which financing, to the extent required, is then committed or reasonably likely to be obtained; provided that, for the purposes of this definition of “Triarc Superior Proposal”, the term Triarc Takeover Proposal shall have the meaning assigned to such term in Section 5.3(A)(f)(i), except that the references to “20% or more” in the definition of “Triarc Takeover Proposal” shall be deemed to be references to “50% or more”; and

(iii) “Acceptable Triarc Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to Triarc than those contained in the Wendy’s Confidentiality Agreement.

B. No Wendy’s Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time and the Termination Date, Wendy’s shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any other Representative of, Wendy’s or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any inquiries concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Wendy’s Takeover Proposal, (ii) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Wendy’s Takeover Proposal, (iii) provide any non-public information regarding Wendy’s and its Subsidiaries to any third party or engage in any negotiations or discussions in connection with any Wendy’s Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (iv) approve or recommend a Wendy’s Takeover Proposal, (v) submit to the shareholders of Wendy’s for their approval or adoption any Wendy’s Takeover Proposal or (vi) agree or publicly announce any intention to take any of the foregoing actions. Wendy’s shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Wendy’s, any of its Subsidiaries or any Representative of Wendy’s or any of its Subsidiaries, with any persons conducted heretofore with respect to any of the foregoing.

(b) From the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Board of Directors nor any committee thereof (including the Special Committee) shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Triarc or Merger Sub, the Recommendation or the approval by the Board of Directors or such committee of this Agreement or the Merger (a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Wendy’s Shareholder Approval, the Board of Directors or such committee may effect a Recommendation Withdrawal if, and only if, (x) the Board of Directors or such committee determines in good faith, after consultation with its outside counsel and its outside financial advisors, that failing to take any such action would be inconsistent with its fiduciary duties under applicable Law, and (y) in the case of any Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with Wendy’s entering into a definitive agreement for, or approving or recommending a Wendy’s Superior Proposal, which shall be governed by Section 5.3(B)(d)), Wendy’s provides to Triarc at least one (1) Business Day’s prior written notice of its intention to effect a Recommendation Withdrawal.

(c) Notwithstanding anything to the contrary contained in Section 5.3(B)(a), if at any time prior to obtaining the Wendy’s Shareholder Approval, (i) Wendy’s has received a bona fide written Wendy’s Takeover Proposal from a third party that did not result from a breach of Sections 5.3(B)(a) or 5.3(B)(b) and (ii) the Board of Directors (or the Special Committee, if then in existence) determines in good faith, after consultation with its outside financial advisors and its outside counsel, that the Wendy’s Takeover Proposal constitutes or would reasonably be expected to result in a Wendy’s Superior Proposal, then Wendy’s may (A) provide information regarding

Wendy’s and its Subsidiaries to the person or persons making such Wendy’s Takeover Proposal and their respective Representatives and financing sources and (B) engage in negotiations or discussions with the person or persons making such Wendy’s Takeover Proposal and their respective Representatives and financing sources; provided that (x) Wendy’s will not, and will not allow its Representatives to, disclose any non-public information to any person or persons making such Wendy’s Takeover Proposal or their respective Representatives or financing sources unless the person or persons making the Wendy’s Takeover Proposal enter into an Acceptable Wendy’s Confidentiality Agreement and (y) Wendy’s will promptly (and in any event within one (1) Business Day) provide to Triarc any non-public information provided to such person or persons making such Wendy’s Takeover Proposal or their respective Representatives or financing sources that was not previously provided to Triarc. Wendy’s shall promptly (and in any event within one (1) Business Day) notify Triarc in the event it receives a Wendy’s Takeover Proposal or any request or inquiry that would reasonably be expected to lead to a Wendy’s Takeover Proposal from any person or group of related persons, including by notifying Triarc of the identity of the person or persons making such Wendy’s Takeover Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Wendy’s shall promptly (and in any event within one (1) Business Day) notify Triarc after beginning to provide non-public information or to engage in negotiations concerning a Wendy’s Takeover Proposal. Wendy’s shall inform Triarc on a prompt and current basis of any material change in the material terms or conditions of a Wendy’s Takeover Proposal (it being understood that any change in price shall be deemed to be a material change in a material term) and promptly provide Triarc with copies of any written Wendy’s Takeover Proposals received by Wendy’s. Promptly upon determination by the Board of Directors (or the Special Committee, if then in existence) that a Wendy’s Takeover Proposal constitutes a Wendy’s Superior Proposal in accordance with Section 5.3(B)(d), Wendy’s shall deliver to Triarc a written notice advising Triarc that the Board of Directors (or the Special Committee, if then in existence) has so determined, specifying the material terms and conditions of such Wendy’s Superior Proposal (including the terms of the consideration that the holders of shares of Common Shares will receive per share of Common Share and including any written agreement providing for a Wendy’s Superior Proposal and the identity of the person or persons making such Wendy’s Superior Proposal).

(d) Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Board of Directors under Section 5.3(B)(b), if, at any time prior to obtaining the Wendy’s Shareholder Approval, Wendy’s receives a Wendy’s Takeover Proposal which the Board of Directors (or the Special Committee, if then in existence) concludes in good faith, after consultation with its outside financial advisors and its outside counsel, constitutes a Wendy’s Superior Proposal, Wendy’s may terminate this Agreement to enter into a definitive agreement with respect to the Wendy’s Superior Proposal. Wendy’s may not terminate this Agreement pursuant to the foregoing sentence, and any purported termination pursuant to the foregoing sentence shall be void and of no force or effect, unless Wendy’s is in compliance in all material respects with this Section 5.3(B) and prior to or concurrently with such termination Wendy’s pays the Triarc Expenses payable pursuant to Section 7.2; and the Board of Directors may not terminate this Agreement pursuant to the foregoing sentence unless Wendy’s shall have provided prior written notice (“Superior Proposal Notice”) to Triarc, at least three (3) Business Days in advance of its intention to terminate this Agreement to enter into a definitive agreement with respect to a Wendy’s Superior Proposal (it being understood that delivering a Superior Proposal Notice, or disclosure thereof, shall not in and of itself entitle Triarc to terminate this Agreement pursuant to Section 7.1(j)); provided, further, that in the event of any material change to the material terms of a Wendy’s Superior Proposal (it being understood that a change in price shall be deemed to be a material change to a material term), Wendy’s shall deliver to Triarc a written notice specifying the material terms and conditions of such modified Wendy’s Superior Proposal (including the terms of the consideration that the holders of shares of Common Shares will receive and including any written agreement providing for a Wendy’s Superior Proposal and the identity of the Person making such Wendy’s Superior Proposal), and if the three (3) Business Day period referenced above would otherwise expire within forty-eight (48) hours after delivery of such notice, such period shall be extended until forty-eight (48) hours from delivery of the notice. To the extent that Triarc proposes changes to the terms of this Agreement during the three (3) Business Day period referred to above (as extended), Wendy’s shall negotiate in good faith with Triarc with respect to such changes during such period.

(e) Nothing contained in this Agreement shall prohibit Wendy’s or its Board of Directors or any committee thereof (including the Special Committee) from taking and disclosing to the shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Wendy’s or its Board of Directors or any committee thereof (including the Special Committee) take, or agree or resolve to take, any action that would constitute a Recommendation Withdrawal other than in compliance with this Section 5.3(B).

(f) As used in this Agreement, the following terms shall have the following meanings:

(i) “Wendy’s Takeover Proposal” means any proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets of Wendy’s and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Wendy’s, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Wendy’s or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Wendy’s, other than the transactions contemplated by this Agreement.

(ii) “Wendy’s Superior Proposal” means a bona fide written Wendy’s Takeover Proposal, which proposal was not the result of a breach of this Section 5.3(B), made by a third party that is not an Affiliate of Wendy’s (A) on terms that the Special Committee or the Board of Directors determines in good faith, after consultation with Wendy’s or the Special Committee’s independent financial advisors and its outside legal counsel, and considering all timing, financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (x) would, if consummated, be more favorable to the holders of Common Shares from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Triarc to the terms of this Agreement in response to a Wendy’s Takeover Proposal) and (y) is reasonably likely to be completed and (B) for which financing, to the extent required, is then committed or reasonably likely to be obtained; provided that, for the purposes of this definition of “Wendy’s Superior Proposal”, the term Wendy’s Takeover Proposal shall have the meaning assigned to such term in Section 5.3(f)(i), except that the references to “20% or more” in the definition of “Wendy’s Takeover Proposal” shall be deemed to be references to “50% or more”; and

(iii) “Acceptable Wendy’s Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to Wendy’s than those contained in the Triarc Confidentiality Agreement.

SECTION 5.4. Filings; Other Actions.

(a) Each of Wendy’s, Triarc and Merger Sub shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement, including in connection with preparation and delivery of the Transaction SEC Filings. In connection with the Merger and the Wendy’s Meeting, and the Triarc Meeting, Wendy’s and Triarc, as appropriate, shall prepare and file with the SEC the Transaction SEC Filings, and Wendy’s and Triarc, as appropriate, shall use reasonable best efforts to respond to the comments of the SEC and have the Form S-4 declared effective by the SEC under the Securities Act and thereafter to cause the Proxy Statement to be mailed to Wendy’s shareholders and Triarc’s stockholders, all as promptly as reasonably practicable and use all reasonable efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger; provided, however, that prior to the filing of the Transaction SEC Filings, the parties shall consult with each other party with respect to such filings and shall afford each other party and its Representatives reasonable opportunity to comment thereon. Each party shall provide any other party with any information for inclusion in the Transaction SEC Filings which may be required under applicable Law or which is reasonably requested by each other party. Each party shall notify each other party of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Transaction SEC Filings or for additional information, and will promptly supply to such other party copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Transaction SEC Filings or the Merger. Each of Wendy’s, Triarc and Merger Sub shall use reasonable best efforts to resolve all SEC comments with respect to the Transaction SEC Filings and any other required filings as promptly as practicable after receipt thereof. Each of Wendy’s, Triarc and Merger Sub agree to correct any information provided by it for use in the Transaction SEC Filings which shall have become false or misleading in any material respect. Each party will promptly notify the other parties if at any time prior to the Wendy’s Meeting or Triarc Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Transaction SEC Filings. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Wendy’s shareholders and Triarc’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its shareholders (or stockholders) under applicable Law.

(b) Wendy’s and Triarc shall cooperate with each other in order to have lifted any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, Wendy’s shall (i) take all action necessary in accordance with the OGCL and the Wendy’s Articles and Wendy’s Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Wendy’s Shareholder Approval (the “Wendy’s Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Wendy’s Meeting no later than 40 days after mailing the Proxy Statement, unless a later date is mutually agreed by Wendy’s and by Triarc), (ii) include in the Proxy Statement the Recommendation and (iii) use all reasonable efforts to solicit from its shareholders proxies to secure the Wendy’s Shareholder Approval.

(d) Subject to the other provisions of this Agreement, Triarc shall (i) take all action necessary in accordance with the DGCL and Triarc’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Triarc Stockholder Approval (the “Triarc Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Triarc Meeting no later than 40 days after mailing the Proxy, Statement, unless a later date is mutually agreed by Wendy’s and by Triarc), (ii) include in the Proxy Statement the recommendation of Triarc’s board of directors that its stockholders grant the Triarc Stockholder Approval and (iii) use all reasonable efforts to solicit from its stockholders proxies to secure the Triarc Stockholder Approval. Triarc shall, in its capacity as the sole shareholder of Merger Sub, approve this Agreement and the consummation of the transactions contemplated hereby.

SECTION 5.5. Stock Options and Other Share-Based Awards; Employee Matters.

(a) Wendy’s Stock Options and Other Share-Based Awards.

(i) Wendy’s shall take all requisite action so that, as of the Effective Time, each option to purchase Common Shares outstanding immediately prior to the Effective Time (“Wendy’s Stock

Options”) granted under the Wendy’s Share Plans is converted (as converted, a “Converted Stock Option”), by virtue of the Merger and without any action on the part of the holder of that Wendy’s Stock Option, into an option exercisable for that number of shares of Class A Common Stock equal to the product of (i) the aggregate number of Common Shares for which such Wendy’s Stock Option was exercisable and (ii) the Exchange Ratio, rounded up to the nearest whole share except as required to avoid adverse tax consequences under Code Section 409A (in which case it shall be rounded down). The exercise price per share of such Converted Stock Option shall be equal to (x) the aggregate exercise price of such Wendy’s Stock Option immediately prior to the Effective Time divided by (y) the number of shares of Class A Common Stock for which such Converted Stock Option shall be exercisable, as determined in accordance with the prior sentence, rounded down to the nearest cent; provided, however, that such number of shares of Class A Common Stock shall be rounded up to the nearest whole share, and/or such exercise price shall be rounded down to the nearest whole cent, if necessary to avoid adverse tax consequences under Section 409A of the Code. Prior to the Effective Time, Wendy’s shall make such amendments and take such other actions with respect to the Wendy’s Share Plans as shall be necessary to effectuate the adjustment referred to in this Section 5.5(a)(i), including notifying all participants in the Wendy’s Share Plans of such adjustment. All Converted Stock Options shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Wendy’s Share Plan (or any other agreement to which such Converted Stock Option was subject immediately prior to the Effective Time) except as otherwise provided for herein.

(ii) Wendy’s shall take all requisite action so that, as of the Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Wendy’s Share Plans or Wendy’s Benefit Plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than awards of restricted Common Shares (the “Restricted Shares”), and other than Wendy’s Stock Options and Common Shares held in the Profit Sharing and Savings Plan Trust (each, other than Restricted Shares, Wendy’s Stock Options and Common Shares held in the Profit Sharing and Savings Plan Trust, a “Wendy’s Share-Based Award”), and other than Wendy’s Performance Units, whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares, shall ( as converted, a “Converted Stock-Based Award”) be converted by virtue of the Merger and without any action on the part of the holder of that Wendy’s Stock-Based Award, into an award with respect to a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of Common Shares Subject to such Wendy’s Stock-Based Award, multiplied by the (ii) Exchange Ratio, rounded down to the nearest whole share. All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Wendy’s Stock-Based Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time) except as otherwise provided herein. Prior to the Effective Time, Wendy’s shall make such amendments and take such other actions with respect to the Wendy’s Stock-Based Award Plans as shall be necessary to effectuate the adjustment referred to in this Section 5.5(a)(ii), including notifying all participants in the Wendy’s Stock-Based Award Plans of such adjustment.

(iii) Immediately prior to the Effective Time, each award of restricted Common Shares (the “Restricted Shares”) shall be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. For the purposes of Section 2.1 and Section 2.2, all references to Common Shares shall be deemed to include Restricted Shares.

(iv) Wendy’s shall take all requisite action so that, as of the Effective Time, each performance unit granted under the Wendy’s Share Plans (each, a “Wendy’s Performance Unit”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares and shall be converted into the right to receive, following the Effective Time at the time specified under the applicable Wendy’s Share Plan under which it was granted, an amount in cash in U.S. dollars equal to (A) the product of (i) the Fair

Market Value (as defined in such applicable Wendy’s Share Plan of a Common Share on the date on which the Effective Time occurs and (ii) the number of Common Shares underlying such Wendy’s Performance Units that are deemed to have vested in connection with the transactions contemplated by this Agreement less (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(v) As soon as practicable following the date hereof, the Compensation Committee of the Board of Directors shall make such adjustments and amendments with the consent of Triarc (with such consent not to be unreasonably withheld, conditioned or delayed) (and provide copies of any documents reflecting such adjustments or amendments to Triarc, at least 10 days prior to the Effective Time) to or make such determinations with respect to Wendy’s Stock Options, Wendy’s Share-Based Awards and Restricted Shares as are necessary to implement the foregoing provisions of this Section 5.5(a) and to ensure that no holder of a Wendy’s Stock Option or Wendy’s Share-Based Award has any right to receive Common Shares following the Effective Time.

(b) Employee Matters.

(i) Subject to applicable collective bargaining agreements, for the period immediately following the Effective Time until December 31, 2008, Triarc and the Surviving Corporation shall provide, or shall cause to be provided, to employees of Wendy’s and its Subsidiaries who remain employed with the Surviving Corporation (“Wendy’s Employees”), (A) base salary (or wages) that are no less favorable than those in effect for each Wendy’s Employee immediately prior to the Effective Time, (B) annual cash bonus opportunities that are no less favorable than those in effect for the Wendy’s Employees immediately prior to the Effective Time (provided the bonus opportunities may be adjusted in order to prevent inappropriate enlargement or dilution) and (C) the existing Wendy’s employee benefits (excluding (i) benefits under plans providing for the issuance of Common Shares or based on the value of Common Shares and (ii) extended health care coverage other than pursuant to COBRA).

(ii) Subject to applicable collective bargaining agreements, from January 1, 2009 until December 31, 2009, Triarc and the Surviving Corporation shall provide, or shall cause to be provided, to Wendy’s Employees, (A) base salary (or wages) and annual cash bonus opportunities in the aggregate that are substantially equivalent to those in effect for each Wendy’s Employee immediately prior to the Effective Time and (B) employee benefits (excluding extended health care coverage other than pursuant to COBRA) that, in the aggregate, are not less favorable than the employee benefits (excluding extended health care coverage other than pursuant to COBRA) provided to Wendy’s Employees immediately prior to the Effective Time.

(iii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Triarc and its Subsidiaries providing benefits to any Wendy’s Employees after the Effective Time (the “New Plans”), each Wendy’s Employee shall be credited with his or her years of service with Wendy’s and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Wendy’s Employee was entitled, before the Effective Time, to credit for such service under any similar Wendy’s Employee benefit plan in which such Wendy’s Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Wendy’s Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Wendy’s Benefit Plan in which such Wendy’s Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Wendy’s Employee, Triarc shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Wendy’s Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of Wendy’s or its Subsidiaries in which such Wendy’s Employee participated immediately prior to the Effective Time, and Triarc shall cause any eligible expenses incurred by such Wendy’s Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv) Nothing in this Agreement shall be construed to require Triarc or any of its Subsidiaries to continue the employment of any specific person or persons or to maintain any specific benefit plan or arrangement (other than as required by Section 5.5(b)(i) and (b)(ii)).

(v) Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Wendy’s who is a covered person of Wendy’s for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Common Shares or options or other rights to acquire Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(vi) Prior to the Effective Time, the Triarc Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer, director or employee of Wendy’s who will be a covered person of Triarc for purposes of Section 16 of shares of Class A Common Stock or options or other rights to acquire shares of Class A Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(vii) Prior to the Closing, Wendy’s shall take such actions as are necessary (including making cash contributions) to ensure that the Wendy’s defined benefit pension plans that are to be terminated pending approval from the IRS (the Crew Plan and the ABP Plan, as described in Note 13 to the Consolidated Financial Statements contained in the Wendy’s 10-K) are not underfunded (that is, the amount of the liabilities of the plan to its participants and beneficiaries (including settlement distribution payments to participants and beneficiaries in respect of the termination of the plan), as measured on the applicable plan termination basis, exceeds the market value of the plan’s assets available for distribution to the plan’s participants and beneficiaries) (individually or in the aggregate) by an amount in excess of $10,000,000 as of the Closing.

SECTION 5.6. Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, and except where a different standard of effort is provided in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Wendy’s Approvals and the Triarc Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the issuance or reissuance of any and all required state, country or local licenses or permits required for the operation of Wendy’s and Triarc’s business as currently conducted, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary contained herein, it is understood and agreed that prior to the Effective Time, unless Wendy’s has obtained the prior written consent of Triarc, in no event shall Wendy’s or any of its Subsidiaries pay or commit to pay any fee, penalty or other consideration in excess of $25,000 individually or $2,000,000 in the aggregate to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any Wendy’s Real Property Lease or Contract.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Wendy’s and Triarc shall (i) promptly, but in no event later than fifteen (15) Business Days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act and the Competition Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Wendy’s or Triarc, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Wendy’s and Triarc shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity with respect thereto. Each of Wendy’s and Triarc agrees not to (x) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (y) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (z) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Wendy’s and Triarc shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither Triarc nor Wendy’s, nor any of their respective Subsidiaries shall be obligated to agree, and neither Wendy’s, Triarc nor any of their respective Subsidiaries shall agree without the other party’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Triarc, Wendy’s, their respective Subsidiaries or affiliates or their and their respective

Subsidiaries’ or affiliates’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Triarc, Wendy’s or their respective Subsidiaries or affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Triarc or Wendy’s or their respective Subsidiaries or affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

(e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914,the Competition Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, as the foregoing may be amended from time to time.

SECTION 5.7. Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each party hereto and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 5.8. Public Announcements. Wendy’s and Triarc will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and neither shall issue any such press release or other public statement or comment without the other’s prior consultation, except as may be required by applicable Law or by the rules or regulations of the SEC or any applicable national securities exchange. Triarc and Wendy’s agree to issue a joint press release announcing this Agreement.

SECTION 5.9. Indemnification and Insurance.

(a) The Surviving Corporation shall honor all of Wendy’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of Wendy’s and any of its Subsidiaries, and any other employees who have executed individual indemnity agreements as set forth on Section 5.9(a) of the Wendy’s Disclosure Schedule (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time, to the extent that such obligations of Wendy’s and such Subsidiaries, exist on the date of this Agreement, whether pursuant to the Wendy’s Articles, the Wendy’s Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger, and shall continue in full force and effect in accordance with the terms of such Wendy’s Articles, Wendy’s Regulations and individual indemnity agreements from the Effective Time, until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions. The articles of incorporation and regulations of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present officers and directors than are set forth in the Wendy’s Articles and the Wendy’s Regulations, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time, in any manner that would adversely affect the rights thereunder of any such individuals.

(b) From and after the Effective Time, to the fullest extent permitted by law, Triarc shall, and shall cause the Surviving Corporation to indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements and fees and disbursements of experts and witnesses), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed)) (collectively, “Losses”), as incurred

(payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation (an “Action”), in respect of actions or omissions occurring at or prior to the Effective Time, in connection with such Indemnified Party’s duties as an officer, director or employee of Wendy’s or any of its respective Subsidiaries, including with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement. In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) Wendy’s may obtain (but only with Triarc’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), at or prior to the Effective Time, prepaid (so-called “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time covering each Indemnified Party on terms with respect to such coverage and amounts not materially less favorable, taken as a whole to any Indemnified Party, than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of the other party, such party may not expend for any twelve (12) month period therefor in excess of 250% of the amount paid by Wendy’s for coverage for the period of twelve (12) months beginning on September 30, 2007. If Wendy’s does not obtain “tail” insurance as contemplated by the immediately preceding sentence, then, for a period of six (6) years from the Effective Time the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Wendy’s and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms with respect to coverage and amounts not materially less favorable, taken as a whole, than those of such policies in effect on the date of this Agreement; provided, further, that after the Effective Time the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Wendy’s and/or Triarc prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as is reasonably practicable for such amount.

(d) Each of Triarc and Wendy’s shall pay all reasonable expenses, including reasonable attorneys’ fees and fees and disbursements of experts and witnesses, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or code of regulations or other organization documents of Wendy’s, Triarc or any of their Subsidiaries or the Surviving Corporation, or any other indemnification arrangement, the DGCL, the OGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) If Triarc, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Triarc or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10. Control of Operations. Nothing contained in this Agreement shall give Triarc, directly or indirectly, the right to control or direct Wendy’s operations prior to the Effective Time. Prior to the Effective Time, Wendy’s shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement shall give Wendy’s, directly or indirectly, the right to control or direct Triarc’s operations prior to the Effective Time. Prior to the Effective Time, Triarc shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 5.11 Intentionally omitted.

SECTION 5.12. No Other Representations or Warranties. Except for the representations and warranties contained in Article III, neither Wendy’s nor any person on behalf of Wendy’s makes any other express or implied representation or warranty with respect to Wendy’s or any of its Subsidiaries or with respect to any other information provided to Triarc or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in Article IV, none of Triarc or Merger Sub or any other person on behalf of Triarc or Merger Sub makes any other express or implied representation or warranty with respect to Triarc or any of its Subsidiaries or with respect to any other information provided to Wendy’s in connection with the transactions contemplated hereby. Neither Wendy’s nor any other person will have or be subject to any liability or indemnification obligation to Triarc or Merger Sub or any other person resulting from the distribution to Triarc or Merger Sub, or Triarc’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Triarc or Merger Sub in “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III. None of Triarc, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to Wendy’s or any other person resulting from the distribution to Wendy’s or Wendy’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Wendy’s in “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III.

SECTION 5.13. Rights Plan. Wendy’s shall take all further action (in addition to that referred to in Section 3.19) necessary in order to render the rights granted under the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, Wendy’s shall not terminate, waive any provision of, exempt any Person (other than Triarc and Merger Sub) from or amend the terms of the Rights Plan (or redeem the rights granted under the Rights Plan).

SECTION 5.14. Wendy’s Debt Obligations. Wendy’s shall deliver or cause to be delivered, such officers certificates, opinions of counsel and supplemental indentures, if any, required by the Indentures governing Wendy’s 6.250% Senior Notes due 2011, 6.20% Senior Notes due 2014 and 7.00% Debentures due 2025, necessary to effect the Merger in compliance with such Indentures and without any default or event of default arising as a result of the consummation of the merger.

SECTION 5.15. Stock Exchange Listing. Triarc shall use its reasonable best efforts to cause the shares of Class A Common Stock to be issued in the Merger and upon the reclassification of the Class B Common Stock of Triarc into shares of Class A Common Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.16. Tax Matters. From and after the date of this Agreement and until the earlier of the Effective Time and the Termination Date, each party shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties, knowingly take any actions or cause any actions to be taken which would reasonably be expected to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.

SECTION 5.17. Triarc Board; Ticker Symbol.

(a) Triarc shall take all requisite action to cause, effective as of the Effective Time, the board of directors of Triarc to consist of twelve members, all of whom shall be elected annually, 10 of which shall be current directors of Triarc and two of which shall be current Wendy’s directors designated by Wendy’s and reasonably acceptable to Triarc. The two Wendy’s designees shall be nominated for election at the next meeting of Triarc’s stockholders at which directors are to be elected. At the first meeting of the board of directors of Triarc following the Effective Time, the board shall elect one of its members to the position of chairman.

(b) Triarc shall seek the approval of the New York Stock Exchange to change the ticker symbol for its Class A Common Stock listed on the New York Stock Exchange to “WEN” from and after the Effective Time.

SECTION 5.18. Maintenance of Business Operations. For a period of five years following the Closing Date, Triarc shall not propose or recommend to its stockholders an amendment to Section 3 of Article 1 of its Bylaws (as in effect immediately following the Effective Time).

SECTION 5.19. Triarc Transaction Support. Subject to applicable proxy solicitation rules and all other applicable Laws, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, beginning as soon as practicable after the date hereof, Triarc will cause key officers of Triarc, including Roland Smith, the person to be the Chief Operating Officer of Wendy’s following the Effective Date and the person to be the Chief Marketing Officer of Wendy’s after the Effective Date, to make themselves available for meetings (in person except where reasonably impractical to do so) with up to 20 Wendy’s shareholders and 20 Wendy’s franchisees, in each case as identified from time to time by Wendy’s in consultation with Triarc, for the purpose of informing such shareholders and franchisees regarding the business of Triarc and its Subsidiaries and the business plan and prospects for the combination of Wendy’s and Triarc.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Wendy’s Shareholder Approval and the Triarc Stockholder Approval shall have been obtained and the Triarc Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

(b) No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been adopted or entered and shall continue to be in effect.

(c) (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated, (ii) if the Merger is pre-merger notifiable under part (ix) of the Competition Act, the Commissioner of Competition (the “Commissioner”) shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act; or (A) the applicable waiting period under section 123 of the Competition Act has expired, been terminated or waived pursuant to section 113(c) of the Competition Act and (B) the Commissioner shall have advised Triarc and Wendy’s, in writing, on terms satisfactory to Triarc and Wendy’s that she has no intention to file an application under Part VIII of the Competition Act in connection with and upon the reclassification of the Class B Common Stock of Triarc into shares of Class A Common Stock and the Merger and (iii) any other Wendy’s Approvals or Triarc Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement shall have been obtained, other than (x) with respect to Wendy’s, any Wendy’s Approvals the failure to obtain which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, and (y) with respect to Triarc, any Triarc Approvals the failure to obtain which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(d) The Form S-4 shall have been declared effective under the Securities Act, no stop order suspending the effectiveness thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e) The shares of Class A Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

SECTION 6.2. Conditions to Obligation of Wendy’s to Effect the Merger. The obligation of Wendy’s to effect the Merger is further subject to the fulfillment of the following conditions:

(a) The representations and warranties of Triarc and Merger Sub set forth in this Agreement (other than those contained in Sections 4.2(a), 4.3(a), 4.3(b), 4.3(c) and 4.19 which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Triarc Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. The representations and warranties set forth in Sections 4.2(a), 4.3(a), 4.3(b), 4.3(c) and 4.19 shall be true and correct in all respects (except, in the case of Sections 4.3(a), 4.3(b) and 4.3(c), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b) Triarc shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Triarc shall have delivered to Wendy’s a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Triarc shall have prepared amendments to each Current UFOC and each Current IFOC satisfactory to Wendy’s and filed applications for registration of each amended Current UFOC and each amended current IFOC where required by applicable Laws, so that Triarc Franchise Agreements can be entered into in accordance with applicable Law by Triarc or any of its Subsidiaries immediately after the Merger is effected.

(e) Consistent with Section 2.2(c), Triarc shall have caused to be deposited with the Exchange Agent shares of Class A Common Stock in an aggregate amount sufficient to pay the Merger Consideration in respect of all Common Shares.

(f) Wendy’s shall have received the opinion of Winston & Strawn LLP, counsel to Wendy’s, or other counsel reasonably acceptable to Wendy’s, dated as of the Closing Date, in form and substance reasonably satisfactory to Wendy’s, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization as described in Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from such persons and in such form and substance as may reasonably be required by Winston & Strawn LLP or such other counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Winston & Strawn LLP or such other counsel shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

(g) An amendment to Triarc’s bylaws in the form attached hereto as Exhibit F shall have become effective.

SECTION 6.3. Conditions to Obligation of Triarc to Effect the Merger. The obligation of Triarc to effect the Merger is further subject to the fulfillment of the following conditions:

(a) The representations and warranties of Wendy’s set forth in this Agreement (other than those contained in Sections 3.2(a), 3.2(b), 3.3(a), 3.18 and 3.19, which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Wendy’s Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. The representations and warranties of Wendy’s set forth in Sections 3.2(a), 3.2(b), 3.3(a), 3.18 and 3.19 shall be true and correct in all respects (except, in the case of Sections 3.2(a) and 3.2(b), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b) Wendy’s shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Wendy’s shall have delivered to Triarc a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Wendy’s shall have prepared amendments to each Current UFOC and each Current IFOC satisfactory to Triarc and filed applications for registration of each amended Current UFOC and each amended current IFOC where required by applicable Laws, so that Franchise Agreements can be entered into in accordance with applicable Law by Wendy’s or any of its Subsidiaries immediately after the Merger is effected.

(e) Triarc shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Triarc, dated as of the Closing Date, in form and substance reasonably satisfactory to Triarc, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization as described in Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from such persons and in such form and substance as may reasonably be required by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Paul, Weiss, Rifkind, Wharton & Garrison LLP shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

(f) The total number of Dissenting Shares shall not exceed 5% of the issued and outstanding Wendy’s Common Shares as of the Effective Date.

SECTION 6.4. Frustration of Closing Conditions. Neither Wendy’s nor Triarc may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused entirely or in substantial part by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII
TERMINATION

SECTION 7.1. Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Wendy’s Shareholder Approval or the Triarc Stockholder Approval:

(a) by the mutual written consent of Wendy’s and Triarc;

(b) by either Wendy’s or Triarc if (i) the Effective Time shall not have occurred on or before December 31, 2008 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by either Wendy’s or Triarc if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to have such injunction, order, decree or ruling lifted;

(d) by either Wendy’s or Triarc (i) if the Wendy’s Meeting (including any postponements or adjournments thereof) shall have concluded and the Wendy’s Shareholder Approval shall not have been obtained or (ii) if the Triarc Meeting (including any postponements or adjournments thereof) shall have concluded and the Triarc Stockholder Approval shall not have been obtained;

(e) by Wendy’s if it shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and if Triarc or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date or, if it can be so cured, shall not have been cured within thirty (30) days following receipt of written notice of such breach or failure to perform, stating Wendy’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Wendy’s prior to the receipt of the Wendy’s Shareholder Approval, if the Board of Directors shall have approved, and Wendy’s shall promptly following such termination enter into, a definitive agreement providing for a Wendy’s Superior Proposal; provided, however, that (i) Wendy’s shall have complied with its obligations under Section 5.3B, and (ii) Wendy’s shall have previously or concurrently made the payment required by Section 7.2;

(g) by Wendy’s, if (i) the Triarc Board of Directors (or any committee thereof) shall have effected a Triarc Recommendation Withdrawal, (ii) Triarc shall have failed to include the Triarc Recommendation in the Proxy Statement, (iii) the Triarc Board of Directors (or any committee thereof) shall have recommended or approved any Triarc Takeover Proposal, (iv) the Triarc Board of Directors shall have failed to publicly reaffirm the Triarc Recommendation within five (5) Business Days following receipt of a written request by Wendy’s to provide such reaffirmation following a Triarc Takeover Proposal or (v) Triarc shall have materially breached any of the provisions of Section 5.3A or failed to hold the Triarc Meeting or to use reasonable best efforts to solicit proxies in favor of the approval by the stockholders of Triarc of the Triarc Stockholder Approval Matters;

(h) by Triarc if it shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and if Wendy’s shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) is not or cannot be cured by the End Date; or, if it can be so cured, shall not have been cured within thirty (30) days following receipt of written notice of such breach or failure to perform, stating Triarc’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination;

(i) by Triarc prior to the receipt of the Triarc Stockholder Approval, if the Triarc Board of Directors shall have approved, and Triarc shall promptly following such termination enter into, a definitive agreement providing for a Triarc Superior Proposal; provided, however, that Triarc shall have complied with its obligations under Section 5.3A.

(j) by Triarc, if (i) the Board of Directors (or any committee thereof) shall have effected a Recommendation Withdrawal, (ii) Wendy’s shall have failed to include the Recommendation in the Proxy Statement, (iii) the Board of Directors (or any committee thereof) shall have recommended or approved any Wendy’s Takeover Proposal, (iv) the Board of Directors shall have failed to publicly reaffirm the Recommendation within five (5) Business Days following receipt of a written request by Triarc to provide such reaffirmation following a Wendy’s

Takeover Proposal or (v) Wendy’s shall have materially breached any of the provisions of Section 5.3B or failed to hold the Wendy’s Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Wendy’s Shareholder Approval;

SECTION 7.2. Effect of Termination. If this Agreement is terminated by Wendy’s pursuant to Section 7.1(f) or by Triarc pursuant to Section 7.1(j), then Wendy’s shall reimburse Triarc and its contemplated financing sources for out of pocket fees and expenses, including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, other Representatives, incurred by Triarc and its contemplated financing sources in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, in an amount equal to $10 million (the “Expenses”), which amount shall be payable by wire transfer of same day funds, prior to or concurrently with such termination, or in the case of a termination pursuant to Section 7.1(j), within two Business Days following, such termination. On any termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the confidentiality agreements referred to in Sections 5.2(b) and 5.2(c) and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of Wendy’s or Triarc to the other except as provided in the Confidentiality Agreement. Notwithstanding the foregoing, to the extent that any termination of this Agreement results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the material and willful breach by a party of any covenant set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

SECTION 8.2. Expenses. Except as otherwise explicitly set forth in Section 7.2 or elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Transaction SEC Filings (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be shared equally by Triarc and Wendy’s.

SECTION 8.3. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

SECTION 8.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent that the provisions of the OGCL are mandatorily applicable with respect to the Merger.

SECTION 8.5. Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

SECTION 8.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 8.7. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Triarc or Merger Sub:

Triarc Companies, Inc.
1155 Perimeter Center W., 7th Floor
Atlanta, GA 30338
Telecopy: (678) 514-5344
Attention: General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton and Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Telecopy: (212) 757-3990
Attention: Paul D. Ginsberg, Esq.
                       Jeffrey D. Marell, Esq.

To Wendy’s:

Wendy’s International, Inc.
One Dave Thomas Blvd.
Dublin, Ohio 43017
Telecopy: (614) 764-3243
Attention: General Counsel

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, NW
Washington, DC 20036
Telecopy: (202) 887-4288
Attention: Rick L. Burdick, Esq.
                       J. Steven Patterson, Esq.

and with a copy to counsel for the Special Committee:

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Telecopy: (216) 696-0740
Attention: Robert A. Weible, Esq.
                       Matthew A. Tenerowicz, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.8. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

SECTION 8.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Triarc Confidentiality Agreement, and the Wendy’s Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and thereof. This Agreement, except for the provisions of Article II and Section 5.9, all of which provisions are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

SECTION 8.11. Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Wendy’s (acting through the Special Committee, if then in existence), Triarc and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Wendy’s Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of

Wendy’s, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Wendy’s; provided further, however, that after the receipt of the Triarc Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval by the stockholders or Triarc the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Triarc. Notwithstanding the foregoing, no failure or delay by Wendy’s or Triarc in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.12. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.13. Interpretation.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have those defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(b) Any information set forth in one Section or subsection of the disclosure schedule delivered by Wendy’s to Triarc simultaneously with the execution of this Agreement (the “Wendy’s Disclosure Schedule”) shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection; and any information set forth in one Section or subsection of the disclosure schedule delivered by Triarc to Wendy’s simultaneously with the execution of this Agreement (the “Triarc Disclosure Schedule”) shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. For the purposes of this Agreement, “Filed Wendy’s SEC Documents” shall mean Wendy’s Annual Report on Form 10-K (the “Wendy’s 10-K”) for the year ended December 30, 2007 and Wendy’s Current Reports on Form 8-K, in each case, filed between the date of the filing of Wendy’s 10-K and the date that is five (5) Business Days preceding the date of this Agreement (the “Filed Wendy’s SEC Documents”), excluding, in the case of such Filed Wendy’s SEC Documents, any documents incorporated by reference therein, any disclosures set forth in any risk factor section and any “forward-looking statement” (as such term is used therein). For the purposes of this Agreement, “Filed Triarc SEC Documents” shall mean Triarc’s Annual Report on Form 10-K for the year ended December 30, 2007 (the “Triarc 10-K”), and Triarc’s Current Reports on Form 8-K, in each case, filed between the date of the filing of the Triarc 10-K and the date that is five (5) Business Days preceding the date of this Agreement (the ‘‘Filed Triarc SEC Documents”), excluding, in the case of such Filed Triarc SEC Documents, any documents incorporated by reference therein, any disclosures set forth in any risk factor section and any “forward-looking statement” (as such term is used therein).

SECTION 8.14. Definitions.

(a) References in this Agreement to “Subsidiaries” of any party mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Triarc, the actual knowledge of the Persons set forth in Section 8.14(a) of the Triarc Disclosure Schedule, and (ii) with respect to Wendy’s, the actual knowledge of the Persons set forth in Section 8.14(a) of the Wendy’s Disclosure Schedule. As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Ohio and New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. As used in this Agreement,

Each of the following terms is defined on the page set forth opposite such term:

Acceptable Triarc Confidentiality Agreement	A-50
Acceptable Wendy’s Confidentiality Agreement	A-52
Action	A-59
Advisor	A-20
Affiliate Transactions	A-23
affiliates	A-69
Agreement	A-1
Board of Directors	A-1
Book-Entry Shares	A-4
Business Day	A-69
Cancelled Shares	A-3
CAP	A-15
Certificate of Merger	A-2
Certificates	A-4
Class A Common Stock	A-25
Class B Common Stock	A-25
Closing	A-2
Closing Date	A-2
Code	A-1
Commissioner	A-61
Common Share	A-3
Common Shares	A-3
Commonly Controlled Entity	A-11
Competition Act	A-8
control	A-69
Converted Stock Option	A-54
Converted Stock-Based Award	A-54
Copyrights	A-18
Current IFOC	A-22
Current UFOC	A-22
Dissenters Determination Date	A-3
Dissenting Shares	A-3
DOL	A-12
Earnings Claim(s)*	A-21
Effective Time	A-2
End Date	A-63
Environmental Law	A-11
ERISA	A-11
Exchange Act	A-8
Exchange Agent	A-4
Exchange Agent Agreement	A-4
Exchange Fund	A-4
Exchange Ratio	A-3
Expenses	A-65
Filed Triarc SEC Documents	A-68
Filed Wendy’s SEC Documents	A-68
Foreign Franchises	A-21
Form S-4	A-14
Franchise	A21
Franchise Agreement	A-21
Franchise Agreements	A-21

Franchised Restaurant	A-21
Franchisee	A-22
FTC Rule	A-22
GAAP	A-6
Governmental Entity	A-8
Hazardous Substance	A-11
HSR Act	A-8
IFOC	A-22
Indebtedness	A-41
Indemnified Party	A-58
Intellectual Property	A-18
IRS	A-12
Key Employee	A-18
knowledge	A-69
Law	A-10
Laws	A-10
Leased Real Property	A-19
Lien	A-8
Losses	A-58
Material Subsidiaries	A-7
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
MultiEmployer Plan	A-12
New Plans	A-55
Newly Authorized Stock	A-36
OGCL	A-1
Old Plans	A-55
Owned Intellectual Property	A-18
Owned Real Property	A-19
Patents	A-18
PBGC	A-12
Permitted Liens	A-8
person	A-69
Preferred Stock	A-26
Proxy Statement	A-15
Real Property Leases	A-19
Real Property Subleases	A-19
Rebates	A-22
Recommendation	A-8
Recommendation Withdrawal	A-50
Registration Laws	A-22
Regulatory Law	A-58
Relationship Laws	A-22
Representatives	A-47
Restricted Shares	A-54
Rights Plan	A-20
Sarbanes-Oxley Act	A-9
SEC	A-9
Section 16	A-56
Securities Act	A-8
SPD	A-12
Special Committee	A-1
Subsidiaries	A-69
Superior Proposal Notice	A-51
Surviving Corporation	A-2
tail	A-59
Tax Return	A-17
Taxes	A-16
Termination Date	A-39
Title IV Plan	A-12
Trademarks	A-18
Transaction SEC Filings	A-15
Triarc	A-1
Triarc 10-K	A-68
Triarc Advisor	A-36
Triarc Affiliate Transactions	A-39
Triarc Approvals	A-25
Triarc Benefit Agreement	A-29
Triarc Benefit Plans	A-28
Triarc Board of Directors	A-1
Triarc Charter Amendment	A-36
Triarc Class B Common Stock	A-25
Triarc Confidentiality Agreement	A-48
Triarc Convertible Notes	A-26
Triarc Disclosure Schedule	A-68
Triarc Foreign Franchises	A-37
Triarc Foreign Plan	A-29
Triarc Franchise	A-37
Triarc Franchise Agreement	A-37
Triarc Franchise Agreements	A-37
Triarc Franchised Restaurant	A-37
Triarc Franchisee	A-38
Triarc Joint Ventures	A-38
Triarc JV Contracts	A-38
Triarc Key Employee	A-34
Triarc Leased Real Property	A-36
Triarc Material Adverse Effect	A-24
Triarc Material Contracts	A-37
Triarc Meeting	A-53
Triarc Option Plans	A-26
Triarc Owned Intellectual Property	A-35
Triarc Owned Real Property	A-35
Triarc Permits	A-28
Triarc Post-Signing Returns	A-46
Triarc Preferred Stock	A-25
Triarc Real Property Leases	A-35
Triarc Real Property Subleases	A-36
Triarc Recommendation Withdrawal	A-48
Triarc Recommendation	A-25
Triarc SEC Documents	A-27
Triarc Stockholder Approval	A-36
Triarc Stockholder Approval Matters	A-37
Triarc Superior Proposal	A-49
Triarc Takeover Proposal	A-49
Triarc Voting Agreement	A-1
UFOC	A-22
UFOC Guidelines	A-22
United States Jurisdictions	A-22
WARN Act	A-18
Wendy’s	A-1
Wendy’s 10-K	A-68
Wendy’s Approvals	A-9
Wendy’s Articles	A-7
Wendy’s Benefit Agreement	A-11
Wendy’s Benefit Plans	A-11
Wendy’s Confidentiality Agreement	A-48
Wendy’s Disclosure Schedule	A-68

Wendy’s Employees	A-55
Wendy’s Foreign Plan	A-12
Wendy’s Joint Ventures	A-23
Wendy’s JV Contracts	A-23
Wendy’s Material Adverse Effect	A-6
Wendy’s Material Contracts	A-20
Wendy’s Meeting	A-53
Wendy’s Performance Unit	A-54
Wendy’s Permits	A-10
Wendy’s Post-Signing Returns	A-47
Wendy’s Preferred Shares	A-7
Wendy’s Regulations	A-7
Wendy’s SEC Documents	A-9
Wendy’s Share Plans	A-7
Wendy’s Share-Based Award	A-54
Wendy’s Shareholder Approval	A-20
Wendy’s Stock Options	A-54
Wendy’s Superior Proposal	A-52
Wendy’s Takeover Proposal	A-52
Wendy’s Voting Agreement	A-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRIARC COMPANIES, INC.

By:	/S/ NILS H. OKESON Name: Nils H. Okeson Title: SVP & General Counsel

GREEN MERGER SUB, INC.

By:	/S/ NILS H. OKESON Name: Nils H. Okeson Title: SVP & General Counsel

WENDY’S INTERNATIONAL, INC.

By:	/S/ KERRII B. ANDERSON Name: Kerrii B. Anderson Title: CEO & President

A-S-1

ANNEX B

[LETTERHEAD OF WACHOVIA SECURITIES]

April 23, 2008

Board of Directors
Triarc Companies, Inc.
1155 Perimeter Center West
Atlanta, Georgia 30338

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to Triarc Companies, Inc., a Delaware corporation (“Triarc”), of the Exchange Ratio (as hereinafter defined) provided for pursuant to the Agreement and Plan of Merger, dated as of April 23, 2008 (the “Agreement”), among Triarc, Green Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of Triarc (“Merger Sub”), and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”). Pursuant to the Agreement, at the Effective Time, Merger Sub will merge with and into Wendy’s (the “Merger”), as a result of which Wendy’s will become a direct wholly owned subsidiary of Triarc, and each outstanding common share, without par value, of Wendy’s (“Wendy’s Common Shares”) will be converted into the right to receive 4.25 (the “Exchange Ratio”) shares of Class A Common Stock, par value $0.10 per share, of Triarc (“Triarc Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement;

•	Reviewed certain business, financial and other information regarding Triarc and Wendy’s that was publicly available;

•

Reviewed certain business, financial and other information regarding Triarc that was furnished to us by the management of Triarc, including financial forecasts relating to Triarc and estimated synergies resulting from the Merger prepared by the management of Triarc;

•

Reviewed certain business, financial and other information regarding Wendy’s that was furnished to us by the managements of Triarc and Wendy’s, including (i) financial forecasts relating to Wendy’s for calendar year 2008 prepared by the management of Wendy’s (as adjusted by the management of Triarc) and (ii) financial forecasts relating to Wendy’s for calendar year 2009 through calendar year 2013 prepared by the management of Triarc after giving effect to potential margin enhancements and other growth opportunities anticipated by the management of Triarc;

•

Discussed with the management of Triarc (i) the operations and prospects of Triarc and Wendy’s, including the historical financial performance and trends in the results of operations of Triarc and Wendy’s, and (ii) the strategic rationale for the Merger, including the assessments of the management of Triarc as to Triarc’s ability to integrate the businesses of Triarc and Wendy’s and to achieve potential margin enhancements and other growth opportunities for Wendy’s and estimated synergies resulting from the Merger;

Board of Directors
Triarc Companies, Inc.
April 23, 2008

•	Reviewed reported prices and trading activity for Triarc Class A Common Stock and Wendy’s Common Shares;

•	Compared certain financial data for each of Triarc and Wendy’s with similar data for certain other publicly traded companies that we deemed relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant;

•

Analyzed the estimated present value of the future cash flows of Triarc and Wendy’s based upon the financial forecasts relating to Triarc and Wendy’s referred to above and other assumptions discussed with and confirmed as reasonable by the management of Triarc;

•

Reviewed the potential pro forma impact of the Merger on Triarc’s financial statements based upon the financial forecasts relating to Triarc and Wendy’s and estimated synergies resulting from the Merger referred to above and other assumptions discussed with and confirmed as reasonable by the management of Triarc; and

•	Considered other information such as financial studies, analyses, and investigations, as well as financial and economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the management of Triarc that it is not aware of any facts or circumstances that would make such information about Triarc or Wendy’s inaccurate or misleading in any material respect. As you are aware, in connection with the proposed Merger, we were provided with limited access to the management of Wendy’s and were not provided with financial forecasts for Wendy’s prepared by the management of Wendy’s beyond calendar year 2008. Accordingly, we have relied upon, at the direction of Triarc, the assessments of, and financial forecasts and other information provided by, the management of Triarc with respect to all matters relevant to our analyses. With respect to the financial forecasts relating to Triarc and Wendy’s and estimated synergies resulting from the Merger, we have been advised and, at the direction of Triarc, have assumed that they have been reasonably prepared and reflect the best current estimates, judgments and assumptions of the management of Triarc (and, in the case of calendar year 2008 forecasts for Wendy’s (including adjustments thereto), the best current estimates, judgments and assumptions of the managements of Triarc and Wendy’s) as to the future financial performance of Triarc and Wendy’s and such synergies. We further have assumed, at the direction of Triarc, that such forecasts and estimates (including potential margin enhancements and other growth opportunities for Wendy’s reflected therein) will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for, and express no view as to, such forecasts or estimates or the judgments or assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities or assets of Triarc or Wendy’s, nor have we made or been provided with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Triarc or Wendy’s.

In rendering our opinion, we have assumed, with the consent of Triarc, that the Merger will be consummated in accordance with the terms described in the Agreement and in compliance with all applicable laws, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals, no restrictions will be imposed or action will be taken that will have an adverse effect on Triarc, Wendy’s or the Merger. We also have assumed, with the consent of Triarc, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, market, financial and

Board of Directors
Triarc Companies, Inc.
April 23, 2008

other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratio to the extent expressly specified herein, and does not address any other terms or aspects of the Merger or any related transaction. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. We were not requested to, and we did not, participate in the negotiations of the terms of the Merger. Our opinion does not address the merits of the underlying decision by Triarc to enter into the Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management or the Board of Directors of Triarc. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Wendy’s Common Shares may trade following the announcement of the Merger or the prices at which Triarc Class A Common Stock will trade at any time.

The issuance of this opinion was approved by an authorized committee of Wachovia Securities. Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities has been engaged to act as financial advisor to Triarc in connection with the Merger and will receive a fee for our services upon rendering this opinion and also may receive a fee upon the consummation of the Merger. In addition, Triarc has agreed to reimburse certain of Wachovia Securities’ expenses and to indemnify us against certain liabilities that may arise out of our engagement. Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which we and such affiliates receive customary fees. In connection with unrelated matters, Wachovia Securities or our affiliates in the past have provided and currently are providing financial services to an affiliate of Triarc and to Wendy’s, for which Wachovia Securities and such affiliates have received and will receive fees, including having acted and currently acting as co- documentation agent for, and as a lender under, a credit facility of such affiliate of Triarc and as a lender under a credit facility of Wendy’s. In the ordinary course of business, Wachovia Securities and our affiliates may actively trade or hold the securities or financial instruments (including bank loans or other obligations) of Triarc or Wendy’s for our and such affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Certain of our affiliates currently hold approximately 5.64% of the outstanding shares of Triarc Class A Common Stock and approximately 8.69% of the outstanding shares of Class B Common Stock, Series 1, par value $0.10 per share, of Triarc.

This opinion is for the information and use of the Board of Directors of Triarc in connection with its evaluation of the Merger and may not be used for any other purpose. Our opinion does not constitute a recommendation to any stockholder as to how such holder should vote or act in connection with the Merger or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Triarc.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC

ANNEX C

CONFIDENTIAL

April 23, 2008

Board of Directors
Wendy’s International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio 43017

Members of the Board of Directors:

We understand that Wendy’s International, Inc. (the “Company”), Triarc Companies, Inc. (“Parent”) and Green Merger Sub, Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, without par value, of the Company (the “Common Stock”), other than shares of Common Stock held by the Company or any of its subsidiaries (as treasury stock or otherwise), shares of Common Stock owned by Parent or its subsidiaries or any shares of Common Stock in respect of which dissenters’ rights shall have been exercised, shall be converted into the right to receive 4.25 shares of Class A common stock, par value $0.10 per share, of Parent (“Parent Common Shares”) (as adjusted pursuant to the terms of the Merger Agreement, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, other than the Company or any of its subsidiaries, Parent or any of its affiliates or any dissenting holders, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (the “Unaffiliated Holders”). We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement presented to the Board of Directors of the Company (the “Board of Directors”) at its meeting on April 23, 2008 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company and Parent;

3.	reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

4.

reviewed certain information, including financial forecasts and other financial and operating data concerning the Company and Parent, prepared by the management of the Company and Parent, respectively;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	discussed the past and present operations and financial condition and the prospects of Parent with senior executives of Parent;

7.	reviewed certain information regarding the amount and timing of potential cost efficiencies expected to result from the Merger (“Synergies”) prepared by management of the Company and Parent;

8.	reviewed the historical market prices and trading activity for the Common Stock and the Parent Common Shares and analyzed their implied valuation multiples;

9.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

10.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

11.	compared the value of the Consideration with the relative contribution of the Company to the pro forma combined company based on a number of metrics that we deemed relevant;

12.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate; and

13.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to or discussed with us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts (or omissions of facts) or circumstances that would make such information inaccurate or misleading. With respect to Synergies, the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such Synergies, forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company and Parent, as applicable, as to those matters, and we have relied upon such Synergies, forecasts, projections and other data in arriving at our opinion. We express no opinion with respect to such Synergies, forecasts, projections and other data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such appraisals. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without any waiver or amendment of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction. We did not participate in the negotiations with respect to the terms of the Merger. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the Merger, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors (the “Committee”) of the Company in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to reimburse certain of our expenses related to our engagement and to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger (other than any amounts that were or are to be paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Committee in connection with the Merger).

It is understood that this letter is for the information of the Board of Directors and is rendered to the Board of Directors in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the Unaffiliated Holders of the Consideration to be received by them from a financial point of view. We understand that the Company has engaged in strategic discussions with, and has received proposals for strategic transactions from third parties. We are not expressing any opinion herein as to such transaction or any other transaction other than those contemplated by the Merger Agreement, nor are we expressing any opinion as to the relative merits of or consideration offered in any such transaction as compared to the transactions contemplated by the Merger Agreement. In particular, we express no opinion as to the prices at which the Parent Common Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the Unaffiliated Holders in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the Unaffiliated Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ RICHARD STEINMAN Richard Steinman Managing Director

ANNEX D

CERTIFICATE OF INCORPORATION
OF
TRIARC MERGER CORPORATION

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follows:

ARTICLE I
NAME

The name of the corporation shall be Triarc Merger Corporation (the “Corporation”).

ARTICLE II
ADDRESS; REGISTERED AGENT

The address of the Corporation’s registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSES

The purpose or purposes for which the Corporation is formed are:

1. To purchase or otherwise acquire real estate, and any interest or right therein and to hold, own, control, manage and develop the same; to purchase or otherwise acquire leaseholds, shares of stock, mortgages and bonds and other securities; for its own account to erect, construct, maintain, improve, rebuild, alter, manage and control, either directly or through ownership of stock in any corporation, any and all kinds of buildings, stores, offices or other structures; to sell, manage, improve, develop, assign, transfer, convey, lease, alienate or dispose of land, buildings, or other process of the corporation, real and personal.

2. To manufacture or cause to be manufactured, produce, buy, import and otherwise acquire, and to sell, export, deal and traffic in, at wholesale and retail, and either as principal or agent or otherwise, goods, wares, commodities, merchandise and personal property of every kind, nature and description.

3. To apply for, obtain, register, purchase, lease or otherwise acquire any concessions, rights, options, patents, privileges, inventions, improvements and processes, copyrights, trade names and trade marks, trade labels, or any right, option or contract in relation thereto, and to perform, carry out and fulfill the terms and conditions thereof, and to develop, maintain, lease, sell, transfer, dispose of, and otherwise deal with the same.

It is the intention that the purposes specified in any clause or subdivision contained in this Article III, except as otherwise expressed, shall be in no way limited or restricted by reference to or inference from the terms of any other clause or subdivision of this Article III and that the purposes specified in each of the clauses and subdivisions of this Article III shall be deemed to be independent purposes. This corporation reserves the right substantially to change and add to any of the purposes for which it is formed, pursuant to the Delaware General Corporation Law.

ARTICLE IV
CAPITALIZATION

The total number of shares of stock (the “Capital Stock”) that the corporation shall have authority to issue is One Hundred and Fifty Million (150,000,000) of which

(a) One Hundred Million (100,000,000) shall be shares of Class A Common Stock, par value ten cents ($.10) per share (the “Class A Common Stock”);

(b) Twenty-Five Million (25,000,000) shall be shares of Class B Common Stock, par value ten cents ($.10) per share (the “Class B Common Stock, and together with the Class A Common Stock, the “Common Stock”); and

(c) Twenty Five Million (25,000,000) shall be shares of Preferred Stock, par value ten cents ($.10) per share (the “Preferred Stock”), of which 5,982,866 shares are herein designated Cumulative Convertible Redeemable Preferred Stock (the “Cumulative Convertible Preferred Stock”).

Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

A statement of the powers, preferences, and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock is as set forth below:

A. Powers and Rights of the Class A Common Stock and the Class B Common Stock.

The Class A Common Stock and the Class B Common Stock shall be identical in all respects except as expressly set forth below and shall have the following terms:

SECTION 1. Voting. The holders of Class A Common Stock shall possess voting power for the election of directors and for all other corporate purposes, each share of Class A Common Stock being entitled to one vote. The holders of the Class B Common Stock shall possess no voting rights except as required by law.

SECTION 2. Dividends and Distributions. As and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Class A Common Stock or Class B Common Stock) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend payable on each share of Class A Common Stock shall be equal in all cases to the amount of such dividend payable on each share of Class B Common Stock, and the amount of any such dividend payable on each share of Class B Common Stock shall be equal in all cases to the amount of such dividend payable on each share of Class A Common Stock. If a distribution payable in shares of voting capital stock of any Subsidiary (as defined in Part D) shall be made on shares of Class A Common Stock, a distribution payable in the same number of shares of nonvoting capital stock of such Subsidiary shall be made simultaneously on the shares of Class B Common Stock. Such nonvoting capital stock shall be identical to the voting capital stock distributed in all respects except as to voting power and shall be convertible into voting capital stock pursuant to the terms of Section 3(a) of this Part A which shall apply mutatis mutandis. Dividends and distributions payable in shares of Class A Common Stock may not be made on or to shares of any class of the Corporation’s capital stock other than the Class A Common Stock. If a dividend or distribution payable in shares of Class A Common Stock shall be made on the shares of Class A Common Stock, a dividend or distribution payable in shares of Class B Common Stock shall be made simultaneously on the shares of Class B Common Stock, and the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or distribution shall be equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock pursuant to such dividend or distribution. Similarly, if a dividend or distribution payable in shares of Class B Common Stock shall be made on the shares of Class B Common Stock, a dividend or distribution payable in shares of Class A Common Stock shall be made simultaneously on the shares of Class A Common Stock, and the number of shares of Class A Common Stock payable on each share of Class A Common Stock pursuant to such dividend or distribution shall be equal to the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or distribution. If the Corporation shall (A) subdivide the outstanding shares of Class A Common Stock or Class B Common Stock, (B) combine the outstanding shares of Class A Common Stock or Class B Common Stock or (C) issue by reclassification any shares of Class A Common Stock or Class B Common Stock, then, and in each such case, such subdivision, combination or issuance shall be deemed to occur simultaneously with respect to the shares of the class of Common Stock not affected by such subdivision, combination or issuance.

SECTION 3. Conversion. Shares of the Class B Common Stock shall be convertible into Class A Common Stock on the following terms and conditions:

(a) Conversion Right. Subject to and upon compliance with the provisions of this Section 3, any holder of shares of Class B Common Stock may at such holder’s option, at any time, or from time to time, convert each such share into one fully paid and non-assessable share of Class A Common Stock. The right of any holder of any shares of Class B Common Stock that is a member of the Exchange Group (as defined in Part D) to exercise the conversion rights pursuant to this Section 3(a) is conditioned upon (i) such holder immediately disposing of such shares pursuant to a registered public offering or a private sale to a Person (as defined in Part D) that is not a member of the Exchange Group or (ii) such holder entering into a voting trust agreement on terms reasonably satisfactory to such holder and the Buyer (as defined in Part C) in respect of such shares for ten years, which voting trust agreement will provide that the voting of the Class A Common Stock held by such holder will require the mutual agreement of Steven Posner and the Buyer; provided, however, if at the time of any such conversion or subsequent to any such conversion at any time during such ten-year period (i) Steven Posner shall die or neither Nelson Peltz nor Peter W. May is a general partner of the Buyer, (ii) the voting trust ceases to be effective or (iii) the voting trust would disqualify for listing, or would constitute a cause for delisting, the Class A Common Stock on the New York Stock Exchange or any other national stock exchange (or the National Association of Securities Dealers Automated Quotation System) on which the Corporation determines to list such stock (or to have such stock quoted), then such member of the Exchange Group would have no such rights to convert any shares of Class B Common Stock for so long as such condition exists, or if conversion has theretofore occurred, the shares of Class A Common Stock held by such member of the Exchange Group shall automatically be converted into Class B Common Stock.

(b) Dividend Upon Conversion. No payment or adjustment shall be made by the Corporation to any holder of shares of Class B Common Stock surrendered for conversion into Class A Common Stock in respect of dividends accrued since the last preceding dividend payment date on the shares of Class B Common Stock surrendered for conversion; provided, however, that if shares of Class B Common Stock shall be converted subsequent to the record date for any dividend and prior to the payment date for such dividend, notwithstanding such conversion, the dividend falling due on such dividend payment date shall be payable (whether or not punctually paid or duly provided for) to the Person in whose name such shares are registered at the close of business on such record date.

(c) Method of Conversion.

(1) The surrender of any shares of Class B Common Stock for conversion shall be made by the holder thereof by delivering (a) the certificate or certificates evidencing ownership of such shares with proper endorsement or instruments of transfer and (b)(i) a certificate representing and warranting that the holder is not a member of the Exchange Group, or (ii) evidence that the holder has complied with and remains subject to the voting trust described in Section 3(a) of this Part A, to the Corporation at the office or agency to be maintained by the Corporation for that purpose, and such holder shall give written notice to the Corporation at said office or agency that he elects to convert such shares of Class B Common Stock in accordance with the provisions of such notice and of this Section 3. Such notice shall also state the number of whole shares of Class B Common Stock to be converted and the name or names (with addresses) in which the certificate or certificates evidencing ownership of Class A Common Stock which shall be issuable on such conversion shall be issued. In the case of lost or destroyed certificates evidencing ownership of shares of Class B Common Stock to be surrendered for conversion, the holder shall submit proof of loss or destruction and such indemnity as shall be required by the Corporation.

(2) As soon as practicable after its receipt of such notice, the certificate or certificates evidencing ownership of such shares of Class B Common Stock and the certificate or evidence referred to in clause (1) above, the Corporation shall issue and shall deliver at said office or agency to the Person for whose account such shares of Class B Common Stock were so surrendered, or on his or her written order, a certificate or certificates for the number of such shares of Class A Common Stock and a check or cash payment (if any) to which such holder is entitled with respect to fractional shares as determined by the Corporation, in accordance with Section 3(d) hereof, at the close of business on the date of conversion.

(3) Such conversion shall be deemed to have been effected on the date on which the Corporation shall have received such notice and the certificate or certificates for such shares of Class B Common Stock; and the Person or Persons in whose name or names any certificate or certificates for Class A Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall become effective for all purposes on the next succeeding day on which such stock transfer books are open.

(d) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Class B Common Stock, but the holder thereof will receive in cash an amount equal to the value of such fractional share of Class A Common Stock based on the Current Market Price (as set forth in Section 5(e)(iv) of Part C). If more than one share of Class B Common Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered.

(e) Payment of Taxes. The Corporation shall pay any tax in respect of the issue of stock certificates on conversion of shares of Class B Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issuance thereof shall have paid the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f) Class A Common Stock Reserved for Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock or have available in its treasury the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class B Common Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and non-assessable shares of Class A Common Stock upon conversion of the Class B Common Stock.

SECTION 4. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled hereunder or under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining shall be divided among the holders of the Class A Common Stock and the Class B Common Stock in such a manner that the amount and kind of such net assets distributed to the holder of each share of Class A Common Stock shall be equal to the amount and kind of such net assets distributed to the holder of each share of Class B Common Stock. The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation with or into the Corporation, or the sale, lease, or conveyance of all or substantially all of the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section 4.

B. Preferred Stock.

SECTION 1. Issuance in Series. The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any Subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any Subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. The Corporation shall take all such actions as are necessary to cause shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes to have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

SECTION 2. Limitation on Issuance of Shares Ranking on a Parity with the Cumulative Convertible Preferred Stock. Except as otherwise expressly authorized by the holders of at least two-thirds of the shares of the Cumulative Convertible Preferred Stock at the time outstanding in accordance with Section 4(b) of Part C, the Aggregate Dollar Amount (as defined below) of the Shares ranking on a parity with the Cumulative Convertible Preferred Stock (as defined in Part D) of all series issued and outstanding from time to time by the Corporation shall not exceed $50,000,000. “Aggregate Dollar Amount” shall mean the aggregate Stated Value (as defined in Part C) of such shares or liquidation preference (excluding accrued and unpaid dividends or any amount measured by reference thereto) for such shares, whichever is greater.

SECTION 3. No Vote Unless Expressly Provided or Required by Law; Dividends. Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the stock transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law, in this Certificate of Incorporation or by the Certificate of Designation relating to the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Preferred Stock shall not possess voting power for the election of directors or for any other purposes. Except as otherwise provided in the Certificate of Incorporation or by the Certificate of Designation relating to the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

C. Designation of Cumulative Convertible Redeemable Preferred Stock.

The Cumulative Convertible Preferred Stock shall have a stated value of $12.00 per share (“Stated Value”), shall rank prior to all shares of the Corporation other than the Shares ranking on a parity with the Cumulative Convertible Preferred Stock, shall rank on a parity with and only with shares ranking on a parity with the Cumulative Convertible Preferred Stock, and shall have the following terms:

SECTION 1. Dividends.

(a) The holders of Cumulative Convertible Preferred Stock, in preference to the holders of Common Stock of any class and of any other class of shares ranking junior to the Cumulative Convertible Preferred Stock (as defined in Part D), shall be entitled to receive out of any funds legally available therefor, and when, as and if declared by the Board of Directors, dividends in cash at the annual rate of 8.125% of Stated Value, or $.975 per share. Dividends on Cumulative Convertible Preferred Stock shall be payable in arrears semi-annually on the last day of each Dividend Period (as defined in Part D) commencing September 30, 1994. The dividends payable for each full Dividend Period on each share of Cumulative Convertible Preferred Stock shall be $.4875. Such dividends on each such share shall accrue and be cumulative from and after April 23, 1993, or, if later, the most recent date prior to the Effective Date on which dividends were paid in respect of the shares of Predecessor Convertible Preferred Stock (as defined in Part D). No interest shall be payable on accrued dividends. No dividends shall be paid upon or declared or set apart for Cumulative Convertible Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all shares ranking on a parity with the Cumulative Convertible Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

(b) So long as any Cumulative Convertible Preferred Stock shall be outstanding, unless all accrued and unpaid dividends on the Cumulative Convertible Preferred Stock and each and every series of shares ranking on a parity with the Cumulative Convertible Preferred Stock for all prior Dividend Periods shall have been declared and paid in full, no dividend, except a dividend payable in Common Stock of any class or in shares of any other class ranking junior to the Cumulative Convertible Preferred Stock, shall be paid or declared or any distribution be made, on or in respect of the Common Stock of any class, any Shares ranking on a parity with the Cumulative Convertible Preferred Stock or any Shares ranking junior to the Cumulative Convertible Preferred Stock (as defined in Part D), nor shall any Common Stock of any class or any Shares ranking on a parity with the Cumulative Convertible Preferred Stock or any Shares ranking junior to the Cumulative Convertible Preferred Stock be purchased, redeemed, retired or otherwise acquired by the Corporation, except out of proceeds of the sale of Common Stock or other Shares of the Corporation ranking junior to the Cumulative Convertible Preferred Stock received by the Corporation subsequent to the date of first issuance of Cumulative Convertible Preferred Stock. The foregoing restrictions on the payment of dividends or other distributions on, and on the purchase, redemption, retirement or other acquisition of, Common Stock or any other Shares ranking on a parity with the Cumulative Convertible Preferred Stock or Shares ranking junior to the Cumulative Convertible Preferred Stock shall be inapplicable to (i) any payments in lieu of issuance of fractional shares thereof, whether upon any merger, conversion, stock dividend or otherwise; (ii) the acquisition of any shares of Common Stock or any other capital stock of the Corporation in connection with the settlement of disputes arising out of acquisitions by the Corporation pursuant to which such stock was issued or the rescission of any acquisition by the Corporation pursuant to which such stock was issued in each case provided that no payment is made to DWG Acquisition Group, L.P. (the “Buyer”) or any Affiliate or Associate (as such terms are defined in Part D hereof) thereof; (iii) the conversion of shares of Cumulative Convertible Preferred Stock, or Preferred Stock into Common Stock; or

(iv) the conversion of shares of Class A Common Stock into Class B Common Stock or the conversion of shares of Class B Common Stock into Class A Common Stock.

SECTION 2. Redemption.

(a) Optional Redemption.

(i) The Corporation may not redeem the Cumulative Convertible Preferred Stock prior to April 23, 1998.

(ii) The Corporation may, on and after April 23, 1998, at the option of the Board of Directors, redeem all but not part of the Cumulative Convertible Preferred Stock at the time outstanding at a price per share equal to the applicable redemption price set forth below plus an amount equal to accrued and unpaid dividends:

If Redeemed During the Twelve Months Beginning on the Per Share Following April 23	Redemption Price
1998	$12.84
1999	12.72
2000	12.60
2001	12.48
2002	12.36
2003	12.24
2004	12.12

(b) Mandatory Redemption. All outstanding shares of Cumulative Convertible Preferred Stock must be redeemed by the Corporation on April 23, 2005 at a price per share equal to the amount of the Stated Value plus an amount equal to accrued and unpaid dividends.

(c) Redemption Procedures.

(i) In case the Corporation shall desire to exercise its right to redeem the Cumulative Convertible Preferred Stock in accordance with Section 2(a) of this Part C or shall be required to redeem the Cumulative Convertible Preferred Stock in accordance with Section 2(b) of this Part C, it shall mail first class postage prepaid (or, if the Cumulative Convertible Preferred Stock to be redeemed is held of record by 10 Persons or less, by certified mail), a notice of such redemption, not less than 30 nor more than 60 days prior to the date fixed for redemption (the “Redemption Date”), to each holder’s last address as it shall appear upon the stock transfer books of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives notice. In any case, failure duly to give notice by mail, or any defect in the notice, to the holder of any shares of Cumulative Convertible Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Cumulative Convertible Preferred Stock.

(ii) Each such notice shall specify the Redemption Date, the place of redemption (which shall be a location either in New York City or Miami, Florida), and the redemption price at which the Cumulative Convertible Preferred Stock is to be redeemed (including the amount of accrued and unpaid dividends to be paid), and shall state that payment of the redemption price of the Cumulative Convertible Preferred Stock will be made on surrender of the Cumulative Convertible Preferred Stock at said place of redemption, and that from and after the Redemption Date the Cumulative Convertible Preferred Stock will cease to be outstanding. Such notice shall also state the current Conversion Price (as defined in Section 5(a)(i) of this Part C) and the date on which the right to convert the Cumulative Convertible Preferred Stock into Common Stock will expire as provided in Section 5(a)(iv) of this Part C.

(iii) If notice of redemption shall have been given as provided herein, the Cumulative Convertible Preferred Stock, unless converted into Common Stock pursuant to Section 5 of this Part C on or prior to the fifth Business Day (as defined in Part D) prior to the Redemption Date, shall be redeemed by the Corporation on the Redemption Date and at the place stated in such notice at the applicable redemption price, together with accrued and unpaid dividends for each Dividend Period ended prior to the Redemption Date plus a pro rata portion of the dividend which would otherwise have accrued for the portion of the Dividend Period ended on the Redemption Date. On and after such Redemption Date, provided that cash sufficient for the redemption thereof shall then be irrevocably deposited with the Redemption Agent (as defined in part D) for that purpose for a period of one year from and after the Redemption Date, the Cumulative Convertible Preferred Stock shall cease to be outstanding. On presentation and surrender of Cumulative Convertible Preferred Stock to the Redemption Agent for redemption as provided in such notice, there shall be paid to the holder the applicable redemption price, together with accrued and unpaid dividends determined as provided above.

(iv) At least one Business Day prior to the Redemption Date, the Corporation shall deposit with the Redemption Agent an amount of money sufficient to pay on the Redemption Date in immediately available funds the applicable redemption price of, and an amount equal to accrued and unpaid dividends, if any, determined as provided above, on, all the Cumulative Convertible Preferred Stock then outstanding. Any moneys which shall have been deposited for redemption of Cumulative Convertible Preferred Stock and not required for that purpose by reason of conversion of Cumulative Convertible Preferred Stock on or prior to the Redemption Date or which are held by the Redemption Agent for a period of one year shall be promptly repaid to the Corporation. Any interest accrued on the funds so deposited shall belong to the Corporation and be paid to the Corporation from time to time on demand.

(d) Any share of Cumulative Convertible Preferred Stock which is (i) redeemed by the Corporation pursuant to the provisions of this Section 2, (ii) converted in accordance with the express terms of Section 5 of this Part C, or (iii) otherwise acquired by the Corporation, may not be reissued. The Corporation shall take all such actions as are necessary to cause such stock to resume the status of authorized but unissued Preferred Stock without designation as to series.

(e) The Corporation may not purchase less than all of the shares of the Cumulative Convertible Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Cumulative Convertible Preferred Stock.

(f) Notwithstanding the foregoing provisions of this Section 2, the Corporation may not and shall not be required to redeem any shares of the Corporation in violation of applicable law.

SECTION 3. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Cumulative Convertible Preferred Stock shall be entitled to receive in full out of the assets of the Corporation available for distribution to its shareholders after satisfaction of indebtedness and other liabilities, including out of its capital, before any amount shall be paid or distributed among the holders of the Common Stock of any class or any other Shares ranking junior to the Cumulative Convertible Preferred Stock, the amount of the Stated Value per share, plus an amount equal to all dividends accrued and unpaid thereon for each Dividend Period or portion thereof ended prior to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Cumulative Convertible Preferred Stock and shares on a parity with the Cumulative Convertible Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding shares of Cumulative Convertible Preferred Stock and shares on a parity with the Cumulative Convertible Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

(b) After payment to the holders of Cumulative Convertible Preferred Stock of the full preferential amounts provided for in Section 3(a) of this Part C the holders of Cumulative Convertible Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

(c) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purpose of this Section 3.

SECTION 4. Voting Rights.

(a) General. Except as expressly provided in this Section 4, or as otherwise from time to time required by applicable law, the Cumulative Convertible Preferred Stock shall have no voting rights.

(b) Voting Rights on Extraordinary Matters. The affirmative vote of the holders of at least two-thirds of the shares of the Cumulative Convertible Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy at a meeting called for the purpose shall be necessary to effect any one or more of the following:

(i) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation or of the By-laws of the Corporation which would adversely affect the preferences or voting or other rights of the holders of Cumulative Convertible Preferred Stock which are set forth anywhere in the Certificate of Incorporation; provided, however, any amendment of the Certificate of Incorporation to authorize, create or change the authorized or outstanding shares of any shares ranking junior to the Cumulative Convertible Preferred Stock, shall not be deemed to adversely affect the preferences or voting or other rights of the holders of Cumulative Convertible Preferred Stock; or

(ii) The issuance of any Shares, or any security convertible into such shares, ranking prior to or on a parity with (subject to the ability of the Corporation to issue certain Preferred Stock as provided in Section 4(b)(iii)) the Cumulative Convertible Preferred Stock; or

(iii) The issuance of any Shares ranking on a parity with the Cumulative Convertible Preferred Stock, or any security convertible into Shares ranking on a parity with the Cumulative Convertible Preferred Stock, except and to the extent that the Aggregate Dollar Amount of such Shares ranking on a party with the Cumulative Convertible Preferred Stock is equal to or below the $50 million limit provided for in Part B, Section 2 (it being understood that the vote of any holder of Cumulative Convertible Preferred Stock is required only with respect to the issuance of Shares ranking on a parity with the Cumulative Convertible Preferred Stock in excess of such $50 million Aggregate Dollar Amount); or

(iv) The increase in the authorized or issued number of shares of Cumulative Convertible Preferred Stock or the authorization, creation, increase in the authorized number of or issuance of any security convertible into such shares; or

(v) The purchase or redemption of less than all of the shares of the Cumulative Convertible Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Cumulative Convertible Preferred Stock.

Holders of Cumulative Convertible Preferred Stock may act by written consent as permitted by applicable law.

SECTION 5. Conversion. Each share of the Cumulative Convertible Preferred Stock shall be convertible into Common Stock at any time until the close of business on the fifth Business Day prior to the Redemption Date (unless the Corporation shall default in any payment due upon redemption thereof in which case each such share shall continue to be convertible), as set forth below, on the following terms and conditions:

(a) Conversion Right of Holder.

(i) Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Cumulative Convertible Preferred Stock which is a member of the Exchange Group, at such holder’s option, at any time or from time to time, shall have the unconditional right to convert any such shares into the number of fully paid and non-assessable shares of Class B Common Stock determined by dividing (A) the product of the Stated Value and the number of shares of Cumulative Convertible Preferred Stock to be converted on the Conversion Date (as defined in Section 5(a)(vii) hereof) by (B) the Conversion Price in effect on the Conversion Date. The initial conversion price shall be an amount per share equal to the Predecessor

Conversion Price (as defined in Part D) in effect immediately prior to the Effective Date and such price shall be subject to adjustment as set forth in Section 5(e) of this Part C (the conversion price, as it may be so adjusted, the “Conversion Price”).

(ii) Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Cumulative Convertible Preferred Stock which is not a member of the Exchange Group, upon presentation of a certificate reasonably satisfactory to the Corporation that such holder is not a member of the Exchange Group, at such holder’s option, at any time or from time to time, shall have the unconditional right to convert any such shares into the number of fully paid and non-assessable shares of Class A Common Stock determined by dividing (A) the product of the Stated Value and the number of shares of Cumulative Convertible Preferred Stock to be converted on the Conversion Date by (B) the Conversion Price in effect on the Conversion Date.

(iii) Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Cumulative Convertible Preferred Stock which is a member of the Exchange Group, at such holder’s option, at any time or from time to time, shall have the right to convert any such shares into the number of fully paid and nonassessable shares of Class A Common Stock determined by dividing (A) the product of the Stated Value and the number of shares of Cumulative Convertible Preferred Stock to be converted on the Conversion Date by (B) the Conversion Price in effect on the Conversion Date; provided that any such member of the Exchange Group converting shares of Cumulative Convertible Preferred Stock into Class A Common Stock, as the sole condition precedent to such conversion, shall comply with and remain subject to the voting trust provisions of Part A, Section 3(a).

(iv) If notice of redemption of any shares of Cumulative Convertible Preferred Stock shall be given as provided herein, the right to convert such shares pursuant to this Section 5 shall terminate and expire at the close of business on the fifth Business Day prior to the Redemption Date (unless the Corporation shall default in any payment due upon redemption thereof in which case each of such shares shall continue to be convertible).

(v) The surrender of any shares of Cumulative Convertible Preferred Stock for conversion shall be made by the holder thereof by delivering to the Corporation at the office or agency to be maintained by the Corporation for that purpose (A) the certificate or certificates evidencing ownership of such shares with proper endorsement or instruments of transfer, (B) if the conversion is being made pursuant to Section 5(a)(ii) above, a certificate representing and warranting that the holder is not a member of the Exchange Group, (C) if the conversion is being made pursuant to Section 5(a)(iii) above, evidence that the holder has complied with and remains subject to the voting trust provisions of Part A, Section 3(a), and (D) a written statement of election under the last sentence of Section 5(a)(vi). Such holder shall give written notice to the Corporation at said office or agency that he elects to convert such shares of Cumulative Convertible Preferred Stock in accordance with the provisions of this Section 5. Such notice shall also state the number of whole shares of Cumulative Convertible Preferred Stock to be converted, whether Class A Common Stock or Class B Common Stock is to be issued upon conversion, and the name or names (with addresses) in which the certificate or certificates evidencing ownership of the Class A Common Stock or the Class B Common Stock, as the case may be, which shall be issuable on such conversion shall be issued. In the case of lost or destroyed certificates evidencing ownership of shares of Cumulative Convertible Preferred Stock to be surrendered for conversion, the holder shall submit proof of loss or destruction and such indemnity as shall be reasonably required by the Corporation.

(vi) As soon as practicable after its receipt of such notice, the certificate or certificates evidencing ownership of such shares of Cumulative Convertible Preferred Stock, and, if conversion is being made pursuant to Sections 5(a)(ii) or 5(a)(iii) above, the certificate or evidence referred to in Section 5(a)(v), the Corporation shall issue and shall deliver at said office or agency to the person for whose account such shares of Cumulative Convertible Preferred Stock were so surrendered, or on his or her written order, a certificate or certificates for the number of such shares of Class A Common Stock or Class B Common Stock, as the

case may be, and a check or cash payment (if any) to which such holder is entitled with respect to fractional shares as determined by the Corporation, in accordance with Section 5(f) of this Part C, at the close of business on the Conversion Date and any accrued and unpaid dividends through the Conversion Date in accordance with Section 5(d) of this Part C. Notwithstanding the foregoing, if, on any Conversion Date, the Corporation shall be in arrears in the payment of dividends on the Cumulative Convertible Preferred Stock for three or more Dividend Periods, each holder of such stock shall have the right to elect either (A) (1) to have all or part of such accrued and unpaid dividends credited against the Conversion Price, provided, however, that in no event shall such Conversion Price be reduced below the amount per share equal to the amount below which the Predecessor Conversion Price (as defined in Part D) could not be lowered immediately prior to the Effective Date (subject to adjustment on the same basis as the Conversion Price is subject to adjustment) and (2) to receive in cash, to the extent funds are legally available and not contractually restricted under agreements with Persons who are not the Buyer or Affiliates or Associates of the Buyer and to the extent not then paid in full, to retain the right to receive in cash, as soon thereafter as funds are legally available and not so contractually restricted, all accrued and unpaid dividends in excess of the amount, if any, credited as provided in clause (i) or (B) to retain the right to receive in cash, as soon thereafter as funds are legally available and not so contractually restricted, all accrued and unpaid dividends.

(vii) Such conversion shall be deemed to have been effected on the date (the “Conversion Date”) on which the Corporation shall have received such notice and the certificate or certificates for such shares of Cumulative Convertible Preferred Stock and, if conversion is made pursuant to Section 5(a)(ii) or 5(a)(iii) above, the certificate or evidence referred to in Section 5(a)(v); and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall become effective for all purposes on the next succeeding day on which such stock transfer books are open.

(b) Call for Conversion by the Corporation.

(i) If, at any time during the period beginning on April 23, 1996 and ending on April 22, 1998, the Closing Price (as defined in Part D) per share of Class A Common Stock is equal to or greater than the Predecessor Call Threshold Price (as defined in Part D), subject to adjustment as set forth in Section 5(e) of this Part C (such amount, as it may be so adjusted, the “Call Threshold Price”), for any 20 out of 30 consecutive Trading Days (as defined in Part D) during such period (a “Call Threshold”), within the first 30 days following any Call Threshold, the Corporation may issue a notice to call for conversion into Common Stock all (but not less than all) of the Cumulative Convertible Preferred Stock at the time outstanding on the terms and conditions and in accordance with the procedures set forth in this Section 5(b).

(ii) Upon such call for conversion, each share of Cumulative Convertible Preferred Stock that is held by a member of the Exchange Group shall be converted in accordance herewith into the number of fully paid and non-assessable shares of Class B Common Stock, or Class A Common Stock if the holder of such shares elects to comply with the voting trust provisions of Part A, Section 3(a), determined by dividing (A) the product of the Stated Value and the number of such holder’s shares of Cumulative Convertible Preferred Stock by (B) the Conversion Price in effect on the Conversion Call Date (as defined in clause (iv) below).

(iii) Upon such call for conversion, each share of Cumulative Convertible Preferred Stock that is held by a person which is not a member of the Exchange Group shall be converted in accordance herewith into the number of fully paid and non-assessable shares of Class A Common Stock determined by dividing (A) the product of the Stated Value and the number of such holder’s shares of Cumulative Convertible Preferred Stock by (B) the Conversion Price in effect on the Conversion Call Date.

(iv) If the Corporation shall desire to exercise its right to call for conversion all of the Cumulative Convertible Preferred Stock, it shall give notice of such call by first class mail postage prepaid (or, if such shares are held of record by 10 Persons or less, by certified mail), not less than 10 nor more than 45 days prior to the date fixed for conversion in such notice (the “Conversion Call Date”), to each holder’s last address as it shall appear upon the stock transfer books of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives the notice. In any case, failure duly to give notice by mail, or any defect in the notice, to the holder of any Cumulative Convertible Preferred Stock shall not affect the validity of the call for conversion of any other Cumulative Convertible Preferred Stock.

Each such notice shall specify the Conversion Call Date, the place of conversion (which must be in New York City or Miami, Florida), and the Conversion Price at which such Cumulative Convertible Preferred Stock is to be converted and shall state that issuance and delivery of the certificate or certificates for the Common Stock to be issued on conversion of the Cumulative Convertible Preferred Stock will be made on surrender of the Cumulative Convertible Preferred Stock at said place of conversion and that from and after the Conversion Call Date such Cumulative Convertible Preferred Stock shall cease to be outstanding.

(v) If notice of call for conversion shall have been given as provided hereinabove, the Cumulative Convertible Preferred Stock outstanding on the Conversion Call Date shall be converted into Class A Common Stock or Class B Common Stock, as the case may be, by the Corporation on the Conversion Call Date and at the place stated in such notice at the applicable Conversion Price. On and after the Conversion Call Date, the Cumulative Convertible Preferred Stock shall cease to be outstanding.

(vi) The surrender of shares of Cumulative Convertible Preferred Stock for conversion pursuant to a call for conversion made by the Corporation pursuant to Section 5(b) shall be made by the holder thereof by delivering the certificate or certificates evidencing ownership of such shares with proper endorsement or instruments of transfer and the certificate or evidence referred to in Section 5(a)(v) above, as applicable, to the Corporation at the office or agency to be maintained by the Corporation for that purpose. In the case of lost or destroyed certificates evidencing ownership of shares of Cumulative Convertible Preferred Stock to be surrendered for conversion pursuant to a call for conversion, the holder shall submit proof of loss or destruction and such indemnity as shall be reasonably required by the Corporation.

(vii) As soon as practicable after its receipt of the certificate or certificates evidencing ownership of such shares of Cumulative Convertible Preferred Stock and, if applicable, the certificate or evidence referred to in Section 5(a)(v) above, the Corporation shall issue and deliver at said office or agency to the person for whose account such shares of Cumulative Convertible Preferred Stock were so surrendered, or on such person’s written order, a certificate or certificates for the number of such shares of Class A Common Stock or Class B Common Stock, as the case may be, and a check or cash payment (if any) to which such holder is entitled with respect to fractional shares as determined by the Corporation in accordance with Section 5(f) of this Part C and with respect to any accrued and unpaid dividends in accordance with Section 5(d) of this Part C. Notwithstanding the foregoing, if, on the Conversion Call Date, the Corporation shall be in arrears in the payment of dividends on the Cumulative Convertible Preferred Stock for three or more Dividend Periods, each holder of such stock shall have the right to elect either (A) (1) to have all or part of such accrued and unpaid dividends credited against the Conversion Price, provided, however, that in no event shall such Conversion Price per share be reduced below the amount per share equal to the amount below which the Predecessor Conversion Price could be lowered immediately prior to the Effective Date (subject to adjustment on the same basis as the Conversion Price is subject to adjustment) and (2) to receive in cash, to the extent funds are legally available and not contractually restricted under agreements with Persons who are not the Buyer or Affiliates or Associates of the Buyer and to the extent not then paid in full, to retain the right to receive in cash, as soon thereafter as funds are legally available and not so contractually restricted, all accrued and unpaid dividends in excess of the amount, if any, credited as provided in clause (i) or (B) to retain the right to receive in cash, as soon thereafter as funds are legally available and not so contractually restricted, all accrued and unpaid dividends.

(viii) Conversion of all Cumulative Convertible Preferred Stock then outstanding shall be deemed to have been effected on the Conversion Call Date and the person or persons in whose name or names any certificate or certificates for Class A Common Stock or the Class B Common Stock, as the case may be, shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares of Class A Common Stock or Class B Common Stock, as the case may be, into which such person’s or persons’ Cumulative Convertible Preferred Stock shall be deemed to be converted on said date.

(c) Holder’s Right to Put After Call for Conversion. If the Corporation calls for the conversion of the Cumulative Convertible Preferred Stock pursuant to Section 5(b) of this Part C then within 30 days after the Conversion Call Date, each holder of Common Stock into which such Cumulative Convertible Preferred Stock was converted as of such date shall have the unconditional right to require the Corporation to purchase all or part of such holder’s Common Stock at a purchase price per share equal to the Predecessor Put Price (as defined in Part D), subject to adjustment in accordance with Section 5(e) of this Part C (such purchase price, as so adjusted, the “Put Price”). If such holder of Common Stock desires to require the Corporation to purchase such holder’s shares of Common Stock in accordance herewith, such holder shall give written notice to the Corporation at said office or agency that such holder elects to have the Corporation purchase such holder’s shares of Class A Common Stock or Class B Common Stock, as the case may be, in accordance with the provisions of this Section 5(c). Such notice shall also state the number of whole shares of Class A Common Stock or Class B Common Stock to be purchased by the Corporation pursuant to this Section 5(c). In the case of lost or destroyed certificates evidencing ownership of shares of Class A Common Stock or Class B Common Stock, as the case may be, to be purchased by the Corporation pursuant to this Section 5(c), such holder shall submit proof of loss or destruction and such indemnity as shall be reasonably required by the Corporation. On delivery of the certificate or certificates evidencing ownership of the Common Stock to be purchased by the Corporation pursuant to this Section 5(c), with proper endorsement or instruments of transfer to the Corporation, to the office or agency to be maintained by the Corporation for that purpose, the Corporation or its designee shall pay to such holder of such Class A Common Stock or Class B Common Stock, as the case may be, in immediately available funds the Put Price for each share of such stock delivered pursuant to this Section 5(c).

(d) Dividend Upon Conversion. No payment or adjustment shall be made to any holder of shares of Cumulative Convertible Preferred Stock surrendered by the holder thereof at such holder’s option in respect of any dividends which would have accrued for the portion of the Dividend Period ended on the Conversion Date on the shares of Cumulative Convertible Preferred Stock surrendered for conversion; provided, however, that (i) if shares of Cumulative Convertible Preferred Stock shall be converted subsequent to the record date for any dividend thereon and prior to the payment date for such dividend, notwithstanding such conversion the dividend shall be payable on the payment date for such dividend to the person in whose name such shares of Cumulative Convertible Preferred Stock were held of record at the close of business on such record date and (ii) all accrued and unpaid dividends for each Dividend Period ended prior to such Conversion Call Date or date of surrender shall be paid to the person in whose name such shares were held of record at the close of business on such record date. If either (A) the shares of Cumulative Convertible Preferred Stock are called for conversion by the Corporation, or (B) a record date shall be set by the Corporation with respect to Common Stock for any purpose other than a cash dividend not requiring an adjustment under Section 5(e)(iii) and shares of Cumulative Convertible Preferred Stock are converted into Common Stock on or before such record date, then in either case holders of such shares shall be entitled to receive on the Conversion Call Date in the case of clause (A) or at the time of conversion in the case of clause (B) all accrued and unpaid dividends thereon for each Dividend Period ended prior to the Conversion Call Date in the case of clause (A) or the time of conversion in the case of clause (B) plus a pro rata portion of the dividend thereon which would otherwise have accrued for the portion of the Dividend Period ended on such Conversion Call Date or at the time of conversion, as the case may be. If the Corporation shall at such time be in arrears in the payment of dividends on the Cumulative Convertible Preferred Stock for three or more Dividend Periods, each holder shall have the right to elect either (y) (1) to have all or part of such accrued and unpaid dividends credited against the Conversion Price, provided, however, that in no event shall the Conversion Price per share be reduced below an amount per share equal to the amount below which the Predecessor Conversion Price cold not be lowered immediately prior to the Effective Date (subject to adjustment on the same basis as the Conversion Price is subject to adjustment) and (2) to receive in cash, to the extent funds are legally available and not contractually restricted under agreements with Persons who are not the Buyer or Affiliates or Associates of the Buyer and to the extent not then paid in full, to retain the right to receive in cash, as soon thereafter as funds are legally available and not so contractually restricted, all accrued and unpaid dividends in excess of the amount, if any, credited as provided in clause (i) or (z) to retain the right to receive in cash, as soon thereafter as funds are legally available and not so contractually restricted, all accrued and unpaid dividends.

(e) Adjustments to Conversion Price, Call Threshold Price And Put Price. The Conversion Price, Call Threshold Price and Put Price shall each be subject to adjustments from time to time as follows:

(i) In case the Corporation shall at any time or from time to time after the Effective Date (A) pay a dividend or make a distribution on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock into a greater number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Cumulative Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately following any of the events described above had such shares of Cumulative Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier, and the Call Threshold Price and the Put Price with respect to the Common Stock shall be proportionately adjusted so as to result in a new Call Threshold Price and a new Put Price equal to the product of (i) the initial Call Threshold Price or initial Put Price, as the case may be, in either case as adjusted theretofore, and (ii) a fraction the numerator of which is the number of shares of Common Stock outstanding immediately prior to the applicable event listed above and the denominator of which is the number of shares of Common Stock outstanding immediately following such event. An adjustment made pursuant to this Section 5(e)(i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this Section 5(e)(i) in connection with any transaction to which Section 5(e)(v) applies.

(ii) In case, at any time or from time to time after the Effective Date, the Corporation shall issue or sell any shares of Common Stock (except as provided in Section 5(e)(i) of this Part C) for a consideration per share less than the Current Market Price (as defined in Section 5(e)(iv)) in effect immediately prior to such issue or sale, including the issuance or exchange of any shares of Common Stock as consideration for the acquisition by the Corporation of any shares of capital stock of any Subsidiary in connection with the settlement of any litigation or otherwise and whether or not such Subsidiary is merged with or into the Corporation contemporaneously therewith or thereafter, then forthwith upon such issue or sale, the Conversion Price in effect immediately prior to such issue or sale shall be adjusted (calculated to the nearest cent) by dividing the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be an amount equal to the sum of the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale plus the number of additional shares of Common Stock issued or to be issued and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock would purchase at the Current Market Price immediately prior to such issue or sale. If at any time an adjustment is made in the Conversion Price pursuant to this Section 5(e)(ii), then the Call Threshold Price and the Put Price shall be similarly adjusted by dividing the Call Threshold Price and the Put Price by the fraction determined as provided above. No adjustment shall be made pursuant to this Section 5(e)(ii) in connection with any transaction to which Section 5(e)(v) applies.

(A) For the purposes of Section 5(e)(ii) above, the following paragraphs (1) to (5), inclusive, shall also be applicable:

(1) In case at any time the Corporation shall grant any rights to subscribe for, or any rights, warrants, or options to purchase, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Current Market Price immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in clause (B) of this Section 5(e)(ii), no further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) In case at any time the Corporation shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Current Market Price immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that (i) except as provided in clause (B) of this Section 5(e)(ii), no further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 5(e)(ii), no further adjustment of Conversion Price shall be made by reason of such issue or sale.

(3) In case at any time the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Convertible Securities, any Convertible Securities issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(4) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such non-cash consideration as determined (i) in the case of Common Stock, Convertible Securities, rights or options having a fair market value (as determined in good faith by the Board of Directors) of $10,000,000 or less, in good faith by the Board of Directors of the Corporation, and (ii) in the case of such Common Stock, Convertible Securities, rights or options having a fair market value in excess of $10,000,000, in good faith by the Board of Directors of the Corporation based on, among other things, a valuation of such non-cash consideration by a nationally-recognized, independent investment banking firm, in each case without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation (other than the Predecessor Corporation) into the Corporation, the amount of consideration therefor shall be deemed to be the fair market value of the net assets of such merged corporation as determined (i) in the case of net assets having a fair market value (as determined in good faith by the Board of Directors) of $10,000,000 or less, in good faith by the Board of Directors of the Corporation, and (ii) in the case of net assets having a fair market value in excess of $10,000,000, in good faith by the Board of Directors of the Corporation based on, among other things, a valuation opinion by a nationally-recognized, independent investment banking firm, in each case after deducting therefrom all cash and other consideration (if any) paid by the Corporation in connection with any such merger, but without deducting therefrom any expenses incurred in connection therewith.

(5) In case at any time the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Convertible Securities, or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(B) If the purchase price provided for in any right or option referred to in paragraph (1) of clause (A) of this Section 5(e)(ii), or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) of said clause (A) are convertible into or exchangeable for Common Stock, shall change or a different purchase price or rate shall become effective at any time or from time to time (other than under or by reason of provisions set forth in this Section 5(e) designed to protect against dilution), then, upon such change becoming effective, the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have obtained had the adjustments made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of (1) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (2) the granting or issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price. On the expiration of any right, warrant or option referred to in paragraph (1) of clause (A) of this Section 5(e)(ii), or on the termination of any right to convert or exchange any Convertible Securities referred to in paragraphs (1) or (2) of said clause (A), the Conversion Price shall forthwith be readjusted to such amount as would have been obtained had the adjustment made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any such right or option, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such right or option or Convertible Security been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

(iii) In case the Corporation shall at any time or from time to time after the Effective Date declare, order, pay or make a dividend or other distribution in cash or otherwise (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries (as defined in Part D hereof) by way of dividend or spinoff), on its Common Stock, other than (A) dividends payable in cash not in excess of 50% of Earnings (as defined in Part D hereof) on an accumulated basis commencing on May 1, 1993, or (B) dividends or distributions of shares of Common Stock which are referred to in Section 5(e)(i), then, and in each such case, the Conversion Price shall be adjusted by multiplying (1) the applicable Conversion Price on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the denominator of which shall be the Current Market Price per share of Common Stock, and the numerator of which shall be such Current Market Price per share of Common Stock less the fair market value per share of Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be mailed to each holder of shares of Cumulative Convertible Preferred Stock and, in each case where such fair market value is in excess of $10,000,000, a valuation opinion of a nationally-recognized, independent investment banking firm), and the Call Threshold Price and the Put Price shall be similarly adjusted by multiplying the Call Threshold Price and the Put Price by such fraction. No adjustment shall be made pursuant to this Section 5(e)(iii) in connection with any transaction to which Section 5(e)(v) applies. For purposes of determining the percentage of Earnings distributed by dividend in excess of the limitation set forth in Section 5(e)(iii) above, the Corporation shall deliver to the holders of record of the Cumulative Convertible Preferred Stock substantially contemporaneously with the filing of the Annual Report on Form 10-K of the Corporation with the Securities and Exchange Commission a certificate prepared by the regular independent certified public accountants of the Corporation that shall set forth the Earnings of the Corporation (including for such purpose the Predecessor Corporation (as defined in Part D)) on a cumulative basis commencing May 1, 1993, the dividends paid by the Corporation and the Predecessor Corporation on its shares of capital stock on a cumulative basis from and after such date both in absolute amount and as a percentage of such Earnings, and the amount of the adjustment, if any, which would be required under Section 5(e)(iii) if conversion of the Cumulative Convertible Preferred Stock had occurred as of the close of business on the last day of the most recently concluded fiscal year of the Corporation. Notwithstanding anything herein to the contrary, no adjustment shall be made pursuant to this Section 5(e)(iii) in connection with any payment of cash dividends by the Corporation unless one or more holders of Cumulative Convertible Preferred Stock have elected to convert their Cumulative Convertible

Preferred Stock pursuant to Section 5(a) of this Part C or the Corporation has exercised its right to require conversion pursuant to Section 5(b) of this Part C, in which case the adjustment, if any, required by this Section 5(e)(iii) shall be made immediately prior to the Conversion Date and shall be certified by the Corporation’s regular independent certified public accountants.

(iv) For the purpose of any computation under Sections 5(e)(ii) and 5(e)(iii) (and under Section 3(d) of Part A), the Current Market Price per share of the Common Stock on any date shall be deemed to be the average of the daily Closing Prices of such stock for the twenty consecutive Trading Days commencing thirty Trading Days prior to the date in question.

(v) In the case of any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation, other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of a share of Cumulative Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Corporation into which such shares of Cumulative Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock of the Corporation is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (“constituent entity”), or an affiliate of a constituent entity, and failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section (5)(e) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of shares of Cumulative Convertible Preferred Stock to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be appropriate, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers. The Corporation shall not effect any such consolidation, merger, sale or transfer, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets or other appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the holder of each share of Cumulative Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section 5(e).

(vi) The Corporation may make such adjustments in the Conversion Price, Call Threshold Price or Put Price, in addition to those required by subparagraphs (i) through (v) of this Section 5(e), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

(vii) No adjustment in the Conversion Price, Call Threshold Price or Put Price will be made for the issuance of shares of capital stock (or rights, warrants or other securities convertible into or exchangeable for shares of capital stock) (i) to employees, officers, directors or consultants pursuant to the Corporation’s or any Subsidiaries’ employee benefit plans, employee compensation arrangements or stock option plans or programs in effect from time to time or (ii) pursuant to underwritten public offerings of shares of capital stock of the Corporation.

(viii) No adjustment will be required to be made in the Conversion Price, Call Threshold Price or Put Price until cumulative adjustments require an adjustment of at least 1% of such Conversion Price, Call Threshold Price or Put Price.

(ix) For purposes of this Section 5(e), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation but the sale or issue of such shares shall be a sale or issue for the purposes of Section 5(e)(ii).

(x) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation (which may be the firm of independent public accountants regularly employed by the Corporation) shall be presumptively correct for any computation made under this Section 5(e).

(xi) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment pursuant to this Section 5(e) in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this Section 5(e) or in the Conversion Price, Call Threshold Price or Put Price then in effect shall be required by reason of the taking of such record.

(f) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Cumulative Convertible Preferred Stock, but the holder thereof will receive in cash an amount equal to the value of such fractional share of Common Stock based on the Current Market Price. If more than one share of Cumulative Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered.

(g) Payment of Taxes. The Corporation shall pay any tax in respect of the issue of stock certificates on conversion of shares of Cumulative Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h) Class A Common Stock and Class B Common Stock Reserved for Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock and Class B Common Stock or have available in its treasury the full number of shares of Class A Common Stock and Class B Common Stock deliverable upon the conversion of all outstanding shares of Cumulative Convertible Preferred Stock and Class B Common Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and non-assessable shares of Class A Common Stock and shares of Class B Common Stock, as the case may be, upon conversion of the Cumulative Convertible Preferred Stock or Class B Common Stock, as the case may be.

(i) Notice of Adjusted Conversion Price, Call Threshold Price and Put Price. If, and at any time, the Conversion Price, Call Threshold Price or Put Price is adjusted as herein provided a notice stating that the Conversion Price, Call Threshold Price or Put Price, as the case may be, has been adjusted and setting forth the adjusted Conversion Price, Call Threshold Price or Put Price, as the case may be, shall be mailed forthwith by the Corporation by first class mail postage prepaid (or, if such shares are held of record by 10 Persons or less, by certified mail) to the holders of Cumulative Convertible Preferred Stock at their last addresses as they shall appear upon the Corporation’s stock transfer books. Failure to mail the notice or any defect in such notice shall not affect the validity of any transaction referred to in such notice.

(j) Notice of Certain Events. In the event:

(i) the Corporation shall declare a dividend (or any other distribution, including a spinoff or distribution of stock of any Subsidiary) on its Common Stock (other than a cash dividend payable out of Earnings not requiring an adjustment pursuant to Section 5(e)(iii)); or

(ii) the Corporation shall authorize the issuance to holders of its Common Stock of rights or warrants to subscribe for or purchase Common Stock or convertible securities; or

(iii) of any reclassification of the Common Stock or of any consolidation or merger to which the Corporation is a party or of the sale or transfer of all or substantially all of the assets of the Corporation and for which approval of any stockholders of the Corporation is required; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in each event, the Corporation shall cause to be mailed to each holder of Cumulative Convertible Preferred Stock, at his address as the same shall appear on the books of the Corporation, as promptly as possible but in any event at least fifteen days prior to the applicable date hereinafter specified, by first class mail postage prepaid (or, if such shares are held of record by 10 Persons or less, by certified mail), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock or Class B Common Stock of record to be entitled to such dividend, distribution or issuance are to be determined, and the nature and amount of such dividend, distribution or issuance or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock or Class B Common Stock of record shall be entitled to exchange their Class A Common Stock or Class B Common Stock, as the case may be, for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

D. Definitions. As used herein the following terms shall have the following meanings:

(a) “Affiliate” of a specified Person shall mean any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

(b) “Associate” when used to indicate a relationship with any Person shall mean (i) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iii) any spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters-in-law or (iv) any officer or director of any corporation controlling or controlled by such Person.

(c) “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking organizations in New York, New York are authorized or obligated by law or executive order to close.

(d) “Closing Price” shall mean the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc. or, if the Class A Common Stock or Class B Common Stock, as the case may be, is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Class A Common Stock or Class B Common Stock, as the case may be, is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System, or, if the Class A Common Stock or Class B Common Stock, as the case may be, is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose, or, if the Corporation’s Class A Common Stock is not priced in such a market, the value determined, in good faith by the Board of Directors or, if the Corporation’s Class B Common Stock is not priced in such a market, the value of the Class A Common Stock determined in accordance herewith.

(e) “Common Stock” shall mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage, including, without limitation, the Class A Common Stock and the Class B Common Stock.

(f) “Dividend Period” shall mean the six-month period ending on March 30 or September 30, as the case may be, of each year, commencing with the period ending September 30, 1994.

(g) “Earnings” shall mean the consolidated net income of the Corporation (including the Predecessor Corporation) and the Subsidiaries as reflected on the statement of operations and retained earnings prepared in accordance with generally accepted accounting principles and reported in the Corporation’s (including the Predecessor Corporation’s) financial statements as filed with the Securities and Exchange Commission.

(h) “Effective Date” means the date on which the merger of the Predecessor Corporation with and into the Corporation shall have been consummated and become effective pursuant to the provisions of the Agreement and Plan of Merger by and between the Predecessor Corporation and the Corporation.

(i) “Exchange Group” shall mean Security Management Corp., a Maryland corporation (“SMC”), Victor Posner Trust No. 20, a trust organized under the laws of the State of Florida (the “Trust”), beneficiaries of the Trust, Victor Posner (“Posner”) and any person (including any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity) controlling, controlled by, or under common control with SMC, Posner, the Trust or beneficiaries of the Trust and the spouse, lineal descendants and other relatives or family members of Posner.

(j) “Original Issue Date” means April 23, 1993.

(k) “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

(l) “Predecessor Call Threshold Price” means the Call Threshold Price for the Predecessor Convertible Preferred Stock in effect immediately prior to the Effective Date.

(m) “Predecessor Common Stock” means the shares of Class A Common Stock, par value $.10 per share, and Class B Common Stock, par value $.10 per share, of the Predecessor Corporation.

(n) “Predecessor Conversion Price” means the price per share at which shares of Predecessor Convertible Preferred Stock were convertible into shares of Predecessor Common Stock immediately prior to the Effective Date.

(o) “Predecessor Convertible Preferred Stock” means the shares of Cumulative Convertible Preferred Stock, par value $.10 per share, of the Predecessor Corporation.

(p) “Predecessor Corporation” means Triarc Companies, Inc., an Ohio corporation.

(q) “Predecessor Put Price” means the “put price” (as defined in the Articles of Incorporation of the Predecessor Corporation) for the Predecessor Convertible Preferred Stock in effect immediately prior to the Effective Date.

(r) “Redemption Agent” shall mean any individual, corporation (including the Corporation), partnership, joint venture, trust or unincorporated organization that is identified in any notice of redemption provided for herein and that is authorized by the Corporation to pay the redemption price of, and accrued and unpaid dividends determined under Section 2 of Part C on the Cumulative Convertible Preferred Stock on presentation and surrender to such agent.

(s) “Shares ranking junior to the Cumulative Preferred Stock” shall mean and include each and every series of Preferred Stock and all other shares of the Corporation other than those defined under this Section as shares “ranking prior to” or “on a parity with” the Cumulative Convertible Preferred Stock.

(t) “Shares ranking on a parity with the Cumulative Convertible Preferred Stock” shall mean and include shares of each and every series of Preferred Stock (up to the Aggregate Dollar Amount) and all other shares (including shares of Preferred Stock in excess of the Aggregate Dollar Amount), if authorized and issued as provided in Section 4(b) of Part C, of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Cumulative Convertible Preferred Stock.

(u) “Shares ranking prior to the Cumulative Convertible Preferred stock” shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over the rights of the holders of Cumulative Convertible Preferred Stock.

(v) “Subsidiary” shall mean any corporation whose shares of capital stock having ordinary voting power to elect a majority of the directors of such corporation are owned, directly or indirectly, by the Corporation.

(w) “Trading Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is a day on which the New York Stock Exchange or the American Stock Exchange, as the case may be, is open for trading in securities or a day on which securities are quoted on the National Association of Securities Dealers Automated Quotation National Market System.

ARTICLE V
BOARD OF DIRECTORS; STOCKHOLDERS MEETINGS

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. The Board of Directors shall consist of not less than ten (10) nor more than twenty (20) persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office; provided, however, that such maximum number may be increased from time to time to reflect the rights of holders of Preferred Stock to elect directors in accordance with the terms of this Certificate of Incorporation or of the Certificate of Designation pursuant to which any class or series of Preferred Stock is issued or to the extent provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock pursuant to Article IV of this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the members of the Board of Directors or the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Members of the Board of Directors or any committee thereof designated by the Board of Directors, may participate in a meeting of the Board of Directors, or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in such a manner shall constitute presence in person at such meeting.

SECTION 3. Subject to the rights of the holders of any class or series of Preferred Stock, any vacancy in the Board of Directors caused by death, resignation, removal, retirement, disqualification or any other cause (including an increase in the number of directors) may be filled solely by resolution adopted by the affirmative vote of a majority of the directors then in office, whether or not such majority constitutes less than a quorum, or by a sole remaining director. Any new director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of that director for which the vacancy occurred. No decrease in the size of the Board of Directors shall have the effect of shortening the term of any incumbent director.

SECTION 4. Except as otherwise provided by law or by this Certificate of Incorporation, a majority of the directors in office at the time of a duly assembled meeting shall be necessary to constitute a quorum for the transaction of business, and the act of a majority of the directors present at such meeting shall be the act of the Board of Directors.

SECTION 5. Except as otherwise provided by law, at any annual or special meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting. Except as otherwise provided in this Article V, in order to be properly brought before the meeting, such business must have either been (A) specified in the written notice of the meeting (or any supplement thereto) given to stockholders of record on the record date for such meeting by or at the direction of the Board of Directors, (B) brought before the meeting at the direction of the Chairman, the President or the Board of Directors or (C) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. A notice referred to in clause (C) of the preceding sentence must be delivered personally to, or mailed to and received at, the principal executive office of the Corporation, addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice referred to in clause (C) of the first sentence of this Section 5 shall set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended, or any successor thereto. No business shall be brought before any meeting of stockholders of the Corporation otherwise than as provided in this Section 5. The Corporation may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Corporation. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to a nominee. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded.

SECTION 6. The annual meeting of stockholders of the Corporation for the election of directors and the transaction of such other business as may be brought before the meeting in accordance with this Certificate of Incorporation shall be held on the date and the time fixed from time to time by the Board of Directors, by a resolution adopted by the affirmative vote of a majority of the Entire Board (as defined in Article VI of this Certificate of Incorporation).

SECTION 7. Except as otherwise provided by law or by Article VI of this Certificate of Incorporation, at any meeting of stockholders of the Corporation the presence in person or by proxy of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business brought before the meeting in accordance with this Certificate of Incorporation and, a quorum being present, the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote shall be required to effect action by stockholders; provided, however, that the affirmative vote of a plurality in voting power present in person or represented by proxy and entitled to vote shall be required to effect elections of directors.

SECTION 8. At every meeting of stockholders, the Chairman or, in the absence of such officer, the President or, in the absence of both such officers, such person as shall have been designated by the Chairman, or if he has not done so, then by the President, or if he has not done so, by resolution adopted by the affirmative vote of a majority of the Entire Board, shall act as chairman of the meeting. The chairman of the meeting shall have sole authority to prescribe the agenda and rules of order for the conduct of such meeting of stockholders and to determine all questions arising thereat relating to the order of business and the conduct of the meeting, except as otherwise required by law.

SECTION 9. Any class or series of Preferred Stock may exercise the special voting rights, if any, of such class or series to elect directors upon the occurrence of certain events specified in the Certificate of Designation pursuant to which any such class or series of Preferred Stock is issued or in this Certificate of Incorporation, as the case may be, in any manner now or hereafter permitted by this Certificate of Incorporation, Delaware law or the applicable Certificate of Designation for such class or series of Preferred Stock.

SECTION 10. The exercise by the Board of Directors of the powers conferred in this Article V shall at all times be subject to any statutory or other limitations upon such powers provided by the laws of the State of Delaware.

SECTION 11. Members of the Board of Directors may be elected either by written ballot or by voice vote.

SECTION 12. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

ARTICLE VI
BUSINESS COMBINATIONS

SECTION 1. In addition to any affirmative vote required by law or under any other provisions of this Certificate of Incorporation or required in a specific case by the Board of Directors, and except as otherwise expressly provided in this Article VI, a Business Combination (as hereinafter defined) shall require the approval of the holders of the then outstanding Voting Shares (as hereinafter defined) entitled to cast at least 75% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (and such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares which are not Beneficially Owned (as hereinafter defined) by any Interested Stockholder (as hereinafter defined). Each such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

SECTION 2. The provisions of Section 1 of this Article VI shall not be applicable if: (i) immediately prior to the time the Business Combination is consummated, the Corporation is the Beneficial Owner (as hereinafter defined) of a majority of each class of the outstanding Equity Securities (as hereinafter defined) of the Interested Stockholder; (ii) the Business Combination was approved by at least a majority of the Board of Directors (even though not the Entire Board (as hereinafter defined)), but only if a majority of the directors acting favorably upon such matter are Continuing Directors (as hereinafter defined); or (iii) the consideration to be received in or as a result of the Business Combination by the holders of each class of the Voting Shares acquired by the Interested Stockholder is at least equal to the greater of the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and with appropriate adjustments for recapitalizations and for stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of such class (A) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination or (B) in the transaction in which it became an Interested Stockholder, and is in cash or in the same form of consideration as the Interested Stockholder paid to acquire the largest number of Voting Shares previously acquired by it. If the ownership or form of consideration requirements set forth in clauses (i) and (iii) of this Section 2 are satisfied, the Business Combination shall require the approval of the holders of then outstanding Voting Shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (the “Ratification Percentage”) (and such approval must include the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares which are not Beneficially Owned by any Interested Stockholder). If the Board of Directors approves the Business Combination in accordance with the requirements set forth in clause (ii) of the preceding sentence, the Board of Directors may, again in accordance with the voting provisions of such clause (ii), determine to require a vote of stockholders. If a stockholder vote is required for such Business Combination under law, the Board of Directors shall require the affirmative vote of the then outstanding Voting Shares equal to the higher of: (1) the Ratification Percentage (such affirmative vote shall not require the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares which are not Beneficially Owned by any Interested Stockholder) and (2) such other percentage as is required by law. If a stockholder vote is not required for such Business Combination under law, the Board of Directors may, in its discretion, (x) decide not to require a stockholder vote to approve the Business Combination or (y) require the affirmative vote of the outstanding Voting Shares equal to (i) the Ratification Percentage (such affirmative vote shall not require the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares which are not Beneficially Owned by any Interested Stockholder) or (ii) such other percentage as it so determines. Each such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

SECTION 3. For the purposes of this Article VI:

(1) “Business Combination” shall mean:

(A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (whether or not the Corporation is the surviving corporation) (i) any Interested Stockholder or an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder, or an Affiliate thereof, or (ii) any other corporation (whether or not itself an Interested Stockholder), which, after such merger or consolidation, would be an Affiliate or Associate of an Interested Stockholder or an Affiliate thereof; or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, or an Affiliate thereof, of any Substantial Part (as hereinafter defined) of the assets of the Corporation or of any Subsidiary; or

(C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to the Corporation or any Subsidiary of any assets (excluding any Voting Shares, but including without limitation any securities, whether outstanding, authorized but unissued or in treasury, issued by an Interested Stockholder or by an Affiliate or Associate of an Interested Stockholder or by an Affiliate thereof) of

(i) any Interested Stockholder or (ii) an Affiliate or Associate of an Interested Stockholder, or an Affiliate thereof, if the amount paid therefor constitutes a Substantial Part of the assets of the Corporation or any Subsidiary; or

(D) the issuance or transfer by the Corporation or by any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary (except upon conversion of convertible securities as a result of a pro rata stock dividend or stock split) to any Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, or an Affiliate thereof, in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more; or

(E) the adoption of any plan or proposal for the liquidation, dissolution, spinoff, split-up or split-off of the Corporation if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or, if no vote would otherwise be required, the date the transaction is planned to be consummated, any Person (as hereinafter defined) shall be an Interested Stockholder; or

(F) any reclassification of securities (including, without limitation, any combination of shares or reverse stock split) or recapitalization of the Corporation, or any reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of Equity Securities of the Corporation or any Subsidiary of which any Interested Stockholder is, directly or indirectly, the Beneficial Owner; or

(G) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(2) A “Person” shall mean any individual, firm, corporation or other entity.

(3) “Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary and other than any pension, profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of any such Business Combination (other than a Business Combination referred to in subparagraph (1)(E) of this Section 3) is the Beneficial Owner of more than ten (10) percent of the voting power of the Voting Shares (determined solely on the basis of the total number of Voting Shares so beneficially owned in relation to the total number of Voting Shares issued and outstanding); provided, however, that DWG Acquisition Group, L.P., a Delaware limited partnership, or any Affiliate or Associate thereof, shall not be considered an Interested Stockholder for purposes of this Article VI.

(4) “Beneficial Ownership” shall be determined, and a Person shall be the “Beneficial Owner” of all securities which such Person is deemed to own beneficially, pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision) or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on the date of the merger of Triarc Companies, Inc., an Ohio corporation, with and into the Corporation (the “Merger”); provided, however, that a Person shall, in any event, also be deemed to be the “Beneficial Owner” of any Voting Shares:

(A) of which such Person or any of its Affiliates or Associates is, directly or indirectly, the Beneficial Owner, or

(B) of which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner), or

(C) of which any other Person is, directly or indirectly, the Beneficial Owner if such first mentioned Person or any of its Affiliates or Associates acts with such other Person as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation;

and provided further, however, that (i) no director or officer of the Corporation, nor any Associate or Affiliate of any such director or officer, shall, solely by reason of any or all of such directors and officers acting in their capacities as such, be deemed for any purposes hereof, to be the Beneficial Owner of any Voting Shares of which any other such director or officer (or any Associate or Affiliate thereof) is the Beneficial Owner and (ii) no trustee of an employee stock ownership or similar plan of the Corporation or any Subsidiary (“Employee Plan Trustee”) nor any Associate or Affiliate of any such Employee Plan Trustee, shall, solely by reason of being an Employee Plan Trustee or Associate or Affiliate of an Employee Plan Trustee, be deemed for any purposes hereof, to be the Beneficial Owner of any Voting Shares held by or under any such plan.

(5) “Continuing Director” shall mean a Person who was a member of the Board of Directors of the Corporation as of the date of the Merger, or a person thereafter elected by the stockholders or appointed by the Board of Directors whose election or appointment or recommendation by the Board of Directors for election by the Corporation’s stockholders was approved of by at least a majority of the Continuing Directors then on the Board of Directors.

(6) “Entire Board” shall mean the number of directors determined from time to time by the Board of Directors pursuant to a resolution adopted pursuant to Section 2 of Article V of this Certificate of Incorporation.

(7) An “Affiliate” of a specified Person is a Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “Associate” used to indicate a relationship with any Person shall mean (i) any corporation or organization (other than the Corporation or a Subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten (10) percent or more of any class of Equity Securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (other than an Employee Plan Trustee, as defined above), (iii) any Relative (as hereinafter defined) of such Person or (iv) any officer or director of any corporation controlling or controlled by such Person.

(8) “Relative” shall mean a Person’s spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters-in-law.

(9) “Subsidiary” shall mean any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (3) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class or series of Equity Security is owned, directly or indirectly, by the Corporation.

(10) “Substantial Part” shall mean assets having a book value (determined in accordance with generally accepted accounting principles) in excess of 10% of the book value (determined in accordance with generally accepted accounting principles) of the total consolidated assets of the entity in question and its consolidated Subsidiaries, at the end of its most recent fiscal year ending prior to the time the determination is made.

(11) “Voting Shares” shall mean any issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, that for purposes of computing the number of Voting Shares of which a Person is a Beneficial Owner in order to determine whether such Person is an Interested Stockholder, the outstanding Voting Shares owned by the Interested Stockholder shall include shares deemed owned by such Person through the application of paragraph (4) of this Section 3.

(12) “Equity Security” shall have the meaning given to such term under Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1994.

SECTION 4. A majority of the Entire Board shall have the power to determine, but only if a majority of the Entire Board shall then consist of Continuing Directors, or, if a majority of the Entire Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the power to determine, for the purposes of this Article VI on the basis of information known to them, (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to any matter referred to in subparagraph (4)(C) of Section 3 of this Article VI, (iv) whether the assets subject to any Business Combination constitute a Substantial Part of the assets of the entity in question, and/or (v) any other factual matter relating to the applicability or effect of this Article VI. Any determinations made by the Board of Directors, or by the Continuing Directors, as the case may be, pursuant to this Article VI in good faith and the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Stockholder.

SECTION 5. Any amendment, alteration, change or repeal of this Article VI, or any other amendment of this Certificate of Incorporation made at a time when the Corporation has an Interested Stockholder, shall, in addition to any other vote or approval required by law or by this Certificate of Incorporation, require the affirmative vote of the holders of the then outstanding Voting Shares entitled to cast at least 75% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (and such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all Voting Shares exclusive of those of which any Interested Stockholder is the Beneficial Owner); provided, however, that such 75% vote (and such additional affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all Voting Shares exclusive of those of which any Interested Stockholder is the Beneficial Owner) shall not be required for any amendment, alteration, change or repeal declared advisable by the Board of Directors by the affirmative vote of a majority of the Entire Board and submitted to the stockholders for their consideration, but only if a majority of the members of the Board of Directors acting favorably upon such matter shall be Continuing Directors, in which case this Article VI, or any other provision of this Certificate of Incorporation, may be amended by the affirmative vote of stockholders holding at least a majority of the voting power of the outstanding Voting Shares (such affirmative vote shall not require the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares exclusive of those of which any Interested Stockholder is the Beneficial Owner); and provided, further, that the Ratification Percentage may be amended, altered, repealed or changed by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding Voting Shares (such affirmative vote shall not require the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares exclusive of those of which any Interested Stockholder is the Beneficial Owner).

ARTICLE VII
INDEMNIFICATION

SECTION 1. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article VII.

SECTION 2. The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

SECTION 3. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the “By-laws”), any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

SECTION 4. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

SECTION 5. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII, the By-laws or under Section 145 of the Delaware General Corporation Law or any other provision of law.

SECTION 6. The provisions of this Article VII shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article VII is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

SECTION 7. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

SECTION 8. Any Director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

SECTION 9. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

ARTICLE VIII
LIMITATION ON LIABILITY OF DIRECTORS

SECTION 1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended.

SECTION 2. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX
ADOPTION, AMENDMENT AND/OR REPEAL OF B Y-LAWS

The Board of Directors may from time to time (after adoption by the undersigned of the original By-laws) make, alter or repeal the By-laws by a vote of two-thirds of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting;

provided, however, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation.

ARTICLE X
INCORPORATOR

The name and mailing address of the incorporator are: Mary C. Wade, c/o Triarc Companies, Inc., 900 Third Avenue, 31st Floor, N.Y., N.Y. 10022.

WITNESS the signature of this Certificate this 6th of May, 1994.

/s/ MARY C. WADE Incorporator

CERTIFICATE OF MERGER
OF
TRIARC COMPANIES, INC.
(an Ohio Corporation)
WITH AND INTO
TRIARC MERGER CORPORATION
(a Delaware Corporation)

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constitutent corporations of the merger (the “Merger”) are as follows:

Name	State of Incorporation
Triarc Companies, Inc.	Ohio
Triarc Merger Corporation	Delaware

SECOND: That an Agreement and Plan of Merger between the parties to the Merger has been approved, adapted, certified, executed and acknowledged by each of Triarc Companies, Inc. and Triarc Merger Corporation in accordance with the requirements of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

THIRD: That Triarc Merger Corporation shall be the surviving corporation.

FOURTH: That the Certificate of Incorporation of Triarc Merger Corporation shall be the Certificate of Incorporation of the surviving corporation, and the following amendment to such Certificate of Incorporation shall be effected by the Merger:

1. ARTICLE I is amended in its entirety to read as follows:

“ARTICLE I
NAME

The name of the corporation shall be Triarc Companies, Inc. (the “Corporation”).”

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by Triarc Merger Corporation, on request and without cost, to any stockholder of Triarc Companies, Inc.

SEVENTH: The authorized capital stock of the Ohio corporation which is a party to the merger is as follows:

Class	Number of Shares	Par Value
Class A Common	75,000,000	$.10
Class B Common	12,000,000	$.10
Cumulative Convertible
Redeemable Preferred	6,000,000	$.10
Serial Preferred	5,000,000	$.10
Junior Serial Preferred	2,000,000	$.10

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IN WITNESS WHEREOF, Triarc Merger Corporation has caused this certificate to be signed by Joseph A. Levato, its Executive Vice President, and attested by Mary C. Wade, its Assistant Secretary, on the 30th day of June, 1994.

TRIARC MERGER CORPORATION,
a Delaware Corporation

By:	/s/ JOSEPH A. LEVATO Name: Joseph A. Levato Title: Executive Vice President

ATTEST:

By:	/S/ MARY C. WADE Name: Mary C. Wade Title: Assistant Secretary

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CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRIARC COMPANIES, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Triarc Companies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Triarc Companies, Inc.

2. The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State was May 6, 1994.

3. This Certificate of Amendment amends the Certificate of Incorporation, as now in effect, to change the minimum required number of directors and the maximum number of directors of the Corporation.

4. The first sentence of Section 2 of Article V of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Board of Directors shall consist of not less than seven (7) nor more than fifteen (15) persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office; provided, however, that such maximum number may be increased from time to time to reflect the rights of holders of Preferred Stock to elect directors in accordance with the terms of the Certificate of Incorporation or of the Certificate of Designation pursuant to which any class or series of Preferred Stock is issued or to the extent provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock pursuant to Article IV of this Certificate of Incorporation.”

5. Such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has authorized the undersigned to execute this Certificate of Amendment of the Certificate of Incorporation of the Corporation this 4th day of June, 1997.

TRIARC COMPANIES, INC.

By:	/S/ BRIAN L. SCHORR Brian L. Schorr Executive Vice President
By:	/S/ STUART I. ROSEN Stuart I. Rosen Vice President and Secretary

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CERTIFICATE OF RETIREMENT AND ELIMINATION
OF
CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
TRIARC COMPANIES, INC.

(Pursuant to Section 243 of the Delaware General Corporation Law)

TRIARC COMPANIES, INC. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, certifies as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Preferred Stock, par value $0.10 per share (the “Preferred Stock”), of which 5,982,866 shares of the Preferred Stock were designated Cumulative Convertible Redeemable Preferred Stock, par value $0.10 per share (the “Cumulative Convertible Preferred Stock”).

SECOND: At a meeting of the Board of Directors of the Corporation (the “Board”) on June 21, 2001, the Board retired 5,982,866 shares of the Cumulative Convertible Preferred Stock (the “Shares”), which Shares constituted all of the authorized shares of Cumulative Convertible Preferred Stock.

THIRD: Article IV of the Corporation’s Certificate of Incorporation prohibits the reissuance of such Shares.

FOURTH: As a result of the retirement of the Shares and the prohibition against their reissuance, and pursuant to the provisions of Section 243 of the Delaware General Corporation Law and the terms of the Cumulative Convertible Preferred Stock, the number of authorized shares of Cumulative Convertible Preferred Stock shall be reduced accordingly and all references to Cumulative Convertible Preferred Stock in the Certificate of Incorporation of the Corporation are hereby eliminated.

IN WITNESS WHEREOF, Triarc Companies, Inc. has caused this Certificate of Retirement to be signed by a duly authorized officer this 17th day of August, 2001.

TRIARC COMPANIES, INC.

By:	/S/ STUART I. ROSEN Name: Stuart I. Rosen Title: Senior Vice President

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CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRIARC COMPANIES, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Triarc Companies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Triarc Companies, Inc.

2.	The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State was May 6, 1994.

3.

This Certificate of Amendment amends the Certificate of Incorporation, as amended on June 4, 1997 and now in effect, to (a) eliminate the shares of the currently authorized Class B Common Stock, par value ten cents ($.10) per share, (the “Existing Class B Common Stock,”), (b) authorize a new class of common stock, designated as Class B Common Stock (the “Class B Common Stock”), (c) increase the total number of authorized shares of Preferred Stock, par value ten cents ($.10) per share, from twenty-five million (25,000,000) to one hundred million (100,000,000) and (d) increase the total number of shares of stock (the “Capital Stock”) that the Corporation shall have the authority to issue to three hundred million (300,000,000).

4.

The first paragraph of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows: “The total number of shares of all classes of stock (the “Capital Stock”) which the Corporation shall have the authority to issue is three hundred million (300,000,000) of which

(a)	one hundred million (100,000,000) shall be shares of Class A Common Stock, par value ten cents ($.10) per share (the “Class A Common Stock”);

(b)

one hundred million (100,000,000) shall be shares of Class B Common Stock, par value ten cents ($.10) per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and

(c)	one hundred million (100,000,000) shall be shares of Preferred Stock, par value ten cents ($.10) per share (the “Preferred Stock”).”

5.	Part A of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“A. Powers and Rights of Class A Common Stock and Class B Common Stock.

SECTION 1: Voting Power of Class A Common Stock. The holders of Class A Common Stock shall possess voting powers for the election of directors and for all other corporate purposes, each share of Class A Common Stock being entitled to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law or as provided in Section 2 below, the holders of Class A Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Class B Common Stock) that relates solely to the terms of one or more outstanding series of Class B Common Stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Class B Common Stock).

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SECTION 2: Class B Common Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of the Class B Common Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Class B Common Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix, to the fullest extent permitted by law, the designation, powers (if any), preferences (if any), and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock, without a separate class vote of the holders of the Class B Common Stock, or of any series thereof.”

6.	Section 2 of Part B, Article IV of the Certificate of Incorporation is hereby deleted in its entirety and replaced by Section 3 of Part B of Article IV.

7.	Part C of Article IV of the Certificate of Incorporation is hereby deleted in its entirety and replaced by Part D of the Certificate of Incorporation.

8.	Such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has authorized the undersigned to execute this Certificate of Amendment of the Certificate of Incorporation of the Corporation this 25th day of October 2001.

TRIARC COMPANIES, INC.

By:	BRIAN L. SCHORR (Executive Vice President and General Counsel)

D-4-2

CERTIFICATE OF DESIGNATION
OF
CLASS B COMMON STOCK, SERIES 1
OF
TRIARC COMPANIES, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

Triarc Companies, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in Section 2 of Part A of Article IV of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Class B Common Stock, par value $.10 per share (the “Class B Common Stock”), designated as Class B Common Stock, Series 1.

RESOLVED, that a series of the authorized Class B Common Stock, par value $.10 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SECTION 1. Designation and Amount. The shares of such series shall be designated as the “Class B Common Stock, Series 1” (the “Series 1 Stock”) and the number of shares constituting such series shall be one hundred million (100,000,000), which number may be increased or decreased by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Series 1 Stock.

SECTION 2. Voting rights. The holders of Series 1 Stock shall possess voting powers for the election of directors and for all other corporate purposes, each share of Series 1 Stock being entitled to one tenth (1/10) of one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, the holders of Series 1 Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of the Class A Common Stock, par value $.10 per share (the “Class A Common Stock”), of the Corporation or any other outstanding series or class of stock, where the holders of such affected class or series are entitled, either separately or together as a class with the holders of one or more other said class or series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation relating to any other series or class of stock).

SECTION 3. Dividends. If and when dividends on the Class A Common Stock are declared payable from time to time by the Board, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Series 1 Stock shall be entitled to share equally, with the holders of the Class A Common Stock, on a per share basis, in such dividends, subject to the limitations described below; provided, however, that with respect to a regular quarterly cash dividend declared as such by the Board, paid by the Corporation on the Class A Common Stock on or prior to September 4, 2006, the holders of the Series 1 Stock shall be entitled to receive a dividend in a per share amount (such amount to be subject to upward or downward rounding at the discretion of the Board) equal to at least 110% of the dividends paid per share on the Class A Common Stock. If a dividend is paid at any time on the Class A Common Stock in shares of Class A Common Stock, a mandatory dividend shall be paid at the same rate on the Series 1 Stock and such mandatory dividend shall be payable to holders of Series 1 Stock in shares of Series 1 Stock. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock, the outstanding shares of Series 1 Stock shall be proportionally subdivided or combined in the same manner and on the same basis.

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SECTION 4. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (sometimes referred to as liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any stock ranking prior to the Series 1 Stock in the distribution of assets shall be entitled upon liquidation, the Series 1 Stock shall be entitled to receive, prior to any payment being made to the holders of Class A Common Stock and any other stock that ranks junior to the Series 1 Stock in the event of liquidation, an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like), and, once the holders of Class A Common Stock shall then have received an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like), thereafter to share pro rata, together with the holders of the Class A Common Stock and the holders of any other stock ranking on parity therewith in the distribution of assets upon liquidation, in the remaining assets of the Corporation according to their respective interests.

SECTION 5. Merger or Consolidation. The approval of holders of a majority of the outstanding shares of Series 1 Stock, voting separately as a class, shall be required for any merger or consolidation of the Corporation with another entity (whether or not the Corporation is the surviving entity) unless the holders of shares of Series 1 Stock shall be entitled to receive in such transaction in respect of each share of Series 1 Stock the same consideration as the holders of shares of Class A Common Stock shall be entitled to receive in respect of each share of Class A Common Stock; provided that, if all or part of the consideration so received consists of common stock of the surviving entity, the common stock so issued may differ as to voting rights, liquidation preference and dividend rights to the same extent that the Class A Common Stock and Series 1 Stock differ as set forth herein.

IN WITNESS WHEREOF, said Triarc Companies, Inc. has caused this Certificate of Designation of Class B Common Stock, Series 1 to be duly executed by its Executive Vice President this 11th day of August, 2003.

TRIARC COMPANIES INC.

By:	/S/ BRIAN L. SCHORR (Brian L. Schorr Executive Vice President)

D-5-2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRIARC COMPANIES, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Triarc Companies, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Triarc Companies, Inc.

2.	The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State was May 6, 1994.

3.

This Certificate of Amendment amends the Certificate of Incorporation, as amended on June 4, 1997 and October 25, 2001 and now in effect, to (a) increase the total number of authorized shares of Class B Common Stock, par value ten cents ($.10) per share, from one hundred million (100,000,000) to one hundred fifty million (150,000,000) and (b) increase the total number of shares of stock the (“Capital Stock”) that the Corporation shall have the authority to issue to three hundred fifty million (350,000,000).

4.

The first paragraph of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows: “The total number of shares of all classes of stock (the “Capital Stock”) which the Corporation shall have the authority to issue is three hundred fifty million (350,000,000) of which

(a)	one hundred million (100,000,000) shall be shares of Class A Common Stock, par value ten cents ($.10) per share (the “Class A Common Stock”);

(b)

one hundred fifty million (150,000,000) shall be shares of Class B Common Stock, par value ten cents ($.10) per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and

(c)	one hundred million (100,000,000) shall be shares of Preferred Stock, par value ten cents ($.10) per share (the “Preferred Stock”).

5.	Such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has authorized the undersigned to execute this Certificate of Amendment of the Certificate of Incorporation of the Corporation this 9th day of June, 2004.

TRIARC COMPANIES, INC.

By:	STUART I. ROSEN Name: Stuart I. Rosen Title: Senior Vice President

D-6-1

ANNEX E

FORM OF
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRIARC COMPANIES, INC.

Triarc Companies, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: Article I of the Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows:

The name of the corporation shall be Wendy’s   (the “Corporation”).

SECOND: Article III of the Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the current text thereof in its entirety and replacing such text with the following:

The purpose of the Corporation is to engage in the restaurant business, including the ownership, operation and franchising of restaurants, and any reasonable extension or expansion thereof and any business, act or activity that is reasonably related, complementary, incidental or ancillary to the restaurant business, including the ownership, operation and franchising of restaurants, or any reasonable extension or expansion thereof (the “Restaurant Business”); provided, that the foregoing shall not prohibit the Corporation from (i) acquiring, directly or indirectly, any person or entity that is engaged in activities other than the Restaurant Business so long as the Restaurant Business of such acquired person or entity, in each case together with its subsidiaries, generated a majority of the consolidated revenue, consolidated earnings before interest, taxes, depreciation and amortization or consolidated operating income of such person or entity, together with its subsidiaries, during the twelve month period preceding such acquisition or (ii) continuing to own or operate such acquired person or entity or its assets and business operations following the acquisition of such person or entity, provided that the Corporation shall use good faith efforts to divest itself of the portion of the acquired person not engaged in the Restaurant Business within twenty four months of the closing of the acquisition.

THIRD: The first paragraph of Article IV of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock (the “Capital Stock”) which the Corporation shall have the authority to issue is one billion six hundred million (1,600,000,000) of which

(a) one billion five hundred million (1,500,000,000) shall be shares of Class A Common Stock, par value ten cents ($.10) per share (the “Class A Common Stock”);

and

(b) one hundred million (100,000,000) shall be shares of Preferred Stock, par value ten cents ($.10) per share (the “Preferred Stock”).

FOURTH: The Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following paragraph immediately following the first paragraph of Article IV:

Upon the effectiveness of this amendment to the Certificate of Incorporation, each issued and outstanding share of Class B Common Stock, Series 1, par value ten cents ($.10) per share, shall be reclassified, changed and converted into one share of Class A Common Stock, par value ten cents ($.10) per share, of the Corporation and each certificate representing shares of Class B Common Stock, Series 1 outstanding immediately prior to such time shall thereafter represent shares of Class A Common Stock.

FIFTH: The Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following sentence at the end of Section B.1 of Article IV:

No Preferred Stock of any series may be issued to any Affiliate of the Corporation unless Preferred Stock of that series is offered ratably to all holders of Class A Common Stock of the Corporation; provided that, the foregoing shall not apply if (i) the delay in complying with the obligation to offer the Preferred Stock ratably to the holders of the Class A Common Stock would seriously jeopordize the financial viability of the Corporation and (ii) reliance by the Corporation on the exception in this proviso is expressly approved by the Audit Committee of the Board of Directors of the Corporation.

SIXTH: Section 3(3) of Article VI of the Certificate of Incorporation of the Corporation is hereby amended to delete the following at the end of the definition of “Interested Stockholder”:

 ; provided, however, that DWG Acquisition Group, L.P., a Delaware limited partnership, or any Affiliate or Associate thereof, shall not be considered an Interested Stockholder for purposes of this Article VI.

SEVENTH: Article IX of the Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, the Board of Directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Corporation’s By-laws.

EIGHT: Said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer, this   day of  , 2008.

TRIARC COMPANIES, INC.

By:	Name: Title:

ANNEX F

TRIARC COMPANIES, INC.
BY-LAWS
(as amended through September 10, 2007)

ARTICLE I
OFFICES

SECTION 1. Registered Office in Delaware. The registered office of the Corporation (as defined in Article IX below) in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the name of the resident agent in charge thereof shall be The Corporation Trust Company.

SECTION 2. Executive Offices. The Corporation shall maintain an executive office in New York, New York, or such other location as the Board of Directors shall determine.

SECTION 3. Other Offices. In addition to the registered office in the State of Delaware and the principal executive office, the Corporation may have offices at such other places within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETING OF STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors and the transaction of such other business as may be brought before the meeting in accordance with the Certificate of Incorporation (as defined in Article IX below) and these By-Laws shall be held on the date and at the time fixed from time to time within thirteen (13) months after the date of the preceding annual meeting by the Board of Directors, by a resolution adopted by the affirmative vote of a majority of the total number of directors determined from time to time by the Board of Directors pursuant to a resolution adopted pursuant to Section 3 of Article III of these By-Laws. The annual meeting of stockholders of the Corporation shall not be called or held otherwise than as provided in the Certificate of Incorporation or in these By-Laws.

SECTION 2. Special Meeting. Special meetings of stockholders of the Corporation may be called only at the direction of the Chairman of the Board of Directors (the “Chairman”), the Vice Chairman of the Board of Directors (the “Vice Chairman”), the Chief Executive Officer, or by resolution adopted by a majority of the Board of Directors.

SECTION 3. Place of Meeting. Annual and special meetings of stockholders of the Corporation shall be held at the registered office of the Corporation in the City of Wilmington, County of New Castle, State of Delaware, unless some other place within or without the State of Delaware shall have been fixed by a resolution adopted by the Board and designated in the notice of meeting.

SECTION 4. Notice of Meetings. Notice of every meeting of stockholders of the Corporation, annual or special, stating the time, place, if any, and, for special meetings, in general terms, the purpose or purposes thereof, shall be given by the Chairman, the Vice Chairman, the Chief Executive Officer or the Secretary of the Corporation to each stockholder of record entitled to vote at the meeting. Notice of the time, place, if any, and purposes of any annual or special meeting of stockholders may be dispensed with if every stockholder entitled to notice of and to vote at such meeting shall attend, either in person or by proxy, or if every absent stockholder entitled to such notice and vote shall, in a writing or writings or by electronic transmission filed with the records of the meeting either before or after the holding thereof, waive such notice.

SECTION 5. Means of Giving Notice. A notice of any annual or special meeting of stockholders of the Corporation may be given either personally or by mail or other means of written communication, charges prepaid, addressed to the stockholder at such stockholder’s address appearing on the books of the Corporation or given by such stockholder to the Corporation for the purpose of notice. Notices given to stockholders may be given by electronic transmission in the manner provided by law.

SECTION 6. Time of Notice. Any required notice of any meeting of stockholders of the Corporation shall be sent to each stockholder entitled thereto not less than ten (10) nor more than sixty (60) days prior to the date of the meeting.

SECTION 7. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) or less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 14 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 8. List of Stockholders. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder in the manner provided by law.

The stockholder list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9. Quorum. At any meeting of stockholders of the Corporation the presence in person or by proxy of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business brought before the meeting in accordance with the Certificate of Incorporation and these By-Laws and, a quorum being present, the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote shall be required to effect action by stockholders; provided, however, that the affirmative vote of a plurality in voting power present in person or represented by proxy and entitled to vote shall be required to effect elections of directors. The stockholders present at any duly organized meeting of stockholders may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to have less than a quorum.

SECTION 10. Adjournment. Any meeting of stockholders of the Corporation may be adjourned from time to time, without notice other than by announcement at the meeting by the chairman of the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

SECTION 11. Organization. Subject to the Certificate of Incorporation, at every meeting of stockholders of the Corporation, the Chairman or, in the absence of the Chairman, the Vice Chairman, or in the absence of both the Chairman and the Vice Chairman, the Chief Executive Officer or, in the absence of all such persons, such individual as shall have been designated by the Chairman, or if the Chairman has not done so, then by the Vice Chairman, or if the Vice Chairman has not done so, then by the Chief Executive Officer, or if such officer has not done so, by a resolution adopted by the affirmative vote of a majority of the Board of Directors, shall act as chairman of the meeting. The Secretary of the Corporation or, in the absence of such officer, an Assistant Secretary in attendance or, in the absence of the Secretary and an Assistant Secretary, an individual appointed by the chairman of the meeting shall act as secretary of the meeting and keep a record of the proceedings of the meeting.

SECTION 12. Agenda and Rules of Order. The chairman of the meeting shall have sole authority to prescribe the agenda and rules of order for the conduct of any meeting of stockholders of the Corporation and to determine all questions arising thereat relating to the order of business and the conduct of the meeting, except as otherwise required by law.

SECTION 13. Conduct of Business at Meetings. Except as otherwise provided by law, at any annual or special meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting. Except as otherwise provided in this Article II or in the Certificate of Incorporation, in order to be properly brought before the meeting, such business must have either been:

(A) specified in the notice of the meeting (or any supplement thereto) given to stockholders of record on the record date for such meeting by or at the direction of the Board of Directors; or

(B) brought before the meeting at the direction of the Chairman, the Vice Chairman, the Chief Executive Officer or the Board of Directors.

SECTION 14. Stockholder Action by Consent. Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation may be effected at an annual or special meeting of stockholders or by the consent in writing of such stockholders or any of them, which writing shall be filed with the minutes of proceedings of the stockholders. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder shall be deemed to be in writing for purposes of this section to the extent permitted by law.

ARTICLE III
BOARD OF DIRECTORS

SECTION 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. Qualification of Director. Each director shall be at least eighteen (18) years of age. Directors need not be stockholders of the Corporation.

SECTION 3. Number of Directors. The Board of Directors shall consist of not fewer than seven (7) nor more than fifteen (15) individuals, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office.

SECTION 4. Election and Term of Office. The members of the Board of Directors shall be elected by the stockholders at the annual meeting of stockholders and each director shall hold office until the annual meeting of stockholders next succeeding his or her election and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 5. Vacancies. Any vacancy in the Board of Directors caused by death, resignation, retirement, disqualification or removal or any other cause (including an increase in the number of directors) may be filled solely by resolution adopted by the affirmative vote of a majority of the directors then in office, whether or not such majority constitutes less than a quorum, or by a sole remaining director. Any new director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the director for which the vacancy occurred. No decrease in the size of the Board of Directors shall have the effect of shortening the term of any incumbent director.

SECTION 6. Resignation of Directors. Any director may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, shall take effect at the time of its receipt by the Chairman, the Vice Chairman, the Chief Executive Officer or the Secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective, but no resignation shall discharge any accrued obligation or duty of a director.

SECTION 7. Removal of Directors. A duly elected director of the Corporation may be removed from such position, with or without cause, only by the affirmative vote of the holders of two-thirds (2/3) of the voting power of the outstanding capital stock of the Corporation entitled to vote in the election of directors, voting as a single class.

SECTION 8. Quorum of Directors. Except as otherwise required by law or by the Certificate of Incorporation or by these By-Laws, (i) a majority of the directors in office at the time of a duly assembled meeting shall constitute a quorum and be sufficient for the transaction of business, and (ii) any act of a majority of the directors present at a meeting at which there is a quorum shall be the act of the Board of Directors.

SECTION 9. Place of Meeting. Subject to the provisions of Section 10 of this Article III, the Board of Directors may hold any meeting at such place or places within or without the State of Delaware as it may determine.

SECTION 10. Organizational Meeting. After each annual meeting of stockholders of the Corporation, the Board of Directors shall meet immediately at the place where such meeting of stockholders was held for the purpose of organization, election of Executive Officers (as defined in Section 1 of Article V), and the transaction of other business.

SECTION 11. Regular Meetings. Regular meetings of the Board of Directors may be held at such times and at such places within or without the State of Delaware as the Board of Directors shall from time to time determine.

SECTION 12. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the Chief Executive Officer, or any two directors, and any such meeting shall be held at such time and at such place within or without the State of Delaware as shall be specified in the notice of meeting.

SECTION 13. Notice of Meetings. Subject to the provisions of Section 10 of this Article III, notice of the place, day and hour of every meeting of the Board of Directors shall be given to each director by mailing written notice at least two (2) days before the meeting to his or her last known address or by delivering such notice either by personal delivery, by telegraph, by telephone or by any other lawful means (including electronic transmission) to each director at least twenty-four (24) hours before the meeting.

SECTION 14. Organization. The Chairman or, in the absence of the Chairman, the Vice Chairman, or in the absence of both the Chairman and Vice Chairman, the Chief Executive Officer, shall call meetings of the Board of Directors to order and shall act as the chairman thereof. In the absence of the Chairman, the Vice Chairman and the Chief Executive Officer, a majority of the directors present may elect as chairman of the meeting any director present. The Secretary of the Corporation or, in the absence of such officer, an Assistant Secretary in attendance or, in the absence of the Secretary and an Assistant Secretary, an individual appointed by the chairman of the meeting shall act as a secretary of the meeting and keep a record of the proceedings of the meeting.

SECTION 15. Order of Business. Unless otherwise determined by the Board of Directors the order of business and rules of order at any meeting of the Board of Directors shall be determined by the chairman of the meeting.

SECTION 16. Adjournment. Any meeting of the Board of Directors may be adjourned from time to time by a majority of the directors present, whether or not they shall constitute a quorum, and no notice shall be required of any adjourned meeting beyond the announcement of such adjournment at the meeting.

SECTION 17. Action by Board of Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all the members of the Board or the committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee, as the case may be. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 18. Action by Conference Telephone. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at such a meeting.

SECTION 19. Compensation. Each director, in consideration of his or her serving as such, shall be entitled to receive from the Corporation such compensation as the Board of Directors shall from time to time determine, together with reimbursement for reasonable expenses incurred by him or her in attending meetings of the Board of Directors. Each director who shall serve as a member of any committee of the Board of Directors, in consideration of his or her serving as such, shall be entitled to such additional compensation as the Board of Directors shall from time to time determine, together with reimbursement for reasonable expenses incurred by him or her in attending meetings of such committee. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV
COMMITTEES OF DIRECTORS

SECTION 1. Committees. The Board of Directors may appoint one or more committees, which may include as members directors only or directors and non-directors, as the Board of Directors may from time to time consider desirable, and such committees shall have such powers and duties as the Board of Directors shall determine and as shall be specified in the resolution of appointment; provided, however, that the powers and duties of any such committee whose members shall include non-directors shall be limited to making recommendations to the Board of Directors.

SECTION 2. Committee Vacancies. Any member of a committee appointed pursuant to this Article IV shall serve at the pleasure of the Board of Directors, which Board shall have the power at any time to remove any member, with or without cause, and to fill vacancies in the membership of a committee. No committee appointed pursuant to this Article IV shall have the power to fill any vacancy in the membership of such committee. Any committee appointed pursuant to Section 1 of this Article IV shall exist at the pleasure of the Board of Directors, which Board shall have the power at any time to change the powers and duties of any such committee or to dissolve it.

SECTION 3. Committee Meetings. Regular meetings of a committee appointed pursuant to this Article IV shall be held at such times and at such places within or without the State of Delaware as the Board of Directors or the committee shall from time to time determine, and no notice of such regular meetings shall be required. Special meetings of any committee may be called by the chairman of such committee or by the Chairman, the Vice Chairman or the Chief Executive Officer, and shall be called by the Secretary of the Corporation on the written request of any member of such committee. Notice of a special meeting of any committee shall be given to each member thereof by mailing such notice at least forty-eight (48) hours, or by delivering such notice either by personal delivery, by telegraph, by telephone or by any other lawful means (including electronic transmission) at least eighteen (18) hours, before the meeting. It shall not be requisite for the validity of any meeting of any committee that notice thereof shall have been given to any committee member who is present at the meeting or, if absent, waives notice thereof in writing filed with the records of the meeting either before or after the holding thereof. Members of a committee constituting at least fifty percent (50%) of such committee shall constitute a quorum for the transaction of committee business, and the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the committee. A committee shall keep regular minutes of its meetings and all action taken or resolutions adopted shall be reported to the Board of Directors at the meeting of the Board next following such action.

ARTICLE V
OFFICERS

SECTION 1. Executive Officers. At the organizational meeting of the Board of Directors following the annual meeting of stockholders (the “Organizational Meeting”), the Board of Directors shall elect as executive officers of the Corporation a Chief Executive Officer, a Secretary and a Treasurer, and may elect as executive officers of the Corporation a President, a Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. All such executive officers elected by the Board of Directors are referred to in these By-Laws as “Executive Officers.” The Board of Directors may from time to time appoint such other officers and agents of the Corporation as the interests of the Corporation may require and may fix their duties and terms of office. To the extent permitted by law, any number of offices may be held by the same person.

SECTION 2. Other Officers. In addition to the Executive Officers elected by the Board of Directors pursuant to Section 1 of this Article V, the Chief Executive Officer may from time to time appoint such other officers of the Corporation, including, Vice Presidents, Assistant Vice Presidents, Staff Vice Presidents, Assistant Secretaries, Assistant Treasurers and Controllers, as the interests of the Corporation may require (the “Other Officers”); provided, however, that no Other Officer may be appointed to the office of President, Chief Operating Officer, Executive Vice President, Senior Vice President, Secretary or Treasurer. Each appointment of an Other Officer shall be in writing and shall set forth the duties of the Other Officer being appointed and, subject to Section 3 of this Article V, such officer’s term of office.

SECTION 3. Term of Office. Each Executive Officer shall hold office until the Organizational Meeting following the annual meeting of stockholders next succeeding such officer’s election and until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation, retirement or removal. Each Other Officer shall hold office for a term to be decided by the Chief Executive Officer; provided, however, that no such term shall be for a period longer than the term of office of the appointing Chief Executive Officer.

SECTION 4. Removal of Officers. Any Executive Officer or Other Officer may be removed from office with or without cause at any time by the affirmative vote of a majority of the Board of Directors. Any Other Officer may be removed from office at any time with or without cause by the Chief Executive Officer.

SECTION 5. Vacancies. A vacancy in any Executive Office or Other Office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. A vacancy in any Other Office arising from any cause may be filled for the unexpired portion of the term by the Chief Executive Officer.

SECTION 6. Compensation of Officers. The salaries or compensation, if any, of the Executive Officers shall be fixed by the Board of Directors or the Compensation Committee of the Board of

Directors (and/or any subcommittee thereof), if there be one. The salaries or compensation of the Other Officers and division officers, if there be any, may be fixed from time to time by the Board of Directors (or the Compensation Committee and/or any subcommittee thereof if there be one), or by the Chief Executive Officer.

SECTION 7. Chairman of the Board. At the Organizational Meeting, the Board of Directors shall designate one member of the Board of Directors to serve as Chairman of the Board. The Chairman shall also serve as Chairman of the Executive Committee, if any. The Chairman shall preside at all meetings of stockholders of the Corporation and the Board of Directors at which the Chairman is present. The Chairman shall perform all duties as are properly required of him or her by the Board of Directors, and shall enjoy all other powers which are commonly incident to the position of Chairman, or are delegated to the Chairman from time to time by the Board of Directors or are or may at time be authorized or required by law.

SECTION 8. Vice Chairman of the Board. At the Organizational Meeting, the Board of Directors shall designate one member of the Board of Directors to serve as Vice Chairman of the Board. The Vice Chairman shall also serve as Vice Chairman of the Executive Committee, if any. Subject to the Certificate of Incorporation, in the absence of the Chairman, the Vice Chairman shall preside at all meetings of stockholders of the Corporation and the Board of Directors at which the Vice Chairman is present. The Vice Chairman shall perform all duties as are properly required of him or her by the Board of Directors, and shall enjoy all other powers which are commonly incident to the position of Vice Chairman, or are delegated to the Vice Chairman from time to time by the Board of Directors or are or may at time be authorized or required by law.

SECTION 9. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall have general charge and control of the business and affairs of the Corporation with power and authority, when acting in the ordinary course of business of the Corporation, in the name and on behalf of the Corporation and under its seal attested by the Secretary or an Assistant Secretary of the Corporation, or otherwise, to (i) execute and deliver agreements, contracts, certificates and other instruments, (ii) purchase and accept delivery of stocks, bonds, evidences of interest and indebtedness, rights and options to acquire the same, and all other securities, whether negotiable or non-negotiable, (iii) sell, assign, transfer and deliver all stocks, bonds, evidence of interest and indebtedness, rights and options to acquire the same, and all other securities, corporate or otherwise, now or hereafter standing in the name of or owned beneficially by the Corporation, (iv) open and maintain accounts with banking institutions, including investment banks and brokerage firms, and (v) borrow from banks and other financial institutions, including investment banks and brokerage firms, such sums of money for such periods of time and upon such terms as such officer shall deem necessary or appropriate, and execute and deliver notes, other evidences of indebtedness and agreements for the repayment of any sums so borrowed in the name and on behalf of the Corporation; provided, however, that no borrowing pursuant to this clause (v) shall have an original maturity of more than one year. Such officer shall perform all other duties and enjoy all other powers which are commonly incident to the office of Chief Executive Officer, or are delegated to such officer from time to time by the Board of Directors or are or may at any time be authorized or required by law.

SECTION 10. Chief Operating Officer. The Chief Operating Officer, if there be one, shall be responsible for directing, administering and coordinating the business operations of the Corporation in accordance with policies, goals and objectives established by the Board of Directors, the Chairman, the Vice Chairman, and the Chief Executive Officer with power and authority, when acting in the ordinary course of business of the Corporation, in the name and on behalf of the Corporation and under its seal attested by the Secretary or an Assistant Secretary of the Corporation, or otherwise, to, (i) execute and deliver agreements, contracts, certificates and other instruments, (ii) purchase and accept delivery of stocks, bonds, evidences of interest and indebtedness, rights and options to acquire the same, and all other securities, whether negotiable or non-negotiable, (iii) sell, assign, transfer and deliver stocks, bonds, evidences of interest and indebtedness, rights and options to acquire the same, and all other securities, corporate or otherwise, now or hereafter standing in the name of or owned beneficially by the Corporation, (iv) open and maintain accounts with banking institutions, including investment banks and brokerage firms, and (v) borrow from banks and other financial institutions, including investment banks and brokerage firms, such sums of money for such periods of time and upon such terms as such officer shall deem necessary or appropriate, and execute and deliver notes, other evidences of indebtedness and agreements for the repayment of any sums so borrowed in the name and on behalf of the Corporation; provided, however, that no borrowing pursuant to this clause (v) shall have an original maturity of more than one year. Such officer shall perform all other duties and enjoy all other powers which are commonly incident to the office of Chief Operating Officer or which are delegated to such officer by the Board of Directors, the Chairman, the Vice Chairman or the Chief Executive Officer. In the absence of the Chief Executive Officer, the Chief Operating Officer shall perform all duties and may exercise all powers of the Chief Executive Officer.

SECTION 11. President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents Elected by the Board. The President, Executive Vice Presidents, the Senior Vice Presidents and the Vice Presidents elected by the Board of Directors pursuant to Section 1 of this Article V, if there be any, shall have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors, the Chairman, the Vice Chairman or the Chief Executive Officer.

SECTION 12. Secretary. The Secretary shall record the proceedings of all meetings of stockholders of the Corporation and of the Board of Directors which such officer attends in a book or books to be kept for that purpose. Such officer shall attend to the giving and serving of all notices on behalf of the Corporation, shall have custody of the records and the seal of the Corporation and shall affix the seal to any instrument which requires the seal of the Corporation. Such officer shall, in general, perform all the duties and functions incident to the office of Secretary and shall also perform such other duties as may from time to time be assigned to such officer by the Board of Directors, the Chairman, the Vice Chairman or the Chief Executive Officer.

SECTION 13. Treasurer. The Treasurer shall have custody and control of all funds and securities of the Corporation, except as otherwise provided by the Board of Directors. Such officer shall keep full and accurate accounts of all receipts and disbursements of the Corporation in books to be kept for that purpose, shall deposit all money and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, and shall render to the Chief Executive Officer, the Chief Operating Officer or the Board of Directors, whenever any of them may require it, an account of all such officer’s transactions as Treasurer and an account of the financial condition of the Corporation. Such officer shall also perform such other duties as may from time to time be assigned to such officer by the Board of Directors or the Chief Executive Officer.

SECTION 14. Powers and Duties of Other Officers. The Other Officers shall have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the Chief Executive Officer.

ARTICLE VI
CAPITAL STOCK

SECTION 1. Certificates. Each holder of stock represented by certificates shall be entitled to a certificate or certificates signed by or in the name of the Corporation by the Chairman, the Vice Chairman, the President, an Executive Vice President or a Senior Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number of shares of stock of the Corporation owned by such stockholder. Any or all of the signatures on the certificates may be a facsimile.

In case any officer, Transfer Agent or Registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, Transfer Agent or Registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it was such officer, Transfer Agent or Registrar at the date of issue.

All certificates of each class or series shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Every certificate shall certify the name of the Person owning the shares represented thereby, with the number of shares and the date of issue. The names and addresses of all Persons owning shares of the Corporation, with the number of shares owned by each and the date or dates of issue of the shares held by each, shall be entered in the books of the Corporation kept for that purpose by the proper officers, agents or employees of the Corporation.

The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Persons, whether or not it has actual or other notice thereof, except as provided by law.

SECTION 2. Cancellation of Certificates. All certificates surrendered to the Corporation shall be cancelled and, except in the case of lost, stolen or destroyed certificates, no new certificates shall be issued until the former certificate or certificates for the same number of shares of the same class of stock have been surrendered and cancelled.

SECTION 3. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates or one or more uncertificated shares (as applicable) to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming the certificate or certificates to be lost, stolen or destroyed. In its discretion and as a condition precedent to the issuance of any such new certificate or certificates or one or more uncertificated shares, the Board of Directors may require that the owner of such lost, stolen or destroyed certificate or certificates, or such Person’s legal representative, advertise the same in such manner as the Board shall require and/or give the Corporation and its Transfer Agent or Agents, Registrar or Registrars a bond in such form and amount as the Board of Directors may direct as indemnity against any claim that may be made against the Corporation and its Transfer Agent or Agents, Registrar or Registrars, and that the owner requesting such new certificate or certificates or one or more uncertificated shares obtain a final order or decree of a court of competent jurisdiction as such owner’s right to receive such new certificate or certificates or one or more uncertificated shares.

SECTION 4. Transfer of Shares. Shares of stock represented by certificates shall be transferable on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender for cancellation of the certificate or certificates representing the shares to be transferred, properly endorsed, with such proof or guarantee of the authenticity of the signature as the Corporation or its agents may reasonably require.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, issuance of new equivalent uncertificated shares or certificated shares (as applicable) shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.

SECTION 5. Transfer Agents and Registrars. The Corporation may have one or more Transfer Agents and one or more Registrars of its stocks, whose respective duties the Board of Directors may define from time to time. No certificate representing shares of stock shall be valid until countersigned by a Transfer Agent, if the Corporation shall have a Transfer Agent, or until registered by the Registrar, if the Corporation shall have a Registrar. The duties of Transfer Agent and Registrar may be combined.

ARTICLE VII
CONTRACTS, CHECKS, DRAFTS, PROXIES

SECTION 1. Execution of Contracts. The Board of Directors may authorize any Executive Officer or Other Officer, agent or employee of the Corporation to enter into any contract or execute and deliver any instrument in the name or on behalf of the Corporation, and such authority may be general or confined to specific instances, and, unless so authorized by the Board of Directors, no Executive Officer or Other Officer, agent or employee except the Chief Executive Officer, the Chief Operating Officer, the President, or any Executive Vice President or Senior Vice President shall have any power or authority to bind the Corporation by any contract or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

SECTION 2. Loans. Except as otherwise provided in these By-Laws, no loan shall be contracted in the name or on behalf of the Corporation, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, or on its behalf, unless authorized by the Board of Directors. Such authority may be general or confined to specific instances. When so authorized, the Executive or Other Officer, agent or employee thereunto authorized may effect loans and advances at any time for the Corporation from any Person (including any bank, trust company or other institution) and for such loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, when authorized as aforesaid, as security for the payment of any and all loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness and liabilities of the Corporation, may mortgage, pledge, hypothecate or transfer any real or personal property at any time owned or held by the Corporation, and to that end execute instruments of mortgage or pledge or otherwise transfer such property.

SECTION 3. Checks, Drafts, etc. All checks, drafts, bills of exchange or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts and insurance certificates of the Corporation, shall be signed or endorsed by the Chief Executive Officer, the Chief Operating Officer, the President, any Executive Vice President or such other Executive Officer or Other Officer, agent, attorney, or employee of the Corporation as shall from time to time be determined by the Board of Directors, the Chief Executive Officer or the Chief Operating Officer.

SECTION 4. Proxies in Respect of Securities of Other Corporations. The Chief Executive Officer, the Chief Operating Officer, the President, any Executive Vice President or Senior Vice President, and such other Executive Officers or Other Officers as are designated by the Chief Executive Officer or the Chief Operating Officers are authorized to vote by casting a ballot in person or by voting by proxy on behalf of the Corporation the shares owned by the Corporation of the stock or other securities in any other Corporation at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall, and by reason of the enactment of this By-Law hereby does, indemnify each and every individual (including his or her heirs, executors and assigns) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director, Executive Officer or Other Officer of the Corporation, or, while a director, Executive Officer or Other Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter as “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding, to the full extent that it has the power to do so under Delaware Law. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Certificate of Incorporation or under any agreement, contract of insurance, vote of stockholders or disinterested directors, or otherwise, or of the broader power of the Corporation to indemnify a director, Executive Officer, Other Officer, employee or agent of the Corporation as authorized by Delaware Law.

ARTICLE IX
DEFINITIONS

For purposes of these By-Laws, the following terms shall have the meanings set forth below:

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as from time to time amended.

“Corporation” shall mean Triarc Companies, Inc.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

“Executive Officers” shall have the meaning set forth in Section 1 of Article V of these By-Laws.

“Indemnitee” shall have the meaning set forth in Section 1 of Article VIII of these By-Laws.

“Other Officer” shall have the meaning set forth in Section 2 of Article V of these By-Laws.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership or other entity.

“Proceeding” shall have the meaning set forth in Section 1 of Article VIII of these By-Laws.

“Voting Shares” shall mean any issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE X
MISCELLANEOUS

SECTION 1. Books and Records. The books and records of the Corporation may be kept at such places within or without the State of Delaware as the Board of Directors may from time to time determine. The stock record books and the blank stock certificate books shall be kept by the Secretary or by any other officer or agent designated by the Board of Directors.

SECTION 2. Dividends and Reserves. The Board of Directors, from time to time, may determine whether any, and, if any, what part of the net profits of the Corporation, or of its net assets in excess of its capital, available therefor pursuant to law and the Certificate of Incorporation, shall be declared by it as dividends on the stock of the Corporation. The Board of Directors, in its discretion, in lieu of declaring any such dividend, may use and apply any of such net profits or net assets as a reserve for working capital, to meet contingencies, for the purpose of maintaining or increasing the property or business of the Corporation or for any other lawful purpose which it may think conducive to the best interests of the Corporation.

SECTION 3. Seal. The corporate seal of the Corporation shall be in the form of a circle and shall bear the name of the Corporation and the year and state of its incorporation.

SECTION 4. Fiscal Year. The fiscal year of the Corporation shall end on the Sunday that is closest to December 31 of each year unless the Board of Directors shall determine otherwise.

ARTICLE XI
AMENDMENTS

All By-laws of the Corporation shall be subject to alteration, amendment or repeal, in whole or in part, and new By-laws not inconsistent with Delaware law or any provision of the Certificate of Incorporation may be made by a vote of two-thirds of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; provided, however, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

ANNEX G

Form of Amendment to the Bylaws

Section 3 of Article I of the Bylaws of Triarc Companies, Inc. will be amended to add the following proviso at the end of the existing provision:

; provided, however, that the headquarters of the Wendy’s brand will be located in the greater Columbus, Ohio area for a period of ten years from the date of the closing of the Agreement and Plan of Merger among the Corporation, Wendy’s International Inc., and Green Merger Sub, Inc., dated April 23, 2008 as such agreement may be amended from time to time.

G-1

ANNEX H

AMENDMENT NO. 3 TO TRIARC COMPANIES, INC.
AMENDED AND RESTATED 2002 EQUITY PARTICIPATION PLAN

The Triarc Companies, Inc. Amended and Restated 2002 Equity Participation Plan, as amended (as so amended, the “Plan”) is hereby amended as follows, to be effective as of June 18, 2008, subject to approval of this Amendment No. 3 by the holders of a majority of the votes cast on a proposal to approve this Amendment No. 3 at the next Annual Meeting of Stockholders of Triarc Companies, Inc., currently scheduled to be held on June 18, 2008, provided that the total votes cast on the proposal represent over fifty-percent (50%) in interest of all securities entitled to vote on the proposal.

1. Section 3 of the Plan shall be amended to provide that the total number of Class B Common Stock available for issuance under the Plan shall be increased by 7,400,000 shares of Class B Common Stock to an aggregate amount of shares of Class B Common Stock equal to 20,400,000.

2. Section 5 of the Plan shall be amended by removing the second paragraph, such that Section 5 in its entirety shall read as follows:

“Character of Options. Options granted hereunder shall not be incentive stock Options as such term is defined in Section 422 of the Code. Options granted hereunder shall be “non-qualified” stock options subject to the provisions of Section 83 of the Code.”

3. The first paragraph of Section 7 shall be amended to read as follows:

“Option Exercise Price. The price per Share to be paid by the optionee on the date an Option is exercised shall be equal to the fair market value of one Share on the date the Option is granted. In no event shall the price per Share to be paid by the optionee on the date an Option is exercised be less than its par value.”

4. Section 7 shall be amended to include the following language after the last paragraph:

“Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without stockholder approval.”

Except for the foregoing amendments set forth in paragraphs 1, 2, 3 and 4 above, all of the terms and conditions of the Plan shall remain in full force and effect.

H-1

ANNEX I

Section 1701.85 of the Ohio Revised Code

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective Date: 07-01-1994; 10-12-2006

ANNEX J

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 23, 2008 (this “Agreement”), by and among Triarc Companies Inc., a Delaware corporation (“Triarc”), and the parties listed on Annex I hereto (each, a “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial holder of, and has the sole right to vote and dispose of, the number of issued and outstanding shares of Triarc Class A Common Stock and Triarc Class B Common Stock (collectively, the “Shares”), as set forth opposite such Stockholder’s name on Annex I (all such Shares owned of record or beneficially by any Stockholder as of the date hereof, together with any Shares that are hereafter issued to or otherwise acquired by such Stockholder prior to the termination of this Agreement (including pursuant to any exercise of stock options or exercise or conversion of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction), and any Shares with respect to which any Stockholder has of the date hereof, or acquires prior to the termination hereof, the right to exercise or direct the vote, whether by proxy or otherwise being hereinafter referred to as the “Subject Shares”):

WHEREAS, concurrently with the execution and delivery of this Agreement, Triarc, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Triarc (“Merger Sub”), and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby, among other things in accordance with the applicable provisions of the Ohio General Corporation Law, Merger Sub will be merged with and into Wendy’s, with Wendy’s as the surviving corporation (the ‘‘Merger”) and as a result of the Merger, Wendy’s will become a wholly-owned subsidiary of Triarc; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Triarc and Wendy’s required that each Stockholder, and in order to induce Triarc and Wendy’s to enter into the Merger Agreement, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO VOTE

SECTION 1.01. Voting of Subject Shares. Each Stockholder severally as to itself only agrees that, until the date this Agreement is terminated in accordance with Section 4.03, at any meeting of the stockholders of Triarc and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote (or cause to be voted) its, his or her Subject Shares:

(i) in favor of the Triarc Stockholder Approval Matters;

(ii) against the approval of any matter or proposal submitted to the shareholders of Triarc for approval, if approval of such agreement would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Triarc under the Merger Agreement; and

(iii) against (A) merger, rights offering, reorganization, recapitalization or liquidation involving Triarc or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of Triarc or any of its subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

SECTION 1.02. Irrevocable Proxies. In order to secure the performance of each Stockholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 1.01, such Stockholder hereby irrevocably grants a proxy appointing such Persons as Triarc designates as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in its, his or her name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 1.01, in such Person’s discretion, with respect to such Stockholder’s Subject Shares, in each case, until the termination of this Agreement in accordance with Section 4.03. Each Stockholder hereby represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked. Each Stockholder severally (and not jointly) hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 4.03. Each Stockholder severally (and not jointly) hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 1.02 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder shall execute and deliver to Triarc any proxy cards that such Stockholder receives to vote in favor of the adoption of the Merger Agreement, the Merger or any of the transactions contemplated thereby.

SECTION 1.03. Company Breach. For the avoidance of doubt, each Stockholder agrees that, during the term of this Agreement the obligations of each Stockholder specified in Section 1.01 shall not be affected by (i) any Triarc Recommendation Withdrawal or (ii) any breach by Triarc of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants as to itself, himself or herself, severally and not jointly, to Triarc as follows:

SECTION 2.01. Authorization; Binding Agreement. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within its, his or her legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Triarc, this Agreement constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 2.02. Non-Contravention. Other than (a) the filing by such Stockholder of any reports with the Securities and Exchange Commission required by Section 13(d) or 16(a) of the Exchange Act, (b) any consent, approval filing or notification which has been obtained as of the date hereof, or (c) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect such Stockholder’s ability to perform its obligations under this Agreement (or Triarc’s rights to vote such Stockholder’s Subject Shares pursuant to the proxy contemplated by Section 1.02), the execution and delivery of this Agreement by such Subject Stockholder does not, and the performance of the terms of this Agreement by such Stockholder (or the Triarc’s voting of such Stockholder’s Subject Shares pursuant to the proxy contemplated by Section 1.02) will not (1) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Stockholder or its properties and assets, (3) conflict with or violate any organizational document or Law applicable to such Stockholder’s Subject Shares or such Stockholder or pursuant to which any such Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. Such Stockholder’s Subject Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

SECTION 2.03. Ownership of Subject Shares; Total Shares. As of the date hereof, such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of its, his or her Subject Shares. As of the date hereof, such Stockholder does not own, beneficially or otherwise, any shares of voting stock of Triarc other than as set forth opposite such Stockholder’s name in Annex I. There are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of voting stock of Triarc, other than customary rights granted to a secured party in connection with the grant of a security interest to a bona-fide financial institution.

SECTION 2.04. Voting Power. Each Stockholder has full voting power with respect to its, his or her Subject Shares, and full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its, his or her Subject Shares.

SECTION 2.05. Reliance by Triarc and Wendy’s. Such Stockholder understands and acknowledges that each of Triarc and Wendy’s are entering into the Merger Agreement and the transactions contemplated therein in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE 3
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

SECTION 3.01. Transfers. Except as provided hereunder or under the Merger Agreement, from the date hereof until this Agreement is terminated in accordance with Section 4.03, no Stockholder shall, directly or indirectly, other than under existing documentation in connection with the grant of a security interest in the Stockholders Subject Shares and any refinancing thereof containing similar terms to those currently in place with respect to the matters set forth below:

(i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, such Stockholder’s Subject Shares or any interest contained therein;

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder’s Subject Shares, other than this Agreement; nor

(iii) enter into, or deposit such Stockholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Stockholder’s Subject Shares; nor

(iv) commit or agree to take any of the foregoing actions.

SECTION 3.02. Stop Order. Each Shareholder agrees that it shall authorize and request Triarc to notify its transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement place limits on the voting of the Subject Shares.

SECTION 3.03. Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by Triarc and Wendy’s and their affiliates of its, his or her identity and holding of Subject Shares and the nature of its, his or her commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Merger Agreement, or any other disclosure document in connection with the transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Triarc and Wendy’s any information it may reasonably require for the preparation of any such disclosure documents; provided that, to the extent practicable, each such Stockholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. Each Stockholder agrees to promptly notify Triarc and Wendy’s of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 3.04. Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Triarc on, of or affecting any Stockholder’s Subject Shares or (ii) any Stockholder becomes the beneficial owner of any additional shares of Triarc voting stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.01 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of Triarc held by such Stockholder immediately following the effectiveness of the events described in clause (1) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were such Stockholder’s Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Wendy’s of the number of any new shares of Triarc voting stock acquired by such Stockholder, if any, after the date hereof. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of Triarc makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of, or holder of voting rights with respect to, the Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of Triarc in exercising his or her or Triarc’s or the Triarc Board of Directors’ rights in connection with the Merger Agreement or otherwise. Subject to the foregoing, until the Merger is consummated or this Agreement is terminated in accordance with its terms, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Triarc Takeover Proposal; provided that any action which is permitted by the Merger Agreement to be taken by a stockholder in his or her capacity as a director or officer or which is permitted hereby shall not be prohibited by the foregoing.

ARTICLE 4
MISCELLANEOUS

SECTION 4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Triarc or Merger Sub to:

Triarc Companies Inc.
1155 Perimeter Center West
Suite 1200
Atlanta, GA 30047
Facsimile: (678) 514-5344
Attention: General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, New York 10019
Telecopy: (212) 757-3990
Attention: Paul D. Ginsberg, Esq.
                       Jeffrey D. Marell, Esq.

if to any Stockholder, to him or her at the address specified on Annex I, with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Facsimile: (212) 504-6666
Attention: Dennis J. Block, Esq.

SECTION 4.02. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Triarc may reasonably request to carry out the transactions contemplated by this Agreement.

SECTION 4.03. Termination.

(i) This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

(ii) In the event of the termination of this Agreement pursuant to this Section 4.03, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.

SECTION 4.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 4.05. Amendments and Waivers.

(i) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement and Wendy’s or, in the case of a waiver, by each party against whom the waiver is to be effective and Wendy’s.

(ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

SECTION 4.06. Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 4.07. Binding Effect; Intended Third Party Beneficiary; Assignment;.

(i) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns; provided that, Wendy’s is an intended third party beneficiary of, with the right to enforce, the obligations of the Stockholders under this Agreement.

(ii) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 4.08. Governing Law; Jurisdiction. This Agreement is for the benefit of and may be enforced by the Shareholders and Wendy’s and its and their respective directors, officers, shareholders, affiliates, employees and agents and be governed by and construed in accordance with Delaware law without regard to conflicts of law principles. The Shareholders and Wendy’s also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Shareholders and Wendy’s also agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts and that service of any process, summons, notice or document by U.S. registered mail to your address as set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. The Shareholders and Wendy’s hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and of the United States of America located in the State of Delaware, and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 4.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.10. Counterparts: Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

SECTION 4.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

SECTION 4.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 4.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that there would not be an adequate remedy at law for money damages in such event. Accordingly, it is agreed that the parties hereto shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.14. Stockholder Obligations Several and not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. The failure of any Stockholder to execute and deliver this Agreement shall in no way affect the obligations of any other Stockholder hereunder.

SECTION 4.15. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 4.16. No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRIARC COMPANIES INC.

By:	/s/ NILS H. OKESON Name: Nils H. Okeson Title: SVP and General Counsel

NELSON PELTZ

By:	/s/ NELSON PELTZ

PETER W. MAY

By:	/s/ PETER W. MAY

ANNEX I

Record or Beneficial Ownership of the Voting Shares

Stockholder	Shares of Voting Stock Directly Beneficially Owned	Warrants/Options to Acquire Voting Stock	Notes Exchangeable for Voting Stock
Nelson Peltz	7,003,867 Shares of Class A Common Stock	0	0
	9,205,104 Shares of Class B Common Stock
Peter W. May	3,732,448 Shares of Class A Common Stock	0	0
	4,688,495 Shares of Class B Common Stock

ANNEX K

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 23, 2008 (this “Agreement”), by and among Wendy’s International, Inc., an Ohio corporation (“Wendy’s”), and the parties listed on Annex I hereto (each, a “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Shareholder is the record or beneficial holder of, and has the sole right to vote and dispose of the number of issued and outstanding Common Shares, as set forth opposite such Shareholder’s name on Annex I (all such Common Shares owned of record or beneficially by any Shareholder as of the date hereof, together with any Common Shares that are hereafter issued to or otherwise acquired by such Shareholder prior to the termination of this Agreement (including pursuant to any exercise of stock options or exercise or conversion of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction), and any Shares with respect to which any Shareholder has of the date hereof, or acquires prior to the termination hereof, the right to exercise or direct the vote, whether by proxy or otherwise being hereinafter referred to as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Triarc Companies Inc., a Delaware corporation (“Triarc”), Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Triarc (“Merger Sub”), and Wendy’s are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby, among other things in accordance with the applicable provisions of the Ohio General Corporation Law, Merger Sub will be merged with and into Wendy’s, with Wendy’s as the surviving corporation (the “Merger”) and as a result of the Merger, Wendy’s will become a wholly-owned subsidiary of Triarc; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Triarc and Wendy’s required that each Shareholder, and in order to induce Triarc and Wendy’s to enter into the Merger Agreement, each Shareholder (in such Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO VOTE

SECTION 1.01. Voting of Subject Shares. Each Shareholder severally as to itself only agrees that, until the date this Agreement is terminated in accordance with Section 4.03, at any meeting of the shareholders of Wendy’s and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, vote (or cause to be voted) its, his or her Subject Shares:

(i) in favor of the Wendy’s Shareholder Approval;

(ii) against the approval of any matter or proposal submitted to the shareholders of Wendy’s for approval, if approval of such agreement would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Wendy’s under the Merger Agreement; and

(iii) against (A) merger, rights offering, reorganization, recapitalization or liquidation involving Wendy’s or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of Wendy’s or any of its subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

SECTION 1.02. Irrevocable Proxies. In order to secure the performance of each Shareholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 1.01, such Shareholder hereby irrevocably grants a proxy appointing Thomas F. Keller, a member of the Board of Directors of Wendy’s (the “Board”), and each of them (the “Proxy”) as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in its, his or her name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 1.01, in such Person’s discretion, with respect to such Shareholder’s Subject Shares, in each case, until the termination of this Agreement in accordance with Section 4.03. Each Shareholder hereby represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked. Each Shareholder severally (and not jointly) hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 4.03. Each Shareholder severally (and not jointly) hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 1.02 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Shareholder shall execute and deliver to Wendy’s any proxy cards that such Shareholder receives to vote in favor of the adoption of the Merger Agreement and the Merger and in favor of the Opt Out Approval.

SECTION 1.03. Company Breach. For the avoidance of doubt, each Shareholder agrees that, during the term of this Agreement the obligations of each Shareholder specified in Section 1.01 shall not be affected by (i) any Wendy’s Recommendation Withdrawal or (ii) any breach by Wendy’s of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE 2
REPRESETATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants as to itself, himself or herself, severally and not jointly, to Wendy’s as follows:

SECTION 2.01. Authorization; Binding Agreement. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby are within its, his or her legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Wendy’s, this Agreement constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 2.02. Non-Contravention. Other than (a) the filing by such Shareholder of any reports with the Securities and Exchange Commission required by Section 13(d) or 16(a) of the Exchange Act, (b) any consent, approval filing or notification which has been obtained as of the date hereof, or (c) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect such Shareholder’s ability to perform its obligations under this Agreement (or the Proxy’s rights to vote such Shareholder’s Subject Shares pursuant to the proxy contemplated by Section 1.02), the execution and delivery of this Agreement by such Subject Shareholder does not, and the performance of the terms of this Agreement by such Shareholder (or the Proxy’s voting of such Shareholder’s Subject Shares pursuant to the proxy contemplated by Section 1.02) will not (1) require such Shareholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Shareholder or its properties and assets, (3) conflict with or violate any organizational document or Law applicable to such Shareholder’s Subject Shares or such Shareholder or pursuant to which any such Shareholder is a party, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust. Such Shareholder’s Subject Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

SECTION 2.03. Ownership of Subject Shares; Total Shares. As of the date hereof, such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of its, his or her Subject Shares free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Shareholder does not own, beneficially or otherwise, any shares of voting stock of Wendy’s other than as set forth opposite such Shareholder’s name in Annex I. There are no outstanding options or other rights to acquire from such Shareholder, or obligations of such Shareholder to sell or to dispose of, any shares of voting stock of Wendy’s.

SECTION 2.04. Voting Power. Each Shareholder has full voting power with respect to its, his or her Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its, his or her Subject Shares.

SECTION 2.05. Reliance by Triarc and Wendy’s. Such Shareholder understands and acknowledges that each of Triarc and Wendy’s are entering into the Merger Agreement and the transactions contemplated therein in reliance upon such Shareholder’s execution and delivery of this Agreement.

SECTION 2.06. No Representations or Warranties. Notwithstanding anything to the contrary set forth in this Agreement, the Shareholders do not make any representations or warranties as to any securities of Wendy’s held by Sandell Asset Management Corp.

ARTICLE 3
ADDITIONAL COVENANTS OF THE SHAREHOLDERS

SECTION 3.01. Transfers

(a) Except as provided hereunder or under the Merger Agreement, from the date hereof until this Agreement is terminated in accordance with Section 4.03, no Shareholder shall, directly or indirectly:

(i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, such Shareholder’s Subject Shares or any interest contained therein;

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Shareholder’s Subject Shares, other than this Agreement; nor

(iii) enter into, or deposit such Shareholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Shareholder’s Subject Shares; nor

(iv) commit or agree to take any of the foregoing actions.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall restrict or limit the ability of Sandell Asset Management Corp. or its affiliates to effect a sale or acquisition with respect to the securities of Wendy’s.

SECTION 3.02. Stop Order. Each Shareholder agrees that it shall authorize and request Wendy’s to notify its transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement place limits on the voting of the Subject Shares.

SECTION 3.03. Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Triarc and Wendy’s and their affiliates of its, his or her identity and holding of Subject Shares and the nature of its, his or her commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Merger Agreement, or any other disclosure document in connection with the transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Triarc and Wendy’s any information it may reasonably require for the preparation of any such disclosure documents; provided that, to the extent practicable, each such Shareholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. Each Shareholder agrees to promptly notify Triarc and Wendy’s of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 3.04. Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Triarc on, of or affecting any Shareholder’s Subject Shares or (ii) any Shareholder becomes the beneficial owner of any additional shares of Triarc voting stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.01 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of Triarc held by such Shareholder immediately following the effectiveness of the events described in clause (1) or such Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were such Shareholder’s Subject Shares hereunder. Each Shareholder hereby agrees, while this Agreement is in effect, to notify Wendy’s of the number of any new shares of Triarc voting stock acquired by such Shareholder, if any, after the date hereof. No Shareholder executing this Agreement who is or becomes during the term hereof a director or officer of Triarc makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Shareholder signs solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of, or holder of voting rights with respect to, the Subject Shares and nothing herein shall limit or affect any actions taken by such Shareholder (or a designee of such Shareholder) in his or her capacity as an officer or director of Triarc in exercising his or her or Triarc’s or the Triarc Board of Directors’ rights in connection with the Merger Agreement or otherwise. Subject to the foregoing, until the Merger is consummated or this Agreement is terminated in accordance with its terms, no Shareholder shall, nor shall such Shareholder permit any investment banker, attorney or other advisor or representative of the Shareholder to, directly or indirectly through another person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Triarc Takeover Proposal; provided that any action which is permitted by the Merger Agreement to be taken by a shareholder in his or her capacity as a director or officer or which is permitted hereby shall not be prohibited by the foregoing.

SECTION 3.05. Standstill. The parties agree that if (i) the Merger Agreement is terminated pursuant to Section 7.1(d) thereof or (ii) the Merger does not occur as a result of the failure of the condition set forth in Section 6.3(f) of the Merger Agreement, then for the period beginning on the date of this Agreement and ending on the third anniversary of the date of the termination of the Merger Agreement (the “Standstill Period”), except as otherwise provided in this Agreement:

(a) None of the Shareholders will, directly or indirectly, without the prior written consent of the Board, (i) acquire, agree to acquire, propose, seek or offer to acquire any securities or assets of Wendy’s or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, other than the purchase by any Shareholder of any such securities that were owned on the date hereof by any other person that was a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with any Shareholder with respect to the Company on the date hereof, (ii) enter, agree to enter, propose, seek or offer to enter into any merger, share exchange, exchange offer, liquidation, dissolution, business combination, recapitalization, restructuring, or other extraordinary transaction involving Wendy’s or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Wendy’s, other than any voting rights pursuant to the Agreement, dated as of November 4, 2005 by and among Sandell Asset Management Corp and Trian Fund Management, L.P., and any amendments thereto, (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Wendy’s, other than any Shareholder’s participation in a group with a member that was a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act) on the date hereof with such Shareholder with respect to Wendy’s, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of Wendy’s, (vi) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of Wendy’s, (vii) seek to make, or make, a stockholder proposal at any meeting of the stockholders of Wendy’s or make a request for a list of Wendy’s’ stockholders or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of Wendy’s, (viii) disclose any intention, plan or arrangement prohibited by the foregoing, or (ix) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons, other than officers, directors, partners, members, employees, advisors (including without limitation, financial and legal advisors and accountants) and representatives with respect to the foregoing. Each Shareholder further agrees that during the Standstill Period it will not, directly or indirectly, without the prior written consent of the Board, (a) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (b) take any action that would require Wendy’s to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. Notwithstanding the foregoing, nothing in this Section 3.06 shall be deemed to in any way restrict or limit the ability of (i) the Shareholders to discuss any matter confidentially with Wendy’s, the Board or any of its members, (ii) the Shareholders to take any action required by applicable law (whether or not otherwise restricted by this Section 3.06), (iii) the Shareholders to communicate, on a confidential basis, with attorneys, accountants or financial advisors (excluding any such advisor who has taken any action that if taken by the Shareholders would violate this Section 3.06), (iv) Sandell Asset Management Corp. or any of its affiliates to effect a sale or acquisition with respect to the securities of Wendy’s or (v) the Shareholders to effect a sale with respect to the securities of Wendy’s.

SECTION 3.06. Standstill Termination. Section 3.05 shall be null and void and of no force or effect upon the earliest to occur of any of the following (each, a “Termination Event”), provided that (i) a Termination Event shall not relieve any Shareholder of any liability for breaches of the preceding paragraph occurring prior to such Termination Event and (ii) no Termination Event shall occur as a result of an event described in paragraphs (a) through (e) below resulting from a breach of this Agreement:

(a) the execution by Wendy’s or one of its subsidiaries of a definitive agreement with a third party and the transactions provided for in such agreement would result in any other person or group (as defined in Section 13(d)(3) of the Exchange Act) acquiring or entering into a definitive agreement (approved by the Board) to acquire beneficial ownership of more than 50% of the outstanding voting securities of Wendy’s or assets of Wendy’s or its subsidiaries representing more than 50% of the consolidated earning power of Wendy’s and its subsidiaries (a “Business Combination”);

(b) any other person or group (as defined in Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing beneficial ownership of more than 50% of the consolidated earning power of the Company and its subsidiaries;

(c) the commencement by any other person or group (as defined in Section 13(d)(3) of the Exchange Act), other than by one or more of a Shareholder’s affiliates, of a bona fide tender or exchange offer to acquire beneficial ownership of more than 50% of the outstanding voting securities of Wendy’s (a “Tender Offer”);

(d) any merger, consolidation, share exchange, recapitalization or other business combination, the effect of which would result in the current shareholders of Wendy’s failing to own a majority of the outstanding shares of the surviving company; and

(e) any liquidation, dissolution or sale of all or substantially all of the assets of Wendy’s, in each case that is subject to Wendy’s shareholder approval.

SECTION 3.07. Certain Director Matters. The Shareholders hereby acknowledge that Messrs. Rothschild and Oran have submitted their resignation from the Board, which shall be effective, without further action, immediately upon the earlier of (i) termination of the Merger Agreement pursuant to Section 7.1(d) thereof or (ii) termination of the Merger Agreement as a result of the failure of the condition set forth in Section 6.3(f) thereof.

ARTICLE 4
MISCELLANEOUS

SECTION 4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Wendy’s to:

Wendy’s International, Inc.
One Dave Thomas Blvd.
Dublin, Ohio 43017
Telecopy:
Attention: General Counsel

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, NW
Washington, DC 20036
Telecopy: (202) 887-4288
Attention: Rick L. Burdick, Esq.
                       J. Steven Patterson, Esq.

and with a copy to counsel for the Special Committee:

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Telecopy: (216) 696-0740
Attention: Robert A. Weible, Esq.
                       Matthew A. Tenerowicz, Esq.

if to any Shareholder, to him or her at the address specified on Annex I, with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Facsimile: (212) 504-6666
Attention: Dennis J. Block, Esq.

SECTION 4.02. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Wendy’s may reasonably request to carry out the transactions contemplated by this Agreement.

SECTION 4.03. Termination.

(a) Except for the provisions set forth in Section 3.05 and 3.06 of this Agreement, this Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

(b) In the event of the termination of this Agreement pursuant to this Section 4.03, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.

SECTION 4.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 4.05. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement and Triarc or, in the case of a waiver, by each party against whom the waiver is to be effective and Triarc.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

SECTION 4.06. Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 4.07. Binding Effect; Intended Third Party Beneficiary; Assignment;

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns; provided that, Triarc is an intended third party beneficiary of, with the right to enforce, the obligations of the Shareholders under this Agreement.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 4.08. Governing Law; Jurisdiction. This Agreement is for the benefit of and may be enforced by the Shareholders and Wendy’s and its and their respective directors, officers, shareholders, affiliates, employees and agents and be governed by and construed in accordance with Ohio law without regard to conflicts of law principles. The Shareholders and Wendy’s also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Ohio and of the United States of America located in the State of Ohio for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Shareholders and Wendy’s also agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts and that service of any process, summons, notice or document by U.S. registered mail to your address as set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. The Shareholders and Wendy’s hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Ohio and of the United States of America located in the State of Ohio, and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 4.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.10. Counterparts: Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

SECTION 4.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

SECTION 4.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 4.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that there would not be an adequate remedy at law for money damages in such event. Accordingly, it is agreed that the parties hereto shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.14. Shareholder Obligations Several and not Joint. The obligations of each Shareholder hereunder shall be several and not joint, and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder. The failure of any Shareholder to execute and deliver this Agreement shall in no way affect the obligations of any other Shareholder hereunder.

SECTION 4.15. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 4.16. No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WENDY’S INTERNATIONAL, INC.

By:	/s/ KERRII B. ANDERSON Name: Kerrii B. Anderson Title: Chief Executive Officer and President

TRIAN PARTNERS MASTER FUND, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:	/s/ PETER W. MAY Name: Peter W. May Title: Member

TRIAN PARTNERS GP, L.P.

By:	/s/ PETER W. MAY Name: Peter W. May Title: Member

TRIAN PARTNERS, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:	/s/ PETER W. MAY Name: Peter W. May Title: Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:	/s/ PETER W. MAY Name: Peter W. May Title: Member

TRIAN PARTNERS PARALLEL FUND II, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:	/s/ PETER W. MAY Name: Peter W. May Title: Member

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, LLC, its general partner

By:	/s/ PETER W. MAY Name: Peter W. May Title: Member

ANNEX I
Record or Beneficial Ownership of the Voting Shares

Shareholder	Shares of Voting Stock Directly Beneficially Owned	Warrants/Options to Acquire Voting Stock	Notes Exchangeable for Voting Stock
Trian Partners Master Fund, L.P.	3,261,527 Shares	0	0
Trian Partners GP, L.P.	5,958 Shares	0	0
Trian Partners, L.P.	952,519 Shares	0	0
Trian Partners Parallel Fund I, L.P.	135,712 Shares	0	0
Trian Partners Parallel Fund II, L.P.	30,751 Shares	0	0
Trian Fund Management, L.P.	251,320 Shares	0	0

ANNEX L

[TO COME]

L-1

In addition, Triarc and Wendy’s incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Triarc annual meeting and the Wendy’s special meeting (excluding any current reports on Form 8K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from Triarc and Wendy’s by requesting them in writing or by telephone from the appropriate company at the following addresses:

Triarc Companies, Inc. Investor Relations 1155 Perimeter Center West Atlanta, Georgia 30338 Phone: (678) 514-4100	Wendy’s International, Inc. Investor/Shareholder Inquiries Wendy’s International, Inc. 4288 West Dublin-Granville Road Dublin, OH 43017-0256 Phone: (614) 764-3100

These documents are available from Triarc or Wendy’s, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Triarc and Wendy’s at their Internet websites at www.triarc.com/triarc/ir and www.wendysinvest.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

Triarc has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Triarc, and Wendy’s has supplied all such information relating to Wendy’s.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Innisfree M&A Incorporated, Triarc’s proxy solicitor, or Georgeson Inc., Wendy’s proxy solicitor, at the following addresses and telephone numbers:

501 Madison Avenue, 20th floor New York, NY 10022 Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833	199 Water Street, 26th Floor New York, NY 10038 Shareholders Call Toll-Free: (866) 346-1016 Banks and Brokers Call Collect: (212) 440-9800

If you are a stockholder of Triarc or Wendy’s and would like to request documents, please do so by  , 2008 to receive them before your annual or special meeting. If you request any documents from Triarc or Wendy’s, Triarc or Wendy’s will mail them to you by first class mail, or another equally prompt means, within one business day after Triarc or Wendy’s, as the case may be, receives your request.

This document is a prospectus of Triarc and is a joint proxy statement of Triarc and Wendy’s for the Triarc annual meeting and the Wendy’s special meeting. Neither Triarc nor Wendy’s has authorized anyone to give any information or make any representation about the merger or Triarc or Wendy’s that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Triarc or Wendy’s has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The certificate of incorporation of Triarc Companies, Inc. (“Triarc”), as amended to date (the “Triarc Charter”), provides indemnification to the extent not prohibited by Delaware law (including as such law may be amended in the future to be more favorable to directors and officers). Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”).

The Triarc Charter provides that its current and former officers and directors, and any person serving in any capacity at the request of Triarc for an Other Entity shall be entitled to such indemnification; however, the board of directors of Triarc (the “Triarc Board”) may specifically grant such indemnification to other persons in respect of service to Triarc or an Other Entity. The Triarc Charter specifies that any director or officer of Triarc serving in any capacity with a majority owned subsidiary or any employee benefit plan of Triarc or of any majority owned subsidiary shall be deemed to be doing so at the request of Triarc.

Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Section 145 further provides that to the extent that a director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested directors, by independent legal counsel or by the stockholders.

The Triarc Charter provides that expenses are to be advanced prior to the final disposition of a proceeding upon the receipt by Triarc of an undertaking, as if required by the DGCL, that the director or officer or other indemnified person will repay such advances if he or she is ultimately found not to be entitled to indemnification under the DGCL.

The Triarc Charter permits a person entitled to indemnity to bring an action in court to obtain such indemnity and provides that, in any such action, the court will not be bound by a decision of the Triarc Board, independent counsel or stockholders that such person is not entitled to indemnification. Such person is also indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification in any such proceeding. The Triarc Charter expressly provides that the right to indemnification thereunder is a contract right and, therefore, cannot be retroactively eliminated by a later stockholder vote, and is not an exclusive right and, therefore, Triarc may provide other indemnification, if appropriate.

Triarc also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by Triarc under the Triarc Charter, its bylaws, its directors’ and officers’ liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to Triarc pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee’s fraudulent, dishonest or willful misconduct; (iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Triarc Board, a majority of disinterested Triarc stockholders or by a final adjudication of a court of competent jurisdiction. In the event that Triarc undergoes a “Change of Control” (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by Triarc, which approval may not be unreasonably withheld. In certain circumstances, an indemnitee may require Triarc to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

As permitted by Section 102(b)(7) of the DGCL, the Triarc Charter includes a provision which eliminates the personal liability of a director to Triarc or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability (i) for the breach of a director’s duty of loyalty to Triarc and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

Finally, the Triarc Charter authorizes Triarc, as permitted by the DGCL, to purchase directors’ and officers’ liability insurance. Triarc carries directors’ and officers’ liability insurance covering losses up to specified amounts.

In addition, the by-laws of Triarc, as amended to date (the “Triarc By-Laws”), also provides indemnification to its directors and officers to the extent not prohibited by Delaware law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Triarc Charter, the Triarc By-Laws and the referenced indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description
2.1**

Agreement and Plan of Merger, by and among Triarc Companies, Inc., Green Merger Sub, Inc., and Wendy’s International, Inc., incorporated herein by reference to Exhibit 2.1 to Triarc’s Current Report on Form 8-K dated on April 23, 2008.

3.1**	Certificate of Incorporation of Triarc Companies, Inc., as currently in effect, incorporated herein by reference to Exhibit 3.1 to Triarc’s Current Report on Form 8-K dated June 9, 2004.
3.2**	Amended and Restated By-laws of Triarc Companies, Inc., as currently in effect, incorporated herein by reference to Exhibit 3.1 to Triarc’s Current Report on Form 8-K dated September 10, 2007.
5.1****	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Exhibit Number	Exhibit Description
8.1****	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8.2****	Opinion of Winston & Strawn LLP.
10.1**

Voting Agreement, dated as of April 23, 2008, by and among Triarc Companies Inc., Nelson Peltz, and Peter W. May, incorporated herein by reference to Exhibit 99.1 to Triarc’s Current Report on Form 8-K dated on April 23, 2008.

10.2**

Voting Agreement, dated as of April 23, 2008, by and among Wendy’s International Inc., Trian Partners Master Fund, L.P., Trian Partners GP, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P., and Trian Fund Management, L.P. incorporated herein by reference to Exhibit 10.1 to Wendy’s Current Report on form 8-K dated April 23, 2008.

23.1***	Consent of Deloitte & Touche LLP.
23.2***	Consent of Deloitte & Touche LLP.
23.3***	Consent of PricewaterhouseCoopers LLP.
23.4****	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1).
23.5****	Consent of Winston & Strawn LLP (included as part of Exhibit 8.1).
24.1*	Power of Attorney for Roland C. Smith.
24.2*	Powers of Attorney for Triarc Companies, Inc.
99.1****	Form of Proxy for Triarc Companies, Inc.
99.2****	Form of Proxy for Wendy’s International, Inc.
99.3*	Consent of Wachovia Capital Markets, LLC.
99.4***	Consent of Greenhill & Co., LLC.

*	Previously filed

**	Incorporated by reference herein

***	Filed herewith

****	To be filed by amendment

†

Pursuant to Item 601(h)(2) of Regulation SK, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

(c) Opinions

Opinion of Wachovia Capital Markets LLC, attached as Annex B to the joint proxy statement/prospectus.

Opinion of Greenhill & Co., LLC, attached as Annex C to the joint proxy statement/prospectus.

Item 22. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of July, 2008.

TRIARC COMPANIES, INC.

By:	/s/ STEPHEN E. HARE Stephen E. Hare Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Nelson Peltz	Chairman and Director	July 11, 2008
* Peter W. May	Vice Chairman and Director	July 11, 2008
* Roland C. Smith	Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2008
/s/ STEPHEN E. HARE Stephen E. Hare	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 11, 2008
* Steven B. Graham	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 11, 2008
* Hugh L. Carey	Director	July 11, 2008
* Clive Chajet	Director	July 11, 2008
* Edward P. Garden	Director	July 11, 2008
* Joseph A. Levato	Director	July 11, 2008
* David E. Schwab II	Director	July 11, 2008
* Raymond S. Troubh	Director	July 11, 2008
* Russell V. Umphenour	Director	July 11, 2008

Signature		Title	Date

* Jack G. Wasserman		Director	July 11, 2008
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1**

Agreement and Plan of Merger, by and among Triarc Companies, Inc., Green Merger Sub, Inc., and Wendy’s International, Inc., incorporated herein by reference to Exhibit 2.1 to Triarc’s Current Report on Form 8-K dated on April 23, 2008.

3.1**	Certificate of Incorporation of Triarc Companies, Inc., as currently in effect, incorporated herein by reference to Exhibit 3.1 to Triarc’s Current Report on Form 8-K dated June 9, 2004.
3.2**	Amended and Restated By-laws of Triarc Companies, Inc., as currently in effect, incorporated herein by reference to Exhibit 3.1 to Triarc’s Current Report on Form 8-K dated September 10, 2007.
5.1****	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8.1****	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8.2****	Opinion of Winston & Strawn LLP.
10.1**

Voting Agreement, dated as of April 23, 2008, by and among Triarc Companies Inc., Nelson Peltz, and Peter W. May, incorporated herein by reference to Exhibit 99.1 to Triarc’s Current Report on Form 8-K dated on April 23, 2008.

10.2**

Voting Agreement, dated as of April 23, 2008, by and among Wendy’s International Inc., Trian Partners Master Fund, L.P., Trian Partners GP, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P., and Trian Fund Management, L.P. incorporated herein by reference of Exhibit 10.1 to Wendy’s Current Report on form 8-K dated on April 23, 2008.

23.1***	Consent of Deloitte & Touche LLP.
23.2***	Consent of Deloitte & Touche LLP.
23.3***	Consent of PricewaterhouseCoopers LLP.
23.4****	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1).
23.5****	Consent of Winston & Strawn LLP (included as part of Exhibit 8.1).
24.1*	Power of Attorney for Roland C. Smith.
24.2*	Powers of Attorney for Triarc Companies, Inc.
99.1****	Form of Proxy for Triarc Companies, Inc.
99.2****	Form of Proxy for Wendy’s International, Inc.
99.3*	Consent of Wachovia Capital Markets, LLC.
99.4***	Consent of Greenhill & Co., LLC.

*	Previously filed

**	Incorporated by reference herein

***	Filed herewith

****	To be filed by amendment

†

Pursuant to Item 601(h)(2) of Regulation SK, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.